Filed pursuant to Rule 424(b)(3)
Registration No. 333-257912

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

REINVENT TECHNOLOGY PARTNERS Y

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

744,172,908 SHARES OF COMMON STOCK AND

12,218,750 REDEEMABLE WARRANTS

OF

REINVENT TECHNOLOGY PARTNERS Y

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN

THE STATE OF DELAWARE),

THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION,

WHICH WILL BE RENAMED “AURORA INNOVATION, INC.”

IN CONNECTION WITH THE MERGER DESCRIBED HEREIN

The transaction committee formed by the board of directors (the “Transaction Committee”) of Reinvent Technology Partners Y, a Cayman Islands exempted company (“RTPY” and, after the Domestication as described below, “Aurora Innovation”), has unanimously approved (1) the domestication of RTPY as a Delaware corporation (the “Domestication”); (2) the merger of RTPY Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of RTPY, with and into Aurora Innovation, Inc. (“Aurora”), a Delaware corporation (the “Merger” and, together with the Domestication, the “Business Combination”), with Aurora surviving the Merger as a wholly owned subsidiary of Aurora Innovation, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 14, 2021, by and among RTPY, Merger Sub and Aurora, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Merger, RTPY will change its name to “Aurora Innovation, Inc.”

RTPY formed the Transaction Committee, consisting of all of the members of the board of directors of RTPY other than Reid Hoffman and Karen Francis, to evaluate and make any decision on behalf of the full board of directors of RTPY with respect to the Business Combination with Aurora Innovation. Ms. Francis, who is also a director of TuSimple Holdings Inc., is not a member of the Transaction Committee, was not permitted to attend any sessions of the Transaction Committee, and has recused herself from discussions of the board of directors of RTPY about the Business Combination and voting on matters related to the Business Combination. Reid Hoffman, a non-voting observer on the board of directors of RTPY and a member of Aurora’s board of directors, was not a member of the Transaction Committee, was not permitted to attend any sessions of the Transaction Committee, and has recused himself from discussions and decisions of the board of directors of RTPY about the Business Combination. Mr. Hoffman also recused himself from discussions of the Aurora board of directors or management about the Business Combination and voting on matters related to the Business Combination.

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RTPY (the “RTPY Class A ordinary shares”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class A common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RTPY (the “RTPY Class B ordinary shares”), will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock (which shares are not being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part), (3) each then issued and outstanding warrant of RTPY (the “RTPY warrants”) will convert automatically into a warrant to acquire one share of Aurora Innovation Class A common stock (the “Aurora Innovation warrants”) pursuant to the Warrant Agreement, dated as of March 15, 2021 (the “Warrant Agreement”), between RTPY and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of RTPY (the “RTPY units”) will separate automatically into one share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant. Accordingly, this proxy statement/prospectus covers (1) 97,750,000 shares of Aurora Innovation Class A common stock to be issued in the Domestication and (2) 12,218,750 Aurora Innovation warrants to be issued in the Domestication.

At the effective time of the Merger, among other things, all outstanding shares of Aurora capital stock (after giving effect to the Pre-Closing Restructuring, as more fully described elsewhere in this proxy statement/prospectus), together with shares of Aurora common stock reserved in respect of Aurora Awards (as defined below) outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Aurora Innovation Class A common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 627,919,528 shares of Aurora Innovation Class A common stock (at a deemed value of $10.00 per share) and an aggregate of 484,548,115 shares of Aurora Innovation Class B common stock (at a deemed value of $10.00 per share), which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation Class A common stock, representing a pre-transaction equity value of Aurora of $11.0 billion. Specifically, after giving effect to the Pre-Closing Restructuring, (a) each share of Aurora common stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class A common stock equal to the quotient obtained by dividing (i) the number of shares Aurora Innovation common stock equal to the quotient obtained by dividing (x)$11.0 billion, representing the pre-transaction equity value of Aurora by (y) $10.00 (such quotient, the “Aggregate

Merger Consideration”) by (ii) the aggregate fully diluted number of shares of Aurora capital stock (the “Exchange Ratio”) and (b) each share of Aurora Class B Stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class B common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Aurora Awards is calculated assuming that all Aurora Innovation Options are net-settled (although Aurora Innovation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Aurora PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements or (ii) to Aurora employees, directors and consultants pursuant to the Aurora Innovation, Inc. 2021 Equity Incentive Plan, as more fully described elsewhere in this proxy statement/prospectus. The Aurora Innovation Class B common stock will have the same economic terms as the Aurora Innovation Class A common stock, but the Aurora Innovation Class B common stock will carry 10 votes per share while the Aurora Innovation Class A common stock will carry one vote per share.

With respect to Aurora equity awards granted under the Aurora Innovation, Inc. 2017 Equity Incentive Plan, the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan, and the OURS Technology Inc. 2017 Stock Incentive Plan, in each case, as amended (the “Aurora Incentive Plans”), all (i) options to purchase shares of Aurora common stock granted under the Aurora Incentive Plans (“Aurora Options”) and (ii) restricted stock units based on shares of Aurora common stock granted under the Aurora Incentive Plans (“Aurora RSU Awards”) outstanding as of immediately prior to the Merger (together, the “Aurora Awards”) will be converted into (a) options to purchase shares of Aurora Innovation Class A common stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time of the Merger, including with respect to vesting and termination-related provisions (“Aurora Innovation Options”) and (b) awards of restricted stock units based on shares of Aurora Innovation Class A common stock with substantially the same terms and conditions as were applicable to such Aurora RSU Award immediately prior to the effective time of the Merger, including with respect to vesting and termination-related provisions (“Aurora Innovation RSU Awards”), respectively. Accordingly, this proxy statement/prospectus also relates to the resale of 16,536,937 shares of Aurora Innovation Class A common stock received in settlement of the Aurora Innovation RSU Awards following the Merger (the “RSU Shares”), provided that the number of shares subject to the Aurora Innovation Options and Aurora Innovation RSU Awards and the exercise price of the Aurora Innovation Options will be adjusted based on the Exchange Ratio. The holders of the RSU Shares may from time to time sell, transfer or otherwise dispose of any or all of their RSU Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See “BCA Proposal—The Merger Agreement—Consideration—Treatment of Aurora Options and Restricted Stock Unit Awards.”

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTPY will own approximately 7.3% of outstanding Aurora Innovation common stock and have approximately 1.7% of the voting power, (2) existing stockholders of Aurora will own approximately 87.3% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Aurora PIPE Investors in the PIPE Investment) and have approximately 97.0% of the voting power, (3) the Aurora Founders will own approximately 18.4% of outstanding Aurora Innovation common stock and have approximately 43.0% of the total voting power, (4) the Sponsor, the Sponsor Related PIPE Investor and the current independent directors of RTPY will collectively own 2.4% of outstanding Aurora Innovation common stock and have approximately 0.6% of the voting power (assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested), and (5) the Third Party PIPE Investors will own approximately 3.0% of outstanding Aurora Innovation common stock and have approximately 0.7% of the voting power. These percentages assume (i) that no public shareholders of RTPY exercise their redemption rights in connection with the Merger, (ii) that Aurora Innovation issues, in respect of Aurora Awards outstanding as of immediately prior to the effective time of the Merger, an aggregate of 125,768,853 shares of Aurora Innovation Class A common stock and (iii) that Aurora Innovation issues 100,000,000 shares of Aurora Innovation Class A common stock to the PIPE Investors pursuant to the PIPE Investment. The Third Party PIPE Investors have agreed to purchase 40,150,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $401,500,000 of gross proceeds. The Sponsor Related PIPE Investor has agreed to purchase 7,500,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $75,000,000 of gross proceeds. The Aurora PIPE Investors have agreed to purchase 52,350,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $523,500,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by RTPY’s existing shareholders in Aurora Innovation will be different.

The RTPY units, RTPY Class A ordinary shares and RTPY warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “RTPYU,” “RTPY” and “RTPYW,” respectively. RTPY will apply for listing, to be effective at the time of the Business Combination, of Aurora Innovation Class A common stock and Aurora Innovation warrants on Nasdaq under the proposed symbols “AUR” and “AUROW,” respectively. It is a condition of the consummation of the Business Combination described above that RTPY receives confirmation from Nasdaq that the securities have been approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that RTPY will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of RTPY with detailed information about the proposed Merger and other matters to be considered at the extraordinary general meeting of shareholders of RTPY. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 29 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated October 8, 2021,

and is first being mailed to RTPY’s shareholders on or about October 12, 2021

REINVENT TECHNOLOGY PARTNERS Y

A Cayman Islands Exempted Company

(Company Number 366702)

215 Park Avenue, Floor 11

New York, New York 10003

Dear Reinvent Technology Partners Y Shareholders:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Reinvent Technology Partners Y, a Cayman Islands exempted company (“RTPY” and, after the Domestication, as described below, “Aurora Innovation”), to be held at 12:00 p.m. Eastern Time on November 2, 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned. While shareholders are encouraged to attend the meeting virtually, it is a requirement under Cayman Islands law for there to be a physical location of the meeting. The physical location of the meeting is the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001. You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities.

Only shareholders who held ordinary shares of RTPY at the close of business on September 30, 2021 (the “Record Date”) will be entitled to vote at the extraordinary general meeting and at any adjournments thereof.

At the extraordinary general meeting, RTPY shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2021 (as the same may be amended, the “Merger Agreement”), by and among RTPY, RTPY Merger Sub Inc. (“Merger Sub”) and Aurora Innovation, Inc. (“Aurora”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication as described below, the merger of Merger Sub with and into Aurora (the “Merger”), with Aurora surviving the Merger as a wholly owned subsidiary of RTPY, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, a transaction committee formed by the board of directors of RTPY (the “Transaction Committee”) has unanimously approved a change of RTPY’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in the accompanying proxy statement/prospectus, shareholders of RTPY will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, and effective upon the Domestication, RTPY will change its name to “Aurora Innovation, Inc.”

RTPY formed the Transaction Committee, consisting of all of the members of the board of directors of RTPY other than Reid Hoffman and Karen Francis, to evaluate and make any decision on behalf of the full board of directors of RTPY with respect to the Business Combination with Aurora Innovation. Ms. Francis, who is also a director of TuSimple Holdings Inc., is not a member of the Transaction Committee, was not permitted to attend any sessions of the Transaction Committee, and has recused herself from discussions of the board of directors of RTPY about the Business Combination and voting as a director on matters related to the Business Combination. Reid Hoffman, a non-voting observer on the board of directors of RTPY and a member of Aurora’s board of directors, was not a member of the Transaction Committee, was not permitted to attend any sessions of the Transaction Committee, and has recused himself from discussions and decisions of the board of directors of RTPY about the Business Combination. Mr. Hoffman also recused himself from discussions of the Aurora board of directors or management about the Business Combination and voting on matters related to the Business Combination.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RTPY (the “RTPY Class A ordinary shares”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class A common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RTPY (the “RTPY Class B ordinary shares”), will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock, (3) each then issued and outstanding warrant of RTPY (the “RTPY warrants”) will convert automatically into a warrant to acquire one share of Aurora Innovation Class A common stock (the “Aurora Innovation warrants”) pursuant to the Warrant Agreement, dated as of March 15, 2021 (the “Warrant Agreement”), between RTPY and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of RTPY (the “RTPY units”) will separate automatically into one share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant. As used herein, “public shares” shall mean the RTPY Class A ordinary shares (including those that underlie the RTPY units) that were registered pursuant to the Registration Statements on Form S-1 (333-253075) or the shares of Aurora Innovation Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication, as the context requires. For further details, see “Domestication Proposal.”

Shareholders of RTPY will also be asked to consider and vote upon (1) six separate proposals to approve material differences between RTPY’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Aurora Innovation (collectively, the “Organizational Documents Proposals”), (2) with respect to the holders of RTPY Class B ordinary shares only, a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of Aurora Innovation (the “Director Election Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (i) the issuance of Aurora Innovation Class A common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Aurora PIPE Investors, pursuant to the PIPE Investment and (b) the Aurora Stockholders pursuant to the Merger Agreement and (ii) the potential issuance of RTPY ordinary shares to the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor pursuant to the Sponsor Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the Aurora Innovation, Inc. 2021 Equity Incentive Plan (the “Incentive Award Plan Proposal”) and (5) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

At the effective time of the Merger (the “Closing”), among other things, all outstanding shares of Aurora capital stock, together with shares of Aurora common stock reserved in respect of Aurora Awards outstanding (after giving effect to the Pre-Closing Restructuring, as more fully described in the accompanying proxy statement/prospectus) as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation Class A common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 627,919,528 shares of Aurora Innovation Class A common stock (at a deemed value of $10.00 per share) and an aggregate of 484,548,115 shares of Aurora Innovation Class B common stock (at a deemed value of $10.00 per share), which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation Class A common stock, representing a pre-transaction equity value of Aurora of $11.0 billion (such total number of shares of Aurora Innovation common stock, the “Aggregate Merger Consideration”). Specifically, after giving effect to the Pre-Closing Restructuring, (a) each share of Aurora common stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class A common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Aurora capital stock (the “Exchange Ratio”) and (b) each share of Aurora Class B Stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class B common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Aurora Awards is calculated assuming that all Aurora Innovation Options are net-settled (although Aurora Innovation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Aurora PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements or (ii) to Aurora employees, directors and consultants pursuant to the Aurora Innovation, Inc. 2021 Equity Incentive Plan, as more fully described elsewhere in the accompanying proxy statement/prospectus.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Sponsor Agreement, (iii) the Registration Rights Agreement, (iv) the Lock-Up Agreements, (v) the PIPE Subscription Agreements and (vi) the Company Holders Support Agreements. For additional information, see “BCA Proposal—Related Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”), which excludes shares held by the Sponsor and the current independent directors of RTPY, may request that RTPY redeem all or a portion of such public shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely tenders its shares to Continental, RTPY’s transfer agent, Aurora Innovation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Aurora Innovation Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of RTPY—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Sponsor Support Agreement, dated as of July 14, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”) or the letter agreement, dated as of March 15, 2021, entered into by the Sponsor and RTPY’s directors and officers (the “Insider Letter”), as applicable, Reinvent Sponsor Y LLC, a Cayman Islands limited liability company and shareholder of RTPY (the “Sponsor”) and each director and officer of RTPY have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and RTPY’s directors collectively own 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem all or a portion of their public shares pursuant to the Cayman Constitutional Documents and after the payment of any (A) deferred underwriting commissions being held in the trust account and (B) transaction expenses of Aurora or RTPY (such amount, the “Trust Amount”), plus the PIPE Investment Amount (as defined in the accompanying proxy statement/prospectus), is at least equal to $1.5 billion (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”) and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500.0 million (the “Maximum Redemption Condition”). These conditions are for the sole benefit of Aurora. If either such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then Aurora may terminate the Merger Agreement and the proposed Business Combination may not be consummated. In addition, RTPY shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

RTPY is providing the accompanying proxy statement/prospectus and accompanying proxy card to RTPY’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by RTPY’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, you are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

After careful consideration, the RTPY Transaction Committee has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to RTPY’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the RTPY Transaction Committee, you should keep in mind that RTPY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires a special resolution under the Cayman Constitutional Documents and Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The approval of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTPY Class B ordinary shares are entitled to vote on the election of directors to the RTPY board of directors. Therefore, the approval of Director Election Proposal requires an ordinary resolution of the holders of the RTPY Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Pursuant to the Sponsor Support Agreement, the Sponsor and RTPY’s independent directors (other than Karen Francis, who has recused herself from discussions of RTPY’s board of directors about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination), as holders of all of the RTPY Class B ordinary shares (other than the 30,000 RTPY Class B ordinary shares owned by Ms. Francis), agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the holders of the RTPY Class B ordinary shares at the extraordinary general meeting.

Your vote is very important. Regardless of whether you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO RTPY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of RTPY’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/ Michael Thompson

Michael Thompson

Chief Executive Officer, Chief Financial Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated October 8, 2021 and is first being mailed to shareholders on or about October 12, 2021.

REINVENT TECHNOLOGY PARTNERS Y

A Cayman Islands Exempted Company

(Company Number 366702)

215 Park Avenue, Floor 11

New York, New York 10003

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON November 2, 2021

TO THE SHAREHOLDERS OF REINVENT TECHNOLOGY PARTNERS Y:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Reinvent Technology Partners Y, a Cayman Islands exempted company, company number 366702 (“we” or “RTPY”), will be held at 12:00 p.m., Eastern Time, on November 2, 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, and virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of July 14, 2021 (the “Merger Agreement”), by and among RTPY, RTPY Merger Sub Inc. (“Merger Sub”) and Aurora Innovation, Inc. (“Aurora”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Aurora (the “Merger”), with Aurora surviving the Merger as a wholly owned subsidiary of Aurora Innovation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (the “BCA Proposal”);

•

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution the change of RTPY’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•

Organizational Documents Proposals—to consider and vote upon the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between RTPY’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Reinvent Technology Partners Y (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), and the change of the name of RTPY to “Aurora Innovation, Inc.” in connection with the Business Combination (RTPY after the Domestication, including after such change of name, is referred to herein as “Aurora Innovation”):

(A)

Proposal No. 3—Organizational Documents Proposal A—to authorize the change in the authorized share capital of RTPY from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTPY Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTPY Preferred Shares”), to 50,000,000,000 shares of Class A common stock, par value $0.0001 per share, of Aurora Innovation, Inc. (the “Aurora Innovation Class A common stock”), 1,000,000,000 shares of Class B common stock, par value $0.0001 per share of Aurora Innovation, Inc. (the “Aurora Innovation Class B common stock” and, together with the Aurora

Innovation Class A common stock, the “Aurora Innovation common stock”) and 1,000,000,000 shares of preferred stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation preferred stock”) (“Organizational Documents Proposal A”);

(B)

Proposal No. 4—Organizational Documents Proposal B—to authorize the Aurora Innovation Board to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

(C)

Proposal No. 5—Organizational Documents Proposal C—to provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

(D)	Proposal No. 6—Organizational Documents Proposal D—to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation (“Organizational Documents Proposal D”);

(F)

Proposal No. 7—Organizational Documents Proposal E—to authorize a dual class common stock structure pursuant to which holders of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to Aurora Innovation stockholders entitled to vote (“Organizational Documents Proposal E”); and

(G)

Proposal No. 8—Organizational Documents Proposal F—to authorize all other changes in connection with the amendment and replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.,” (2) making Aurora Innovation’s corporate existence perpetual, (3) removing certain provisions related to RTPY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) being subject to the provisions of Section 203 of DGCL, all of which the board of directors of RTPY believes is necessary to adequately address the needs of Aurora Innovation after the Business Combination (“Organizational Documents Proposal F”); and

•

Proposal No. 9—The Director Election Proposal—with respect to the holders of RTPY Class B ordinary shares only, to consider and vote upon a proposal to approve by ordinary resolution the election of directors who, upon consummation of the Business Combination, will be the directors of Aurora Innovation (the “Director Election Proposal”);

•

Proposal No. 10—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (i) the issuance of Aurora Innovation Class A common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Aurora PIPE Investors, pursuant to the PIPE Investment and (b) the Aurora Stockholders pursuant to the Merger Agreement and (ii) the potential issuance of RTPY ordinary shares to the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor pursuant to the Sponsor Agreement (the “Stock Issuance Proposal”);

•

Proposal No. 11—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the Aurora Innovation, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Incentive Award Plan Proposal”); and

•

Proposal No. 12—The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of proposal Nos. 1 through 11 at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 11 (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

These items of business are described in the accompanying proxy statement/prospectus, which RTPY encourages you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on September 30, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and extraordinary general meeting proxy card is being provided to RTPY’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Regardless of whether you plan to attend the extraordinary general meeting, you are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

After careful consideration, the RTPY Transaction Committee has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to RTPY’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the RTPY Transaction Committee, you should keep in mind that RTPY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”) may request that RTPY redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

i.

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

ii.	submit a written request to Continental, RTPY’s transfer agent, that Aurora Innovation redeem all or a portion of your public shares for cash; and

iii.	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, RTPY’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely tenders its shares to Continental, RTPY’s transfer agent, Aurora Innovation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of RTPY’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Aurora Innovation Class A common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of RTPY—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Sponsor Support Agreement, dated as of July 14, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”) or the letter agreement, dated as of March 15, 2021, entered into by the Sponsor and RTPY’s directors and officers (the “Insider Letter”), as applicable, Reinvent Sponsor Y LLC, a Cayman Islands limited liability company and shareholder of RTPY (the “Sponsor”), and each director and officer of RTPY have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and RTPY’s directors collectively own 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem all or a portion of their public shares pursuant to the Cayman Constitutional Documents and after the payment of any (A) deferred underwriting commissions being held in the trust account and (B) transaction expenses of Aurora or RTPY (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined in the accompanying proxy statement/prospectus), is at least equal to $1.5 billion (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”) and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500.0 million (the “Maximum Redemption Condition”). These conditions are for the sole benefit of Aurora. If either such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then Aurora may terminate the Merger Agreement and the proposed Business Combination may not be consummated. In addition, RTPY shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires a special resolution under the Cayman Constitutional Documents and Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The approval of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTPY Class B ordinary shares are entitled to vote on the election of directors to the RTPY board of directors. Therefore, the approval of Director Election Proposal requires an ordinary resolution of the holders of the RTPY Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Pursuant to the Sponsor Support Agreement, or the Insider Letter, as applicable, the Sponsor and RTPY’s independent directors, as holders of all of the RTPY Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the holders of the RTPY Class B ordinary shares at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your extraordinary general meeting proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your extraordinary general meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may vote in person and your proxy will be revoked without further action being required.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, RTPY’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTPY.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Reinvent Technology Partners Y, October 8, 2021

/s/ Michael Thompson

Michael Thompson

Chief Executive Officer, Chief Financial Officer and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST

ACCOUNT AND TENDER YOUR SHARES TO RTPY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
MARKET AND INDUSTRY DATA	iii
SELECTED DEFINITIONS	iii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ix
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RTPY	xii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
COMPARATIVE PER SHARE DATA	26
MARKET PRICE AND DIVIDEND INFORMATION	28
RISK FACTORS	29
EXTRAORDINARY GENERAL MEETING OF RTPY	81
BCA PROPOSAL	89
DOMESTICATION PROPOSAL	149
ORGANIZATIONAL DOCUMENTS PROPOSALS	152
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	155
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF AURORA INNOVATION AT THE AURORA INNOVATION BOARD’S SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	157
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS	158
ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING ADOPTION OF DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN STOCKHOLDER LITIGATION	160
ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL ESTABLISHING DUAL CLASS STOCK	162
ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	164
DIRECTOR ELECTION PROPOSAL	167
STOCK ISSUANCE PROPOSAL	169
INCENTIVE AWARD PLAN PROPOSAL	171
ADJOURNMENT PROPOSAL	180
U.S. FEDERAL INCOME TAX CONSIDERATIONS	181
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	192
INFORMATION ABOUT RTPY	213
RTPY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	224
INFORMATION ABOUT AURORA	230
AURORA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	250
MANAGEMENT OF AURORA INNOVATION FOLLOWING THE BUSINESS COMBINATION	264
EXECUTIVE COMPENSATION	271
BENEFICIAL OWNERSHIP OF SECURITIES	282
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	287
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	295
DESCRIPTION OF AURORA INNOVATION SECURITIES	298
SECURITIES ACT RESTRICTIONS ON RESALE OF AURORA INNOVATION SECURITIES	307
STOCKHOLDER PROPOSALS AND NOMINATIONS	308

i

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning RTPY, without charge, by written request to Secretary at Reinvent Technology Partners Y, 215 Park Avenue, Floor 11, New York, New York 10003, or by telephone request at (212) 457-1272; or Morrow Sodali LLC, RTPY’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTPY.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for RTPY’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of RTPY to be held on November 2, 2021, you must request the information no later than October 15, 2021, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. RTPY does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, including from the American Automobile Association, American Transportation Research Institute, American Trucking Association, Armstrong & Associates, National Highway Traffic Safety Administration, RAND Corporation, Pitney Bowes, Department of Transportation, Department of Commerce, Bureau of Labor Statistics, Federal Highway Administration and the World Health Organization, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report is as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2017 Plan” are to the Aurora 2017 Equity Incentive Plan;

•	“2021 Plan” are to the Aurora Innovation, Inc. 2021 Equity Incentive Plan attached to this proxy statement/prospectus as Annex E;

•

“Aggregate Merger Consideration” are to the number of shares of Aurora Innovation common stock equal to the quotient obtained by dividing (i) $11.0 billion, representing the pre-transaction equity value of Aurora, by (ii) $10.00;

•	“Allen & Co.” are to Allen & Company LLC;

•	“Ancillary Agreements” are to the Sponsor Support Agreement, the Written Consent, the Confidentiality Agreement and the Sponsor Agreement, collectively;

•	“Apparate” are to Apparate USA LLC, formerly a subsidiary of Uber Technologies Inc., which was acquired by Aurora on January 19, 2021;

•	“Aurora” are to Aurora Innovation, Inc. prior to the Business Combination;

•	“Aurora Awards” are to Aurora Options and Aurora RSU Awards;

•	“Aurora B stock” are to shares of Aurora B stock, par value $0.0001 per share;

•	“Aurora capital stock” are to shares of Aurora common stock and Aurora B stock;

•	“Aurora common stock” are to shares of Aurora common stock, par value $0.0001 per share;

•

“Aurora Equityholder Approval” are to the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by the affirmative vote or written consent of the holders of at least (i) a majority of all of the outstanding shares of Aurora capital stock and Aurora preferred stock, voting together as a single class, (ii) a majority of all of the outstanding shares of Aurora preferred stock, voting together as a single class on an as-converted basis, (iii) a majority of all of the outstanding shares of Series A preferred stock of Aurora, voting as a separate class and (iv) a majority of all of the outstanding shares of Series B preferred stock of Aurora, voting as a separate class;

•	“Aurora Founders” are to Chris Urmson, Sterling Anderson and James Andrew (Drew) Bagnell;

•

“Aurora Incentive Plans” are to the Aurora Innovation, Inc. 2017 Equity Incentive Plan, the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan, and the OURS Technology Inc. 2017 Stock Incentive Plan, in each case, as amended;

•	“Aurora Innovation” are to RTPY after the Domestication and its name change from Reinvent Technology Partners Y to Aurora Innovation, Inc.;

•	“Aurora Innovation Board” are to the board of directors of Aurora Innovation;

•	“Aurora Innovation Class A common stock” are to shares of Aurora Innovation Class A common stock, par value $0.0001 per share, which will be entitled to one vote per share;

•	“Aurora Innovation Class B common stock” are to shares of Aurora Innovation Class B common stock, par value $0.0001 per share, which will be entitled to 10 votes per share;

•	“Aurora Innovation common stock” are to shares of Aurora Innovation Class A common stock and Aurora Innovation Class B common stock;

•	“Aurora Innovation Options” are to options to purchase shares of Aurora Innovation Class A common stock;

•	“Aurora Innovation RSU Awards” are to awards of restricted stock units based on shares of Aurora Innovation Class A common stock;

•

“Aurora Liquidity Event Vesting RSUs” are to the portion of each Aurora RSU award that is outstanding and shall vest at the effective time of the Merger satisfying the “Liquidity Event Requirement” as defined in the restricted stock unit award agreement under the 2017 Plan;

•	“Aurora Options” are to options to purchase shares of Aurora common stock granted under the Aurora Incentive Plans;

•

“Aurora PIPE Investor” are to a PIPE Investor that is a holder of shares of Aurora capital stock or securities exercisable for or convertible into Aurora capital stock as of the date of the Merger Agreement and not a Sponsor Related PIPE Investor;

•

“Aurora preferred stock” are to the Series Seed 1 preferred stock, Series Seed 2 preferred stock, Series A preferred stock, Series B preferred stock, Series B-1 preferred stock, Series U-1 preferred stock and Series U-2 preferred stock of Aurora;

•	“Aurora Restricted Stock” are to shares of Aurora common stock, which are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code).

•	“Aurora RSU Awards” are to awards of restricted stock units based on shares of Aurora common stock granted under the Aurora Incentive Plans;

•	“Aurora Stockholders” are to the stockholders of Aurora and holders of Aurora Awards prior to the Business Combination;

•	“Available Cash” are to the amount as calculated by adding the Trust Amount and the PIPE Investment Amount;

•	“Blackmore” are to Blackmore Sensors & Analytics, Inc.;

•	“Business Combination” are to the Domestication together with the Merger;

•

“Cayman Constitutional Documents” are to RTPY’s Amended and Restated Memorandum of Association (the “Existing Memorandum”) and RTPY’s Amended and Restated Articles of Association (the “Existing Articles”), each as amended from time to time;

•	“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (2021 Revision), as amended and revised;

•	“CCC” are to the California Corporations Code.

•	“Closing” are to the closing of the Business Combination;

•	“Code” are to the United States Internal Revenue Code of 1986, as amended;

•	“Company,” “we,” “us” and “our” are to RTPY prior to the Domestication and to Aurora Innovation after the Domestication, including after its change of name to Aurora Innovation, Inc.;

•

“Company Holders Support Agreements” are to the Voting and Support Agreements, dated as of July 14, 2021, by and among RTPY, the Merger Sub and each Stockholder (as defined therein), as amended and modified from time to time;

•

“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, and the Incentive Award Plan Proposal, collectively;

•	“Confidentiality Agreement” are to the Mutual Nondisclosure Agreement, dated as of March 18, 2021, between RTPY and Aurora;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DENSO” are to DENSO International America, Inc.;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Reinvent Technology Partners Y as a corporation incorporated in the State of Delaware;

v

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” are to the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the aggregate fully diluted number of shares of Aurora common stock issued and outstanding immediately prior to the Merger (which is (i) the aggregate number of shares of Aurora common stock (A) issued and outstanding immediately prior to the Merger, (B) issuable upon the conversion of the Aurora preferred stock immediately prior to the Merger in accordance with Aurora’s organizational documents, (C) issuable upon, or subject to, the exercise of Aurora Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Merger, and (D) subject to Aurora RSU Awards (whether or not then vested) that are outstanding immediately prior to the Merger, minus (ii) a number of shares of Aurora common stock equal to (x) the aggregate exercise price of the Aurora Options described in clause (C) above divided by (y) the Per Share Merger Consideration);

•	“GAAP” are to accounting principles generally accepted in the United States;

•	“Goldman Sachs” means Goldman Sachs & Co. LLC;

•	“Houlihan Lokey” are to Houlihan Lokey Capital, Inc.;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to RTPY’s initial public offering that was consummated on March 18, 2021;

•	“Insider Letter” are to a letter agreement, dated as of March 15, 2021, entered into by the Sponsor and RTPY’s directors and officers in connection with RTPY’s initial public offering.

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-253075) filed by RTPY in connection with its initial public offering, which became effective on March 18, 2021;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•

“Leased Real Property” are to all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries in excess of 30,000 rentable square feet (but not including non-exclusive licenses or similar shared use and/or occupancy arrangements);

•

“Liquidation Date” are to March 18, 2023 (or June 18, 2023 if RTPY has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or, if such date is extended at a duly called extraordinary general meeting, such later date);

•	“Maximum Cash Condition” are to the amount of redemption obligations to RTPY’s public shareholders not exceeding $500 million;

•	“Merger” are to the merger of Merger Sub with and into Aurora, with Aurora surviving the merger as a wholly owned subsidiary of Aurora Innovation;

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of July 14, 2021, by and among RTPY, Merger Sub and Aurora, as amended and modified from time to time;

•	“Merger Sub” are to RTPY Merger Sub Inc.;

•	“Morgan Stanley” are to Morgan Stanley & Co LLC;

•	“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, in the aggregate, being equal to or greater than $1.5 billion;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“ordinary shares” are to the RTPY Class A ordinary shares and the RTPY Class B ordinary shares, collectively;

•	“PACCAR” are to PACCAR Inc;

•	“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of Aurora Innovation Class A common stock by the PIPE Investors in a private placement for the PIPE Investment Amount;

•

“PIPE Investment Amount” are to the aggregate gross purchase price actually received by RTPY prior to or substantially concurrently with Closing for the shares in the PIPE Investment, estimated to be at least $1,000,000,000;

•	“PIPE Investors” are to those certain third-party investors, Aurora Stockholders and affiliates of the Sponsor participating in the PIPE Investment;

•	“PIPE Shares” are to the shares of Aurora Innovation Class A common stock to be issued to PIPE Investors in connection with the PIPE Investment;

•	“Pre-Closing Restructuring” are to the Conversion Amendment, Preferred Stock Conversion, and the Exchange, in each case as set forth in the Merger Agreement.

•

“private placement warrants” are to the RTPY private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Aurora Innovation issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of Aurora Innovation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex D;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Aurora Innovation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in RTPY’s initial public offering or acquired in the secondary market;

•

“public shares” are to the RTPY Class A ordinary shares (including those that underlie the units) that were offered and sold by RTPY in its initial public offering and registered pursuant to the IPO registration statement or the shares of Aurora Innovation Class A common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•

“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by RTPY in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Aurora Innovation issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•	“Registration Statement” are to the registration statement of which this proxy statement/prospectus forms a part;

•	“Reinvent Capital” are to Reinvent Capital LLC;

•	“RTP” are to Reinvent Technology Partners, now known as Joby Aviation, Inc.

•	“RTPY” are to Reinvent Technology Partners Y prior to the Domestication;

•	“RTPY Board” are to the board of directors of RTPY;

•	“RTPY Class A ordinary shares” are to RTPY’s Class A ordinary shares, par value $0.0001 per share;

•	“RTPY Class B ordinary shares” are to RTPY’s Class B ordinary shares, par value $0.0001 per share;

•	“RTPY Founder Shares” are to the RTPY Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering;

•	“RTPY ordinary shares” are to RTPY Class A ordinary shares and RTPY Class B ordinary shares;

•

“RTPY Transaction Committee” are to the RTPY formed transaction committee, consisting of all of the members of the RTPY Board other than Karen Francis, to evaluate and make any decision on behalf of the full RTPY Board with respect to the Business Combination with Aurora Innovation. Additionally, Reid Hoffman, a non-voting observer on the RTPY Board and a member of Aurora’s board of directors, was not a member of the RTPY Transaction Committee;

•

“RTPY units” and “units” are to the units of RTPY, each unit representing one RTPY Class A ordinary share and one-eighth of one redeemable warrant to acquire one RTPY Class A ordinary share, that were offered and sold by RTPY in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•	“RTPZ” are to Reinvent Technology Partners Z, now known as Hippo Holdings Inc.

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Skadden” are to Skadden, Arps, Slate, Meagher & Flom LLP;

•	“Sponsor” are to Reinvent Sponsor Y LLC, a Cayman Islands limited liability company;

•

“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of July 14, 2021, by and among the Sponsor, RTPY and Aurora, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex F;

•	“Sponsor Related PIPE Investor” are to Reinvent Technology SPV II LLC, which is a special purpose vehicle formed solely to invest in the PIPE Investment;

•

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of July 14, 2021, by and among the Sponsor, RTPY, the directors and officers of RTPY, and Aurora, as amended and modified from time to time;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•	“Super 8-K” are to the Current Report on Form 8-K to be filed in accordance with the requirements of the Exchange Act and in connection with the transactions contemplated by the Merger Agreement;

•	“Third Party PIPE Investors” are to those certain third-party investors participating in the PIPE Investment;

•	“Toyota” are to Toyota Motor North America, Inc.;

•	“Transaction Proposals” are to the Condition Precedent Proposals and the Adjournment Proposal (if necessary), collectively;

•

“Treasury Regulations” are to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

•	“trust account” are to the trust account established at the consummation of RTPY’s initial public offering at Morgan Stanley and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated March 15, 2021, by and between RTPY and Continental, as trustee;

•

“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their redemption rights and after payment of any (x) deferred underwriting commissions being held in the trust account and (y) Aurora transaction expenses or RTPY transaction expenses;

•	“Uber” are to Uber Technologies, Inc;

•	“Volvo” are to Volvo Group;

•

“VWAP” are to, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the RTPY Board;

•	“Warrant Agreement” are to the Warrant Agreement, dated as of March 15, 2021, by and between RTPY and Continental, as warrant agent; and

•	“warrants or RTPY warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to RTPY Class A ordinary shares, shares of Aurora Innovation Class A common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the proposed Business Combination, of RTPY. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When RTPY discusses its strategies or plans, including as they relate to the proposed Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, RTPY’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	RTPY’s ability to complete the Business Combination or, if RTPY does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of RTPY and Aurora, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the HSR Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq the Aurora Innovation Class A common stock to be issued in connection with the Merger, (v) that RTPY have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•	the completion of the Pre-Closing Restructuring as set forth in the Merger Agreement;

•

that the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem their RTPY Class A ordinary shares pursuant to the Cayman Constitutional Documents and after the payment of any (A) deferred underwriting commissions being held in the trust account and (B) transaction expenses of Aurora or RTPY, plus the PIPE Investment Amount, is at least equal to the Minimum Available Cash Amount;

•	the absence of an Aurora Material Adverse Effect (as defined in this proxy statement/prospectus);

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, including but not limited to assumptions around vehicle miles traveled, market penetration and pricing;

•	our estimated total addressable market, the market for autonomous vehicles, and our market position;

•	the ability to obtain or maintain the listing of Aurora Innovation Class A common stock and Aurora Innovation warrants on Nasdaq following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our ability to effectively manage our growth and future expenses;

•	the sufficiency of our cash and cash equivalents to meet our operating requirements;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	RTPY officers and directors allocating their time to other businesses and potentially having conflicts of interest with RTPY’s business or in approving the Business Combination;

x

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	our ability to successfully collaborate with business partners;

•	our ability to obtain, maintain, protect, and enforce our intellectual property;

•	the impact of the COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Before any RTPY shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RTPY

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to RTPY’s shareholders. RTPY urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 12:00 p.m., Eastern Time on November 2, 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021. You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually. To participate in the extraordinary general meeting, visit https://www.cstproxy.com/reinventtechnologypartnersy/2021 and enter the control number included on the extraordinary general meeting proxy card. You may register for the meeting as early 9:00 a.m., Eastern Time, on October 15, 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

RTPY shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Aurora, with Aurora surviving the merger as a wholly owned subsidiary of Aurora Innovation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “Information about Aurora” for more detail about Aurora. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety. See the section entitled “BCA Proposal” for more detail.

As a condition to the Merger, RTPY will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which RTPY’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding RTPY Class A ordinary share will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock; (2) each of the then issued and outstanding RTPY Class B ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock; (3) each then issued and outstanding RTPY warrant will convert automatically into one Aurora Innovation warrant, pursuant to the Warrant Agreement; and (4) each then issued and outstanding RTPY unit will separate automatically into one share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant. See “Domestication Proposal” for additional information.

Shareholders of RTPY will also be asked to consider and vote upon certain other proposals at the extraordinary general meeting, including proposals to approve material differences between RTPY’s Amended and Restated Memorandum and Articles of Association (the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Aurora Innovation (the “Proposed Organizational Documents”). Please see “What amendments will be made to the current constitutional documents of RTPY?” and “What proposals are shareholders of RTPY being asked to vote upon?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF RTPY AND AURORA, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of RTPY being asked to vote upon?

A:	At the extraordinary general meeting, RTPY is asking holders of RTPY ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement (the “BCA Proposal”);

•	a proposal to approve by special resolution the Domestication (the “Domestication Proposal”);

•

the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of RTPY from (i) 500,000,000 RTPY Class A ordinary shares, 50,000,000 RTPY Class B ordinary shares and 5,000,000 preferred shares, each par value $0.0001 per share, to (ii) 50,000,000,000 shares of Aurora Innovation Class A common stock, 1,000,000,000 shares of Aurora Innovation Class B common stock and 1,000,000,000 shares of Aurora Innovation preferred stock;

•

to authorize Aurora Innovation Board to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL;

•	to divide the Aurora Innovation Board into three classes with only one class of directors being elected in each year and each class serving a three-year term;

•	to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

•

to authorize a dual class common stock structure pursuant to which holders of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to Aurora Innovation stockholders entitled to vote; and

•

to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.,” (2) making Aurora Innovation’s corporate existence perpetual, (3) removing certain provisions related to RTPY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) being subject to the provisions of Section 203 of DGCL, all of which the RTPY Board believes is necessary to adequately address the needs of Aurora Innovation after the Business Combination;

•

a proposal to approve by ordinary resolution of the RTPY Class B ordinary shares the election of directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of Aurora Innovation (the “Director Election Proposal”);

•

a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (i) the issuance of Aurora Innovation Class A common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Aurora PIPE Investors, pursuant to the PIPE Investment and (b) the Aurora Innovation stockholders pursuant to the Merger Agreement and (ii) the potential issuance of RTPY ordinary shares to the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor pursuant to the Sponsor Agreement (the “Stock Issuance Proposal”);

•

a proposal to approve by ordinary resolution the Aurora Innovation, Inc. 2021 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (the “Incentive Award Plan Proposal”); and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

If RTPY’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated by Aurora and the Business Combination may not be consummated. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” and “Adjournment Proposal.”

RTPY will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of RTPY should read it carefully.

After careful consideration, the RTPY Board has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are in the best interests of RTPY and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is RTPY proposing the Business Combination?

A:	RTPY was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Aurora and the industry in which it operates, including the financial and other information provided by Aurora in the course of RTPY’s due diligence investigations, the RTPY Transaction Committee believes that the Business Combination with Aurora is in the best interests of RTPY and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal—The RTPY Transaction Committee’s Reasons for the Business Combination” for additional information.

Although the RTPY Transaction Committee believes that the Business Combination with Aurora presents a unique business combination opportunity and is in the best interests of RTPY and its shareholders, the RTPY Transaction Committee did consider the following potentially material negative factors in arriving at that conclusion:

•

Potential Inability to Complete the Merger. The RTPY Transaction Committee considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTPY if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTPY does not obtain shareholder approval at the extraordinary general meeting, RTPY is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) January 5, 2022, which is three business days prior to January 10, 2022, the date on which the Merger Agreement may be terminated if RTPY has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than three business days prior to such date). This could limit RTPY’s ability to seek an alternative business combination that RTPY shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTPY from soliciting other initial business combination proposals, which restricts RTPY’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTPY Transaction Committee considered the risk that the current public shareholders of RTPY would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Aurora following the consummation of the Business Combination and potentially requiring Aurora to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions and the payment of deferred underwriting commissions or transaction expenses of RTPY or Aurora), together with the PIPE Investment Amount, is equal to or exceeds $1.5 billion, in order for the Business Combination to be consummated. As of June 30, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $977,543,775, invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Aurora’s Business Risks. The RTPY Transaction Committee considered that RTPY shareholders would be subject to the execution risks associated with Aurora Innovation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTPY prior to the Closing. In this regard, the RTPY Transaction Committee considered that there were risks associated with successful implementation of Aurora Innovation’s long term business plan and strategy and Aurora Innovation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements in the automotive industry and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. Aurora’s service is not yet commercialized, RTPY has identified numerous challenges throughout its diligence in order for such service to be commercialized, and there is no guarantee that Aurora’s service will be commercialized. In addition, Aurora has incurred net losses from operations since inception. The RTPY Transaction Committee considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTPY shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Post-Business Combination Corporate Governance. The RTPY Transaction Committee considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of Aurora Innovation following the Closing. In particular, the RTPY Transaction Committee considered the issuance of the Aurora Innovation Class B common stock, which will be entitled to cast ten votes per share on each matter properly submitted to the Aurora Innovation stockholders entitled to vote, and the impact on the future governance of Aurora Innovation. Given that the existing stockholders of Aurora will collectively control shares representing a majority of Aurora Innovation’s outstanding shares of common stock upon completion of the Business Combination, and that the Aurora Innovation Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Aurora may be able to elect future directors and make other decisions (including approving certain transactions involving Aurora Innovation and other corporate actions) without the consent or approval of any of RTPY’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the Aurora Innovation Board for the first and second terms of the Class III directors. The RTPY Transaction Committee was aware that such right is not generally available to shareholders of RTPY, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

•

Limitations of Review. RTPY’s management and RTPY’s outside advisors and legal counsel reviewed only certain materials in connection with their due diligence review of Aurora and its business. Accordingly, the RTPY Transaction Committee considered that RTPY may not have properly valued such business.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Aurora. The RTPY Transaction Committee considered that the terms of the Merger Agreement provide that RTPY will not have any surviving remedies against Aurora after the Closing to recover for losses as a result of any inaccuracies or breaches of the Aurora representations, warranties or covenants set forth in the Merger Agreement. As a result, RTPY shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Aurora prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTPY Transaction Committee determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Aurora will be the majority stockholders in Aurora Innovation.

•

Litigation. The RTPY Transaction Committee considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTPY Transaction Committee considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The RTPY Transaction Committee considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Aurora’s business.

In addition to considering the factors described above, the RTPY Transaction Committee also considered other factors, including, without limitation:

•

Interests of RTPY’s Directors and Executive Officers. The RTPY Transaction Committee considered the potential additional or different interests of RTPY’s directors and executive officers, as described in the section entitled “—Interests of RTPY’s Directors and Executive Officers in the

Business Combination.” However, the RTPY Transaction Committee concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for RTPY’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTPY with any other target business or businesses, (iii) a significant portion of the consideration to RTPY’s directors and executive officers was structured to be realized based on the future performance of the Aurora Innovation common stock and (iv) actions have been taken to mitigate the potentially disparate interests, including the formation of the RTPY Transaction Committee, the engagement of independent financial advisors and the delivery of the fairness opinion. The RTPY Transaction Committee independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•

Roles of Goldman Sachs and Houlihan Lokey. The RTPY Transaction Committee considered the fact that Goldman Sachs would be paid pursuant to its engagement letters with RTPY in its roles as financial advisor to RTPY in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and the fact that Houlihan Lokey would be paid pursuant to its engagement letter with the RTPY Transaction Committee in its role as financial advisor to the RTPY Transaction Committee in connection with the Business Combination.

•

Other Risk Factors. The RTPY Transaction Committee considered various other risk factors associated with the business of Aurora or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

These factors are discussed in greater detail in the section entitled “BCA Proposal—The RTPY Transaction Committee’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Our Technology, Business Model and Industry.”

Q:	What will Aurora Stockholders receive in return for the Business Combination?

A:

At the effective time of the Merger, among other things, all outstanding shares of Aurora capital stock (after giving effect to the Pre-Closing Restructuring, as more fully described elsewhere in this proxy statement/prospectus), together with shares of Aurora common stock reserved in respect of Aurora Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Aurora Innovation Class A common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 627,919,528 shares of Aurora Innovation Class A common stock (at a deemed value of $10.00 per share) and 484,548,115 shares of Aurora Innovation Class B common stock (at a deemed value of $10.00 per share), which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation Class A common stock, representing a pre-transaction equity value of Aurora of $11.0 billion (such total number of shares of Aurora Innovation common stock, the “Aggregate Merger Consideration”). Specifically, after giving effect to the Pre-Closing Restructuring, (a) each share of Aurora common stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class A common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Aurora capital stock (the “Exchange Ratio”) and (b) each share of Aurora Class B Stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class B common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Aurora Awards is calculated assuming that all Aurora Innovation Options are net-settled (although Aurora Innovation Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the Aurora PIPE Investors pursuant to the PIPE Investment, which may be made under the terms of the respective Subscription Agreements or (ii) to Aurora employees, directors and consultants pursuant to the Aurora Innovation, Inc. 2021 Equity Incentive Plan, as more fully described elsewhere in this proxy statement/prospectus. For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Q:	What is the value of the consideration to be received in the Merger?

A:

The exact value of the consideration to be received by holders of equity interests of Aurora at the Closing will depend on the price of RTPY ordinary shares as of such time and the aggregate fully diluted number of shares of Aurora common stock as of such time, and will not be known with certainty until the Closing.

For informational purposes only, assuming (i) a purchase price of $11.0 billion, (ii) aggregate fully diluted number of shares of Aurora capital stock as of Closing of 507,955,098 (and a resulting Exchange Ratio of approximately 2.1655) and (iii) a market price of RTPY ordinary shares of $9.93 per share (based on the closing price of RTPY ordinary shares on Nasdaq on October 4, 2021), if the Closing had occurred on October 4, 2021, then, giving effect to the Domestication, each share of Aurora capital stock would have been cancelled and converted into the right to receive 1,112,467,643 shares of Aurora Innovation common stock with an aggregate market value (based on the market price of RTPY ordinary shares as of such date) of approximately $11.0 billion.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The actual Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The aggregate fully diluted number of shares of Aurora capital stock as of Closing, and the market price of RTPY ordinary shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Exchange Ratio and the value of the consideration to be received by holders of equity interests in Aurora being more or less than the amounts reflected above. We urge you to obtain current market quotations for RTPY ordinary shares.

The 97,750,000 shares of Aurora Innovation Class A common stock into which the 97,750,000 RTPY Class A ordinary shares collectively held by RTPY’s public shareholders will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $970.66 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 12,218,750 Aurora Innovation warrants into which the 12,218,750 public warrants will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $17.72 million (including approximately $7.19 million for 4,961,603 Aurora Innovation warrants that may be retained by redeeming shareholders assuming maximum redemptions, as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” (the “Maximum Redemption Scenario”), based upon the closing price of $1.45 per warrant on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the above assumed prices, the aggregate value RTPY public shareholders and public warrant holders will receive with the Business Combination and related transactions is approximately $988.37 million. Assuming there is no forfeiture pursuant to the Sponsor Agreement, the 24,317,500 shares of Aurora Innovation Class A common stock into which the 24,317,500 RTPY Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $241.47 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 120,000 shares of Aurora Innovation Class A common stock into which the 120,000 RTPY Founder Shares held by RTPY’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.19 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 8,900,000 Aurora Innovation warrants into which the 8,900,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $12.91 million based upon the closing price of $1.45 per warrant on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investor has subscribed for at least $75.0 million of the PIPE Investment, for which they will receive 7,500,000 shares of Aurora Innovation Class A common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $74.48 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the current price, the aggregate value Sponsor and Sponsor Related PIPE Investor will receive with the Business Combination and related transactions is approximately $328.85 million, of which approximately $241.47 million will be subject to a lock-up and price vesting (assuming there is no forfeiture pursuant to the Sponsor Agreement).

Q:	What equity stake and voting power will current RTPY shareholders and Aurora Stockholders hold in Aurora Innovation immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 122,187,500 ordinary shares issued and outstanding, which includes the 24,437,500 RTPY Founder Shares held by the Sponsor and RTPY’s independent directors and 97,750,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,118,750 warrants, which includes the 8,900,000 private placement warrants held by the Sponsor and 12,218,750 public warrants. Each whole warrant entitles the holder thereof to purchase one RTPY Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Aurora Innovation Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the RTPY fully diluted share capital would be 143,306,250.

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTPY will own approximately 7.3% of outstanding Aurora Innovation common stock and have approximately 1.7% of the voting power, (2) existing stockholders of Aurora will own approximately 87.3% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Aurora PIPE Investors in the PIPE Investment) and have approximately 97.0% of the voting power, (3) the Aurora Founders will own approximately 18.4% of outstanding Aurora Innovation common stock and have approximately 43.0% of the total voting power, (4) the Sponsor and related parties and the current independent directors of RTPY will collectively own 2.4% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Sponsor Related PIPE Investor in the PIPE Investment) and have approximately 0.6% of the voting power (assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested), and (5) the Third Party PIPE Investors will own approximately 3.0% of outstanding Aurora Innovation common stock and have approximately 0.7% of the voting power. These percentages assume (i) that no public shareholders of RTPY exercise their redemption rights in connection with the Merger, (ii) that Aurora Innovation issues, in respect of Aurora Awards outstanding as of immediately prior to the effective time of the Merger, an aggregate of 125,751,140 shares of Aurora Innovation Class A common stock and (iii) that Aurora Innovation issues 100,000,000 shares of Aurora Innovation Class A common stock to the PIPE Investors pursuant to the PIPE Investment. The Third Party PIPE Investors have agreed to purchase 40,150,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $401,500,000 of gross proceeds. The Sponsor Related PIPE Investor has agreed to purchase 7,500,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $75,000,000 of gross proceeds. The Aurora PIPE Investors have agreed to purchase 52,350,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $523,500,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by RTPY’s existing shareholders in Aurora Innovation will be different.

The following table illustrates varying ownership levels and voting power in RTPY before, and Aurora Innovation immediately following, the consummation of the Business Combination based on the assumptions above.

	Share Ownership and Voting Power
	Pre-Business Combination (RTPY)			Post-Business Combination			Post-Business Combination
				No Redemption (Aurora Innovation)			Maximum Redemption(1)(4) (Aurora Innovation)
	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power
Aurora Stockholders(2)	—	—	—	1,164,817,643	87.3%	97.0%	1,164,817,643	90.6%	97.9%
RTPY’s public shareholders	97,750,000	80.0%	80.0%	97,750,000	7.3%	1.7%	58,057,172	4.5%	1.0%
Sponsor, Sponsor Related PIPE Investor and RTPY independent directors(3)	24,437,500	20.0%	20.0%	31,937,500	2.4%	0.6%	22,767,047	1.8%	0.4%
Third Party PIPE Investors	—	—	—	40,150,000	3.0%	0.7%	40,150,000	3.1%	0.7%

Total	122,187,500	100.0%	100.0%	1,334,655,143	100.0%	100.0%	1,285,791,862	100.0%	100.0%

(1)

Assumes additional redemptions of 39.7 million Class A ordinary shares of RTPY in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021.

(2)

Includes (a) 986,716,503 shares expected to be issued to existing Aurora common and preferred shareholders, (b) 88,125,731 shares reserved for the potential future issuance of Aurora Innovation Class A common stock upon the exercise of Aurora Innovation Options, (c) 37,625,409 shares reserved for the potential future issuance of Aurora Innovation Class A common stock upon the settlement of Aurora Innovation RSU Awards, and (d) 52,350,000 shares subscribed for through the PIPE by existing Aurora Innovation investors. These share amounts may not sum due to rounding.

(3)

Includes 24,317,500 shares held by the Sponsor (assuming such shares were fully vested), 7,500,000 shares subscribed for by the Sponsor Related PIPE Investor (included after the Business Combination only) and 120,000 shares held by the current independent directors of RTPY. Under the Maximum Redemption Scenario, a portion of the Sponsor Shares are forfeited as a result of the redemption of more than 22.5% of the outstanding RTPY Class A ordinary shares. 75% of the Sponsor Shares are subject to a vesting schedule with 25% vesting in each of the three tranches when the VWAP of the Aurora Innovation common stock is greater than $15.00, $17.50 and $20.00, respectively, for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any such Sponsor Shares which have not yet vested.

(4)

Share ownership and voting power presented under the Maximum Redemption Scenario in the table above is only presented for illustrative purposes. RTPY cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of Class A ordinary shares of RTPY redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages and voting power of current RTPY and Aurora Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors—Risks Related to the Business Combination and RTPY—The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the Business Combination, have sufficient cash available to fund Aurora Innovation’s business or optimize the capital structure of Aurora Innovation.”

RTPY’s public shareholders would hold approximately 6.6%, 5.9%, and 5.2% of outstanding shares of Aurora Innovation, assuming approximately 9.9 million, 19.8 million and 29.8 million Class A ordinary shares of RTPY were redeemed by RTPY’s public shareholders in connection with the Business Combination, respectively. The number of shares redeemed under these interim levels of redemptions represent redemptions equaling 25.0%, 50.0% and 75.0% of the shares assumed to be redeemed under the Maximum Redemption Scenario.

Under the same interim levels of redemptions, Aurora Stockholders would hold approximately 88.0%, 88.6%, and 89.8% of outstanding shares of Aurora Innovation while Sponsor, Sponsor Related PIPE Investor and RTPY independent directors would hold approximately 2.4%, 2.4%, and 1.9% of outstanding shares of Aurora Innovation.

Under each of these interim levels of redemptions, Aurora Stockholders would hold more than 97.0% of the voting power in Aurora Innovation immediately following the consummation of the Business Combination. This is partly due to the dual class voting structure of Aurora Innovation common stock, which will have the effect of concentrating voting power with the Aurora Stockholders.

The level of redemption also impacts the effective deferred underwriting fee per share incurred in connection with RTPY’s initial public offering and payable upon the completion of the Business Combination. RTPY incurred $34,212,500 in deferred underwriting fees, $26,500,000 of which, pursuant to an arrangement between RTPY and Morgan Stanley (in its role as sole-bookrunning manager), would be available to pay third party financial advisors of RTPY if RTPY completed an initial business combination with Aurora. RTPY will pay Goldman Sachs, pursuant to its engagement letters with RTPY in its roles as financial advisor to RTPY in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and Houlihan Lokey, pursuant to its engagement letter with the RTPY Transaction Committee in its role as financial advisor to the RTPY Transaction Committee in connection with the Business Combination, total fees of $26,500,000 for their professional services. In a no redemption scenario, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.35 per share on a pro forma basis (or 3.5% of the value of shares assuming a trading price of $10.00 per share). In a low redemption scenario in which 9.9 million shares of RTPY Class A ordinary shares, or 25% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.39 per share on a pro forma basis (or 3.9% of the value of shares assuming a trading price of $10.00 per share). In a medium redemption scenario in which 19.8 million shares of RTPY Class A ordinary shares, or 50% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.44 per share on a pro forma basis (or 4.4% of the value of shares assuming a trading price of $10.00 per share). In a high redemption scenario in which 29.8 million shares of RTPY Class A ordinary shares, or 75% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.50 per share on a pro forma basis (or 5.0% of the value of shares assuming a trading price of $10.00 per share). In the Maximum Redemption Scenario, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.59 per share on a pro forma basis (or 5.9% of the value of shares assuming a trading price of $10.00 per share).

For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Q:	What is the maximum number of shares that may be redeemed in order for RTPY to satisfy the Minimum Cash Condition?

A:	Assuming the PIPE Investment is completed, the maximum number of shares that may be redeemed in order for RTPY to satisfy the Minimum Cash Condition is 39,692,828.

Q:	How has the announcement of the Business Combination affected the trading price of the RTPY Class A ordinary shares?

A:

On July 14, 2021, the trading date before the public announcement of the Business Combination, RTPY’s public units, RTPY Class A ordinary shares and public warrants closed at $10.06, $9.85 and $1.77, respectively. On October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, RTPY’s public units, RTPY Class A ordinary shares and public warrants closed at $10.10, $9.93 and $1.45, respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 100,000,000 shares of Aurora Innovation Class A common stock, for approximately $1,000,000,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investor and Aurora PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Q:	Why is RTPY proposing the Domestication?

A:

The RTPY Transaction Committee believes that there are significant advantages to us that will arise as a result of a change of RTPY’s domicile to Delaware. Further, the RTPY Transaction Committee believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The RTPY Transaction Committee believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, RTPY will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RTPY will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of RTPY?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, RTPY’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace RTPY’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000.000 RTPY Class A ordinary shares, 50,000,000 RTPY Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 52,000,000,000 shares, consisting of 50,000,000,000 shares of Aurora Innovation Class A common stock, 1,000,000,000 shares of Aurora Innovation Class B common stock and 1,000,000,000 shares of Aurora Innovation preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by the RTPY Board. Accordingly, the RTPY Board is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of RTPY ordinary shares (except to the extent it may affect the ability of RTPY to carry out a conversion of RTPY Class B ordinary shares at the Closing, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Aurora Innovation Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Aurora Innovation Board may determine.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article VI of the Proposed Certificate of Incorporation.

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the RTPY Board shall be composed of one class, appointed by the holders of the RTPY Class B ordinary shares.	The Proposed Organizational Documents provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 29 of the Existing Articles.	See Article VII of the Proposed Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article XI of the Proposed Bylaws.

Dual Class (Organizational Documents Proposal E)	The Cayman Constitutional Documents provide that holders of RTPY Class A ordinary shares are entitled to cast one vote per Class A ordinary share, and holders of RTPY Class B ordinary shares are entitled to cast one vote per Class B ordinary shares, on each matter properly submitted to the RTPY shareholders entitled to vote.	The Proposed Organizational Documents provide that holders of shares of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock, and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to the Aurora Innovation stockholders entitled to vote.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

	See Article 23 of the Existing Articles.	See Article V of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that the name of the company is “Reinvent Technology Partners Y”	The Proposed Organizational Documents provide that the name of the corporation will be “Aurora Innovation, Inc.”

	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that if RTPY does not consummate a business combination (as defined in the Cayman Constitutional Documents) by March 18, 2023 (or June 18, 2023 if RTPY has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or if such date is extended at a duly called extraordinary general meeting, such later date), RTPY will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the trust account.	The Proposed Organizational Documents do not include any provisions relating to Aurora Innovation’s ongoing existence; the default under the DGCL will make Aurora Innovation’s existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Cayman Constitutional Documents include various provisions related to RTPY’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to RTPY’s status as a blank check company, which no longer will apply upon consummation of the Merger, as RTPY will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.

Takeovers by Interested Stockholders (Organizational Documents Proposal F)	The Cayman Constitutional Documents do not provide restrictions on takeovers of RTPY by a related shareholder following a business combination.	The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Aurora Innovation will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.

Default rule under the DGCL.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTPY Class A ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock, (2) each of the then issued and outstanding RTPY Class B ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock, (3) each then issued and outstanding RTPY warrant will convert automatically into one Aurora Innovation warrant pursuant to the Warrant Agreement and (4) each then issued and outstanding RTPY unit will separate automatically into one share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant. See “Domestication Proposal” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

A U.S. Holder whose RTPY Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of RTPY’s earnings in income;

A U.S. Holder whose RTPY Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of RTPY stock entitled to vote and less than 10% of the total value of all classes of RTPY stock will generally recognize gain (but not loss) on the exchange of RTPY Class A ordinary shares for Aurora Innovation Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its RTPY Class A ordinary shares provided certain other requirements are satisfied; and

A U.S. Holder who on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTPY stock entitled to vote or 10% or more of the total value of all classes of RTPY stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its RTPY Class A ordinary shares.

RTPY does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” RTPY believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of RTPY Class A ordinary shares or warrants for Aurora Innovation Class A common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—PFIC Considerations—QEF Election and Mark-to-Market Election”

with respect to their RTPY Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available with respect to RTPY warrants, and the application of the PFIC rules to RTPY warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”

Each U.S. Holder of RTPY Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of RTPY Class A ordinary shares and warrants for Aurora Innovation Class A common stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Aurora Innovation Class A common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Can the Company redeem the warrants?

A:

We will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, and only if, the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders (the “Reference Value”). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants as described above could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us in such a case so long as they are held by our Sponsor or its permitted transferees, but the Sponsor has agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the redemption date, in the event that the Reference Value exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) and we elect to redeem the public warrants pursuant to the Warrant Agreement and notify the Sponsor of such election and the redemption date on or prior to the date we mail a notice of redemption to the holders of the public warrants.

In addition, we will have the ability to redeem the outstanding warrants (including the private placement warrants if the Reference Value is less than $18.00 per share) for shares of Aurora Innovation common stock at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Aurora Innovation common stock determined based on the redemption date and the fair market value of the Aurora Innovation common stock, as set forth in Section 6.2 of the Warrant Agreement attached as Exhibit 4.4 to the Registration Statement. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Aurora Innovation common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. As of October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of RTPY Class A ordinary shares was $9.93 per share, which is below the threshold required for redemption.

In the event we elect to redeem the warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice and we are not required to provide any notice to the beneficial owners of such warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption. If you do not exercise your warrants in connection with a redemption, including because you are unaware that such warrants are being redeemed, you would only receive the nominal redemption price for your warrants.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that RTPY redeems all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and RTPY’s independent directors have agreed to waive their redemption rights with respect to all of the RTPY Founder Shares in connection with the consummation of the Business Combination. The RTPY Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

i.

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

ii.	submit a written request to Continental, RTPY’s transfer agent, that Aurora Innovation redeem all or a portion of your public shares for cash; and

iii.	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, RTPY’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, RTPY’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTPY’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of RTPY’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RTPY’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you tender your shares for redemption to Continental, RTPY’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RTPY’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, RTPY’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, RTPY’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been tendered (either physically or electronically) to Continental, RTPY’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are tendered as described above, then, if the Business Combination is consummated, Aurora Innovation will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Aurora Innovation Class A common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, RTPY’s transfer agent, directly and instruct them to do so.

You are requested to cause your public shares to be separated and tendered to Continental, RTPY’s transfer agent, by 5:00 p.m., Eastern Time, on October 29, 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

In most circumstances, it is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Aurora Innovation Class A common stock will generally be treated as selling such Aurora Innovation Class A common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Aurora Innovation Class A common stock that such U.S. Holder owns or is deemed to own under certain constructive attribution rules (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of RTPY’s initial public offering, a total of $977,500,000, comprised of proceeds from RTPY’s initial public offering and the sale of the private placement warrants, was placed in the trust account. As of June 30, 2021, funds in the trust account totaled $977,508,835 and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. These funds will remain in the trust account, except for the withdrawal of interest to fund RTPY’s working capital requirements, subject to an annual limit of $701,250, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTPY’s obligation to redeem 100% of the public shares if it does not complete a business combination by March 18, 2023 (or June 18, 2023 if RTPY has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period) or with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (3) the redemption of all of the public shares if RTPY is unable to complete a business combination by March 18, 2023 (or June 18, 2023, as applicable), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of RTPY public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Aurora Innovation following the Business Combination. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, the satisfaction of the Minimum Cash Condition and the Maximum Redemption Condition. If either such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then Aurora could terminate Merger Agreement and the proposed Business Combination may not be consummated. There can be no assurance that Aurora could and would waive the Minimum Cash Condition or the Maximum Redemption Condition, as applicable. In addition, RTPY shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by RTPY’s shareholders of the Business Combination and related agreements and transactions, (ii) receipt of the Aurora Equityholder Approval, (iii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of Aurora Innovation Class A common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (v) that RTPY has at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

Other conditions to Aurora’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, (ii) the Available Cash (the sum of the Trust Amount and PIPE Investment Amount) is equal to or greater than the Minimum Available Cash Amount and (iii) receipt of letters of resignation from the directors of RTPY. Further, another condition to RTPY’s obligations to consummate the Merger is the absence of an Aurora Material Adverse Effect (as defined in this proxy statement/prospectus).

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal—The Merger Agreement.”

Q:	Did the RTPY Transaction Committee obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. The Transaction Committee obtained an opinion from Houlihan Lokey, dated July 14, 2021, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to RTPY.

Please see the section entitled “Opinion of Houlihan Lokey” and the opinion of Houlihan Lokey attached hereto as Annex K for additional information.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the second half of 2021. This date depends, among other things, on the approval of the proposals to be put to RTPY shareholders at the extraordinary general meeting. However, the extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted at the extraordinary general meeting, and RTPY elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal—The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

RTPY will not complete the Domestication unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If RTPY is not able to complete the Business Combination with Aurora by the Liquidation Date and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, RTPY will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither RTPY’s shareholders nor RTPY’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

RTPY urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 12:00 p.m., Eastern Time, on November 2, 2021 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001 and virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How do I attend a virtual meeting?

A:

A registered shareholder will receive the proxy card from Continental, RTPY’s transfer agent. The form contains instructions on how to attend the virtual meeting including the following URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting at 9:00 a.m., Eastern Time, on October 15, 2021. Enter the URL address (https://www.cstproxy.com/reinventtechnologypartnersy/2021) into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial shareholders, who own their shares through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 888-965-8995 (toll-free) within the United States and Canada or +1 415-655-0243 (standard rates apply) outside of the United States and Canada and, when prompted, entering the pin number 12143027#. This is listen-in only; you will not be able to vote or enter questions during the meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

The RTPY Board has set September 30, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of RTPY at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person virtually or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

RTPY shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 122,187,500 ordinary shares issued and outstanding (including shares underlying the RTPY units), of which 97,750,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of RTPY shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 61,093,751 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

i.

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

ii.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents and Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

iii.

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

iv.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution of the holders of the RTPY Class B ordinary shares under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

v.

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

vi.

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

viii.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

Pursuant to the Sponsor Support Agreement or the Insider Letter, as applicable, Sponsor and each director and officer of RTPY have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s directors collectively own 24,437,500 RTPY Class B ordinary shares, which constitute approximately 20% of the issued and outstanding RTPY ordinary shares. As a result, in addition to the RTPY Class B ordinary shares, we would need 57,020,834, or 58.33% (assuming all issued and outstanding shares are voted), or 16,291,667, or 16.67% (assuming only the minimum number of shares representing a quorum are voted), of the 97,750,000 RTPY Class A ordinary shares to be voted in favor of the Business Combination (including the Merger and the Domestication) in order to have such Business Combination approved. We expect that the Sponsor and RTPY’s directors will continue to collectively own approximately 20% of our issued and outstanding ordinary shares at the time of the shareholder vote.

Q:	What are the recommendations of the RTPY Board?

A:

The RTPY Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTPY’s shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, pursuant to the Sponsor Support Agreement or the Insider Letter, as applicable, the Sponsor and all of its directors and officers have agreed to vote all the RTPY Founder Shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s directors collectively own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTPY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on RTPY’s ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RTPY will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my RTPY ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the record date for the extraordinary general meeting, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send later-dated, signed proxy card to RTPY’s Secretary at RTPY’s address set forth below so that such proxy card received by RTPY’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on November 2, 2021) or virtually attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to RTPY’s Secretary, which must be received by RTPY’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Aurora Innovation. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of RTPY. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) and other redemption forms (as applicable) to Continental, RTPY’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of RTPY units, RTPY Class A ordinary shares, Class B ordinary shares and warrants will receive shares of Aurora Innovation Class A common stock and Aurora Innovation warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, RTPY Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card for each applicable meeting. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

RTPY will pay the cost of soliciting proxies for the extraordinary general meeting. RTPY has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. RTPY has agreed to pay Morrow a fee of $47,500, plus disbursements (to be paid with non-trust account funds). RTPY will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of RTPY Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of RTPY Class A ordinary shares and in obtaining voting instructions from those owners. RTPY’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting. RTPY will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: RTPY.info@investor.morrowsodali.com

You also may obtain additional information about RTPY from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to tender your public shares (either physically or electronically) to Continental, RTPY’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or tendering of your public shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor, New York, NY 10004

Attention: Mark Zimkind, Email: mzimkind@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

The Parties to the Business Combination

RTPY

RTPY is a blank check company incorporated on October 2, 2020 as a Cayman Islands exempted company, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RTPY has not engaged in any operations, other than to identify and consummate a Business Combination, and has not generated any revenue to date. Based on RTPY’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 18, 2021, RTPY consummated its initial public offering of its units, with each unit consisting of one RTPY Class A ordinary share and one-eighth of one public warrant. Simultaneously with the closing of the initial public offering, RTPY completed the private sale of 8,900,000 private placement warrants at a purchase price of $2.50 per private placement warrant to the Sponsor generating gross proceeds to RTPY of $22,250,000. The private placement warrants are identical to the warrants sold as part of the units in RTPY’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) are not redeemable by RTPY (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the RTPY Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of RTPY’s initial business combination.

Following the closing of RTPY’s initial public offering, a total of $977,500,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2021, funds in the trust account totaled $977,543,775. These funds will remain in the trust account, except for the withdrawal of interest to fund RTPY’s working capital requirements, subject to an annual limit of $701,250, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTPY’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Liquidation

Date or with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (3) the redemption of all of the public shares if RTPY is unable to complete a business combination by the Liquidation Date, subject to applicable law.

The RTPY units, RTPY Class A ordinary shares and RTPY warrants are currently listed on Nasdaq under the symbols “RTPYU,” “RTPY” and “RTPYW,” respectively.

RTPY’s principal executive office is located at 215 Park Avenue, Floor 11, New York, NY 10003. Its telephone number is (212) 457-1272. RTPY’s corporate website address is https://y.reinventtechnologypartners.com. RTPY’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

RTPY Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of RTPY. The Merger Sub does not own any material assets or operate any business.

Aurora

Aurora was originally formed as a Delaware limited liability company under the name Aurora Innovation, LLC on October 24, 2016. On March 8, 2017, it was converted into a Delaware corporation under the name Aurora Innovation, Inc. As part of a reorganization associated with Aurora’s acquisition of Apparate, Avian U Merger Holdco Corp., a Delaware corporation, was incorporated on November 24, 2020 and became the parent company of Aurora Innovation, Inc. On January 19, 2021, as part of the reorganization, Aurora Innovation, Inc. changed its name to Aurora Innovation Opco, Inc., and Avian U Merger Holdco Corp. took the name of Aurora Innovation, Inc.

Aurora’s mission is to deliver the benefits of self-driving technology safely, quickly, and broadly.

Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three of the most prominent leaders in the self-driving space. Led by a team with deep experience, Aurora is developing the Aurora Driver based on what it believes to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst a multitude of vehicle types and applications. To date, it has been successfully integrated into eight different vehicle platforms: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating a common driver platform Aurora Driver for multiple vehicle types and use cases, the capabilities Aurora develops in one market reinforce and strengthen its competitive advantages in other areas. For example, the capabilities needed for a truck to move safely at highway speeds would also be critical in ride hailing, when driving a passenger to the airport via a highway. Aurora believes this is the right approach to bring self-driving to market and will enable it to capitalize on a massive opportunity, including what we believe to be a $4 trillion global trucking market, a $5 trillion passenger mobility market, and a $400 billion local goods delivery market.

Proposals to be Put to the Shareholders of RTPY at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of RTPY and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, RTPY is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of July 14, 2021, by and among RTPY, Merger Sub and Aurora (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of RTPY to Delaware as described below (including the change of RTPY’s name to “Aurora Innovation, Inc.”), the merger of Merger Sub with and into Aurora (the “Merger”), with Aurora surviving the merger as a wholly owned subsidiary of Aurora Innovation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—The RTPY Transaction Committee’s Reasons for the Business Combination,” The RTPY Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for RTPY’s initial public offering, including that the business of Aurora and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Aurora common stock as of immediately prior to the effective time of the Merger, and, together with shares of Aurora capital stock reserved in respect of Aurora Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation Class A common stock, as discussed in the following section, will be cancelled in exchange for the right to receive the Aggregate Merger Consideration. Specifically, after giving effect to the Pre-Closing Restructuring, (a) each share of Aurora common stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class A common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Aurora capital stock (the “Exchange Ratio”) and (b) each share of Aurora Class B Stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class B common stock equal to the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Aurora Awards is calculated assuming that all Aurora Innovation Options are net-settled (although Aurora Innovation Options may by their terms be cash-settled, resulting in additional dilution). An additional 100,000,000 shares of Aurora Innovation Class A common stock will be purchased, at a price of $10.00 per share, at the Closing by the PIPE Investors pursuant to the PIPE Investment.

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by RTPY’s shareholders of the Business Combination and related agreements and transactions, (ii) receipt of the Aurora Equityholder Approval, (iii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq, of the shares of Aurora Innovation Class A common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (v) that RTPY has at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

Other conditions to Aurora’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, (ii) the Available Cash (the sum of the Trust Amount and the PIPE Investment Amount) is equal to or greater than the Minimum Available Cash Amount and (iii) the aggregate dollar value of the redemptions has not exceeded $500,000,000. Further, another condition to RTPY’s obligations to consummate the Merger is the absence of an Aurora Material Adverse Effect that is continuing.

The Minimum Cash Condition is for the sole benefit of Aurora. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then Aurora could terminate the Merger Agreement and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTPY redeem public shares in an amount that would cause Aurora Innovation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

For further details, see “BCA Proposal—The Merger Agreement.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal—Related Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, RTPY entered into a sponsor support agreement, with the Sponsor, each officer and director of RTPY, and Aurora, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”).

Pursuant to the Sponsor Support Agreement, the Sponsor and each director (other than Karen Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officer of RTPY agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, see “BCA Proposal—Related Agreements—Sponsor Support Agreement.”

Sponsor Agreement

In connection with the execution of the Merger Agreement, RTPY entered into the Sponsor Agreement with the Sponsor and Aurora, pursuant to which the parties thereto agreed, among other things, that (i) in the event that more than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed (see “Extraordinary General Meeting of RTPY—Redemption Rights” for additional information regarding redemptions), and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor has not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, the Sponsor will forfeit a number of RTPY Class B ordinary shares then owned by the Sponsor immediately before the Domestication, (ii) subject to the forfeiture (if any) described in the immediately preceding clause, shares held by the Sponsor as of the Domestication will be subject to certain vesting and lock-up terms, (iii) the Sponsor will exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Aurora Innovation elects to redeem the public warrants in accordance with the Warrant Agreement, dated as of March 15, 2021, between RTPY and Continental Stock Transfer & Trust Company, if the last reported sales price of the Aurora Innovation Class A common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments), and (iv) the Sponsor will have certain rights with respect to board representation of Aurora Innovation. For additional information, see “BCA Proposal—Related Agreements—Sponsor Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, RTPY entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase newly issued shares of Aurora Innovation Class A common stock at $10.00 per share for the PIPE Investment Amount. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon a number of conditions. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Aurora Innovation, the Sponsor, RTPY’s directors, certain equityholders of Aurora, and certain of their respective affiliates, as applicable, will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, Aurora Innovation will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Aurora Innovation Class A common stock and other equity securities of Aurora Innovation that are held by the parties thereto from time to time. For additional information, see “BCA Proposal—Related Agreements—Registration Rights Agreement.”

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, Aurora Innovation and the Major Company Equityholders (as defined in the Merger Agreement) will enter into a Lock-Up Agreements (the “Lock-Up Agreements”), which will contain certain restrictions on transfer with respect to shares of Aurora Innovation common stock held by the Major Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Aurora Innovation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Aurora Awards outstanding immediately prior to the Closing. For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreements.”

Company Holders Support Agreements

In connection with the execution of the Merger Agreement, the RTPY, the Merger Sub and each Stockholder (as defined therein) entered into the Company Holders Support Agreements, pursuant to which each Stockholder has agreed, among other things, to vote in favor of the adoption and approval, promptly following the time at which this registration statement shall have been declared effective, of the Merger Agreement and the other documents to which the Company is a party contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement, including Merger and the Pre-Closing Restructuring, in each case, subject to the terms and conditions of the Company Holders Support Agreement. For additional information, see “BCA Proposal—Related Agreements—Company Holders Support Agreements.”

Domestication Proposal

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then RTPY will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the RTPY Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of RTPY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RTPY is currently governed by the Cayman Islands Companies Act, the common law of the Cayman Islands and the Cayman Constitutional Documents, upon the Domestication, Aurora Innovation will be governed by the DGCL and the Proposed Organizational Documents. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, RTPY encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTPY Class A ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation’s Class A common stock, (2) each of the then issued and outstanding RTPY Class B ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation Class A common stock, (3) each then issued and outstanding RTPY warrant will convert automatically into one Aurora Innovation warrant, pursuant to the Warrant Agreement and (4) each RTPY unit will separate automatically into one share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant.

For further details, see “Domestication Proposal.”

Organizational Documents Proposals

If the BCA Proposal and the Domestication Proposal are approved, RTPY will ask its shareholders to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. The RTPY Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Aurora Innovation after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)    Organizational Documents Proposal A — to authorize the change in the authorized share capital of RTPY from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTPY Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTPY Preferred Shares”), to 50,000,000,000 shares of Class A common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class A common stock”), 1,000,000,000 shares of Class B common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class B common stock”) and 1,000,000,000 shares of preferred stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation preferred stock”);

(B)    Organizational Documents Proposal B—to authorize the Aurora Innovation Board to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL;

(C)    Organizational Documents Proposal C—to provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term;

(D)    Organizational Documents Proposal D—to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

(E)    Organizational Documents Proposal E—to provide that holders of shares of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to Aurora Innovation’s stockholders entitled to vote; and

(F)    Organizational Documents Proposal F—to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.,” (2) making Aurora Innovation’s corporate existence perpetual, (3) removing certain provisions related to RTPY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) being subject to the provisions of Section 203 of DGCL, all of which the RTPY Board believes is necessary to adequately address the needs of Aurora Innovation after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and RTPY encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Aurora Innovation.

Director Election Proposal

Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, RTPY’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Under the terms of the Cayman Constitutional Documents, only the holders of the RTPY Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, the Sponsor and RTPY’s independent directors (other than the 30,000 RTPY Class B ordinary shares owned by Ms. Francis), as holders of all of the RTPY Class B ordinary shares (other than the 30,000 RTPY Class B ordinary shares owned by Ms. Francis), agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the holders of the RTPY Class B ordinary shares at the extraordinary general meeting. Upon the consummation of the Business Combination, the Aurora Innovation Board will consist of (A) Reid Hoffman as a director and (B) individuals to be designated by Aurora as directors as listed in the section titled “Management of Aurora Innovation Following the Business Combination,” subject to Nasdaq requirements. For additional information on the proposed directors, see “Director Election Proposal.”

Stock Issuance Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, RTPY’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, RTPY’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan, in order to comply with Nasdaq Listing Rule 5635 and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize RTPY to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), the RTPY Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

RTPY Transaction Committee

The Business Combination has been unanimously approved by the RTPY Transaction Committee. RTPY formed the RTPY Transaction Committee, consisting of all of the members of the RTPY Board other than Reid Hoffman and Karen Francis, to evaluate and make any decision on behalf of the full RTPY Board with respect to the Business Combination with Aurora Innovation. Ms. Francis, who is also a director of TuSimple Holdings Inc., is not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused herself from discussions of the RTPY Board about the Business Combination and voting as a director on matters related to the Business Combination. Reid Hoffman, a non-voting observer on the RTPY Board and a member of Aurora’s board of directors, was not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused himself from discussions and decisions of the RTPY Board about the Business Combination. Mr. Hoffman also recused himself from discussions of the Aurora board of directors or management about the Business Combination and voting on matters related to the Business Combination.

The RTPY Transaction Committee’s Reasons for the Business Combination

RTPY was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the RTPY Transaction Committee consulted with RTPY’s management and considered a number of factors. In particular, the RTPY Transaction Committee considered, among other things, the following factors, although not weighted or in any order of significance:

•	Aurora and the Business Combination. The RTPY Transaction Committee considered the following factors related to Aurora and the Business Combination:

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Evolving an Outmoded and Enormous Industry. The RTPY Transaction Committee believed that Aurora could deliver the benefits of self-driving technology safely, quickly, and broadly. Due to lack of safety, with an estimated 154 people losing their lives on the world’s roads every hour, lack of access, with an estimated 25.5 million people with a disability in the United States having difficulty traveling outside the home and lack of time, with the average driver spends approximately 54 minutes each work day commuting, according to the WHO Report, BTS Report and the USCB Report (each as defined below), the RTPY Transaction Committee believed there is a vast, immediately addressable transportation market that would benefit from Aurora’s self-driving technology. Similar to the few early entrants that captured the market for the digitization of advertising, the RTPY Transaction Committee believed Aurora is in position to be one of the few to capture the automated transportation market. The RTPY Transaction Committee believed that Aurora’s technology, including the Aurora Driver, could be incorporated across the trucking, passenger mobility and eventually the local goods delivery sectors. The RTPY Transaction Committee believed that Aurora’s technology, including the Aurora Driver, also could alleviate the driver shortage facing the trucking industry, which (i) currently has a driver shortage of around 60,000 drivers and is expected to rise to 160,000 drivers in 2028, and (ii) has an aging workforce, with 54% of truckers above 45 years old in 2020, compared to 31% in 1994, according to the ATA Analysis, the BLS Statistics and the ATRI Analysis (each as defined below). The RTPY Transaction Committee believed Aurora’s self-driving technology has potential to help dramatically reduce the safety risk of the trucking industry where half a million large truck crashes in the United States are reported each year, with studies showing 94% of crashes are generally caused by human factors, which most frequently includes distraction, misjudgments, poor driving, or driving while tired, according to FMSCA Report the NHTSA Survey (each, as defined below). The RTPY Transaction Committee believes Aurora’s self-driving technology would not be affected by some of the most common human factors which cause crashes. For example, recognition errors by drivers, such as being distracted or paying insufficient attention, are one significant type of human factor-related crash that Aurora’s self-driving technology could minimize.

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Attractive Business Model and Well-Developed Go-To-Market Strategy. Aurora’s service is not yet commercialized, the RTPY Transaction Committee has identified numerous challenges throughout its diligence in order for such service to be commercialized, and there is no guarantee that Aurora’s service will be commercialized. In addition, Aurora has incurred net losses from operations since inception. However, the RTPY Transaction Committee believed that the Aurora management team is the right management team to meeting these challenges and successfully commercialize its service, and that Aurora has an attractive business model, under which it designs and develops its own self-driving stack, including Aurora’s FirstLight Lidar, Aurora’s Virtual Testing Suite and the Aurora Atlas, and expects to sell the Aurora Driver as a service. The RTPY Transaction Committee believed the Aurora Driver “driver as a service” business model, which it intends to monetize on a per mile usage basis, could enable Aurora to generate attractive unit economics, with its asset-light model driving significant operating leverage, substantial margins and long-term profitability. The RTPY Transaction Committee also believed Aurora’s common core technology will eventually facilitate a differentiated market entry strategy with rapid and efficient entry and scaling into multiple sectors of the transportation industry, beginning with the trucking sector and leveraging Aurora’s common core technology to subsequently enter the passenger mobility and local goods delivery sectors. Aurora’s go-to-market strategy has potential to be enhanced by its partnerships with PACCAR, Volvo, Toyota, DENSO and Uber, and its acquisitions of Blackmore, 7D Labs, Inc., Ours Technology Inc. and Apparate.

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Potentially Extensive Capability to Expand. The RTPY Transaction Committee believed that once Aurora’s technology is fully commercialized, it would have the opportunity to expand quickly in the United States’ extensive estimated $700 billion trucking market and $1 trillion mobility market, estimates based on research by the American Trucking Association and the US DOT Statistics (as defined below). In the trucking sector, the RTPY Transaction Committee believed automation has the ability to speed up service and supply chains, with the Aurora Driver able to optimize vehicle utilization by operating over 20 hours a day, enabling the faster movement of goods across the economy. Moreover, the RTPY Transaction Committee believed Aurora’s partnerships with PACCAR, Volvo, Toyota, DENSO and Uber, backed by long-term commitments, are structured in a way that will enable Aurora to achieve significant penetration of this opportunity ahead of its peers.

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Industry-Defining Technology. The RTPY Transaction Committee believed Aurora has the required scale and technology. The Aurora team is comprised of approximately 1,600 employees, including over 1,400 product and engineering team members, including over 175 employees with a doctorate degree. Aurora has over 1,100 patents and pending applications worldwide. The RTPY Transaction Committee believed Aurora has innovated throughout its self-driving stack, leveraging its intellectual property for the development of a unique and first-class product. Aurora’s next generation sensing suite is engineered for the needs of highway driving with its multi-modal long-range sensing. This includes proprietary FirstLight Lidar which includes long range sensing, interference immunity and simultaneous range and velocity capability, providing several benefits over traditional lidar. The RTPY Transaction Committee believed Aurora’s ability to develop its lidar technology in-house creates benefits such as rapid iteration and feedback, synchronized development with its fleet and vertical integration capability to ensure supply and optimization for the high speed use cases intended in its go to market plan. The RTPY Transaction Committee also believed Aurora’s Virtual Testing Suite has exceptional advantages. The Virtual Testing Suite, with the ability to simulate in one hour the equivalent of over 50,000 trucks operating on the road, improves safety by reducing on-road miles required to develop the Aurora Driver, as well as cost-efficiency, as Aurora estimates that motion planning simulation costs were 2,500 times less than the costs of on-road testing. In addition, the RTPY Transaction Committee believed the Aurora Atlas, its high-definition mapping technology, as distinctively aiding Aurora’s self-driving development by enabling efficient maintenance empowering map data to always be up-to-date and shared data ability so that map building can be massively parallelized.

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Experienced and Proven Management Team. The RTPY Transaction Committee believed that Aurora’s management team has extensive experience in key aspects of the self-driving industry and represents some of the most experienced leaders in autonomous vehicle technology, machine learning, robotics, engineering, commercialization, product development and general management. The RTPY Transaction Committee expects that Aurora’s management team will continue to lead Aurora Innovation following the Business Combination. For additional information regarding Aurora Innovation’s executive officers, see the section entitled “Management of Aurora Innovation Following the Business Combination—Executive Officers.”

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Attractive Entry Valuation. After the completion of the Business Combination, Aurora Innovation will have an anticipated initial enterprise value of $11.0 billion, implying a 5.3x multiple of 2027 projected revenue, which the RTPY Transaction Committee believed represents a favorable entry price for RTPY shareholders with long-term return potential. In addition, the RTPY Transaction Committee believed that, given Aurora’s accumulated research and development and its potential strategic value, this valuation also represents an attractive margin of safety for investors if Aurora’s business plan were not fully materialized. See the discussion about comparable companies in the section entitled “BCA Proposal—Background to the Business Combination.”

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Access to Working Capital. After the completion of the Business Combination, Aurora Innovation expects to have approximately $2.5 billion in cash and short-term investments to fund operations and support existing and new growth initiatives.

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Key Strategic Investors and Partners. Aurora Innovation’s fully committed funding (inclusive of a $1.0 billion fully committed PIPE Investment) is anchored by strategic partners and institutional investors. In addition, as discussed above, key strategic partnerships with Toyota, PACCAR, DENSO, Volvo and Uber could greatly enhance Aurora’s go-to-market strategy and scalability.

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Long-Term Alignment. The RTPY Transaction Committee considered that the structure of the Business Combination provides for significant long-term alignment among the Sponsor, Aurora senior management and the existing Aurora stockholders. Both the Sponsor and major stockholders of Aurora (including certain members of Aurora senior management) have agreed to a long-term lock-up on their shares of Aurora Innovation for up to four years, and the Sponsor has agreed to an earnout structure with full vesting not realized until the share price of Aurora Innovation reaches $20.00 per share (implying over a $23.4 billion market capitalization). As such, the interests of the Sponsor and major stockholders of Aurora (including certain members of Aurora senior management) are expected to be aligned on the goal of driving long-term value for the stockholders of Aurora Innovation.

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Best Available Opportunity. The RTPY Transaction Committee determined, after a thorough review of other business combination opportunities reasonably available to RTPY, that the proposed Business Combination represents the best potential business combination for RTPY reasonably available based upon the process utilized to evaluate and assess other potential acquisition targets, and the RTPY Transaction Committee’s belief that such processes had not presented a better alternative. No opportunity came to the attention of any member of RTPY’s management or the RTPY Transaction Committee in his or her personal capacity, which impacted RTPY’s search for an acquisition target.

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Consistency of Ownership and Investment by Third Parties. The RTPY Transaction Committee considered that Aurora’s stockholders would be receiving a significant number of shares of Aurora Innovation common stock as merger consideration and would be, collectively, the largest stockholder of Aurora Innovation. In addition, the RTPY Transaction Committee considered that certain third parties, including top-tier institutional investors, are also investing an aggregate amount of $925.0 million in Aurora Innovation, in each case, pursuant to their participation in the PIPE Investment. Further, all of the proceeds to be delivered to Aurora Innovation in connection with the Business Combination (including from the trust account and from the PIPE Investment), are expected to remain on the balance sheet of Aurora Innovation after Closing in order to fund Aurora’s existing operations and support new and existing growth initiatives. The RTPY Transaction Committee considered the foregoing as a strong sign of confidence in Aurora Innovation following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence. The RTPY Transaction Committee considered the scope of the due diligence investigation conducted by RTPY’s management team and outside advisors and evaluated the results thereof and information available to it related to Aurora, including:

•	extensive virtual meetings and calls with Aurora’s management team regarding its operations and projections and the proposed Business Combination;

•	in-person visits to Aurora’s facilities; and

•

review of materials related to Aurora made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental matters, export control matters and other regulatory matters and other legal, regulatory, business, technology, financial, accounting and tax diligence matters.

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Terms of the Transaction Documents. The RTPY Transaction Committee reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Merger Agreement. See “—The Merger Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

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Opinion of the RTPY Transaction Committee’s Financial Advisor. The RTPY Transaction Committee took into account the financial analysis reviewed by Houlihan Lokey with the RTPY Transaction Committee as well as the oral opinion of Houlihan Lokey rendered to the RTPY Transaction Committee on July 14, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the RTPY Transaction Committee dated July 14, 2021), as to the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described below under the caption “—Opinion of Houlihan Lokey.”

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The Role of the Independent Directors. In connection with the Business Combination, the independent directors on the RTPY Transaction Committee evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously voted to approve the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The RTPY Transaction Committee also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

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Potential Inability to Complete the Merger. The RTPY Transaction Committee considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTPY if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTPY does not obtain shareholder approval at the extraordinary general meeting, RTPY is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) January 5, 2022, which is three business days prior to January 10, 2022, the date on which the Merger Agreement may be terminated if RTPY has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than three business days prior to such date). This could limit RTPY’s ability to seek an alternative business combination that RTPY shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTPY from soliciting other initial business combination proposals, which restricts RTPY’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTPY Transaction Committee considered the risk that the current public shareholders of RTPY would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Aurora following the consummation of the Business Combination and potentially requiring Aurora to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions and the payment of deferred underwriting commissions or transaction expenses of RTPY or Aurora), together with the PIPE Investment Amount, is equal to or exceeds $1.5 billion, in order for the Business Combination to be consummated. As of June 30, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $977,543,775, invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

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Aurora Innovation’s Business Risks. The RTPY Transaction Committee considered that RTPY shareholders would be subject to the execution risks associated with Aurora Innovation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTPY prior to the Closing. In this regard, the RTPY Transaction Committee considered that there were risks associated with successful implementation of Aurora Innovation’s long term business plan and strategy and Aurora Innovation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements in the automotive industry and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. As noted above, Aurora’s service is not yet commercialized, RTPY has identified numerous challenges throughout its diligence in order for such service to be commercialized, and there is no guarantee that Aurora’s service will be commercialized. In addition, Aurora has incurred net losses from operations since inception. The RTPY Transaction Committee considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTPY shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

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Post-Business Combination Corporate Governance. The RTPY Transaction Committee considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of Aurora

Innovation following the Closing. In particular, the RTPY Transaction Committee considered the issuance of the Aurora Innovation Class B common stock, which will be entitled to cast ten votes per share on each matter properly submitted to the Aurora Innovation stockholders entitled to vote, and the impact on the future governance of Aurora Innovation. Given that the existing stockholders of Aurora will collectively control shares representing a majority of Aurora Innovation’s outstanding shares of common stock upon completion of the Business Combination, and that the Aurora Innovation Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Aurora may be able to elect future directors and make other decisions (including approving certain transactions involving Aurora Innovation and other corporate actions) without the consent or approval of any of RTPY’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the Aurora Innovation Board for the first and second terms of the Class III directors. The RTPY Transaction Committee was aware that such right is not generally available to shareholders of RTPY, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

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Limitations of Review. RTPY’s management and RTPY’s outside advisors and legal counsel reviewed only certain materials in connection with their due diligence review of Aurora and its business. Accordingly, the RTPY Transaction Committee considered that RTPY may not have properly valued such business.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Aurora. The RTPY Transaction Committee considered that the terms of the Merger Agreement provide that RTPY will not have any surviving remedies against Aurora after the Closing to recover for losses as a result of any inaccuracies or breaches of the Aurora representations, warranties or covenants set forth in the Merger Agreement. As a result, RTPY shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Aurora prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTPY Transaction Committee determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Aurora will be the majority stockholders in Aurora Innovation.

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Litigation. The RTPY Transaction Committee considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTPY Transaction Committee considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management. The RTPY Transaction Committee considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Aurora’s business.

In addition to considering the factors described above, the RTPY Transaction Committee also considered other factors, including, without limitation:

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Interests of RTPY’s Directors and Executive Officers. The RTPY Transaction Committee considered the potential additional or different interests of RTPY’s directors and executive officers, as described in the section entitled “—Interests of RTPY’s Directors and Executive Officers in the Business Combination.” However, the RTPY Transaction Committee concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for RTPY’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTPY with any other target business or businesses, (iii) a significant portion of the consideration to RTPY’s directors and executive officers was structured to be realized based on the future performance of the Aurora Innovation common stock. In addition, and (iv) actions have been taken to mitigate the potentially disparate interests, including the formation of the RTPY Transaction Committee, the engagement of independent financial advisors and the delivery of the fairness opinion. The RTPY Transaction Committee Independent Directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

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Roles of Goldman Sachs and Houlihan Lokey. The RTPY Transaction Committee considered the fact that Goldman Sachs would be paid pursuant to its engagement letters with RTPY in its roles as financial advisor to RTPY in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and the fact that Houlihan Lokey would be paid pursuant to its engagement letter with the RTPY Transaction Committee in its role as financial advisor to the RTPY Transaction Committee in connection with the Business Combination.

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Other Risk Factors. The RTPY Transaction Committee considered various other risk factors associated with the business of Aurora or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

For a more complete description of the RTPY Transaction Committee’s reasons for approving the Business Combination, including other factors and risks considered by the RTPY Transaction Committee, see the section entitled “BCA Proposal—The RTPY Transaction Committee’s Reasons for the Business Combination.”

Opinion of Houlihan Lokey

On July 14, 2021, Houlihan Lokey, orally rendered its opinion to the RTPY Transaction Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the RTPY Transaction Committee dated July 14, 2021), as to the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the RTPY Transaction Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the RTPY Transaction Committee, the RTPY Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of RTPY Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment.

Organizational Structure

The diagram below depicts a simplified version of the current organization structure of RTPY and Aurora and the organizational structure of Aurora Innovation immediately following the completion of the Business Combination.

Ownership of Aurora Innovation following Business Combination

As of the date of this proxy statement/prospectus, there are 122,187,500 ordinary shares issued and outstanding (including shares underlying the RTPY units), which includes 24,437,500 RTPY Founder Shares held by the Sponsor and the independent directors of RTPY and 97,750,000 public shares. As of the date of this proxy statement/prospectus, there is an aggregate of 21,118,750 warrants issued and outstanding (including warrants underlying the RTPY units), which includes the 8,900,000 private placement warrants held by the Sponsor and 12,218,750 public warrants. Each whole warrant entitles the holder thereof to purchase one RTPY Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Aurora Innovation Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the RTPY fully diluted share capital would be 143,306,250.

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTPY will own approximately 7.3% of outstanding Aurora Innovation common stock and have approximately 1.7% of the voting power, (2) existing stockholders of Aurora will own approximately 87.3% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Aurora PIPE Investors in the

PIPE Investment) and have approximately 97.0% of the voting power, (3) the Aurora Founders will own approximately 18.4% of outstanding Aurora Innovation common stock and have approximately 43.0% of the total voting power, (4) the Sponsor and related parties and the current independent directors of RTPY will collectively own 2.4% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Sponsor Related PIPE Investor in the PIPE Investment) and have approximately 0.6% of the voting power (assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested), and (5) the Third Party PIPE Investors will own approximately 3.0% of outstanding Aurora Innovation common stock and have approximately 0.7% of the voting power. These percentages assume (i) that no public shareholders of RTPY exercise their redemption rights in connection with the Merger, (ii) that Aurora Innovation issues, in respect of Aurora Awards outstanding as of immediately prior to the effective time of the Merger, an aggregate of 125,751,140 shares of Aurora Innovation Class A common stock and (iii) that Aurora Innovation issues 100,000,000 shares of Aurora Innovation Class A common stock to the PIPE Investors pursuant to the PIPE Investment. The Third Party PIPE Investors have agreed to purchase 40,150,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $401,500,000 of gross proceeds. The Sponsor Related PIPE Investor has agreed to purchase 7,500,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $75,000,000 of gross proceeds. The Aurora PIPE Investors have agreed to purchase 52,350,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $523,500,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by RTPY’s existing shareholders in Aurora Innovation will be different.

The following table illustrates varying ownership levels in RTPY before, and Aurora Innovation immediately following, the consummation of the Business Combination based on the assumptions above.

	Share Ownership and Voting Power
	Pre-Business Combination (RTPY)			Post-Business Combination			Post-Business Combination
				No Redemption (Aurora Innovation)			Maximum Redemption(1)(4) (Aurora Innovation)
	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power
Aurora Stockholders(2)	—	—	—	1,164,817,643	87.3%	97.0%	1,164,817,643	90.6%	97.9%
RTPY’s public shareholders	97,750,000	80.0%	80.0%	97,750,000	7.3%	1.7%	58,057,172	4.5%	1.0%
Sponsor, Sponsor Related PIPE Investor and RTPY independent directors(3)	24,437,500	20.0%	20.0%	31,937,500	2.4%	0.6%	22,767,047	1.8%	0.4%
Third Party PIPE Investors	—	—	—	40,150,000	3.0%	0.7%	40,150,000	3.1%	0.7%

Total	122,187,500	100.0%	100.0%	1,334,655,143	100.0%	100.0%	1,285,791,862	100.0%	100.0%

(1)

Assumes additional redemptions of 39.7 million Class A ordinary shares of RTPY in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021.

(2)

Includes (a) 986,716,503 shares expected to be issued to existing Aurora common and preferred shareholders, (b) 88,125,731 shares reserved for the potential future issuance of Aurora Innovation Class A common stock upon the exercise of Aurora Innovation Options, (c) 37,625,409 shares reserved for the potential future issuance of Aurora Innovation Class A common stock upon the settlement of Aurora Innovation RSU Awards, and (d) 52,350,000 shares subscribed for through the PIPE by existing Aurora Innovation investors.

(3)

Includes 24,317,500 shares held by the Sponsor (assuming such shares were fully vested), 7,500,000 shares subscribed for by the Sponsor Related PIPE Investor (included after the Business Combination only) and 120,000 shares held by the current independent directors of RTPY. Under the Maximum Redemption Scenario, a portion of the Sponsor Shares are forfeited as a result of the redemption of more than 22.5% of the outstanding RTPY Class A ordinary shares. 75% of the Sponsor Shares are subject to a vesting schedule with 25% vesting in each of the three tranches when the VWAP of the Aurora Innovation common stock is greater than $15.00, $17.50 and $20.00, respectively, for any 20 trading days within a period of 30 trading days. After 10 years following the Closing, the Sponsor agrees to forfeit any such Sponsor Shares which have not yet vested.
(4)

Share ownership and voting power presented under the Maximum Redemption Scenario in the table above is only presented for illustrative purposes. RTPY cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of Class A ordinary shares of RTPY redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages and voting power of current RTPY and Aurora Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors—Risks Related to the Business Combination and RTPY—The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the Business Combination, have sufficient cash available to fund Aurora Innovation’s business or optimize the capital structure of Aurora Innovation.”

RTPY’s public shareholders would hold approximately 6.6%, 5.9%, and 5.2% of outstanding shares of Aurora Innovation, assuming approximately 9.9 million, 19.8 million and 29.8 million Class A ordinary shares of RTPY were redeemed by RTPY’s public shareholders in connection with the Business Combination, respectively. The number of shares redeemed under these interim levels of redemptions represent redemptions equaling 25.0%, 50.0% and 75.0% of the shares assumed to be redeemed under the Maximum Redemption Scenario.

Under the same interim levels of redemptions, Aurora Stockholders would hold approximately 88.0%, 88.6%, and 89.8% of outstanding shares of Aurora Innovation while Sponsor, Sponsor Related PIPE Investor and RTPY independent directors would hold approximately 2.4%, 2.4%, and 1.9% of outstanding shares of Aurora Innovation.

Under each of these interim levels of redemptions, Aurora Stockholders would hold more than 97.0% of the voting power in Aurora Innovation immediately following the consummation of the Business Combination. This is partly due to the dual class voting structure of Aurora Innovation common stock, which will have the effect of concentrating voting power with the Aurora Stockholders.

The level of redemption also impacts the effective deferred underwriting fee per share incurred in connection with RTPY’s initial public offering and payable upon the completion of the Business Combination. RTPY incurred $34,212,500 in deferred underwriting fees, $26,500,000 of which, pursuant to an arrangement between RTPY and Morgan Stanley (in its role as solebookrunning manager), would be available to pay third party financial advisors of RTPY if RTPY completed an initial business combination with Aurora. RTPY will pay Goldman Sachs, pursuant to its engagement letters with RTPY in its roles as financial advisor to RTPY in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and Houlihan Lokey, pursuant to its engagement letter with the RTPY Transaction Committee in its role as financial advisor to the RTPY Transaction Committee in connection with the Business Combination, total fees of $26,500,000 for their professional services. In a no redemption scenario, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.35 per share on a pro forma basis (or 3.5% of the value of shares assuming a trading price of $10.00 per share). In a low redemption scenario in which 9.9 million shares of RTPY Class A ordinary shares, or 25% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.39 per share on a pro forma basis (or 3.9% of the value of shares assuming a trading price of $10.00 per share). In a medium redemption scenario in which 19.8 million shares of RTPY Class A ordinary shares, or 50% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.44 per share on a pro forma basis (or 4.4% of the value of shares assuming a trading price of $10.00 per share). In a high redemption scenario in which 29.8 million shares of RTPY Class A ordinary shares, or 75% of the shares assumed to be redeemed under the Maximum Redemption Scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.50 per share on a pro forma basis (or 5.0% of the value of shares assuming a trading price of $10.00 per share). In the Maximum Redemption Scenario, the effective deferred underwriting fee (inclusive of fees to be paid to financial advisors) would be approximately $0.59 per share on a pro forma basis (or 5.9% of the value of shares assuming a trading price of $10.00 per share).

Date, Time and Place of Extraordinary General Meeting of RTPY’s Shareholders

The extraordinary general meeting of the shareholders of RTPY will be held at 12:00 p.m., Eastern Time, on November 2, 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the Condition Precedent Proposals have not been approved.

You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.

Voting Power; Record Date

RTPY shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on September 30, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RTPY warrants do not have voting rights in the extraordinary general meeting. As of the close of business on the record date, there were 122,187,500 ordinary shares issued and outstanding (including shares underlying the RTPY units), of which were 97,750,000 issued and outstanding public shares.

Quorum and Vote of RTPY Shareholders

A quorum of RTPY shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 61,093,751 ordinary shares would be required to achieve a quorum.

The Sponsor and RTPY’s independent directors have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

•

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents and Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution of the holders of the RTPY Class B ordinary shares under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request that RTPY redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), RTPY’s transfer agent, that Aurora Innovation redeem all or a portion of your public shares for cash; and

•	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, RTPY’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTPY’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely tenders its shares to Continental, RTPY’s transfer agent, Aurora Innovation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Aurora Innovation Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of RTPY—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither RTPY shareholders nor RTPY warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. RTPY has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote in person if it revokes its proxy before the extraordinary general meeting. A shareholder may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of RTPY—Revoking Your Proxy.”

Interests of RTPY’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the RTPY Transaction Committee in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and the RTPY Board and executive officers may have interests in the Business Combination that are different from, or in addition to, those of RTPY’s shareholders and warrant holders generally. The RTPY Board was aware of and considered these interests, among other matters, in approving the terms of the Business Combination and in recommending to RTPY’s shareholders that they vote to approve the Business Combination. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.

Interests of Aurora’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the RTPY Transaction Committee in favor of approval of the BCA Proposal, you should keep in mind that Aurora’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Aurora’s shareholders generally. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.

Recommendation to Shareholders of RTPY

The RTPY Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTPY’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Aurora Innovation issues or, as applicable, reserves for issuance, in respect of Aurora Awards, an aggregate of 125,751,140 shares of Aurora Innovation Class A common stock. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Rollover equity	$11,000	Rollover equity	$11,000
Cash and investments held in trust account	978	Cash to balance sheet	1,878
PIPE proceeds(1)	1,000	Estimated transaction costs(2)	100

Total sources	$12,978	Total uses	$12,978

(1)	Proceeds from the PIPE Investment will be at least $1.0 billion, subject to potential upsize.
(2)	Includes deferred underwriting commission of $34.2 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Aurora Innovation immediately following the Domestication will be the same as those of RTPY immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in FASB Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”), RTPY is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Aurora issuing stock for the net assets of RTPY, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The historical operations of Aurora Innovation presented prior to the Business Combination will be presented as those of Aurora in future reports of Aurora Innovation.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”), and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. Under the terms of the Merger Agreement, on or before July 28, 2021, RTPY and Aurora will file the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period will expire at 11:59 pm (Eastern Time) thirty (30) calendar days thereafter.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RTPY cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RTPY cannot assure you as to its result.

None of RTPY nor Aurora are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

RTPY is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in RTPY’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. RTPY has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, RTPY, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare RTPY’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

RTPY will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of RTPY’s initial public offering, (b) in which RTPY has total annual gross revenue of at least $1.07 billion or (c) in which RTPY is deemed to be a large accelerated filer, which, in addition to certain other criteria, means the market value of RTPY’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which RTPY has issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Aurora Innovation’s business and industry and the risks of the Business Combination are summarized below:

•

Self-driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology, and if we cannot successfully overcome those challenges or do so on a timely basis, our ability to grow our business will be negatively impacted.

•	Aurora is an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.

•	Aurora’s limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•

It is possible that our technology will have more limited performance or may take us longer to complete than is currently projected. This could materially and adversely affect our addressable markets, commercial competitiveness, and business prospects.

•

Aurora operates in a highly competitive market and some market participants have substantially greater resources. If one or more of our competitors commercialize their self-driving technology before we do, develop superior technology, or are perceived to have better technology, it could materially and adversely affect our business, prospects, financial condition and results of operations.

•	Our services and technology may not be accepted and adopted by the market at the pace we expect or at all.

•

We expect that our business model will become less capital intensive as we transition our business to our Driver as a Service model and if that transition is delayed or does not occur, we will require significant additional capital investment to run our business.

•

It is possible that Aurora’s self-driving unit economics do not materialize as expected, in particular as we transition to our Driver as a Service model. This could significantly hinder our ability to generate a commercially viable product and adversely affect our business prospects.

•

We are highly dependent on the services of our senior management team and, specifically, our Chief Executive Officer, and if we are not successful in retaining our senior management team and, in particular, our Chief Executive Officer, and in attracting or retaining other highly qualified personnel, we may not be able to successfully implement our business strategy.

•	Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders.

•	We may experience difficulties in managing our growth and expanding our operations.

•

Our operating and financial results projections rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our projections and our estimates of certain financial metrics may prove inaccurate.

•

As part of growing our business, we have in the past and may in the future make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, it could materially and adversely affect our business, prospects, financial condition and results of operations, and our stock price could decline.

•

Unauthorized control or manipulation of systems in autonomous vehicles may cause them to operate improperly or not at all, or compromise their safety and data security, which could result in loss of confidence in us and our products and harm our business.

•	Our future insurance coverage may not be adequate to protect us from all business risks.

•	Our success is contingent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships.

•

Burdensome regulations, inconsistent regulations, or a failure to receive regulatory approvals of our technology could have a material adverse effect on our business, financial condition and results of operation.

•

Despite the actions we are taking to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•

The announcement of the proposed Business Combination could disrupt Aurora Innovation’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

•

The Aurora projected financial information considered by RTPY may not be realized, which may adversely affect the market price of Aurora Innovation common stock following the completion of the Business Combination.

•

The public shareholders will experience immediate dilution as a consequence of the issuance of Aurora Innovation common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Aurora Innovation.

•

The dual class structure of Aurora Innovation common stock has the effect of concentrating voting control with the Aurora Founders. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for RTPY and Aurora, respectively and unaudited pro forma condensed combined per share information of Aurora Innovation after giving effect to the Apparate acquisition, the Business Combination, the PIPE Investment and certain other events related to the Business Combination, in each case, presented under the two following scenarios:

•

Assuming No Redemption: This presentation assumes that no public shareholders of RTPY exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemption: This presentation assumes 40.6% of the public shares are redeemed for their pro rata share of the funds in the trust account. This scenario gives effect to RTPY’s public shareholders exercising their redemption rights with respect to a maximum of 39.7 million Class A ordinary shares subject to possible redemption, prior to the closing of the Business Combination at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived on the basis that RTPY will be required to have a minimum of $1.5 billion in cash at closing of the Business Combination after giving effect to, among other things, payments to redeeming shareholders, payment of transaction expenses, and proceeds from the PIPE Investment. Based on the amount of $977.5 million in the trust account as of June 30, 2021 and taking into account the anticipated proceeds of $1.0 billion from the PIPE Investment, approximately 39.7 million shares of RTPY’s public shares may be redeemed and still enable RTPY to have sufficient cash to satisfy the $1.5 billion closing cash requirement in the Merger Agreement. The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) RTPY will have a minimum of $1.5 billion in cash comprising (A) the cash held in the trust account after giving effect to RTPY share redemptions and payment of any deferred underwriting commissions and transaction expenses of Aurora or RTPY and (B) the PIPE Investment Amount and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500.0 million. If either the minimum cash requirement or the maximum redemption condition is not met, then Aurora would not be obligated to consummate the Merger.

The pro forma book value information reflects the Merger as if it had occurred on June 30, 2021. The pro forma weighted average shares outstanding and net loss per share information reflect the Apparate acquisition, the Business combination, the PIPE Investment and certain other events related to the Business Combination as if they had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of each of RTPY and Aurora and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of each of RTPY and Aurora is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had RTPY and Aurora been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of each of RTPY and Aurora would have been had the companies been combined during the periods presented.

			Combined pro forma		Aurora equivalent pro forma
(in thousands, except share and per share data)	RTPY (Historical)	Aurora (Historical)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption(4)	Assuming Maximum Redemption(4)
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2),(3)	$0.16	$1.53	$3.56	$3.40	$7.71	$7.36
Weighted average shares outstanding of Class A ordinary shares—basic and diluted	97,746,566
Net loss per share—Class A, basic and diluted	$—
Weighted average shares outstanding—Class B ordinary shares, basic and diluted	23,099,102
Net loss per share—Class B, basic and diluted	$(0.25)
Weighted averages shares outstanding—basic and diluted		236,133,823
Net loss per share—basic and diluted		$(1.57)
Weighted average shares outstanding—Aurora Innovation, Class A, basic and diluted			704,726,322	662,740,880
Net loss per share—Aurora Innovation, Class A, basic and diluted			$(0.27)	$(0.28)	$(0.58)	$(0.61)
Weighted average shares outstanding—Aurora Innovation, Class B, basic and diluted			484,548,115	484,548,115
Net loss per share—Aurora Innovation, Class B, basic and diluted			$(0.27)	$(0.28)	$(0.58)	$(0.61)

For the Year Ended December 31, 2020(1)
Weighted average shares outstanding of Class A ordinary shares—basic and diluted	21,250,000
Net loss per share of Class A ordinary shares—basic and diluted	$(0.00)
Weighted averages shares outstanding—basic and diluted		124,743,865
Net loss per share—basic and diluted		$(1.72)
Weighted average shares outstanding—Aurora Innovation, Class A, basic and diluted			704,726,322	662,740,880
Net loss per share—Aurora Innovation, Class A, basic and diluted			$(0.96)	$(0.99)	$(2.08)	$(2.14)
Weighted average shares outstanding—Aurora Innovation, Class B, basic and diluted			484,548,115	484,548,115
Net loss per share—Aurora Innovation, Class B, basic and diluted			$(0.96)	$(0.99)	$(2.08)	$(2.14)

(1)	No cash dividends were declared in the period presented.
(2)

Historical book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of RTPY and Aurora common stock outstanding, classified in permanent equity, as of June 30, 2021, respectively.

(3)

The pro forma book value per share is calculated as (a) the total equity under the respective redemption scenarios divided by (b) Aurora Innovation common shares outstanding under the respective redemption scenarios. The number of pro forma book value per share excludes approximately 18.2 million and 11.4 million Sponsor Shares, under the ‘no redemption’ and ‘maximum redemption’ scenarios, respectively, subject to price-based vesting conditions, as a result of the vesting conditions not having been met.

(4)

The equivalent per share data for Aurora is calculated by multiplying the combined pro forma per share data by the Exchange Ratio of approximately 2.1655 under both of the presented redemption scenarios.

MARKET PRICE AND DIVIDEND INFORMATION

The RTPY units, RTPY Class A ordinary shares and RTPY warrants are currently listed on Nasdaq under the symbols “RTPYU,” “RTPY” AND “RTPYW,” respectively.

The most recent closing prices of the RTPY units, RTPY Class A ordinary shares and RTPY warrants as of July 14, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $10.06, $9.85 and $1.77, respectively. As of September 30, 2021, the record date for the extraordinary general meeting, the most recent closing price for each RTPY unit, RTPY Class A ordinary share and RTPY warrant was $10.10, $9.93 and $1.50, respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of RTPY’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were two holders of record of RTPY Class A ordinary shares, five holders of record of RTPY Class B ordinary shares, one holder of record of RTPY units and two holders of record of RTPY warrants. See “Beneficial Ownership of Securities”.

Dividend Policy

RTPY has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Aurora Innovation subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Aurora Innovation Board. The RTPY Board is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the Aurora Innovation Board will declare any dividends in the foreseeable future. Further, the ability of Aurora Innovation to declare dividends may be limited by the terms of financing or other agreements entered into by Aurora Innovation or its subsidiaries from time to time.

Price Range of Aurora’s Securities

Historical market price information regarding Aurora is not provided because there is no public market for Aurora’s securities. For information regarding Aurora’s liquidity and capital resources, see “Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of Aurora and will also apply to the business and operations of Aurora Innovation following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and could materially and adversely affect the business, prospects, financial condition, results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements.” RTPY or Aurora may face additional risks and uncertainties that are not presently known to RTPY or Aurora, or that RTPY or Aurora currently deems immaterial, which may also impair RTPY’s or Aurora’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Investing in Aurora Innovation common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this proxy statement/prospectus, before deciding to invest in Aurora Innovation common stock. Aurora Innovation’s business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks or uncertainties, as well as by risks or uncertainties not currently known to RTPY or Aurora, or that RTPY and Aurora do not currently believe are material. In that case, the trading price of Aurora Innovation common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Technology, Business Model and Industry

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Aurora and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Aurora Innovation and its subsidiaries following the consummation of the Business Combination.

Self-driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology. If we cannot successfully overcome those challenges or do so on a timely basis, our ability to grow our business will be negatively impacted.

Solving self-driving is one of the most difficult engineering challenges of our generation. The industry can be characterized by a significant number of technical and commercial challenges, including an expectation for better-than-a-human driving performance, large funding requirements, long vehicle development lead times, specialized skills and expertise requirements of personnel, inconsistent and evolving regulatory frameworks, a need to build public trust and brand image, and real world operation of an entirely new technology. If we are not able to overcome these challenges, our business, prospects, financial condition, and results of operations will be negatively impacted and our ability to create a viable business may not materialize at all.

Although we believe that our self-driving systems and supporting technology are promising, we cannot assure you that our technology will succeed commercially. The successful development of our self-driving systems and related technology involves many challenges and uncertainties, including:

•	achieving sufficiently safe self-driving system performance as determined by us, government & regulatory agencies, our partners, customers, and the general public;

•	finalizing self-driving system design, specification, and vehicle integration;

•	successfully completing system testing, validation, and safety approvals;

•	obtaining additional approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	receiving performance by third parties that supports our R&D and commercial activities;

•	preserving core intellectual property rights, while obtaining rights from third parties for intellectual property that may be critical to our R&D activities; and

•	continuing to fund and maintain our current technology development activities.

We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses on an annual basis since our inception. We incurred a net loss of $188.6 million for the three-month period ended March 31, 2021 and net losses of $214.5 million and $94.1 million for the years ended December 31, 2020 and 2019, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin commercial operation of our self-driving technology, which may take longer than we currently expect or may never occur. Even if we successfully develop and sell our self-driving solutions, there can be no assurance that they will be commercially successful. We expect the rate at which we will incur losses to be substantially higher in future periods as we continue to scale our development and commercialize products. Because we will incur the costs and expenses from these efforts before we receive incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We began operations in 2017 and have been focused on developing self-driving technology ever since. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

•	design, develop, test, and validate our self-driving technology for commercial applications;

•	produce and deliver our technology at an acceptable level of safety and performance;

•	properly price our products and services;

•	plan for and manage capital expenditures for our current and future products;

•	hire, integrate and retain talented people at all levels of our organization;

•	forecast our revenue, budget for and manage our expenses;

•	attract new partners and retain existing partners;

•	navigate an evolving and complex regulatory environment;

•	manage our supply chain and supplier relationships related to our current and future products;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;

•	develop and protect intellectual property; and

•	successfully develop new solutions, features, and applications to enhance the experience of partners and end-customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

It is possible that our technology will have more limited performance or may take us longer to complete than is currently projected. This would adversely impact our addressable markets, commercial competitiveness, and business prospects.

Our products and self-driving system are technical and complex, and commercial application requires that we meet very high standards for technology performance and system safety. We may be unable to timely release new products that meet our intended commercial use cases, and we may therefore experience more limited monetization of our technology. These risks are particularly relevant for factors such as our self-driving system’s operational domain (i.e., the conditions under which our system is designed to operate), which includes variables such as traversable road networks, speeds, and weather patterns. It is possible that there may be additional limitations in our operating capabilities depending upon a number of factors, including, for example, vehicle type (e.g. car, truck) and actor density (e.g. pedestrians, cyclists). If that is the case, we may be more restricted in our addressable market opportunities.

Commercial deployment has taken longer in the self-driving industry than anticipated, and it may take us more time to complete our own technology development and commercialization than is currently projected. The achievement of broadly applicable self-driving technology will require further technology improvements including, for example, handling non-compliant or unexpected actor behavior and inclement weather conditions. These improvements may take us longer than expected which would increase our capital requirements for technology development, delay our timeline to commercialization, and reduce the potential financial returns that may be expected from the business.

We operate in a highly competitive market and some market participants have substantially greater resources. If one or more of our competitors commercialize their self-driving technology before we do, develop superior technology, or are perceived to have better technology, our business prospects and financial performance would be adversely affected.

The market for self-driving technology is highly competitive and can be characterized by rapid technological change. Our future success will depend on our ability to develop and commercialize in a timely manner in order to stay ahead of existing and new competitors. Several companies, including, but not limited to, Waymo, GM Cruise, TuSimple, Tesla, Zoox/Amazon, Argo AI, Apple, Motional, Pony.ai, Intel Mobileye, Nuro, and Embark are investing heavily in building this technology. These companies compete with us directly by offering self-driving technology for the same or similar use cases. If our competitors, including those previously mentioned, commercialize their technology before we do, develop superior technology, or are perceived to have better technology, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us.

Material commercialization of self-driving technology first involves pilot deployments and some of our competitors are operating such pilots. Other competitors may initiate similar deployments in various use cases or geographies earlier than we will. Several of these competitors have substantial financial, marketing, R&D, and other resources. In the event that one or many of these competitors broadly commercializes their technology before we do, our business prospects and financial performance would be adversely impacted.

Our services and technology may not be accepted and adopted by the market at the pace we expect or at all.

Self-driving technology is still nascent and is neither generally understood nor universally accepted. We are at risk of adverse publicity that stems from any public incident involving self-driving vehicles (whether involving Aurora or a competitor), which could result in decreased end-customer demand for our technology. Part of our commercialization plan includes public awareness and education campaigns, but this guarantees neither public nor customer acceptance of our services. If we cannot gain sufficient trust in our technology, we will be unable to commercialize as intended. We may also experience adverse publicity that argues self-driving technology is replacing human jobs and disrupting the economy. Such media attention could cause current and future partners to terminate their business with us, which would significantly impact our ability to make future sales.

Further, as the market for self-driving cars develops, the differences in the approaches of Aurora and others will become more widely known to suppliers, insurers, regulators and others. Until these distinctions are known and appreciated, the actions of a single market participant may be imputed to the self-driving industry as a whole. As such, as a result of an action or inaction by a third-party, it is possible that suppliers, insurers, regulators and others may refuse or cease to interact with or conduct business with the self-driving industry as a whole, including Aurora.

If the market does not accept and adopt our services and technology at the pace we expect or at all, it could materially and adversely affect our business, prospects, financial condition and results of operations.

We expect that our business model will become less capital intensive as we transition our business to our Driver as a Service model and if that transition is delayed or does not occur, we will require significant additional capital investment to run our business.

Our business plan envisions a two-phase process for ownership and operation of Aurora-powered self-driving vehicles. Early in our commercialization, we intend to own or lease and operate a limited fleet and will invest in self-driving system hardware, base vehicles, and commercial facilities (such as freight terminals). We believe this firsthand experience will help us to harden our operational processes, service level agreements, and enable a more effective transition to working with external partners on operational activities. After this initial period of Aurora Innovation ownership and operation, we expect to transition to a Driver as a Service business model. Under this model, one or more third-party partners would own and operate Aurora-powered vehicles and would also manage activities such as financing, maintenance, cleaning, and fleet facilities.

Since it is more capital-intensive for us to own or lease and operate our own fleet of vehicles, any delay in the transition to the Driver as a Service model will require additional investments of capital and could mean we may not be able to reach scale as quickly as projected. In addition, it is possible that we may be required to fund and operate commercial facilities as part of our product offering, as opposed to partnering with third parties. Although we believe, based on partner discussions, that such a transition will be possible in our intended timeframes, there is no guarantee that third parties will be able or willing to own and operate Aurora-powered vehicles as soon or ramp as quickly as expected at desirable commercial terms. Similarly, we expect to partner with other third parties who will own and operate terminal facilities, but we may determine that we will need to own or operate more of these facilities ourselves. Such difficulties could have adverse impacts on our business, prospects, financial condition, and growth potential. As such, this model may present unpredictable challenges associated with third-party dependency which could materially and adversely affect our business, financial condition and results of operations.

It is possible that Aurora’s self-driving unit economics do not materialize as expected, in particular as we transition to our Driver as a Service model. This could significantly hinder our ability to generate a commercially viable product and adversely affect our business prospects.

Our business model is premised on our future expectations and assumptions regarding unit economics of the Aurora Driver and our transition, including the timing thereof, to our Driver as a Service model. There are uncertainties in these assumptions and we may not be able to achieve the unit economics we expect for many reasons, including but not limited to:

•	costs of the self-driving system hardware;

•	other fixed and variable costs associated with self-driving vehicle operation;

•	useful life;

•	vehicle utilization; and

•	product pricing.

To manage self-driving hardware costs, we must engineer cost-effective designs for our sensors, computers, and vehicles, achieve adequate scale, and freeze hardware specifications while enabling continued software improvements. In addition, we must continuously push initiatives to optimize supporting cost components such as vehicle and SDS maintenance, cloud storage, telecom data feed, facilities, cleaning, operations personnel costs, and useful life. This will require significant coordination with our third-party fleet partners and adequate cost management may not materialize as expected or at all, which would have material adverse effects on our business prospects.

Self-driving technology is a new product and the appropriate price points are still being determined. Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the revenue of our technology or cause us to lose market share, any of which could materially and adversely affect our business, financial condition and results of operations. Unfavorable changes in any of these or other unit economics-related factors, many of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations.

We are highly dependent on the services of our senior management team and, specifically, our Chief Executive Officer, and if we are not successful in retaining our senior management team and, in particular, our Chief Executive Officer, and in attracting or retaining other highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team, which has extensive experience in the self-driving industry. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could materially and adversely affect our business, financial condition and results of operations. In particular, we are highly dependent on Chris Urmson, our Founder, President and Chief Executive Officer, who remains deeply involved in all aspects of our business, including product development. If Mr. Urmson ceased to be involved with Aurora Innovation, this would adversely affect our business because his loss could make it more difficult to, among other things, compete with other market participants, manage our R&D activities and retain existing partners or cultivate new ones. Negative public perception of, or negative news related to, Mr. Urmson may adversely affect our brand, relationship with partners or standing in the industry.

Our success similarly hinges on the ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including software, hardware, systems engineering, automotive, safety, operations, design, finance, marketing, and support personnel. Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. Many of our employees may receive significant proceeds from sales of our equity in the public markets once the applicable lock-up restrictions expire, which may reduce their motivation to continue to work for us. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.

Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business Operations

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders.

The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. We expect to continue investing in research and development to improve our self-driving technology. We expect we will need to seek equity or debt financing to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, or substantially change our corporate structure.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and systems automation. We are currently in the process of strengthening our compliance programs, including in relation to export controls, privacy and cybersecurity and anti-corruption. We will also need to reduce our reliance on manual operations in the areas of billing and reporting and make certain other improvements to support our complex arrangements and the rules governing revenue and expense recognition for our future operations. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on the accuracy of our reporting, business relationships, reputation and financial results.

Our operating and financial results projections rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual results of operations may be materially different from our projections and our estimates of certain financial metrics may prove inaccurate.

We use various estimates in formulating our business plans. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates. These factors include, without limitation:

•	assumptions around vehicle miles traveled (“VMT”);

•	the degree of utilization achieved by our self-driving technology;

•	the price our customers are willing to pay;

•	the timing and breadth of our technology’s operating domain and product models;

•	operational costs of our self-driving technology and their useful life;

•	growth in core development and operating expenses;

•	which elements of service are delivered by Aurora versus our partners, and associated impact on expenses and capital requirements;

•	the extent to which our technology is successfully and efficiently operationalized by our fleet partners, and our market penetration more broadly;

•	the timing of when our partners and end-customers adopt our technology on a commercial basis which could be delayed for regulatory, safety or reliability issues unrelated to our technology;

•	the timing of future self-driving system hardware generations and vehicle platforms;

•	competitive pricing pressures, including from established and future competitors;

•	whether we can obtain sufficient capital to continue investing in core technology development and sustain and grow our business;

•	the overall strength and stability of domestic and international markets, including, but not limited to trucking, passenger mobility, and local goods delivery; and

•	other risk factors set forth in this prospectus.

In particular, our total addressable market and opportunity estimates, growth forecasts, pricing, cost, and customer demand included in this registration statement are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. The projections, forecasts and estimates in this registration statement relating to the expected size and growth of the markets for self-driving technology may prove similarly imprecise. We are pursuing prospects in multiple markets that are undergoing rapid changes, including in technological and regulatory areas, and it is difficult to predict the timing and size of the opportunities.

Unfavorable changes in any of the above or other factors, including around the total addressable market and market opportunity, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations.

As part of growing our business, we have in the past and may in the future make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, it could materially and adversely affect our business, financial condition and results of operations, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, form new strategic partnerships, or enter into new markets or geographies. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for such future acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, partners and end-customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Additionally, acquired assets or businesses may not generate the financial results we expect. Key personnel or large numbers of employees who join Aurora through acquisitions may decide to leave Aurora to work for other businesses or competitors of Aurora, thereby diminishing the value of our acquisitions. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. For example, in January 2021, Aurora acquired Uber’s self driving unit, Apparate, an acquisition for which many of the risks outlined above were, and continue to be, present. Apparate has a history of financial losses, which have (and will continue to) lead to increased losses for Aurora (versus if

Aurora had not acquired Apparate), and which have an will require increased cash spending by Aurora. There are risks in retaining and integrating key personnel and teams, and risks and delay involved in properly and efficiently aligning and utilizing the teams of the combined entity. Further, Apparate and Aurora have a substantial amount of software, hardware, services and systems that are redundant, or not necessarily complementary. Additionally, the acquisition and integration processes create a risk that management and employees of Aurora become distracted. Finally, the costs of identifying and consummating acquisitions may be significant. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our stock price to decline.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic and its aftermath, could materially and adversely affect our business, financial condition and results of operations. The COVID-19 pandemic and its aftermath may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability and our ability to raise additional capital in the future. We further note we have several offices located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our partners have such plans or policies in place. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

The spread of COVID-19 caused us to modify our business practices (including reducing employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, partners and end-customers, suppliers, and business partners. The COVID-19 pandemic could limit the ability of our partners, suppliers, and business partners to perform, including our ability to conduct on-road and track operations for development testing.

In recent months, Aurora has implemented a voluntary return to office policy for its employees, and we expect a full return to office to be possible in the coming months. However, even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future. We do not yet know the full extent of COVID-19’s impact on our business, our operations, or the global economy as a whole. However, the effects could materially and adversely affect our business, financial condition and results of operations, and we will continue to monitor the situation closely.

Interruption or failure of Amazon Web Services or other information technology and communications systems that we rely upon could materially and adversely affect our business, financial condition and results of operations.

We currently rely on Amazon Web Services, or AWS, to host our technology and support our technology development. The availability and effectiveness of our services depend on the continued operation of AWS, information technology, and communications systems. Our systems will be vulnerable to damage, interruption or any other compromise as the result of, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for all of our data other than our source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand the usage of our platform. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software and partners and end-customers data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; our integrated software; or partners or end-customers or driver data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of partners, end-customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product technology. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain and continue to develop information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, including a formal incident response plan, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially and adversely affect our business, financial condition and results of operations. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Unauthorized control or manipulation of systems in autonomous vehicles may cause them to operate improperly or not at all, or compromise their safety and data security, which could result in loss of confidence in us and our products and harm our business.

There have been reports of vehicles being “hacked” to grant access to and operation of the vehicles to unauthorized persons. Aurora-powered vehicles contain complex IT systems and are designed with built-in data connectivity. We are implementing security measures intended to prevent unauthorized access to the information technology networks and systems installed in our vehicles. However, hackers or unauthorized third parties may attempt to gain unauthorized access to modify, alter, and use such networks and systems to gain control of, or to change, our vehicles’ functionality, user interface and performance characteristics, or to access data stored in or generated by our products. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such security incidents could result in unexpected control of or changes to the vehicles’ functionality and safe operation and could result in legal claims or proceedings and negative publicity, which would negatively affect our brand and harm our business, prospects, financial condition, and operating results.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate, or may operate, may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. We may also be subject to additional privacy regulations in the future, including the California Privacy Rights Act of 2020 (when it goes into effect in 2023) or the Virginia Consumer Data Protection Act (when it goes into effect in 2023). These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our partners choose to proactively provide such information to us, our products may evolve both to address potential partner requirements or to add new features and functionality that may change our privacy obligations. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to our technology, systems, and data. For instance, cyber criminals, insiders or unauthorized third parties may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and end-customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory, partner or end-customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract partners and end-customers. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause partners and end-customers to lose trust in us, which could have an adverse effect on our reputation and business.

Our future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. Further, because we operate in a new and thus inherently risky industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our future insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could materially and adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverages available to us on commercially reasonable terms.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, could materially and adversely affect our business, financial condition and results of operations.

In recent years, the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating loss, or other tax-related changes could materially and adversely affect our business, prospects, financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could materially and adversely affect our business, prospects, financial condition and results of operations.

Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards, NOLs, to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use these or our pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.

There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in our existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well.

Risks Related to Our Dependence on Third Parties

Our success is contingent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships.

Our self-driving technology is integrated into the vehicles of our OEM partners, while logistics services partners, ride-sharing partners and fleet service partners can act as both a customer and an operator of Aurora-powered vehicles. While we are providing our self-driving technology to these partners, they are simultaneously providing their vehicles, fleet operational activities, and, in some cases, access to end-customers.

In order for this business model to be successful, we will need to enter into definitive long-term contracts and commercial arrangements with partners such as PACCAR, Uber, Toyota and Volvo, which expand upon the current agreements and historic working relationships we have in place. In the event such contracts do not materialize, we may not be able to implement our business strategy in the timeframe anticipated, or at all. If we are unable to enter into definitive agreements or are only able to do so on terms that are unfavorable to us, we may not be able to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, we may not be able to fully carry out our business plans. Accordingly, investors should not place undue reliance on our statements about our development plans and partnerships or their feasibility in the timeframe anticipated, or at all.

Partners and end-customers may be less likely to purchase our products if they are not convinced that our business will succeed or that our service, technology, and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among partners, end-customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, end-customer unfamiliarity with our technology, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of self-driving vehicles or our other services compared with market expectations.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to produce and deliver necessary and industrialized components at prices and volumes and on terms acceptable to us could materially and adversely affect our business, prospects, financial condition and results of operations.

While we plan to obtain components from multiple sources whenever desirable, some of the components used in our hardware and technology will be purchased from a single supplier. We refer to these component suppliers as our single source suppliers. These components are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay commercialization of our products to users. For example, the Aurora Driver relies on single source suppliers for several components including GPU microchips which we use for machine learning inference, vehicle gateway electronic control units, and automotive radar sensors.

We are reliant on third-party suppliers to design, develop, industrialize and manufacture components for us. In order for these suppliers to undertake the investment needed to produce these components, they may require us to commit to terms, pricing or purchase volumes that are not acceptable to us.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source and other components, we may be unable to do so in the short term (or at all) at prices or quality levels and/or on terms that are favorable to us and we may experience significant delays while re-engineering our system to accept any replacement parts.

Manufacturing in collaboration with partners is subject to risks.

Our business model relies on outsourced manufacturing of vehicles and will include outsourced manufacturing of our self-driving system hardware and vehicle integration. The cost of tooling a manufacturing facility with a collaboration partner is high, but the exact dollar value will not be known until we enter into specific manufacturing agreements. Collaboration with third parties to manufacture vehicles and self-driving system hardware is subject to risks that are outside of our control. We have in the past, and could in the future, experience delays in development and production when and if our partners do not meet agreed upon timelines or experience capacity constraints. There is a risk of potential disputes with partners, which could stop or slow vehicle production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards.

We may be unable to enter into agreements with manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or significantly add to our own production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Legal and Regulatory Environment

Burdensome regulations, inconsistent regulations, or a failure to receive regulatory approvals of our technology could have a material adverse effect on our business, financial condition and results of operation.

There has been relatively little mandatory government regulation of the self-driving industry to-date. Currently, there are no Federal Motor Vehicle Safety Standards (“FMVSS”) that relate to the performance of self-driving technology. Further, there are currently no widely accepted uniform standards to certify self-driving technology and its commercial use on public roads. While our team includes nationally recognized safety experts and we have built organizational, operational, and safety processes to ensure that the performance of our technology meets rigorous standards, there can be no assurance that these measures will meet future regulatory requirements enacted by government bodies nor that future regulatory requirements will not inherently limit the operation and commercialization of self-driving technology. In some jurisdictions, we could be required to present our own safety justification and evidence base, and in other areas it is possible that we may be required to pass specific self-driving safety tests. We have not yet tested our technology to the full extent possible, in all conditions under which we anticipate operations to occur. The failure to pass these safety tests or receive appropriate regulatory approvals for commercialization would adversely impact our ability to generate revenue at the rate we anticipate.

It is also possible that future self-driving regulations are not standardized, and our technology becomes subject to differing regulations across jurisdictions (e.g. federal, state, local, and international). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the legality of certain higher levels of automation, while certain U.S. states have legal restrictions on automation, and many other states are considering them. Such a regulatory patchwork could hinder the commercial deployment of our technology and have adverse effects on our business prospects and financial condition.

We are also subject to laws and regulations that commonly apply to e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results.

We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could materially and adversely affect our business, prospects, financial condition and results of operations.

Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and partners, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of disputes could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these proceedings raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material and adverse impact on our business, financial condition or results of operations or that our established reserves or our available insurance will mitigate this impact.

Changes to global political, regulatory and economic conditions or foreign laws and policies, or interpretation of existing foreign laws and policies, could materially and adversely affect our business, prospects, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, research, manufacturing, development, technology, and investment in the territories or countries where we currently purchase our components, sell our products or conduct our business could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. Additionally, certain existing and future foreign political, regulatory and economic conditions may make it impractical or impossible to launch in certain markets, may delay our launch in certain markets, or may impose onerous conditions to launch in such markets (e.g., requiring a local partner and/or the disclosure of sensitive intellectual property assets). It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could materially and adversely affect our business, financial condition and results of operations.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our partners also require that we comply with their own unique requirements relating to these matters.

We develop and plan to sell technology that contains electronic components, and such components may be subject to or may contain materials that are subject to government regulation in both the locations where manufacture and assembly of our products takes place, as well as the locations where we sell our products. This is a complex process which requires continual monitoring of regulations to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect our business, prospects, financial condition and results of operations. If we fail to adhere to new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of partners or negative publicity and could materially and adversely affect our business, financial condition and results of operations.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require the current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act, FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could materially and adversely affect our business, financial condition and results of operations and also our reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in Aurora Innovation common stock.

Our business may be adversely affected if our lidar technology fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic ACT or otherwise by the FDA.

Our lidar technology is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act, as electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure and are enforced by the FDA. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to partners or end-customers, or subject us to FDA enforcement.

We may be subject to product liability that could result in significant direct or indirect costs, which could materially and adversely affect our business, financial condition and results of operations.

Our self-driving technology presents the risk of significant injury, including fatalities. We may be subject to claims if our technology is involved in an accident and persons are injured or purport to be injured. The occurrence of any errors or defects in our products could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. Any negative publicity related to the perceived quality of our technology could affect our brand image, partner and end-customer demand, and could materially and adversely affect our business, financial condition and results of operations. Also, liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and could materially and adversely affect our business, financial condition and results of operations.

Any product recall of ours or our partners in the future may result in adverse publicity, damage our brand and could materially and adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles powered by our self-driving technology prove to be defective or non-compliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could materially and adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Once we commercialize our technology, we may be required to obtain specialized insurance, which may not be available to the capacity or on the terms that we require to achieve the economics we expect. Further, any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our partners could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. Any of these events could materially and adversely affect our brand, relationships with partners, business, financial condition or results of operations.

Risks Related to Our Intellectual Property

Despite the actions we are taking to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

The success of our products and our business depends in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other international jurisdictions. We rely on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection.

We cannot assure you that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently-issued and applied-for patent and trademark registrations and applications, and any future patents and trademarks that may be issued, registered or applied for, as applicable, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We also cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.

The protection against unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of self-driving technology. Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could materially and adversely affect our business, financial condition and results of operations. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could materially and adversely affect our business, prospects, financial condition and results of operations.

Third-party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Although we hold key patents related to our products, a number of companies, both within and outside of the self-driving vehicle industry, hold other patents covering aspects of self-driving technology. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases and face increasing competition. We are also party to certain agreements that may limit our trademark rights in certain jurisdictions; while we believe these agreements are unlikely to have a significant impact on our business as currently conducted, our ability to use our existing trademarks in new business lines in the future may be limited. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. Although we intend to vigorously defend our intellectual property rights, if such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our partners, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. We do not carry insurance to cover intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our partners, may deter future partners from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could materially and adversely affect our business, financial condition and results of operations.

Our defense of intellectual property rights claims brought against us or our partners, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our partners and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could materially and adversely affect our business, financial condition and results of operations.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to self-driving technology (including sensors, hardware and software for self-driving vehicles) or other related technology may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign our technology.

A successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology could materially and adversely affect our business, financial condition and results of operations. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

We also hold licenses to intellectual property from third parties, including inbound licenses provided in connection with commercial and other arrangements, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We rely on licenses from third parties for intellectual property that is critical to our business, and we would lose the rights to use such intellectual property if those agreements were terminated or not renewed.

We expect that the long-term contracts and commercial arrangements that we have and intend to enter into with partners may include licenses. We rely on these licenses from our partners for certain intellectual property that is or may become critical to our business. Termination of our current or future partner agreements could cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements.

In the case of a loss of technology used in our systems, we may not be able to continue to manufacture certain components for our product or for our operations or may experience disruption to our manufacturing processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which could aid our competitors and have a negative impact on our business.

Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which could materially and adversely affect our business, financial condition and results of operations.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, prospects, financial condition and results of operations.

We cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company and join our competitors. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property or any proprietary information that we hold. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demands on management resources.

Our software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products or give rise to disclosure obligations of proprietary software.

Our software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Certain open source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open source software is integrated with our proprietary software or distributed in certain ways. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. If we combine or distribute our proprietary software with open source software in a certain manner in the future, we could be required to release the source code to our proprietary software as open source software, or could be required to cease using the relevant open source software which might be costly to replace. Open source licensors also generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if the license terms for the open source software that we use change, we may be forced to re-engineer our software, incur additional costs or discontinue the use of certain offerings if re-engineering could not be accomplished in a timely manner. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

Risks Related to the Business Combination and RTPY

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTPY prior to the consummation of the Business Combination and Aurora Innovation following the consummation of the Business Combination.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by the existing stockholders of Aurora, approval of each of the proposals required to effect the Business Combination by shareholders of RTPY, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Aurora Innovation common stock to be issued to stockholders of Aurora for listing on Nasdaq, meeting the minimum cash condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after RTPY shareholder approval, or RTPY or Aurora may elect to terminate the Merger Agreement in certain other circumstances.

The Sponsor and our directors and officers have agreed to vote in favor of the Business Combination, regardless of how RTPY’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, pursuant to the Sponsor Support Agreement or the Insider Letter, as applicable, the Sponsor and our directors and officers have agreed, among other things, to vote their RTPY Founder Shares and any public shares held by them in favor of the Business Combination subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable. As a result, in addition to the RTPY Founder Shares, we would need 57,020,834, or 58.33% (assuming all issued and outstanding shares are voted), or 16,291,667, or 16.67% (assuming only the minimum number of shares representing a quorum are voted), of the 97,750,000 public shares to be voted in favor of the Business Combination (including the Merger and the Domestication) in order to have such Business Combination approved. We expect that the Sponsor and our directors will own approximately 20% of our issued and outstanding ordinary shares at the time of any such shareholder vote. Accordingly, if we seek shareholder approval of our initial Business Combination, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their RTPY Founder Shares in accordance with the majority of the votes cast by our public shareholders.

Our ability to seek an alternative business combination is limited even if we determined the Business Combination is no longer in our shareholders’ best interest.

If we do not obtain shareholder approval at the extraordinary general meeting, Aurora can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

Since the Sponsor and RTPY’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Aurora is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the RTPY Transaction Committee in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and RTPY’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of RTPY shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

Prior to RTPY’s initial public offering, the Sponsor purchased 2,875,000 RTPY Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On February 10, 2021, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 RTPY Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 RTPY Founder Shares to each of Katharina Borchert, Karen Francis, Colleen McCreary and Anne-Marie Slaughter, RTPY’s independent directors. As part of RTPY’s initial public offering, the Sponsor and RTPY’s independent directors agreed, among other things, to waive their respective redemption rights with respect to any RTPY Founder Shares and any public shares held by them in connection with the completion of a business combination and their respective rights to liquidating distributions from the trust account in respect of the RTPY Founder Shares if RTPY fails to complete a business combination within the required period. RTPY did not provide any separate consideration to the Sponsor or RTPY’s independent directors for such waiver. If RTPY does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 24,437,500 RTPY Founder Shares owned by the Sponsor and RTPY’s independent directors would be worthless because following the redemption of the public shares, RTPY would likely have few, if any, net assets and because the Sponsor and RTPY’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 24,317,500 RTPY Founder Shares held by it if RTPY fails to complete a business combination within the required period. Additionally, in such event, the 8,900,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of RTPY’s initial public offering for an aggregate purchase price of $22,250,000, will also expire worthless. The aggregate dollar amount that the Sponsor and its affiliates have at risk that depends on completion of a business combination, is $22,275,000 paid for the RTPY Founder Shares and private placement warrants, plus any amount of support services fees payable by and expenses to be reimbursed by RTPY, as discussed below, to the extent not paid prior to the closing of the business combination. Certain of RTPY’s directors and officers and board observer who are affiliated with the Sponsor also have an economic interest in the 8,900,000 private placement warrants and in the 24,317,500 RTPY Founder Shares owned by the Sponsor.

•

Assuming there is no forfeiture pursuant to the Sponsor Agreement, the 24,317,500 shares of Aurora Innovation common stock into which the 24,317,500 RTPY Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $241.47 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Aurora Innovation common stock will be subject to certain restrictions, including those described above, RTPY believes such shares have less value. The 120,000 shares of Aurora Innovation common stock into which the 120,000 RTPY Founder Shares held by RTPY’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.19 million based upon the closing price of $9.93 per share on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 8,900,000 Aurora Innovation warrants into which the 8,900,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $12.91 million based upon the closing price of $1.45 per warrant on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. As a result of Sponsor’s interest in the RTPY Founder Shares and private placement warrants, Sponsor and its affiliates have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect RTPY’s initial business combination.

•

Mr. Hoffman, a non-voting observer on the RTPY Board, (i) is a director of Aurora, (ii) is a sponsoring partner of Greylock Partners’ investment in Aurora, (iii) has made a personal investment in Aurora, (iv) controls a charitable foundation that has indirect interests in Aurora through Reinvent Capital Fund’s investment, (v) is a member of Reinvent Capital Fund’s general partner and investment advisor (Mr. Hoffman, however, has transferred his economic interests in these entities to the charitable foundation he controls) and (vi) is a member of the Sponsor. Mr. Hoffman, however, is not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused himself from discussions and decisions of the RTPY Board about the Business Combination.

•

Ms. Francis, a director of RTPY, is a director of TuSimple. TuSimple may be considered a competitor of Aurora with respect to Aurora’s trucking product. Ms. Francis is not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused herself as a director of RTPY from any discussions of the RTPY Board about the proposed Business Combination with Aurora and abstained from voting on any matters related to the proposed Business Combination with Aurora.

•

Each of Mr. Pincus and Mr. Thompson (i) has indirect interests, through Reinvent Capital Fund’s investment, in Aurora, (ii) has interests in or is affiliated with Reinvent Capital Fund’s general partner and investment advisor and (iii) is a member of the Sponsor.

•

The Sponsor (including its representatives and affiliates) and RTPY’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to RTPY. For example, certain officers and directors of RTPY, who may be considered an affiliate of the Sponsor, have recently incorporated Reinvent Technology Partners X (“RTPX”), which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Thompson is Chief Executive Officer and Chief Financial Officer, and Mr. Cohen is Secretary, of RTPX. The Sponsor and RTPY’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RTPY completing its initial business combination. Moreover, certain of RTPY’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RTPY’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RTPY, and the other entities to which they owe certain fiduciary or contractual duties, including RTPX. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RTPY’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RTPY, subject to applicable fiduciary duties under the Cayman Islands Companies Act. RTPY’s Cayman Constitutional Documents provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of RTPY shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RTPY; and

(ii) RTPY renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and RTPY, on the other.

•

RTPY’s existing directors and officers will be eligible for continued indemnification and continued coverage under RTPY’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

The Sponsor Related PIPE Investor, Reinvent Technology SPV II LLC, which is a special purpose vehicle formed solely to invest in the PIPE Investment, has subscribed for $75.0 million of the PIPE Investment, for which it will receive 7,500,000 shares of Aurora Innovation Class A common stock. Each of Mr. Hoffman, Mr. Pincus and Mr. Thompson has an economic interest in the Sponsor Related PIPE Investor. The 7,500,000 shares of Aurora Innovation Class A common stock which the Sponsor Related PIPE Investor has subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $74.48 million based upon the closing price of $9.93 per share on the Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions—RTPY—Subscription Agreements”.

•

In the event that RTPY fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RTPY will be required to provide for payment of claims of creditors that were not waived that may be brought against RTPY within the ten years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to RTPY if and to the extent any claims by a third party (other than RTPY’s independent auditors) for services rendered or products sold to RTPY, or a prospective target business with which RTPY has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund RTPY’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RTPY’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

RTPY’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RTPY’s behalf, such as identifying and investigating possible business targets and business combinations. RTPY expects to incur approximately $41.4 million of transaction expenses (including the deferred underwriting commissions), (inclusive of fees to be paid to financial advisors) and to the extent that RTPY’s officers and directors or their affiliates are advancing any of these expenses on behalf of RTPY, they are entitled to reimbursement of such payments. However, if RTPY fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, RTPY may not be able to reimburse the expenses advanced by RTPY’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

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Reinvent Capital, an entity related to certain members of the Sponsor, entered into a support services agreement with RTPY (the “Support Services Agreement”), pursuant to which, commencing on the date that RTPY’s securities were first listed on Nasdaq through the earlier of consummation of an initial business combination and liquidation, RTPY will pay $1,875,000 Support Services Fees to Reinvent Capital per year (in equal quarterly installments) for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of June 30, 2021, there was $497,700 outstanding amount in services fee and reimbursable expenses for which Reinvent

Capital was awaiting payment or reimbursement by RTPY, which would be made from funds held outside the trust account, including funds released from the trust account to pay for working capital, subject to an annual limit of $701,250.

•

As noted above, the Sponsor purchased 2,875,000 RTPY Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On February 10, 2021, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 RTPY Founder Shares, 120,000 of which were subsequently transferred to RTPY’s independent directors. As a result, Sponsor and the independent directors of RTPY will have rates of return on their respective investments which differ from the rate of return of RTPY’s shareholders who purchased RTPY ordinary shares at various other prices (including those members of the Sponsor who also participated in the PIPE Investment), including RTPY ordinary shares included in RTPY units that were sold at $10.00 per unit in RTPY’s initial public offering. The closing price of RTPY’s public shares on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.93. As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding RTPY ordinary shares will convert automatically, on a one-for-one basis, into a share of Aurora Innovation Class A common stock. In the event the stock price of Aurora Innovation Class A common stock falls below the price paid by an RTPY shareholder (including those members of the Sponsor who also participated in the PIPE Investment) at the time of purchase of the RTPY ordinary shares by such shareholder, a situation may arise in which Sponsor or an independent director of RTPY maintains a positive rate of return on its or her RTPY Founder Shares while such RTPY shareholder experiences a negative rate of return on the shares such RTPY shareholder purchased.

•

Pursuant to the Registration Rights Agreement, the Sponsor and members of the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Aurora Innovation common stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and RTPY’s directors and officers may have influenced their motivation in identifying and selecting Aurora as a business combination target, completing an initial business combination with Aurora Innovation and influencing the operation of the business following the initial business combination. In considering the recommendations of the RTPY Board to vote for the proposals, its shareholders should consider these interests.

The exercise of RTPY’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in RTPY’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require RTPY to agree to amend the Merger Agreement, to consent to certain actions taken by Aurora or to waive rights that RTPY is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Aurora’s business or a request by Aurora to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at RTPY’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

RTPY and Aurora will incur significant transaction and transition costs in connection with the Business Combination.

RTPY and Aurora have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. RTPY and Aurora may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Aurora Innovation following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Aurora Innovation’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Aurora Innovation’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Aurora Innovation’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Aurora Innovation maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Aurora Innovation or fail to extend an existing relationship with Aurora Innovation; and

•	Aurora Innovation has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Aurora Innovation’s results of operations and cash available to fund its business.

The Business Combination may disrupt our current business plans and operations and may cause difficulties in retaining our employees.

Uncertainties about the effect of the Business Combination on employees may have an adverse effect on Aurora. These uncertainties may impair Aurora’s ability to attract, retain and motivate key personnel until the Business Combination is completed. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, Aurora’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Aurora from making certain expenditures and taking other specified actions without the consent of RTPY until the Business Combination occurs. These restrictions may prevent Aurora from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Aurora has identified all material issues or risks associated with Aurora, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Aurora’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Aurora Innovation. Additionally, we have no indemnification rights against the Aurora Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of RTPY who choose to remain Aurora Innovation stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The Aurora projected financial information considered by RTPY may not be realized, which may adversely affect the market price of Aurora Innovation common stock following the completion of the Business Combination.

In performing its financial analyses, RTPY relied on, among other things, certain information, including the forecasts and financial projections described in the section titled “BCA Proposal—Projected Financial Information”. The Aurora forecasts and financial projections were prepared by, or at the direction of, the management of Aurora. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Aurora. There can be no assurance that Aurora’s financial condition, including its cash flows or results of operations will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of Aurora Innovation common stock or the financial position of Aurora following the Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Aurora’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (a) the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents and after the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Aurora or RTPY, plus the PIPE Investment Amount, is at least equal to $1.5 billion or, in other words, the Minimum Cash Condition is met, and (b) the aggregate amount of redemption obligations of RTPY’s public shareholders will not exceed $500 million, or the Maximum Cash Condition is met.

The Minimum Cash Condition and the Maximum Cash Condition are for the sole benefit of Aurora. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then Aurora could terminate the Merger Agreement and the proposed Business Combination may not be consummated. There can be no assurance that Aurora could and would waive the Minimum Cash Condition or the Maximum Cash Condition. In addition, pursuant to the Cayman Constitutional Documents, in no event will RTP redeem public shares in an amount that would cause Aurora Innovation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Aurora Innovation and its subsidiaries (including Aurora) in the aggregate, after the Closing may not be sufficient to allow us to operate and meet our financial obligations as they become due. The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Aurora Innovation after consummation of the Business Combination and we may not be able to raise additional financing necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the Business Combination, have sufficient cash available to fund Aurora Innovation’s business or optimize the capital structure of Aurora Innovation.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement provides that Aurora’s obligation to consummate the Business Combination is conditioned on, among other things, (a) the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents and after the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Aurora or RTPY, plus the PIPE Investment Amount, being at least equal to $1.5 billion or, in other words, the Minimum Cash Condition being met, and (b) the aggregate amount of redemption obligations to RTPY’s public shareholders not exceeding $500 million, or, in other words, the Maximum Redemption Condition being met.

Therefore, unless these conditions are waived by Aurora, the Merger Agreement could terminate and the Business Combination may not be consummated. There can be no assurance that Aurora would waive any such provision of the Merger Agreement. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. In the event that the number of public shares being redeemed is greater than the number of public shares assumed to be redeemed in the Maximum Redemption Scenario, and the Business Combination is consummated with the Minimum Cash Condition and the Maximum Redemption Condition waived by Aurora, the ownership percentage retained by our public shareholders in Aurora Innovation and the amount of cash available for use by Aurora Innovation will be even less than 4.5% and $1.5 billion, respectively, under Maximum Redemption Scenario presented in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

In addition, the exercise of redemption rights with respect to a large number of our public shares may result in insufficient cash available to fund Aurora Innovation’s business, and may make RTPY and Aurora unable to take such actions as may be desirable in order to optimize the capital structure of Aurora Innovation upon consummation of the Business Combination.

The Sponsor may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTPY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTPY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In connection with the Closing, we are not registering the shares of Aurora Innovation common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and resell the underlying shares.

We are not registering the shares of Aurora Innovation common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Aurora Innovation common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Aurora Innovation’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 1 8(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Aurora Innovation common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Aurora Innovation common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund RTPY’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation would be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Past performance by any member or members of our management team, any of their respective affiliates, or Reinvent Capital may not be indicative of future performance of an investment in Aurora or Aurora Innovation.

Past performance by any member or members of our management team or any of their respective current or former affiliates or entities related to one or more of them, including RTP, RTPZ or Reinvent Capital, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Aurora or Aurora Innovation or the returns Aurora or Aurora Innovation will, or is likely to, generate going forward.

The public shareholders will experience immediate dilution as a consequence of the issuance of Aurora Innovation common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Aurora Innovation.

It is anticipated that, immediately following the Merger and related transactions, (1) existing public shareholders of RTPY will own approximately 7.3% of outstanding Aurora Innovation common stock and have approximately 1.7% of the voting power, (2) existing stockholders of Aurora will own approximately 87.3% of outstanding Aurora Innovation common stock (inclusive of shares purchased by the Aurora PIPE Investors in the PIPE Investment) and have approximately 97.0% of the voting power, (3) the Aurora Founders will own approximately 18.4% of outstanding Aurora Innovation common stock and have approximately 43.0% of the total voting power, (4) the Sponsor, the Sponsor Related PIPE Investor and the current independent directors of RTPY will collectively own 2.4% of outstanding Aurora Innovation common stock and have approximately 0.6% of the voting power (assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested), and (5) the Third Party PIPE Investors will own approximately 3.0% of outstanding Aurora Innovation common stock and have approximately 0.7% of the voting power. These percentages assume (i) that no public shareholders of RTPY exercise their redemption rights in connection with the Merger, (ii) that Aurora Innovation issues, in respect of Aurora Awards outstanding as of immediately prior to the effective time of the Merger, an aggregate of 125,751,140 shares of Aurora Innovation Class A common stock and (iii) that Aurora Innovation issues 100,000,000 shares of Aurora Innovation Class A common stock to the PIPE Investors pursuant to the PIPE Investment. The Third Party PIPE Investors have agreed to purchase 40,150,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $401,500,000 of gross proceeds. The Sponsor Related PIPE Investor has agreed to purchase 7,500,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $75,000,000 of gross proceeds. The Aurora PIPE Investors have agreed to purchase 52,350,000 shares of Aurora Innovation Class A common stock, at $10.00 per share, for approximately $523,500,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by RTPY’s existing shareholders in Aurora Innovation will be different.

In addition, Aurora employees, directors and consultants may be granted equity awards under the 2021 Plan after the completion of the Business Combination. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Aurora Innovation common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of RTPY securities and may adversely affect prevailing market prices for our public shares or public warrants.

RTPY’s and Aurora’s ability to consummate the Business Combination, and the operations of Aurora Innovation following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Aurora or Aurora Innovation following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of the 12,218,750 public warrants and 8,900,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of June 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

We have identified a material weakness in our internal control over financial reporting related to the accounting for warrants issued in connection with our initial public offering. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Due solely to the events that led to the revision to our previously issued financial statements as of March 18, 2021, management identified a material weakness in internal controls related to the accounting for warrants issued in connection with our initial public offering.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud, and a material weaknesses could result in us being unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors losing confidence in our financial reporting, our securities price declining or us facing litigation as a result of the foregoing.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. If the Business Combination is consummated, we can provide no assurance that Aurora Innovation’s internal controls and procedures over financial reporting of the post-Business Combination Company will be effective.

You may not have the same benefits as an investor in an underwritten public offering.

The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Aurora Innovation’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings.

In contrast, RTPY and Aurora each have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of Aurora Innovation common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of Aurora Innovation common stock or helping to stabilize, maintain or affect the public price of Aurora Innovation common stock following the Closing. All of these differences from an underwritten public offering of Aurora’s securities could result in a more volatile price for Aurora Innovation common stock.

Further, while we and Aurora do intend to conduct a “roadshow” prior to the opening of initial post-Closing trading of Aurora Innovation common stock on Nasdaq, the roadshow will not be the same as a traditional one conducted in connection with an underwritten initial public offering. There can be no guarantee that any information made available through such roadshow, in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional roadshow conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to Aurora Innovation common stock or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for Aurora Innovation common stock.

In addition, our initial shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Aurora’s securities. See “—Since the Sponsor and RTPY’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Aurora is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Aurora became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

Risks Related to Our Securities Following the Business Combination and Aurora Innovation Operating as a Public Company

We will incur significant increased expenses and administrative burdens as a public company, which could materially and adversely affect our business, prospects, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities Aurora has not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Aurora Innovation Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Aurora Innovation’s management has limited experience in operating a public company.

Aurora Innovation’s executive officers have limited experience in the management of a publicly traded company. Aurora Innovation’s management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

Nasdaq may not list Aurora Innovation’s securities on its exchange, which could limit investors’ ability to make transactions in Aurora Innovation’s securities and subject Aurora Innovation to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have Aurora Innovation’s securities listed on Nasdaq upon consummation of the Business Combination.

We cannot assure you that we will be able to meet all initial listing requirements. Even if Aurora Innovation’s securities are listed on Nasdaq, Aurora Innovation may be unable to maintain the listing of its securities on Nasdaq or another national securities exchange in the future.

If Aurora Innovation fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Aurora would not be required to consummate the Business Combination. In the event that Aurora elected to waive this condition, and the Business Combination was consummated without Aurora Innovation’s securities being listed on Nasdaq or on another national securities exchange, Aurora Innovation could face significant material adverse consequences, including:

•	a limited availability of market quotations for Aurora Innovation’s securities;

•	reduced liquidity for Aurora Innovation’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Aurora Innovation’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under the Warrant Agreement, between us and Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Aurora Innovation common stock purchasable upon exercise of a warrant.

Failure to timely and effectively build our accounting systems to effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our partners, cause harm to our reputation and brand and could also result in errors in our financial and other reporting.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the day we are deemed to be a large accelerated filer, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period and (iv) December 31, 2026. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such an extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks Related to Ownership of Our Shares

Our Proposed Bylaws will designate a state or federal court located within the State of Delaware and the federal district courts of the United States as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our Proposed Bylaws, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our amended and restated bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaints asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Further, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. If a court were to find either exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our Proposed Certificate of Incorporation and Proposed Bylaws contain provisions that could delay or prevent a change in control of Aurora Innovation. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	authorizing our Board of Directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

•	certain of Aurora Innovation’s shareholders, including Aurora’s Founders, hold sufficient voting power to control voting for election of directors and amend our Certificate of Incorporation;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	limiting the liability of, and the indemnification of, our directors and officers;

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prohibiting the adoption, amendment or repeal of our Proposed Bylaws or the repeal of the provisions of our Certificate of Incorporation regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;

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enabling our Board of Directors to amend the bylaws, which may allow our Board of Directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

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requiring advance notification of stockholder nominations and proposals, which could preclude Stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board of Directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect RTPY’s own slate of directors or otherwise attempting to obtain control of us.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the DGCL govern Aurora. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with Aurora for a certain period of time without the consent of its Board of Directors.

These and other provisions in our Proposed Certificate of Incorporation and Proposed Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Aurora Innovation common stock and result in the market price of Aurora Innovation common stock being lower than it would be without these provisions. For more information, see the section of this registration statement captioned “Description of Capital Stock—Delaware Anti-Takeover Law and Certificate of Incorporation and Bylaw Provisions.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Proposed Certificate of Incorporation and Proposed Bylaws provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

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We will indemnify our directors and officers for serving Aurora Innovation in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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We will not be obligated pursuant to our Bylaws to indemnify a person with respect to proceedings initiated by that person against Aurora or our other indemnitees, except with respect to proceedings authorized by our Board of Directors or brought to enforce a right to indemnification;

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the rights conferred in our Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	We may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. Accordingly, investors must rely on sales of Aurora Innovation common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Aurora Innovation’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Aurora Innovation may be the target of this type of litigation in the future. Securities litigation against Aurora Innovation could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of common stock after the consummation of the Business Combination may cause the market price of Aurora Innovation’s securities to drop significantly, even if Aurora Innovation’s business is doing well.

After the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Aurora Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of Aurora Innovation common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements or purchased in the public market) (the “Lock-up Shares”) for certain periods of time. Under the Registration Rights Agreement, such lock-up restrictions applicable to the Lock-up Parties’ (as defined in the Registration Rights Agreement) Lock-up Shares (as defined in the Registration Rights Agreement) begin at the Closing and end in tranches of 25% of the Lock-Up Parties’ Lock-up Shares at each of

(i) the one year anniversary of Closing, (ii) the two-year anniversary of the Closing, (iii) the three-year anniversary of the Closing and (iv) the four-year anniversary of the Closing. Notwithstanding the foregoing, (i) each of Mr. Urmson, Mr. Anderson and Mr. Bagnell may sell Registrable Securities (as defined in the Registration Rights Agreement) following the initial six months after the Closing up to an amount of $25 million each and (ii) if, after Closing, Aurora Innovation completes a transaction that results in a change of control, the Lock-Up Parties’ Lock-up Shares are released from restriction immediately prior to such change of control. Under the Sponsor Agreement, the Sponsor’s lock-up Shares are subject to the same releases as the Lock-Up Parties’ Lock-up Shares, except the Sponsor’s Lock-up Shares do not contain the right to sell Registrable Shares held by Mr. Urmson, Mr. Anderson and Mr. Bagnell, as described in the previous sentence.

Under the Proposed Bylaws, all shares held by Aurora Stockholders immediately prior to the closing shall be subject to a lock-up that will begin at the Closing and end on the date that is 180 days following the Closing.

However, following the expiration of each lockup, the applicable stockholders will not be restricted from selling shares of Aurora Innovation’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of Aurora Innovation common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Aurora Innovation common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Aurora Innovation common stock. Upon completion of the Business Combination, the Sponsor and the Aurora Stockholders will collectively own approximately 89.7% of the outstanding shares of Aurora Innovation common stock (including the shares of Aurora common stock reserved in respect of Aurora Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation common stock), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of approximately 39.7 million public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Aurora Stockholders would rise to 94.5% of the outstanding shares of Aurora Innovation common stock (including the shares of Aurora common stock reserved in respect of Aurora Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation common stock).

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Aurora Innovation’s share price or the market price of Aurora Innovation common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The market price and trading volume of our common stock may be volatile and could decline significantly.

The stock markets, including Nasdaq on which we list our shares of Aurora Innovation Class A common stock, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Aurora Innovation Class A common stock, the market price of our Aurora Innovation Class A common stock may be volatile and could decline significantly. In addition, the trading volume in our Aurora Innovation Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Aurora Innovation Class A common stock declines significantly, you may be unable to resell your shares at an attractive price (or at all). We cannot assure you that the market price of our Aurora Innovation Class A common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	changes in the industries in which Aurora Innovation and its customers operate;

•	developments involving Aurora Innovation’s competitors;

•	changes in laws and regulations affecting its business;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports by securities analysts about Aurora Innovation or its competitors or its industry;

•	the public’s reaction to Aurora Innovation’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of Aurora Innovation common stock;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

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other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The dual class structure of Aurora Innovation common stock has the effect of concentrating voting control with the Aurora Founders. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Aurora Innovation Class B common stock has 10 votes per share, and Aurora Innovation Class A common stock, has one vote per share. Upon the Closing, the Aurora Founders will together own no shares of the Aurora Innovation Class A common stock and 245,166,203 shares of the Class B common stock, representing 43.1% of the voting control of Aurora Innovation. Therefore, the Aurora Founders, individually or together, will be able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The Aurora Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of Aurora Innovation Class A common stock.

Future transfers by the holders of Aurora Innovation Class B common stock will generally result in those shares converting into shares of Aurora Innovation Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. In addition, each share of Aurora Innovation Class B common stock will convert automatically into one share of Aurora Innovation Class A common stock upon (i) the date specified by affirmative written election of the holders of two-thirds of the then-outstanding shares of Aurora Innovation Class B common stock, (ii) the date set by our board of directors that is no less than 61 days and no more than 180 days following the date on which the shares of Aurora Innovation Class B common stock held by the Aurora Founders and their permitted entities and permitted transferees represent less than 20% of the Aurora Innovation Class B common stock held by the Aurora Founders and their permitted entities as of immediately following the closing of the Business Combination or (iii) nine months after the death or total disability of the last to die or become disabled of the Aurora Founders, or such later date not to exceed a total period of 18 months after such death or disability as may be approved by a majority of our independent directors. For information about our dual class structure, see the section titled “Description of Capital Stock.”

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, nor is it indicative of our future financial position or results of operations. The unaudited pro forma adjustments represent our management’s estimates based on information available and are subject to change as additional information becomes available and analyses are performed. We are also determining the appropriate accounting treatment for the Remaining Sponsor Shares as of the date of the Business Combination, and during the period beginning on the date that is six months following the consummation of the Business Combination and ending five years after such period begins, the Earn Out Period, specifically, whether the fair value of the potentially issuable Remaining Sponsor Shares will be classified as a component of stockholders’ equity or as a liability. We expect to complete this evaluation in advance of the filing of our Form 10-K for the year ended December 31, 2021. For the purposes of preparing the unaudited pro forma condensed consolidated financial information we have accounted for the potential Remaining Sponsor Shares as a component of stockholders’ equity (deficit). Under this method of accounting the fair value of the potentially issuable Remaining Sponsor Shares on the date of the Business Combination is reflected as both an addition to, and reduction of, additional paid-in capital, thus having no impact on total stockholders’ equity (deficit). Under the alternative accounting conclusion, the fair value of the potentially issuable Remaining Sponsor Shares on the date of the Business Combination would be accounted for as a liability, and remeasured each period, with changes in fair value impacting earnings. While we have not determined the fair value of the potentially issuable Remaining Sponsor Shares as of the date of the Business Combination or any subsequent period (as such valuation requires complex modeling and significant judgments which have not been finalized) management of the Company does expect such amount to be material. Accordingly, if this method of accounting were applied in the accompanying unaudited pro forma condensed combined balance sheet it would result in a material reduction in pro forma stockholders’ equity and a corresponding increase to pro forma total liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We cannot predict the impact our dual class structure may have on our stock price.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of Aurora Innovation Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make Aurora Innovation Class A common stock less attractive to other investors. As a result, the market price of Aurora Innovation Class A common stock could be adversely affected.

The exercise of warrants for Aurora Innovation common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. Such dilution will increase if more of our shares are redeemed.

As of June 30, 2021, we had warrants to purchase an aggregate of 21,118,750 shares of RTPY ordinary shares outstanding, comprising 12,218,750 public warrants and 8,900,000 private placement warrants. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The likelihood that those warrants will be exercised increases if the trading price of shares of Aurora Innovation common stock exceeds the exercise price of the warrants. The exercise price of these warrants is $11.50 per share.

Based on the closing price of $1.45 per warrant on Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the public warrants and the private placement warrants have an aggregate market value of approximately $30.62 million (including approximately $7.19 million for approximately 4,961,603 warrants that may be retained by redeeming shareholders in the Maximum Redemption Scenario). However, there is no guarantee that the warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the warrants are exercised, additional shares of Aurora Innovation common stock will be issued, which will result in dilution to the holders of Aurora Innovation common stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the warrants will increase if a large number of our shareholders elect to redeem their shares in connection with the Business Combination. Holders of warrants do not have a right to redeem the warrants. Further, the redemption of RTPY public shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Aurora Innovation common stock.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, and only if, the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders

(the “Reference Value”). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants as described above could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us in such a case so long as they are held by our Sponsor or its permitted transferees, but the Sponsor has agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the redemption date, in the event that the Reference Value exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) and we elect to redeem the public warrants pursuant to the Warrant Agreement and notify the Sponsor of such election and the redemption date on or prior to the date we mail a notice of redemption to the holders of the public warrants.

In addition, we will have the ability to redeem the outstanding warrants (including the private placement warrants if the Reference Value is less than $18.00 per share) for shares of Aurora Innovation common stock at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Aurora Innovation common stock determined based on the redemption date and the fair market value of the Aurora Innovation common stock, as set forth in Section 6.2 of the Warrant Agreement attached as Exhibit 4.4 to the Registration Statement. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Aurora Innovation common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. As of October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of RTPY Class A ordinary shares was $9.93 per share, which is below the threshold required for redemption.

In the event we elect to redeem the warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice and we are not required to provide any notice to the beneficial owners of such warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption. If you do not exercise your warrants in connection with a redemption, including because you are unaware that such warrants are being redeemed, you would only receive the nominal redemption price for your warrants.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or the market in which we operate, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Aurora Innovation Class A common stock would likely decline. If any analyst who may cover us were to cease our coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Aurora Innovation Class A common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity ranking senior to the Aurora Innovation Class A common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Aurora Innovation Class A common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Aurora Innovation Class A common stock and be dilutive to existing stockholders.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Aurora Innovation’s capital stock. Accordingly, the valuation ascribed to Aurora Innovation in the Business Combination may not be indicative of the price that will be implied in the trading market for our securities following the Business Combination. If an active market for our securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of the Aurora Innovation securities you owned into our securities as a result of the Business Combination. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our results of operations;

•	success of competitors;

•	our results of operations failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the self-driving technology industry in general;

•	operating and share price performance of other companies that investors deem comparable to the Company;

•	our ability to bring our products and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of common stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of the shares of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could materially and adversely affect our business, prospects, financial condition and results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTPY prior to the consummation of the Business Combination and Aurora Innovation following the consummation of the Business Combination.

The Domestication may result in adverse tax consequences for holders of RTPY Class A ordinary shares and warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of RTPY Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Aurora Innovation common stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) RTPY Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will generally not recognize any gain or loss and will generally not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) RTPY Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of RTPY stock entitled to vote and less than 10% or more of the total value of all classes of RTPY stock, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its RTPY Class A ordinary shares for Aurora Innovation common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the RTPY Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTPY stock entitled to vote or 10% or more of the total value of all classes of RTPY stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the RTPY Class A ordinary shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that RTPY is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of RTPY Class A ordinary shares to recognize gain on the exchange of RTPY Class A ordinary shares for Aurora Innovation common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s RTPY Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges RTPY warrants for newly issued Aurora Innovation warrants; currently, however, the election mentioned above does not apply to RTPY warrants (for discussion regarding the unclear application of the PFIC rules to RTPY warrants, see “U.S. Federal Income Tax Considerations—PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RTPY. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon consummation of the Business Combination, the rights of holders of Aurora Innovation common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable than the rights of holders of RTPY Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Aurora Innovation common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Aurora Innovation common stock could differ from the rights that holders of RTPY Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Aurora Innovation becomes involved in costly litigation, which could have a material adverse effect on Aurora Innovation.

In addition, there are differences between the new organizational documents of Aurora Innovation and the current constitutional documents of RTPY. For a more detailed description of the rights of holders of Aurora Innovation common stock and how they may differ from the rights of holders of RTPY Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Aurora Innovation are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Risks if the Adjournment Proposal is Not Approved

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTPY prior to the consummation of the Business Combination and Aurora Innovation following the consummation of the Business Combination.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our Board of Directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to RTPY prior to the consummation of the Business Combination and Aurora Innovation following the consummation of the Business Combination.

If we are not able to complete the Business Combination with Aurora by the Liquidation Date nor able to complete another business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on RTPY will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of COVID-19 may negatively impact Aurora Innovation’s business following the Business Combination.

If RTPY is not able to complete the Business Combination with Aurora by the Liquidation Date, nor able to complete another business combination by such date, RTPY will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of RTPY’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after the Liquidation Date before redemption from the trust account.

If we have not completed our initial business combination by the Liquidation Date, we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond the Liquidation Date, before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to the Liquidation Date and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2021, RTPY had cash of $ 977,543,775 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2021, RTPY had total current liabilities of $848,884.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until the Liquidation Date, assuming that our initial business combination is not completed during that time.

If we are required to seek additional capital, we would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to RTPY in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF RTPY

General

RTPY is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of RTPY to be held on November 2, 2021, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about October 12, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held on November 2, 2021, at 12:00 p.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, and via live webcast at https://www.cstproxy.com/reinventtechnologypartnersy/2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

You will be permitted to attend the extraordinary general meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.

Purpose of the RTPY Extraordinary General Meeting

At the extraordinary general meeting, RTPY is asking holders of RTPY ordinary shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of RTPY to Delaware, Merger Sub will merge with and into Aurora, with Aurora surviving the merger as a wholly owned subsidiary of RTPY in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of RTPY’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•

consider and vote upon the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents: to authorize the change in the authorized share capital of RTPY from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “RTPY Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “RTPY Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “RTPY Preferred Shares”), to 50,000,000,000 shares of Class A common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class A common stock”), 1,000,000,000 shares of Class B common stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation Class B common stock” and together with the Aurora Innovation Class A common stock, the “Aurora Innovation common stock”) and 1,000,000,000 shares of preferred stock, par value $0.0001 per share, of Aurora Innovation (the “Aurora Innovation preferred stock”) (“Organizational Documents Proposal A”);

•

to authorize the Aurora Innovation Board to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

•

to provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

•	to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation (“Organizational Documents Proposal D”);

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to authorize that holders of shares of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to Aurora Innovation’s stockholders entitled to vote (“Organizational Documents Proposal E”);

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation Inc.,” (2) making Aurora Innovation’s corporate existence perpetual, (3) removing certain provisions related to RTPY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) being subject to the provisions of Section 203 of DGCL, all of which the RTPY Board believes is necessary to adequately address the needs of Aurora Innovation after the Business Combination (“Organizational Documents Proposal F”);

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consider and vote upon a proposal to approve by ordinary resolution of the RTPY Class B ordinary shares, to elect directors who, upon consummation of the Business Combination, will be the directors of Aurora Innovation (the “Director Election Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (i) the issuance of Aurora Innovation Class A common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Aurora PIPE Investors, pursuant to the PIPE Investment and (b) the Aurora Innovation stockholders pursuant to the Merger Agreement and (ii) the potential issuance of RTPY ordinary shares to the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor pursuant to the Sponsor Agreement (the “Stock Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the Aurora Innovation, Inc. 2021 Equity Incentive Plan (the “Incentive Award Plan Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal, the “Condition Precedent Proposals”); and

•

consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the RTPY Transaction Committee

The RTPY Transaction Committee believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RTPY’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

RTPY shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on September 30, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RTPY warrants do not have voting rights in the extraordinary general meeting. As of the close of business on the record date, there were 122,187,500 ordinary shares issued and outstanding (including shares underlying the RTPY units), of which 97,750,000 were issued and outstanding public shares.

Pursuant to the Sponsor Support Agreement or the Insider Letter, as applicable, the Sponsor and each director and officer of RTPY have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of RTPY shareholders is necessary to hold valid meetings. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 61,093,751 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RTPY but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of RTPY ordinary shares.

Under the terms of the Cayman Constitutional Documents, only the holders of the RTPY Class B ordinary shares are entitled to vote on the election of directors to the RTPY Board. Therefore, the approval of Director Election Proposal requires an ordinary resolution of the holders of the RTPY Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the

Condition Precedent Proposals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each RTPY ordinary share that you own in your name entitles you to one vote at the extraordinary general meeting. Each proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the RTPY Board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way RTPY can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a RTPY shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RTPY’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, RTPY’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RTPY.info@investor.morrowstodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request the RTPY Board to redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

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(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental, RTPY’s transfer agent, that Aurora Innovation redeem all or a portion of your public shares for cash; and

•	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, RTPY’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Aurora Innovation public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of RTPY’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Aurora Innovation shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, RTPY’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely tenders its shares to Continental, RTPY’s transfer agent, Aurora Innovation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Aurora Innovation common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Aurora Innovation public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RTPY’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you tender your shares for redemption to Continental, RTPY’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RTPY’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, RTPY’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, RTPY’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been tendered (either physically or electronically) to Continental, RTPY’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.93. As of June 30, 2021 funds in the trust account totaled $977,543,775 and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RTPY cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither RTPY’s shareholders nor RTPY’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

RTPY is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. RTPY and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RTPY will bear the cost of the solicitation.

RTPY has hired Morrow Sodali LLC to assist in the proxy solicitation process. RTPY will pay that firm a fee of $47,500 plus disbursements. Such fee will be paid with non-trust account funds.

RTPY will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RTPY will reimburse them for their reasonable expenses.

RTPY Initial Shareholders

As of the date of this proxy statement/prospectus, there are 122,187,500 ordinary shares issued and outstanding (including shares underlying the RTPY units), which includes the 24,437,500 RTPY Founder Shares held by the Sponsor and RTPY’s independent directors and 97,750,000 public shares. As of the date of this proxy statement/prospectus, there is an aggregate of 21,118,750 warrants issued and outstanding (including warrants underlying the RTPY units), which includes the 8,900,000 private placement warrants held by the Sponsor and 12,218,750 public warrants.

The Sponsor and RTPY’s independent directors have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTPY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTPY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

RTPY is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. RTPY shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because RTPY is holding a shareholder vote on the Merger, RTPY may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RTPY, Aurora or any other matter.

Structure of the Merger

On July 14, 2021, RTPY entered into the Merger Agreement with Merger Sub and Aurora, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Aurora, the separate corporate existence of Merger Sub will cease and Aurora will be the surviving corporation and a wholly owned subsidiary of RTPY and (ii) RTPY will change its name to Aurora Innovation, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, RTPY will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which RTPY’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”

Organizational Structure

The diagram below depicts a simplified version of the current organization structure of RTPY and Aurora and the organizational structure of Aurora Innovation immediately following the completion of the Business Combination.

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Aurora capital stock as of immediately prior to the effective time of the Merger, together with shares of Aurora capital stock reserved in respect of Aurora Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation common stock, as discussed in the following section, will be cancelled in exchange for the right to receive an aggregate of 1,100,000,000 shares of Aurora Innovation common stock (at a deemed value of $10.00 per share), which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation common stock, representing a pre-transaction equity value of Aurora of $11.0 billion (the “Aggregate Merger Consideration”). Specifically, (i) each share of Aurora capital stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation common stock equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Aurora capital stock and the number of time vested shares of Aurora common stock subject to the Aurora Liquidity Event Vesting RSUs held by such holder as of immediately prior to the effective time of the Merger, with fractional shares rounded down to the nearest whole share; provided, that such consideration to be paid (1) in exchange for each share of Aurora common stock, shall be paid in shares of Aurora Innovation Class A common stock, and (2) each share of Aurora Class B Stock, shall be paid in shares of Aurora Innovation Class B common stock; provided, further, that any such consideration issued in respect of Aurora Restricted Stock shall be subject to a right of repurchase in favor of Aurora Innovation on the same terms and at the same repurchase price as the related Aurora Restricted Stock, adjusted proportionately to reflect the exchange described in this paragraph.

An additional 100,000,000 shares of Aurora Innovation common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors, Aurora Stockholders and an affiliate of RTPY, for a total aggregate purchase price of 1.0 billion. The proceeds of the PIPE Investment, together with the amounts remaining in the trust account as of immediately following the effective time of the Merger, will be retained at Aurora Innovation, Inc. following the Closing.

Treatment of Aurora Options and Restricted Stock Unit Awards

As a result of and upon the Closing (as defined below), among other things, all (i) options to purchase shares of Aurora common stock granted under the Aurora Incentive Plans (“Aurora Options”) and (ii) awards of restricted stock units based on shares of Aurora common stock granted under the Aurora Incentive Plans (“Aurora RSU Awards”, and together with Aurora Options, the “Aurora Awards”) outstanding as of immediately prior to the Merger will be converted into (a) options to purchase shares of Aurora Innovation Class A common stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time of the Merger, including with respect to vesting and termination-related provisions (“Aurora Innovation Options”) and (b) awards of restricted stock units based on shares of Aurora Innovation Class A common stock with substantially the same terms and conditions as were applicable to such Aurora RSU Award immediately prior to the effective time of the Merger, including with respect to vesting and termination-related provisions (except as described in the paragraph below) (“Aurora Innovation RSU Awards”), respectively.

Subject to the terms of the Merger Agreement, each Aurora Innovation Option will provide the right to purchase a number of whole shares of Aurora Innovation Class A common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Aurora common stock subject to the applicable Aurora Option multiplied by (ii) the Exchange Ratio. The exercise price for each Aurora Innovation Option will equal (i) the exercise price per share for each applicable Aurora Option divided by (ii) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). Subject to the terms of the Merger Agreement, each Aurora Innovation RSU Award will be comprised of that number of whole shares of Aurora Innovation Class A common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Aurora common stock subject to the applicable Aurora RSU Award multiplied by (ii) the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole restricted stock unit. The Closing will satisfy the liquidity event requirement of Aurora RSU Awards, and as a result the portion of each Aurora RSU Award that will satisfy its time-based vesting requirement as of the Closing will be vested and simultaneously settled, canceled and converted into the right to receive a portion of the Aggregate Merger Consideration in connection with the Closing.

Immediately prior to the Closing, the board of directors of Aurora shall amend the Aurora Innovation, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Aurora Awards will be granted under the 2017 Plan.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of RTPY, Merger Sub and Aurora, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of RTPY are also qualified by information included in RTPY’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Aurora

Aurora has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Aurora and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and defaults thereunder, Aurora benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses, regulatory compliance and vehicle liability, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, anti-money laundering, sanctions, international trade and national security compliance, information supplied and vendors.

The representations and warranties of Aurora identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 (Aurora Organization), the first and second sentences of Section 4.1 (Subsidiaries), Section 4.3 (Due Authorization), the first sentence of each of Sections 4.6(a) and (b) (Capitalization of Aurora), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees) (collectively, the “Aurora Fundamental Representations”).

Representations and Warranties of RTPY and Merger Sub

RTPY and Merger Sub have made representations and warranties relating to, among other things, incorporation and organization, due authorization, no conflict, governmental authorities and consents, litigation and proceedings, SEC filings, internal controls, listing and financial statements, trust account, Investment Company Act of 1940, as amended and JOBS Act, absence of changes, undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, registration statement, proxy statement and proxy statement/registration statement and no outside reliance.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Aurora are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of RTPY are qualified in whole or in part by a material adverse effect on the ability of RTPY to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Aurora (“Aurora Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Aurora and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Aurora to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Aurora Material Adverse Effect”:

(i)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(ii)	any change in interest rates or economic, political, business or financial market conditions generally;

(iii)	the taking of any action required by the Merger Agreement;

(iv)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), public health emergencies (including, but not limited to epidemics, disease outbreaks or other national or global pandemics) or change in climate;

(v)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(vi)

any failure of Aurora to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Aurora Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an Aurora Material Adverse Effect);

(vii)

any crash, accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by Aurora, any of its affiliates or at Aurora’s direction or any of its affiliates;

(viii)

any Events generally applicable to the industries or markets in which Aurora and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(ix)

the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Aurora and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto);

(x)

any matter set forth on the Aurora disclosure letter thereto (the “Aurora Disclosure Letter”) that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Aurora and its subsidiaries, taken as a whole; or

(xi)	any action taken by, or at the written request of, RTPY or Merger Sub.

Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if an Aurora Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of Aurora and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Aurora and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Aurora and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Aurora and its subsidiaries conduct their respective operations.

Covenants and Agreements

Aurora has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements and acquisition proposals.

RTPY has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, no solicitation by RTPY, RTPY’s conduct of business, post-closing directors and officers, indemnification and insurance, RTPY public filings, PIPE Investment subscriptions and stockholder litigation.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, Aurora shall take all actions, and subject to the terms and conditions of the Merger Agreement, necessary to effect the following:

•

Prior to the effective time of the Merger, Aurora will adopt the Amended and Restated Certificate of Incorporation (the “A&R Charter”) to implement a dual class structure, pursuant to which (i) Aurora will authorize and issue the Aurora Class B Stock and (ii) each existing share of Aurora Series A Preferred Stock or Aurora Series B Preferred Stock issued and outstanding as of immediately prior to the Conversion Amendment (as defined below) will be provided the right to convert each such share, from and following the Conversion Amendment, into one share of Aurora Class B Stock ((i) and (ii) together, the “Conversion Amendment”). For the avoidance of doubt, all rights, preferences, privileges and powers of, and restrictions provided for the benefit of the Aurora Series Seed 1 Preferred Stock, Aurora Series Seed 2 Preferred Stock, Aurora Series U-1 Preferred Stock, Aurora Series U-2 Preferred Stock or Aurora Series B-1 Preferred Stock shall remain unchanged by the Conversion Amendment.

•	Prior to the effective time of the Merger, but immediately subsequent to the Conversion Amendment:

•

Pursuant to the terms of the A&R Charter, each share of Aurora Series Seed 1 Preferred Stock, Aurora Series Seed 2 Preferred Stock, Aurora Series U-1 Preferred Stock, Aurora Series U-2 Preferred Stock or Aurora Series B-1 Preferred Stock will automatically be converted into one share of Aurora common stock (the “Preferred Stock Conversion”); and

•

Pursuant to certain contractual exchange agreements with Aurora, each share of Aurora capital stock held by the Aurora Founders or the holders of any shares of Aurora Series A Preferred Stock or Aurora Series B Preferred Stock as of immediately prior to the Pre-Closing Restructuring is anticipated to be and will be permitted to be exchanged for one share of Aurora Class B Stock (the “Exchange” and, together with the Conversion Amendment and the Preferred Stock Conversion, the “Pre-Closing Restructuring”).

Pre-Closing Company Documentation

Pursuant to the Merger Agreement, Aurora shall take all such actions as are reasonably necessary so that (a) Aurora has delivered to RTPY a copy of its A&R Charter duly approved and adopted by the Aurora board of directors pursuant to a written consent (the “Written Consent”) of the Requisite Company Equityholders (as defined in the Merger Agreement) and filed such A&R Charter with the Delaware Secretary of State prior to the Closing and (b) the drag along right of Section 3 of the Amended and Restated Voting Agreement, dated as of January 19, 2021, by and among Aurora Innovation, Inc. and holders of Aurora capital stock set forth on the signature pages thereto (the “Voting Agreement”) shall apply to the Merger, such that all “Voting Parties” as defined in the Voting Agreement shall take the actions specified in Section 3.1 of the Voting Agreement prior to the Closing, including voting all shares owned by such Voting Party and selling or exchanging all shares of common stock then held by such Voting Party pursuant to the terms and conditions of such Sale Transaction (as defined in the Voting Agreement) in the event such Sales Transaction is approved by (i) Aurora’s board of directors, (ii) holders of at least a majority of all of the outstanding shares of Aurora capital stock, voting together as a single class, (ii) holders of at least a majority of all of the outstanding shares of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series U-2 Preferred Stock of Aurora, voting together as a single class on an as-converted basis, (iii) holders of at least a majority of all of the outstanding shares of Series A Preferred Stock, voting as a separate class, and (iv) holders of at least a majority of all of the outstanding shares of Series B Preferred Stock, voting as a separate class.

Conduct of Business by Aurora

Aurora has agreed that from the date of the Merger Agreement through the earlier of the Closing or valid termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by applicable law, as consented to by RTPY in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as set forth in the Aurora Disclosure Letter, use reasonable best efforts to (x) operate Aurora’s business in the ordinary course of business consistent with past practice (which shall include actions (or inactions) required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or similar Law, order, directive or guidelines promulgated by any governmental authority in connection with or in response to COVID-19) and (y) preserve intact Aurora’s present business organization, retain Aurora’s current officers, and preserve Aurora’s relationships with its key suppliers and customers (if applicable).

During the Interim Period, Aurora has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements, including the Aurora Disclosure Letter, as consented to by RTPY in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

change or amend the governing documents of Aurora or any of Aurora’s subsidiaries or form or cause to be formed any new subsidiary of Aurora (other than the formation of a wholly owned subsidiary of Aurora or an entity name change in connection with a Permitted Transaction (as defined below) or the transactions contemplated by the Merger Agreement);

•

make or declare any dividend or distribution to Aurora equityholders or make any other distributions in respect of any shares of the Aurora capital stock or the equity interests of Aurora or any of its subsidiaries;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Aurora or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Aurora that remains a wholly owned subsidiary of Aurora after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Aurora or its subsidiaries, except for (i) the acquisition by Aurora or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Aurora or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Aurora and any wholly owned subsidiary of Aurora or between wholly owned subsidiaries of Aurora, (iii) purchases or redemptions pursuant to exercises of Aurora Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Aurora Awards outstanding as of the date hereof in accordance with the terms of such Aurora Awards, (iv) purchases or redemptions of any Aurora restricted stock issued and outstanding as of the date hereof in accordance with the terms thereof, (v) grants of Aurora Awards to the extent provided for in a written agreement with an employee, director, advisor or consultant dated as of prior to the date of the Merger Agreement or (vi) grants of Aurora Awards to an employee, director, advisor or consultant that are in the ordinary course of business; provided that in no event shall any grant be made to any officer of Aurora pursuant to the preceding clauses (v) and (vi) in a value exceeding $10,000,000 with respect to such officer;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed on Section 4.12(a) of the Aurora Disclosure Letter, in each case, other than in the ordinary course of business or as required by law;

•

sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any lien (except for a permitted lien) on, any material tangible assets or properties of Aurora or its subsidiaries, except for (i) dispositions of obsolete or not-material equipment (ii) transactions among Aurora and its wholly owned subsidiaries or among its wholly owned subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice and (iv) any sale, transfer, lease or sublease of real property other than real property leases that would be required to be disclosed as Leased Real Property under the Merger Agreement;

•	acquire any ownership interest in any real property;

•

except as otherwise required by law, existing Aurora benefit plans or the contracts listed on Section 4.12 of the Aurora Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of Aurora or its subsidiaries with an annual base salary or wage rate below $400,000 in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer or employee at the level of vice president or above, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Aurora benefit plan, except as permitted by another clause of Section 6.1(h) of the Merger Agreement, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Aurora or any of Aurora’s subsidiaries to any employee of Aurora or any of Aurora’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Aurora or any of Aurora’s subsidiaries, except in the ordinary course of business consistent with past practice;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger that (i) would not require the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities laws or otherwise delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or the filing of the Super 8-K or a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the Closing and (ii) would not require any waiting period under applicable law or approval of any governmental authority or otherwise delay the Closing (such acquisition or merger, a “Permitted Transaction”); provided, that Aurora shall consult with RTPY with respect to any Permitted Transaction);

•

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Aurora or any subsidiary of Aurora or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations;

•

(i) issue any additional shares of Aurora capital stock or securities exercisable for or convertible into shares of Aurora capital stock, other than (1) the issuance of shares of Aurora common stock upon the exercise of Aurora Options or upon settlement of Aurora RSUs pursuant to their terms in the ordinary course of business under Aurora incentive plans and the applicable award agreements, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement or (2) as consideration in a Permitted Transaction, or (ii) grant any additional Aurora Awards or other equity or equity-based compensation, except to the extent permitted by Section 6.1(d)(v) of the Merger Agreement;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Aurora or its subsidiaries (other than the Pre-Closing Restructuring, the Merger or, with respect to a subsidiary, in connection with a Permitted Transaction);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•

grant to, or agree to grant to, any person rights to any intellectual property that is material to Aurora and its subsidiaries (other than where the scope of the grant is consistent with past grants of rights Aurora has made), or dispose of, abandon or permit to lapse any rights to any Aurora registered intellectual property, other than with respect to immaterial Aurora registered intellectual property whose cost of prosecution or maintenance, in the reasonable exercise of Aurora’s or any of its subsidiary’s business judgement, would outweigh any benefit to Aurora of prosecuting or maintaining such item;

•

disclose or agree to disclose to any person (other than RTPY or any of its representatives) any trade secret of Aurora or any of its subsidiaries, other than (i) in connection with the filing of a patent, (ii) to service providers and development partners on a need-to-know basis in the ordinary course of business, (iii) contributions to the NVIDIA AI IOT GitHub repository (available at https://github.com/NVIDIA-AI-IOT/torch2trt) that are substantially similar to previous contributions made by Aurora or any of its subsidiaries to such repository, or (iv) the PIT30 research data set and associated source code under any open source license;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Aurora Disclosure Letter, in the aggregate;

•

manage Aurora’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•

enter into, modify, amend, renew or extend any collective bargaining agreement, other than as required by applicable law, or recognize or certify any labor organization, or group of employees of Aurora or its subsidiaries as the bargaining representative for any employees of Aurora or its subsidiaries;

•	terminate without replacement or fail to use reasonable best efforts to maintain any license material to the conduct of the business of Aurora and its subsidiaries, taken as a whole;

•	waive the restrictive covenant obligations of any current or former employee of Aurora or any of Aurora’s subsidiaries;

•

(i) explicitly limit the right of Aurora or any of Aurora’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case of (i) and (ii) in a way that is material to the business of Aurora and its subsidiaries, taken as a whole;

•

terminate or amend, each in a manner materially detrimental to Aurora or any of its subsidiaries, taken as a whole, any insurance policy insuring the business of Aurora or any of Aurora’s subsidiaries;

•

amend in a manner materially detrimental to Aurora or any of its subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental authorization or material license required for the business of Aurora or any of its subsidiaries to be conducted in all material respects as conducted on the date of the Merger Agreement; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Conduct of Business of RTPY

RTPY has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Aurora in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice (which shall include actions (or inactions) required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or similar Law, order, directive or guidelines promulgated by any governmental authority in connection with or in response to COVID-19).

During the Interim Period, RTPY has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by any of the Subscription Agreements or in connection with the PIPE Investment or Domestication) or the Ancillary Agreements, as consented to by Aurora in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

seek any approval from RTPY’s shareholders to change, modify or amend the Trust Agreement or the governing documents of RTPY or Merger Sub, except as otherwise contemplated by the Transaction Proposals;

•

except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of RTPY or make any other distributions in respect of any of RTPY’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of RTPY’s or Merger Sub’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of RTPY or Merger Sub other than a redemption of RTPY Class A ordinary shares effected in connection with the Merger;

•

take any action or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•	other than as expressly required by the Sponsor Support Agreement, enter into, renew, amend or terminate in any material respect, any transaction or contract with an affiliate of RTPY or Merger

Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

make or change any material election in respect of material taxes, (A) amend, modify or otherwise change any filed material tax return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (C) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (D) settle any claim or assessment in respect of material taxes, (E) surrender or allow to expire any right to claim a refund of material taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

issue or sell any debt securities or warrants or other rights to acquire any debt securities of RTPY or otherwise incur or assume any indebtedness, or guarantee any indebtedness of another person, other than (A) fees and expenses incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of RTPY (which the parties agree shall include any indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business), (B) any indebtedness for borrowed money or guarantee in an aggregate amount not to exceed $100,000, in the ordinary course of business and on commercially reasonable terms, and (C) any indebtedness for borrowed money or guarantee incurred between RTPY and Merger Sub;

•

(A) issue any securities of RTPY or securities exercisable for or convertible into securities of RTPY, other than the issuance of the Aggregate Merger Consideration or in respect of the PIPE Investment, (B) grant any options, warrants or other equity-based awards with respect to securities of RTPY not outstanding on the date of the Merger Agreement, or (C) amend, modify or waive any of the material terms or rights set forth in any RTPY warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	(A) fail to maintain its existence or (B) adopt or enter into a plan of complete or partial liquidation or dissolution;

•

make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in (or pronouncement by a competent authority with respect to) GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the SEC or its staff, the Financial Accounting Standards Board or any similar organization;

•	engage in any new line of business; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of RTPY

Pursuant to the Merger Agreement, RTPY has agreed, among other things, to:

•

prior to the Closing, obtain approval for and adopt the 2021 Plan, the form of Restricted Stock Unit Award Agreement and the form of Option Award Agreement (with such changes that may be agreed in writing by RTPY and Aurora);

•

as soon as reasonably practicable following the expiration of the sixty-day period after RTPY has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Aurora Innovation’s common stock issuable under the 2021 Plan and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•

use, or to cause to be used, any amount of the Available Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Aurora Innovation common stock within the six (6)-month period after the Closing;

•

take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•	during the Interim Period, ensure RTPY remains listed as a public company on Nasdaq;

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives acting on its and their behalf not to, make a proposal of offer, initiate any discussions or negotiations with any person or enter into any agreements for certain alternative transactions, and to immediately cease, and instruct its officers and directors to, and instruct and cause its representatives acting on its behalf, to terminate all such discussions and negotiations with any person that may be ongoing as of the date of the Merger Agreement;

•	subject to the terms of RTPY’s governing documents, take all such actions within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•

the Aurora Innovation Board shall consist of (A) Reid Hoffman as a director and (B) individuals to be designated by Aurora as directors as set forth in the Aurora Disclosure Letter, subject to requirements of Nasdaq;

•

the Aurora Innovation Board shall have a majority of “independent” directors for the purposes of the Nasdaq listing rules, each of whom shall serve in such capacity in accordance with the terms of the governing documents of Aurora Innovation following the effective time of the Merger; and

•

the initial officers of Aurora Innovation will be as set forth in the Aurora Disclosure Letter, who will serve in such capacity in accordance with the terms of the governing documents of Aurora Innovation following the effective time of the Merger;

•	subject to approval of RTPY’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

•

from and after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Aurora and RTPY and each of their respective subsidiaries (in the case of Aurora and its subsidiaries, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Aurora being acquired under the Merger Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•

from and after the effective time of the Merger, cause, and cause its subsidiaries, to maintain for a period of not less than six (6) years from the effective time of the Merger provisions in their respective governing documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of RTPY’s and its subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the Aurora’s governing documents, RTPY or their respective subsidiaries, as applicable, in each case, as of the date of the Merger Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by law.

•	extended coverage under the current directors’ and officers’ liability insurance by obtaining a related six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims for acts, omissions, facts or events existing or occurring at or prior to the effective time of the Merger;

•

at the Closing, enter into customary indemnification agreements reasonably satisfactory to each of Aurora and RTPY with the post-Closing directors and officers of Aurora Innovation, which indemnification agreements will continue to be effective following the Closing;

•

during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•

except as otherwise approved in writing by Aurora (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on Aurora or RTPY, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of RTPY under any Subscription Agreement, RTPY shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Aurora Innovation Class A common stock contemplated thereby;

•

use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) RTPY the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•

prior to the Closing, promptly notify and keep Aurora reasonably informed of the status of any litigation brought or, to RTPY’s knowledge, threatened in writing against RTPY or its board of directors by any of RTPY’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Aurora with the opportunity to participate in (subject to a customary joint defense agreement) the defense of such litigation or other litigation brought against RTPY or its subsidiaries and will not settle any such litigation if and to the extent all such settlement payments exceed $1,000,000 in the aggregate without the prior written consent of Aurora (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Aurora

Pursuant to the Merger Agreement, Aurora has agreed, among other things, to:

•

during the Interim Period, afford to RTPY and its accountants, counsel and other representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Aurora and its subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Aurora and its subsidiaries, and shall furnish such representatives with all appropriate financial and operating data and other information concerning the affairs of Aurora and its subsidiaries as such representatives may reasonably request;

•

use its reasonable best efforts to deliver to RTPY, as soon as reasonably practicable following August 12, 2021 (if the Closing has not occurred prior to this date), the unaudited balance sheet as of June 30, 2021 and the related unaudited statements of operation, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the three-month period ended June 30, 2021 of Aurora and its subsidiaries, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•

use its reasonable best efforts to deliver to RTPY, as soon as reasonably practicable following the date of the Merger Agreement, any additional financial or other information reasonably requested by RTPY to prepare pro forma financial statements required under federal securities laws to be included in RTPY’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement);

•

at or prior to the Closing, use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in the Merger Agreement in RTPY’s filings with the SEC in accordance with the applicable requirements of federal securities laws;

•

at or prior to the Closing, use reasonable best efforts to terminate or settle, or cause to be terminated or settled, without further liability to RTPY, Aurora or any of Aurora’s subsidiaries, all contracts (other than employment agreements, employee confidentiality and invention assignment agreements, independent contractor agreements, equity or incentive equity documents and Governing Documents) between Aurora and its subsidiaries, on the one hand, and affiliates of Aurora or any of the Aurora’s subsidiaries, the officers and managers (or equivalents) of Aurora or any of the Aurora’s subsidiaries, the members or stockholders of Aurora or any of the Aurora’s subsidiaries, any employee of Aurora or any of the Aurora’s subsidiaries or a member of the immediate family of the foregoing persons, on the other hand, and provide RTPY with evidence of such termination or settlement reasonably satisfactory to RTPY; and

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct and use reasonable best efforts to cause its and their representatives acting on its and their behalf not to, (a) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Aurora or any of Aurora’s subsidiaries to any person relating to, an alternative acquisition proposal or afford to any person access to the business, properties, assets or personnel of Aurora or any of Aurora’s subsidiaries in connection with an alternative acquisition proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative acquisition proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an alternative acquisition proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an alternative acquisition proposal.

Joint Covenants of RTPY and Aurora

In addition, each of RTPY and Aurora has agreed, among other things, to take certain actions set forth below.

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Each of RTPY and Aurora will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of RTPY and Aurora will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of RTPY and Aurora will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Aurora or RTPY and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated by the Merger Agreement on or prior to the Agreement End Date (subject to a requirement to obtain Aurora’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied) with respect to certain such actions identified above as contemplated by the Merger Agreement).

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Each of Aurora and RTPY will (and, to the extent required, shall cause its controlled affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; (ii) cooperate with each other in the defense and conduct of such matters; (iii) keep the other party reasonably informed regarding the status and any material developments regarding any governmental authorization process, and each party will furnish to the other party, copies of any notices or written communications received by such party or any of its affiliates from any third party or any governmental authority with respect to the transactions contemplated by the Merger Agreement, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement;

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RTPY and Aurora will jointly prepare and RTPY will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of (i) the shares of Aurora Innovation Class A common stock and warrants to be issued in exchange for the issued and outstanding RTPY Class A ordinary shares, RTPY warrants and RTPY units comprising such in the Domestication, (ii) the shares of Aurora Innovation Class A common stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Aurora (other than certain equity securities issuable under the 2021 Plan that are based on Aurora Innovation Class A common stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Aurora Innovation pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with the Merger Agreement) and (iii) the shares of Aurora Innovation Class A common stock issuable upon the exercise of the Aurora Innovation warrants to be issued in exchange for the issued and outstanding RTPY warrants.

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Each of RTPY and Aurora will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of a material fact or material omission.

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RTPY will, (x) as promptly after the Registration Statement is declared effective under the Securities Act, (A) disseminate the proxy statement to shareholders of RTPY, (B) solely with respect to the Transaction Proposals, duly give notice of, convene and hold a general meeting, in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), for a date no later than 30 business days following the date the Registration Statement is declared effective, (C) solicit proxies from the holders of public shares of RTPY to vote in favor of each of the Transaction Proposals and (y) provide its shareholders (including the holders of RTPY Class A ordinary shares) with the opportunity to elect to effect a redemption.

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Aurora (i) will cause the Aurora Equityholder Approval to be obtained via the Written Consent within five Business Days after the Registration Statement has been declared effective by the SEC (the “Aurora Equityholder Approval Deadline”) and (ii) as promptly as practicable following the execution and delivery of the Written Consent, Aurora shall prepare and distribute to the Aurora equityholders who as of the Aurora Equityholder Approval Deadline, had not executed and delivered the Written Consent, a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL and Section 1301 of the CCC, as well as any additional information required by applicable law or the governing documents of Aurora (the “Stockholder Notice”).

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RTPY will be provided with a reasonable opportunity to review and comment on the Stockholder Notice and will cooperate with Aurora in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding RTPY and Merger Sub reasonably requested by Aurora.

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RTPY and Aurora will each, and will each cause their respective subsidiaries to, (i) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any governmental authority) that any of RTPY, Aurora, or their respective affiliates are required to obtain in order to consummate the Merger and (ii) take such other action as soon as practicable as may be reasonably necessary or as another party to the Merger Agreement may reasonably request to satisfy the conditions to the obligations of the other parties set forth in the Merger Agreement and to consummate the transactions contemplated thereby as soon as practicable and in accordance with all applicable law.

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Each of Aurora and RTPY will each, and will each cause their respective subsidiaries and affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with the PIPE Investment or any other any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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Each of RTPY and Aurora will use its reasonable best efforts to, and will instruct its financial advisors to, keep each other and each other’s financial advisors reasonably informed with respect to the PIPE Investment and any transfer of the shares of RTPY ordinary shares during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

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Each of Aurora and RTPY will, prior to the Closing, will take all such steps as may be required (to the extent permitted under applicable law) to cause any acquisitions or dispositions of shares of Aurora capital stock or RTPY ordinary shares or shares of Aurora Innovation common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are either satisfied or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account, after deducting the amount required to satisfy RTPY’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents and after the payment of any (A) deferred underwriting commissions being held in the trust account and (B) transaction expenses of Aurora or RTPY plus the PIPE Investment Amount (as defined in the accompany proxy statement/prospectus), is at least equal to $1.5 billion and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500 million. The Minimum Cash Condition and the Maximum Redemption Condition are each for the sole benefit of Aurora.

Maximum Redemption Condition

The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of redemptions obligations to RTPY’s public shareholders shall not exceed $500 million. The Maximum Redemption Condition is for the sole benefit of Aurora.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Transaction Proposals by RTPY’s shareholders will have been obtained (the “RTPY Shareholder Approval”);

•	Aurora Equityholder Approval shall have been obtained;

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the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and the Ancillary Agreements will have expired or been terminated;

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there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby enjoining or prohibiting the consummation of the Merger or any law that makes the consummation of the Merger illegal or otherwise prohibited;

•	RTPY will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

•	the shares of Aurora Innovation Class A common stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

Conditions to the Obligations of RTPY and Merger Sub

The obligations of RTPY and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RTPY and Merger Sub:

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each of the Aurora Fundamental Representations will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

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each of the representations and warranties of Aurora contained in the Merger Agreement other than the Aurora Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Aurora Material Adverse Effect;

•	each of the covenants of Aurora to be performed as of or prior to the Closing will have been performed in all material respects;

•	there will not have occurred an Aurora Material Adverse Effect after the date of the Merger Agreement; and

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the Pre-Closing Restructuring will have been completed as provided in the Merger Agreement and a copy of Aurora’s A&R Charter, duly approved and adopted by the board of directors of Aurora and its equityholders and filed with the Secretary of State of Delaware, will have been delivered to RTPY.

Conditions to the Obligations of Aurora

The obligation of Aurora to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Aurora:

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each of the representations and warranties of RTPY contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RTPY’s ability to consummate the transactions contemplated by the Merger Agreement and (y) changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•	each of the covenants of RTPY to be performed as of or prior to the Closing will have been performed in all material respects;

•	the Domestication will have been completed as contemplated by the Merger Agreement and each of (i) a time- stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Aurora and (ii) a certificate of de-registration from the Cayman Registrar in relation thereto shall have been delivered to the Aurora (for additional information, see “Domestication Proposal”);

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all of the directors of RTPY (other than those persons identified as the initial directors of Aurora Innovation, Inc. after the effective time of the Merger) will have resigned or otherwise been removed effective as of or prior to the effective time of the Merger;

•	the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above; and

•	the Maximum Redemption Condition. For more information, see “— Maximum Redemption Condition” above.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	By mutual written consent of Aurora and RTPY;

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by Aurora or RTPY if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger or if there is adopted any law that permanently makes the Merger illegal or otherwise prohibited;

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by Aurora or RTPY if the RTPY Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of RTPY’s shareholders duly convened therefor or at any adjournment or postponement thereof;

•	by Aurora if there has been a modification in recommendation of the RTPY Transaction Committee with respect to any of the Transaction Proposals;

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by written notice to Aurora from RTPY in the event of certain uncured breaches on the part of Aurora or if the Closing has not occurred on or before January 10, 2022 (the “Agreement End Date”), unless RTPY is in material breach of the Merger Agreement;

•	by RTPY, if Aurora shall not have obtained the Aurora Equityholder Approval prior to the Aurora Equityholder Approval Deadline; or

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by written notice to RTPY from Aurora in the event of certain uncured breaches on the part of RTPY or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Aurora is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Aurora, RTPY or Merger Sub, as the case may be, for fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement, provided that, after receipt of the Written Consent, no amendment or modification shall be made without further approval of the Requisite Company Equityholders (as defined in the Merger Agreement) if such amendment or modification would cause the conditions contained in Section 3.1 of the Voting Agreement to fail to be true.

Fees and Expenses

If the Closing does not occur, Aurora will be responsible for Aurora’s transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated in the Merger Agreement, including all fees of its legal counsel, financial advisers and accountants, and RTPY will be responsible for RTPY’s transaction expenses (including the expenses of both parties for filing fees incurred and fees and expenses incurred in connection with preparing and filing the Registration Statement, the proxy statement or the proxy statement/registration statement and obtaining approval of Nasdaq). If the Closing occurs, RTPY will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Aurora and pay or cause to be paid all accrued transaction expenses of RTPY. RTPY and Aurora will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Sponsor Support Agreement, the Registration Rights Agreement, the Subscription Agreements, the Sponsor Agreement and the Company Holders Support Agreements (the “Related Agreements”), or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, RTPY, each of the directors and officers of RTPY, the Sponsor and Aurora entered into the Sponsor Support Agreement, dated as of July 14, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each of the directors (other than Karen Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officers of RTPY agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of RTPY and (c) the written agreement of the Sponsor, RTPY, and Aurora. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated in the Sponsor Support Agreement, and no party to the Sponsor Support Agreement will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Agreement with RTPY and Aurora (the “Sponsor Agreement”), dated as of July 14, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F.

Under the Sponsor Agreement, in the event that more than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed, and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor has not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, the Sponsor will forfeit a number of RTPY Class B ordinary shares then owned by the Sponsor equal to the product of (x) 24,317,500 multiplied by (y) the Forfeited Share Percentage (as defined in the Sponsor Agreement). The “Forfeited Share Percentage” means a fraction, the numerator of which is the product of (A) $10.00 multiplied by (B) the difference between the Redemption Shares and the Replacement Shares, and the denominator of which is the sum of (A) the aggregate dollar amount of the subscriptions by the Reinvent Identified PIPE Investors pursuant to the Subscription Agreements entered into by such Persons on or prior to the date of the Merger Agreement plus (B) $977,500,000.

The “Forfeited Share Percentage” means a fraction, the numerator of which is the product of (A) $10.00 multiplied by (B) the difference between the Redemption Shares and the Replacement Shares, and the denominator of which is the sum of (A) the aggregate dollar amount of the subscriptions by the Reinvent Identified PIPE Investors pursuant to the Subscription Agreements entered into by such Persons on or prior to the date of the Merger Agreement plus (B) $977,500,000.

The “Forfeited Share Percentage” means a fraction, the numerator of which is the redemption amount (less any backstop or alternative financing amount), and the denominator of which is the sum of the aggregate dollar amount of the subscriptions pursuant to Subscription Agreements entered into on or prior to the date of the Merger Agreement by certain PIPE Investors plus (ii) $977,500,000.

In the event that (i) more than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed, and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor has not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, or (ii) 22.5% or less than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed, the Sponsor will not be required to forfeit any Acquiror Class B Ordinary Shares.

Under the Sponsor Agreement, the parties thereto also agreed that any shares that are not forfeited pursuant to the prior paragraph (the “Remaining Sponsor Shares”) will be subject to lock-up and price-based vesting. 25% of the Remaining Sponsor Shares are subject to a lock-up (but not price-based vesting) until the first anniversary of the Closing Date. 75% of the Remaining Sponsor Shares are subject to the following schedule:

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First tranche: 1/3 of 75% of the Remaining Sponsor Shares (i.e. 25% of all of the Remaining Sponsor Shares (i) shall vest if the VWAP of Aurora Innovation for 20 trading days of any consecutive 30 trading day period following the Closing equals or exceeds $15.00 and (ii) are subject to lockup until the second anniversary following Closing.

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Second tranche: 1/3 of 75% of the Remaining Sponsor Shares (i.e. 25% of all of the Remaining Sponsor Shares (i) shall vest if the VWAP of Aurora Innovation for 20 trading days of any consecutive 30 trading day period following the Closing equals or exceeds $17.50 and (ii) are subject to lockup until the third following Closing.

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Third tranche: 1/3 of 75% of the Remaining Sponsor Shares (i.e. 25% of all of the Remaining Sponsor Shares (i) shall vest if the VWAP of Aurora Innovation for 20 trading days of any consecutive 30 trading day period following the Closing equals or exceeds $20.00 and (ii) are subject to lockup until the fourth anniversary following Closing.

If a definitive agreement that contemplates a change of control is entered into, the lockup period for any shares held by the Sponsor automatically terminates immediately prior to such change of control. If a change of control is consummated after the closing, all of the unvested shares held (or previously distributed) by the Sponsor vest immediately prior to such change of control, and the holder thereof receives the same per share consideration as the other holders participating in such change of control.

Under the Sponsor Agreement, the Sponsor agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Aurora Innovation elects to redeem the public warrants in accordance with the Warrant Agreement, if the last reported sales price of the Aurora Innovation Class A common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments).

Additionally, under the Sponsor Agreement, the parties thereto agreed to certain rights of the Sponsor with respect to board representation of Aurora Innovation following the Closing.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, RTPY entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, up to 100,000,000 shares of Aurora Innovation common stock at $10.00 per share for an aggregate commitment amount of $1,000,000,000. The PIPE Investment will be consummated prior to or substantially concurrently with the Closing.

The obligation of the parties to consummate the purchase and sale of the PIPE shares covered by the Subscription Agreements is subject to the following conditions, among others: (a) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, (b) all conditions precedent to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived (subject to certain exceptions described in the Subscription Agreements), (c) solely with respect to the RTPY’s obligation to close the Subscription Agreements (i) the representations and warranties made by each investor, in each case, in the Subscription Agreement shall be true and correct as of the Closing Date (subject to certain qualifications and exceptions described in the Subscription Agreements), and (ii) the investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, (d) solely with respect to the investors’ obligation to close the Subscription Agreements, (i) the representations and warranties made by RTPY in the Subscription Agreement shall be true and correct as of the Closing Date (subject to certain qualifications and exceptions described in the Subscription Agreements), (ii) RTPY shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, (iii) no suspension of the qualification of the PIPE Shares for offering or sale or trading in any jurisdiction by Nasdaq or the SEC shall have occurred, and no initiation or threatening of any proceedings by Nasdaq for any of such purposes shall have occurred, and the PIPE Shares subscribed for thereunder shall have been approved for listing on Nasdaq, subject to official notice of issuance; and (iv) the terms of the Transaction Agreement shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under the Subscription Agreement (subject to certain qualifications exceptions described in the Subscription Agreements).

The Subscription Agreements provide that RTPY is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Aurora Innovation common stock to be issued to investors and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th day (or 90th day following the filing date thereof if the SEC notifies RTPY that it will “review” such registration statement) and (ii) the 10th business day after the date RTPY is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

The Subscription Agreements will terminate, and be of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, upon (x) the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of RTPY and the applicable PIPE Investor and (iii) January 9, 2022, if the Closing (as defined in the Subscription Agreements) has not occurred by such date, or (y) if the conditions set forth therein are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements).

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Aurora Innovation, the Sponsor, RTPY’s directors, certain equityholders of Aurora, and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, RTPY will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Aurora Innovation common stock and other equity securities of Aurora Innovation that are held by the parties thereto from time to time.

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, Aurora Innovation and the Major Company Equityholders (as defined in the Merger Agreement) will enter into the Lock-Up Agreement. The Major Company Equityholders include Chris Urmson, Sterling Anderson and Drew Bagnell.

The Lock-Up Agreements contains certain restrictions on transfer with respect to shares of Aurora Innovation common stock held by the Major Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Aurora Innovation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Aurora Innovation outstanding immediately prior to the Closing (the “Lock-up Shares”). Such restrictions begin at the Closing and end in tranches of 25% of the Major Company Equityholders’ Lock-up Shares at each of (i) the one year anniversary of Closing, (ii) the two-year anniversary of the Closing, (iii) the three-year anniversary of the Closing and (iv) the four-year anniversary of the Closing. If, after Closing, Aurora Innovation completes a transaction that results in a change of control, the Lock-up Shares are released from restriction immediately prior to such change of control.

Company Holders Support Agreements

In connection with the execution of the Merger Agreement, RTPY, the Merger Sub and each Stockholder (as defined therein) entered into the Company Holders Support Agreements, pursuant to which each Stockholder has agreed, among other things, to vote in favor of the adoption and approval, promptly following the time at which this registration statement shall have been declared effective, of the Merger Agreement and the other documents to which the Company is a party contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Pre-Closing Restructuring, in each case, subject to the terms and conditions of the Company Holders Support Agreements.

Pursuant to the Company Holders Support Agreements, each Stockholder also agreed to, among other things, delivery a duly executed copy of the Registration Rights Agreement and the Lock-Up Agreements at the Closing.

The Company Holders Support Agreements will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time (as defined in Company Holders Support Agreements) (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the parties thereto. Upon such termination of the Company Holders Support Agreement, no party thereto shall have any further obligations or liabilities under the Company Holders Support Agreements will terminate; provided, however, that the termination of the Company Holders Support Agreements will not relieve any party thereto from any liability for any willful breach (as defined in the Merger Agreements) of the Company Holders Support Agreements prior to such termination.

Background to the Business Combination

RTPY is a blank check company incorporated on October 2, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RTPY was co-founded by Mr. Hoffman, Mr. Pincus and Mr. Thompson. Mr. Hoffman, Mr. Pincus and Mr. Thompson also co-founded RTP and RTPZ, which were also special purpose acquisition companies formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 10, 2021, RTP completed its business combination with Joby Aero, Inc., with its name changed to “Joby Aviation, Inc.” As of October 4, 2021, the closing price of Joby Aviation, Inc.’s common stock was $9.07. On August 2, 2021, RTPZ completed its business combination with Hippo Enterprises Inc., with its name changed to “Hippo Holdings Inc.” As of October 4, 2021, the closing price of Hippo Holdings Inc.’s common stock was $4.42.

The Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of RTPY’s management and the RTPY Board. The terms of the Merger Agreement were the result of extensive negotiations between RTPY and Aurora (and their respective affiliates). The following is a brief description of the background of the Business Combination and related transactions.

On March 18, 2021, RTPY completed its initial public offering of 97,750,000 RTPY units which included the issuance of 12,750,000 RTPY units as a result of the underwriter’s exercise of its over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $977,500,000 before transaction costs (including deferred underwriting commissions to be paid upon the completion of RTPY’s initial business combination (which if successfully completed, will be the Business Combination)). Each RTPY unit consisted of one RTPY Class A ordinary share and one-eighth of one RTPY public warrant. Each RTPY public warrant entitles the holder thereof to purchase one RTPY Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, RTPY completed the private sale of an aggregate of 8,900,000 private placement warrants at a price of $2.50 per warrant to the Sponsor. Under the current terms of the Warrant Agreement, the private placement warrants are the same as the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by RTPY (except in certain redemption scenarios when the price per ordinary share equals or exceeds $10.00 (as adjusted)); (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of RTPY’s initial business combination (which if successfully completed, will be the Business Combination); (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights. In connection with RTPY’s initial public offering, Morgan Stanley & Co. LLC (“Morgan Stanley”) acted as the sole-bookrunning manager, Skadden acted as U.S. legal advisor to RTPY and Maples and Calder (Cayman) LLP (“Maples”) acted as Cayman Islands legal advisor to RTPY. Under the underwriting agreement, an aggregate amount of approximately $34.2 million would be payable to Morgan Stanley (in its role as sole-bookrunning manager) for deferred underwriting commissions if RTPY completed an initial business combination. Prior to the completion of its initial public offering, neither RTPY, nor its representatives, contacted any prospective business combination target.

Since the completion of its initial public offering, RTPY considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of RTPY contacted and were contacted by numerous individuals and entities, including financial advisors, who presented ideas for business combination opportunities, including companies in the consumer internet, online marketplaces, ecommerce, payments, gaming, artificial intelligence, SaaS, digital healthcare, autonomous vehicles, transportation and other sectors. RTPY considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of RTPY’s management. In the process that led to identifying Aurora as an attractive investment opportunity, RTPY’s management evaluated nearly thirty potential business combination targets and entered into non-disclosure agreements with seven such potential business combination targets, none of which contained a standstill agreement.

Ian Smith, a Managing Director at Allen & Co., Aurora’s financial advisor, and a member of the Aurora Board, has a professional relationship with Michael Thompson, Chief Executive Officer, Chief Financial Officer and a director on the RTPY Board, Mark Pincus, a director on the RTPY Board, and Reid Hoffman, an observer on the RTPY Board and a member of the Aurora Board. On March 16, 2021, Mr. Smith reached out to Mr. Thompson, Mr. Pincus and Mr. Hoffman to discuss a potential business combination transaction between RTPY and Aurora. Mr. Pincus responded that RTPY could not engage in discussions at that time as it was conducting its initial public offering.

On March 18, 2021, after the completion of RTPY’s initial public offering, a representative of Allen & Co. contacted Mr. Thompson, Mr. Pincus and Mr. Hoffman again to schedule an initial meeting to discuss a potential business combination transaction between RTPY and Aurora. Representatives of RTPY proposed a form non-disclosure agreement to be executed by RTPY and Aurora before the initial meeting. On March 19, 2021, following the execution of the non-disclosure agreement between RTPY and Aurora, Mr. Thompson, Mr. Pincus, Daniel Urdaneta, a member of the Sponsor and an Investment Partner of Reinvent Capital, Chris Urmson, Co-Founder and Chief Executive Officer of Aurora, Sterling Anderson, Co-Founder and Chief Product Officer of Aurora, and Mr. Smith had the initial meeting via teleconference to discuss a potential business combination transaction between RTPY and Aurora.

Between March 18, 2021 (after the completion of RTPY’s initial public offering) and March 25, 2021, representatives of RTPY had initial discussions with representatives of other potential targets, followed by execution of non-disclosure agreements and preliminary due diligence conducted by RTPY on such potential targets, to explore a potential business combination transaction.

On March 25, 2021, RTPY’s management provided a written update to the RTPY Board on its target search process, including the identities of over twenty potential targets with which RTPY’s management had had initial contact, and that one of such potential targets was Aurora. RTPY’s management noted to the RTPY Board that RTPY was invited to participate in an ongoing process led by Allen & Co., pursuant to which Aurora was having preliminary discussions with various potential investors, including a number of special purpose acquisition companies (“SPACs”) and other potential public market investors to explore whether to pursue a business combination transaction with a SPAC. In addition, RTPY’s management disclosed to the RTPY Board that Reinvent Capital Fund, an affiliate of RTPY, previously made an investment in Aurora during its Series B Preferred Stock equity financing round in 2019, which investment was approximately 0.1% of Aurora’s outstanding capital stock on a fully diluted basis as of the date of this proxy statement/prospectus, but Reinvent Capital Fund did not have any major investor or information rights in connection with such investment (the “Reinvent Capital Fund Investment”). Mr. Hoffman also disclosed to the RTPY Board that he was a member of the Aurora Board, was a sponsoring partner of Greylock Partners’ investment in Aurora, which investment was approximately 2.5% of Aurora’s outstanding capital stock on a fully diluted basis as of the date of this proxy statement/prospectus, and held a small personal investment in Aurora. Further, Mr. Hoffman noted that, in making such disclosure, he understood that his role in a potential transaction with Aurora would need to be limited. The RTPY Board agreed that it would be necessary to take certain measures to limit Mr. Hoffman’s role in RTPY’s process of exploring a potential transaction with Aurora. The RTPY Board determined, and Mr. Hoffman agreed, that Mr. Hoffman should recuse himself as a director of Aurora from any discussions of the Aurora Board or Aurora’s management about Aurora’s potential business combination with a SPAC, and that he should recuse himself as an observer on the RTPY Board from any discussions of the RTPY Board about a potential transaction with Aurora, and should not participate in any conversations with Aurora or Aurora’s advisors on behalf of RTPY. RTPY’s management also indicated that it would not consult with Mr. Hoffman on Aurora’s valuation or terms of a potential transaction with Aurora, but wanted to retain the ability to potentially discuss with Mr. Hoffman, given his extensive knowledge and expertise on Aurora’s industry, Aurora’s market position in its industry, and/or Aurora’s technological position in its industry as part of RTPY’s due diligence process. In addition, Karen Francis, an independent director on the RTPY Board, informed RTPY’s management that she would like to recuse herself from any discussion or decision about a potential transaction with Aurora because she was also a director of TuSimple Holdings Inc. (“TuSimple”), which may be considered a competitor of Aurora’s trucking product. After considering the information disclosed to it, as well as the discussions with representatives of each of Skadden and Maples, the RTPY Board, other than Ms. Francis, agreed to proceed with exploring a potential business combination transaction with Aurora with each of Mr. Hoffman, as an observer to the RTPY Board, and Ms. Francis recusing themselves from the process. The RTPY Board, other than Ms. Francis, also believed that if RTPY pursued a business combination transaction with Aurora, it would be advisable to obtain a fairness opinion from an independent financial advisor in connection with such a transaction.

Following the confirmation by the RTPY Board, RTPY’s management began conducting preliminary due diligence on Aurora and its business. While doing so, RTPY also continued reviewing and evaluating other potential targets to explore a business combination with such targets. During April 2021, representatives of RTPY had multiple meetings with representatives of Morgan Stanley via teleconference to discuss potential targets other than Aurora and business combination strategies. Based on opportunities provided by representatives and advisors of potential targets as well as Morgan Stanley’s and RTPY’s networks, RTPY had discussions with various potential targets, including management meetings with different targets on April 5, April 13, 2021 and April 23, 2021, respectively, to explore a potential business combination transaction with each such potential target. Following such meetings, RTPY conducted preliminary due diligence on such potential target’s businesses and remained in discussions with such potentials targets until it entered into an exclusivity period with Aurora on May 4, 2021.

On April 19, 2021, the RTPY Board, including Mr. Hoffman and Ms. Francis, held a meeting via video teleconference. RTPY’s management and certain advisors of RTPY were also in attendance. During the meeting, RTPY’s management provided an overview of RTPY’s target search process to date and discussed selected potential targets evaluated by RTPY’s management, including 17 potential targets with which an initial contact had been made, four potential targets with which initial management meetings had been held, and three potential targets on which preliminary due diligence were being conducted. RTPY’s management did not discuss Aurora given the need for Mr. Hoffman, as an observer to the RTPY Board, and Ms. Francis to recuse themselves for such discussions.

During the meeting, as previously disclosed by RTPY’s management to the RTPY Board (and described above), Mr. Hoffman reiterated to the RTPY Board that with respect to a potential business combination with Aurora, Mr. Hoffman may have certain interests in such a transaction. Mr. Hoffman also informed the RTPY Board that he controlled a charitable foundation that indirectly owned approximately 0.03% of Aurora’s outstanding capital stock on a fully diluted basis as of the date of this proxy statement/prospectus through the Reinvent Capital Fund Investment, that he was a member of Reinvent Capital Fund’s general partner and investment advisor, that he was a member of the Sponsor, and that he would be interested in participating, through Reinvent branded investment vehicles, in a PIPE transaction related to RTPY’s business combination. In addition, each of Mr. Pincus, Mr. Thompson and Mr. Cohen informed the RTPY Board that he had indirect interests, through the Reinvent Capital Fund Investment, in Aurora, that he had interests in or is affiliated with Reinvent Capital Fund’s general partner and investment advisor, that he was a member of the Sponsor, and that he might participate, through Reinvent branded investment vehicles, in a PIPE transaction related to RTPY’s business combination. Further, Ms. Francis informed the RTPY Board that she was a director of TuSimple, and that she would recuse herself as a director of RTPY from any discussions of the RTPY Board about a potential transaction with Aurora and abstain from voting on any matters related to a potential transaction with Aurora. See “— Interests of RTPY’s Directors and Executive Officers in the Business Combination” for additional information. After considering such matters and discussing with counsel, the RTPY Board determined that it was advisable and in the best interests of RTPY and its shareholders to create an ad hoc committee of the RTPY Board with respect to a potential transaction with Aurora. The RTPY Board then created the RTPY Transaction Committee, consisting of five members, which was authorized and empowered, to the fullest extent permitted by law, to take all actions and make all determinations that the full RTPY Board would be authorized and empowered to take or make with respect to a potential transaction with Aurora. The RTPY Board appointed Katharina Borchert, Colleen McCreary, Anne-Marie Slaughter, Mr. Pincus and Mr. Thompson to the RTPY Transaction Committee. The RTPY Board determined that each of Ms. Borchert, Ms. McCreary and Ms. Slaughter were independent and disinterested with respect to a potential transaction with Aurora (the “RTPY Transaction Committee Independent Directors”). The RTPY Board also determined that the interests of each of Mr. Pincus and Mr. Thompson in a potential transaction with Aurora were not material. In addition, the RTPY Board determined that any action that needed to be approved by the RTPY Transaction Committee would also need to be separately approved by all of the RTPY Transaction Committee Independent Directors. From its creation, neither Ms. Francis nor Mr. Hoffman participated in meetings of the RTPY Transaction Committee.

On April 19, 2021, following the meeting of the RTPY Board, the RTPY Transaction Committee held an initial meeting (the “April 19 RTPY Transaction Committee Meeting”). RTPY’s management, representatives of Goldman Sachs and representatives of Skadden were also in attendance. During the April 19 RTPY Transaction Committee Meeting, Mr. Thompson presented a background of Aurora and its business and provided an overview of the opportunities and risks represented by a proposed transaction with Aurora. Mr. Thompson also discussed early feedback from potential PIPE investors. Mr. Thompson then discussed the proposed valuation of Aurora and the terms of an initial draft (the “Initial LOI”) of a non-binding letter of intent (the “LOI”) that RTPY’s management intended to submit to Aurora. Under the Initial LOI, RTPY provided an indicative, preliminary equity valuation of Aurora at $20.0 billion on a pre-transaction basis, based on RTPY’s management’s initial analysis of certain preliminary due diligence and projected financial information provided by Aurora’s management, Aurora’s business model and technology, and other materials provided by Aurora’s management. The Initial LOI also contemplated a PIPE investment of up to $2.5 billion, in the aggregate, from insider and third-party PIPE investors. In addition, the Initial LOI proposed that the Sponsor would be entitled to designate one director on the board of directors of the combined company. Representatives of Goldman Sachs provided an overview of the SPAC market generally, including how PIPE investors consider valuation and how that valuation and size of the aggregate PIPE investment may change as a result of the PIPE marketing process, as seen in the broader SPAC market. After discussion on the Initial LOI and related matters, the RTPY Transaction Committee Independent Directors unanimously approved the terms of the Initial LOI. The full RTPY Transaction Committee also unanimously approved the terms of the Initial LOI and authorized the submission of the Initial LOI and negotiation with Aurora of the terms by management. In addition, after considering a perceived business conflict of Morgan Stanley, the RTPY Transaction Committee decided not to engage Morgan

Stanley as RTPY’s financial advisor in connection with a potential business combination transaction with Aurora. The RTPY Transaction Committee considered multiple potential financial advisors, including Goldman Sachs. The RTPY Transaction Committee reviewed a letter of Goldman Sachs disclosing certain of its investment banking relationships and acknowledged the independence of Goldman Sachs as a potential financial advisor to RTPY, and directed RTPY’s management to negotiate an engagement letter with Goldman Sachs to engage Goldman Sachs as RTPY’s financial advisor in connection with a proposed transaction with Aurora.

On April 19, 2021, following approval by the RTPY Transaction Committee, representatives of RTPY e-mailed to representatives of Aurora the Initial LOI. Following the submission of the Initial LOI, from April 19, 2021 to April 23, 2021, representatives of RTPY and Aurora held various meetings via teleconference to discuss, among other things, Aurora’s feedback on the Initial LOI.

On April 23, 2021, representatives of Aurora e-mailed to representatives of RTPY a revised draft of the LOI, which included, among other things, a counterproposal on the economics for the Sponsor, a proposed dual class “high vote/low vote” structure of the combined company, a proposed cap on financial advisor fees and a mutual exclusivity period. The revised draft of the LOI also provided that the Sponsor designee on the board of directors of the combined company would be Mr. Hoffman.

From April 23, 2021 through May 2, 2021, various discussions were held between the parties around the terms of the proposed transaction, including the terms noted above, and multiple drafts of the LOI were exchanged. On May 2, 2021, representatives of RTPY e-mailed to representatives of Aurora a proposed final form of the LOI as a result of the negotiations.

On May 4, 2021, the RTPY Transaction Committee held a meeting via video teleconference (the “May 4 RTPY Transaction Committee Meeting”). RTPY’s management and certain advisors of RTPY were also in attendance. Mr. Thompson provided an overview of the terms of the final form of the LOI (including comparisons with the Initial LOI) and shared his assessment, following preliminary due diligence by RTPY’s management, that the opportunities represented by a proposed transaction with Aurora, compared to the risks, remained potentially compelling. Mr. Thompson also discussed an anticipated timeline and proposed next steps in connection with the proposed transaction. The RTPY Transaction Committee discussed the LOI and related matters, including engaging an independent financial advisor to provide a fairness opinion in connection with the proposed transaction. After discussions, the RTPY Transaction Committee Independent Directors unanimously approved the terms of the LOI. The full RTPY Transaction Committee also unanimously approved the terms of the LOI, and authorized RTPY’s entry into the LOI, including an exclusivity period as contemplated by the LOI (as further described below).

On May 4, 2021, RTPY and Aurora executed the LOI regarding a potential business combination transaction involving such parties (subject to due diligence and negotiation of definitive agreements), which reflected a pre-transaction equity value for Aurora of $20.0 billion, with no adjustment for Aurora’s cash or debt, and which contemplated that a newly-formed, wholly-owned subsidiary of RTPY would merge with and into Aurora, and that RTPY would re-domicile as a Delaware corporation prior to the consummation of the potential business combination transaction. Pursuant to the LOI, the total merger consideration would consist of two billion newly issued shares of the combined company, Aurora Innovation, valued at $10.00 per share. Pursuant to the LOI, RTPY would adopt an equity incentive plan for incentive equity issuances after closing, and the number of shares to be issued under such equity incentive plan would be determined by Aurora, in consultation with RTPY, based on benchmarking against public companies by an independent consultant, who was later selected as Semler Brossy. Pursuant to the LOI, the total size of the PIPE investment was contemplated to be up to $2.5 billion, including $100 million to be invested by one or more Reinvent-branded special purpose vehicles, which, coupled with the expected proceeds from the trust account of $977.5 million (assuming no redemptions) and the pre-transaction equity value for Aurora of $20.0 billion, would result in ownership by the PIPE investors of approximately 11%, ownership by the existing RTPY shareholders of approximately 5%, and ownership by the existing Aurora stockholders of approximately 84%, in each case, of Aurora Innovation on a fully diluted basis immediately after the closing of the Business Combination. The parties understood that the proposed equity valuation and PIPE investment were preliminary and aspirational, and would need to be tested against the views of the PIPE investors.

Pursuant to the LOI, RTPY and Aurora agreed that (i) the Aurora Innovation Board would be classified into three classes each serving three year terms and would include one director initially designated by the Sponsor, who shall be subject to Aurora’s consent, to be seated in the third class (i.e., the class serving the longest term at the time of consummation of the transaction) and (ii) Aurora Innovation would implement a dual voting class structure and would issue “high vote” stock to certain existing shareholders of Aurora. Aurora proposed that Mr. Hoffman be the Sponsor’s designee on the Aurora Innovation Board given his knowledge of Aurora, its business and the industry in which it operates. The RTPY Transaction Committee considered Mr. Hoffman’s potential interests in the proposed transaction with Aurora and concluded that Aurora’s request was acceptable in light of the actions that had been taken to mitigate any risks related to Mr. Hoffman’s potential interests in the proposed transaction.

Pursuant to the LOI, each of Aurora and RTPY agreed to be subject to an exclusivity period from the date of execution of the LOI until thirty days thereafter, subject to one automatic extension for an additional period of fifteen days if the parties were working in good faith in pursuit of the transaction.

Following the execution of the LOI, RTPY’s management continued to conduct business, financial and technology due diligence on Aurora and its business. RTPY engaged an independent third-party expert in self-driving technology (the “Tech Advisor”) to assist it with technology due diligence on Aurora and its business. Representatives of RTPY, together with the Tech Advisor, had multiple discussions with representatives of Aurora to conduct business, financial and technology due diligence, including a site visit to inspect facilities and examine key hardware and software components of Aurora’s self-driving technology.

On May 5, 2021, representatives of Skadden, on behalf of RTPY, and representatives of Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), legal advisor to Aurora, on behalf of Aurora, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur in late June 2021.

On May 6, 2021, representatives of Skadden were provided with access to a virtual data room of Aurora and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of Aurora and board minutes), related party arrangements, acquisition agreements, partnership and collaboration agreements, supplier agreements, intellectual property owned or used by Aurora, real property, employee compensation and benefits, labor and employment matters, environmental matters, and certain regulatory and compliance matters (other than certain regulatory and compliance matters which would be reviewed by regulatory counsel to RTPY, for which role Mayer Brown LLP (“Mayer Brown”) would later be engaged, as described below).

On May 7, 2021, representatives of Skadden, on behalf of RTPY, held a “kickoff” legal due diligence call with representatives of Wilson Sonsini and members of Aurora’s management team covering RTPY’s and Skadden’s initial legal due diligence questions and requests after an initial review of the materials provided in the data room.

RTPY engaged Mayer Brown and Woodruff-Sawyer & Co. (“Woodruff”) to perform regulatory and insurance due diligence review of Aurora and its business and other advisors to provide accounting, tax and other transaction advisory services. During the following weeks, representatives of Skadden, Mayer Brown, Woodruff and other advisors, on behalf of RTPY, and representatives of Wilson Sonsini and Aurora management, as applicable, on behalf of Aurora, had extensive additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence “kick-off” call, and other matters arising over the course of RTPY’s and its advisors’ respective due diligence reviews. Conference calls were held among representatives of Skadden, on behalf of RTPY, Wilson Sonsini, and Aurora management, as applicable, on: (i) May 13, 2021, to discuss intellectual property and cybersecurity matters, (ii) May 14, 2021, to discuss general legal due diligence matters, and (iii) June 22, 2021, to discuss employee compensation and benefits matters, including Semler Brossy’s report on share reserves under the equity incentive plan.

On May 19, 2021, after considering the qualifications of Goldman Sachs as a financial advisor in connection with the Business Combination and as a placement agent in connection with the PIPE Investment, including its independence as acknowledged by the RTPY Transaction Committee at the April 19 RTPY Transaction Committee Meeting, as well as the total fees of $24 million and the reimbursement of reasonable expenses that Goldman Sachs would be entitled to for its engagement, the RTPY Transaction Committee approved, by executing a unanimous written consent, the engagement of Goldman Sachs as RTPY’s financial advisor in connection with the Business Combination and as RTPY’s placement agent in connection with the PIPE Investment. In addition, as the RTPY Transaction Committee discussed at the May 4 RTPY Transaction Committee Meeting, the RTPY Transaction Committee intended to engage an independent financial advisor to provide it with a fairness opinion in connection with the Business Combination, and had considered multiple financial advisor candidates for such engagement, including Houlihan Lokey. After considering the qualifications of Houlihan Lokey as a financial advisor, as well as the total fees of $2.5 million and the reimbursement of reasonable expenses that Houlihan Lokey would be entitled to for its engagement, the RTPY Transaction Committee approved the engagement of Houlihan Lokey as its financial advisor to provide an opinion as to the fairness, from a financial point of view, to RTPY of the consideration to be paid by RTPY in the Business Combination. Further, the RTPY Transaction Committee considered and approved an arrangement between RTPY and Morgan Stanley, pursuant to which $26.5 million of the $34.2 million deferred underwriting commissions would not be paid to Morgan Stanley (in its role as sole-bookrunning manager), but would be available to pay third party financial advisors of RTPY if RTPY completed an initial business combination with Aurora. Additionally, after considering the potential conflicts of interest of Allen & Co., including its direct investments in Aurora, the RTPY Transaction Committee decided not to engage Allen & Co., Aurora’s financial advisor, as RTPY’s placement agent, and approved a waiver letter requested by Allen & Co. that acknowledged Allen & Co.’s role solely as Aurora’s financial advisor in the PIPE Investment process and waived liability of Allen & Co. arising out of its relationship with Aurora and the PIPE Investment process.

On May 19, 2021, RTPY engaged Houlihan Lokey on behalf of the RTPY Transaction Committee. Houlihan Lokey reported solely to the RTPY Transaction Committee and was requested to render an opinion to the RTPY Transaction Committee as to the fairness, from a financial point of view, to RTPY of the consideration to be paid by RTPY in the Business Combination (with no portion of its fees being contingent on the conclusions set forth in such opinion).

On May 20, 2021, RTPY engaged Goldman Sachs as its financial advisor in connection with the Business Combination and as its placement agent in connection with the PIPE Investment. Beginning on June 1, 2021, representatives of Goldman Sachs (in its capacity as RTPY’s placement agent) began contacting a limited number of potential PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss Aurora, the proposed business combination and the PIPE investment and to determine such investors’ potential interest in participating in the PIPE investment. During the weeks of May 31, 2021, June 7, 2021, June 14, 2021, June 21, 2021 and June 28, 2021, representatives of RTPY, Aurora, Goldman Sachs (in its capacity as RTPY’s placement agent) and Allen & Co. (in its capacity as Aurora’s financial advisor) participated in various virtual meetings with prospective participants in the PIPE investment.

On May 24, 2021, representatives of Wilson Sonsini, on behalf of Aurora, e-mailed to representatives of Skadden, on behalf of RTPY, initial draft forms of the (i) 2021 Plan, (ii) Restricted Stock Unit Agreement and (iii) Option Award Agreement. Prior to the execution of the Merger Agreement on July 14, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Incentive Award Plan Proposal” for additional information.

On May 27, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions. The final documentation, including with respect to mechanics relating to the treatment in the Merger of certain of Aurora’s outstanding securities, the representations and warranties of each party, restrictions on the conduct of Aurora’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties. Over the course of the following weeks, the parties negotiated the terms of the Merger Agreement, exchanging multiple drafts before an agreed final version of the Merger Agreement was executed by the parties thereto on July 14, 2021. See “— The Merger Agreement” for additional information.

On May 31, 2021, representatives of RTPY, Aurora, Goldman Sachs (in its capacity as RTPY’s financial advisor) and Allen & Co. (in its capacity as Aurora’s financial advisor) had a meeting via video teleconference and discussed developments in the PIPE investment process, the potential for updating the valuation of Aurora in light of feedback from potential PIPE investors and an updated transaction timeline. Goldman Sachs (in its capacity as RTPY’s financial advisor) and Allen & Co. (in its capacity as Aurora’s financial advisor) noted changing market dynamics where potential PIPE investors have been increasingly scrutinizing proposed valuations in SPAC business combination transactions. After considering such market factors and feedback from potential PIPE investors on the proposed transaction between RTPY and Aurora, RTPY and Aurora decided to set the pre-transaction equity value of Aurora at $12.0 billion, rather than the $20.0 billion preliminarily set forth in the LOI dated May 4, 2021, which RTPY and Aurora believed would incentivize more PIPE investments and provide a better chance of obtaining the combined company’s target cash proceeds to fund its operations and growth. Given the market conditions and general feedback from the broader PIPE market, RTPY and Aurora expected the total size of the PIPE investments would be up to $1.5 billion, rather than up to $2.5 billion the parties had preliminarily agreed to pursue in the LOI dated May 4, 2021.

On June 1, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft of a letter amendment to the LOI (the “LOI Amendment”) to reflect, among other things, the updated valuation of Aurora and the extension of the exclusivity period. During the following two days, the parties negotiated the terms of the LOI Amendment and ultimately agreed on a final form of the LOI Amendment.

On June 2, 2021, RTPY’s management provided the RTPY Transaction Committee with updates on the proposed transaction with Aurora, including the status of due diligence review of Aurora and its business, an updated pre-transaction equity value of Aurora at $12.0 billion, and updated feedback from potential PIPE investors at the updated valuation of Aurora. The updated pre-transaction equity value of Aurora at $12.0 billion reflected a 20% premium to Aurora’s existing shareholders from Aurora’s current valuation of $10.0 billion (which current valuation has taken into account Aurora’s acquisition of Uber’s self-driving unit in January 2021), a premium to the market capitalization of a comparable company, TuSimple, of $8.5 billion at the time of its initial public offering, and a meaningful discount to the valuations of comparable companies, Waymo LLC and Cruise LLC, of $31.0 billion from May 2020 and $30.0 billion from January 2021, respectively. RTPY’s management also provided the RTPY Transaction Committee with the proposed final form of the LOI Amendment, along with a summary of changes from the LOI entered into on May 4, 2021, such changes including extending the exclusivity period to June 30, 2021. After reviewing and considering the LOI Amendment and related matters, the RTPY Transaction Committee executed a unanimous written consent approving the terms of the LOI Amendment and authorizing RTPY’s entry into the LOI Amendment, including the extended exclusivity period as contemplated by the LOI Amendment. Following the approval by the RTPY Transaction Committee, effective on June 2, 2021, Mr. Thompson, on behalf of RTPY, and Mr. Urmson, on behalf of Aurora, executed the LOI Amendment.

On June 3, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, and to representatives of Sullivan & Cromwell LLP (“S&C”), as the placement agent’s outside legal counsel, on behalf of the placement agent, an initial draft form of Subscription Agreement to be entered into between RTPY and each PIPE Investor (“Subscription Agreement”), pursuant to which such PIPE Investor would agree to purchase shares of Aurora Innovation Class A common stock at $10.00 per share, and each such purchase would be consummated prior to or substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. Following negotiations among representatives of Skadden, on behalf of RTPY, representatives of Wilson Sonsini, on behalf of Aurora, and representatives of S&C, on behalf of the placement agent, on June 14, 2021, representatives of Skadden e-mailed to representatives of Goldman Sachs a form of the Subscription Agreement agreed by RTPY, Aurora and the placement agent, and Goldman Sachs provided such form of Subscription Agreement to the prospective PIPE Investors. During the following weeks, various prospective PIPE Investors provided comments to the form of Subscription Agreement. After taking into account comments from the prospective PIPE Investors and discussing such comments with representatives of Wilson Sonsini, on behalf of Aurora, and S&C, on behalf of the placement agent, on each of June 29, 2021 and July 7, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Goldman Sachs an updated form of the Subscription Agreement agreed by RTPY, Aurora and the placement agent, and Goldman Sachs provided such updated form of Subscription Agreement to the prospective PIPE Investors. Certain terms of the forms of Subscription Agreement were further negotiated between the representatives of each of Skadden, Wilson Sonsini, and S&C, on behalf of their respective clients, and certain PIPE Investors, including by their respective advisors, before the execution of the Subscription Agreements by such PIPE Investors on July 14, 2021. See “— Related Agreements — Subscription Agreements” for additional information.

On June 15, 2021, representatives of Woodruff provided representatives of RTPY with a report summarizing the findings of Woodruff’s insurance due diligence review of Aurora and its business.

On June 15, 2021, representatives of Skadden provided representatives of RTPY with a draft of a report summarizing the findings of Skadden’s legal due diligence review of Aurora and its business, including based upon Skadden’s review of the legal due diligence materials and information provided by representatives of Aurora in the virtual data room or pursuant to e-mail and telephone communications prior to such date (including information provided in response to a series of supplemental legal due diligence request lists which were sent by representatives of Skadden, on behalf of RTPY, to representatives of Wilson Sonsini, on behalf of Aurora).

On June 15, 2021, representatives of Mayer Brown provided representatives of RTPY with a report summarizing the findings of Mayer Brown’s regulatory due diligence review of Aurora with respect to certain regulatory and compliance matters, including based upon Mayer Brown’s review of the regulatory due diligence materials and information provided by representatives of Aurora in the virtual data room or pursuant to e-mail and telephone communications prior to such date.

On June 18, 2021, the RTPY Transaction Committee held a meeting via video teleconference. RTPY’s management and certain advisors of RTPY were also in attendance. During the meeting, Mr. Cohen provided an update on the various workstreams related to the proposed transaction with Aurora, including RTPY’s business and financial due diligence to date, the PIPE investment process, the transaction marketing and communications strategies and the negotiations of definitive documentation for the proposed transaction. Representatives of Goldman Sachs and Mr. Thompson provided additional updates on the PIPE investment process. Representatives of Houlihan Lokey provided an update to the RTPY Transaction Committee on the status of their work. Representatives of each of Skadden and Mayer Brown provided an update regarding their legal and regulatory due diligence to date (copies of a preliminary due diligence report of Skadden, a due diligence report of Mayer Brown and a due diligence report of Woodruff were provided to the RTPY Transaction Committee in advance of the meeting). The RTPY Transaction Committee asked questions about the matters presented and discussed such matters as well as certain next steps.

On June 18, 2021, representatives of Wilson Sonsini, on behalf of Aurora, e-mailed to representatives of Skadden, on behalf of RTPY, an initial draft of the Company Holders Support Agreements, pursuant to which each Stockholder (as defined therein) would agree, among other things, to vote in favor of the adoption and approval, promptly following the time at which this registration statement shall have been declared effective, of the Merger Agreement and the other documents to which Aurora is a party contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement. During the following weeks, the parties negotiated the terms of the Company Holders Support Agreements, exchanging multiple drafts before agreed final versions of the Company Holders Support Agreements were executed by the parties thereto on July 14, 2021. See “— Related Agreements — Company Holders Support Agreements” for additional information.

On June 21, 2021, representatives of Wilson Sonsini, on behalf of Aurora, e-mailed to representatives of Skadden, on behalf of RTPY, initial draft forms of the Proposed Organizational Documents, based on the terms of the LOI. Prior to the execution of the Merger Agreement on July 14, 2021, the parties negotiated the terms of the Lock-up Agreement and multiple drafts thereof were exchanged. The agreed final forms of the Proposed Organizational Documents were attached as exhibits to the Merger Agreement. See “Organizational Documents Proposals” for additional information.

On June 21, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft form of Amended and Restated Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, Aurora Innovation would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Aurora Innovation that are held by the parties thereto from time to time. Prior to the execution of the Merger Agreement on July 14, 2021, the parties negotiated the terms of the Amended and Restated Registration Rights Agreement and multiple drafts thereof were exchanged. The agreed final form of the Amended and Restated Registration Rights Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreements — Registration Rights Agreement” for additional information.

On June 22, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft of the Sponsor Agreement, pursuant to which the parties thereto would agree to, among other things, potential forfeiture of certain RTPY Founder Shares held by the Sponsor in the event of redemptions by public shareholders, certain vesting and lock-up terms with respect to the Aurora Innovation Class A common stock beneficially owned by the Sponsor, and certain rights of the Sponsor with respect to board representation of Aurora Innovation. During the following weeks, the parties negotiated the terms of the Sponsor Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Agreement was executed by the parties thereto on July 14, 2021. See “— Related Agreements — Sponsor Agreement” for additional information.

On June 22, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft of the Sponsor Support Agreement, pursuant to which the Sponsor and the directors and officers of RTPY (other than Ms. Francis) would agree to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. During the following weeks, the parties negotiated the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on July 14, 2021. See “— Related Agreements — Sponsor Support Agreement” for additional information.

On June 25, 2021, representatives of Skadden, on behalf of RTPY, e-mailed to representatives of Wilson Sonsini, on behalf of Aurora, an initial draft form of the Lock-up Agreement among Aurora Innovation, the Aurora Founders and holders of 2% or more of Aurora’s outstanding capital stock on a fully diluted basis (with certain exceptions, as necessary), based on the terms of the LOI. Prior to the execution of the Merger Agreement on July 14, 2021, the parties negotiated the terms of the Lock-up Agreement and multiple drafts thereof were exchanged. The agreed final form of the Lock-up Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreements — Lock-up Agreements” for additional information.

On June 30, 2021, representatives of RTPY, Aurora, Goldman Sachs (in its capacity as RTPY’s financial advisor) and Allen & Co. (in its capacity as Aurora’s financial advisor) had a meeting via video teleconference and discussed further developments in the PIPE investment process and the potential for updating the valuation of Aurora. Based on further feedback from potential PIPE investors, RTPY and Aurora decided to set the pre-transaction equity valuation of Aurora at $11.0 billion, which RTPY and Aurora believed would incentivize incremental PIPE investments to fund its operations and growth. Given that the broader PIPE market continued to be challenging, RTPY and Aurora expected the total size of the PIPE investments would be approximately $1.0 billion, including $75 million to be invested by the Sponsor Related PIPE Investor (a Reinvent branded investment vehicle), which, coupled with the expected proceeds from the trust account of $977.5 million (assuming no redemptions) and the pre-transaction equity value for Aurora of $11.0 billion, would result in ownership by the PIPE investors of approximately 8%, ownership by the existing RTPY shareholders of approximately 9%, and ownership by the existing Aurora stockholders of approximately 83%, in each case, of Aurora Innovation on a fully diluted basis immediately after the closing of the Business Combination.

On July 3, 2021, Mr. Urmson had a conversation with Mr. Hoffman, in his capacity as a potential investor, regarding the size of his personal investment in the PIPE transaction through the Sponsor Related PIPE Investor. During the weeks of July 5, 2021 and July 12, 2021, representatives of RTPY also had conversations with Mr. Hoffman, Mr. Pincus and Mr. Thompson, in their capacity as potential investors, regarding their personal investments in the PIPE transaction through the Sponsor Related PIPE Investor.

From July 7, 2021 to July 14, 2021, representatives of RTPY, Aurora, Goldman Sachs (in its capacity as RTPY’s financial advisor), Allen & Co. (in its capacity as Aurora’s financial advisor), Skadden and Wilson Sonsini had meetings via teleconference on each workday to share updates on the proposed transaction and discuss next steps.

On July 14, 2021, the RTPY Transaction Committee held a meeting via video teleconference. RTPY’s management and certain advisors of RTPY were also in attendance. Mr. Thompson updated the RTPY Transaction Committee regarding the status of the proposed transaction with Aurora, including the business, financial and technology due diligence results (a copy of a due diligence report of the Tech Advisor was provided to the RTPY Transaction Committee in advance of the meeting) and the status of the transaction documents, and discussed key considerations related to the proposed transaction (including the rationale for the combined business). Representatives of Goldman Sachs provided an update on the PIPE investment process. Representatives of Joele Frank, Wilkinson Brimmer Katcher, RTPY’s public relations advisor, reviewed with the RTPY Transaction Committee an outline of the communications plan regarding the announcement of the proposed transaction. Representatives of Houlihan Lokey reviewed with the RTPY Transaction Committee Houlihan Lokey’s financial analysis of Aurora and the proposed transaction and delivered to the RTPY Transaction Committee an oral opinion, which was confirmed by delivery of a written opinion, dated July 14, 2021, addressed to the RTPY Transaction Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the consideration to be paid by RTPY in the Business Combination was fair, from a financial point of view, to RTPY. Representatives of Skadden provided an overview of legal due diligence findings (copies of an updated due diligence report of Skadden, the due diligence report of Mayer Brown and the due diligence report of Woodruff were provided to the RTPY Transaction Committee in advance of the meeting). A representative of Maples gave a presentation to the RTPY Transaction Committee on the directors’ fiduciary duties under Cayman law. During the presentations by the advisors, the RTPY Transaction Committee asked, and the advisors answered, questions about the matters presented. The RTPY Transaction Committee, with the assistance of representatives of Skadden and RTPY’s management, reviewed and discussed the proposed business combination, including Aurora as the proposed business combination target, the total merger consideration based on the pre-transaction equity valuation of $11.0 billion, the terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of such documents, including a report of Semler Brossy setting forth considerations for equity plan share authorization, were provided to the RTPY Transaction Committee in advance of the meeting), the potential benefits of, and risks relating to, the proposed business combination, and the reasons for entering into the Merger Agreement. See “— RTPY’s RTPY Transaction Committee’s Reasons for the Business Combination” for additional information related to the factors considered by the RTPY Transaction Committee in approving the Business Combination. The RTPY Transaction Committee also reviewed and discussed the registration statement of which this proxy statement/prospectus forms a part.

Following the RTPY Transaction Committee’s discussion of the proposed business combination, Mr. Pincus, Mr. Thompson and Mr. Cohen left the meeting. Representatives of Skadden reviewed with the RTPY Transaction Committee Independent Directors the interests of Mr. Pincus, Mr. Thompson and Mr. Cohen in the proposed business combination. See “— Interests of RTPY’s Directors and Executive Officers in the Business Combination” for additional information. The RTPY Transaction Committee Independent Directors asked, and representatives of Skadden answered, questions about such interests. After additional discussion on these and related matters, the RTPY Transaction Committee Independent Directors unanimously determined, among other things, that the Business Combination is in the best interests of RTPY and its shareholders and recommended that RTPY’s shareholders approve the Merger Agreement and the BCA Proposal. Mr. Pincus, Mr. Thompson and Mr. Cohen then rejoined the meeting. The full RTPY Transaction Committee unanimously determined, among other things, that the Business Combination is in the best interests of RTPY and its shareholders and recommended that RTPY’s shareholders approve the Merger Agreement and the BCA Proposal.

On July 14, 2021, after the meeting of the RTPY Transaction Committee, RTPY, Aurora, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, RTPY also entered into the Sponsor Agreement, the Sponsor Support Agreement, the Company Holders Support Agreements and the Subscription Agreements, in each case, with the applicable other parties thereto. See “—Related Agreements” for additional information.

On July 15, 2021, RTPY and Aurora issued a joint press release announcing the execution of the Merger Agreement, which was filed by RTPY as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of RTPY’s and Aurora’s management team and used in connection with meetings with existing RTPY shareholders and other persons regarding Aurora and the Business Combination, the executed Merger Agreement, the executed Sponsor Agreement, the executed Sponsor Support Agreement, the executed Company Holders Support Agreements and the form of Subscription Agreement.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs was engaged by RTPY to act as financial advisor to RTPY in connection with the Business Combination and will receive compensation in connection therewith. RTPY also engaged Goldman Sachs to act as placement agent in connection with the PIPE Investment. Goldman Sachs will receive fees and expense reimbursements in connection therewith. Goldman Sachs provided the RTPY Board with a disclosure letter describing the various roles that Goldman Sachs has served in with Aurora and any other material relationships that Goldman Sachs has with Aurora.

In addition, Goldman Sachs (together with its affiliates) is full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs and its affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Investment to RTPY and its affiliates, and Aurora and its affiliates, and has received customary compensation in connection therewith. In addition, Goldman Sachs and its affiliates may provide investment banking and other commercial dealings to RTPY, Aurora and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of RTPY or Aurora or their respective affiliates. Goldman Sachs and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The RTPY Transaction Committee’s Reasons for the Business Combination

On July 14, 2021, the RTPY Transaction Committee, among other things, (i) determined that it is advisable for and in the best interests of RTPY to enter into the Merger Agreement, (ii) approved the execution and delivery of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and (iii) recommended that RTPY’s shareholders approve the Merger Agreement and the BCA Proposal.

In evaluating the Business Combination and making these determinations and this recommendation, the RTPY Transaction Committee consulted with RTPY’s management and considered a number of factors. The RTPY Transaction Committee and RTPY’s management also considered (i) the general criteria and guidelines that RTPY believed would be important in evaluating prospective target businesses as described in the prospectus for RTPY’s initial public offering and (ii) that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, RTPY stated that it intended to seek a business combination with a business:

(i)

in a technology sector or subsector, including consumer internet, online marketplaces, ecommerce, payments, gaming, artificial intelligence, SaaS, digital healthcare, autonomous vehicles, transportation, and others;

(ii)	where RTPY can materially impact the value of the company in partnership with management;

(iii)	close to RTPY’s proximal networks of founders, operators, investors, and advisors; and

(iv)	where RTPY has a differentiated view on the ability of the target to create value as a public company.

In considering the Business Combination, the RTPY Transaction Committee determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

The RTPY Transaction Committee considered a wide variety of factors in connection with its evaluation of the Business Combination. In particular, the RTPY Transaction Committee considered the following factors:

•	Aurora and the Business Combination. The RTPY Transaction Committee considered the following factors related to Aurora and the Business Combination:

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Evolving an Outmoded and Enormous Industry. The RTPY Transaction Committee believed that Aurora could help evolve transportation by delivering the benefits of self-driving technology safely, quickly and broadly. Due to lack of safety, with an estimated 154 people losing their lives on the world’s roads every hour, lack of access, with an estimated 25.5 million people with a disability in the United States having difficulty traveling outside the home and lack of time, with it estimated the average driver spends approximately 54 minutes each work day commuting, the RTPY Transaction Committee believed there is a vast, immediately addressable transportation market that would benefit from Aurora’s self-driving technology. Similar to the few early entrants that captured the market for the digitization of advertising, according to the WHO Report, BTS Report and the USCB Report (each as defined below), the RTPY Transaction Committee believed Aurora is in position to be one of the few to capture the automated transportation market. The RTPY Transaction Committee believed that Aurora’s technology, including the Aurora Driver, could be incorporated across the trucking, passenger mobility and eventually the local goods delivery sectors. The RTPY Transaction Committee believed that Aurora’s technology, including the Aurora Driver, also could alleviate the driver shortage facing the trucking industry, which (i) currently has a driver shortage of around 60,000 drivers and is expected to rise to 160,000 drivers in 2028, and (ii) has an aging workforce, with 54% of truckers above 45 years old in 2020, compared to 31% in 1994, according to the ATA Analysis, the BLS Statistics and the ATRI Analysis (each as defined below). The RTPY Transaction Committee believed Aurora’s self-driving technology has potential to help dramatically reduce the safety risk of the trucking industry where half a million large truck crashes in the United States are reported each year according to the Department of Transportation, with studies showing 94% of crashes are generally caused by human factors, which most frequently includes distraction, misjudgments, poor driving, or driving while tired, according to FMSCA Report and the NHTSA Survey (each, as defined below). The RTPY Transaction Committee believes Aurora’s self-driving technology would not be affected by some of the most common human factors which cause crashes. For example, recognition errors by drivers, such as being distracted or paying insufficient attention, are one significant type of human factor-related crash that Aurora’s self-driving technology could minimize.

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Attractive Business Model and Well-Developed Go-To-Market Strategy. Aurora’s service is not yet commercialized, the RTPY Transaction Committee has identified numerous challenges throughout its diligence in order for such service to be commercialized, and there is no guarantee that Aurora’s service will be commercialized. In addition, Aurora has incurred net losses from operations since inception. However, the RTPY Transaction Committee believed that the Aurora management team is the right management team to meeting these challenges and successfully commercialize its service, and that Aurora has an attractive business model, under which it designs and develops its own self-driving stack, including Aurora’s FirstLight Lidar, Aurora’s Virtual Testing Suite and the Aurora Atlas, and expects to sell the Aurora Driver as a service. The RTPY Transaction Committee believed the Aurora Driver “driver as a service” business model, which it intends to monetize on a per mile usage basis, could enable Aurora to generate attractive unit economics, with its asset-light model driving significant operating leverage, substantial margins and long-term profitability. The RTPY Transaction Committee also believed Aurora’s common core technology will eventually facilitate a differentiated market entry strategy with rapid and efficient entry and scaling into multiple sectors of the transportation industry, beginning with the trucking sector and leveraging Aurora’s common core technology to subsequently enter the passenger mobility and local goods delivery sectors. Aurora’s go-to-market strategy has potential to be enhanced by its partnerships with PACCAR, Volvo, Toyota, DENSO and Uber, and its acquisitions of Blackmore, 7D Labs, Inc., Ours Technology Inc. and Apparate.

•

Potentially Extensive Capability to Expand. The RTPY Transaction Committee believed that once Aurora’s technology is fully commercialized, it would have the opportunity to expand quickly in the United States’ extensive estimated $700 billion trucking market and $1 trillion mobility market, according to estimates based on research by the American Trucking Association and the US DOT Statistics (each, as defined below). In the trucking sector, the RTPY Transaction Committee believed automation has the ability to speed up service and supply chains, with the Aurora Driver able to optimize vehicle utilization by operating over 20 hours a day, enabling the faster movement of goods across the economy. Moreover, the RTPY Transaction Committee believed Aurora’s partnerships with PACCAR, Volvo, Toyota, DENSO and Uber, backed by long-term commitments, are structured in a way that will enable Aurora to achieve significant penetration of this opportunity ahead of its peers.

•

Industry-Defining Technology. The RTPY Transaction Committee believed Aurora has the required scale and technology. The Aurora team is comprised of approximately 1,600 employees, including over 1,400 product and engineering team members, including over 175 employees with a doctorate degree. Aurora has over 1,100 patents and pending applications worldwide. The RTPY Transaction Committee believed Aurora has innovated throughout its self-driving stack, combining its patents into a unique and first-class product. Aurora’s next generation sensing suite is engineered for the needs of highway driving with its multi-modal long-range sensing. This includes proprietary FirstLight Lidar which includes long-range sensing, interference immunity and simultaneous range and velocity capability, providing several benefits over traditional lidar. The RTPY Transaction Committee believed Aurora’s ability to develop its lidar technology in-house creates benefits such as rapid iteration and feedback, synchronized development with its fleet and vertical integration capability to ensure supply and optimization for the high speed use cases intended in its go to market plan. The RTPY Transaction Committee also believed Aurora’s Virtual Testing Suite has exceptional advantages. The Virtual Testing Suite, with the ability to simulate in one hour the equivalent of over 50,000 trucks operating on the road, improves safety by reducing on-road miles required to develop the Aurora Driver, as well as cost-efficiency, as Aurora estimates that motion planning simulation costs were 2,500 times less than the costs of on-road testing. In addition, the RTPY Transaction Committee believed the Aurora Atlas, its high-definition mapping technology, as distinctively aiding Aurora’s self-driving development by enabling efficient maintenance empowering map data to always be up-to-date and shared data ability so that map building can be massively parallelized.

•

Experienced and Proven Management Team. The RTPY Transaction Committee believed that Aurora’s management team has extensive experience in key aspects of the self-driving industry and represents some of the most experienced leaders in autonomous vehicle technology, machine learning, robotics, engineering, commercialization, product development and general management. The RTPY Transaction Committee expects that Aurora’s management team will continue to lead Aurora Innovation following the Business Combination. For additional information regarding Aurora Innovation’s executive officers, see the section entitled “Management of Aurora Innovation Following the Business Combination—Executive Officers.”

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Attractive Entry Valuation. After the completion of the Business Combination, Aurora Innovation will have an anticipated initial enterprise value of $10.6 billion, implying a 5.3x multiple of 2027 projected revenue, which the RTPY Transaction Committee believed represents a favorable entry price for RTPY shareholders with long-term return potential. In addition, the RTPY Transaction Committee believed that, given Aurora’s accumulated research and development and its potential strategic value, this valuation also represents an attractive margin of safety for investors if Aurora’s business plan were not fully materialized. See the discussion about comparable companies in the section entitled “BCA Proposal—Background to the Business Combination.”

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Access to Working Capital. After the completion of the Business Combination, Aurora Innovation expects to have approximately $2.5 billion in cash and short-term investments to fund operations and support existing and new growth initiatives.

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Key Strategic Investors and Partners. Aurora Innovation’s fully committed funding (inclusive of a $1.0 billion fully committed PIPE Investment) is anchored by strategic partners and institutional investors. In addition, as discussed above, key strategic partnerships with Toyota, PACCAR, DENSO, Volvo and Uber could greatly enhance Aurora’s go-to-market strategy and scalability.

•

Long-Term Alignment. The RTPY Transaction Committee considered that the structure of the Business Combination provides for significant long-term alignment among the Sponsor, Aurora senior management and the existing Aurora stockholders. Both the Sponsor and major stockholders of Aurora (including certain members of Aurora senior management) have agreed to a long-term lock-up on their shares of Aurora Innovation for up to four years, and the Sponsor has agreed to an earnout structure with full vesting not realized until the share price of Aurora Innovation reaches $20.00 per share (implying over a $23.4 billion market capitalization). As such, the interests of the Sponsor and major stockholders of Aurora (including certain members of Aurora senior management) are expected to be aligned on the goal of driving long-term value for the stockholders of Aurora Innovation.

•

Best Available Opportunity. The RTPY Transaction Committee determined, after a thorough review of other business combination opportunities reasonably available to RTPY, that the proposed Business Combination represents the best potential business combination for RTPY reasonably available based upon the process utilized to evaluate and assess other potential acquisition targets, and the RTPY Transaction Committee’s belief that such processes had not presented a better alternative. No opportunity came to the attention of any member of RTPY’s management or the RTPY Transaction Committee in his or her personal capacity, which impacted RTPY’s search for an acquisition target.

•

Consistency of Ownership and Investment by Third Parties. The RTPY Transaction Committee considered that Aurora’s stockholders would be receiving a significant number of shares of Aurora Innovation common stock as merger consideration and would be, collectively, the largest stockholder of Aurora Innovation. In addition, the RTPY Transaction Committee considered that certain third parties, including top-tier institutional investors, are also investing an aggregate amount of $915.0 million in Aurora Innovation, in each case, pursuant to their participation in the PIPE Investment. Further, all of the proceeds to be delivered to Aurora Innovation in connection with the Business Combination (including from the trust account and from the PIPE Investment), are expected to remain on the balance sheet of Aurora Innovation after Closing in order to fund Aurora’s existing operations and support new and existing growth initiatives. The RTPY Transaction Committee considered the foregoing as a strong sign of confidence in Aurora Innovation following the Business Combination and the benefits to be realized as a result of the Business Combination.

•

Results of Due Diligence. The RTPY Transaction Committee considered the scope of the due diligence investigation conducted by RTPY’s management team and outside advisors and evaluated the results thereof and information available to it related to Aurora, including:

•	extensive virtual meetings and calls with Aurora’s management team regarding its operations and projections and the proposed Business Combination;

•	in-person visits to Aurora’s facilities; and

•

review of materials related to Aurora made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental matters, export control matters and other regulatory matters and other legal, regulatory, business, technology, financial, accounting and tax diligence matters.

•

Terms of the Transaction Documents. The RTPY Transaction Committee reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Merger Agreement. See “—The Merger Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

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Opinion of the RTPY Transaction Committee’s Financial Advisor. The RTPY Transaction Committee took into account the financial analysis reviewed by Houlihan Lokey with the RTPY Transaction Committee as well as the oral opinion of Houlihan Lokey rendered to the RTPY Transaction Committee on July 14, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the RTPY Transaction Committee dated July 14, 2021), as to the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described below under the caption “—Opinion of Houlihan Lokey.”

•

The Role of the Independent Directors. In connection with the Business Combination, the independent directors on the RTPY Transaction Committee evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously voted to approve the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The RTPY Transaction Committee also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•

Potential Inability to Complete the Merger. The RTPY Transaction Committee considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RTPY if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if RTPY does not obtain shareholder approval at the extraordinary general meeting, RTPY is obligated to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of (x) such shareholder approval being obtained and (y) January 5, 2022, which is three business days prior to January 10, 2022, the date on which the Merger Agreement may be terminated if RTPY has not completed a business combination (under the Merger Agreement, the extraordinary general meeting shall not be held later than three business days prior to such date). This could limit RTPY’s ability to seek an alternative business combination that RTPY shareholders may prefer after such initial vote. The Merger Agreement also includes an exclusivity provision that prohibits RTPY from soliciting other initial business combination proposals, which restricts RTPY’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the RTPY Transaction Committee considered the risk that the current public shareholders of RTPY would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Aurora following the consummation of the Business Combination and potentially requiring Aurora to waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions and the payment of deferred underwriting commissions or transaction expenses of RTPY or Aurora), together with the PIPE Investment Amount, is equal to or exceeds $1.5 billion, in order for the Business Combination to be consummated. As of June 30, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $977,543,775, invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Aurora Innovation’s Business Risks. The RTPY Transaction Committee considered that RTPY shareholders would be subject to the execution risks associated with Aurora Innovation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RTPY prior to the Closing. In this regard, the RTPY Transaction Committee considered that there were risks associated with successful implementation of Aurora Innovation’s long term business plan and strategy and Aurora Innovation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements in the automotive industry and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. As noted above, Aurora’s service is not yet commercialized, RTPY has identified numerous challenges throughout its diligence in order for such service to be commercialized, and there is no guarantee that Aurora’s service will be commercialized. In addition, Aurora has incurred net losses from operations since inception. The RTPY Transaction Committee considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RTPY shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Post-Business Combination Corporate Governance. The RTPY Transaction Committee considered the corporate governance provisions of the Merger Agreement, the Sponsor Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of Aurora Innovation following the Closing. In particular, the RTPY Transaction Committee considered the issuance of the Aurora Innovation Class B common stock, which will be entitled to cast ten votes per share on each matter properly submitted to the Aurora Innovation stockholders entitled to vote, and the impact on the future governance of Aurora Innovation. Given that the existing stockholders of Aurora will collectively control shares representing a majority of Aurora Innovation’s outstanding shares of common stock upon completion of the Business Combination, and that the Aurora Innovation Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Aurora may be able to elect future directors and make other decisions (including approving certain transactions involving Aurora Innovation and other corporate actions) without the consent or approval of any of RTPY’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents. In addition, the Sponsor will have the right to designate a Class III director to the Aurora Innovation Board for the first and second terms of the Class III directors. The RTPY Transaction Committee was aware that such right is not generally available to shareholders of RTPY, including shareholders that may hold a large number of shares. See “—Related Agreements” for detailed discussions of the terms and conditions of the Sponsor Agreement.

•

Limitations of Review. RTPY’s management and RTPY’s outside advisors and legal counsel reviewed only certain materials in connection with their due diligence review of Aurora and its business. Accordingly, the RTPY Transaction Committee considered that RTPY may not have properly valued such business.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Aurora. The RTPY Transaction Committee considered that the terms of the Merger Agreement provide that RTPY will not have any surviving remedies against Aurora after the Closing to recover for losses as a result of any inaccuracies or breaches of the Aurora representations, warranties or covenants set forth in the Merger Agreement. As a result, RTPY shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Aurora prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RTPY Transaction Committee determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Aurora will be the majority stockholders in Aurora Innovation.

•

Litigation. The RTPY Transaction Committee considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RTPY Transaction Committee considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The RTPY Transaction Committee considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Aurora’s business.

In addition to considering the factors described above, the RTPY Transaction Committee also considered other factors, including, without limitation:

•

Interests of RTPY’s Directors and Executive Officers. The RTPY Transaction Committee considered the potential additional or different interests of RTPY’s directors and executive officers, as described in the section entitled “—Interests of RTPY’s Directors and Executive Officers in the Business Combination.” However, the RTPY Transaction Committee concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for RTPY’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by RTPY with any other target business or businesses, (iii) a significant portion of the consideration to RTPY’s directors and executive officers was structured to be realized based on the future performance of the Aurora Innovation common stock. In addition, and (iv) actions have been taken to mitigate the potentially disparate interests, including the formation of the RTPY Transaction Committee, the engagement of independent financial advisors and the delivery of the fairness opinion. The RTPY Transaction Committee Independent Directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•

Roles of Goldman Sachs and Houlihan Lokey. The RTPY Transaction Committee considered the fact that Goldman Sachs would be paid pursuant to its engagement letters with RTPY in its roles as financial advisor to RTPY in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and the fact that Houlihan Lokey would be paid pursuant to its engagement letter with the RTPY Transaction Committee in its role as financial advisor to the RTPY Transaction Committee in connection with the Business Combination.

•

Other Risk Factors. The RTPY Transaction Committee considered various other risk factors associated with the business of Aurora or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on its review of the forgoing considerations, the RTPY Transaction Committee concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects RTPY shareholders will receive as a result of the Business Combination. The RTPY Transaction Committee realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the RTPY Transaction Committee is not intended to be exhaustive but includes the material factors considered by the RTPY Transaction Committee. In view of the complexity and wide variety of factors considered by the RTPY Transaction Committee in connection with its evaluation of the Business Combination, the RTPY Transaction Committee as a whole did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it took into account in reaching its decisions. In considering the factors described above, individual members of the RTPY Transaction Committee may have given different weight to different factors. The RTPY Transaction Committee considered the information and factors as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the reasons for the RTPY Transaction Committee’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Projected Financial Information

Aurora does not as a matter of course make public projections. However, the management of Aurora has provided RTPY with certain internally prepared, unaudited prospective financial information for each of the years in the seven-year period ending December 31, 2027 (the “Financial Projections”). Further, Aurora prepared extended financial projections for each subsequent year for the three-year period ending December 31, 2030 (the “Extended Financial Projections”, together with the Financial Projections, the “Projections”). The potential investors in the PIPE Investment process were provided with the Financial Projections, as well as an illustrative sensitivity analysis showing the impact of changes in Aurora market penetration and revenue per mile on the estimated total revenue for 2030 from the Extended Financial Projections, as more fully described below (the “Sensitivity Analysis”). The Extended Financial Projections were not used and are not intended to be used for marketing purposes, except to the extent used when preparing the Sensitivity Analysis. The Projections and the Sensitivity Analysis, along with all other information provided to the potential investors in the PIPE Investment process, were provided to Houlihan Lokey, the RTPY Transaction Committee’s financial advisor, which was authorized and directed to use and rely upon the Projections for purposes of providing advice to the RTPY Transaction Committee.

The inclusion of the below information should not be regarded as an indication that Aurora or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Aurora’s management, these projections were prepared on a reasonable basis and reflect the best currently available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Aurora. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Projections.

Neither Aurora’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.

The Projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Aurora’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, industry, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The Projections are subjective in many respects; and since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Aurora or that actual results will not differ materially from those presented in the Projections. Furthermore, the Projections do not take into account any circumstances or events occurring after the date that information was prepared.

The Projections were requested by, and disclosed to, RTPY for use as a component in its overall evaluation of Aurora and are included in this proxy statement/prospectus on that account. Inclusion of the Projections in this proxy statement/prospectus should not be regarded as a representation by Aurora, RTPY or any other person that the results contained in the Projections will be achieved, and should not be regarded as an indication that RTPY, the RTPY Transaction Committee, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the Projections may be materially different than actual results. We do not expect to refer back to the Projections in our future periodic reports filed under the Exchange Act.

Aurora does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Aurora does not intend to update or otherwise revise the Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Aurora does not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect Aurora’s financial condition, results of operations, business, prospects and securities.

Aurora has not to-date generated revenue based on the commercial service of carrying either freight or passengers and the Projections assume that Aurora will not begin to generate revenue from trucks without vehicle operators until late 2023 and from cars without vehicle operators until late 2024. Aurora expects to own and operate the trucks Aurora deploys through 2024, and cars that Aurora deploys through 2025. Once Aurora defines operational processes and playbooks for its partners, Aurora expects to begin the transition to the Driver as a Service business model, which in the projections for trucks is expected to occur in 2025 and for cars is expected to occur in 2026. Note that Aurora would begin to transition to the Driver as a Service model earlier as customers are able and willing.

The key elements of the Financial Projections are summarized in the table below:

	Fiscal Year Ending December 31
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total revenue	$100	$51	$4	$31	$123	$622	$2,012
Revenue growth (%)	nm	nm	nm	730%	301%	407%	224%
Gross profit	100(2)	50(2)	(0)	2	28	349	1,348
Gross profit margin (%)	nm	nm	(2%)	8%	23%	56%	67%
Adj. EBITDA(1)	(515)	(611)	(735)	(787)	(808)	(555)	192
Adj. EBITDA Margin (%)	nm	nm	nm	nm	nm	89.3%	9.5%
Free cash flow(3)	(553)	(651)	(784)	(863)	(834)	(584)	150

(1)

Adjusted EBITDA is a non-GAAP financial metric defined by us as net loss or gain before interest expense, provision for income taxes, depreciation and amortization expense, and stock-based compensation.

(2)	Assumes revenue recognized under ASC 808 Collaborative Arrangements and final accounting will be determined subject to finalization of the collaboration arrangement with Toyota.
(3)	Free cash flow is a non-GAAP financial metric defined by us as operating cash flows less cash paid for capital expenditures.

The key elements of the Extended Financial Projections are summarized in the table below:

($ in millions)	2028E	2029E	2030E
Total revenue	$4,489	$8,508	$13,722
Revenue growth (%)	123%	90%	61%
Gross profit	3,182	6,498	10,717
Gross profit margin (%)	71%	76%	78%
Adj. EBITDA(1)	1,695	4,594	8,229
Adj. EBITDA Margin (%)	37.8%	54.0%	60.0%
Free cash flow(3)	1,579	4,225	6,436

(1)

Adjusted EBITDA is a non-GAAP financial metric defined by us as net loss or gain before interest expense, provision for income taxes, depreciation and amortization expense, and stock-based compensation.

(2)	Assumes revenue recognized under ASC 808 Collaborative Arrangements and final accounting will be determined subject to finalization of the collaboration arrangement with Toyota.
(3)	Free cash flow is a non-GAAP financial metric defined by us as operating cash flows less cash paid for capital expenditures.

Projected total revenue is based on a number of key assumptions, including the Driver as a Service subscription fees charged per mile, total addressable VMT, Aurora market penetration, number of vehicles deployed, vehicle utilization, and market pricing for trucking and ride hailing services (including driver compensation), among others. See “Key Non-Financial Metrics” below for additional detail on addressable VMT, market penetration, and pricing assumptions.

Projected gross profit is primarily driven by Aurora’s internal projections of per-mile variable operating costs: i.e., costs that increase with the number of miles that Aurora Driver-powered vehicles drive. This includes cloud and support services, which are forecast based on bottom-up estimates of cloud, telecommunications cost, teleassistance personnel, and other support services which Aurora expects to provide as part of its offering. Variable costs also include insurance, which is forecast during early commercialization to begin higher than current levels, with assumed cost reduction over time as Aurora expects to demonstrate the safety that can reduce the frequency of on-road incidents versus current rates, resulting in lower insurance costs. Additionally, Aurora forecasts the cost of providing customers with the Aurora Driver hardware as part of their service bundle, which Aurora expects will be leased by Aurora and the cost passed on to their customers as part of their DaaS subscription. This cost is estimated based on internally forecast hardware costs, assumptions on useful life, and associated maintenance costs. Aurora projects these costs will reduce over time as it gains scale and reduces component costs in each subsequent hardware generation. The result of these factors, as well as the evolving business mix towards DaaS in 2025 and beyond is that gross profit is forecasted to improve over time with cost efficiencies and technical advancement.

Projected Adjusted EBITDA is primarily driven by technology development costs, including R&D personnel, hardware and software development costs, G&A personnel, mapping and city development costs, facilities and real estate, and other administrative costs as Aurora continues to support the growth of its business.

Projected Free Cash Flow is primarily driven by expected costs for capital expenditures as Aurora continues to develop the Aurora Driver technology. As Aurora expects to operate a Driver as a Service business model beginning in 2025 for trucks and 2026 for passenger cars it expects to have an asset-light operating model as it scales the Aurora Driver-powered fleet. Aurora’s projections assume that they will be able to find third parties who will lease Aurora the self-driving system hardware for trucks and passenger cars, and then Aurora will include this as part of its Driver as a Service bundle. The projections assume that Aurora will incur the costs related to operating the limited commercial self-driving fleet that Aurora deploys in advance of transitioning to Driver as a Service, including associated capital expenditures such as vehicle, hardware, and related facilities buildout. For ride hailing, it is assumed that third parties will lease Aurora passenger vehicles and hardware during the period when it operates the limited fleet, resulting in these expenses not being cash capital expenditures.

In addition to the financial metrics disclosed above, we believe the following non-financial metrics and assumptions are useful in evaluating Aurora’s financial projections. Aurora also uses the following non-financial metrics to evaluate its ongoing operations and for internal planning purposes.

Key Non-Financial Metrics:

	Fiscal Year Ending December 31
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
US trucking VMT (billions)	nm	nm	183	186	189	191	194	197	200	203
Aurora trucking VMT (millions)	nm	nm	1	20	134	952	3,264	7,208	12,240	17,680
Trucking market penetration %(1)	nm	nm	0%	0%	0%	1%	3%	5%	7%	10%
Total trucking revenue	nm	nm	$2	$30	$113	$580	$1,875	$4,060	$7,125	$10,483

US ride hailing VMT (billions)	nm	nm	nm	1,972	1,985	1,998	2,012	2,025	2,039	2,053
Aurora ride-hailing VMT (millions)	nm	nm	nm	1	9	63	249	861	2,448	6,165
Ride hail market penetration %(1)	nm	nm	nm	0%	0%	0%	0%	0%	0%	0%
Total ride-hailing revenue	nm	nm	nm	$1	$10	$42	$137	$429	$1,383	$3,238

(1)	Denotes End of Year Run Rate

Addressable Vehicle Miles Traveled or Addressable VMT: Aurora defines the addressable vehicle miles traveled for any particular time period as the miles driven by applicable vehicles within that time period. For trucking, Aurora starts with 175 billion miles as the addressable market based on the combination truck VMT as reported by the Federal Highway Administration Table VM-1 in 2019 and assumes the number of miles grows to 183 billion by 2023 and then 194 billion by 2027, based on an assumption of 1.5% annual forecasted combination truck VMT growth. Our trucking projections only include combination trucks even though the Aurora Driver is built to work on other types of trucks as well. For rides, Aurora starts with 1.9 trillion urbanized area light-duty passenger VMT as based upon Federal Highway Administration data and assumes this market will grow 0.7% annually based on historical light-duty VMT growth rates. The addressable VMT is an important metric as it quantifies Aurora’s total addressable market within each of trucks and rides.

Market Penetration: For trucking, Aurora’s projections assume that Aurora launches its driverless trucking product in late 2023 and expects to grow to 2.5% of the U.S. combination truck VMT by the end of 2027. The projected growth is based on a forecast of the number of Aurora Driver-powered trucks deployed and annual miles each truck drives. Aurora triangulated this topdown approach for feasibility versus an indicative bottoms-up expansion scenario across key interstate freight corridors which Aurora expects to prioritize in early commercial operation based on volume, regulatory and technical factors, initially launching in Texas and the southern U.S. before expanding nationwide. Additionally, based on Aurora’s dialogues with truck fleet operators, it expects that there will be significant demand for its offering fueling the adoption of Aurora’s product offering, particularly in light of the persistent driver shortage and advantages such as being able to move freight without driver hours-of-service limitations. Aurora does not explicitly forecast market share of competitors, but believes that its market penetration forecasts are reasonable as an early entrant in this market, since at a projected 2.5% market penetration in 2027 and 10% in 2030 they are still a small portion of the overall market, meaning there is still substantial market share available for both other entrants who may be able to launch a self-driving product in this period and the human operated trucks that will still handle a significant share of freight volumes for the rest of the decade.

By late 2024, Aurora expects to begin to penetrate the U.S. ride hailing market and has assumed that it will grow to 0.02% of U.S. urbanized area light-duty VMT by 2027. The projected growth is estimated based on a projection of the number of cars deployed and annual miles driven per car. Aurora triangulated this top-down approach for feasibility by overlaying versus an indicative city-by-city expansion plan whereby Aurora expects to prioritize metropolitan areas markets based on ride share market, regulatory, and technical factors.

Market penetration is an important metric as it has a direct correlation with the expected total revenue earned each year.

Pricing: Revenue per mile projections are based on a number of operational assumptions. For trucking, these include customer willingness to pay, driver compensation levels, current cost of ownership for non-self-driving trucks, discussions with Aurora’s OEM partners, as well as the total expected cost of ownership of a self-driving truck fleet. For rides, pricing is based upon U.S. national average ride hailing pricing, expected driver compensation, current cost of ownership for cars, discussions with Aurora’s OEM partner, as well as the total expected cost of ownership of a self-driving car fleet. Pricing is an important assumption as it has a direct correlation with total revenue earned each year.

The following tables set forth the Sensitivity Analysis:

2030 Trucking revenues ($ in billions)

	Aurora market penetration(1)
		7.50%	10%	12.50%
Revenue per mile	$0.45	$6.9	$9.1	$11.4
	$0.55	$8.4	$11.2	$14.0
	$0.65	$9.9	$13.2	$16.5

2030 Ride revenues ($ in billions)

	Aurora market penetration(2)
		0.25%	0.50%	0.75%
Revenue per mile	$0.30	$1.5	$3.1	$4.6
	$0.40	$2.1	$4.1	$6.2
	$0.50	$2.6	$5.1	$7.7

(1)	Projection based on 203 billion VMT for 2030. FHWA Combination Truck (tractor trailer), 1.5% annual growth.
(2)	Projection based on 2,053 billion VMT for 2030. FHWA U.S. urbanized area light duty, 0.7% annual growth

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR AURORA, EACH OF RTPY AND AURORA UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinion of Houlihan Lokey

On July 14, 2021, Houlihan Lokey orally rendered its opinion to the RTPY Transaction Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the RTPY Transaction Committee dated July 14, 2021), as to the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the RTPY Transaction Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the RTPY Transaction Committee, the RTPY Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of RTPY Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated July 11, 2021, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to RTPY and Aurora that Houlihan Lokey deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Aurora made available to Houlihan Lokey by Aurora and RTPY, including discussion materials prepared by Aurora and reviewed by Aurora and RTPY with prospective investors in the PIPE Investment and the Projections prepared by the management of Aurora relating to Aurora and, in connection therewith, reviewed the financial and operating performance of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

4.

spoke with certain members of the managements of RTPY and Aurora and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Aurora, the Business Combination and related matters; and

5.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at the RTPY Transaction Committee’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Aurora as to the future financial results and condition of Aurora. At the RTPY Transaction Committee’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate Aurora and the Transaction and Houlihan Lokey, at the RTPY Transaction Committee’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions under the opinion, with the RTPY Transaction Committee’s consent, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to Aurora. In addition, for purposes of its financial analyses and opinion, with the RTPY Transaction Committee’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of RTPY or to derive valuation references ranges for any shares of RTPY for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) assumed that the value of each share of RTPY capital stock (including, without limitation, each share of Domesticated RTPY Class A common stock and each share of Domesticated RTPY Class B common stock) was equal to $10.00 per share (with such $10.00 value being based on RTPY’s initial public offering and RTPY’s approximate cash per outstanding RTPY Class A ordinary share (excluding, for the avoidance of doubt, the dilutive impact of outstanding RTPY Class B ordinary shares or any warrants to purchase RTPY Class A ordinary shares or RTPY Class B ordinary shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) the Aggregate Merger Consideration had a value equal to $11,000,000,000). Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Aurora or RTPY since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the RTPY Transaction Committee’s consent, that the Merger would qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Aurora or RTPY, or otherwise have an effect on the Transaction, Aurora or RTPY or any expected benefits of the Transaction that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.

Houlihan Lokey also relied upon and assumed, without independent verification, the assessments of the management of Aurora as to the existing and future relationships, agreements and arrangements with, and Aurora’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of Aurora. Houlihan Lokey further relied upon, without independent verification, the assessments of the management of Aurora as to Aurora’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and Houlihan Lokey assumed that there would be no developments with respect to any such matters that in any respect would be material to its analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of RTPY, Aurora or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which RTPY or Aurora was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which RTPY or Aurora was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of RTPY, Aurora or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the RTPY Transaction Committee, the RTPY Board, RTPY or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the RTPY Transaction Committee, the RTPY Board, RTPY or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the Domesticated RTPY Class A common stock or Domesticated RTPY Class B common stock actually would be when issued in the Transaction pursuant to the Merger Agreement or the price or range of prices at which the RTPY Class A ordinary shares, RTPY Class B ordinary shares, Domesticated RTPY Class A common stock, Domesticated RTPY Class B common stock, Aurora common stock, Aurora Class B common stock or any other shares of preferred stock or common stock of Aurora could be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the RTPY Transaction Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without

Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the RTPY Transaction Committee, the RTPY Board, RTPY, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of RTPY Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the RTPY Transaction Committee, the RTPY Board, RTPY, its security holders or any other party to proceed with or effect the Transaction; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified in the opinion), including, without limitation, the Sponsor Agreement to be entered into by Reinvent Sponsor Y LLC (the “Sponsor”), RTPY and Aurora; the Registration Rights Agreement to be entered into by RTPY and certain equity holders of RTPY and Aurora; the Support Agreements to be entered into by RTPY, Aurora, the Sponsor and certain equity holders of Aurora; the Subscription Agreements; the PIPE Investment; the Domestication; the Pre-Closing Restructuring; or the Conversion; (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of RTPY, or to any other party (including, without limitation, the fairness or the potential dilutive or other effects of the Transaction, the RTPY Class B ordinary shares, the Domesticated RTPY Class B common stock or warrants to purchase RTPY shares on existing security holders of RTPY); (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might have been available for RTPY or any other party; (v) the fairness of any portion or aspect of the Transaction to any one class or group of RTPY’s or any other party’s security holders or other constituents vis-à-vis any other class or group of RTPY’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents); (vi) the appropriate capital structure of RTPY, whether RTPY should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing; (vii) the acquisition by the future holders of Aurora Innovation Class B common stock, as a result of the receipt by the future holders of Aurora Innovation Class B common stock of shares of Domesticated RTPY Class B common stock in the Transaction, of a controlling interest in RTPY; (viii) whether or not RTPY, Aurora, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction; (ix) the solvency, creditworthiness or fair value of RTPY, Aurora or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the RTPY Transaction Committee, on the assessments by the RTPY Transaction Committee, the RTPY Board, RTPY, Aurora and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to RTPY, Aurora and the Transaction or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Aurora and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of RTPY or Aurora. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the RTPY Transaction Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Aggregate Merger Consideration or of the views of the RTPY Transaction Committee or management with respect to the Merger or the Aggregate Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between RTPY and Aurora, and the decision to enter into the Merger Agreement was solely that of the RTPY Transaction Committee.

Material Financial Analyses

In preparing its opinion to the RTPY Transaction Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the RTPY Transaction Committee on July 14, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

Assumed Value of the Aggregate Merger Consideration. For purposes of its financial analyses, with the RTPY Transaction Committee’s consent, Houlihan Lokey assumed the value of each share of RTPY capital stock (including, without limitation, each share of Domesticated RTPY Class A common stock and each share of Domesticated RTPY Class B common stock) was equal to $10.00 per share (with such $10.00 value being based on RTPY’s initial public offering and RTPY’s approximate cash per outstanding RTPY Class A ordinary share (excluding, for the avoidance of doubt, the dilutive impact of outstanding RTPY Class B ordinary shares or any warrants to purchase RTPY Class A ordinary shares or RTPY Class B ordinary shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and the Aggregate Merger Consideration had a value equal to $11,000,000,000.

Discounted Cash Flow Analyses. Houlihan Lokey performed discounted cash flow analyses of Aurora based on the Projections. Houlihan Lokey applied a range of terminal value multiples of 3.0x to 5.0x to Aurora’s estimated calendar year 2030E total revenue and a range of terminal value multiples of 5.0x to 7.0x to Aurora’s estimated calendar year 2030E gross profit, in each case taking into account a review of selected companies Houlihan Lokey deemed relevant, and discount rates ranging from 15.0% to 25.0%. The selected companies reviewed included:

High Growth SaaS and Software

Cloudflare, Inc.

CrowdStrike Holdings, Inc.

Datadog, Inc.

Snowflake Inc.

Twilio Inc.

Ride Hailing

Lyft, Inc.

Uber Technologies, Inc.

Automotive and Disruptive Tech

Aeva Technologies, Inc.

Hyliion Holdings Corp.

Innoviz Technologies Ltd.

Luminar Technologies, Inc.

Nikola Corporation

NVIDIA Corporation

QuantumScape Corporation

Tesla, Inc.

TuSimple Holdings Inc.

Velodyne Lidar, Inc.

The discounted cash flow analyses indicated implied enterprise value reference ranges for Aurora of $4,675.9 million to $19,397.2 million, based on terminal multiples of estimated calendar year 2030E total revenue, and $6,177.7 million to $21,104.9 million, based on terminal multiples of estimated calendar year 2030E gross profit. Houlihan Lokey then added the value or Aurora’s cash and cash equivalents and subtracted Aurora’s total debt, each as of March 31, 2021 and as provided by management of Aurora, and subtracted non-operating transaction expense liability, as provided by management of RTPY, to determine implied equity value reference ranges for Aurora of $5,562.9 million to $20,284.2 million, based on terminal multiples of estimated calendar year 2030E total revenue, and $7,064.7 million to $21,991.9 million, based on terminal multiples of estimated calendar year 2030E gross profit, in each case as compared to the assumed value of the Aggregate Merger Consideration of $11,000.0 million.

Other Matters

Houlihan Lokey was engaged by RTPY to provide an opinion to the RTPY Transaction Committee as to the fairness, from a financial point of view, to RTPY of the Aggregate Merger Consideration to be issued by RTPY in the Merger pursuant to the Merger Agreement. RTPY engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by RTPY, Houlihan Lokey became entitled to an aggregate fee of $2,500,000 for its services, of which $125,000 became payable upon its engagement, $500,000 became payable upon the delivery of its opinion and the remainder is contingent upon the consummation of the Merger. RTPY has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, RTPY, Aurora or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to RTPY, Aurora, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, RTPY, Aurora, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Satisfaction of 80% Test

It is a requirement under the Cayman Constitutional Documents and the Nasdaq listing requirements that any business acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $11.0 billion for Aurora compared to the approximately $977,508,835 in the trust account, the RTPY Board determined that this requirement was met. The RTPY Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of RTPY and its shareholders and appropriately reflected Aurora’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The RTPY Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Aurora met this requirement.

Interests of RTPY’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the RTPY Transaction Committee in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and RTPY’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of RTPY shareholders generally. These interests include, among other things, the interests listed below:

•

Prior to RTPY’s initial public offering, the Sponsor purchased 2,875,000 RTPY Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On October 10, 2020, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 RTPY Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 RTPY Founder Shares to each of Katharina Borchert, Karen Francis, Colleen McCreary and Anne-Marie Slaughter, RTPY’s independent directors. As part of RTPY’s initial public offering, the Sponsor and RTPY’s independent directors agreed, among other things, to waive their respective redemption rights with respect to any RTPY Founder Shares and any public shares held by them in connection with the completion of a business combination and their respective rights to liquidating distributions from the trust account in respect of the RTPY Founder Shares if RTPY fails to complete a business combination within the required period. RTPY did not provide any separate consideration to the Sponsor or RTPY’s independent directors for such waiver. If RTPY does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the RTPY Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 24,437,500 RTPY Founder Shares owned by the Sponsor and RTPY’s independent directors would be worthless because following the redemption of the public shares, RTPY would likely have few, if any, net assets and because the Sponsor and RTPY’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 24,437,500 RTPY Founder Shares held by them if RTPY fails to complete a business combination within the required period. Additionally, in such event, the 8,900,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of RTPY’s initial public offering for an aggregate purchase price of $ $22,250,000, will also expire worthless. The aggregate dollar amount that the Sponsor and its affiliates have at risk that depends on completion of a business combination, is $22,275,000 paid for the RTPY Founder Shares and private placement warrants, plus any amount of support services fees payable by and expenses to be reimbursed by RTPY, as discussed below, to the extent not paid prior to the closing of the business combination. Certain of RTPY’s directors and officers and board observer who are affiliated with the Sponsor also have an economic interest in the 8,900,000 private placement warrants and in the 24,317,500 RTPY Founder Shares owned by the Sponsor.

•

Assuming there is no forfeiture pursuant to the Sponsor Agreement, the 24,317,500 shares of Aurora Innovation Class A common stock into which the 24,317,500 RTPY Founder Shares held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $241.47 million based upon the closing price of $9.93 per share on the Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Aurora Innovation Class A common stock will be subject to certain restrictions, including those described above, RTPY believes such shares have less value. The 120,000 shares of Aurora Innovation Class A common stock into which the 120,000 RTPY Founder Shares held by RTPY’s independent directors will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.19 million based upon the closing price of $9.93 per share on the Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 8,900,000 Aurora Innovation warrants into which the 8,900,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (as a direct result of the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $12.91 million based upon the closing price of $1.45 per warrant on the Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. As a result of Sponsor’s interest in the RTPY Founder Shares and private placement warrants, Sponsor and its affiliates have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect RTPY’s initial business combination.

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Mr. Hoffman, a non-voting observer on the RTPY Board, (i) is a director of Aurora, (ii) is a sponsoring partner of Greylock Partners’ investment in Aurora, (iii) has made a small personal investment in Aurora, (iv) controls a charitable foundation that has indirect interests in Aurora through Reinvent Capital Fund’s investment, (v) is a member of Reinvent Capital Fund’s general partner and investment advisor (Mr. Hoffman, however, has transferred his economic interests in these entities to the charitable foundation he controls) and (vi) is a member of the Sponsor. Mr. Hoffman, however, is not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused himself from discussions and decisions of the RTPY Board about the Business Combination.

•

Ms. Francis, a director of RTPY, is a director of TuSimple. TuSimple may be considered a competitor of Aurora with respect to Aurora’s trucking product. Ms. Francis is not a member of the RTPY Transaction Committee, was not permitted to attend any sessions of the RTPY Transaction Committee, and has recused herself as a director of RTPY from any discussions of the RTPY Board about the proposed Business Combination with Aurora and abstained from voting on any matters related to the proposed Business Combination with Aurora.

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Each of Mr. Pincus, Mr. Thompson and Mr. Cohen (i) has indirect interests, through Reinvent Capital Fund’s investment, in Aurora, (ii) has interests in or is affiliated with Reinvent Capital Fund’s general partner and investment advisor and (iii) is a member of the Sponsor.

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The Sponsor (including its representatives and affiliates) and RTPY’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to RTPY. For example, certain officers and directors of RTPY, who may be considered an affiliate of the Sponsor, have incorporated RTPX, which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Thompson is Chief Executive Officer and Chief Financial Officer, and Mr. Cohen is Secretary, of RTPX. The Sponsor and RTPY’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RTPY completing its initial business combination. Moreover, certain of RTPY’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RTPY’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RTPY, and the other entities to which they owe certain fiduciary or contractual duties, including RTPX. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RTPY’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RTPY, subject to applicable fiduciary duties under the Cayman Islands Companies Act. RTPY’s Cayman Constitutional Documents provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of RTPY shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RTPY; and (ii) RTPY renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and RTPY, on the other.

•

RTPY’s existing directors and officers will be eligible for continued indemnification and continued coverage under RTPY’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

The Sponsor Related PIPE Investor, Reinvent Technology SPV II LLC, which is a special purpose vehicle formed solely to invest in the PIPE Investment, has subscribed for $75,000,000 of the PIPE Investment, for which it will receive 7,500,000 shares of Aurora Innovation Class A common stock. Each of Mr. Hoffman, Mr. Pincus and Mr. Thompson, has an economic interest in the Sponsor Related PIPE Investor. The 7,500,000 shares of Aurora Innovation Class A common stock which the Sponsor Related PIPE Investor has subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $74.48 million based upon the closing price of $9.93 per share on the Nasdaq on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions—RTPY—Subscription Agreements”.

•	In the event that RTPY fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RTPY will be required to provide for payment of claims of creditors that were not waived that may be brought against RTPY within the ten years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to RTPY if and to the extent any claims by a third party (other than RTPY’s independent auditors) for services rendered or products sold to RTPY, or a prospective target business with which RTPY has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund RTPY’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RTPY’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

RTPY’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RTPY’s behalf, such as identifying and investigating possible business targets and business combinations. RTPY expects to incur approximately $41.4 million of transaction expenses (including the deferred underwriting commissions (inclusive offers to be paid to financial advisors), and to the extent that RTPY’s officers and directors or their affiliates are advancing any of these expenses on behalf of RTPY, they are entitled to reimbursement of such payments. However, if RTPY fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, RTPY may not be able to reimburse the expenses advanced by RTPY’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

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Reinvent Capital, an entity related to certain members of the Sponsor, entered into a support services agreement with RTPY (the “Support Services Agreement”), pursuant to which, commencing on the date that RTPY’s securities were first listed on Nasdaq through the earlier of consummation of an initial business combination and liquidation, RTPY will pay $1,875,000 Support Services Fees to Reinvent Capital per year (in equal quarterly installments) for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of June 30, 2021, there was $497,700 outstanding amount in services fee and reimbursable expenses for which Reinvent Capital was awaiting payment or reimbursement by RTPY, which would be made from funds held outside the trust account, including funds released from the trust account to pay for working capital, subject to an annual limit of $701,250.

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As noted above, the Sponsor purchased 2,875,000 RTPY Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On February 10, 2021, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 RTPY Founder Shares, 120,000 of which were subsequently transferred to RTPY’s independent directors. As a result, Sponsor and the independent directors of RTPY will have rates of return on their respective investments which differ from the rate of return of RTPY’s shareholders who purchased RTPY ordinary shares at various other prices (including those members of the Sponsor who also participated in the PIPE Investment), including RTPY ordinary shares included in RTPY units that were sold at $10.00 per unit in RTPY’s initial public offering. The closing price of RTPY’s public shares on October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.93. As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding RTPY ordinary shares will convert automatically, on a one-for-one basis, into a share of Aurora Innovation Class A common stock. In the event the stock price of Aurora Innovation Class A common stock falls below the price paid by an RTPY shareholder (including those members of the Sponsor who also participated in the PIPE Investment) at the time of purchase of the RTPY ordinary shares by such shareholder, a situation may arise in which Sponsor or an independent directors of RTPY maintains a positive rate of return on its or her RTPY Founder Shares while such RTPY shareholder experiences a negative rate of return on the shares such RTPY shareholder purchased.

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Pursuant to the Registration Rights Agreement, the Sponsor and members of the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Aurora Innovation Class A common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and all of RTPY’s directors (other than Ms. Francis, who recused herself from voting on any matters related to the proposed Business Combination) and officers have agreed to vote in favor of the Business Combination, regardless of how the public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of RTPY’s directors (other than Ms. Francis, who recused herself from voting on any matters related to the proposed Business Combination) and officers have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares of RTPY.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTPY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on RTPY’s ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RTPY will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Interests of Aurora’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the RTPY Board in favor of approval of the BCA Proposal, you should keep in mind that Aurora’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Aurora’s shareholders generally. These interests include, among other things, the interests listed below:

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The following individuals who are currently executive officers of Aurora are expected to become executive officers of Aurora Innovation upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Chris Urmson	Chief Executive Officer and President
Richard Tame	Vice President of Finance
William Mouat	General Counsel, Vice President, Secretary and Treasurer

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The following individuals who are currently members of Aurora’s board of directors are expected to become members of the Aurora Innovation Board upon the closing of the Business Combination: Chris Urmson, Sterling Anderson, Michelangelo Volpi, Carl Eschenbach, Dara Khosrowshahi, Reid Hoffman, Brittany Bagley and James Andrew Bagnell.

Expected Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, RTPY is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Aurora Innovation will represent a continuation of the financial statements of Aurora, with the Business Combination being treated as the equivalent of Aurora issuing stock for the net assets of RTPY, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded, net assets of RTPY being presented at historical costs. The historical operations of Aurora Innovation presented prior to the Business Combination will be presented as those of Aurora. Aurora has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Existing Aurora Stockholders will have the largest voting interest in the post-combination company;

•	Aurora will have the ability to appoint the majority of the members of the Aurora Innovation Board;

•	Aurora will comprise the ongoing operations of Aurora Innovation;

•	Aurora management will hold executive management roles (including Chief Executive Officer, among others) in the post-combination company and be responsible for the day-to-day operations; and

•	The post-combination company will assume the Aurora branded name: Aurora Innovation, Inc.

Accounting Treatment of Merger Transaction Costs

RTPY considered the business combination guidance pursuant to ASC 805-10-25-23 and SAB Topic 5A. The economic essence of this transaction was the legal acquisition of a private operating company by a public company with limited operations. RTPY considered this business combination to be an in-substance capital transaction. Such a transaction is a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by recapitalization. As such, RTPY recorded costs directly attributable to the business combination merger, exclusive of certain accounting costs, against additional paid-in capital, rather than to expense.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC, and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. Under the terms of the Merger Agreement, on or before July 28, 2021, RTPY and Aurora will file the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period will expire at 11:59 pm (Eastern Time) thirty (30) calendar days thereafter.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RTPY cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RTPY cannot assure you as to its result.

None of RTPY nor Aurora are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under the Cayman Constitutional Documents, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of July 14, 2021 (the “Merger Agreement”), by and among RTPY, RTPY Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of RTPY, and Aurora Innovation, Inc. (“Aurora”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of RTPY to Delaware as described below, the merger of Merger Sub with and into Aurora (the “Merger”), with Aurora surviving the Merger as a wholly owned subsidiary of Aurora Innovation, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects”.

Recommendation of the RTPY Board

THE RTPY BOARD UNANIMOUSLY RECOMMENDS THAT THE RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then RTPY is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the RTPY Board has unanimously approved a change of RTPY’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with RTPY’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, RTPY will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RTPY will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding RTPY Class A ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation common stock, (2) each of the then issued and outstanding RTPY Class B ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation common stock, (3) each then issued and outstanding RTPY warrant will convert automatically into one Aurora Innovation warrant, pursuant to the Warrant Agreement and (4) each RTPY unit will separate automatically into one share of Aurora Innovation common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation warrant.

The Domestication Proposal, if approved, will approve a change of RTPY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RTPY is currently governed by the Cayman Islands Companies Act, upon the Domestication, Aurora Innovation will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then RTPY will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace RTPY’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Aurora Innovation under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of RTPY, attached hereto as Annex L and the Proposed Organizational Documents of Aurora Innovation, attached to this proxy statement/prospectus as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The RTPY Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of RTPY and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Aurora Innovation, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Aurora Innovation’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Aurora Innovation’s incorporation in Delaware may make Aurora Innovation more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Aurora Innovation to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Aurora Innovation immediately following the Domestication will be the same as those of RTPY immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of a majority of holders of at least two- thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, RTPY will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) and change the name of RTPY, in each case, under the DGCL.

RTPY’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of RTPY ordinary shares.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Aurora Innovation. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of RTPY, attached to this proxy statement/prospectus as Annex L, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 RTPY Class A ordinary shares, 50,000,000 RTPY Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 52,000,000,000 shares, consisting of 50,000,000,000 shares of Class A Aurora Innovation common stock, 1,000,000,000 shares of Class B Aurora Innovation common stock and 1,000,000,000 shares of Aurora Innovation preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by the RTPY Board. Accordingly, the RTPY Board is empowered under the Cayman Constitutional	The Proposed Organizational Documents authorize the Aurora Innovation Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of RTPY to carry out a conversion of RTPY Class B ordinary shares on at the Closing, as contemplated by the Existing Articles).	other special rights and such qualifications, limitations or restrictions thereof, as the Aurora Innovation Board may determine.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article VI of the Proposed Certificate of Incorporation

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the RTPY board of directors shall be composed of one class, appointed by the holders of the RTPY Class B ordinary shares.	The Proposed Organizational Documents provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

	See Article 29 of the Existing Articles.	See Article VII of the Proposed Certificate of Incorporation

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Article XI of the Proposed Bylaws.

Dual Class (Organizational Documents Proposal E)	The Cayman Constitutional Documents provide that holders of RTPY Class A ordinary shares are entitled to cast one vote per Class A ordinary share, and holders of RTPY Class B ordinary shares are entitled to cast one vote per Class B ordinary shares, on each matter properly submitted to the RTPY shareholders entitled to vote.	The Proposed Organizational Documents provide that holders of shares of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock, and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock on each matter properly submitted to the Aurora Innovation stockholders entitled to vote.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	See Article 23 of the Existing Articles.	See Article V of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that the name of the company is “Reinvent Technology Partners Y”	The Proposed Organizational Documents provide that the name of the corporation will be “Aurora Innovation, Inc.”

	See paragraph 1 of the Existing Memorandum	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal F)	The Cayman Constitutional Documents provide that if RTPY does not consummate a business combination (as defined in the Cayman Constitutional Documents) by March 18, 2023 (or June 18, 2023 if RTPY has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or, if such date is extended at a duly called extraordinary general meeting, such later date), RTPY will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the trust account.	The Proposed Organizational Documents do not include any provisions relating to Aurora Innovation’s ongoing existence; the default under the DGCL will make Aurora Innovation’s existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Cayman Constitutional Documents include various provisions related to RTPY’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to RTPY’s status as a blank check company, which no longer will apply upon consummation of the Merger, as RTPY will cease to be a blank check company at such time

See Article 49 of the Cayman Constitutional Documents.

Takeovers by Interested Stockholders (Organizational Documents Proposal F)	The Cayman Constitutional Documents do not provide restrictions on takeovers of RTPY by a related shareholder following a business combination.	The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Aurora Innovation will be subject to Section 203 of the

The Proposed Organizational Documents
DGCL relating to takeovers by interested stockholders.

Default rule under the DGCL.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-G, and that the name of the Company be changed to Aurora Innovation, Inc.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTPY is asking its shareholders to authorize the change in the authorized share capital of RTPY from (i) 500,000,000 RTPY Class A ordinary shares, 50,000,000 RTPY Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of RTPY (the “RTPY Preferred Shares”) to (ii) 50,000,000,000 shares of Aurora Innovation Class A common stock, 1,000,000,000 shares of Aurora Innovation Class B common stock and 1,000,000,000 shares of Aurora Innovation preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 97,750,000 RTPY Class A ordinary shares issued and outstanding, (ii) 24,437,500 RTPY Class B ordinary shares issued and outstanding and (iii) no RTPY Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 12,218,750 public warrants and 8,900,000 private placement warrants of RTPY, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each RTPY warrant will automatically be converted into one Aurora Innovation warrant upon the Domestication, which will be exercisable for one share of Aurora Innovation Class A common stock at an exercise price of $11.50 per share. Pursuant to the Warrant Agreement, the Aurora Innovation warrants are exercisable commencing on the date that is 30 days after the Closing.

Pursuant to the Merger Agreement, Aurora Innovation will issue or, as applicable, reserve for issuance, in respect of Aurora Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Aurora Innovation Class A common stock, an aggregate of 125,751,140 shares of Aurora Innovation Class A common stock to Aurora Stockholders, and pursuant to the PIPE Investment, Aurora Innovation will issue 1,000,000,000 shares of Aurora Innovation Class A common stock to the PIPE Investors.

In order to ensure that Aurora Innovation has sufficient authorized capital for future issuances, the RTPY Board has approved, subject to stockholder approval, that the Proposed Organizational Documents of Aurora Innovation change the authorized capital stock of RTPY from (i) 500,000,000 RTPY Class A ordinary shares, 50,000,000 RTPY Class B ordinary shares and 5,000,000 RTPY Preferred Shares to (ii) 50,000,000,000 shares of Aurora Innovation Class A common stock, 1,000,000,000 shares of Aurora Innovation Class B common stock and 1,000,000,000 shares of Aurora Innovation preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Aurora Innovation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of Aurora Innovation that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the change in the authorized share capital of the Company from (i) 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, to (ii) 50,000,000,000 shares of Aurora Innovation Class A common stock, 1,000,000,000 shares of Aurora Innovation Class B common stock and 1,000,000,000 shares of Aurora Innovation preferred stock be approved.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF AURORA INNOVATION AT THE AURORA INNOVATION BOARD’S SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTPY is asking its shareholders to authorize the Aurora Innovation Board to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Aurora Innovation will be 1,000,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the Aurora Innovation Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Aurora Innovation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the Aurora Innovation Board to render it more difficult or to discourage an attempt to obtain control of Aurora Innovation and thereby protect continuity of or entrench its management, which may adversely affect the market price of Aurora Innovation and its securities. If, in the due exercise of its fiduciary obligations, for example, the Aurora Innovation Board was to determine that a takeover proposal was not in the best interests of Aurora Innovation, such preferred stock could be issued by the Aurora Innovation Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the Aurora Innovation Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Aurora Innovation Board to issue the authorized preferred stock on its own volition will enable Aurora Innovation to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Aurora Innovation currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Aurora Innovation Board be authorized to issue any or all shares of Aurora Innovation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Aurora Innovation Board and as may be permitted by the DGCL.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

Overview

RTPY is asking its shareholders to provide that the Aurora Innovation Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Aurora Innovation after the Business Combination.

If Organizational Documents Proposal C is approved, the Aurora Innovation Board would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Aurora Innovation for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Aurora Innovation Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Aurora Innovation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that a classified board of directors is in the best interest of Aurora Innovation because it is designed to assure the continuity and stability of Aurora Innovation’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Aurora Innovation and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Aurora Innovation in protecting the interests of our stockholders in the event of an unsolicited offer for Aurora Innovation by encouraging any potential acquirer to negotiate directly with the Aurora Innovation Board.

This proposal may increase the amount of time required for a takeover bidder to obtain control of Aurora Innovation without the cooperation of the Aurora Innovation Board, even if the takeover bidder were to acquire a majority of the voting power of Aurora Innovation’s outstanding voting stock. Without the ability to obtain immediate control of the Aurora Innovation Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Aurora Innovation. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the Aurora Innovation Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Aurora Innovation Board, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over Aurora Innovation, our board of directors believes that by forcing potential bidders to negotiate with the Aurora Innovation Board for a change of control transaction, the Aurora Innovation Board will be better able to maximize stockholder value in any change of control transaction.

Our board of directors is not aware of any present or threatened third-party plans to gain control of Aurora Innovation, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Aurora Innovation’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Aurora Innovation’s stockholders in hostile takeover situations. The RTPY board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of Aurora Innovation.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that that Aurora Innovation’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING ADOPTION OF DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN STOCKHOLDER LITIGATION

Overview

RTPY is asking its shareholders to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Aurora Innovation after the Business Combination.

If Organizational Documents Proposal D is approved, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Aurora Innovation’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Aurora Innovation to Aurora Innovation or Aurora Innovation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against Aurora Innovation or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed

Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

If any action the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions related to exclusive forum described above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Aurora Innovation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Aurora Innovation in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Aurora Innovation will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist the Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. Our board of directors believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, the adoption of Delaware as the exclusive forum for certain stockholder litigation pursuant to the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively) be authorized.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL ESTABLISHING DUAL CLASS STOCK

Overview

RTPY is asking its shareholders to authorize a dual class common stock structure, pursuant to which holders of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock, and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock, on each matter properly submitted to Aurora Innovation stockholders entitled to vote.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of the RTPY Board, necessary to adequately address the needs of Aurora Innovation after the Business Combination.

If Organizational Documents Proposal E is approved, holders of shares of Aurora Innovation Class B common stock will have 10 votes on each matter properly submitted to the stockholders entitled to vote.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Aurora Innovation, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Organizational Documents Proposal E is intended to align Aurora Innovation’s capital structure with that of Aurora, was negotiated for by Aurora’s board of directors in the negotiations with respect to the Business Combination, and enables Mr. Urmson, an Aurora Founder and Chief Executive Officer of Aurora, and Aurora Stockholders to maintain their visionary leadership of Aurora Innovation and execute on Aurora Innovation’s long-term strategy while helping alleviate short term market pressure on Aurora Innovation. Because, upon consummation of the Business Combination, Aurora Stockholders will be the sole beneficial owners of shares of Aurora Innovation Class B common stock, and those shares are generally restricted from transfers, except in limited circumstances (or unless converted into Aurora Innovation Class A common stock), this dual class stock structure provides Mr. Urmson and Aurora Stockholders with the ability to control the outcome of matters requiring stockholder approval. Aurora Stockholders’ voting control also provides Aurora Innovation with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Aurora Stockholders’ control.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal E is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal E will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the dual class common stock structure, pursuant to which holders of Aurora Innovation Class A common stock will be entitled to cast one vote per share of Aurora Innovation Class A common stock, and holders of shares of Aurora Innovation Class B common stock will be entitled to cast 10 votes per share of Aurora Innovation Class B common stock, on each matter properly submitted to Aurora Innovation stockholders entitled to vote, be authorized and established.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of

RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

RTPY is asking its shareholders to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.,” (2) making Aurora Innovation’s corporate existence perpetual, (3) removing certain provisions related to RTPY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination and (4) being subject to the provisions of Section 203 of DGCL, all of which the RTPY Board believes is necessary to adequately address the needs of Aurora Innovation after the Business Combination.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of Aurora Innovation after the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of RTPY’s operations should RTPY not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Aurora Innovation will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Aurora Innovation’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal F, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal F. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Aurora Innovation, attached hereto as Annex C and Annex D as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.” is desirable to reflect the Business Combination with Aurora and to clearly identify Aurora Innovation as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making Aurora Innovation’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Aurora Innovation following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Aurora Innovation in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Aurora Innovation will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra- corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to RTPY’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Aurora Innovation and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the RTPY Board believes it is the most appropriate period for Aurora Innovation following the Business Combination. In addition, certain other provisions in RTPY’s current certificate require that proceeds from RTPY’s initial public offering be held in the trust account until a business combination or liquidation of RTPY has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

DGCL 203

Aurora Innovation will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder”, the Aurora Innovation Board approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the Aurora Innovation Board and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Vote Required for Approval

The approval of Organizational Documents Proposal F requires a special resolution under the Cayman Constitutional Documents and the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted a vote cast at the extraordinary general meeting.

Organizational Documents Proposal F is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal F will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-E, and that the name of the Company be changed to Aurora Innovation, Inc.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

RTPY is asking holders of its Class B ordinary shares to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect directors who, upon consummation of the Business Combination, will be the directors of Aurora Innovation (“Director Election Proposal”).

Nominees

As contemplated by the Merger Agreement, the Aurora Innovation Board following the Business Combination will consist of directors:

(i)	one of whom will be Reid Hoffman and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents and the Sponsor Agreement; and

(ii)

seven of whom has been designated by Aurora who will initially be Chris Urmson, Sterling Anderson, Michelangelo Volpi, Carl Eschenbach, Dara Khosrowshahi, Brittany Bagley and James Andrew Bagnell, and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.

Accordingly, our board of directors has nominated each of Chris Urmson, Sterling Anderson, Michelangelo Volpi, Carl Eschenbach, Dara Khosrowshahi, Reid Hoffman, Brittany Bagley and James Andrew Bagnell to serve as our directors upon the consummation of the Business Combination, with Chris Urmson to serve as the Chairperson of the Aurora Innovation Board, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Aurora Innovation Following the Business Combination” of this proxy statement/prospectus.

Under the Proposed Organizational Documents, we expect to have a classified board of directors following the Business Combination, with directors in Class I (expected to be Chris Urmson and Sterling Anderson), directors in Class II (expected to be Michelangelo Volpi, Carl Eschenbach and Dara Khosrowshahi) and directors in Class III (expected to be Reid Hoffman, Brittany Bagley and James Andrew Bagnell).

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution of the holder of RTPY Class B ordinary shares under Cayman Islands law, being the affirmative vote of holders of a majority of the RTPY Class B ordinary shares who, being present in person or by proxy and entitled to vote thereon, vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the RTPY Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Pursuant to the Sponsor Support Agreement, or the Insider Letter, as applicable, the Sponsor and RTPY’s independent directors, as holders of all of the RTPY Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the holders of the RTPY Class B ordinary shares at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted a vote cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below, having so consented to act, be elected to serve on Aurora Innovation’s Board upon the consummation of the Business Combination.”

Name of Director
Chris Urmson
Sterling Anderson
Michelangelo Volpi
Carl Eschenbach
Dara Khosrowshahi
Reid Hoffman
Brittany Bagley
James Andrew Bagnell

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

RTPY is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (i) the issuance of shares of Aurora Innovation common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Aurora PIPE Investors, pursuant to the PIPE Investment and (b) shares of Aurora Innovation common stock to the Aurora Stockholders pursuant to the Merger Agreement and (ii) the potential issuance of RTPY ordinary shares to the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor pursuant to the Sponsor Agreement (the “Stock Issuance Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, RTPY currently expects to issue an estimated 1,355,955,957 shares of Aurora Innovation common stock (assuming that none of RTPY’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Investment. For further details, see “The Stock Issuance Proposal” and “The Incentive Award Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of RTPY’s ordinary shares, Sponsor is considered a substantial shareholder of RTPY under Nasdaq Listing Rule 5635(e)(3). In connection with the Domestication, the Sponsor is expected to be issued 24,317,500 shares of Aurora Innovation Class A common stock (assuming there is no forfeiture pursuant to the Sponsor Agreement). In addition, pursuant to the Sponsor Agreement, in the event more than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed by public shareholders, the Sponsor, an affiliate of the Sponsor, or any other person arranged by the Sponsor may provide backstop or alternative financing to replace such redemptions above the 22.5% threshold, which could be in the form of purchase of RTPY ordinary shares shortly before the Domestication, and as a result, such persons may be issued RTPY ordinary shares that will be converted into shares of Aurora Innovation Class A common stock upon the Domestication (the “Backstop Financing”). For this reason, RTPY is seeking the approval of RTPY shareholders for the issuance of shares of Aurora Innovation common stock pursuant to the Merger Agreement and the PIPE Investment and the potential issuance of RTPY ordinary shares or shares of Aurora Innovation common stock in connection with the Backstop Financing.

In the event that this proposal is not approved by RTPY shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by RTPY shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Aurora Innovation common stock pursuant to the Business Combination Agreement, Aurora Innovation will not issue such shares of Aurora Innovation common stock.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted as a vote cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of RTPY ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Aurora Innovation common stock pursuant to the Merger Agreement and the PIPE Investment, including to Aurora Stockholders and the PIPE Investors, and the potential issuance of RTPY ordinary shares or shares of Aurora Innovation common stock in connection with the Backstop Financing, be approved in all respects.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

We are seeking stockholder approval for the Aurora Innovation, Inc. 2021 Equity Incentive Plan, or the “2021 Plan.” The 2021 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The 2021 Plan is intended to replace the Aurora 2017 Equity Incentive Plan, as amended, or the 2017 Plan, which will expire as to future grants as of the effective date of the Merger. Approval of the 2021 Plan will allow Aurora Innovation to provide equity awards as part of Aurora Innovation’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the 2021 Plan may compel Aurora Innovation to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because Aurora Innovation would need to replace components of compensation Aurora historically delivered in the form of equity awards, which could therefore reduce Aurora Innovation’s operating cash flow.

The RTPY Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2021 Plan increase Aurora Innovation’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps Aurora Innovation recruit, reward, motivate, and retain talented personnel. The Aurora Innovation Board believes that the approval of the 2021 Plan is essential to Aurora Innovation’s continued success, and in particular, Aurora Innovation’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Aurora Innovation will compete. Equity awards are also crucial to Aurora Innovation’s ability to motivate employees to achieve its goals.

Key Plan Provisions

•	The 2021 Plan will continue until terminated by the Aurora Innovation Board or the Aurora Innovation’s compensation committee;

•

The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, and performance awards;

•

120,900,000 shares of Aurora Innovation Class A common stock will be authorized for issuance pursuant to awards under the 2021 Plan, plus up to 120,692,205 shares of Aurora Innovation Class A common stock that may become available for issuance as a result of recycling of awards under the 2017 Plan, as described below;

•

The 2021 Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 120,900,000 shares of Aurora Innovation Class A common stock, (ii) 5% of the total number of shares of all classes of Aurora Innovation common stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the 2021 Plan’s administrator (the “administrator”). The automatic share reserve feature will cease immediately after the increase on the first day of the 2031 fiscal year; and

•	The 2021 Plan will be administered by the Aurora Innovation Board or, if designated by the Aurora Innovation Board, Aurora Innovation’s Company’s compensation committee or another committee.

Summary of the 2021 Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is attached to this proxy statement/prospectus/information statement as Annex E.

The purposes of the 2021 Plan are to attract and retain personnel for positions with Aurora Innovation and any of its parents or subsidiaries (such entities are referred to herein as the “company group”); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, or performance awards as the administrator may determine.

Eligibility

The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Aurora Innovation’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees and consultants of Aurora Innovation and the company group and directors of Aurora Innovation. The actual number of individuals who will receive awards under the 2021 Plan cannot be determined in advance because the administrator has the discretion to select the participants on the basis of their service to Aurora Innovation and the company group. Following the Closing, we expect Aurora Innovation and its subsidiaries to have as of immediately following the Closing collectively, 5 non-employee directors, approximately 1,600 full-time employees (including our employee directors) and no part-time employees or consultants who would be eligible to participate in the 2021 Plan.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, the maximum aggregate number of shares of Aurora Innovation Class A common stock that may be issued pursuant to awards under the 2021 Plan is (i) 120,900,000 shares of Aurora Innovation Class A common stock, plus (ii) any shares of Aurora Innovation Class A common stock subject to stock options, restricted stock units or other awards that were assumed in the Merger and terminate as a result of being unexercised or are forfeited to or repurchased by Aurora Innovation, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 120,692,205 shares of Aurora Innovation Class A common stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Aurora Innovation Class A common stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

•	120,900,000 shares of Aurora Innovation Class A common stock;

•	5% of the total number of shares of all classes of Aurora Innovation common stock outstanding as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will terminate following the increase on the first day of the 2031 fiscal year.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock are repurchased by Aurora Innovation or restricted stock units, performance shares or performance units are forfeited to Aurora Innovation, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award (other than an award of restricted stock) will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Aurora Innovation or other change in the corporate structure of Aurora Innovation affecting the shares occurs, the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will proportionately adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.

The closing price of RTPY Class A ordinary shares on Nasdaq as of October 4, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.93 per share.

Plan Administration

The Aurora Innovation Board or a committee appointed by the Aurora Innovation Board will administer the 2021 Plan and are referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Aurora Innovation Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Aurora Innovation Class A common stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to Aurora Innovation or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years.

However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of Aurora Innovation or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in the applicable award agreement, the option’s vested portion will generally remain exercisable for three months following the participant’s termination. Generally, the fair market value of a share is the closing sales price of a share on the relevant date as quoted on Nasdaq. An option generally may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Aurora Innovation Class A common stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the maximum term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her award agreement. A stock appreciation right generally may not be exercised later than its term.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights and will accrue dividend equivalents that only are paid if and when the restrictions applicable to the restricted stock lapse, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specific performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash compensation and equity awards (including any awards issued under the 2021 Plan) with an aggregate value of more than $750,000, increased to $1,000,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2021 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation.

If there is a proposed liquidation or dissolution of Aurora Innovation, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of Aurora Innovation, each outstanding award will be treated as the administrator determines without a participant’s consent. Such treatment could include, without limitation, that an award be continued or substituted by the successor corporation, that vesting and exercisability of an award may accelerate automatically upon consummation of the transaction, or that the unvested portions of an award may be terminated without consideration. The administrator will not be obligated to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate.

Amendment or Termination

Subject to stockholder approval, the 2021 Plan will become effective upon the Closing and will continue in effect until terminated by the administrator, however no incentive stock options may be granted after the ten (10) year anniversary of the adoption of the 2021 Plan by the RTPY Board, and the evergreen feature of the 2021 Plan will terminate following the increase on the first day of the 2031 fiscal year. In addition, the Aurora Innovation Board will have the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of July 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option, provided that we generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income realized by the optionee in the year of exercise.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date (i.e., the date restrictions on the shares lapse). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income on the participant, as well as interest on such deferred compensation. The administrator may, without participant consent, amend the 2021 Plan or awards, adopt policies and procedures or take any other actions intended to preserve the tax treatment of awards under the 2021 Plan, including any such actions intended to exempt the 2021 Plan or awards thereunder from Section 409A or comply with Section 409A.

Tax Effect for Aurora Innovation

Aurora Innovation generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND AURORA INNOVATION WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The benefits or amounts that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Aurora Innovation Class A common stock, which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not currently determinable. The value of future awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

Approval of the 2021 Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares entitled to vote at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Aurora Innovation, Inc. 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT THE RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the RTPY Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Aurora Innovation and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the RTPY Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, nor will be counted a vote cast at the extraordinary general meeting.

The Adjournment Proposal will not be presented if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the RTPY Transaction Committee

THE RTPY TRANSACTION COMMITTEE UNANIMOUSLY RECOMMENDS THAT THE RTPY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of RTPY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RTPY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RTPY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of RTPY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary discussion of U.S. federal income tax considerations generally applicable to RTPY shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to RTPY shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “—Effects of Section 367 to U.S. Holders”;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds RTPY Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any RTPY Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of RTPY Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, RTPY will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of RTPY Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “—Effects of Section 367 to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if RTPY (i) transferred all of its assets and liabilities to Aurora Innovation in exchange for all of the outstanding common stock and warrants of Aurora Innovation; and (ii) then distributed the common stock and warrants of Aurora Innovation the holders of securities of RTPY in liquidation of RTPY. The taxable year of RTPY will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to RTPY Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Aurora Innovation common stock or warrant received by a U.S. Holder in the Domestication will generally equal the U.S. Holder’s tax basis in the RTPY Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Aurora Innovation common stock or warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the RTPY Class A ordinary share or warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to RTPY Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

“U.S. Shareholders” of RTPY

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of RTPY stock entitled to vote or 10% or more of the total value of all classes of RTPY stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the RTPY Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of RTPY warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its RTPY Class A ordinary shares is the net positive earnings and profits of RTPY (as determined under Treasury Regulations under Section 367) attributable to such RTPY Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such RTPY Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

RTPY does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If RTPY’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its RTPY Class A ordinary shares. It is possible, however, that the amount of RTPY’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of RTPY

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) RTPY Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s RTPY Class A ordinary shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Aurora Innovation common stock received in the Domestication in an amount equal to the excess of the fair market value of such Aurora Innovation common stock over the U.S. Holder’s adjusted tax basis in the RTPY Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its RTPY Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from RTPY establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s RTPY Class A ordinary shares and (B) a representation that the U.S. Holder has notified RTPY (or Aurora Innovation) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to RTPY or Aurora Innovation no later than the date such tax return is filed. In connection with this election, RTPY intends to provide each U.S. Holder eligible to make such an election with information regarding RTPY’s earnings and profits upon request.

RTPY does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that RTPY had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its RTPY Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders that Own RTPY Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) RTPY Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “—Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by RTPY would be considered to be passive income and cash held by RTPY would be considered to be a passive asset.

PFIC Status of RTPY

Based upon the composition of its income and assets, and upon a review of its financial statements, RTPY believes that it likely was a PFIC for its most recent taxable year ended December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

As discussed above, RTPY believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury

Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of RTPY Class A ordinary shares and warrants upon the Domestication if

(ii)	RTPY were classified as a PFIC at any time during such U.S. Holder’s holding period in such RTPY Class A ordinary shares or warrants and

(iii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such RTPY Class A ordinary shares or in which RTPY was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such RTPY Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of RTPY.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s RTPY Class A ordinary shares or warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which RTPY was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of RTPY Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their RTPY Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their RTPY Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of RTPY, whether or not such amounts are actually distributed.

The application of the PFIC rules to RTPY warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an RTPY warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of RTPY warrants for Aurora Innovation warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of RTPY Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of RTPY Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat RTPY as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of RTPY Class A ordinary shares during which RTPY qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s RTPY Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its RTPY Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to RTPY is contingent upon, among other things, the provision by RTPY of a “PFIC Annual Information Statement” to such U.S. Holder. If RTPY determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of RTPY Class A ordinary shares upon request. There is no assurance, however, that RTPY will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to RTPY warrants.

The impact of the PFIC rules on a U.S. Holder of RTPY Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the RTPY Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of RTPY Class A ordinary shares (which were exchanged for Aurora Innovation common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Aurora Innovation common stock will depend on whether the redemption qualifies as a sale of Aurora Innovation common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Aurora Innovation common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Aurora Innovation’ common stock redeemed.

The redemption of Aurora Innovation common stock will generally qualify as a sale of Aurora Innovation’ common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Aurora Innovation common stock actually owned by such U.S. Holder, but also shares of Aurora Innovation common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Aurora Innovation common stock owned directly, Aurora Innovation common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Aurora Innovation common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Aurora Innovation common stock which could be acquired pursuant to the exercise of the warrants.

The redemption of Aurora Innovation common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Aurora Innovation outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Aurora Innovation outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all Aurora Innovation common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all Aurora Innovation common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Aurora Innovation’s common stock owned by certain family members and such U.S. Holder does not constructively own any other Aurora Innovation shares. The redemption of Aurora Innovation common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Aurora Innovation. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Aurora Innovation common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Aurora Innovation’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and under such dividend treatment a U.S. Holder’s taxable income would not be reduced by such U.S. Holder’s basis in its Aurora Innovation common stock. Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Aurora Innovation common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Aurora Innovation’ common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Aurora Innovation common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Aurora Innovation common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR AURORA INNOVATION COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of RTPY Class A ordinary shares and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Aurora Innovation common stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to Aurora Innovation common stock, to the extent paid out of Aurora Innovation’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Aurora Innovation common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Aurora Innovation common stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Aurora Innovation common stock and Warrants” below.

Dividends paid by Aurora Innovation to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S.

Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Aurora Innovation common stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Aurora Innovation common stock or warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)

Aurora Innovation is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Aurora Innovation common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Aurora Innovation common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Aurora Innovation common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Aurora Innovation common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Aurora Innovation does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Aurora Innovation will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of Aurora Innovation common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Aurora Innovation common stock will depend on whether the redemption qualifies as a sale of Aurora Innovation common stock redeemed, as described above under “U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Aurora Innovation common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders—

Sale, Exchange or Other Disposition of Aurora Innovation common stock and Warrants.” If such a redemption does not qualify as a sale of Aurora Innovation common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders—Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights”).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Aurora Innovation common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Aurora Innovation common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Aurora Innovation common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Aurora Innovation common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Aurora Innovation common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of RTPY and Aurora adjusted to give effect to the Business Combination, the PIPE Investment and certain other related events related to the Business Combination, as well as, with respect to the unaudited pro forma condensed consolidated statements of operations, the Apparate acquisition.

RTPY is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On March 18, 2021, RTPY consummated its initial public offering of 97,750,000 units, with each unit consisting of one RTPY Class A ordinary share and one-eighth of one public warrant, equaling 12,218,750 public warrants, generating gross proceeds of $977.5 million. Substantially concurrently with the closing of the initial public offering, RTPY completed the private sale of 8,900,000 private placement warrants at a purchase price of $2.50 per private placement warrant to the Sponsor generating gross proceeds to RTPY. As of June 30, 2021, RTPY had 12,218,750 public warrants and 8,900,000 private placement warrants outstanding.

The unaudited pro forma condensed combined balance sheet of RTPY as of June 30, 2021 combines the historical balance sheet of RTPY as of June 30, 2021 and the historical consolidated balance sheet of Aurora as of June 30, 2021, adjusted to give pro forma effect to the Business Combination between RTPY and Aurora, summarized below, the PIPE Investment and certain other related events related to the Business Combination, in each case, as if the Business Combination, PIPE Investment and the other related events had been consummated on June 30, 2021.

The unaudited pro forma combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 combine the historical statements of operations of RTPY and the historical consolidated statements of operations of Aurora for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

Additionally, and as further described in Note 2 to the unaudited pro forma condensed combined financial information herein, Aurora completed the acquisition of Apparate on January 19, 2021. The acquisition of Apparate was deemed to be a material transaction that is separate from the proposed Business Combination. The unaudited pro forma combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 combine the historical statements of operations of Aurora and Apparate as if the acquisition of Apparate had occurred on January 1, 2020, the beginning of the earliest period presented. The acquisition of Apparate is reflected in the balance sheet of Aurora as of June 30, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the (a) historical audited financial statements of RTPY as of December 31, 2020 and for the period from October 2, 2020 (inception) through December 31, 2020 and (b) historical unaudited condensed financial statements of RTPY as of and for the six months ended June 30, 2021;

•

the (a) historical audited financial statements of Aurora as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of Aurora as of and for the six months ended June 30, 2021;

•	the historical audited consolidated financial statements of Apparate, as of and for the year-ended December 31, 2020, included elsewhere in this proxy statement/prospectus; and

•

other information relating to RTPY and Aurora included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “BCA Proposal.”

The unaudited pro forma condensed combined financial information should be read together with the sections titled “RTPY’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial statements do not necessarily reflect what Aurora Innovation’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Aurora Innovation. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Description of the Business Combination and the related transactions

The Domestication, Merger, PIPE Investment and accompanying transactions may be summarized as follows:

•	RTPY will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware;

•

RTPY entered into the Merger Agreement with Merger Sub and Aurora, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Aurora, the separate corporate existence of Merger Sub will cease and Aurora will be the surviving corporation and a wholly owned subsidiary of RTPY, and RTPY will be renamed Aurora Innovation, Inc.;

•

Prior to the effective time of the Merger, Aurora will adopt the A&R Charter to implement a dual class structure, pursuant to which (i) Aurora shall authorize and issue the Aurora Class B Stock and (ii) each existing share of Aurora Series A Preferred Stock or Aurora Series B Preferred Stock issued and outstanding as of immediately prior to the Conversion Amendment (as defined below) shall be provided the right to convert each such share, from and following the Conversion Amendment, into one share of Aurora Class B Stock ((i) and (ii) together, the “Conversion Amendment”). For the avoidance of doubt, all rights, preferences, privileges and powers of, and restrictions provided for the benefit of the Aurora Series Seed 1 Preferred Stock, Aurora Series Seed 2 Preferred Stock, Aurora Series U-1 Preferred Stock, Aurora Series U-2 Preferred Stock or Aurora Series B-1 Preferred Stock shall remain unchanged by the Conversion Amendment;

•

Prior to the effective time of the Merger, but immediately subsequent to the Conversion Amendment, and pursuant to the terms of the A&R Charter, each share of Aurora Series Seed 1 Preferred Stock, Aurora Series Seed 2 Preferred Stock, Aurora Series U-1 Preferred Stock, Aurora Series U-2 Preferred Stock or Aurora Series B-1 Preferred Stock shall automatically be converted into one share of Aurora common stock (the “Preferred Stock Conversion”);

•

Prior to the effective time of the Merger, but immediately subsequent to the Conversion Amendment, and pursuant to certain contractual exchange agreements with Aurora, each share of Aurora common stock held by the Aurora Founders is anticipated to be and will be permitted to be exchanged for one share of Aurora Class B Stock (the “Exchange” and, together with the Conversion Amendment and the Preferred Stock Conversion, the “Pre-Closing Restructuring”);

•

Upon the consummation of the Merger, Aurora Stockholders will receive or have the right to receive an aggregate of 1,100,000,000 shares of Aurora Innovation common stock (at a deemed value of $10.00 per share), which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation Class A common stock, representing a pre-transaction equity value of Aurora of

$11.0 billion (such total number of shares of Aurora Innovation common stock, the “Aggregate Merger Consideration”). Specifically, after giving effect to the Pre-Closing Restructuring, (a) each share of Aurora common stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class A common stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Aurora capital stock (the “Exchange Ratio”) and (b) each share of Aurora Class B Stock will be cancelled and converted into the right to receive a number of shares of Aurora Innovation Class B common stock equal to the Exchange Ratio of approximately 2.1655. The portion of the Aggregate Merger Consideration reflecting the conversion of the Aurora Awards is calculated assuming that all Aurora Innovation Options are net-settled. Holders of Aurora common stock will receive Aurora Innovation Class A common stock and holders of Aurora Class B Stock will receive Aurora Innovation Class B common stock. Accordingly, an estimated 502,168,388 shares of Aurora Innovation Class A common stock and 484,548,115 shares of Aurora Innovation Class B common stock will be issued as outstanding shares to Aurora Stockholders upon completion of the Business Combination;

•

An estimated 88,125,731 shares will be reserved for the potential future issuance of Aurora Innovation Class A common stock upon the exercise of Aurora Innovation Options and an estimated 37,625,409 shares will be reserved for the potential future issuance of Aurora Innovation Class A common stock upon the settlement of Aurora Innovation RSU Awards based on the following transactions contemplated by the Merger Agreement:

•

The conversion of all outstanding Aurora Options into options exercisable for shares of Aurora Innovation Class A common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

•

The conversion of all outstanding Aurora RSU Awards into awards of restricted stock units based on shares of Aurora Innovation Class A common stock with the same terms, except the number of restricted stock units comprising the award will be adjusted using the Exchange Ratio;

•	Aurora Innovation will issue and sell 100,000,000 shares of Aurora Innovation Class A common stock at $10.00 per share to the PIPE Investors pursuant to the PIPE Investment;

•

Under the ‘no redemption’ and ‘maximum redemption’ scenarios, approximately 6,079,375 and 3,786,761 shares, respectively, of Aurora Innovation common stock issued as a result of conversion of Class B ordinary shares of RTPY owned by the Sponsor in the Domestication will be become subject to a lock-up (but not price-based vesting) until the first anniversary following the completion of the Business Combination. Such shares represent 25% of the Remaining Sponsor Shares;

•

Additionally, 18,238,125 and 11,360,286 shares of Aurora Innovation common stock issued as a result of the conversion of Class B ordinary shares of RTPY owned by the Sponsor in the Domestication will be immediately subject to both price-based vesting provisions and lock-up provisions under the ‘no redemption’ and ‘maximum redemption’ scenarios, respectively. Such shares represent 75% of the Remaining Sponsor Shares; and

•

The Sponsor Shares subject to both price-based vesting provisions and a lock-up will consist of three tranches, each tranche equaling 6,079,375 and 3,786,762 shares of Aurora Innovation common stock under the ‘no redemption’ and ‘maximum redemption’ scenarios, respectively, as follows:

•

Tranche I: Tranche I has (i) a price-based vesting trigger based on the trading price of Aurora Innovation common stock exceeding $15.00 on a 20-trading day volume-weighted average price measurement basis and (ii) a lock up of two years following the completion of the Business Combination.

•

Tranche II: Tranche II has (i) a price-based vesting trigger based on the trading price of Aurora Innovation common stock exceeding $17.50 on a 20-trading day volume-weighted average price measurement basis and (ii) a lock up of three years following the completion of the Business Combination.

•

Tranche III: Tranche III has (i) a price-based vesting trigger based on the trading price of Aurora Innovation common stock exceeding $20.00 on a 20-trading day volume-weighted average price measurement basis and (ii) a lock up of four years following the completion of the Business Combination.

If the price-based vesting conditions have not been met prior to or on the 10th anniversary from the completion of the Business Combination, any unvested Sponsor Shares are forfeited. Additionally, upon a change in control event, all of the Sponsor Shares become vested and are released from the lock-up.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RTPY will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Aurora issuing shares for the net assets of RTPY, accompanied by a recapitalization.

Aurora has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Existing Aurora Stockholders will have the largest voting interest in the post-combination company;

•	Aurora will have the ability to appoint the majority of the members of the Aurora Innovation Board;

•	Aurora will comprise the ongoing operations of Aurora Innovation;

•	Aurora management will hold executive management roles (including Chief Executive Officer, among others) in the post-combination company and be responsible for the day-to-day operations; and

•	The post-combination company will assume the Aurora branded name: Aurora Innovation, Inc.

Accordingly, the net assets of RTPY will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented in future financial reports as those of Aurora.

The unvested Sponsor Shares are expected be classified as a liability measured at fair value as at the date of the Business Combination, subject to subsequent remeasurement at each reporting date until the liability is settled in accordance with the vesting terms or the Sponsor Shares are forfeited upon the 10th anniversary. Public and private warrants of RTPY are not expected to be modified as a result of the Business Combination, resulting in no accounting impact upon consummation of Business Combination.

All outstanding capital stock of Aurora will be converted into shares of common stock of Aurora Innovation based on the Exchange Ratio, with the corresponding increase in the par value of common stock being recognized against additional paid-in capital. Outstanding vested and unvested share-based awards of Aurora (including options and RSUs) will be converted into the right to receive upon vesting or exercise such awards for common shares of Aurora Innovation, adjusted proportionately based on the Exchange Ratio. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards is expected. For pro forma presentation purposes, the Exchange Ratio is assumed to be approximately 2.1655 under both of the presented redemption scenarios.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Aurora Innovation upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Any additional Business Combination proceeds remaining after the payment of underwriter fees and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Aurora Innovation following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. RTPY and Aurora have not had any historical relationship prior to the transactions, accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial statements contained herein assumes that RTPY’s shareholders approve the proposed Business Combination. RTPY public shareholders may elect to redeem their public shares for cash, and RTPY cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, Aurora Innovation has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Aurora Innovation equity between equityholders of Aurora Innovation. These redemption scenarios are as follows:

•	Assuming No Redemption: This scenario assumes that no shares of RTPY’s Class A ordinary shares are redeemed; and

•

Assuming Maximum Redemption: This presentation assumes 40.6% of the public shares are redeemed for their pro rata share of the funds in the trust account. This scenario gives effect to RTPY’s public shareholders exercising their redemption rights with respect to a maximum of 39.7 million Class A ordinary shares subject to possible redemption, prior to the closing of the Business Combination at a redemption price of approximately $10.00 per share.

The maximum redemption amount is derived on the basis that RTPY will be required to have a minimum of $1.5 billion in cash at closing of the Business Combination after giving effect to, among other things, payments to redeeming shareholders, payment of transaction expenses, and proceeds from the PIPE Investment. Based on the amount of $977.5 million in the trust account as of June 30, 2021 and taking into account the anticipated proceeds of $1.0 billion from the PIPE Investment, approximately 39.7 million shares of RTPY’s public shares may be redeemed and still enable RTPY to have sufficient cash to satisfy the $1.5 billion closing cash requirement in the Merger Agreement. The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) RTPY will have a minimum of $1.5 billion in cash comprising (A) the cash held in the trust account after giving effect to RTPY share redemptions and payment of any deferred underwriting commissions and transaction expenses of Aurora or RTPY and (B) the PIPE Investment Amount and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500.0 million. If either the minimum cash requirement or the maximum redemption condition is not met, then Aurora would not be obligated to consummate the Merger.

The following summarizes the pro forma Aurora Innovation common stock issued and outstanding immediately after the Business Combination and the related ownership percentages, presented under the two scenarios listed above.

	Pro Forma Combined (No Redemption)		Pro Forma Combined (Maximum Redemption)(1)
(in millions)	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares

Aurora Stockholders (2)	1,039.1	87.2%	1,039.1	90.4%
Sponsor, Sponsor Related PIPE Investor and RTPY independent directors (3)	13.7	1.2%	11.4	1.0%
RTPY’s public shareholders	97.8	8.2%	58.1	5.1%
Third Party PIPE Investors	40.2	3.4%	40.2	3.5%

Outstanding Shares	1,190.8	100.0%	1,148.8	100.0%

(1)

Assumes additional redemptions of approximately 39.7 million Class A ordinary shares of RTPY in connection with the Business Combination at approximately $10.00 per share based on trust account amounts as of June 30, 2021.

(2)

Includes (i) 502.2 million shares of Aurora Innovation Class A common stock (ii) 484.5 million shares of Aurora Innovation Class B common stock, and (iii) 52.4 million shares subscribed for through the PIPE by existing Aurora Innovation investors. Excludes (i) 88.1 million shares underlying the Aurora Innovation Options, whether unvested or vested, and (ii) 37.6 million shares underlying Aurora Innovation RSU Awards.

(3)

Includes 7.5 million shares to be purchased by Sponsor Related PIPE Investor as part of the PIPE Investment. Excludes 18.2 and 11.4 million Sponsor Shares under the ‘no redemption’ and ‘maximum redemption’ scenarios, respectively which become subject to price-based vesting conditions in conjunction with the completion of the Business Combination.

If the actual facts are different from these assumptions, the ownership percentage retained by the RTPY’s public shareholders in Aurora Innovation will be different from the above-stated ownership percentage.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

			(Assuming No Redemption)			(Assuming Maximum Redemption)
	RTPY (Historical)	Aurora (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$501	$784,813	$1,897,121	A	$2,682,435	$(396,928)	O	$2,285,507
Restricted cash, current	—	182	—		182	—		182
Prepaid expenses and other current assets	1,325	23,159	(3,476)	B	21,008	—		21,008

Total current assets	1,826	808,154	1,893,645		2,703,625	(396,928)		2,306,697
Cash held in trust account	977,544	—	(977,544)	C	—	—		—
Property and equipment, net	—	80,112	—		80,112	—		80,112
Operating lease right-of-use assets	—	146,593	—		146,593	—		146,593
Restricted cash, noncurrent	—	13,300	—		13,300	—		13,300
Other assets, net	—	19,777	—		19,777	—		19,777
Acquisition related intangible assets	—	617,200	—		617,200	—		617,200
Goodwill	—	1,111,197	—		1,111,197	—		1,111,197

Total assets	$979,370	$2,796,333	$916,101		$4,691,804	$(396,928)		$4,294,876

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$28	$6,541	$(25)	D	$6,544	$—		$6,544
Accrued expenses and other current liabilities	323	53,595	(3,341)	D	50,577	—		50,577
Operating lease liabilities, current	—	10,816	—		10,816	—		10,816
Related party payable	498	1,422	—		1,920	—		1,920

Total current liabilities	849	72,374	(3,366)		69,857	—		69,857
Other liabilities	—	434	—		434	—		434
Derivative warrant liabilities	38,914	—	—		38,914	—		38,914
Deposit liability	—	50,000	—		50,000	—		50,000
Derivative liability – Sponsor Shares	—	—	163,907	E	163,907	(61,811)	P	102,096
Deferred legal fees and underwriting commissions	34,231	—	(34,231)	F	—	—		—
Operating lease liabilities, long-term	—	127,715	—		127,715	—		127,715
Deferred tax liability	—	3,203	—		3,203	—		3,203

Total liabilities	73,994	253,726	126,310		454,030	(61,811)		392,219

			(Assuming No Redemption)			(Assuming Maximum Redemption)
	RTPY (Historical)	Aurora (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Redeemable convertible preferred stock	—	2,161,145	(2,161,145)	G	—	—		—
Common shares subject to possible redemption	900,376	—	(900,376)	H	—	—		—
Stockholders’ equity (deficit):
RTPY Class A Ordinary Shares	1	—	(1)	I	—	—		—
RTPY Class B Ordinary Shares	2	—	(2)	I	—	—		—
Aurora Innovation Class A common stock	—	—	70	J	70	(4)	O	66
Aurora Innovation Class B common stock	—	—	48	K	48	—		48
Aurora common stock	—	25	(25)	L	—	—		—
Additional paid-in capital	10,845	1,087,631	3,888,460	M	4,986,936	(335,113)	Q	4,651,823
Retained earnings (accumulated deficit)	(5,848)	(706,194)	(37,238)	N	(749,280)	—		(749,280)

Total stockholders’ equity	5,000	381,462	3,851,312		4,237,774	(335,117)		3,902,657

Total liabilities and stockholders’ equity (deficit)	$979,370	$2,796,333	$916,101		$4,691,804	$(396,928)		$4,294,876

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2020		Apparate Acquisition			For the period from October 2, 2020 (inception) to December 31, 2020 RTPY (Historical)	Assuming No Redemption			Assuming Maximum Redemption
	Aurora Innovation, Inc. (Historical)	Apparate (Historical)	Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$100,000	$(100,000)	R	$—	$—	$—		$—	$—	$—
Operating Expenses
Research and development	179,426	649,047	36,409	S	864,882	—	91,353	U	956,235	—	956,235
Selling, general and administrative	38,693	150,637	(3,812)	T	185,518	19	6,995	V	192,532	—	192,532

Total operating expenses	218,119	799,684	32,597		1,050,400	19	98,348		1,148,767	—	1,148,767

Loss from operations	(218,119)	(699,684)	(132,597)		(1,050,400)	(19)	(98,348)		(1,148,767)	—	(1,148,767)

Interest and other income, net	3,672	2,409	—		6,081	—	—		6,081	—	6,081

Loss before income taxes	$(214,447)	$(697,275)	$(132,597)		$(1,044,319)	(19)	(98,348)		$(1,142,686)	$—	$(1,142,686)

Income taxes (benefit) expense	2	(1,510)	—		(1,508)	—	—		(1,508)	—	(1,508)

Net income (loss)	$(214,449)	$(695,765)	$(132,597)		$(1,042,811)	$(19)	$(98,348)		$(1,141,178)	$—	$(1,141,178)

Weighted average shares outstanding, Aurora, basic and diluted	124,743,865
Net loss per share attributable to Aurora, basis and diluted	$(1.72)
Weighted average shares outstanding – RTPY Class B ordinary shares, basic and diluted,						21,250,000
Net loss per share – Class B, basic and diluted						$(0.00)
Weighted average shares outstanding – Aurora Innovation Class A, basic and diluted									704,726,322		662,740,880
Net loss per share – Class A, basic and diluted									$(0.96)		$(0.99)
Weighted average shares outstanding – Aurora Innovation Class B, basic and diluted									484,548,115		484,548,115
Net loss per share – Class B, basic and diluted									$(0.96)		$(0.99)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share amounts)

	For the Six Months Ended June 30, 2021 Aurora Innovation, Inc. (Historical)	For the Period from January 1, 2021 to January 19, 2021 Apparate (Historical)	Apparate Acquisition			For the Six Months Ended June 30, 2021 RTPY (Historical)	Assuming No Redemption			Assuming Maximum Redemption
			Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$5,108	$(5,108)	R	$—	$—	$—		$—	$—	$—
Operating Expenses
Research and development	318,921	26,509	(87,843)	S	257,587	—	12,432	U	270,019	—	270,019
Selling, general and administrative	54,326	2,367	(5,978)	T	50,715	1,008	362	V	52,085	—	52,085

Total operating expenses	373,247	28,876	(93,821)		308,302	1,008	12,794		322,104	—	322,104

Loss from operations	(373,247)	(23,768)	88,713		(308,302)	(1,008)	(12,794)		(322,104)	—	(322,104)

Interest and other income, net	173	141	—		314	—	—		314	—	314
Fair value adjustments for warrant liability	—	—	—		—	(3,754)	—		(3,754)	—	(3,754)
Financing costs – derivative warrant liabilities	—	—	—		—	(1,111)	—		(1,111)	—	(1,111)
Income from investments held in trust account	—	—	—		—	44	(44)	W	—	—	—

Loss before income taxes	$(373,074)	$(23,627)	$88,713		$(307,988)	(5,829)	(12,838)		$(326,655)	$—	$(326,655)

Income taxes (benefit) expense	(2,643)	—	—		(2,643)	—	—		(2,643)	—	(2,643)

Net income (loss)	$(370,431)	$(23,627)	$88,713		$(305,345)	$(5,829)	$(12,838)		$(324,012)	$—	$(324,012)

Weighted average shares outstanding, used in computing net loss per share, Aurora, basic and diluted	236,133,823
Net loss per share, Aurora, basis and diluted	$(1.57)
Weighted average shares outstanding – RTPY Class A ordinary shares, basic and diluted,						97,746,566
Net loss per share – Class A, basic and diluted						$—
Weighted average shares outstanding – RTPY Class B ordinary shares, basic and diluted,						23,099,102
Net loss per share – Class B, basic and diluted						$(0.25)
Weighted average shares outstanding – Aurora Innovation Class A, basic and diluted									704,726,322		662,740,880
Net loss per share – Class A, basic and diluted									$(0.27)		$(0.28)
Weighted average shares outstanding – Aurora Innovation Class B, basic and diluted									484,548,115		484,548,115
Net loss per share – Class B, basic and diluted									$(0.27)		$(0.28)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, RTPY will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Aurora issuing stock for the net assets of RTPY, accompanied by a recapitalization. The acquisition of Apparate has been treated as a business combination and has been accounted for using the acquisition method with Aurora being the accounting acquirer. Aurora has recorded the fair value of assets and liabilities acquired from Apparate.

The unaudited pro forma combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	RTPY’s unaudited balance sheet as of June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Aurora’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	RTPY’s unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;

•	Aurora’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Apparate’s unaudited financial information provided by Apparate management, for the period from January 1, 2021 through January 19, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	RTPY’s audited statement of operations for the period between October 2, 2020 (inception) and December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Aurora’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

•	Apparate’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination or Aurora’s acquisition of Apparate. The pro forma adjustments reflecting the closing of the Business Combination and the acquisition of Apparate are based on certain currently available information and certain assumptions and methodologies that Aurora Innovation believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible such differences may be material. Aurora Innovation believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Aurora Innovation. They should be read in conjunction with the historical financial statements and notes thereto of RTPY, Aurora and Apparate.

Note 2—Apparate Transaction

On January 19, 2021, the Company acquired 100% of the voting interests of Apparate which was a company developing self-driving technology. The acquisition of Apparate has been treated as a business combination and has been accounted for using the acquisition method.

The acquisition date fair value of the consideration transferred was approximately $1.9 billion which consisted of stock consideration. The stock consideration transferred comprised 50.9 million shares of Aurora’s Series U-1 preferred stock and 116.2 million shares of the Company’s common stock. The preferred stock was valued referencing a subsequent purchase of the Company’s preferred stock on the same date as the acquisition. The common stock was valued based on the fair value as of January 19, 2021, as determined by a third-party valuation expert using an Option Pricing Method model. The transaction costs associated with the acquisition were approximately $15.0 million and were recorded in general and administrative expense in 2020 and 2021.

The acquisition of Apparate was determined to be a material transaction that is separate from the proposed Business Combination between RTPY and Aurora. As part of preparing the unaudited pro forma condensed combined statement of operations, Aurora identified certain differences in classification and presentation of Apparate’s financial statements when compared to those of Aurora. The historical statement of operations of Apparate were adjusted, as shown below, to conform presentation and classification of the items noted below to presentation and classification of Aurora.

(in thousands)	For the period from January 1, 2021 through January 19, 2021		For the year ended December 31, 2020
Revenue	$5,108		$100,000
Research and development	26,509	(1)	649,047	(1)
Selling, general and administrative	2,367	(1)(2)	150,637	(1)(2)

Loss from operations	$(23,768)		$(699,684)

Interest and other income, net	141		2,409

Total other income (expense)	$141		$2,409

Loss before income taxes	$(23,627)		$(697,275)

Income tax (benefit) expense	—		(1,510)

Net loss	$(23,627)		$(695,765)

(1)

Depreciation and amortization expense were separately disclosed in the Apparate historical statement of operations. In Aurora’s statement of operations, depreciation and amortization was included as part of research and development and selling general and administrative expenses.

(2)

Sales and marketing and general and administrative expenses were separately disclosed in the Apparate historical statement of operations. In Aurora’s statement of operations, these expenses are presented together.

Note 3—Accounting Policies

Upon completion of the Business Combination, management will perform a comprehensive review of RTPY’s and Aurora’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Aurora Innovation has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of Aurora Innovation shares outstanding, assuming the Business Combination occurred on January 1, 2020.

The unaudited pro forma condensed combined statement of operations of Aurora Innovation for the year ended December 31, 2020 and six months ended June 30, 2021 takes into consideration if recognition of deferred tax assets is appropriate when realization of these assets is more likely than not. Based upon the weight of all available evidence, with primary focus on Aurora’s history of recent losses and Aurora Innovation being in a net loss position on a pro forma basis, Aurora Innovation has concluded that it is not more likely than not that the recorded deferred tax assets will be realized. As a result, the tax effect of the Business Combination and related pro forma adjustments is recorded at no tax expense or benefit to Aurora Innovation. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had RTPY and Aurora filed consolidated income tax returns during the period presented.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. Represents pro forma adjustments to cash and cash equivalents to reflect the following:

(in thousands)	Amount
Release of cash from trust account	$977,544	(1)
Proceeds from PIPE Investment	1,000,000	(2)
Payment of deferred underwriting fees and transaction expenses	(80,423	)(3)

Net adjustment	$1,897,121

(1)

Reflects the reclassification of cash and cash equivalents held in the trust account that becomes available in connection with the Business Combination. Amounts available to Aurora Innovation may be reduced as a result of redemptions by public shareholders. Under the ‘maximum redemption’ scenario, $580.6 million of cash held in the trust account becomes available at the closing of the Business Combination, as further described in Note 4(O).
(2)

Reflects the proceeds of $1.0 billion from the issuance and sale of 100.0 million shares of Aurora Innovation Class A common stock, with a per share par value of $0.0001, at $10.00 per share in the PIPE Investment pursuant to the Subscription Agreements. The shares include approximately 40.2 million shares to be purchased by Third Party PIPE Investors, approximately 7.5 million shares to be purchased by Sponsor Related PIPE Investor, and approximately 52.4 million shares to be purchased by Aurora PIPE Investors.

The proceeds from the PIPE Investment are reflected with corresponding pro forma adjustments to the par value of Aurora Innovation Class A common stock, as shown in Note 4(J), and additional paid-in capital, as shown in Note 4(M).

(3)

Reflects the settlement of approximately $80.4 million of deferred underwriting fees and transaction-related expenses at close in connection with the Business Combination. Of the total, approximately $46.2 million relates to advisory, legal, and other fees to be incurred in conjunction with the Business Combination and $34.2 million relates to RTPY’s deferred underwriting and legal fees.

The adjustments for expenses incurred in conjunction with the Business Combination are reflected as corresponding adjustments of $25,000 to accounts payable and $3.3 million to accrued expenses for amounts which had been incurred prior to and unpaid as of June 30, 2021, as further noted in Note 4(D). The remaining $42.8 million, representing estimated expenses to be incurred subsequent to June 30, 2021, is reflected as an adjustment to additional paid-in capital, as shown in Note 4(M).

From the amounts incurred prior to June 30, 2021, approximately $3.5 million, of which approximately $0.2 million had been paid prior to June 30 2021, had been capitalized as deferred transaction costs by Aurora with the adjustment for these being reflected as a reclassification from prepaid expenses and other current assets to additional paid-in capital, as described in Note 4(B).

The settlement of RTPY’s deferred underwriting commissions and legal fees, which were incurred by RTPY in conjunction with its initial public offering, are reflected with a corresponding elimination of the liabilities, as further described in Note 4(F) below. Such amounts become payable upon completion of the Business Combination.

B. Reflects the reclassification of previously deferred and capitalized transaction costs from prepaid expenses and other current assets to additional paid-in capital.

C. Reflects the release of $977.5 million of cash currently held in the trust account that becomes available to effectuate the Business Combination and for the general use of Aurora Innovation upon completion of the Business Combination.

D. Reflects the payment of previously incurred and accrued transaction costs paid upon completion of the Business Combination.

E. Reflects recognition of the derivative liability related to the Sponsor Shares which become subject to price-based vesting upon completion of the Business Combination with a corresponding adjustment to additional paid-in capital, as further described in Note 4(M).

Upon completion of the Business Combination, these Sponsor Shares will contain certain features which will require these shares to be initially classified as a liability and measured at fair value upon completion of the Business Combination and in subsequent periods. Any changes in the fair value will be reflected in earnings until the vesting conditions for such shares are met or expire. The fair value of the derivative liability is determined by using the Monte-Carlo Simulation approach, which estimates the number of Sponsor Shares expected to vest and their value based on a simulation of the post-combination company’s common stock price in the future. The change in the per share market price of Aurora Innovation’s common stock would have a respective proportional impact on the per share value of the Sponsor Shares. A 10% increase in the per share market price of Aurora Innovations’ common stock would cause the fair value of the derivative liability related to the Sponsor Shares to increase by approximately $19.0 million. A 10% decrease in the per share market price of Aurora Innovations’ common stock would cause the fair value of the derivative liability related to the Sponsor Shares to decrease by approximately $19.0 million.

F. Reflects the payment of approximately $34.2 million of deferred underwriters’ commissions and deferred legal fees incurred during RTPY’s initial public offering and due upon completion of the Business Combination.

G. Reflects conversion of Aurora preferred stock into Aurora common stock pursuant to the terms of the Merger Agreement, and as a result of the Pre-Closing Restructuring, resulting in an adjustment of $2.2 billion from temporary equity to additional paid-in capital, as shown in Note 4(M) and an adjustment of $20,000 to Aurora common stock, Note 4(L).

H. Reflects the reclassification, with respect to the “no redemption” scenario (which assumes no public shareholders exercise their redemption rights), of Class A ordinary shares of $900.4 million to permanent equity.

I. Reflects the conversion of RTPY Class A and Class B ordinary shares to Aurora Innovation Class A common stock in conjunction with the Domestication and pursuant to terms of the Merger Agreement.

J. Represents pro forma adjustments to par value of Aurora Innovation Class A common stock balance to reflect the following:

(in thousands)	Amount
Recapitalization of Aurora common stock into Aurora Innovation common stock	$50
Reclassification of RTPY public shares to permanent equity, assuming no redemptions	9
Issuance of Aurora Innovation Class A common stock from PIPE Investment per Subscription Agreements	10
Conversion of RTPY Class A and Class B ordinary shares into Aurora Innovation Class A common stock as a result of the Domestication	1

Net adjustment	$70

K. Represents recapitalization of Aurora common stock to Aurora Innovation Class B common stock issuable to certain Aurora Stockholders.

L. Reflects conversion and recapitalization of Aurora common stock to Aurora Innovation common stock, as follows:

(in thousands)	Amount
Increase in par value of Aurora common stock as a result of Aurora preferred stock converting into Aurora common stock	20
Elimination and recapitalization of par value of Aurora common stock, inclusive of par value of Aurora common stock issued upon conversion of Aurora preferred stock	(45)

Net adjustment	$(25)

M. Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(in thousands)	Amount
Conversion of Aurora preferred stock into Aurora common stock	$2,161,125
Reclassification of RTPY public shares to permanent equity, assuming no redemptions	900,367
Issuance of Aurora Innovation Class A common stock from PIPE Investment per Subscription Agreements	999,990
Cumulative catch-up expense for Aurora RSUs	43,086 (1)
Record fair value of liability related to the Sponsor Shares which become subject to price-based vesting upon completion of the Business Combination	(163,907)
Reclassification of Aurora’s previously deferred transaction costs	(3,476)
Reduction in additional paid-in capital for acquisition-related transaction expenses to be incurred	(42,826)
Elimination of RTPY’s historical accumulated deficit	(5,848)
Impact of the Domestication to additional paid-in capital	2
Recapitalization of Aurora common stock into Aurora Innovation common stock	(53)

Net adjustment	$3,888,460

(1)

Represents the stock-based compensation for certain Aurora RSUs subject to (i) time-based vesting conditions and (ii) a performance-based condition tied to achievement of a liquidity event. Upon completion of the Business Combination, the performance-based vesting condition will be met, resulting Aurora Innovation recognizing a cumulative catch-up expense for pro forma presentation purposes.

N. Reflects the elimination of the historical accumulated deficit of RTPY in connection with the recapitalization and the cumulative catch-up expense adjustment for Aurora RSUs with corresponding adjustments to additional paid-in capital, both of which are also reflected in Note 4(M).

O. Reflects the maximum payment that could be made to redeeming RTPY public shareholders that would leave sufficient cash to satisfy the minimum available cash requirement. The maximum amount of redemptions assumed is approximately 39.7 million shares at a redemption price of $10.00 per share. The corresponding adjustments are a reduction of $4,000 in par value of Aurora Innovation Class A common stock, and a reduction to additional paid-in capital, as shown in Note 4(Q). Under the ‘maximum redemption’ scenario, approximately $580.6 million of cash is released from the trust account to Aurora Innovation.

P. Reflects the change in fair value of the derivative liability related to the Sponsor Shares as a result of the Sponsor Shares that would be forfeited under the ‘maximum redemption’ scenario. The corresponding adjustment is made to additional paid-in capital, as shown in Note 4(Q).

Q. Represents pro forma adjustments to additional paid-in capital under the ‘maximum redemption’ scenario as follows:

(in thousands)	Amount
Increase in additional paid-in capital as a result of reduction in the derivative liability related to the Sponsor Shares due to assumed forfeitures	$61,811
Reduction in additional paid-in capital due to assumed redemptions	(396,924)

Net adjustment	$(335,113)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and the six months ended June 30, 2021 are as follows:

R. As a result of the Apparate acquisition, Apparate’s sole revenue-producing customer contract was cancelled and subsequently renegotiated. The renegotiated terms had not been settled at the time of close of the acquisition. As such, the historical Apparate revenue was eliminated for pro forma presentation purposes and no contractual revenue from the previous Apparate customer has been recorded in Aurora’s historical financial statements subsequent to the closing of the Apparate acquisition.

S. The Transaction Accounting Adjustments to research and development expense for the Apparate acquisition as follows:

(in thousands)	For the six months ended June 30, 2021		For the year ended December 31, 2020
Elimination of historical depreciation and amortization expense on Apparate’s fixed assets	$(610	)(1)	$(12,459	)(1)
Elimination of historical Uber RSU stock-based compensation expense	(11,579)		(103,452)
To record adjustment for severance expense	(12,641	)(2)	12,641	(2)
To record pro forma depreciation and amortization expense on Apparate’s fixed assets based on the fair value as of the acquisition date	17	(1)	3,446	(1)
To record pro forma share-based compensation related to related-party share-based compensation payments	(63,030	)(3)	136,233	(3)

Net adjustment	$(87,843)		$36,409

(1)

Amortization expense existed in the historical period and not in the future periods as the fair value of the historical intangible assets was zero in the post-acquisition period. The pro forma adjustments include the net impact of recording depreciation expense based on the acquisition date fair value of the acquired fixed assets and removing historically recorded depreciation expense for the periods presented assuming that the acquisition of Apparate had been completed on January 1, 2020. During the period from January 20, 2021 to June 30, 2021, Aurora recorded $1.7 million in depreciation expense relating to the acquired fixed assets and the pro forma depreciation expense for the six months ended June 30, 2021 is presented net of such expense.

(2)

During the six months ended June 30, 2021, Aurora recorded $15.8 million, of which approximately $12.6 million was recorded in research and development expenses, in severance expense in conjunction with the Apparate acquisition. The pro forma adjustments include the net impact of removing the historically recorded expense for the periods presented, assuming that the acquisition of Apparate had been completed on January 1, 2020.

(3)

Former employees of Apparate received grants of RSUs in a related party entity in connection with their employment with a subsidiary of the related party entity prior to the acquisition. These awards were modified after the transaction to allow the awards to continue to vest for the first year subsequent to the closing of the acquisition as long as the personnel remain employees of Aurora. As the RSUs were a modification to previously held awards by these employees in the historical period and the acquisition accounting measured the awards at fair value under stock-based compensation guidance, the stock-based compensation expense in the historical periods was eliminated and adjusted to reflect the fair value of the awards. During the six months ended June 30, 2021, Aurora recorded $63.0 million in expense relating to these awards and the pro forma adjustments include the net impact of removing the historically recorded expense for the periods presented assuming that the acquisition of Apparate had been completed on January 1, 2020 and the vesting period would have concluded on December 31, 2020.

In addition, former employees of Apparate received Aurora restricted stock units which have service-based and performance-based vesting conditions with performance-based vesting condition tied to achievement of a liquidity event. Upon completion of the Business Combination, the performance-based vesting condition is met with the pro forma impact of such restricted stock units reflected as an adjustment in Note 4(U) and Note 4(V).

T. The Transaction Accounting Adjustments to selling, general and administrative expenses for the Apparate acquisition are as follows:

(in thousands)	For the six months ended June 30, 2021		For the year ended December 31, 2020
Elimination of historical depreciation expense on Apparate’s fixed assets	$(453	)(1)	$(8,459	)(1)
Elimination of historical Uber RSU stock-based compensation expense	(849)		(9,952)
To record adjustment for severance expense	(3,105	)(2)	3,105	(2)
To record pro forma depreciation expense on Apparate’s fixed assets based on the fair value as of the acquisition date	393	(1)	7,225	(1)
To record pro forma share-based compensation related to related-party share-based compensation payments	(1,964	)(3)	4,269	(3)

Net adjustment	$(5,978)		$(3,812)

(1)

The pro forma adjustments include the net impact of recording depreciation expense based on the acquisition date fair value of the acquired fixed assets and removing historically recorded depreciation expense for the periods presented assuming that the acquisition of Apparate had been completed on January 1, 2020. During the period from January 20, 2021 to June 30, 2021, Aurora recorded $3.2 million in depreciation expense relating to the acquired fixed assets and the pro forma depreciation expense for the six months ended June 30, 2021 is presented net of such expense.

(2)

During the six months ended June 30, 2021, Aurora recorded $15.8 million in severance expense, of which approximately $3.1 million was recorded in selling, general and administrative expenses, in conjunction with the Apparate acquisition. The pro forma adjustments include the net impact of removing the historically recorded expense for the periods presented, assuming that the acquisition of Apparate had been completed on January 1, 2020.

(3)

Former employees of Apparate received grants of RSUs in a related party entity in connection with their employment with a subsidiary of the related party entity prior to the acquisition. These awards were modified after the transaction to allow the awards to continue to vest for the first year subsequent to the closing of the acquisition as long as the personnel remain employees of Aurora. As the RSUs were a modification to previously held awards by these employees in the historical period and the acquisition accounting measured the awards at fair value under stock-based compensation guidance, the stock-based compensation expense in the historical periods was eliminated and adjusted to reflect the fair value of the awards. During the six months ended June 30, 2021, Aurora recorded $2.0 million in expense relating to these awards and the pro forma adjustments include the net impact of removing the historically recorded expense for the periods presented assuming that the acquisition of Apparate had been completed on January 1, 2020 and the vesting period would have concluded on December 31, 2020.

In addition, former employees of Apparate received Aurora restricted stock units which have a service-based and performance-based vesting conditions with performance-based vesting condition tied to achievement of a liquidity event. Upon completion of the Business Combination, the performance-based vesting condition is met with the pro forma impact of such restricted stock units reflects as an adjustment in Note 4(U) and Note 4(V).

U. The Transaction Accounting Adjustments to research and development expense for the Business Combination and related transactions are as follows:

(in thousands)	For the six months ended June 30, 2021		For the year ended December 31, 2020
To record pro forma share-based compensation related to Aurora restricted stock units	$12,432	(1)	$91,353	(1)

Net adjustment	$12,432		$91,353

(1)

Certain Aurora restricted stock units are subject to (i) time-based vesting conditions and (ii) a performance-based condition tied to achievement of a liquidity event. Upon completion of the Business Combination, the performance-based vesting condition will be met, resulting in a cumulative catch-up expense of $39.9 million for pro forma presentation purposes. Such cumulative catch-up expense is reflected in the year ended December 31, 2020. The remaining expense will be recognized over the remaining time-based vesting condition following the completion of the Business Combination, assuming that the Business Combination had been completed on January 1, 2020 for pro forma presentation purposes.

V. The Transaction Accounting Adjustments to selling, general and administrative expense for the Business Combination and related transactions are as follows:

(in thousands)	For the six months ended June 30, 2021		For the year ended December 31, 2020
To record pro forma share-based compensation related to Aurora restricted stock units	$831	(1)	$6,995	(1)
Elimination of expenses incurred by RTPY for certain support services	(469	)(2)	—

Net adjustment	$362		$6,995

(1)

Certain Aurora restricted stock units are subject to (i) time-based vesting conditions and (ii) a performance-based condition tied to achievement of a liquidity event. Upon completion of the Business Combination, the performance-based vesting condition will be met, resulting in a cumulative catch-up expense of $3.2 million for pro forma presentation purposes. Such cumulative catch-up expense is reflected in the year ended December 31, 2020. The remaining expense will be recognized over the remaining time-based vesting condition following the completion of the Business Combination, assuming that the Business Combination had been completed on January 1, 2020 for pro forma presentation purposes.

(2)	Reflects the elimination of expense related to RTPY’s support services which cease upon completion of the Business Combination.

W. Reflects the elimination of unrealized gains on investments held in the trust account.

Note 5—Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the PIPE Investment, and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination, and PIPE Investment are being reflected as if they had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination and PIPE Investment have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Aurora Innovation common stock assumed to be redeemed by RTPY public shareholders are eliminated as of January 1, 2020.

	For the six months ended June 30, 2021		For the year ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro forma loss attributable to common stockholders—Class A and Class B	$(324,012)	$(324,012)	$(1,141,178)	$(1,141,178)
Combined Entity Class A common stock
Weighted average shares outstanding—Class A, basic and diluted	704,726,322	662,740,880	704,726,322	662,740,880
Net loss per share—Class A, basic and diluted	$(0.27)	$(0.28)	$(0.96)	$(0.99)
Combined Entity Class B common stock
Weighted average shares outstanding—Class B, basic and diluted	484,548,115	484,548,115	484,548,115	484,548,115
Net loss per share—Class B, basic and diluted	$(0.27)	$(0.28)	$(0.96)	$(0.99)

The following summarizes the number of shares of Aurora Innovation Class A common stock outstanding under the two redemption scenarios for both the six months ended June 30, 2021 and year ended December 31, 2020:

	Assuming No Redemption	Assuming Maximum Redemption
Aurora Stockholders(1)	553,126,947	553,126,947
RTPY’s public shareholders	97,750,000	58,057,172
PIPE Investors	40,150,000	40,150,000
Sponsor and Sponsor Related PIPE Investor(2)	13,699,375	11,406,761

Pro forma weighted average shares outstanding— basic and diluted	704,726,322	662,740,880

(1)

Excludes approximately 1.4 million restricted shares or shares issued for early exercised options, subject to a repurchase right, and includes approximately 52.4 million shares to be purchased by Aurora PIPE Investors as part of the PIPE Investment.

(2)	Includes 7.5 million shares to be purchased by Sponsor Related PIPE Investor as part of the PIPE Investment.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

	Assuming No Redemption	Assuming Maximum Redemption
Sponsor Shares subject to price-based vesting conditions	18,238,125	11,360,286
Public warrants and private placement warrants	21,118,750	21,118,750
Aurora Innovation options and restricted stock units	125,751,140	125,751,140
Aurora Innovation restricted stock and shares issued for early exercised options, subject to a repurchase right	1,391,441	1,391,441

INFORMATION ABOUT RTPY

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to RTPY prior to the consummation of the Business Combination.

General

RTPY is a blank check company incorporated on October 2, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although RTPY is not limited to a particular industry or sector for purposes of consummating a business combination, RTPY focuses on businesses in the technology industries primarily located in the United States. RTPY has neither engaged in any operations nor generated any revenue to date. Based on RTPY’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 18, 2021 RTPY consummated its initial public offering of its units, with each unit consisting of one RTPY Class A ordinary share and one-eighth of one public warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, RTPY completed the private sale of 8,900,000 private placement warrants at a purchase price of $2.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $22,250,000. The private placement warrants are identical to the warrants sold as part of the units in RTPY’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by RTPY (except in certain redemption scenarios when the price per ordinary share equals or exceeds $10.00 (as adjusted)); (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of RTPY’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of RTPY’s initial public offering, a total of $977,500,000, comprised of proceeds from the initial public offering and the sale of the private placement warrants, were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2021, funds in the trust account totaled $977,543,775. These funds will remain in the trust account, except for the withdrawal of interest to fund RTPY’s working capital requirements, subject to an annual limit of $701,250, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of RTPY’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Liquidation Date and (3) the redemption of all of the public shares if RTPY is unable to complete a business combination by the Liquidation Date, subject to applicable law.

Effecting RTPY’s Initial Business Combination

Fair Market Value of Target Business

The Nasdaq listing rules and RTPY’s Cayman Constitutional Documents require that RTPY’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The RTPY Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

RTPY is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). RTPY will consummate the Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Sponsor Support Agreement or the Insider Letter, as applicable, the Sponsor and each director and officer of RTPY have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement or the Insider Letter, as applicable, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s independent directors collectively own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RTPY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Aurora or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RTPY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If RTPY has not completed the Business Combination with Aurora Innovation by the Liquidation Date and has not completed another business combination by such date, RTPY will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 97,750,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of RTPY’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with RTPY, dated as of March 15, 2021 pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their RTPY Class B ordinary shares if RTPY fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if RTPY fails to complete its business combination within the allotted time period.

The Sponsor and RTPY’s directors and officers have agreed, pursuant to a written agreement with RTPY, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of RTPY’s obligation to allow for redemption in connection with RTPY’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless RTPY provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, RTPY may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

RTPY expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing RTPY’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, RTPY may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of RTPY’s creditors which would have higher priority than the claims of RTPY’s public shareholders. RTPY cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Business Combination and RTPY—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While RTPY intend to pay such amounts, if any, RTPY cannot assure you that RTPY will have funds sufficient to pay or provide for all creditors’ claims.

Although RTPY will seek to have all vendors, service providers (other than RTPY’s independent auditors), prospective target businesses and other entities with which RTPY does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of RTPY’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RTPY’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, RTPY’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where RTPY may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where RTPY is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of RTPY’s public shares, if RTPY has not completed RTPY’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with RTPY’s initial business combination, RTPY will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than RTPY’s independent auditors) for services rendered or products sold to us, or a prospective target business with which RTPY has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund RTPY’s working capital requirements, subject to an annual limit of $701,250, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under RTPY’s indemnity of the underwriters of RTPY’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. RTPY has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and RTPY believes that the Sponsor’s only assets are securities of RTPY and, therefore, the Sponsor may not be able to satisfy those obligations. None of RTPY’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund RTPY’s working capital requirements, subject to an annual limit of $701,250, and/or to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RTPY’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While RTPY currently expects that RTPY’s independent directors would take legal action on RTPY’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that RTPY’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, RTPY cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Business Combination and RTPY—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

RTPY will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than RTPY’s independent auditors), prospective target businesses and other entities with which RTPY does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under RTPY’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If RTPY files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in RTPY’s insolvency estate and subject to the claims of third parties with priority over the claims of RTPY’s shareholders. To the extent any insolvency claims deplete the trust account, RTPY cannot assure you RTPY will be able to return $10.00 per share to RTPY’s public shareholders. Additionally, if RTPY files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by RTPY’s shareholders. Furthermore, the RTPY Board may be viewed as having breached its fiduciary duty to RTPY’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. RTPY cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Business Combination and RTPY—If, after we distribute the proceeds in the trust account to our public shareholders, RTPY files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

RTPY’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) RTPY’s completion of an initial business combination, and then only in connection with those RTPY Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of RTPY’s obligation to allow redemption in connection with RTPY’s initial business combination or to redeem 100% of the public shares if RTPY does not complete RTPY’s initial business combination by the Liquidation Date or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if RTPY has not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of RTPY warrants will not have any right to the proceeds held in the trust account with respect to the RTPY warrants.

Facilities

RTPY currently maintains its executive offices at 215 Park Avenue, Floor 11, New York, NY 10003. The cost for this space is included in the $1,875,000 per year fee that RTPY pays an affiliate of the Sponsor for office space, administrative and support services. RTPY considers its current office space adequate for RTPY’s current operations.

Upon consummation of the Business Combination, the principal executive offices of Aurora Innovation will be located at 50 33rd St, Pittsburgh., PA 15201.

Employees

RTPY currently has two officers. Members of RTPY’s management team are not obligated to devote any specific number of hours to RTPY’s matters but they intend to devote as much of their time as they deem necessary to RTPY’s affairs until RTPY has completed RTPY’s initial business combination. The amount of time that any members of RTPY’s management team will devote in any time period will vary based on whether a target business has been selected for RTPY’s business combination and the current stage of the Business Combination process.

Competition

If RTPY succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Aurora’s competitors. RTPY cannot assure you that, subsequent to the Business Combination, Aurora Innovation will have the resources or ability to compete effectively. Information regarding Aurora

Innovation’s competition is set forth in the sections entitled “Information about Aurora Innovation—Competition.”

Directors and Executive Officers

RTPY’s current directors and officers are as follows:

Name	Age	Position
Mark Pincus	55	Director
Michael Thompson	44	Chief Executive Officer, Chief Financial Officer and Director
David Cohen	43	Secretary
Katharina Borchert	48	Director
Karen Francis	58	Director
Colleen McCreary	48	Director
Anne-Marie Slaughter	62	Director

Mark Pincus

Mr. Mark Pincus has served as a director of RTPY since October 2020. He is also a co-founding member of Reinvent Capital. Mr. Pincus was previously Co-Lead Director of each of RTP and RTPZ before such entities completed their respective initial business combinations. Mr. Pincus is an accomplished entrepreneur and investor. He founded several internet companies including Zynga, which pioneered social games to help establish gaming as a mass-market activity. He is the Chairman of Zynga’s board of directors (since May 2018) and previously served as Zynga’s Executive Chairman (from March 2016 to May 2018) and twice as its Chief Executive Officer (April 2007 to July 2013 and April 2015 to March 2016), including when he returned in 2015 to lead its turnaround and reinvention as a mobile-first games company. Before Zynga, Mr. Pincus founded tribe.net, one of the earliest online social networks whose technology was acquired by Cisco Systems. He also founded Support.com, a provider of help desk service and support automation software, one of the first enterprise software companies to go to market with a subscription-based model. Support.com went public in 2001. Mr. Pincus also founded FreeLoader, Inc., a web-based, push technology news company, which was acquired by Individual, Inc.

Mr. Pincus has made numerous investments in many internet, media, and software companies, including Facebook, Twitter, Airbnb, Snap, Epic Games, Xiaomi, JD.com, and Niantic. He is also an active angel investor in technology startups. Mr. Pincus has prioritized social impact in his personal and professional life. Zynga was one of the first companies to use in-game virtual goods to allow players to contribute directly to disaster relief and other nonprofit efforts. Mr. Pincus was appointed by President Barack Obama to the Board of the Presidio Trust, a federal agency that operates the Presidio as part of the Golden Gate Recreation Area. He also regularly lectures to aspiring entrepreneurs at colleges and universities, including Stanford Graduate School of Business, Harvard Business School, and The Wharton School of the University of Pennsylvania. Mr. Pincus graduated summa cum laude from University of Pennsylvania’s Wharton School of Business and earned an MBA from Harvard Business School.

Mr. Pincus has built an intellectual practice around product management. He was an early pioneer in reimagining product management for consumer internet products, notably the use of rapid testing and experimentation to inform design decisions in all stages of product development. He also developed a product roadmapping process that tracks engineering resources to expected outcomes. Mr. Pincus was among the first to bring these lessons to games, spawning an always-on, product-as-a-service operating model that empowers product teams to react in real time to user behavior by deploying product updates. Mr. Pincus co-created the Stanford Graduate School of Business course on Product Management with Professor Amir Goldberg.

Mr. Pincus was selected to serve on our board of directors because of his extensive experience in the technology sector, specifically the social media, gaming, and internet industries, and in identifying, fostering and scaling new products, technologies and consumer trends.

Michael Thompson

Mr. Michael Thompson has served as RTPY’s Chief Executive Officer and Chief Financial Officer since October 2020 and has served as one of our directors since March 2021. He also is a co-founding member of Reinvent Capital. Mr. Thompson was previously Chief Executive Officer, Chief Financial Officer and Director of each of RTP and RTPZ before such entities completed their respective initial business combinations. Mr. Thompson currently serves as Chief Executive Officer and Chief Financial Officer of RTPX. Mr. Thompson was previously co-founder, managing member, and portfolio manager for BHR Capital, which managed as much as $1.9 billion of special situations funds from 2009-2016. Mr. Thompson played an active role in several of BHR Capital’s portfolio companies, developing operating and financing strategies alongside management. While managing BHR Capital, Mr. Thompson was responsible for all portfolio construction, security selection, and risk management activities and oversaw the firm’s investment team. He also led several investments in which BHR Capital took active protagonist roles. Additionally, since the early 2010s, he has made dozens of private investments. He has experience as a board member and regularly advises companies on business and financial matters. Mr. Thompson graduated magna cum laude with a BBA in International Finance from the Honors Program at the University of Georgia, where he received Alumni, Governor’s, and Hope Scholarships. Mr. Thompson was selected to serve on our board of directors because of his extensive investment experience as well as his experience developing operating and financing strategies alongside management.

David Cohen

Mr. David Cohen has served as RTPY’s Secretary since December 2020. Mr. Cohen is also the Chief Operating Officer and General Counsel of Reinvent Capital. His areas of expertise include mergers and acquisitions, public and private corporate and securities transactions, special situation investing, asset management, and reinventions. Mr. Cohen joined Reinvent Capital in 2018 as part of the founding team. Mr. Cohen was previously Secretary of each of RTP and RTPZ before such entities completed their respective initial business combinations. Mr. Cohen currently serves as Secretary of RTPX. Since 2017, he has also worked as general counsel of certain of Mr. Pincus’s business entities. From 2015 to 2017, Mr. Cohen served as Associate General Counsel of Zynga and led the legal team responsible for mergers and acquisitions, corporate governance, and securities and finance matters. Prior to this, he spent nine years in private legal practice, most recently as Senior Counsel in Proskauer’s corporate and private equity groups. Mr. Cohen received an A.B. from Middlebury College and a J.D. from the University of Virginia School of Law.

Katharina Borchert

Ms. Borchert has served as one of RTPY’s directors since March 2021. Ms. Borchert is a journalist and executive with more than a decade of experience in technology, media and journalism. From 2016 to 2020, Ms. Borchert served as Chief Innovation Officer of Mozilla, where she previously served as non-executive director from 2014 to 2015. Prior to joining Mozilla, she served as Chief Executive Officer at Spiegel Online, the online division of DER SPIEGEL magazine. Prior to that, Ms. Borchert was Editor-in-Chief at WAZ Media Group and Chief Executive Officer at WAZ NewMedia, where she launched the “Der Westen” digital news portal based upon user participation, integrated social media, and a focus on location-based data in journalism. She was named one of Fast Company’s “Most Creative People in Business” in 2020, a “Power Women to Watch” by Forbes Magazine in 2011, a Young Global Leader of the World Economic Forum in 2011, and a Member of the European Commission’s “40 under 40—Young European Leader’s Programme” in 2011/2012. Ms. Borchert was selected to serve on our board of directors due to her broad experience in media and technology.

Karen Francis

Ms. Francis has served as one of RTPY’s directors since March 2021. Ms. Francis has served as a member of the board of directors of TuSimple Holdings Inc. Ms. Francis has served as the Chair of the board of directors of Vontier Corporation, a spin-off from Fortive Corporation focused on mobility and transportation businesses, since its spin-off in 2020. Ms. Francis also serves as Chair of the Compensation & Management Development Committee for Vontier. From December 2016 to November 2019, Ms. Francis served on the board of directors of Telenav, Inc., where she served as lead independent director, chair of the Compensation Committee and a member of the Nominating and Governance Committee of Telenav, Inc. Prior to that, she served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. In addition, Ms. Francis serves as Senior Advisor to TPG Capital and is an independent director for private equity and venture capital funded companies in Silicon Valley, including Metawave, Nauto and Wind River. Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, from 2009 to 2014 and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for the corporate venture capital group, as well as global e-business strategies, customer relationship management and worldwide export operations. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division. Ms. Francis was selected to serve on our board of directors due to her experience as a Chief Executive Officer, director, strategic advisor and investor with a deep knowledge of corporate governance and a strong track record of successfully building companies and businesses across multiple industries and sizes.

Colleen McCreary

Ms. McCreary has served as one of RTPY’s directors since March 2021. Ms. McCreary has served as the Chief People Officer at Credit Karma, a financial technology company that allows consumers to monitor and evaluate their credit and financial status, since 2018. She has over 20 years of experience in managing and developing talent primarily in the technology and entertainment industries. Ms. McCreary previously served as Chief People Officer for Vevo, a multinational music video platform from 2016 to 2018. She previously served as Chief People Officer for The Climate Corporation and as Chief People Officer for Zynga. Earlier in her career, Ms. McCreary worked for Electronic Arts and Microsoft. She has been featured at Fortune’s Most Powerful Women’s Conferences, Fortune Brainstorm Tech, LeanIn blog, and other publications. Currently, Ms. McCreary serves on the non-profit Boards of Second Harvest Food Bank and the Molina Foundation and advises several startups. She holds a B.S. from Boston University and M.A. from Columbia University Teachers College. Ms. McCreary was selected to serve on our board of directors due to her experience with technology companies, including experience advising, assessing and managing the growth of these types of companies.

Anne-Marie Slaughter

Ms. Slaughter has served as one of RTPY’s directors since March 2021. Dr. Slaughter has served as the Chief Executive Officer of New America, a think and action tank based in Washington, D.C. since 2013. She is also the Bert G. Kerstetter ‘66 University Professor Emerita of Politics and International Affairs at Princeton University. From 2009 to 2011, Dr. Slaughter served as Director of Policy Planning for the United States Department of State, the first woman to hold that position. Upon leaving the State Department, she received the Secretary’s Distinguished Service Award for her work leading the Quadrennial Diplomacy and Development Review, as well as meritorious service awards from USAID and the Supreme Allied Commander for Europe. Prior to her government service, Dr. Slaughter was the Dean of Princeton University’s School of Public and International Affairs (formerly the Woodrow Wilson School) and the J. Sinclair Armstrong Professor of International, Foreign, and Comparative Law at Harvard Law School. Dr. Slaughter has written or edited eight books and over 100 scholarly articles. She was the convener and academic co-chair of the Princeton Project on National Security, a multi-year research project aimed at developing a new, bipartisan national security strategy for the United States. Dr. Slaughter is a contributing editor to the Financial Times and writes a bi-monthly column for Project Syndicate. Foreign Policy magazine named her to their annual list of the Top 100 Global Thinkers in 2009, 2010, 2011, and 2012. She received a B.A. from Princeton, an M.Phil and D.Phil in international relations from Oxford, where she was a Daniel M. Sachs Scholar, and a J.D. from Harvard Law

School. Dr. Slaughter was selected to serve on our board of directors due to her extensive global exposure and government and research experience.

Board Observer

Reid Hoffman

Mr. Hoffman has served as the observer of the RTPY Board since March 2021. He also is a co-founding member of Reinvent Capital. Mr. Hoffman is a highly accomplished entrepreneur and investor. He co-founded LinkedIn, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft for $26.2 billion. Early in his career, he was Chief Operating Officer and Executive Vice President and served on the founding board of directors of PayPal. Mr. Hoffman is a Partner at Greylock (joining Greylock in 2009), a leading Silicon Valley venture capital firm, where he focuses on investing in technology products that can reach hundreds of millions of people. He also serves on Microsoft’s board of directors and Joby Aviation’s board of directors and as a director or observer for a number of private companies including Apollo Fusion, Aurora, Blockstream, Coda, Convoy, Entrepreneur First, Nauto, Neeva, and Xapo. He was previously Co-Lead Director of each of RTP and RTPZ before such entities completed their respective initial business combinations. Additionally, Mr. Hoffman also serves on ten not-for-profit boards, including OpenAI, Kiva, Endeavor, CZI Biohub, Berggruen Institute, Research Bridge Partners, Lever for Change, New America, Do Something, and Opportunity @ Work. Mr. Hoffman also serves on the Visiting Committee of the MIT Media Lab. Over the years, Mr. Hoffman has made early investments in over 100 technology companies, including companies such as Facebook, Ironport, and Zynga. He is the co-author of Blitzscaling: The Lightning-Fast Path to Building Massively Valuable Companies and two New York Times best-selling books: The Start-up of You and The Alliance. He also hosts the podcast Masters of Scale. Mr. Hoffman earned a master’s degree in philosophy from Oxford University, where he was a Marshall Scholar, and a bachelor’s degree with distinction in symbolic systems from Stanford University. Mr. Hoffman has an honorary doctorate from Babson College and an honorary fellowship from Wolfson College, Oxford University. Mr. Hoffman has received a number of awards, including the Salute to Greatness from the Martin Luther King Center.

Mr. Hoffman has built an intellectual practice around entrepreneurship at scale. Through this, and his decade-long track record as a partner at Greylock, Mr. Hoffman has built a depth of experience and network connectivity across many diverse areas of the technology industry, including marketplaces, social networks, ecommerce, payments, artificial intelligence, autonomous vehicle technology, and transportation and logistics. Mr. Hoffman’s network and expertise also expand geographically into networks of technology entrepreneurship across Asia, Europe, and Latin America.

Number, Terms of Office and Appointment of Directors and Officers

The RTPY Board consists of six members. Prior to our initial business combination, holders of the RTPY Founder Shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of RTPY’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of RTPY’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the RTPY Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the RTPY Board or by a majority of the holders of RTPY’s ordinary shares (or, prior to RTPY’s initial business combination, holders of the RTPY Founder Shares).

RTPY’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The RTPY Board is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that RTPY’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The Nasdaq listing rules require that a majority of the RTPY Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of RTPY’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

The RTPY Board has determined that each of Katharina Borchert, Karen Francis, Colleen McCreary and Anne-Marie Slaughter is an “independent director” under applicable SEC and Nasdaq rules.

RTPY’s independent directors have regularly scheduled meetings at which only independent directors are present.

Compensation Committee Interlocks and Insider Participation

None of RTPY’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than RTPY, that has one or more executive officers serving as a member of the RTPY Board.

Executive Officer and Director Compensation

None of RTPY’s directors or executive officers have received any cash compensation for services rendered to RTPY. Commencing on March 18, 2021 through the earlier of the consummation of RTPY’s initial business combination and RTPY’s liquidation, RTPY accrues an obligation to Reinvent Capital of $1,875,000 per year pursuant to the Support Services Agreement. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RTPY’s audit committee reviews on a quarterly basis all payments that were made by RTPY to the Sponsor, directors, executive officers or RTPY or any of their affiliates. In February 2021, the Sponsor transferred 30,000 RTPY Founder Shares to each of Katharina Borchert, Karen Francis, Colleen McCreary and Anne-Marie Slaughter at their original per-share purchase price.

RTPY is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence RTPY’s management’s motivation in identifying or selecting a target business and RTPY does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

RTPY is not currently subject to any material legal proceedings, nor, to RTPY’s knowledge, is any material legal proceeding threatened against RTPY or any of RTPY’s officers or directors in their corporate capacity.

Periodic Reporting and Audited Financial Statements

RTPY has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RTPY’s annual reports will contain financial statements audited and reported on by RTPY’s independent registered public accounting firm. RTPY has filed with the SEC its Quarterly Report on Form 10-Q covering the fiscal period ending March 31, 2021 and Quarterly Report on Form 10-Q covering the fiscal period ending June 30, 2021.

RTPY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “RTPY” refer to RTPY prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on October 2, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on July 14, 2021. We intend to finance the Business Combination through shares of Aurora Innovation common stock issued to Aurora stockholders and the PIPE Investors.

The issuance of additional shares in a business combination:

•	may significantly dilute the equity interest of investors;

•	may subordinate the rights of holders of RTPY ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•

could cause a change of control if a substantial number of our shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•	may adversely affect prevailing market prices for our shares and/or warrants; and

•	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Results of Operations

Our entire activity from inception through June 30, 2021 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any operating revenues to date. We will not generate any operating revenues until after completion of our business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.

For the three months ended June 30, 2021, we had a net loss of approximately $3.6 million, which consisted of approximately $2.8 million change in the fair value of derivative warrant liabilities and approximately $800,000 in general and administrative costs, partially offset by approximately $35,000 gain on the investments held in the trust account.

Liquidity and Capital Resources

On March 18, 2021, we consummated the initial public offering of 97,750,000 RTPY units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 12,750,000 RTPY units, at a price of $10.00 per unit, generating gross proceeds of $977.5 million. Substantially concurrently with the closing of the initial public offering, we consummated the private placement of 8,900,000 warrants at a price of $2.50 per private placement warrant to the Sponsor, generating gross proceeds of $22.3 million.

Following the initial public offering, the exercise of the over-allotment option in full and the sale of the private placement warrants, a total of $977.5 million was placed in the trust account. We incurred offering costs of approximately $54.5 million, inclusive of approximately $34.2 million in deferred underwriting commissions.

As of June 30, 2021, we had approximately $501,000 in our operating bank accounts, working capital of approximately $977,000, and no interest income available in the trust account to fund our working capital requirements, subject to an annual limit of $701,250, and/or to pay our taxes, if any.

Our liquidity needs have been satisfied prior to the completion of the initial public offering through receipt of a $25,000 capital contribution from our Sponsor to cover certain expenses in exchange for the issuance of the RTPY Founder Shares, a loan of $295,000 from the Sponsor under a promissory note (the “Note”). We partially repaid the Note for an aggregate of $295,000 on March 18, 2021 and repaid the remaining balance of approximately $180 on March 19, 2021. Subsequent to the consummation of the initial public offering and private placement, our liquidity needs have been satisfied from the proceeds from the consummation of the private placement not held in the trust account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may, but are not obligated to, provide us working capital loans (“Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $2.50 per warrant. These warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, our management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or our officers and directors to meet our needs through the earlier of the consummation of a Business Combination.

We continue to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay support services fees to Reinvent Capital that total $1,875,000 per year for support and administrative services (“Support Services Agreement”), as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under this agreement. We recognized approximately $390,600 and $468,800 in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021, and the balance of approximately $468,800 was included in Due to Related Party on the unaudited condensed consolidated balance sheet at June 30, 2021. For the three and six months ended June 30, 2021, we incurred approximately $83,200 and $94,300 in reimbursable expenses paid by Reinvent Capital, which was recognized in the unaudited condensed consolidated statement of operations, and approximately $28,900 was included in Due to Related Party on the unaudited condensed consolidated balance sheet at June 30, 2021. As of June 30, 2021, we paid $65,400 to Reinvent Capital as expense reimbursement under the Support Services Agreement. As of June 30, 2021, $497,700 was included in Due to Related Party on our unaudited condensed consolidated balance sheet at June 30, 2021.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” and FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued an aggregate of 12,218,750 warrants associated with Units issued to investors in our initial public offering and the underwriters’ exercise of their overallotment option and we issued 8,900,000 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. The fair value of warrants issued in connection with the initial public offering and private placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the private placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our initial public offering have subsequently been measured based on the listed market price of such warrants.

RTPY Class A Ordinary Shares Subject to Possible Redemption

RTPY Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable RTPY Class A ordinary shares (including RTPY Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, RTPY Class A ordinary shares are classified as shareholders’ equity. The RTPY Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 90,037,563 and 0, respectively, RTPY Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheet.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. We have not considered the effect of the warrants sold in the initial public offering and the private placement to purchase an aggregate of 21,118,750 of RTPY’s Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our unaudited condensed consolidated statements of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted for RTPY Class A ordinary shares are calculated by dividing the unrealized gain on investments held in the trust account, net of applicable taxes and interest to fund working capital requirements, subject to an annual limit of $701,250, available to be withdrawn from the trust account, resulting in income of approximately $35,000 and $44,000 for the three and six months ended June 30, 2021, by the weighted average number of RTPY Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for RTPY Class B ordinary shares is calculated by dividing the net income (loss), less income (loss) attributable to RTPY Class A ordinary shares by the weighted average number of RTPY Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As of June 30, 2021, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in certain U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our chief executive and chief financial officer, to allow timely decisions regarding required disclosure.

Our management evaluated, with the participation of our current chief executive and chief financial officer (our “Certifying Officer”), the effectiveness of our disclosure controls and procedures as of June 30, 2021, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officer concluded that our disclosure controls and procedures were not effective as of June 30, 2021 due to the previously reported material weakness in our internal control over financial reporting related to our classification of the Public Warrants and Private Placement Warrants as components of equity instead of derivative liabilities. The material weakness was identified and discussed in Part I, Item 4 of our Form 10-Q for the period ended March 31, 2021 filed with the SEC on May 17, 2021.

Notwithstanding the identified material weakness as of June 30, 2021, management, including our Certifying Officer, believe that the condensed consolidated financial statements contained in this proxy statement/prospectus fairly present, in all material respects, our financial condition, results of operations and cash flows for the fiscal period presented in conformity with U.S. GAAP.

Changes in Internal Control over Financial Reporting

We have commenced our remediation efforts in connection with the identification of the material weakness discussed above and have taken the following steps during the quarter ended June 30, 2021:

•	we have implemented procedures intended to ensure that we identify and apply the applicable accounting guidance to all complex transactions; and

•	we are establishing additional monitoring and oversight controls designed to ensure the accuracy and completeness of our consolidated financial statements and related disclosures.

While we took certain actions to remediate the material weakness, such remediation has not been fully evidenced. Accordingly, we continue to test our controls implemented in the second quarter to assess whether our controls are operating effectively. While there can be no assurance, we believe our material weakness will be remediated during the course of fiscal 2021.

Other than the changes discussed above, there have been no changes to our internal control over financial reporting during the quarter ended June 30, 2021 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT AURORA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Aurora Innovation, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Company Overview

Our mission is to deliver the benefits of self-driving technology safely, quickly, and broadly.

Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three of the most prominent leaders in the self-driving space. Led by a team with deep experience, we are developing the Aurora Driver based on what we believe to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst a multitude of vehicle types and applications. To date, it has been successfully integrated into eight different vehicle platforms designed to meet its requirements: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating a common driver platform for multiple vehicle types and use cases, the capabilities we develop in one market reinforce and strengthen our competitive advantages in other areas. For example, the capabilities needed for a truck to move safely at highway speeds would also be critical in ride hailing when driving a passenger to the airport via a highway. We believe this is the right approach to bring self-driving to market and will enable us to capitalize on a massive opportunity, including the $4 trillion global trucking market, the $5 trillion passenger mobility market, and the $400 billion local goods delivery market.2,3,4

Beyond the economic opportunity, we believe we have a unique opportunity to affect a material positive impact on the lives of millions of people, while also improving business productivity. First and foremost, we are focused on the opportunity to greatly improve road safety. Every year more than a million people lose their lives on the world’s roads, and we believe we can meaningfully reduce this number. In trucking, we can enable logistics networks to move goods more efficiently, and also help fill the shortage of 60,000 truck drivers as of 2018 by providing a self-driving option.5 We will expand access to transportation, improving the lives of approximately 25.5 million people with a disability in the U.S. who have difficulty traveling outside of the home. And we will give people back their time; the average driver spends the equivalent of 10 days a year commuting—time that can be made more productive and enjoyable.

We intend to launch trucking as our first driverless product, as we believe its massive scale, significant structural need, attractive unit economics, and self-similar operating environment will allow us to rapidly deploy and profitably scale on high-volume, highway-focused routes. Drafting on the revenue and technical capability we expect this trucking product to generate, we plan to leverage the extensibility of the Aurora Driver to deploy and scale into the passenger mobility and local goods delivery markets. Today, we operate our self-driving test vehicle fleet in diverse weather and operating environments, across the Bay Area, Pittsburgh and Texas, allowing us to create a more robust self-driving system. We also carry truck freight on behalf of our partners in preparation for driverless commercialization.

Our first-principles approach, which we define as “Self-Driving 2.0,” underpins our technology development strategy for the Aurora Driver. We made foundational investments early on, based on our prior experience in the self-driving industry, that allow us to accelerate development and position our platform for

[2]	Armstrong & Associates, Third Party Logistics Analysis, 2019.
[3]	Based on analysis of the Bureau of Transportation, Household Spending Survey; AAA, Your Driving Costs; Autocosts.info World Statistics; and RAND, The Future of Driving in Developing Countries.
[4]	Based on analysis of public filings, Pitney Bowes, IGD online grocery research, NPD / Cowen, and the U.S. Bureau of Labor Statistics (the “BLS Statistics”).
[5]	American Trucking Association (ATA), ATA Truck driver shortage analysis, 2019 (the “ATA Analysis”).

long-term scalability. Some of these foundational investments include developing the Aurora Driver with what we believe to be the optimal combination of machine-learned and rule-based approaches. We have also built a proprietary Virtual Testing Suite, which makes our development more efficient and faster than traditional approaches that rely heavily on on-road vehicle fleets. While many companies in the self-driving industry tout miles driven as a metric, our Virtual Testing Suite allows us to iterate faster and more efficiently, while reducing our reliance on on-road testing.

We have also invested in our next-generation sensing suite, which combines the best of camera, radar, and lidar. This includes developing our Aurora FirstLight Lidar, which uses proprietary frequency modulated continuous wave (“FMCW”) technology that enables long-range sensing, and simultaneous detection of both the position and velocity of objects. We believe that when combined with our industry-leading sensor suite and perception system, this technology uniquely enables safe operation at highway speeds and is unmatched by our competitors’ alternative solutions.6 We believe this unlocks the $4 trillion global trucking market, as trucks must be capable of operating at up to 65 miles per hour and 80,000 pounds gross vehicle weight, necessitating redundant long-range sensing in order to plan and take action appropriately. High-speed operation is also key to unlocking the full opportunity set across passenger mobility and local goods delivery, where a significant percentage of trips require operation on highways and other high-speed roads.

To bring our product to market at scale, we focus on what we do best – building self-driving technology – and through strategic partnerships work with best-in-class companies to deliver the benefits of our technology broadly. We have strategic partnerships with:

•	PACCAR & Volvo, who together represent nearly 50% of US Class 8 truck sales.

•	Toyota, the #1 passenger vehicle manufacturer by volume globally.

•	Uber, the largest ride hailing company globally.

With these strategic partnerships, each party is making significant investments towards integrating the Aurora Driver into their vehicles and logistics and mobility networks. We believe that partnering with other industry leaders enables us to scale more efficiently, as it allows us to focus on what we do best – developing the Aurora Driver—while our partners handle activities such as vehicle manufacturing, fleet ownership, and operation. We are proud that these industry leaders have selected Aurora as their self-driving partner.

To deliver our product, we plan to offer a Driver as a Service business model, whereby partners can subscribe on a per mile basis. While we will supply self-driving technology, we do not intend to own nor operate large vehicle fleets ourselves. We will partner with automotive companies, fleet operators, and other third parties to commercialize and support Aurora-powered vehicles. We expect this Driver as a Service model to enable an asset-light and high-margin revenue stream for Aurora, while allowing us to scale more rapidly through partnerships.

We have assembled an approximately 1,600-person team, consisting of leading experts in robotics, machine learning, hardware design, software engineering, systems engineering, and safety. We believe that our combined experience and expertise allow us to move faster and more efficiently than our competitors as we make purposeful, foundational technological investments in safe and scalable self-driving technology.

The Self-Driving Industry

The concept of self-driving vehicles has captured the human imagination for nearly a century. Early demonstrations, led by academics and industry experts, have shown both the promise of this technology as well as the difficulty of its development. These scattered efforts were jump started in the early 2000s when the Defense Advanced Research Projects Agency (DARPA) sponsored a series of open competitions to focus and

[6]	Based on internal Aurora testing of Lidar.

accelerate the efforts of various research groups. Aurora’s Founder and Chief Executive Officer, Chris Urmson was the technical director for the Carnegie Mellon University team that progressed furthest in the first DARPA competition in 2004 and won the final, 60-mile long urban driving challenge in 2007.

Since that time, major automotive and technology companies, as well as promising startups, have invested heavily in this technology. As a result, the industry has experienced rapid improvement in a multitude of areas including sensor range and accuracy, computing and processing capacity, machine learning techniques, vehicle integration, and safety redundancy.

Levels of Automation

To measure the scope of these systems, the Society of Automotive Engineers (SAE) has defined six levels of automation, from no automation (Level 0) to full automation (Level 5).7 Advanced driver assistance (ADAS) technologies, which are reliant on human oversight and intervention, are classified as Level 1 and Level 2 automation.

Aurora’s technology is designed to deliver fully autonomous driving without the need for human intervention. This is classified as Level 4 – High Automation, with the vehicle capable of performing all driving functions under certain conditions, such as specific road types and weather. This set of conditions is referred to as the system’s “operating domain.” We believe that, because a driver is no longer required inside the vehicle, this level of automation allows for step-change benefits in both safety and efficiency and opens massive commercial opportunities.

[7]	NHTSA, Automated Vehicles for Safety, 2021.

Benefits of Automation

Key benefits of vehicle automation include:

•

Improved safety. Each year 1.3 million people lose their lives in vehicle accidents globally.[8] In the United States, truck transportation is the industry occupation with the highest number of fatalities.[9] Human factors, such as fatigue, distraction, or recklessness, are estimated to contribute to up to 94% of crashes.[10] Autonomous cars and trucks can mitigate these factors through constant and consistent attention to the driving environment and advanced sensing and perception technology.

•

Faster, more efficient goods movement. Ecommerce grew 44% in 2020, and expectations for rapid, or same-day delivery are constantly increasing.[11] Today, truck drivers are limited to eleven hours per day of driving based on Hours of Service limitations. Autonomous trucks will not be subject to these limitations, and we expect our trucks will be able to move freight more than twenty hours per day, thereby moving goods faster and more efficiently. For example, this means a truckload of goods can be shipped from Los Angeles to Houston in one day, instead of two.[12] We believe this will enable smoother and more reliable supply chains and expand markets for manufacturers and retailers.

•

More reliable freight supply. The trucking industry currently faces an estimated 60,000 driver shortage, which is forecast to rise to 160,000 by 2028.[13] Fewer drivers are entering the trucking industry, and 54% of truckers were older than 45 years old in 2020, compared to 31% in 1994.[14] [15] These factors drive the over 90% annualized turnover at large truckload carriers.[16] Labor related costs are also the leading cost component for trucking, representing approximately 43% of per-mile trucking costs.[17] We believe autonomous trucks can address the driver shortage and meaningfully reduce costs.

•

Reduced Insurance Expenses. The average cost of a large truck crash involving a fatality is $3.6 million.[18] Insurance costs rose 5% per year from 2010 to 2018, and the cost of insurance is consistently ranked as a top concern by truck carriers.[19] As we drive safety improvements for autonomous vehicles, we also enable meaningful cost savings.

•

Enhanced Energy Efficiency. Transportation represents 29% of total US greenhouse emissions, of which 82% comes from light-duty vehicles and medium and heavy-duty trucks.[20] Several studies have shown that autonomous trucks have the potential to materially reduce fuel consumption and greenhouse gas emissions in excess of 10% through eco-driving, off-peak deployment, and capping peak speeds.[21]

[8]	WHO, Road Traffic Injuries, 2018 (the “WHO Report”).
[9]	Bureau of Labor Statistics, National Census of Fatal Occupational Injuries in 2019, 2020.
[10]	NHTSA, 2015 Critical Reasons for Crashes Investigated in the National Motor Vehicle Crash Causation Survey, 2015 (the “NHTSA Survey”).
[11]	Digital Commerce 360 analysis of US Department of Commerce data.
[12]	Internal assessment.
[13]	American Trucking Association, Truck driver shortage analysis, 2019 Update (the “ATA Analysis”).
[14]	Bureau of Labor Statistics, Employed persons by detailed industry and age, 2020.
[15]	ATRI, Analysis of Truck Driver Age Demographics Across Two Decades, 2014 (the “ATRI Analysis”).
[16]	American Trucking Association, 2020 Truckload Turnover Rises in Third Quarter, 2020.
[17]	ATRI, An Analysis of the Operational Costs of Trucking, 2019 Update.
[18]	FMCSA, Safety is Good Business, 2014 Federal Motor Carrier Safety Administration, 2014.
[19]	ATRI, Operating Costs of Trucking 2018, Section: Truck Insurance Premiums, 2018; ATRI, Critical Issues in the Trucking Industry – 2020, 2020.
[20]	US EPA, 2020 Fast Facts on Transportation Greenhouse Gas Emissions, 2020.
[21]	ICCT, Automation in the long haul: Challenges and opportunities of autonomous heavy duty trucking in the United States, 2018.

We also believe self-driving technology will accelerate the transition to next-generation power trains such as battery electric and hydrogen fuel cells, as we believe geofenced operations are more conducive to deploying new infrastructure, and cost savings, enabled by lower maintenance and fuel spend, are attractive drivers of fleet adoption.

•

Increased access to passenger mobility. Autonomous vehicles enable greater access to transportation by reducing the costs of transportation and providing a viable alternative to manually driven vehicles. For example, according to the BTS Transportation Statistics Annual Report, more than 56 million Americans report having a disability, and an estimated 25.5 million people report having disabilities that make traveling outside the home difficult. Even further, an estimated 3.6 million people with disabilities report not leaving their homes because they are disabled or housebound.

•

Greater individual productivity. According to a study from Securing America’s Future (SAFE), in the United States, nearly 7 billion hours are spent in traffic each year.[22] We believe that self-driving technology will enable significant productivity gains for individuals who will gain the freedom to allocate time spent driving to other activities.

Market Opportunity

Vehicles drove over 3.2 trillion miles in the United States in 2019.23 This represents a massive potential market opportunity for self-driving technology. We estimate that our core markets of trucking, passenger mobility, and local goods delivery currently generate $2 trillion of revenue in the United States, and over $9 trillion globally.

As a fully integrated L4 autonomous driving system, we believe the Aurora Driver will be uniquely positioned to capture market share and play a critical role in the evolving autonomous vehicle ecosystem. With one driver system for multiple vehicle types, we believe our capabilities in one market will reinforce our competitive advantages in another. We expect that the Aurora Driver will become a foundational technology that has the potential to generate revenue across new and emerging applications.

Trucking Market

Our first product is focused on the US trucking industry, which generated over $700 billion in revenue and 300 billion vehicle miles traveled in the US in 2019.24,25 Trucking is a critical part of the United States economy, responsible for moving 65% of goods.26 Globally, we estimate that trucking is a $4 trillion industry.27

The trucking industry faces a number of ongoing challenges that the Aurora Driver can help solve. The industry has experienced a persistent driver shortage, resulting in high driver turnover. Growth in ecommerce increases customer expectations for same- or next-day delivery, while service restrictions on driver operating hours create inherent limitations to optimally fast and responsive supply chains. These constraints increase the cost to transport goods and create supply chain inefficiencies. By enabling greater efficiency, autonomous trucks can have a significant positive impact. For these reasons, the US Department of Transportation has recently stated that autonomous trucking has the potential to add over $68 billion to US GDP.28

[22]	Securing America’s Future Energy (SAFE), America’s Workforce and the Self-Driving Future, 2018.
[23]	FHWA, Table VM-1, 2019.
[24]	FHWA, Table VM-1, 2019.
[25]	American Trucking Association, Freight Transportation Forecast 2020 to 2031, 2020.
[26]	US DOT BTS, Freight Shipments by Mode, 2017.
[27]	Armstrong & Associates, Global Third Party Logistics, 2019.
[28]	Department of Transportation, Macroeconomic Impacts of Automated Driving Systems in Long-Haul Trucking, 2021.

Passenger Mobility Market

Our second core market focuses on passenger mobility, initially targeting the ride hailing space. Based on public filings, we estimate that the U.S. ride-hailing market was a $35 billion market in 2019, growing at more than 10% annually. Beyond ride-hailing, the broader passenger mobility market includes nearly 2 trillion vehicle miles driven by personally owned light-duty vehicles in urbanized areas.29 According to the Bureau of Transportation Statistics, the U.S. passenger mobility market is in excess of $1 trillion.30 Alongside health, housing, and food, transportation is one of the largest segments of U.S. household spending. Globally, we estimate that passenger mobility represents a $5 trillion market.31

As it exists today, however, passenger mobility is subject to inefficiencies and responsible for notable negative impacts – roadway deaths, lost productivity, and greenhouse gas emissions. These are all challenges that self-driving technology has the potential to help alleviate. We believe that the Aurora Driver can provide a safer alternative to manually-driven transport, return numerous hours that would otherwise have been spent driving, and expedite the transition to electric vehicles.

We believe technological advancements in ride-hailing and lower structural costs, enabled by self-driving technology, will expand ride-hailing into more passenger mobility use cases and drive mass adoption, further democratizing access to mobility. We aim to improve the rider experience through the quality, cleanliness, and consistency of the Aurora Driver-powered fleet while also offering more rider control over the in-vehicle experience (e.g. music, climate). Future vehicle platforms may be designed to support specific transportation use cases (e.g. airport trips, commutes, social rides) that further improve the experience offered today.

Local Goods Delivery Market

Our third core market is local goods delivery, which we estimate to be a $100 billion market in the United States and $400 billion globally, growing at more than 10% annually, based on public filings and industry reports.32 This market spans several sub-segments, including last-mile parcel and post, prepared food, grocery, and business-to-business (B2B) delivery.

The COVID-19 pandemic has highlighted the importance of local goods delivery, as well as the supply chain disruptions that can be experienced when consumer behavior changes abruptly. We expect consumer demand for online shopping and on-demand ordering will largely remain in place following the COVID-19 pandemic and that retailers, restaurants, and other local businesses will seek to address these preferences through expanded delivery channels. Self-driving technology can provide meaningful value in making e-commerce and on-demand purchases more affordable for consumers and more accessible to businesses.

Relative to trucking and passenger mobility, we believe local goods delivery has more advanced technical complexity given active problem-solving related to identifying appropriate drop-off locations and completion of the “last 50 feet” of goods delivery from vehicle to door. We expect that the Aurora Driver will be uniquely positioned to serve this market based on reinforcing competitive advantages and technical gains from trucking and ride hailing.

[29]	FHWA, Table HM-71, 2019; FHWA, Table VM-1, 2019.
[30]	US DOT, BTS, Household Spending on Transportation, 2019 (the “US DOT Statistics”).
[31]	RAND, The Future of Driving in Developing Countries; Autocosts.info World Statistics; AAA, Your Driving Costs; IRS; Bureau of Transportation Statistics, Household Spending Survey, 2019.
[32]	Pitney Bowes, Parcel Shipping Index Report, 2020; analysis of public filings from e-delivery companies; Global derived from US share of global GDP.

Why Aurora is Positioned to Win

Industry leading team.

Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three leaders in the self-driving space. Chris led the Google self-driving car team and was technology director for Carnegie Mellon when it won the 2007 DARPA Urban Challenge; Sterling developed MIT’s Intelligent CoPilot, then launched Tesla’s Model X and Autopilot; Drew worked for two decades at the intersection of machine learning and robotics across industry and academia at Carnegie Mellon. Aurora has assembled an approximately 1,600-person team, of whom approximately 1,400 focus on engineering and product. Our company consists of world-leaders in robotics, machine learning, hardware design, software engineering, systems engineering, and safety. Aurora has over 1,100 awarded and pending patents worldwide and our team has more than 175 PhDs. In 2021, Aurora acquired and integrated Uber’s self-driving unit, strengthening our team, our technology, and our intellectual property. The acquisition added to the breadth and depth of talent we have to deliver on our mission. We foster a high-performance and mission-driven culture which drives successful execution, and we believe this makes us an employer of choice in our industry.

Next-generation technology

Unencumbered by legacy technology and methods, we have taken a clean sheet approach to creating a safe and scalable self-driving system. We have invested in key areas of differentiation that we believe provide a long-term advantage, including:

•	Careful integration of machine learning and engineering approaches throughout our perception and motion planning systems

•	Virtual Testing Suite that allows for accelerated and efficient development

•

Differentiated long-range, high-resolution, multi-modal sensor suite that includes FirstLight Lidar technology, which allows numerous advantages over traditional lidar, including the ability to unlock safe operation at highway speeds

•	Scalable maps that are maximally relevant to the challenges of self-driving

Common driver platform technology, scalable across vehicle types and use cases

The Aurora Driver is built on a common architecture that is designed to adapt readily to the vehicle platform it controls. This allows the Aurora Driver to learn from and leverage its experience and capabilities across a wide range of vehicle makes and models. We invested early in our hardware suite to minimize reliance on any one vehicle platform, allowing greater optionality in both the types of vehicles we use as well as their commercial applications.

Differentiated go-to-market strategy

Our technology enables us to first target trucking, which we believe is the optimal way to enter the market and scale self-driving technology. Because of the extensibility of the Aurora Driver across vehicle types and use cases, we are able to take advantage of capability overlap across use cases, increased learning with scale, and cost reductions in our self-driving system. Therefore, the capabilities and scale we develop in trucking accelerate our expansion into passenger mobility and local goods delivery, and vice versa.

Deep strategic partnerships which support commercialization at scale

We have developed strategic partnerships with industry leaders like PACCAR, Volvo, Toyota and Uber and will work together to develop and scale Aurora Driver-powered trucks and self-driving passenger vehicles. Our partners are industry leaders in their respective fields and we are able to leverage each of our respective strengths as we commercialize. This allows us to scale faster and more efficiently. With PACCAR and Volvo, we are partnered with OEMs holding almost 50% of the US truck market; with Toyota, we are partnered with the number one passenger car OEM in the world; and with Uber, we are partnered with the number one ride hailing company in the world. We believe partnerships like these will be important in being able to bring a safe, scalable solution to market quickly.

Efficiency of development and operation

We believe that our approach to technological development, coupled with our Driver as a Service business model, enables us to develop and scale our technology efficiently. This is further enhanced by our collaboration with Uber, which allows us access to proprietary anonymized data related to trip demand and economics. This data allows us to optimize our development roadmap to invest in the highest value markets and capabilities.

Mission-driven corporate culture.

From the beginning, we have invested in building a mission-driven company based on a set of values that drive who we are and how we operate.

A strong, inclusive, and effective culture is fundamental for the long-term success of a business, and even more so when delivering a technology as complex and transformative as self-driving. We are building an enduring company and our culture and values represent an advantage in delivering and scaling our product.

Our Product

The Aurora Driver

We are building the Aurora Driver – the hardware, software, and services to enable safe, cost-efficient, and high-uptime autonomous driving service. The Aurora Driver is based on a common driver platform design that can integrate with vehicles of various makes, models, and classes to serve multiple commercial applications.

Aurora’s custom-designed hardware suite includes full sensor coverage on three sensing modalities: lidar, radar, and camera, as well as high-performance computing to enable rapid response time. The computer powers Aurora’s self-driving software, which plans a safe path of motion for the vehicle in order to reach its destination.

The Aurora Driver has been designed to be consistent and transferable across different vehicle types, be it a sedan, a van, or a Class 8 truck. This includes purposeful design choices including a hardware suite that is consistent across vehicle types, software that adapts to the unique dynamics of the vehicle it controls, and a system interface over a single umbilical.

To date, the Aurora Driver has been successfully integrated across eight different vehicle platforms. The commercial self-driving vehicles that integrate with the Aurora Driver will include redundant steering, braking, and power to promote safe vehicle operation in the event of a component failure. We work closely with our OEM partners to develop a safe, reliable, and scalable integrated solution.

Unique Driver as a Service Business Model

The Aurora Driver will be delivered as a service. We intend to partner with our ecosystem of OEMs, fleet operators, and mobility and logistics services, as well as other third parties, to commercialize and support Aurora-powered vehicles. With our business model, fleet owners will purchase Aurora Driver-powered vehicles from our OEM partners, subscribe to the Aurora Driver, and utilize Aurora-certified fleet service partners to operate autonomous mobility and logistics services. In many instances, the same party may play multiple roles: for example, our OEM partners will in certain cases also provide maintenance services and act as a fleet operator.

By subscribing to the Aurora Driver, our customers will be able to receive access to the following:

1.	Aurora Driver hardware and software to enable safe and efficient autonomous operation of the self-driving fleet;

2.	Updates to the Aurora Driver, including map and software updates;

3.	Access to the Aurora Cloud platform, which will interface with their systems and enable efficient dispatch, deployment, and fleet monitoring;

4.	Teleassistance support, where trained specialists monitor Aurora Driver-powered vehicles and provide high level guidance when needed; and

5.	Access to Aurora-certified third party services, including maintenance of the Aurora Driver, roadside assistance for the Aurora Driver, and insurance.

Components of the offering such as maintenance, hardware financing, and insurance, will be delivered in partnership with our third-party partner network. We believe that this business model uniquely allows us to scale in a high margin way, and succeed as our customers succeed.

Technology

How Self-Driving Technology Works

Self-driving vehicles combine a variety of incoming information streams in order to achieve their objective: safely moving from one location to another. The below is a high-level diagram of key elements of our self-driving system:

High-definition Maps are a detailed three-dimensional representation of the world, which simplifies the driving task by providing known information about the environment. This helps the vehicle contextualize the world and understand the rules of the road.

Localization is the process of determining the vehicle’s location in the map frame. Localization leverages inputs from Maps and reconciles it against sensor data, allowing the vehicle to determine its location in the world, which is in turn passed on to various software modules within the autonomy stack.

The Perception software module combines incoming sensor data from lidar, cameras, and radar to determine what other vehicles and roadway actors are present in a given scene and key attributes of their motion. Each type of sensor has different—and complementary—strengths and weaknesses:

•

Cameras can see color and far distance (under certain circumstances), but struggle in low-light and very high dynamic range situations. They also cannot directly measure how far away a given object is.

•	Radar provides range and radial velocity sensing, including in inclement weather, but at lower resolution than other sensors.

•	Lidar allows for high resolution range sensing in all lighting conditions, but misses certain appearance information like color and texture.

We believe that it is critical to employ multiple types of sensing that can see at a certain range. This ensures more reliable performance and enhanced safety, particularly in those environments where one sensor type may underperform, for example, cameras in low light or fog.

The Planning system makes an assessment of the best course of action given the current and projected state of the world and other actors. The Planning system output is a trajectory for the vehicle to follow.

This trajectory is passed through the Control module, which generates appropriate throttle, brake, and steering signals. These throttle, brake, and steering commands are passed over the vehicle platform’s drive-by-wire system for actuation.

Our Technological Advantages

Since our inception, Aurora has taken a clean sheet approach to the way we build our technology, leveraging our team’s past experience and learnings. We have made purposeful, foundational technological investments that we believe will enable us to move towards meaningful commercialization more safely, quickly, and broadly. Examples of this ‘self-driving 2.0’ approach, across both hardware & software, include:

1.	Proprietary lidar technology to unlock highway speeds;

2.	Next-generation approach to Perception and Planning that leverages the distinct strengths of both machine learning and engineered approaches;

3.	Common driver platform approach which allows our system to scale onto different vehicle types, such as cars and Class 8 trucks;

4.	Aurora’s Virtual Testing Suite, which increases engineering velocity; and

5.	Scalable approach to high-definition maps.

Proprietary Lidar technology

Aurora’s long-range, multi-modal sensing suite consists of high-resolution, high dynamic range and long-range cameras, next-generation imaging radar, and our industry-leading proprietary FirstLight Lidar.

FirstLight alone provides a number of meaningful performance advantages over traditional lidar sensors. Traditional pulsed lidar is amplitude-modulated (AM), which works by emitting brief light pulses at a fixed frequency. The locations of objects are determined based on how long it takes for those laser pulses to bounce off surfaces and return to the sensor. The challenge with AM lidar is that it has limited range, requires multiple measurements to estimate speed, and is susceptible to lidar-to-lidar and solar interference. Aurora’s FirstLight uses frequency-modulated continuous-wave (FMCW) lidar technology. This has a number of key advantages, which we believe are critical to unlocking safe operation at highway speeds:

1.

Greater Range. Our lidar can see nearly twice as far as a typical automotive AM lidar, because our coherent measurement enables single-photon sensitivity. The enhanced range of our FMCW lidar enables the detection and tracking of objects and actors at the very long ranges essential for high-speed driving.

2.

Simultaneous Range and Velocity. FirstLight instantaneously measures the radial velocity of the targets as well as distance. This allows quicker reaction times and better tracking of other objects on or near the road.

3.

Interference Immunity. Each FirstLight sensor is primarily sensitive to only the signals it creates. Therefore, it benefits from immunity to interference from ambient sunlight and to lidar-to-lidar interference, which will be important as self-driving fleets scale.

Leveraging the Best of Machine Learning and Engineered Approaches

Aurora’s approach to designing the Aurora Driver software leverages our team’s expertise in both machine learning and fundamental engineering. Use of either approach for solving a problem has advantages and disadvantages, and therefore the thoughtful fusion of both is critical to creating a safe and scalable system. The key distinctions between machine learning and engineering are that:

•	Engineered systems are built by humans and tend to be simpler and more introspectable (i.e. can understand ‘why’ an action is taken).

•

Machine-learned systems are tuned and developed by algorithms and trained on data. This can allow for greater nuance and complexity, and have the additional advantage that new data can improve overall performance. However, machine-learned systems are less introspectable than engineered systems.

Aurora’s software teams are selective in their application of each, and frequently bring both to bear on a single task in ways that utilize the independent strengths of each to create a higher-performance system.

An example of this is the Planning system. As the Aurora Driver operates, it uses an engineered approach to maintain appropriate safety buffers—an example is maintaining sufficiently safe following distance, such that the Aurora Driver can stop safely even if the car in front of it brakes aggressively. Using this engineered approach permits strong safety guarantees. However, a system built around such guarantees alone would not drive in a human-like fashion, and may act in such a way that other road users would find it unpredictable. Therefore, we also employ a machine-learned approach where the system learns from exemplary human drivers how to naturally behave during many commonplace interactions, such as merging onto a highway—subject to the buffers defined by the engineered system. Interleaving these two methods allows for the creation of verifiably safe, and natural, driving behavior.

Common Driver Platform Approach

The Aurora Driver has been designed from the ground up to support multiple automakers and commercial applications with the same core hardware and software. Aurora invested early in a hardware suite that is consistent across vehicle platforms, and software that adapts to the unique behaviors, constraints, and dynamics of whatever vehicle it controls—whether that be a Class 8 tractor or light passenger vehicle.

The Aurora Driver uses the same hardware suite across trucks and passenger vehicles. Because all Aurora-Driver powered vehicles carry a common set of self-driving hardware and software, Aurora and its partners benefit from the collective scale of all participants on the platform.

Significant Investments in Virtual Development

Our Virtual Testing Suite is a major engineering accelerator. Virtual testing refers to any time that our system is being tested in response to synthetic or historical data as opposed to operating in real-time on the road. Aurora incorporates frequent and extensive use of virtual testing.

There are numerous benefits to virtual testing:

•	Efficiency. Aurora’s motion planning simulation is 2,500 times less expensive than on-road testing.

•

Speed. Aurora’s Virtual Testing Suite can scale to continuously simulate the equivalent of over 50,000 trucks on the road. This figure will grow both as a result of increased technological innovation inside Aurora, as well as from expanding scale available from leading cloud computing providers.

•	Safety. Aurora’s Virtual Testing Suite dramatically reduces the number of on-road miles of driving needed to develop the Aurora Driver, which reduces exposure to risk associated with on-road testing.

•

Variation. Aurora’s Virtual Testing Suite can automatically alter details to create myriad permutations from a single scenario encountered on the road, and even simulate scenarios we have not previously encountered on the road. We can adjust factors like weather, traffic density, or pedestrian behavior. We can quickly test against many thousands of likely variations to understand how the system would have responded. With simulation, we are driving the equivalent of more than 10,000 trips from Dallas to Houston every day.

•

Repeatability. As our sensor stack evolves, our Virtual Testing Suite remains relevant, whereas past real-world data collected on an out-of-date sensor stack becomes obsolete. We believe this is unique to Aurora due to our industry-leading expertise in sensor data simulation and systemically generating new scenarios.

Aurora has invested significantly in virtual testing at a time when much of the self-driving industry was focused on real world mileage accumulation. We believe that as the industry reaches the long tail of development, these investments will increasingly accelerate our path to market and scale relative to competitors.

Scalable Approach to High-definition Mapping

Aurora’s approach to mapping aims to optimize for two factors: first, a map that is maximally relevant to the challenges of self-driving; and second, a map that can be maintained at scale.

The Aurora Atlas is a map purpose-designed for these goals. It is broken into smaller maps that cover sub-areas, which are referred to as shards. Many classic maps have not been built for self-driving and thus prioritize global positioning accuracy at a substantial detriment to local accuracy. Aurora’s map shards, however, prioritize being locally accurate, as it is far more important that the Aurora Driver knows the location of nearby actors and objects as accurately as possible rather than where it is in some global sense. We do this without sacrificing any meaningful amount of the Aurora Driver’s broader context about where it is in the world or along a route.

The sharded, locally consistent approach to the Aurora Atlas enables scalability. Rebuilding the content of a shard takes minutes, whereas for classic maps, these areas can be the size of an entire city and take far longer to adjust. Swapping out a shard in a live deployed map is possible to do rapidly over-the-air, whereas deploying an entirely new map for a city requires a lengthy process. Finally, as the Aurora Driver begins to operate in new areas, the increase in mapped content will not alter existing content or require any editing/re-release of past maps, which a non-sharded approach would require; this keeps existing operational support much simpler even under a rapid expansion plan.

Commercialization Strategy

We plan to commercialize the Aurora Driver safely, quickly, and broadly. Key tenets of our commercialization approach are:

1.

Prioritizing our development efforts based on return on investment. The Aurora Driver will eventually be able to serve different applications and use cases over broad areas. At the same time, our goal is to drive value quickly for our partners and society, as well as scale our business. This leads us to trucking as our first commercial product, given massive industry demand, attractive unit economics, ability to deploy on high volume highway-focused routes, and self-similarity in the interstate highway system. Similarly, as we extend capabilities and geographic reach in trucking and later rides, we will focus on the highest returning areas first, and extend outwards from there.

2.

Using our common platform approach to scale and drive competitive advantage. Because the Aurora Driver works across vehicle platforms and applications, we inherit the capabilities previously developed as we extend into new areas. This allows us to earn a higher return on our development investment, and drive scale across use cases, which in turn increases our pace of learning and helps reduce the cost of our hardware.

3.

Focusing on what we do best. Our core business is developing the safest and best self-driving system in the world. Our Driver as a Service business model recognizes the immense capabilities and strengths of our OEM, network and logistics partners and allows each party to focus on what they do best as we commercialize and scale our technology.

4.

Building on our trusted reputation. The opportunity to revolutionize transportation is massive, but this opportunity depends on trust. Our technology needs to be trustworthy. Our company needs to be trustworthy. And so our task is to build trust, one step at a time. We do so by engaging with different stakeholder groups – local, state and federal governments, partners, and the general public. We believe that the credibility and trust we continue to build will serve us well as we deliver this technology.

We are pursuing three massive market opportunities: trucking, passenger mobility, and local goods delivery. Each of these are very large, attractive, and transformative markets.

Trucking

We plan to launch trucking as our first commercial product. We have prioritized this segment as we believe it is an optimal first product for both commercial and technical reasons:

•

Commercial. Trucking is a massive $700+ billion market opportunity in the U.S. alone and fleet owners have key pain points which our technology can help solve, including difficulty attracting and retaining drivers, ability to offer fast and efficient transport, and fuel efficiency. We believe this creates significant demand and willingness to pay for our product. Additionally, the design and road construction of highways is more standardized and defined across the United States interstate highway system than are local roads, and a very significant amount of freight volume is concentrated on major highway corridors. We believe these factors will enable rapid and broad scaling.

•

Technical. The United States interstate highway system is a more structured environment than urban streets given limited access to pedestrians, bicyclists, and crossing intersections. Moreover, moving goods avoids the complexity of solving for passenger ride comfort, as the system can be optimized to drive cautiously and, for instance, pull over on the highway shoulder safely if the system encounters something that it has not learned to handle autonomously. One element of highway autonomous trucking that must be considered is the increased requirements on the system’s perception capabilities, particularly as it relates to seeing at far range, given that the vehicle may weigh up to 80,000 pounds and operate at up to 65 miles per hour. Aurora’s investment in long-range perception, including Aurora’s proprietary FirstLight Lidar, enables us to solve this, while benefiting from the other elements that make deploying trucks on highways an advantageous initial market entry point.

We plan to initially launch our driverless trucking product in late 2023 in Texas, which has the largest freight market in the US, a favorable business and regulatory environment, and moderate weather. These characteristics make it an attractive market for our initial driverless launch. From there, we will expand to other key freight corridors.

Passenger Mobility

We plan to launch our driverless passenger mobility product in late 2024. As we use the same Aurora Driver hardware and software as for trucking, we will leverage capabilities already in use by our trucking product. Our ability to drive safely at high speed will allow us to serve the significant fraction of ride-hailing trips that require high speed on interstates and highways.

Local Goods Delivery

We expect the operating domain for local goods delivery to overlap closely with personal mobility and commercial operations of local goods delivery to commence following personal mobility launch.

Self-reinforcing effects of our business model

We believe that our operation across these three large markets leads to multiple beneficial self-reinforcing effects for our business model:

1.

Higher return on development investment. By being able to recoup the significant majority of our development costs across multiple end markets, we increase the return on our overall investment, as well as each capability we develop.

2.

Economies of scale and cost reduction. The scale we generate in one market will serve to drive down our hardware cost. Because we use the same hardware stack across vehicle types, this reduces our cost to serve each end-market in which we operate.

3.

Learning and data. By having an ever-increasing Aurora-Driver powered vehicle fleet, we collect more data and driving experience to hone our system; the benefit accrues across all markets in which we operate.

4.	Reputation. Trust in our company and technology is paramount, and we expect that the trust we earn – with governments, the public, and partners – builds across the markets in which we operate.

Our Culture

Aurora’s values guide our work and culture and support our ability to deliver our mission. They set the tone for the way we operate, they define who we are and how we do things, and they guide us when we face difficult situations. Our values are:

1.	Operate with integrity. We do the right thing. Our success depends on being trustworthy. Our task is to build and earn trust with everything that we do;

2.	Focus. We are solving one of the most challenging problems of our generation—and we’ll get there by fostering a culture of depth, focus, and rigorous engineering;

3.	No jerks. We solve hard technical problems through discussion and collaboration. We assume the best intent in people and trust we are all working towards the common goal;

4.	Be reasonable. We expect each other to use good judgment and always have the best interest of the company and our partners in mind;

5.	Set outrageous goals. We set ambitious goals and move with urgency to deliver our best work; and

6.

Win together. We are building a technology and a company that will serve people and communities around the world. Our team’s diverse perspective and experience makes us stronger, and better reflects the world we live in.

Competition

Our main sources of competition fall into two categories:

•	Technology-focused companies building end-to-end technical capabilities for self-driving applications

•	Automotive players building internal self-driving development programs

The principal competitive success factors in our market, in no particular order, include, but are not limited to:

•	Technology quality, reliability, and safety

•	Engineering capabilities

•	Business model and go-to-market approach

•	Commercial partnerships

•	Cost and efficiency

•	Patents and intellectual property portfolio

Because of the depth and breadth of our talent, fully integrated self-driving stack, differentiated go-to-market approach, and unique partnerships that drive commercialization at scale, we believe that we are able to compete favorably across these factors.

Our Growth Strategy

We plan to continue to build on our position as a global leader in self-driving technology through further development of the most advanced and scalable suite of self-driving hardware, software, and data services in the world. Our growth strategy includes the following key elements:

Launch and Expand Commercial Trucking across the U.S.

Since our inception, we have focused on developing the hardware, software, data services, and third party relationships necessary to commercialize the Aurora Driver. Our team is preparing the groundwork necessary for our first driverless commercial trucking product, which we plan to launch in the southwest United States in late 2023. This will provide the basis from which we will expand to cover additional key trucking lanes, which we prioritize based on commercial, technical, and regulatory considerations. We expect to expand nationwide over the course of the decade.

Expand into Passenger Mobility and Local Goods Delivery

In parallel to our trucking efforts, we are developing the Aurora Driver for use in passenger mobility and local goods delivery. We expect to commercialize a ride-hailing product starting in late 2024, leveraging our strategic relationships with Toyota and Uber. Our initial rides commercial product will utilize capabilities also in use in trucking, as many ride hailing and goods delivery routes include highway segments. Our growth in both of these market opportunities will consist of commercial expansion within and across cities.

Expand global footprint.

We intend for the Aurora Driver to serve people and communities around the world. Our commercial operations will start in the United States, but we expect to broaden our footprint to include international markets where the value proposition of our technology is compelling, regulations are conducive, and roadways are comparable. This includes, but is not limited to, Canada, Europe, Japan, and Australia and New Zealand.

Additional Market Sizing Information

We believe that our core target markets of trucking, passenger mobility, and local goods delivery represent enormous potential. We estimate the total of these three markets to be approximately $9.4 trillion globally.

For Trucking, we estimate the global market to represent $4 trillion annually based on research by Armstrong & Associates. We estimate the US trucking market to be over $700 billion, based on research by the American Trucking Association.

For passenger mobility, we estimate the global market to represent $5 trillion annually. We estimate this market size by first estimating total vehicle miles travelled (“VMT”) across different global regions and then multiplying it by estimated costs per mile driven for each global region. We calculate VMT per global region by first multiplying passenger distance travelled per capita by percentage of travel by vehicles, and then by population. Through our internal analysis, we are then able to estimate the total VMT per global region as adjusted for year and GDP growth. We source data for these estimates from national statistical agencies and international institutions, such as the World Bank, the US Energy Information Administration and RAND. For the estimated costs per mile we rely on multiple industry and government sources and we average the cost per mile from each of these sources. Using a similar, but more simplified methodology due to readily available VMT data, we estimate the US passenger mobility market to be in excess of $1tn based on Federal Highway Administration, AAA Driving Costs, and the Bureau of Transportation Statistics Household Survey.

For local goods delivery, we estimate the global market to represent approximately $400 billion annually. We calculate the global market in this segment by calculating the estimated US market for local goods delivery and applying the applicable multiplier to obtain a global figure. We calculate the US market by estimating the market sizes of the following US local goods delivery sub-segments: last mile post and parcel delivery, prepared food delivery, grocery delivery, and business-to-business delivery. We obtain data for these segments from industry sources such as Pitney Bowes, McKinsey, Cowen, and public company securities filings. We derive the global local delivery market figure by estimating the US share of the global market based on a combination of post and parcel industry research and share of gross domestic product.

To calculate the total of our core target markets, we sum the sizes of our estimated addressable global trucking market, global passenger mobility market, and global local delivery market. While the input data for our estimates is not uniformly from the same year, we believe owing to consistent growth trends across each market segment and the continued global recovery following the COVID-19 pandemic, the estimated global transportation market opportunity represents a conservative estimate.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of software and hardware for autonomous vehicles and lidar technology.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.

As of July 9, 2021, we owned over 1,100 patents and pending applications, including U.S. and foreign. In addition, we have 4 registered U.S. trademarks, 25 registered foreign trademarks and 24 pending trademark applications. Our patents and patent applications cover a broad range of technology relevant to self-driving vehicles.

In connection with our acquisition of Apparate, we acquired certain intellectual property that may be the subject of a bankruptcy proceeding claim by Anthony Levandowski. We are not a party to those proceedings. In the event that the bankruptcy court rules in favor of Mr. Levandowski with respect to his bankruptcy claims against Uber, certain of the intellectual property we acquired in our acquisition of Apparate may be adversely affected.

Material Agreements

PACCAR Strategic Partnership

In January 2021, we entered into a global strategic partnership with PACCAR in preparation for the launch of the Aurora Driver’s first application in trucking. This partnership combines PACCAR’s considerable expertise in heavy-duty truck development, manufacturing, and sales with our deep understanding of autonomous vehicle technology to bring a safe, efficient self-driving product to market quickly and deploy it broadly.

This partnership brings PACCAR and Aurora engineering teams together around an accelerated development program to create truly driverless-capable trucks, starting with the Peterbilt 579 and Kenworth T680.

PACCAR and Aurora plan to develop a suite of self-driving fleet services, including servicing and maintenance for the deployment and operation of these trucks at scale over the next several years.

Uber Strategic Partnership

In January 2021, we acquired Uber’s self-driving unit. This acquisition expanded our talent base by over 900 employees, and we gained significant research and technical assets that strengthened and accelerated the first Aurora Driver application for heavy-duty trucks while allowing us to continue and accelerate our work on light-vehicle products.

In addition to acquiring Uber’s self-driving unit, we announced a strategic partnership with Uber that connects our technology to the world’s leading ride-hailing platform and strengthens our position to deliver the Aurora Driver broadly. In support of Aurora’s partnership with Uber, Uber invested $400 million in Aurora and Uber Chief Executive Officer Dara Khosrowshahi joined our board of directors.

As part of our partnership with Uber, we receive unique access to Uber data. This allows more efficient development and operation, as we are able to refine our market selection and prioritize our capability roadmap based on real-world data.

Toyota Strategic Collaboration

In February 2021, we announced a long-term, global, and strategic collaboration with Toyota and DENSO, one of the largest global automotive manufacturers and tier-one automotive suppliers, respectively, to build and globally deploy self-driving cars at scale.

As part of this collaboration, our engineering teams will jointly develop and test driverless-capable vehicles equipped with the Aurora Driver, starting with the Toyota Sienna. By the end of 2021, we expect to have designed, built, and begun testing an initial fleet of these Siennas near our areas of development, including the Aurora Test Site Network.

As part of this long-term effort, we will be exploring mass production of key autonomous driving components with DENSO and a comprehensive services solution with Toyota for when these vehicles are deployed at scale, including financing, insurance, maintenance, and more. These efforts will lay the foundation for the mass-production, launch, and support of these vehicles with Toyota on ride-hailing networks, including Uber’s.

Volvo Group Strategic Partnership

In March 2021, Volvo selected Aurora as its technology provider to develop and commercialize Level 4 Class 8 trucks in North America. Our first commercial truck with Volvo will be adapted to the requirements of the Aurora Driver. These trucks will combine the best of Volvo’s technology with the Aurora Driver into a compelling and scalable logistics platform.

As Volvo’s official technology partner, we will develop an unprecedented autonomous offering with one of the most trusted commercial truck manufacturers in the world. This partnership will be the center of the integration of the Aurora Driver into Volvo’s on-highway trucks and development of industry-leading Transportation as a Service solutions.

Government Regulation

At both the federal and state level, the U.S. provides a positive regulatory environment to permit safe testing and development of autonomous vehicle functionality. Aurora’s Government Relations team regularly engages with our partners in government to further develop the relationships and regulations necessary to successfully deploy our technology.

Aurora has developed bipartisan support of self-driving technology in both chambers of the U.S. Congress as well as the U.S. Department of Transportation and its agencies. At Aurora, we work with the federal government to ensure it maintains its regulatory authority over the design, construction, and performance of vehicles and applies that same authority to the regulation of highly automated vehicles.

As vehicles equipped with our sensors are deployed on public roads, we will be subject to legal and regulatory authorities such as the National Highway Traffic Safety Administration (NHTSA), the Federal Motor Carrier Safety Administration (FMCSA), state agencies like Departments of Transportation or Departments of Motor Vehicles, and local transportation departments. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act, as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance with a Federal Motor Vehicle Safety Standard. As the development of federal, state and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our technology. U.S. federal regulations are largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

States, such as Arizona, Florida, Nevada, and Texas, continue to attract self-driving companies with a welcoming regulatory climate that provides the predictability necessary to deploy our technology in those communities. Some states, particularly California, still enforce some operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as we work with our government partners to highlight the benefits of self-driving technology. We work closely with state and local elected officials and regulatory bodies to ensure they continue to welcome the testing and deployment of self-driving vehicles on their roads. By working with these officials to develop technology neutral policies that promote a diverse set of highly automated vehicle use cases and create a level playing field for the industry, we believe that Aurora will be able deliver the benefits of self-driving technology safely, quickly, and broadly.

Similar such reporting and regulatory requirements exist in foreign markets. For example, markets such as the EU also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. Germany, a leader in the automotive industry, recently approved legislation that would allow for the deployment of self-driving technology without a human driver. Given the intense work in these areas, we expect a workable path forward in the near-term.

We are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and in reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

Similarly, as a company deploying cutting-edge technology with international partners, we are also subject to trade, customs product classification and sourcing regulations. Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Corporate Social Responsibilities and Sustainability

Achieving our mission—delivering the benefits of self-driving technology safely, quickly, and broadly—is how we aim to make a positive impact in communities. We strive to revolutionize transportation by making roads safer, providing better services for people who currently have difficulty accessing transportation, freeing up time during commutes, and helping goods more efficiently reach those who need them. Successfully achieving our mission also means promoting development across and around the transportation landscape by creating new opportunities and access to the economy.

As part of our commitment to work with communities where Aurora has a presence and educate them on the benefits of self-driving technology, we partner with local organizations that help bridge the digital divide and promote STEM education. Our Aurora Community Engagement (ACE) Program works with our local partners to identify opportunities for Aurora employees to volunteer in our community specifically with programs that strengthen and diversify the STEM workforce.

Diversity and Inclusion

We are committed to diversity and inclusion. We celebrate the diversity of the people, experiences, and backgrounds that make up Aurora, and we encourage each other to speak up and share perspectives, respectfully and thoughtfully. We are building technology that will impact all people, so we strive to foster and embrace diversity throughout our business and our teams to bring us closer to those we serve.

Sustainability

Fostering a sustainable environment is also important to us. Starting in 2019, we offset our estimated annual carbon emissions from our facilities, vehicles and air travel by purchasing carbon credits, and we expect to continue to do this in the future.

Employees

As of June 30, 2021, we have approximately 1,600 employees. None of our employees are represented by a labor union, and we consider our employee relations to be in good standing. To date, we have not experienced any work stoppages.

Facilities

Our corporate headquarters is located in Pittsburgh, Pennsylvania, where we lease over 590,000 square feet of office and industrial space pursuant to leases that expire between 2021 and 2035. Our Pittsburgh facilities contain R&D, operations and SG&A functions. We lease a test track facility in Pittsburgh of approximately 42 acres pursuant to a lease that expires in 2023. We lease approximately 130,000 square feet of office and industrial space in Mountain View, California. We also have other office and industrial facilities in San Francisco, California, Bozeman, Montana, Dallas/Fort Worth, Texas, Seattle, Washington and Wixom, Michigan.

We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely or result in a material adverse effect on our future operating results, financial condition or cash flows.

AURORA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Aurora should be read together with Aurora’s unaudited financial statements as of and for the six months ended June 30, 2021 and 2020 and Aurora’s audited financial statements as of and for the years ended December 31, 2020 and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information about Aurora” and Aurora’s unaudited pro forma condensed combined financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Aurora’s control. Aurora Innovation’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Unless otherwise indicated or the context otherwise requires, references in this Aurora Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Aurora,” “we,” “us,” “our” and other similar terms refer to Aurora prior to the Business Combination and to Aurora Innovation and its consolidated subsidiaries after giving effect to the Business Combination.

Aurora’s Business

Aurora is developing the Aurora Driver based on what it believes to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the over $9 trillion global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst vehicle types and applications. To date, it has been successfully integrated into eight different vehicle platforms: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating one driver system for multiple vehicle types and use cases, Aurora’s capabilities in one market reinforce and strengthen its competitive advantages in others. For example, highway driving capabilities developed for trucking will carry to highway segments driven by passenger vehicles in ride hailing applications. We believe this approach will enable us to target and transform multiple massive markets, including the $4 trillion global trucking market, the $5 trillion global passenger mobility market, and the $400 billion U.S. local goods delivery market.

We expect that the Aurora Driver will ultimately be commercialized in a Driver as a Service (“DaaS”) business model, in which we will supply self-driving technology. We do not intend to own nor operate a large number of vehicles ourselves. Throughout commercialization, we expect to earn revenue on a fee per mile basis. We intend to partner with OEMs, fleet operators, and other third parties to commercialize and support Aurora-powered vehicles. We expect that these strategic partners will support activities such as vehicle manufacturing, financing and leasing, service and maintenance, parts replacement, facility ownership and operation, and other commercial and operational services as needed. During the start of commercialization, though, we expect to briefly operate our own logistics and mobility services, where we own and operate a small fleet of vehicles equipped with our Aurora Driver. This level of control is useful during early commercialization as we will define operational processes and playbooks for our partners.

We intend to launch trucking as our first driverless product, as we believe that is where we can make the largest impact the fastest, given the massive industry demand, attractive unit economics, and the ability to deploy on high volume highway-focused routes. From there, we plan to leverage the extensibility of the Aurora Driver to deploy and scale into the passenger mobility and local goods delivery markets.

Our Business Model

The Aurora Driver will be delivered as a service. We intend to partner with our ecosystem of OEMs, fleet operators, and mobility and logistics services, and other third parties to commercialize and support Aurora-powered vehicles. Our business model is for fleet owners to purchase Aurora Driver-powered vehicles from our OEM partners, subscribe to the Aurora Driver, and utilize Aurora-certified fleet service partners to operate autonomous mobility and logistics services. In many instances, the same party may play multiple roles: for example, our OEM partners will in certain cases also provide maintenance services and act as a fleet operator. We expect this DaaS model to enable an asset-light and high margin revenue stream for Aurora Innovation, while allowing us to scale more rapidly through partnerships.

Significant Events and Transactions

Proposed Business Combination

On July 14, 2021, Aurora entered into the Merger Agreement with RTPY. Pursuant to the Merger Agreement, and assuming a favorable vote of RTPY’s shareholders and Aurora Stockholders and that all other closing conditions are satisfied or waived, Merger Sub, a newly formed subsidiary of RTPY, will merge with and into Aurora, with Aurora surviving as a wholly owned subsidiary of RTPY, which will be renamed Aurora Innovation, Inc. (the “Business Combination”). Aurora will be deemed the accounting predecessor and the post-combination company will be the successor SEC registrant, which means that Aurora’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, RTPY will be treated as the acquired company for financial statement reporting purposes. Under the terms of the Business Combination, Merger Sub will merge with and into Aurora, with Aurora surviving as a wholly owned subsidiary of Aurora Innovation, at an estimated equity value of $13.0 billion. Cash proceeds, after expenses, from the Business Combination will fund up to approximately $1.9 billion of cash to Aurora Innovation’s balance sheet. The cash components of the Business Combination will be funded by RTPY’s cash in trust of $977.5 million (assuming no redemptions) as well as a $1.0 billion private placement of common stock at $10 per share from various institutional investors. The balance of the consideration to Aurora’s equityholders will consist of equity in Aurora Innovation. The Business Combination is expected to close during the second half of 2021 and remains subject to customary closing conditions.

As a consequence of the Business Combination, Aurora Innovation will become the successor to a SEC-registered and Nasdaq-listed company, which will require Aurora Innovation to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Aurora Innovation expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Apparate Business Combination

On January 19, 2021, Aurora acquired 100% of the voting interests of Apparate, the self-driving technology division of Uber. The acquisition date fair value of the consideration transferred was approximately $1.9 billion, which consisted of both preferred and common stock issued to the shareholders of Apparate. Aurora accounted for the acquisition as a business combination and recognized the assets acquired and liabilities assumed at fair value on the date of acquisition. The excess of purchase consideration over the fair value of the assets acquired was recorded as goodwill.

COVID-19 Impact

The spread of COVID-19 caused us to modify our business practices (including reducing employee travel, recommending that all non-essential personnel work from home and cancelling or reducing physical participation in activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, and business partners. In recent months, Aurora implemented a voluntary return to office policy for its employees, and we expect a full return to office to be possible in the coming months.

All of our products and services are in a research phase of development and do not involve physical customer interaction. Therefore, our ability to meet our business expectations and customers’ needs has not been materially impaired due to this COVID-19 pandemic. Even though the global economic implications remain uncertain, this pandemic has not yet had any measurable material impact on our operating results. At the same time, we will continue to actively monitor the pandemic situation and may take further actions to modify our business practices as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees and customers.

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Development of Our Technology

Since Aurora’s inception, we have focused on attracting and retaining best-in-class talent to solve self-driving’s most difficult challenges. We continue to invest heavily in employee recruitment and retention to advance our technology. Additionally, our team has made purposeful and foundational technological investments in key aspects of self-driving hardware and software. We believe these early investments in our technology will enable us to move toward commercialization more safely and quickly than would otherwise be possible. When we have deemed it to be beneficial, we have entered into strategic acquisitions to expand and accelerate our technology development.

We believe that our developmental approach provides us with meaningful technological advantages in areas such as our lidar technology, fusion of machine learning and engineered approaches, common driver platform, virtual testing, and high definition maps. The successful execution of these details of self-driving technology is what we believe will allow us to differentiate ourselves by developing leading self-driving technology that can safely and reliably navigate its environment. By developing a substantial part of this technology in-house, we ensure that the various inputs and components of our autonomy stack integrate successfully and reduce our reliance on third parties for key aspects of our commercial product offering.

While we believe we are best positioned to address advanced autonomous solutions in trucking and passenger mobility, potential competition may exist from other autonomous technology providers using other approaches. Future success will be dependent on our ability to continue to execute against our product roadmap, which includes milestones to commercialize the Aurora Driver in late 2023 for trucking and late 2024 for ride hailing.

Commercialization and Strategic Partnerships

We anticipate robust demand for the Aurora Driver. We intend to launch first in trucking, a $700 billion industry in the U.S. in 2019. Further, we have multiple levers for sustained growth and adjacent market opportunities, with a core strategy to focus on attractive markets with significant growth and profitability potential. We expect to penetrate into other verticals such as the ride hailing market, $35 billion in the U.S., and local goods delivery market, $100 billion in the U.S, both of which have significant growth potential. Each such market also has a potentially significant global opportunity that we intend to address over time.

Key customers in trucking include for-hire carriers and private fleets. To meet these customers’ needs, we have formed strategic partnerships with two leading truck OEMs who together represent approximately 50% of the U.S. Class 8 truck sales. Aurora’s strategic partnerships with truck OEMs include PACCAR (representing Peterbilt & Kenworth brands) and Volvo Trucks. Our OEM partnerships represent an ability to deploy self-driving trucks at scale, allowing the Aurora Driver to expand quickly. We expect to launch the Aurora Driver for the trucking market in late 2023. Currently, there is a significant driver shortage and we expect to provide access to safe, efficient, and consistent operation at an attractive total cost of ownership (“TCO”). We see our existing partner base as a substantial competitive advantage.

Our second commercial use case will be passenger mobility. In this space, we have formed strategic partnerships with Uber and Toyota, which will be key enablers to our growth in this segment. Currently, our ten-year agreement with Uber provides us access to Uber network data to refine market selection, to enable better roadmap prioritization, and to optimize commercial fleet operations in an effort to further develop and monetize our Aurora Driver for passenger mobility. We are collaborating with Toyota to integrate the Aurora Driver into driverless-capable Toyota Sienna minivans. We expect to launch the Aurora Driver for the passenger mobility market in late 2024. Over time, we anticipate the Aurora Driver will allow ride hailing to be offered at price points that are more cost-competitive with personal vehicle ownership.

The ability of Aurora Innovation to achieve profitability depends upon progression of technological and commercial milestones in order to meet required volumes and economies of scale to cover overhead. Delays in development timelines or technological integration with third parties that Aurora Innovation is currently or will be working with could result in Aurora Innovation being unable to achieve its revenue targets and profitability in the time frame it anticipates. We anticipate that Aurora Innovation will begin generating driverless revenue in late 2023, all of which is projected to be earned within the trucking market. We intend to pursue additional partnerships to support fleet operations and broaden our commercialization opportunities. The successful progression of our partnerships is expected to result in Aurora Driver integrations that scale each year as we successfully implement the DaaS business model.

Should Aurora’s assumptions about the commercialization of its technology prove overly optimistic or if Aurora Innovation is unable to develop, obtain, or progress third party partnerships into successful commercialization of the Aurora Driver, Aurora Innovation may fail to generate operating cash flow and may incur delays to its ability to achieve profitability. This may also lead Aurora Innovation to make changes in its go-to-market plans, which could result in unanticipated delays or cost overruns, which could in turn adversely impact margins and cash flows.

Economies of Scale, Sales and Marketing, & Competition

We believe that our DaaS model will give us the opportunity to establish high margin unit economics when operating at scale. Our future performance will depend on our ability to deliver on these economies of scale with higher volume. We believe our business model is positioned for scalability by leveraging third party partnerships so that Aurora Innovation can focus its efforts on core technology development. We expect revenue will be based on miles traveled for each truck equipped with the Aurora Driver. For the first two years of commercial operations we expect our product will primarily consist of our own fleet that we own and operate. Over those two years, we plan to transition to our DaaS model wherein we will provide the Aurora Driver to external fleet owners on a per mile subscription basis.

Once we have transitioned to DaaS we plan to operate in a capital light model and do not expect that we will require significant capital expenditures as revenues grow. Improvements from scale are expected to increase truck gross margins. Assuming achievement of our projected miles traveled, pricing, and costs, we anticipate having positive operating cash flow and operating income by 2027. Achievement of this scale is further dependent on our ability to transition from owning our fleet to the DaaS model within our expected time frame.

While we expect to achieve and maintain high margins on the Aurora Driver technology for trucking and passenger mobility, emergence of competition in advanced autonomous driving technologies may negatively impact pricing, margins, and market share. As we operate on a fee per mile basis, it is possible that competition may lead to pricing pressure and lower margins that negatively impact operating results. However, we believe our unique technology provides a compelling value proposition for favorable margins and unit economics in industries with increasing demand for driver supply. We expect our gross margin to increase beginning in 2024 as miles traveled projections are met, our DaaS model is implemented, and we reduce operating costs. If we do not generate the margins we expect upon commercialization of our DaaS model, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

Key Components of Sales and Expenses

Basis of Presentation

Currently, we conduct business through one operating segment. Substantially all our property and equipment are maintained in, and our losses are attributable to, the United States. The consolidated financial statements include the accounts of Aurora Innovation, Inc., and its wholly owned subsidiaries. See Note 2 to Aurora’s financial statements for more information on the basis of presentation and operating segments.

Revenue

In 2019, Aurora recognized development services revenue based on contracts in force at the time. Aurora Innovation does not expect development services revenue to continue into the future. Development services revenue was derived from revenue earned on non-recurring development service agreements to research, design, and implement the Aurora Driver. Development services are recognized over time as we perform the underlying services and satisfy the performance obligations. Revenue allocable to hardware design and development services are recognized over time based on the hours incurred.

In January 2021, we entered into a collaboration framework agreement with Toyota with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan. In April 2021, we received a $50 million payment from Toyota as a part of this collaboration agreement and it is recorded as a deposit liability pending finalization of the project plan. In August 2021, the project plan was agreed and signed which includes $100,000 in fees expected to be collected by May 2022 in addition to the $50,000 received in April 2021.

Once we reach commercialization, our DaaS business model will become our primary revenue source. We expect to derive recurring revenue from per-mile fees charged to users of the Aurora Driver. Recognition of this future revenue will be subject to the terms of any arrangements with our partners or users, which have not yet been negotiated. To date, we have not recorded any revenue under this model.

Cost of Revenue

Cost of revenue consists of costs related to development services revenue, which is comprised of costs associated with delivering customer hardware design and development services for operating a customer’s vehicle platform with the Aurora Driver. These costs consist primarily of payroll, payroll-related expense, stock-based compensation and allocated overhead incurred as the Company performs the underlying services related to satisfying the performance obligations under the development services agreements.

As we transition towards commercialization, we expect cost of revenue to increasingly be comprised of costs needed to support the Aurora Driver. We expect these costs may include, but not be limited to, insurance, teleassistance service, telecom connectivity, cloud services, hardware, and OEM licensing fees. In early commercialization, where Aurora Innovation will operate a fleet, we expect we will incur additional cost of revenue, for example fuel costs, that we do not expect to continue significantly as we transition to our DaaS model. As this represents a new offering, we will evolve the specifics of our service bundle in partnership with our customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist of payroll, hardware and electrical engineering prototyping, cloud computing, data labeling, and third-party development services, as well as costs associated with vehicle operations for our test fleet of vehicles. These costs are included within research and development within the statement of operations. We expect our research and development expenses to increase in absolute dollars as we increase our investment in scaling our proprietary technologies.

Selling, General and Administrative

Selling, general and administrative costs consist primarily of personnel-related expenses such as salaries, wages and benefits as well as stock-based compensation. Selling, general and administrative also includes professional service fees, marketing and other general corporate expenses.

Following the completion of this offering, we expect to incur additional selling, general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our selling, general and administrative function to support the growth of our business. As a result, we expect that our selling, general and administrative expenses will increase in absolute dollars.

Interest Income

Aurora earns interest income through investments in money market securities and U.S. Treasury securities, which are classified as both cash and cash equivalents and short-term investments on the statement of financial position and are classified as available-for-sale.

Income Tax Expense (Benefit)

Provision for income taxes consists of U.S. federal and state income taxes and income taxes. Since inception, we have incurred operating losses. We have a valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

Results of Operations

Comparison of the Six Months Ended June 30, 2021, to Six Months Ended June 30, 2020

The following table sets forth a summary of our consolidated results of operations for the periods indicated, and the changes between periods.

	Six Months ended June 30,
	2021	2020	$ Change	% Change
(in thousands, except for percentages)
Operating expenses:
Research and development	$318,921	$75,580	$243,341	321.96%
Selling, general, and administrative	54,326	14,702	39,624	269.51%

Loss from operations	(373,247)	(90,282)	(282,965)	313.42%

Other income (expense):
Interest and other income	261	3,217	(2,956)	-91.89%
Other expense	(88)	(4)	(84)	n/m (1)

Loss before income taxes	(373,074)	(87,069)	(286,005)	328.48%
Income tax benefit	(2,643)	—	(2,643)	n/m (1)

Net loss	$(370,431)	$(87,069)	$(283,362)	$325.45%

(1)	Not meaningful.

Research and Development

Research and development increased by $243.3 million for the six months ended June 30, 2021, or 322.0%, to $319.0 million in 2021 from $75.6 million in 2020, primarily driven by an increase in headcount from acquisitions and from continued hiring to effectively scale the growth of our business. Payroll costs related to research and development increased $117.1 million, non-payroll hardware development costs increased $12.3 million, non-payroll software development costs increased $27.1 million, and stock-based compensation increased $66.8 million.

Selling, General and Administrative

Selling, general, and administrative expense increased by $39.6 million for the six months ended June 30, 2021, or 269.5%, to $54.3 million in the six months ended June 30, 2021 from $14.7 million in the six months ended June 30, 2020, primarily driven by an increase in professional services costs of $15.8 million and an increase in payroll costs of $14.2 million from continued hiring to effectively support the growth of our business.

Interest and Other Income

Interest and other income decreased by $3.0 million for the six months ended June 30, 2021, or 91.9%, to $0.3 million in the six months ended June 30, 2021 from $3.2 million in the six months ended June 30, 2020, primarily driven by investments in money market accounts with lower interest rates.

Income Tax Benefit

Income tax benefit was $2.6 million for the six months ended June 30, 2021 due to the release of a deferred tax asset valuation allowance as a result of deferred tax liabilities incurred from the acquisition of OURS Technology, Inc.

Net Income (Loss)

Net loss increased $283.4 million to $370.4 million for the six months ended June 30, 2021, from $87.1 million for the six months ended June 30, 2020, for the reasons discussed above.

Comparison of Year Ended December 31, 2020, to Year Ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Years ended December 31,
	2020	2019	$ Change	% Change
(in thousands, except for percentages)
Development and services revenue	$—	$19,601	$(19,601)	n/m [1]
Operating expenses:
Cost of revenue	—	160	(160)	n/m [1]
Research and development	179,426	107,368	72,058	67.11%
Selling, general, and administrative	38,693	25,591	13,102	51.20%

Loss from operations	(218,119)	(113,518)	(104,601)	92.14%

Other income (expense):
Interest income	3,717	11,701	(7,984)	-68.23%
Other expense	(45)	(31)	(14)	48.25%

Loss before income taxes	(214,447)	(101,848)	(112,599)	110.56%
Income tax expense (benefit)	2	(7,771)	7,773	-100.13%

Net loss	$(214,449)	$(94,077)	$(120,372)	127.95%

(1)	Not meaningful.

Revenue

Development and services revenue decreased by $19.6 million in 2020 to $0 in 2020 from $19.6 million from 2019. In 2019, we had nonrecurring development and service contracts which resulted in the generation of $19.6 million in revenue that did not reoccur in 2020.

Research and Development

Research and development increased by $72.1 million in 2020, or 67.1%, to $179.4 million in 2020 from $107.4 million in 2019, primarily driven by an increase in headcount from continued hiring to effectively scale the growth of our business. Payroll costs related to research and development increased $49.2 million, non-payroll hardware development costs increased $12.7 million, and non-payroll software development costs increased $7.8 million.

Selling, General and Administrative

Selling, general, and administrative expense increased by $13.1 million in 2020, or 51.2%, to $38.7 million in 2020 from $25.6 million in 2019, primarily driven by an increase in headcount from both acquisitions and from continued hiring to effectively support the growth of our business. This change is primarily driven by an increase in payroll costs of $8.5 million, and an increase in professional services costs of $4.2 million.

Interest Income

Interest income decreased by $7.9 million in 2020, or 68.2%, to $3.7 million in 2020 from $11.7 million in 2019, primarily driven by a decrease in the balance of short-term investments of $349.9 million.

Income Tax Expense (Benefit)

Income tax expense (benefit) changed to an income tax expense of $0.1 million in 2020 from an income tax benefit of $7.8 million in 2019, primarily due to 2019 including the release of a deferred tax asset valuation allowance as a result of deferred tax liabilities incurred from the acquisition of Blackmore.

Net Income (Loss)

Net loss increased $120.4 million to $214.4 million in 2020, from $94.1 million in 2019, for the reasons discussed above.

Liquidity and Capital Resources

We have financed our operations primarily through the sale of redeemable convertible preferred stock, which has historically been sufficient to meet our working capital and capital expenditure requirements. As of June 30, 2021, our principal sources of liquidity were $784.8 million of cash and cash equivalents, exclusive of short-term restricted cash of approximately $0.2 million and long-term restricted cash of approximately $13.3 million. Cash and cash equivalents consist primarily of money market funds.

In 2019, we sold 69,146,470 shares of Series B redeemable convertible preferred stock at $9.2403 per share for net proceeds of approximately $634.0 million, before taking into account repurchases of 17,290 and 57,620 shares of Series B redeemable convertible preferred stock at $9.2403 per share in 2019 and 2020, respectively. We did not issue any redeemable convertible preferred stock in 2020. In 2021, we sold 20,349,230 shares of Aurora’s Series U-2 redeemable convertible preferred stock at $19.66 per share for net proceeds of approximately $397.9 million. We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $706.2 million as of June 30, 2021. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe our cash on hand together with the proceeds from our sale of redeemable convertible preferred stock and the cash proceeds from the Business Combination and the related private placement will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.

On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $2.3 billion and $2.7 billion as of June 30, 2021, depending on the extent of pre-consummation redemptions by RTPY’s shareholders. We may need additional funding due to changing business conditions or other developments, including unanticipated regulatory developments and competitive pressures. Our future capital requirements will depend on several factors, including but not limited to, the rate of our growth, our ability to attract and retain customers and partnerships and their willingness to pay for our services, and the timing and extent of spending to support our efforts to develop our Aurora Driver. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations, which could have an adverse impact on our business and financial prospects.

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Six Months ended June 30,
	2021	2020
(in thousands)
Net cash used in operating activities	$(282,952)	$(75,643)
Net cash provided by investing activities	281,311	178,679
Net cash provided by financing activities	400,108	557
Net increase in cash	398,467	103,593
Cash, beginning of period	399,828	246,972

Cash, end of period	$798,295	$350,565

Cash Flows Used in Operating Activities

Net cash used in operating activities increased by $207.3 million from June 30, 2020 to June 30, 2021 due to increases in spending on research and development and selling, general, and administrative expenses, primarily driven by increases in payroll related expenses due to an increase in headcount.

Net cash used in operating activities is $283.0 million for the six months ended June 30, 2021, primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses. Changes in operating assets and liabilities decreased cash flows from operations by $17.5 million, primarily due to decreases in accrued expenses and other current and non-current liabilities of $48.5 million and operating lease liabilities of $14.6 million partially offset by a $50.0 million deposit liability.

Net cash used in operating activities of $75.6 million for the six months ended June 30, 2020, primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses.

Cash Flows Provided by Investing Activities

Net cash provided by investing activities increased by $102.6 million from June 30, 2020 to June 30, 2021, primarily due to net cash acquired in the purchase of businesses of $294.4 million, offset by a decrease in the net cash provided from maturities and purchases of short-term investments of $179.9 million.

Net cash provided by investing activities is $281.3 million for the six months ended June 30, 2021, due to net cash acquired in the purchase of businesses of $294.4 million partially offset by $13.1 million in purchases of property and equipment.

Net cash provided by investing activities is $178.7 million for the six months ended June 30, 2020, primarily due to maturities of short-term investments of $300.0 million partially offset by purchases of short-term investments of $120.1 million.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased by $399.6 million from June 30, 2020 to June 30, 2021, due to net proceeds from the issuance of Series U-2 preferred stock of $397.9 million during 2021.

Net cash provided by financing activities is $400.1 million for the six months ended June 30, 2021, primarily due to net proceeds from the issuance of Series U-2 preferred stock of $397.9 million.

Net cash provided by financing activities is $0.6 million for the six months ended June 30, 2020, due to proceeds from the issuance of common stock of $0.6 million.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years ended December 31,
	2020	2019
(in thousands)
Net cash used in operating activities	$(191,879)	$(94,726)
Net cash provided by (used in) investing activities	343.289	(372,534)
Net cash provided by financing activities	1,446	634,702
Net increase in cash	152,856	167,442
Cash, beginning of period	246,972	79,530

Cash, end of period	$399,828	$246,972

Cash Flows Used in Operating Activities

Net cash used in operating activities increased by $97.2 million from the year ended December 31, 2019 to the year ended December 31, 2020 due to a decrease in collections from contracts with customers given the completion of development service contracts and increases in spending on research and development and selling, general, and administrative expenses, primarily driven by increases in payroll related expenses due to an increase in headcount.

Net cash used in operating activities is $191.9 million for the year-ended December 31, 2020, was primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses. Changes in operating assets and liabilities decreased cash flows from operations by $11.4 million, primarily due to an increase in prepaid expenses and other current assets and in other assets of $11.7 million and $14.0 million, respectively. The decrease from changes in operating assets and liabilities was partially offset by an increase in accrued expenses and other current and non-current liabilities of $13.7 million.

Net cash used in operating activities of $94.7 million for the year-ended December 31, 2019, was primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses. Changes in operating assets and liabilities decreased cash flows from operations by $23.0 million, primarily due to a decrease in deferred revenue of $16.6 million, a decrease in operating lease liability of $3.5 million, and an increase in prepaid expenses and other current assets of $6.3 million. The decrease from changes in operating assets and liabilities was partially offset by a decrease in accounts receivable of $3.3 million and an increase in accrued expenses and other current and non-current liabilities of $1.4 million.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities increased by $715.8 million from the year ended December 31, 2019 to the year ended December 31, 2020, due to a decrease of $625.5 million in the purchases of short-term investments, a $70.0 million increase in the maturities of short-term investments, and a decrease in acquisition activity of $23.1 million.

Net cash provided by investing activities is $343.3 million for the year-ended December 31, 2020, primarily due to maturities of short-term investments of $470.0 million, partially offset by purchases of short-term investments of $120.0 million.

Net cash used in investing activities is $372.5 million for the year-ended December 31, 2019, primarily due to purchases of short-term investments of $745.6 million and purchase of business, net of cash acquired, of $23.1 million, partially offset by maturities of short-term investments of $400.0 million.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities decreased by $633.3 million from December 31, 2019 to December 31, 2020, due to net proceeds from the issuance of Series B preferred stock of $634.0 million in 2019.

Net cash provided by investing activities is $1.4 million for the year-ended December 31, 2020, primarily due to proceeds from the issuance of common stock of $2.7 million, partially offset by payments to repurchase Series B preferred stock of $0.5 million and payments to repurchase unvested early exercised stock options of $0.8 million.

Net cash provided by financing activities is $634.7 million for the year-ended December 31, 2019, primarily due to net proceeds from the issuance of Series B preferred stock of $634.0 million.

Contractual Obligations, Commitments and Contingencies

Aurora may be party to various claims within the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. We did not record any material losses for 2019 or 2020.

Our future contractual commitments related to future minimum payments for purchase obligations at June 30, 2021 are $8.2 million in 2021, $27.8 million in 2022, $2.3 million in 2023, and $0.5 million in 2024. Our future contractual commitments related to future minimum payments under non-cancelable operating leases at June 30, 2021 are $10.6 million in 2021, $21.9 million in 2022, $20.2 million in 2023, $19.6 million in 2024, $17.9 million in 2025, and $76.8 million thereafter.

Our future contractual commitments related to future minimum payments for purchase obligations at December 31, 2020 are $16.5 million in 2021, $26.6 million in 2022, and $0.8 million in 2023. Our future contractual commitments related to future minimum payments under non-cancelable operating leases at December 31, 2020 are $14.0 million in 2021, $15.1 million in 2022, $14.6 million in 2023, $14.4 million in 2024, $14.6 million in 2025, and $68.1 million thereafter.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Our critical accounting policies are described below.

Stock-Based Compensation

Aurora measures and records the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. Aurora elected to recognize the effect of forfeitures in the period they occur. Aurora determines the fair value of stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:

•

Expected Term—Aurora uses the simplified method when calculating the expected term due to insufficient historical exercise data to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•

Expected Volatility—As Aurora’s stock is not currently publicly traded, the volatility is based on the average historical stock volatilities of a peer group of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Aurora has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Aurora common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of Aurora common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on Aurora’s early stage of development and other relevant factors, it determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of Aurora common stock. We have historically used the OPM back solve analysis to estimate the fair value of Aurora common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our convertible preferred stock in this instance. The estimates utilized in determining the grant date fair value for new awards will not be necessary once our shares are publicly traded.

Business Combinations

Aurora allocates the fair value of the purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates and assumptions in valuing certain intangible assets include, but are not limited to, estimated replacement cost, profit margin, opportunity cost, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, Aurora may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Valuation of Intangible Assets

Intangible assets with indefinite lives consist of in-process research and development (“IPR&D”). We test these assets for potential impairment annually as of December 31 of each fiscal year. These assets are tested annually for impairment until completion. The process of evaluating the potential impairment of these assets involve significant judgment regarding estimates of the future cash flows associated with each asset.

No intangible asset impairments were recorded during the years ended December 31, 2019 or 2020.

Recently Adopted and Issued Accounting Pronouncements

See Note 2 to Aurora’s financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. RTPY is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of 2021 and will have the benefit of the extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations. Fluctuations in the value of our money market funds caused by a change in interest rates (gains or losses on the carrying value) are recorded in other income and are realized only if we sell the underlying securities.

MANAGEMENT OF AURORA INNOVATION FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of June 30, 2021, concerning the persons who are expected to serve as directors and executive officers of Aurora Innovation following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Executive Officers:
Chris Urmson	45	Chief Executive Officer, President and Director
Richard Tame	43	Vice President of Finance
William Mouat	44	General Counsel, Vice President, Secretary and Treasurer
Employee Directors:
Sterling Anderson	37	Director
James Andrew Bagnell	45	Director
Non-Employee Directors:
Reid Hoffman	53	Director
Dara Khosrowshahi	52	Director
Michelangelo Volpi	54	Director
Carl Eschenbach	54	Director
Brittany Bagley	37	Director

Executive Officers

Chris Urmson. Mr. Urmson is expected to serve as Chief Executive Officer and a member of the Aurora Innovation Board. Mr. Urmson was a co-founder of Aurora and has served as Chief Executive Officer and a member of the board of directors at Aurora since its formation in 2017. Prior to founding Aurora, Mr. Urmson helped build Google’s self-driving program from 2009 to 2016 and served as Chief Technology Officer of the group. Mr. Urmson has over 15 years of experience leading automated vehicle programs. He was the Director of Technology for Carnegie Mellon’s DARPA Grand and Urban Challenge Teams, which placed second and third in 2005, and first in 2007. Mr. Urmson earned his Ph.D. in Robotics from Carnegie Mellon University and his BEng in Computer Engineering from the University of Manitoba. Mr. Urmson currently serves on Carnegie Mellon’s School of Computer Science Dean’s Advisory Board. Mr. Urmson also currently serves on the board of directors for Edge Case Research, a company working to assure the safety of autonomous systems for real world deployment. Additionally, he is on the Veoneer Technical Advisory Board, and the Shell New Energies External Advisory Board. Mr. Urmson has authored over 50 publications and is a prolific inventor. We believe Mr. Urmson is qualified to serve on our board of directors, given his extensive technical and leadership experience in the self-driving sector, and the unique perspective he brings as one of Aurora’s co-founders and current Chief Executive Officer.

Richard Tame. Mr. Tame is expected to serve as Vice President of Finance for Aurora Innovation. Mr. Tame has served as the Vice President of Finance at Aurora since June 2020. Mr. Tame has more than 22 years of experience working in finance and public accounting. Prior to joining Aurora, from April 2019 to June 2020, Mr. Tame was a Senior Director of Finance at Lyft, Inc. He was responsible for building and leading the team, providing financial support for Lyft’s insurance, payments and cloud computing spend, its R&D departments and its self-driving business, Lyft Level 5. From May 2015 to April 2019, Mr. Tame was Global Head of Finance, Data Center Infrastructure, at Facebook, Inc., where he led finance for a complex, rapidly growing and capital-intensive business. Mr. Tame has also previously worked in finance roles at leading global technology and transportation companies – at Microsoft, Inc. from May 2014 to May 2015, Amazon.com, Inc. where he worked at AWS from October 2012 to May 2014, RBS Aviation Capital Ltd. in Dublin, Ireland from October 2010 to October 2011, American Beacon Advisors Inc. from April 2007 to May 2009, American Airlines, Inc. from October 2005 to April 2007, British Airways plc from November 2001 to May 2005, and

Deloitte & Touche LLP from September 1998 to November 2001. From October 2011 to September 2012, Mr. Tame provided consulting services to aircraft leasing companies, airlines and their investors as an independent consultant. Hailing from England, Mr. Tame holds a BSc (Hons) degree in Statistics from Newcastle University, Newcastle Upon Tyne, UK and is a UK Chartered Accountant (ACA) and Chartered Tax Advisor (CTA). Mr. Tame’s extensive knowledge of finance strategy and operations in the technology and transportation industries, including self-driving technology, has uniquely positioned him for his current role at Aurora Innovation.

William Mouat. Mr. Mouat is expected to serve as General Counsel for Aurora Innovation. Mr. Mouat has served as the General Counsel of Aurora since 2017, and has also served as Chief of Staff, Head of People, and Head of Operations in interim capacities at times between 2017 and 2019. At Aurora, Mr. Mouat also holds the title of Secretary. From 2015 to 2017, Mr. Mouat was General Counsel and U.S General Manager of PicsArt, a photo-editing and social network application. From 2012 to 2015, he held legal positions (up to VP of Legal) at Shazam, a music recognition and community application, and previously was an associate in the corporate department at Ropes & Gray in Boston. Mr. Mouat holds a BBA from the University of Michigan and a JD from Georgetown University Law Center.

Directors

Upon the consummation of the Business Combination, RTPY anticipates the initial size of the Aurora Innovation Board to be seven directors, each of whom will be voted upon by RTPY’s shareholders who are entitled to vote on the Director Election Proposal at the extraordinary general meeting.

Employee Directors

Sterling Anderson. Mr. Anderson is expected to serve as a member of the Aurora Innovation Board. Mr. Anderson was a co-founder of Aurora and has served as Chief Product Officer and a director of Aurora since January 2018. Mr. Anderson has spent over 12 years leading advanced vehicle programs. Prior to founding Aurora, Mr. Anderson led the design, development, and launch of the award-winning Tesla Model X, and led the team that delivered Tesla Autopilot. In the late 2000s, he developed MIT’s Intelligent Co-Pilot, a shared autonomy framework that paved the way for broad advances in cooperative control of human-machine systems. Mr. Anderson holds multiple patents and over a dozen publications in autonomous vehicle systems, and an MS and PhD from MIT. We believe Mr. Anderson is qualified to serve on our board of directors because of his deep experience in the self-driving industry, strong technical knowledge and the unique perspective he brings as a co-founder of Aurora.

James Andrew Bagnell. Mr. Bagnell is expected to serve as Chief Scientist and a member of the Aurora Innovation Board. Mr. Bagnell was a co-founder of Aurora and is currently Chief Scientist of Aurora. He has served as a member of Aurora’s board of directors since March 2017. Mr. Bagnell served as Chief Technology Officer of Aurora from December 2016 until October 2020 and has led software engineering throughout much of Aurora’s history. He also currently serves as a Consulting Professor at Carnegie Mellon University’s Robotics Institute and Machine Learning (ML) Department. He has worked over two decades at the intersection of ML and robotics in industrial and academic roles. His research group has received over a dozen research awards for publications in both the robotics and ML communities including best paper awards at the International Conference on Machine Learning, Robotics Science and System, and Neural Information Processing Systems. Mr. Bagnell received the 2016 Ryan Award, Carnegie Mellon’s yearly award for Meritorious Teaching, and was founding director of the Robotics Institute Summer Scholars program, a research experience that has enabled hundreds of undergraduates throughout the world to leap into robotics research. Before co-founding Aurora, Mr. Bagnell served as the Head of Perception and Autonomy Architect at Uber’s Advanced Technology Group from January 2015 to December 2016 and as a professor at Carnegie Mellon from 2004-2018. He holds a Ph.D. in Robotics from Carnegie Mellon and a B.S. in Electrical Engineering from the University of Florida. We believe Mr. Bagnell is qualified to serve on our board of directors because of his deep experience in the self-driving industry, strong technical knowledge and the unique perspective he brings as a co-founder of Aurora.

Non-Employee Directors

Reid Hoffman. Mr. Hoffman is expected to serve as a member of the Aurora Innovation Board. Mr. Hoffman is a co-founding member of Reinvent Capital. Mr. Hoffman is a co-founding member of Reinvent Capital. He co-founded LinkedIn, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft for $26.2 billion. Early in his career, he was Chief Operating Officer and Executive Vice President and served on the founding board of directors of PayPal. Mr. Hoffman is a Partner at Greylock (joining Greylock in 2009), a leading Silicon Valley venture capital firm, where he focuses on investing in technology products that can reach hundreds of millions of people. He also serves on Microsoft’s board of directors and Joby Aviation’s board of directors and as a director or observer for a number of private companies including Apollo Fusion, Aurora, Blockstream, Coda, Convoy, Entrepreneur First, Nauto, Neeva, and Xapo. He was previously Co-Lead Director of each of RTP and RTPZ before such entities completed their respective initial business combinations. Additionally, Mr. Hoffman also serves on ten not-for-profit boards, including OpenAI, Kiva, Endeavor, CZI Biohub, Berggruen Institute, Research Bridge Partners, Lever for Change, New America, Do Something, and Opportunity @ Work. Mr. Hoffman also serves on the Visiting Committee of the MIT Media Lab. Over the years, Mr. Hoffman has made early investments in over 100 technology companies, including companies such as Facebook, Ironport, and Zynga. He is the co-author of Blitzscaling: The Lightning-Fast Path to Building Massively Valuable Companies and two New York Times best-selling books: The Start-up of You and The Alliance. He also hosts the podcast Masters of Scale. Mr. Hoffman earned a master’s degree in philosophy from Oxford University, where he was a Marshall Scholar, and a bachelor’s degree with distinction in symbolic systems from Stanford University. Mr. Hoffman has an honorary doctorate from Babson College and an honorary fellowship from Wolfson College, Oxford University. Mr. Hoffman has received a number of awards, including the Salute to Greatness from the Martin Luther King Center. We believe Mr. Hoffman is qualified to serve on our board of directors because of his extensive leadership and investing experience in the technology industry and knowledge of high-growth companies.

Dara Khosrowshahi. Mr. Khosrowshahi is expected to serve as a member of the Aurora Innovation Board. Mr. Khosrowshahi has served as the Chief Executive Officer of Uber and as a member of Uber’s board of directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Aurora and Expedia Group. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago, N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013. Mr. Khosrowshahi holds a B.S. from Brown University. We believe Mr. Khosrowshahi is qualified to serve on our board of directors because of his operational and leadership experience in the technology industry and knowledge of the mobility space.

Michelangelo Volpi. Mr. Volpi is expected to serve as a member of the Aurora Innovation Board. Mr. Volpi has served as General Partner at Index Ventures since July 2009. Mr. Volpi joined Index to help establish the firm’s San Francisco office. He invests primarily in infrastructure, open-source, and artificial intelligence companies. Mr. Volpi is currently serving on the boards of Aurora, Cockroach Labs, Confluent, Covariant.ai, Elastic, Kong, Sonos, Starburst, and Wealthfront. He was previously a director of Blue Bottle Coffee, Fiat Chrysler Automobiles, Hortonworks, and Zuora. Mr. Volpi held several executive positions prior to Index, including Chief Strategy Officer and SVP/GM of Cisco’s routing business. While at Cisco, he managed a P&L in excess of $10 billion in revenues, and his team was responsible for the acquisition of over 70 companies, some of which were multi-billion deals. Mr. Volpi has a B.S in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford, and an M.B.A. from the Stanford Graduate School of Business. He currently serves on the Global Advisory Board of Stanford’s Knight Hennessy Scholars program. We believe Mr. Volpi is qualified to serve as a member of our board of directors due to his extensive experience in senior leadership positions at technology and other companies.

Carl M. Eschenbach. Mr. Eschenbach is expected to serve as a member of the Aurora Innovation Board. Since April 2016, Mr. Eschenbach has been a managing member at Sequoia Capital Operations, LLC, a venture capital firm. Prior to joining Sequoia Capital, Mr. Eschenbach spent 14 years at VMware, Inc., a global virtual infrastructure software provider, most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. Mr. Eschenbach served as VMware’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Mr. Eschenbach currently serves on the board of directors of Aurora, UiPath, Inc., Zoom Video Communications, Inc., Snowflake, Inc., Workday, Inc., and Palo Alto Networks, Inc., as well as several private companies. Mr. Eschenbach holds an Electronics Technician diploma from DeVry University. We believe Mr. Eschenbach is qualified to serve on our board of directors because of his operational and sales experience in the technology industry and knowledge of high-growth companies.

Brittany Bagley. Ms. Bagley is expected to serve as a member of the Aurora Innovation Board. Ms. Bagley has served as the Chief Financial Officer for Sonos since April 2019 and served on their board of directors from September 2017 to April 2019 where she was chair of the Compensation Committee. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A. from Brown University. Ms. Bagley currently serves on the board of directors of Aurora. We believe Ms. Bagley is qualified to serve on our board of directors because of her financial knowledge and leadership experience in the technology industry.

Corporate Governance

Composition of the Aurora Innovation Board

The business and affairs of Aurora Innovation will be managed under the direction of its board of directors. We intend to have a classified board of directors, with directors in Class I (expected to be Chris Urmson and Sterling Anderson), directors in Class II (expected to be Michelangelo Volpi, Carl Eschenbach and Dara Khosrowshahi) and directors in Class III (expected to be Reid Hoffman, Brittany Bagley and James Andrew Bagnell). See the section entitled “Director Election Proposal.”

Under the Sponsor Agreement, the parties thereto agreed to certain rights of the Sponsor with respect to board representation of Aurora Innovation following the Closing, including the appointment of Reid Hoffman as an initial Class III director of Aurora Innovation and the nomination of Reid Hoffman as a Class III director following the first term of the Class III directors.

Director Independence

As a result of Aurora Innovation’s common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of Nasdaq in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of and qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Aurora Innovation Board

Aurora Innovation’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Aurora Innovation Board and its standing committees. Aurora Innovation will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. Aurora Innovation’s board of directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the Aurora Innovation Board when the Aurora Innovation Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of Aurora Innovation’s committee charters will be posted on its website, https://aurora.tech, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Aurora Innovation’s audit committee will consist of Brittany Bagley, Carl Eschenbach and Michelangelo Volpi, with Brittany Bagley serving as the chair of the committee. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is financially literate. Following the Business Combination, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert”, as defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication, as defined under the rules of Nasdaq.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Aurora Innovation’s independent registered public accounting firm;

•	discussing with Aurora Innovation’s independent registered public accounting firm their independence from management;

•	reviewing with Aurora Innovation’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Aurora Innovation’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Aurora Innovation’s independent registered public accounting firm the interim and annual financial statements that Aurora Innovation files with the SEC;

•	reviewing and monitoring Aurora Innovation’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our board of directors will adopt a written charter for the audit committee which will be available on Aurora Innovation’s website upon the completion of the Business Combination.

Compensation Committee

Upon the Closing, Aurora Innovation’s compensation committee will consist of Michelangelo Volpi, Reid Hoffman and Brittany Bagley, with Michelangelo Volpi serving as the chair of the committee. The proposed members of the compensation committee are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities will include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of Aurora Innovation’s Chief Executive Officer, evaluating the performance of Aurora Innovation’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Aurora Innovation Board regarding the compensation of Aurora Innovation’s Chief Executive Officer;

•	reviewing and setting or making recommendations to the Aurora Innovation Board regarding the compensation of Aurora Innovation’s other executive officers;

•	making recommendations to the Aurora Innovation Board regarding the compensation of Aurora Innovation’s directors;

•	reviewing and approving or making recommendations to the Aurora Innovation Board regarding Aurora Innovation’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition of and the functions performed by Aurora Innovation’s compensation committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors will adopt a written charter for the compensation committee which will be available on Aurora Innovation’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the Closing, Aurora Innovation’s nominating and corporate governance committee will consist of Reid Hoffman, Carl Eschenbach and Dara Khosrowshahi, with Reid Hoffman serving as chair of the committee. Each proposed member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of the Aurora Innovation Board, consistent with criteria approved by the Aurora Innovation Board;

•	recommending to the Aurora Innovation Board the nominees for election to the Aurora Innovation Board at annual meetings of Aurora Innovation’s stockholders;

•	overseeing an evaluation of the Aurora Innovation Board and its committees; and

•	developing and recommending to the Aurora Innovation Board a set of corporate governance guidelines.

We believe that the composition of and the functions performed by Aurora Innovation’s nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on Aurora Innovation’s website upon the completion of the Business Combination.

Code of Ethics

Aurora Innovation will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Aurora Innovation’s website, https://aurora.tech. Aurora Innovation intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Aurora Innovation’s executive officers currently serves, or has served during the last year, as a member of the Aurora Innovation Board or compensation committee of any entity, other than Aurora, that has one or more executive officers serving as a member of the Aurora Innovation Board.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Aurora prior to the Business Combination, and to Aurora Innovation after the Business Combination.

This section provides an overview of Aurora’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the fiscal year ended December 31, 2020, Aurora’s named executive officers were:

•	Chris Urmson—Chief Executive Officer and President

•	William Mouat—General Counsel, Vice President, Treasurer and Secretary

•	Richard Tame—Vice President of Finance

Each of Messrs. Urmson, Mouat, and Tame will serve Aurora Innovation in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Aurora Innovation adopts following the closing of the Business Combination could vary significantly from Aurora’s historical practices and currently planned programs summarized in this discussion.

Named Executive Officers Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)		Option Awards ($)(5)	Total ($)
Chris Urmson	2020	330,000		41,250		—	371,250
Chief Executive Officer and President
William Mouat	2020	346,923	(1)	43,365		133,461	523,749
General Counsel, Vice President, Treasurer and Secretary
Richard Tame	2020	195,192	(2)	74,399	(4)	1,013,474	1,283,065
Vice President of Finance

(1)	Represents amounts paid in 2020. Mr. Mouat’s annual base salary was increased from $330,000 to $350,000 effective February 23, 2020.
(2)	Represents amounts paid in 2020. Mr. Tame’s annual base salary in 2020 was $350,000, and his employment began on June 8, 2020.
(3)	Represents annual bonuses earned during 2020 and paid in 2021, except as noted.
(4)	Represents $50,000 for a sign-on bonus paid in 2020 and $24,399 for an annual bonus earned during 2020 and paid in 2021.
(5)

Amounts reported represent the aggregate grant date fair value of stock options granted to Aurora’s named executive officers during 2020 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 7 to the audited consolidated financial statements included in this proxy statement/prospectus.

Narrative Disclosure to Named Executive Officers Summary Compensation Table

For 2020, the compensation program for Aurora’s named executive officers consisted of base salary, bonuses and incentive compensation delivered in the form of stock option awards.

Base Salary

Base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Base salaries are reviewed annually, typically in connection with Aurora’s annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salary of Mr. Urmson was $330,000 and of Messrs. Mouat and Tame was $350,000.

Cash Bonus

Aurora’s named executive officers are each eligible for an annual bonus targeted at a specified percentage of their salary for that year. For the year ended December 31, 2020, the annual bonus target for each of Messrs. Urmson, Mouat, and Tame was 12.5%. Such annual bonus program does not have a written plan document and is paid solely at Aurora’s discretion.

Stock Option Awards

Aurora has historically granted stock options under its 2017 Plan to its employees, consultants, and directors, including certain of its named executive officers. In order to provide a long-term incentive, these stock options generally vest over four years subject to continued service. Aurora did not grant any equity awards to Mr. Urmson in 2020. Vesting terms of stock options granted to Aurora’s named executive officers that were outstanding as of December 31, 2020 are set forth in the “Outstanding Equity Awards at Fiscal 2020 Year End” table below.

Employee Incentive Compensation Plan

Prior to the Closing, we expect to adopt an Employee Incentive Compensation Plan, or the Incentive Compensation Plan. Our Incentive Compensation Plan will allow our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, establishes a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

2017 Equity Incentive Plan

Aurora’s 2017 Plan was originally adopted by Aurora’s board of directors in December 2017 and was most recently amended in February 2021. Aurora’s stockholders originally approved the 2017 Plan in December 2017 and approved the most recent amendment to the 2017 Plan in February 2021.

Aurora’s 2017 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, officers and consultants of Aurora and any parent or subsidiary of Aurora. It is expected that as of one business day prior to the Closing, the 2017 Plan will be terminated and Aurora will not grant any additional awards under the 2017 Plan thereafter. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan.

As of July 9, 2021, the following awards were outstanding under Aurora’s 2017 Plan: RSUs covering 16,331,825 shares of Aurora’s common stock and stock options covering 40,964,278 shares of Aurora’s common stock.

Plan Administration. Aurora’s 2017 Plan is administered by Aurora’s board of directors or one or more committees appointed by Aurora’s board of directors. Different committees may administer the 2017 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2017 Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Plan and the awards granted under the 2017 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2017 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering the 2017 Plan.

Eligibility. Employees, officers, directors and consultants of Aurora’s or Aurora’s parent or subsidiary companies are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly promote or maintain a market for Aurora’s securities, in each case, within the meaning of Form S-8 promulgated under the U.S. securities laws. Only Aurora’s employees or employees of Aurora’s parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the 2017 Plan. Subject to the provisions of the 2017 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of Aurora’s common stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of Aurora’s classes of stock or of any Aurora’s parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of Aurora’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of Aurora’s plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2017 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for six months from the date of termination (or such other longer or shorter period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Restricted Stock Units. RSUs have been granted under the 2017 Plan. Subject to the terms and conditions of the 2017 Plan and the individual award agreement, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid to a participant. The administrator may set vesting criteria based on the achievement of Company-wide, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. Upon meeting the applicable vesting criteria, a participant holding an award of RSUs is entitled to receive a payout as determined by the administrator. At any time after the grant of RSUs, the administrator may, in its sole discretion, reduce or waive any vesting criteria that must be met to receive a payout. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the administrator and set forth in the award agreement. Earned RSUs generally will be settled in shares of Aurora common stock unless otherwise determined by the administrator in accordance with the 2017 Plan. On the date set forth in the award agreement, all unearned RSUs will be forfeited to Aurora. RSUs granted under the 2017 Plan have both a time-vesting and a liquidity event vesting requirement, the latter of which is expected to be satisfied by the Closing, such that RSUs granted under the 2017 Plan that are time-vested at the time of the Closing are then expected to vest in full.

Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or Aurora’s other securities or other change in Aurora’s corporate structure affecting the shares, the administrator will make proportionate adjustments to the number and type of shares that may be delivered under the 2017 Plan or the number, type and price of shares covered by each outstanding award. The administrator’s determination regarding such adjustments will be final, binding and conclusive.

Dissolution or Liquidation. In the event of Aurora’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control. In the event of Aurora’s merger with or into another corporation or entity or a “change in control” (as defined in the 2017 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly.

Clawback. Awards are subject to any clawback policy of Aurora, and the administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. Aurora’s board of directors may require a participant to forfeit, return or reimburse us all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination. Aurora’s board of directors may, at any time, terminate or amend the 2017 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2017 Plan. To the extent necessary and desirable to comply with applicable laws, Aurora will obtain stockholder approval of any amendment to the 2017 Plan. No amendment or alteration of the 2017 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, it is expected that as of one business day prior to the Closing, the 2017 Plan will be terminated and Aurora will not grant any additional awards under the 2017 Plan thereafter.

OURS Technology, Inc. 2017 Stock Incentive Plan

Aurora assumed awards granted under the OURS Technology, Inc. 2017 Stock Incentive Plan (the “OURS Plan”) in connection with its acquisition of OURS Technology, Inc. (“OURS”) in 2021. No awards have been granted or will be granted under the OURS Plan following the acquisition. However, the OURS Plan will continue to govern the terms and conditions of the outstanding awards previously granted under it.

The OURS Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, and stock purchase rights (each, an “award” and the recipient of such award, a “participant”) to eligible employees, consultants or outside directors of OURS and parents or subsidiary of OURS.

As of July 9, 2021, the following awards were outstanding under the OURS Plan: stock options covering 446,665 shares of Aurora’s common stock.

Plan Administration. The OURS Plan is administered by Aurora’s board of directors. The administrator has all authority and discretion necessary or appropriate to administer the OURS Plan and to control its operation, including the authority to construe and interpret the terms of the OURS Plan and the awards granted under the OURS Plan. The administrator’s decisions are final and binding.

Eligibility. Employees, outside directors, and consultants of OURS or OURS’s related companies were eligible to receive awards. Only OURS’ employees or employees of OURS’ parent or subsidiary companies were eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the OURS Plan. Subject to the provisions of the OURS Plan, the administrator determined the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determined the exercise price of options, which generally may not be less than 100% of the fair market value of OURS’ common stock on the grant date. However, an incentive stock option granted to an individual who directly or by attribution owned more than 10% of the total combined voting power of all of OURS’ classes of stock or of any OURS’ parent or subsidiary could have a term of no longer than 5 years from the grant date and must have an exercise price of at least 110% of the fair market value of Aurora’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of OURS’ plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. Upon a participant’s termination of service, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If the termination of service is due to death or disability, vested options generally will remain exercisable for one year from the date of termination. In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant, only by the participant. If the administrator in its sole discretion makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (within the meaning of Rule 701 of the Securities Act through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act).

Certain Adjustments. In the event of a subdivision of the outstanding capital stock of Aurora, a declaration of a dividend payable in stocks, a declaration of an extraordinary dividend payable in a form other than stocks in an amount that has a material effect on the fair market value, a combination or consolidation of the outstanding capital stock of Aurora into a lesser number of stocks, a recapitalization, a spin-off, a reclassification, or a similar occurrence, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the OURS Plan, may (in its sole discretion) adjust the number, class, and price of stock covered by each outstanding award; provided, however, that the administrator shall make such adjustments to the extent required by applicable law. Except as provided in the OURS Plan, a service provider shall have no rights by reason of (i) any subdivision or consolidation of stocks or stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by Aurora of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an award, or the applicable exercise price or purchase price.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Aurora, the administrator shall notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control. In the event of a “change in control” (as defined in the OURS Plan), the administrator may, in its sole discretion, determine that (i) each outstanding award shall fully vest, and each participant shall have the right to exercise its respective award as to all of the stock, including shares as to which it would not otherwise be vested or exercisable, (ii) the option shall be cancelled in exchange for payment at the then current value of the option, and/or (iii) the option shall be cancelled without any payment if the exercise price is less than the fair market value of the shares determined based on the definitive transaction documents for the change in control. If an award becomes fully vested and exercisable in the event of a change in control, the administrator shall notify each holder of an award in writing or electronically that the award shall be fully exercisable for a period of time as determined by the administrator, and the award shall terminate upon expiration of such period.

Amendment and Termination. Aurora’s board of directors may amend, suspend or terminate the OURS Plan at any time and for any reason; provided, however, that any amendment of the OURS Plan which increases the number of shares available for issuance under the OURS Plan, or which materially changes the class of persons who are eligible to participate under the OURS Plan, shall be subject to the approval of Aurora’s stockholders. Stockholder approval shall not be required for any other amendment of the OURS Plan.

Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan

Aurora assumed awards granted under the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan (the “Blackmore Plan”) in connection with its acquisition of Blackmore in 2019. No awards have been granted or will be granted under the Blackmore Plan following the acquisition. However, the Blackmore Plan will continue to govern the terms and conditions of the outstanding awards previously granted under it.

The Blackmore Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, consultants, agents, advisors and independent contractors of Blackmore and related companies.

As of July 9, 2021, the following awards were outstanding under the Blackmore Plan: stock options covering 424,048 shares of Aurora’s common stock.

Plan Administration. The Blackmore Plan is administered by Aurora’s board of directors. The administrator has all authority and discretion necessary or appropriate to administer the Blackmore Plan and to control its operation, including the authority to construe and interpret the terms of the Blackmore Plan and the awards granted under the Blackmore Plan. The administrator’s decisions are final, conclusive and binding on all participants and any other persons holding awards.

Eligibility. Employees, directors, and certain consultants, agents, advisors and independent contractors of Blackmore or Blackmore’s related companies were eligible to receive awards. Only Blackmore’s employees or employees of Blackmore’s parent or subsidiary companies were eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the Blackmore Plan. Subject to the provisions of the Blackmore Plan, the administrator determined the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determined the exercise price of options, which generally may not be less than 100% of the fair market value of Blackmore’s common stock on the grant date. However, an incentive stock option granted to an individual who directly or by attribution owned more than 10% of the total combined voting power of all of Blackmore’s classes of stock or of any Blackmore’s parent or subsidiary could have a term of no longer than 5 years from the grant date and must have an exercise price of at least 110% of the fair market value of Aurora’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of Blackmore’s plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. Upon a participant’s “termination of service” (as defined in the Blackmore Plan), that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than retirement, death or disability. If the termination of service is due to retirement, death or disability, vested options generally will remain exercisable for one year from the date of termination. In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-transferability of Awards. No award or interest in an award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the participant designates one or more beneficiaries on a Company-approved form who may exercise the award or receive payment under the award after the participant’s death. During a participant’s lifetime, an award may be exercised only by the participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the administrator, in its sole discretion, may permit a participant to assign or transfer an award, subject to such terms and conditions as the administrator may specify. In the case of awards granted to California residents, awards are nontransferable other than by will or the laws of descent and distribution, except that, to the extent permitted by Section 422 of the Code, the administrator may permit transfer of an award to a revocable trust or as otherwise permitted by Rule 701 of the Securities Act.

Certain Adjustments. In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in Aurora’s corporate or capital structure results in (a) the outstanding shares of common stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of Aurora or any other company or (b) new, different or additional securities of Aurora or any other company being received by the holders of shares of common stock, then the administrator shall make proportional adjustments in the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid.

Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the administrator in its sole discretion, awards shall terminate immediately prior to the dissolution or liquidation of Aurora. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the administrator, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

Merger and Change of Control. Unless the administrator determines otherwise with respect to a particular award in the instrument evidencing the award or in a written employment, services or other agreement between the participant and Aurora or a related company, in the event of a “change of control” (as defined in the Blackmore Plan), if and to the extent an outstanding award is not converted, assumed, substituted for or replaced by the successor company, then such award will terminate upon effectiveness of the change of control. If and to the extent the successor company converts, assumes, substitutes for or replaces an outstanding award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such award or any shares of the successor company or other consideration that may be received with respect to such awards.

Amendment and Termination. Aurora’s board of directors may amend, suspend or terminate the Blackmore Plan or any portion of the Blackmore Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Blackmore Plan. Subject to participant consent required under the Blackmore Plan, Aurora’s board of directors may amend the terms of any outstanding award, prospectively or retroactively.

Aurora Innovation, Inc. 2021 Equity Incentive Plan

For a description of the 2021 Plan, see the section titled “Incentive Award Plan Proposal.”

Outstanding Equity Awards at Fiscal 2020 Year End

The following table presents information regarding outstanding equity awards held by Aurora’s named executive officers as of December 31, 2020:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Chris Urmson	—	—	—		—	—	—		—
William Mouat	1/7/2017						62,500	(2)	480,323
	2/14/2017						20,834	(3)	160,113
	2/26/2020	28,125	46,875	(4)	3.045	2/26/2030
Richard Tame	7/15/2020	0	300,000	(5)	3.15	7/15/2030

(1)

This amount reflects the fair market value of Aurora’s common stock of $7.69 per share as of December 31, 2020, multiplied by the amount shown in the column for Number of Shares of Stock That Have Not Vested.

(2)

1/4th of the shares of restricted stock subject to the award vested on February 1, 2018, and 1/48th of the shares subject to the award vest each month thereafter, subject to continued service with Aurora through the applicable vesting date.

(3)

1/4th of the shares of restricted stock subject to the award vested on February 14, 2018 and 1/48th of the shares subject to the award vest each month thereafter, subject to continued service with Aurora through the applicable vesting date.

(4)	1/24th of the shares subject to the option vest each month following March 1, 2020, subject to continued service with Aurora through the applicable vesting date.
(5)

1/4th of the shares subject to the option vest on June 8, 2021 and 1/48th of the shares subject to the option vest each month thereafter, subject to continued service with Aurora through the applicable vesting date.

Employment Arrangements with Named Executive Officers

Chris Urmson

We currently expect that, prior to the completion of the Closing, we will enter into a continuing employment letter with Mr. Urmson, our Chief Executive Officer. The confirmatory employment letter currently is expected to have no specific term and will provide for at-will employment. Mr. Urmson’s current annual base salary is $330,000, and his annual target bonus is 30% of his annual base salary.

William Mouat

We currently expect that, prior to the completion of the Closing, we will enter into a continuing employment letter with Mr. Mouat, our General Counsel, Vice President, Treasurer and Secretary. The confirmatory employment letter currently is expected to have no specific term and will provide for at-will employment. Mr. Mouat’s current annual base salary is $360,000, and his annual target bonus is 30% of his annual base salary.

Richard Tame

We currently expect that, prior to the completion of the Closing, we will enter into a continuing employment letter with Mr. Tame, our Vice President of Finance. The confirmatory employment letter currently is expected to have no specific term and will provide for at-will employment. Mr. Tame’s current annual base salary is $360,000, and his annual target bonus is 30% of his annual base salary. His continuing employment letter agreement will reflect the terms of the signing bonus of up to $100,000 provided under his original employment letter, which is payable in two installments, the first following his start date and the second following the one-year anniversary of his start date, subject to a specified repayment requirement in the event that his employment is terminated by Aurora Innovation with cause (as defined in his employment letter agreement) or voluntarily by him.

We entered into an employment letter agreement with Mr. Tame on April 16, 2020. His employment letter agreement has no specific term and provides that Mr. Tame is an at-will employee. His employment letter agreement provides that his initial annual base salary was $350,000 and that he was eligible for an annual cash bonus of up to 12.5% of the salary paid to him in the prior year. His employment agreement also provides for the grant of an award of 300,000 options to purchase Aurora’s common stock, with vesting over 4 years subject to his continued service, which grant has been made.

Benefits and Perquisites

Aurora provides benefits to its named executive officers on the same basis as provided to all of its employees, including group life and disability insurance and travel insurance. Aurora does not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We maintain a tax-qualified retirement savings plan, or the 401(k) plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. Participants in our 401(k) plan are able to defer up to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. The named executive officers did not receive matching or profit-sharing contributions in 2020. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Potential Payments upon Termination or Change in Control

Prior to the consummation of the Business Combination, Aurora did not have a formal plan with respect to severance benefits payable to its named executive officers and other key employees. From time to time, Aurora granted equity awards to, or entered into offer letters with, certain key employees that provide for severance benefits or accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated. The named executive officers did not enter into such arrangements.

Mr. Mouat was granted 50,000 RSUs under the 2017 Plan in March 2021, the first 1/8th of which time vested on May 20, 2021. Such award continues to time vest in equal quarterly installments for seven quarters thereafter, subject to Mr. Mouat’s continued service and is also subject to the occurrence of a liquidity event condition. The Closing will satisfy the liquidity event condition, leading the time vested portion of Mr. Mouat’s award to become fully vested.

Director Compensation of Aurora

Aurora currently has no formal agreement or program under which our directors receive compensation for their service on our board of directors or its committees. For the fiscal year ending December 31, 2020, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the members of our board of directors in connection with their service on our board of directors.

Chris Urmson receives no additional compensation for his service as a director and the compensation provided to him as an employee is set forth in the Summary Compensation Table above. Sterling Anderson and James Andrew Bagnell also receive no additional compensation for their service as directors and the compensation provided to them as employees is set forth in the section entitled “Certain Relationships and Related Person Transactions—Aurora—Agreements with Employees, Directors and Officers.”

Fiscal 2020 Director Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee directors during fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Carl Eschenbach	—	—	—	—
Reid Hoffman	—	—	—	—
Ian Smith	—	—	—	—
Mike Volpi	—	—	—	—

(1)	The aggregate number of stock and option awards outstanding for each non-employee director on December 31, 2020 was 0.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, Aurora Innovation intends to develop an executive compensation program that is designed to align compensation with Aurora Innovation business objectives and the creation of stockholder value, while enabling Aurora Innovation to attract, retain, incentivize and reward individuals who contribute to the long-term success of Aurora Innovation. Decisions on the executive compensation program will be made by the Aurora Innovation compensation committee.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of RTPY ordinary shares as of August 6, 2021 (the “Ownership Date”) (and (ii) the expected beneficial ownership of shares of Aurora Innovation common stock immediately following consummation of the Business Combination assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•

each person who is known to be the beneficial owner of more than 5% of RTPY ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Aurora Innovation common stock post-Business Combination;

•	each of RTPY’s current executive officers and directors;

•	each person who will become an executive officer or director of Aurora Innovation post-Business Combination; and

•	all executive officers and directors of RTPY as a group pre-Business Combination, and all executive officers and directors of Aurora Innovation post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.

The beneficial ownership of RTPY ordinary shares pre-Business Combination is based on 122,187,500 RTPY ordinary shares issued and outstanding (including shares underlying the RTPY units) as of the Ownership Date, which includes an aggregate of 24,437,500 RTPY Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of Aurora Innovation common stock post-Business Combination assumes two scenarios:

(i)

a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) Aurora Innovation issues an aggregate of 1,112,467,643 shares of Aurora Innovation common stock to Aurora Stockholders, which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation common stock to Aurora Stockholders; and

(ii)

a “maximum redemption” scenario where (i) 39.7 million public shares of RTPY are redeemed for their pro rata share of the funds in the trust account in connection with the Business Combination and (ii) Aurora Innovation issues an aggregate of 1,112,467,643 shares of Aurora Innovation common stock to Aurora Stockholders, which, in the case of Aurora Awards, will be shares underlying awards based on Aurora Innovation Class A common stock to Aurora Stockholders. The Merger Agreement provides that the obligations of Aurora to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) RTPY will have a minimum of $1.5 billion in cash comprising (A) the cash held in the trust account after giving effect to RTPY share redemptions and after the payment of any deferred underwriting commissions being held in the trust account and transaction expenses of Aurora or RTPY and (B) the PIPE Investment Amount and (ii) the amount of redemption obligations to RTPY’s public shareholders shall not exceed $500.0 million. If either the minimum cash requirement or the maximum redemption condition is not met, then Aurora would not be obligated to consummate the Merger.

Based on the foregoing assumptions, and including the 100,000,000 shares of Aurora Innovation Class A common stock issued in connection with the PIPE Investment, we estimate that there would be 724,355,888 shares of Aurora Innovation Class A common stock and 484,548,115 shares of Aurora Innovation Class B common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 684,663,060 shares of Aurora Innovation Class A common stock and 484,548,115 shares of Aurora Innovation Class B common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Aurora Innovation common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of the Ownership Date.

Unless otherwise indicated, RTPY believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemption					Assuming Maximum Redemption
	Number of RTPY Ordinary Shares(2)	% of Class A Ordinary Shares	% of Class B Ordinary Shares	% of Ordinary Shares	Number of Shares of Aurora Innovation Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Total Voting Power	Number of Shares of Aurora Innovation Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Total Voting Power
Name and Address of Beneficial Owner(1)
5% Holders
Reinvent Sponsor Y LLC(3)(4)	24,317,500	—	99.5%	19.9%	24,317,500	3.4%	—	2.0%	*	15,147,047	2.2%	—	1.3%	*
Neben Holdings, LLC(5)	—	—	—	—	300,232,796	41.4%	—	24.8%	5.4%	300,232,796	43.9%	—	25.7%	5.4%
Entities affiliated with Sequoia Capital(6)	—	—	—	—	35,653,801	*	7.3%	2.9%	6.3%	35,653,801	*	7.3%	3.0%	6.4%
Entities affiliated with Greylock(7)	—	—	—	—	28,125,171	—	5.8%	2.3%	5.0%	28,125,171	—	5.8%	2.4%	5.1%
Entities affiliated with Index Ventures(8)	—	—	—	—	38,319,174	*	7.8%	3.2%	6.8%	38,319,174	*	7.8%	3.3%	6.8%
Amazon.com NV Investment Holdings LLC(9)	—	—	—	—	35,153,802	—	7.3%	2.9%	6.3%	35,153,802	—	7.3%	3.0%	6.4%
Entities affiliated with T. Rowe Price Associates, Inc.(10)	—	—	—	—	48,831,972	1.9%	7.2%	4.0%	6.5%	48,831,972	2.0%	7.2%	4.2%	6.6%
Entities affiliated with Toyota Motor Corporation(11)	—	—	—	—	47,818,553	6.5%	*	4.0%	1.0%	47,818,553	6.9%	*	4.1%	1.0%
SoftBank Vision Fund (AIV M2) L.P.(12)	—	—	—	—	39,321,208	5.4%	—	3.3%	*	39,321,208	5.7%	—	3.4%	*

Directors and Executive Officers Pre-Business Combination
Mark Pincus(3)(13)(14)	24,317,500	—	99.5%	19.9%	32,989,276	4.4%	*	2.7%	*	23,818,823	3.4%	*	2.1%	*
Michael Thompson(3)(14)(15)	—	—	—	—	8,671,776	1.0%	*	*	*	8,671,776	1.1%	*	*	*
David Cohen(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Katharina Borchert	30,000	—	0.12%	*	30,000	*	—	*	*	30,000	*	—	*	*
Karen Francis	30,000	—	0.12%	*	30,000	*	—	*	*	30,000	*	—	*	*
Colleen McCreary	30,000	—	0.12%	*	30,000	*	—	*	*	30,000	*	—	*	*
Anne-Marie Slaughter	30,000	—	0.12%	*	30,000	*	—	*	*	30,000	*	—	*	*
All RTPY directors and executive officers as a group (eight individuals)	24,437,500	—	100.0%	20.0%	33,109,276	4.4%	*	2.7%	*	23,938,823	3.4%	*	2.1%	*

Directors and Executive Officers Post-Business Combination
Chris Urmson(16)	—	—	—	—	145,476,013	—	30.0%	12.0%	26.1%	145,476,013	—	30.0%	12.4%	26.3%
Richard Tame(17)	—	—	—	—	203,019	*	—	*	*	203,019	*	—	*	*
William Mouat(18)	—	—	—	—	3,409,942	*	—	*	*	3,409,942	*	—	*	*
Sterling Anderson(19)	—	—	—	—	52,501,130	—	10.8%	4.3%	9.4%	52,501,130	—	10.8%	4.5%	9.5%
James Andrew Bagnell(20)	—	—	—	—	47,189,060	—	9.7%	3.9%	8.5%	47,189,060	—	9.7%	4.0%	8.5%
Reid Hoffman(3)(21)	24,317,500	—	99.5%	19.9%	61,395,925	4.5%	6.0%	5.1%	5.8%	52,225,472	3.5%	6.0%	4.5%	5.7%
Dara Khosrowshahi	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michelangelo Volpi	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carl M. Eschenbach(22)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Brittany Bagley	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Aurora Innovation directors and executive officers as a group (ten individuals)	24,317,500	—	99.5%	19.9%	310,175,089	5.0%	56.6%	25.7%	49.9%	301,004,636	4.0%	56.6%	25.9%	50.7%

*	Less than one percent.
(1)

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Reinvent Technology Partners Y, 215 Park Avenue, Floor 11, New York, New York 10003 and post-Business Combination is c/o Aurora Innovation, Inc., Attention: General Counsel, 280 N. Bernardo Ave., Mountain View, CA 94043.

(2)

Prior to the Closing, holders of record of RTPY Class A ordinary shares and RTPY Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by RTPY shareholders and vote together as a single class, except as required by law; provided, that holders of RTPY Class B ordinary shares have the right to elect all of RTPY’s directors prior to the Closing, and holders of RTPY’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding RTPY Class A ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation common stock and (b) each of the then issued and outstanding RTPY Class B ordinary shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation common stock.

(3)

Messrs. Hoffman, Pincus, Thompson and Cohen are direct or indirect equityholders of Sponsor. Messrs. Hoffman and Pincus may be deemed to beneficially own shares held by Sponsor by virtue of their shared control over Sponsor. Other than Messrs. Hoffman and Pincus, no member of Sponsor exercises voting or dispositive control over any of the shares held by Sponsor. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of RTPY Class B ordinary shares held by Sponsor except to the extent of their pecuniary interest therein.

(4)

Post-Business Combination amounts consist of (x) in the “no redemption” scenario, 24,317,500 shares of Aurora Innovation Class A common stock, assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested (75% of the Sponsor Shares are subject to a vesting schedule with 25% vesting in each of the three tranches when the VWAP of the Aurora Innovation common stock is greater than $15.00, $17.50 and $20.00, respectively, for any 20 trading days within a period of 30 trading days; after 10 years following the Closing, the Sponsor agrees to forfeit any such Sponsor Shares which have not yet vested), or (y) in the “maximum redemption” scenario, 15,147,047 shares of Aurora Innovation Class A common stock held by the Sponsor, assuming 9,170,453 RTPY Class B ordinary shares held by the Sponsor were forfeited and the 15,147,047 shares of Aurora Innovation Class A common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested.

(5)

Consists of (i) 287,732,796 shares of Aurora Innovation Class A common stock held by Neben Holdings, LLC and (ii) 12,500,000 shares of Aurora Innovation Class A common stock to be purchased by Neben Holdings, LLC in the PIPE Investment. Neben Holdings, LLC is a wholly owned indirect subsidiary of Uber Technologies, Inc., a publicly traded company. The registered address of Uber Technologies, Inc. is 1515 3rd Street, San Francisco, CA 94158.

(6)

Consists of (i) 11,717,919 shares of Aurora Innovation Class B common stock held by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”), (ii) 23,435,882 shares of Aurora Innovation Class B common stock held by Sequoia Capital Global Growth Fund III – Endurance Partners, L.P. (“GGF III”), (iii) 165,000 shares of Aurora Innovation Class A common stock to be purchased by GF VIII in the PIPE Investment and (iv) 335,000 shares of Aurora Innovation Class A common stock to be purchased by GGF III in the PIPE Investment. SC US (TTGP), Ltd. is (i) the general partner of SCGGF III–Endurance Partners Management, L.P., which is the general partner of GGF III, and (ii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by the Sequoia Capital entities. The directors and stockholders of SC US (TTGP), Ltd. who participate in decisions to exercise voting and investment discretion with respect to GF VIII include Carl Eschenbach, a member of the Aurora Innovation Board. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GGF III are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, Messrs. Leone and Botha may be deemed to share voting and dispositive power with respect to the shares held by GGF III. Mr. Eschenbach expressly disclaims beneficial ownership of the shares held by the Sequoia Capital entities. The address for each of the Sequoia Capital entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(7)

Consists of (i) 25,312,651 shares of Aurora Innovation Class B common stock held by Greylock 15 Limited Partnership (“Greylock 15”), (ii) 1,406,260 shares of Aurora Innovation Class B common stock held by Greylock 15 Principals Limited Partnership (“Greylock Principals”) and (iii) 1,406,260 shares of Aurora Innovation Class B common stock held by Greylock 15-A Limited Partnership (“Greylock 15-A”). Greylock 15 GP LLC (“Greylock LLC”), is the general partner of each of Greylock 15, Greylock Principals, and Greylock 15-A. Reid Hoffman, a member of the Aurora Innovation Board, Asheem Chandna, James Slavet, Donald Sullivan, and David Sze are the senior managing members of Greylock LLC. The managing members of Greylock LLC may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of the Aurora Innovation Class B common stock beneficially owned by Greylock 15, Greylock Principals, and Greylock 15-A. Each of the managing members of Greylock LLC disclaims beneficial ownership of all securities other than those he owns directly, if any, or by virtue of his indirect pro rata interest, as a managing member of Greylock LLC, in the Aurora Innovation Class B common stock owned by Greylock 15, Greylock Principals, and/or Greylock 15-A. The business address for each of these entities and individuals is 2550 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(8)

Consists of (i) 37,251,907 shares of Aurora Innovation Class B common stock held by Index Ventures Growth III (Jersey), L.P. (“Index Growth III”), (ii) 567,267 shares of Aurora Innovation Class B common stock held by Yucca (Jersey) SLP (“Yucca”), (iii) 492,500 shares of Aurora Innovation Class A common stock to be purchased by Index Growth III in the PIPE Investment and (iv) 7,500 shares of Aurora Innovation Class A common stock to be purchased by Yucca in the PIPE Investment. Index Venture Growth Associates III Limited (“IVGA III”) is the managing general partner of Index Growth III and may be deemed to have voting and dispositive power over the shares held by such fund. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVGA III may be deemed to have voting and dispositive power over its allocation of shares held by Yucca. The address of the entities mentioned in this footnote is 5th Floor, 44 Esplanade, St. Helier, Jersey JE1 3FG, Channel Islands.

(9)

Consists of 35,153,802 shares of Aurora Innovation Class B common stock held by Amazon.com NV Investment Holdings LLC. Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon.com, Inc., a publicly traded company. The registered address of Amazon.com, Inc. is 410 Terry Avenue North, Seattle, WA 98109.

(10)

Consists of (i) 34,981,972 shares of Aurora Innovation Class B common stock beneficially owned by funds and accounts (severally and not jointly) that are advised or subadvised by T. Rowe Price Associates, Inc. (“TRPA”) and (ii) 13,850,000 shares of Aurora Innovation Class A common stock to be purchased by TRPA in the PIPE Investment. TRPA, as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 100 East Pratt Street, Baltimore, MD 21202.

(11)

Consists of (i) 47,232,683 shares of Aurora Innovation Class A common stock held by Toyota Motor North America, Inc. and (ii) 585,870 shares of Aurora Innovation Class B common stock held by Toyota A.I. Ventures Fund I, L.P. Toyota Motor Corporation, a publicly traded company, has dispositive control over the shares held by Toyota Motor North America, Inc. and Toyota A.I. Ventures Fund I, L.P. and may be deemed to beneficially own such shares. The business address for Toyota Motor Corporation is 4-7-1 Meieki, Nakamura-ku, Nagoya, Aichi 450-8171, Japan.

(12)

Consists of 39,321,208 shares of Aurora Innovation Class A common stock held by SoftBank Vision Fund (AIV M2) L.P. (“SVF”). SVF GP (Jersey) Limited (“SVF GP”), is the general partner of SVF. SB Investment Advisers (UK) Limited (“SBIA UK”), has been appointed as alternative investment fund manager (“AIFM”), and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SVF GP and SBIA UK are both wholly owned by SoftBank Group Corp. The address of SVF is 251 Little Falls Drive, Wilmington, Delaware 19808.

(13)

Post-Business Combination amounts consist of (i) (x) in the “no redemption” scenario, 24,317,500 shares of Aurora Innovation Class A common stock held by the Sponsor, assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation Class A common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested, or (y) in the “maximum redemption” scenario, 15,147,047 shares of Aurora Innovation Class A common stock held by the Sponsor, assuming 9,170,453 RTPY Class B ordinary shares held by the Sponsor were forfeited and the 15,147,047 shares of Aurora Innovation Class A common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested, (ii) 7,500,000 shares of Aurora Innovation Class A common stock to be purchased by the Sponsor Related PIPE Investor in the PIPE Investment and (iii) 1,171,776 shares of Aurora Innovation Class B common stock to be issued to Reinvent Capital Fund as a portion of the Aggregate Merger Consideration. Mr. Pincus may be deemed to beneficially own shares to be held by the Sponsor Related PIPE Investor by virtue of being a member of the Sponsor Related PIPE Investor. Mr. Pincus disclaims beneficial ownership of such shares to be held by the Sponsor Related PIPE Investor except to the extent of his pecuniary interest therein.

(14)

Messrs. Pincus and Thompson may be deemed to beneficially own shares of Aurora Innovation Class B common stock to be held by Reinvent Capital Fund by virtue of their shared control over Reinvent Capital Fund. Other than Messrs. Pincus and Thompson, no member of Reinvent Capital Fund exercises voting or dispositive control over any of such shares to be held by Reinvent Capital Fund. Each of Messrs. Pincus and Thompson disclaims beneficial ownership of shares of Aurora Innovation Class B common stock to be held by Reinvent Capital Fund except to the extent of their pecuniary interest therein.

(15)

Post-Business Combination amounts consist of (i) 7,500,000 shares of Aurora Innovation Class A common stock to be purchased by the Sponsor Related PIPE Investor in the PIPE Investment and (ii) 1,171,776 shares of Aurora Innovation Class B common stock to be issued to Reinvent Capital Fund as a portion of the Aggregate Merger Consideration. Mr. Thompson may be deemed to beneficially own shares to be held by the Sponsor Related PIPE Investor by virtue of being a member of the Sponsor Related PIPE Investor. Mr. Thompson disclaims beneficial ownership of such shares to be held by the Sponsor Related PIPE Investor except to the extent of his pecuniary interest therein.

(16)	Consists of 145,476,013 shares of Aurora Innovation Class B common stock held by Mr. Urmson.
(17)	Consists of 203,019 shares of Aurora Innovation Class A common stock issuable upon exercise of Aurora Innovation Options exercisable within 60 days from the Ownership Date.
(18)

Consists of (i) 3,328,735 shares of Aurora Innovation Class A common stock held by Mr. Mouat, (ii) 54,138 shares of Aurora Innovation Class A common stock issuable upon exercise of Aurora Innovation Options exercisable within 60 days from the Ownership date and (iii) 27,069 shares of Aurora Innovation Class A common stock issuable upon settlement of Aurora Innovation RSU Awards that will vest within 60 days from the Ownership Date.

(19)

Consists of (i) 52,498,965 shares of Aurora Innovation Class B common stock held by Mr. Anderson and (ii) 2,165 shares of Aurora Innovation Class B common stock held by the Anderson 2021 GRAT, of which Mr. Anderson is trustee.

(20)	Consists of 47,189,060 shares of Aurora Innovation Class B common stock held by Mr. Bagnell.
(21)

Post-Business Combination consist of (i) (x) in the “no redemption” scenario, 24,317,500 shares of Aurora Innovation Class A common stock held by the Sponsor, assuming no RTPY Class B ordinary shares held by the Sponsor were forfeited and the 24,317,500 shares of Aurora Innovation Class A common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested, or (y) in the “maximum redemption” scenario, 15,147,047 shares of Aurora Innovation Class A common stock held by the Sponsor, assuming 9,170,453 RTPY Class B ordinary shares held by the Sponsor were forfeited and the 15,147,047 shares of Aurora Innovation Class A common stock converted from RTPY Class B ordinary shares held by the Sponsor were fully vested, (ii) 7,500,000 shares of Aurora Innovation Class A common stock to be purchased by the Sponsor Related PIPE Investor in the PIPE Investment, (iii) 673,073 shares of Aurora Innovation Class A common stock held by Programmable Exchange, (iv) 780,181 shares of Aurora Innovation Class B common stock held by Thigmotropism LLC and (v) shares of Aurora Innovation Class B common stock held by the Greylock entities referenced in footnote (7) above. Mr. Hoffman may be deemed to beneficially own shares held by Programmable Exchange LLC and Thigmotropism LLC by virtue of his voting and investment power over such shares. Mr. Hoffman may be deemed to beneficially own shares to be held by the Sponsor Related PIPE Investor by virtue of being a member of the Sponsor Related PIPE Investor. Mr. Hoffman disclaims beneficial ownership of such shares to be held by the Sponsor Related PIPE Investor except to the extent of his pecuniary interest therein.
(22)

Mr. Eschenbach is a general partner at Sequoia Capital Operations, LLC. Mr. Eschenbach disclaims beneficial ownership of all shares held by the Sequoia Capital entities referred to in footnote (6) above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

RTPY

Founder Shares

On October 7, 2020 the Sponsor purchased 2,875,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On February 10, 2021, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 Founder Shares. Subsequent to the share capitalization, the Sponsor transferred 30,000 Founder Shares to each of RTPY’s independent directors. As of the date of this proxy statement/prospectus, the Sponsor and RTPY’s directors collectively own 20% of the issued and outstanding ordinary shares of RTPY.

The RTPY Founder Shares are identical to the RTPY Class A ordinary shares included in the units sold in RTPY’s initial public offering, except that (i) only the holders of the RTPY Founder Shares have the right to vote on the appointment of directors and holders of a majority of the RTPY Founder Shares may remove a member of the RTPY Board for any reason (as defined in the Cayman Constitutional Documents), (ii) the RTPY Founder Shares are subject to certain transfer restrictions, (iii) the holders of the RTPY Founder Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the RTPY Founder Shares and public shares held by them in connection with the completion of RTPY’s initial business combination, (y) their redemption rights with respect to any RTPY Founder Shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of RTPY’s obligation to allow redemption in connection with RTPY’s initial business combination or to redeem 100% of RTPY’s public shares if RTPY does not complete a business combination within 24 months from the closing of its initial public offering (or 27 months from the closing of the initial public offering if RTPY has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the RTPY Founder Shares if RTPY fails to complete a business combination within 24 months from the closing of this offering (or 27 months, as applicable) or during any extension of such time period, (iv) the RTPY Founder Shares are automatically convertible into RTPY Class A ordinary shares at the time of the initial business combination or earlier at the option of the holder and (v) the RTPY Founder Shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 24,437,500 RTPY Founder Shares will convert automatically, on a one-for-one basis, into one share of Aurora Innovation common stock. For additional information, see “Domestication Proposal.”

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of RTPY, the Sponsor purchased 8,900,000 private placement warrants at a price of $2.50 per warrant, or $22,250,000 in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one RTPY Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of RTPY.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of RTPY except that, so long as they are held by the Sponsor or its permitted transferees, the private placement warrants: (i) are not redeemable by RTPY (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the RTPY Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of RTPY’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 8,900,000 private placement warrants will convert automatically into a warrant to acquire one share of Aurora Innovation common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”

Registration Rights

The holders of the RTPY Founder Shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any RTPY Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the RTPY Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed March 15, 2021 requiring RTPY to register such securities for resale (in the case of the RTPY Founder Shares, only after conversion to RTPY Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that RTPY register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of RTPY’s initial business combination and rights to require RTPY to register for resale such securities pursuant to Rule 415 under the Securities Act. RTPY will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal—Related Agreements—Registration Rights Agreement.”

Subscription Agreements

On July 14, 2021, concurrently with the execution of the Merger Agreement, RTPY entered into subscription agreements with the Sponsor Related PIPE Investor, pursuant to which the Sponsor Related PIPE Investor has subscribed for shares of Aurora Innovation common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investor, Reinvent Technology SPV II LLC, is a special purpose vehicle formed solely to invest in the PIPE Investment and is expected to fund $75,000,000 of the PIPE Investment, for which it will receive 7,500,000 shares of Aurora Innovation common stock. In addition, certain directors and officers of RTPY, including Mr. Thompson, have economic interests in the Sponsor Related PIPE Investor. Additionally, our board observer, Mr. Hoffman, has an economic interest in the Sponsor Related PIPE Investor.

The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “BCA Proposal—Approval of the Business Combination—Related Agreements—PIPE Subscription Agreements.”

Sponsor Agreement

On July 14, 2021, RTPY entered into the Sponsor Agreement with the Sponsor and Aurora, pursuant to which the parties thereto agreed, among other things, that (i) in the event that more than 22.5% of the outstanding RTPY Class A ordinary shares are redeemed, and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor has not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, the Sponsor will forfeit a number of RTPY Class B ordinary shares then owned by the Sponsor immediately before the Domestication, (ii) subject to the forfeiture (if any) described in the immediately preceding clause, shares held by the Sponsor as of the Domestication will be subject to certain vesting and lock-up terms, (iii) the Sponsor agreed to exercise all of its private placement warrants for cash or on a “cashless basis” on or prior to the date upon which Aurora Innovation elects to redeem the public warrants in accordance with the Warrant Agreement, if the last reported sales price of the Aurora Innovation Class A common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments) and (iv) the Sponsor will have certain rights with respect to board representation of Aurora Innovation. For additional information, see “BCA Proposal—Related Agreements—Sponsor Agreement.”

Sponsor Support Agreement

On July 14, 2021, in connection with the execution of the Merger Agreement, RTPY, each of the directors (other than Karen Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officers of RTPY, the Sponsor and Aurora entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each of the directors (other than Ms. Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officers of RTPY agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of RTPY and (c) the Effective Time. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Support Services Agreement

RTPY entered into the Support Services Agreement that provides that, commencing on the date that RTPY’s securities are first listed on Nasdaq through the earlier of consummation of the initial business combination or the liquidation, RTPY will pay support services fees to Reinvent Capital LLC (“Reinvent Capital”) that total $1,875,000 per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of June 30, 2021, there was $497,700 outstanding amount in services fee and reimbursable expenses for which Reinvent Capital was awaiting payment or reimbursement by RTPY, which would be made from funds held outside the trust account, including funds released from the trust account to pay for working capital, subject to an annual limit of $701,250.

Aurora

Certain Relationships and Related Person Transactions – Aurora

Director-Related Grants

In January 2018, Reid Hoffman, a director of Aurora, entered into a restricted stock agreement with Aurora under the 2017 Plan, pursuant to which Mr. Hoffman was granted 1,363,590 restricted shares of Aurora common stock at a fair market value of $156,813. These shares, which are fully vested as of the date hereof, were issued to Mr. Hoffman in connection with his services as a director of Aurora. In February 2018, Mr. Hoffman transferred the full amount of this grant to Greylock 15 Principals Limited Partnership and related entities (collectively, “Greylock”), each of which is an affiliate of Greylock Partners, of which Mr. Hoffman is a partner.

In January 2018, Mike Volpi, a director of Aurora, entered into a restricted stock agreement with Aurora under the 2017 Plan, pursuant to which Mr. Volpi was granted 1,363,590 restricted shares of Aurora common stock at a fair market value of $156,813. These shares, which are fully vested as of the date hereof, were issued to Mr. Volpi in connection with his services as a director of Aurora. In January 2018, Mr. Volpi transferred the full amount of this grant to Index Ventures Growth III (Jersey) L.P. and a related entity (collectively, “Index”), each of which is an affiliate of Index Ventures, of which Mr. Volpi is a partner.

Equity Financings

Series A Financing

In February 2018, Aurora issued and sold an aggregate of 29,948,750 shares of its Series A preferred stock, at a purchase price of $2.775672 per share and for an aggregate purchase price of approximately $83,127,906.87 (5,404,090 of which shares were issued pursuant to the conversion of a Simple Agreement for Future Equity that had previously been issued in the amount of $15,000,000). The table below sets forth the number of shares of Aurora Series A preferred stock sold to Aurora’s directors, executive officers and holders of more than 5% of Aurora’s capital stock:

Investor	Affiliated Director(s) or Officer(s)	Shares of Series A Stock	Total Purchase Price
Greylock 15 Principals Limited Partnership and affiliates	Reid Hoffman	12,272,330	$34,063,962.77
Index Ventures Growth III (Jersey) L.P. and affiliate(1)	Mike Volpi	12,272,330	$34,063,962.77

Total		24,544,660	$68,127,925.54

(1) Index collectively transferred 9,006 shares of Aurora’s Series A preferred stock to a third party in March 2018.

Series B Financing

In March 2019 and in follow-on closings thereafter, Aurora issued and sold an aggregate of 69,163,760 shares of its Series B preferred stock, at a purchase price of $9.2403 per share and for an aggregate purchase price of approximately $659,660,766.47. The table below sets forth the number of shares of Aurora Series B preferred stock sold to Aurora’s directors, executive officers, holders of more than 5% of Aurora’s capital stock and an affiliate of RTPY:

Investor	Affiliated Director(s) or Officer(s)	Shares of Series B Stock	Total Purchase Price
Greylock 15 Principals Limited Partnership and affiliates	Reid Hoffman	108,210	$9,998,928.63
Sequoia Capital Global Growth Fund III—Endurance Partners, L.P. and affiliate	Carl Eschenbach	16,233,230	$149,999,915.17
Reinvent Capital Fund LP	Reid Hoffman	541,100	$4,999,926.33

Total		16,882,540	$164,998,770.13

Equity Financing and Apparate Acquisition

Stock Purchase and Agreement and Plan of Merger

In January 2021, Aurora issued an aggregate of 116,173,646 of its common stock, 50,873,075 shares of its Series U-1 preferred stock and 20,349,230 shares of its Series U-2 preferred stock, each at a per share purchase price of $19.656763 and for an aggregate consideration of $3,683,597,795.97, pursuant to a stock purchase and agreement and plan of merger originally entered into in December 2020 (as amended, the “Apparate Merger Agreement”). The following table summarizes the holdings of Neben Holdings, LLC (“Neben”), an affiliate of Uber and a 5% holder of Aurora’s capital stock, as consideration for Aurora’s acquisition of Apparate following the closing of the transactions contemplated in the Apparate Merger Agreement:

Investor	Affiliated Director(s) or Officer(s)	Shares of Common Stock	Shares of Series U-2 Stock	Approx. Value of Acquired Stock
Neben Holdings, LLC, an affiliate of Uber	Dara Khosrowshahi	112,519,262	20,349,230	$2,611,764,457.42

Total		112,519,262	20,349,230

Collaboration Agreement with Uber

In January 2021, Aurora entered into a Collaboration Agreement with Uber in connection with Aurora’s acquisition of Apparate. Pursuant to the Collaboration Agreement, Aurora and Uber agreed to dedicate appropriate resources over the ten-year collaboration term towards a goal of deploying Aurora’s self-driving passenger vehicles on Uber’s ridesharing network.

Transition Services Agreement with Uber

In January 2021, Aurora entered into a Transition Services Agreement with Uber in connection with Aurora’s acquisition of Apparate. Pursuant to the Transition Services Agreement, Uber agreed to provide certain identified transition services to Aurora during a twelve-month post-closing period.

Irrevocable Proxy with Uber

On June 28, 2021, Aurora entered into an Amended and Restated Irrevocable Proxy with Uber and Neben in connection with the acquisition of Apparate, pursuant to which Neben agreed to appoint Aurora’s then-current Chief Executive Officer (or, if there is no Chief Executive Officer, an officer designated by Aurora’s board of directors) as its irrevocable proxyholder over any matter, other than certain excluded matters, requiring or submitted to a vote or consent of the stockholders of Aurora, whether submitted at a meeting, by written consent, or otherwise. The proxyholder is required to vote shares subject to the Irrevocable Proxy in a manner that is consistent with, and in the same proportions as, other votes cast by all other stockholders entitled to vote on such matters. Under the terms of the Irrevocable Proxy, the proxyholder will be permitted to direct the voting of Aurora shares held by Neben and certain of its affiliates to the extent they exceed the voting power of Neben and such affiliates as of immediately following the Closing, disregarding for this purpose the effect of multiple classes of equity with different voting rights. This percentage is subject to adjustment in certain circumstances if investors in Aurora meeting certain criteria are able to vote a greater percentage of the voting power of outstanding Aurora stock than Neben and its affiliates. The Irrevocable Proxy will survive the Closing.

Side Letter with Uber

On June 28, 2021, Aurora entered into an amended and restated side letter (the “Side Letter”) with Uber in connection with the acquisition of Apparate. Certain terms of the Side Letter will terminate upon the Closing. The terms of the Side Letter surviving the Closing primarily impose certain restrictions on the ability of Uber to make strategic investments in certain other companies.

Financing Agreements

Investors’ Rights Agreement

In January 2021, Aurora entered into the Amended and Restated Investors’ Rights Agreement, (the “Investors’ Rights Agreement”) in connection with the acquisition of Apparate, pursuant to which it grants registration rights and information rights, among other things, to certain holders of Aurora’s capital stock including: (i) Chris Urmson, Aurora’s an executive officer and director of Aurora and a 5% holder of Aurora capital stock; (ii) Neben, a 5% holder of Aurora capital stock; (iii) Sterling Anderson, a director of Aurora; and (iv) William Mouat, executive officer of Aurora. The Investors’ Rights Agreement will terminate upon Closing.

Right of First Refusal

In January 2021, Aurora entered into the Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) in connection with the acquisition of Apparate, pursuant to which Aurora has a primary right to purchase shares of Aurora capital stock which certain stockholders propose to sell to third parties and certain Aurora investors party to the ROFR Agreement have a secondary right of refusal and co-sale rights in connection therewith. Certain holders of Aurora capital stock, including Mr. Bagnell, a director of Aurora, Mr. Urmson, Mr. Anderson and Neben are party to the ROFR Agreement, with Messrs. Bagnell, Urmson and Anderson subject to restrictions on the ability to sell certain of their respective shares pursuant to the terms thereunder. The ROFR Agreement will terminate upon the Closing.

Voting Agreement

In January 2021, Aurora entered into the Amended and Restated Voting Agreement (the “Voting Agreement”) in connection with the acquisition of Apparate, pursuant to which certain holders of its capital stock, including Chris Urmson, Sterling Anderson, James Andrew Bagnell and Neben, have agreed to vote their shares of Aurora’s capital stock on certain matters, including with respect to the election of directors. The Voting Agreement will terminate upon the Closing.

Agreements with Employees, Directors and Officers

Employment Compensation

Sterling Anderson serves as a director and employee of Aurora. In his capacity as an employee, Mr. Anderson received a base salary of $330,000 during the 2020 fiscal year and a bonus cash payment of $41,250. Mr. Anderson’s salary increased to $360,000 in February 2021.

James Andrew Bagnell serves as a director and employee of Aurora. In his capacity as an employee, Mr. Bagnell received a base salary of $330,000 during the 2020 fiscal year and a bonus cash payment of $41,250. Mr. Bagnell’s salary increased to $340,000 in February 2021.

Director and Officer Indemnification

Aurora’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Aurora has entered into indemnification agreements with each of its directors and William Mouat, Aurora’s general counsel and an executive officer. Following the Business Combination, Aurora expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and executive officer of Aurora Innovation. For additional information, see “Description of Aurora Innovation Securities—Limitations on Liability and Indemnification of Officers and Directors.”

Certain Relationships and Related Person Transactions – Aurora Innovation

PIPE Investment

Subscription Agreements

In connection with the execution of the Merger Agreement, RTPY and the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors subscribed for, collectively, 100,000,000 newly-issued shares of Aurora Innovation Class A common stock to be issued at the Closing. The obligations to consummate the subscriptions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. See “Other Agreements—Subscription Agreements”, which disclosure is incorporated herein by reference.

Registration Rights Agreement

At the Closing, RTPY and the Sponsor will enter into the Registration Rights Agreement with certain affiliates of the Sponsor and certain stockholders of Aurora Innovation named therein, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. See “Other Agreements—Registration Rights Agreement”, which disclosure is incorporated herein by reference.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the Aurora Innovation Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Aurora Innovation’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Aurora Innovation’s voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Aurora Innovation’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Aurora Innovation’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Aurora Innovation will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, Aurora Innovation and the Major Company Equityholders (as defined in the Merger Agreement) will enter into a Lock-Up Agreements (the “Lock-Up Agreements”), which will contain certain restrictions on transfer with respect to shares of Aurora Innovation common stock held by the Major Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Aurora Innovation common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Aurora Awards outstanding immediately prior to the Closing. For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreements.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

RTPY is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and RTPY’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, RTPY’s memorandum and articles of association differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Aurora Innovation, your rights will differ in some regards as compared to when you were a shareholder of RTPY.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of RTPY and Aurora Innovation according to applicable law or the organizational documents of RTPY and Aurora Innovation.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of RTPY, attached to this proxy statement/prospectus as Annex L, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Aurora Innovation and RTPY, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act and RTPY’s memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as, being entitled to do so, attend and vote, in person or by proxy at a duly convened and held meeting of the members of the company).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in	A Cayman Islands company generally may indemnify its directors or officers except with

	Delaware	Cayman Islands
	good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	regard to fraud, dishonesty or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF AURORA INNOVATION SECURITIES

The following summary of certain provisions of Aurora Innovation securities following the Business Combination does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

General

Immediately following the Merger, the authorized capital stock of Aurora Innovation will consist of 52,000,000,000 shares of capital stock, $0.00001 par value per share, of which:

•	50,000,000,000 shares are designated as Class A common stock;

•	1,000,000,000 shares are designated as Class B common stock; and

•	1,000,000,000 shares are designated as preferred stock.

Following the completion of the Business Combination, it is expected that there will be 870,847,549 shares of Aurora Innovation Class A common stock outstanding, 485,108,408 shares of Aurora Innovation Class B common stock outstanding and no shares of Aurora Innovation preferred stock outstanding. Pursuant to the Proposed Certificate of Incorporation, the Aurora Innovation Board has the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of Aurora Innovation Class A common stock. After 11:59 p.m. Eastern Time on the date of the completion of the Business Combination, and until the final conversion of all outstanding shares of Aurora Innovation Class B common stock pursuant to the terms of the Proposed Certificate of Incorporation, or the Final Conversion Date, any issuance of additional shares of Aurora Innovation Class B common stock requires the approval of the holders of at least two-thirds of the outstanding shares of Aurora Innovation Class B common stock voting as a separate class.

Aurora Innovation Common Stock

Following the consummation of the Business Combination, we will have two series of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Aurora Innovation Class A common stock and Aurora Innovation Class B common stock will generally be identical, except with respect to voting and conversion.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Aurora Innovation common stock will be entitled to receive dividends out of funds legally available if the Aurora Innovation Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Aurora Innovation Board may determine. See the section titled “Market Price and Dividend Policy” for additional information.

Voting Rights

Holders of Aurora Innovation Class A common stock will be entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders and holders of Aurora Innovation Class B common stock will be entitled to 10 votes for each share held as of the applicable record date on all matters submitted to a vote of stockholders. The holders of Aurora Innovation Class A common stock and Aurora Innovation Class B common stock will generally vote together as a single class, unless otherwise required by law. Under the Proposed Certificate of Incorporation, approval of the holders of a majority of the outstanding shares of Aurora Innovation Class B common stock voting as a separate class is required to increase or decrease the number of authorized shares of Aurora Innovation Class B common stock. In addition, Delaware law could require either holders of Aurora Innovation Class A common stock or Aurora Innovation Class B common stock to vote separately as a single class if we were to seek to amend our Proposed Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of the Aurora Innovation Class A common stock or the Aurora Innovation Class B common stock in a manner that affected its holders adversely but does not so affect the shares of the other series of common stock, then that series would be required to vote separately to approve the proposed amendment.

After 11:59 p.m. Eastern Time on the date of the completion of the Business Combination and until the Final Conversion Date, approval of at least two-thirds of the outstanding shares of Aurora Innovation Class B common stock voting as a separate class will be required to:

•

amend or modify any provision of the Proposed Certificate of Incorporation inconsistent with, or otherwise alter, any provision of the Proposed Certificate of Incorporation to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Aurora Innovation Class B common stock;

•

reclassify any outstanding shares of Aurora Innovation Class A common stock into shares having rights as to dividends or liquidation that are senior to the Aurora Innovation Class B common stock or the right to have more than one vote for each share thereof;

•	issue any shares of Aurora Innovation Class B common stock, including by dividend, distribution or otherwise; or

•	authorize, or issue any shares of, any class or series of our capital stock having the right to more than one vote for each share thereof.

Our Proposed Certificate of Incorporation that will be in effect following the consummation of the Business Combination will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Aurora Innovation common stock will not be entitled to preemptive rights, and will not be subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up in connection with which the Aurora Innovation Board has determined to effect a distribution of assets to any holders of Aurora Innovation common stock, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Aurora Innovation common stock and any participating Aurora Innovation preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion of Aurora Innovation Class B Common Stock

Each share of Aurora Innovation Class B common stock is convertible at any time at the option of the holder into one share of Aurora Innovation Class A common stock. Following the consummation of the Business

Combination, shares of Aurora Innovation Class B common stock will automatically convert into shares of Aurora Innovation Class A common stock upon sale or transfer except for certain transfers described in the Proposed Certificate of Incorporation, including estate planning or charitable transfers where sole dispositive power and exclusive voting control with respect to the shares of Aurora Innovation Class B common stock are retained by the transferring holder or such transferring holder’s spouse. In addition, each outstanding share of Aurora Innovation Class B common stock held by a stockholder who is a natural person, or held by the permitted entities and permitted transferees of such natural person (as described in the Proposed Certificate of Incorporation), will convert automatically into one share of Aurora Innovation Class A common stock upon the death of such natural person. In the event of the death or permanent and total disability of an Aurora Founder, shares of Aurora Innovation Class B common stock held by such Aurora Founder, his permitted entities or permitted transferees will convert to Aurora Innovation Class A common stock, provided that the conversion will be deferred for nine months, or up to 18 months if approved by a majority of our independent directors, following his death or permanent and total disability and provided further, that to the extent any other Aurora Founder has or shares voting control over such shares, the shares of Aurora Innovation Class B common stock will be treated as held of record by the Aurora Founder that has or shares voting control. Transfers between the Aurora Founders are permitted transfers and will not result in conversion of the shares of Aurora Innovation Class B common stock that are transferred and such shares of Aurora Innovation Class B common stock will be treated as held of record by the transferee Aurora Founder. With respect to any shares of Aurora Innovation Class B common stock over which the spouse of an Aurora Founder has voting control, such shares of Aurora Innovation Class B common stock will convert to shares of Aurora Innovation Class A common stock upon divorce if the spouse retains voting control.

Each share of Aurora Innovation Class B common stock will convert automatically into one share of Aurora Innovation Class A common stock upon (i) the date specified by affirmative written election of the holders of two-thirds of the then-outstanding shares of Aurora Innovation Class B common stock, (ii) the date fixed by the Aurora Innovation Board that is no less than 61 days and no more than 180 days following the date on which the shares of Aurora Innovation Class B common stock held by the Aurora Founders and their permitted entities and permitted transferees represent less than 20% of the Aurora Innovation Class B common stock held by the Aurora Founders and their permitted entities as of immediately following the consummation of the Business Combination or (iii) nine months after the death or total disability of the last to die or become disabled of the Aurora Founders, or such later date not to exceed a total period of 18 months after such death or disability as may be approved by a majority of our independent directors.

Fully Paid and Non-Assessable

Our legal counsel will opine that the shares of Aurora Innovation common stock to be issued in the Merger will be fully paid and non-assessable.

Aurora Innovation Preferred Stock

The Aurora Innovation Board will have the authority, subject to limitations prescribed by Delaware law and the terms of the Proposed Certificate of Incorporation, to issue Aurora Innovation preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. The Aurora Innovation Board can also increase or decrease the number of shares of any series of Aurora Innovation preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Aurora Innovation Board may authorize the issuance of Aurora Innovation preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Aurora Innovation common stock. The issuance of Aurora Innovation preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of Aurora Innovation common stock and the voting and other rights of the holders of Aurora Innovation common stock. We have no current plan to issue any shares of Aurora Innovation preferred stock.

Aurora Innovation Options and Restricted Stock Unit Awards

In connection with the Merger, all (i) Aurora Options and (ii) Aurora RSU Awards outstanding as of immediately prior to the Merger will be converted into (a) options to purchase shares of Aurora Innovation Class A common stock (“Aurora Innovation Options”) and (b) awards of restricted stock units based on shares of Aurora Innovation Class A common stock (“Aurora Innovation RSU Awards”), respectively.

An estimated 89,880,638 shares will be reserved for the potential future issuance of Aurora Innovation Class A common stock upon the exercise of Aurora Innovation Options and an estimated 35,852,386 shares will be reserved for the potential future issuance of Aurora Innovation Class A common stock upon the settlement of Aurora Innovation RSU Awards following the consummation of the Business Combination.

Registration Rights

Upon the completion of the Business Combination, under the Registration Rights Agreement, the holders of                 shares of Aurora Innovation common stock or their permitted transferees will have the right to require Aurora Innovation to register the offer and sale of their shares, or to include their shares in any registration statement Aurora Innovation files, in each case as described below.

Shelf Registration Rights

After the completion of the Business Combination, Aurora Innovation is required file a registration statement for an offering to be made on a delayed or continuous basis no later than 30 days following the Closing on a Form S-3, or, if Aurora Innovation is ineligible to use a Form S-3, on a Form S-1. The holders of at least $50.0 million of shares having registration rights then outstanding can request that Aurora Innovation effect an underwritten public offering pursuant to such resale shelf registration statement. Aurora Innovation is not obligated to effect more than eight (8) such registrations within any 12-month period. These shelf registration rights are subject to specified conditions and limitations, including the right of the managing underwriter or underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

After the consummation of the Business Combination, if Aurora Innovation proposes to register the offer and sale of its common stock under the Securities Act, all holders of these shares then outstanding can request that Aurora Innovation include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever Aurora Innovation proposes to file a registration statement under the Securities Act, other than with respect to a registration (i) relating to any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) relating to an offering of debt that is convertible into equity securities of Aurora Innovation, (iv) for a dividend reinvestment plan, (v) a “block trade,” or an underwritten registered offering not involving a roadshow or (vi) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

Registration Rights for PIPE Shares

In connection with the Business Combination, RTPY entered into the Subscription Agreements, pursuant to which RTPY has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from RTPY, 100,000,000 shares of Aurora Innovation Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share for an aggregate commitment of $1.0 billion. The PIPE Investment is conditioned upon, among other conditions, and will be consummated substantially concurrently with, the closing of the Merger.

Pursuant to the Subscription Agreements, RTPY agreed that, within thirty (30) calendar days after the consummation of the Business Combination, RTPY will file with the SEC (at RTPY’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and RTPY shall use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies RTPY that it will review such registration statement) following the filing thereof and (ii) ten (10) business days after RTPY is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review. See “BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Anti-Takeover Provisions

Certain provisions of Delaware law, and of the Proposed Certificate of Incorporation and the Proposed Bylaws, which will become effective upon the consummation of the Merger, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Aurora Innovation Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Following the consummation of the Business Combination, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Aurora Innovation Board prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Aurora Innovation Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Proposed Certificate of Incorporation and Proposed Bylaw Provisions

The Proposed Certificate of Incorporation and Proposed Bylaws, which will become effective upon the consummation of the Merger, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Aurora Innovation Board or management team, including the following:

Dual Class Stock

As described above in “—Aurora Innovation Common Stock—Voting Rights,” the Proposed Certificate of Incorporation provides for a dual class common stock structure, which will provide the Aurora Founders and certain other Aurora Stockholders who will receive high-vote shares in connection with the Pre-Closing Restructuring, individually or together, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Classified Board

The Proposed Certificate of Incorporation will provide that the Aurora Innovation Board will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the Aurora Innovation Board for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See the section titled “Management of Aurora Innovation Following the Business Combination—Corporate Governance—Composition of the Board of Directors” and “Organizational Documents Proposal C — Approval of Proposal Regarding Establishment of a Classified Board of Directors.”

Board of Directors Vacancies

The Proposed Certificate of Incorporation and Proposed Bylaws will authorize only the board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Aurora Innovation Board will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of the Aurora Innovation Board and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Aurora Innovation Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Proposed Certificate of Incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Proposed Bylaws. The Proposed Bylaws further provide that special meetings of our stockholders may be called only by a majority of the Aurora Innovation Board, the chairperson of the Aurora Innovation Board, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or a special meeting of stockholders at which the election of directors is included as business to be brought before the special meeting. The Proposed Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or a special meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Lock-up

The Proposed Bylaws contain a lock-up provision which provides that, without the prior unanimous consent of the Aurora Innovation Board and subject to certain customary exceptions, each holder of Aurora Innovation common stock issued (i) as the Aggregate Merger Consideration pursuant to the Merger or (ii) to directors, officers and employees upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the Merger in respect of Aurora Awards, will not, for a period ending 180 calendar days following the effective time of the Merger, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of such shares of Aurora Innovation common stock.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to certain provisions of our Proposed Certificate of Incorporation will require the approval of at least two-thirds of the outstanding voting power of Aurora Innovation common stock. The Proposed Bylaws provide that approval of stockholders holding at least two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our Proposed Bylaws.

Issuance of Undesignated Preferred Stock

The Aurora Innovation Board will generally have the authority, without further action by our stockholders, to issue up to 1,000,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Aurora Innovation Board. The existence of authorized but unissued shares of preferred stock would enable the Aurora Innovation Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our Proposed Bylaws will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our Proposed Certificate of Incorporation or Proposed Bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of Aurora Innovation securities. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Transfer Agent and Registrar

Upon the consummation of the Business Combination, the transfer agent and registrar for the Aurora Innovation Class A common stock and the Aurora Innovation Class B common stock will be Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004-1561, and its telephone number is (212) 509-4000.

Limitations of Liability and Indemnification

Our Proposed Certificate of Incorporation will contain provisions that will limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, following the consummation of the Business Combination, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal or elimination of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our Proposed Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers or is or was a director or officer of ours serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Proposed Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any other person, to the extent not prohibited by applicable law. Our Proposed Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we expect to enter into indemnification agreements with each post-Closing director and executive officer of Aurora Innovation, which may contain provisions broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also generally require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our Proposed Certificate of Incorporation, in our Proposed Bylaws and in indemnification agreements that we expect to enter into with our post-Closing directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is, was, or is expected be, one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We expect to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of the Aurora Innovation non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

We intend to apply to list the Aurora Innovation Class A common stock on the Nasdaq Capital Market under the symbol “AUR.”

SECURITIES ACT RESTRICTIONS ON RESALE OF AURORA INNOVATION SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Aurora Innovation common stock or Aurora Innovation warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Aurora Innovation at the time of, or at any time during the three months preceding, a sale and (ii) Aurora Innovation is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Aurora Innovation was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Aurora Innovation common stock shares or Aurora Innovation warrants for at least six months but who are affiliates of Aurora Innovation at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Aurora Innovation common stock then outstanding; or

•	the average weekly reported trading volume of Aurora Innovation’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Aurora Innovation under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Aurora Innovation.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, subject to the Sponsor Agreement, the Sponsor may be able to sell its shares of Aurora Innovation Class A common stock (converted from the RTPY Founder Shares upon the Domestication) and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after RTPY has completed RTPY’s initial business combination.

RTPY anticipates that following the consummation of the Business Combination, Aurora Innovation will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

Aurora Innovation’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Aurora Innovation’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Aurora Innovation Board, (ii) otherwise properly brought before such meeting by or at the direction of the Aurora Innovation Board or the chairperson of the Aurora Innovation Board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Aurora Innovation both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Aurora Innovation’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Aurora Innovation’s annual meeting of stockholders, Aurora Innovation’s secretary must receive the written notice at Aurora Innovation’s principal executive offices:

•	not earlier than the 120th day; and

•	not later than the 90th day, before the one-year anniversary of the preceding year’s annual meeting.

We currently anticipate the 2022 annual meeting of stockholders of Aurora Innovation will be held no later than July 2022. Under Aurora Innovation’s Proposed Bylaws, a stockholder’s notice must be received by the secretary at the principal executive offices of Aurora Innovation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then such notice must be received by the secretary at the principal executive offices of Aurora Innovation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Aurora Innovation. Nominations and proposals also must satisfy other requirements set forth in Aurora Innovation’s Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at Aurora Innovation’s principal office at a reasonable time before Aurora Innovation begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

Aurora Innovation’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Aurora Innovation’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Aurora Innovation’s Proposed Bylaws. In addition, the stockholder must give timely notice to Aurora Innovation’s secretary in accordance with Aurora Innovation’s Proposed Bylaws, which, in general, require that the notice be received by Aurora Innovation’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the RTPY Board, any committee chairperson or the non-management directors as a group by writing to the RTPY Board or committee chairperson in care of Reinvent Technology Partners Y, 215 Park Avenue, Floor 11 New York, New York 10003. Following the Business Combination, such communications should be sent in care of Aurora Innovation, Inc., Attention: General Counsel, 280 N. Bernardo Ave., Mountain View, CA 94043. Each communication will be forwarded, depending on the subject matter, to the Aurora Innovation Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of Aurora Innovation offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of RTPY as of December 31, 2020, and for the period from October 2, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and appearing elsewhere herein, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Aurora Innovation, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The financial statements of Apparate USA LLC as of December 31, 2020 and December 31, 2019 and for the year ended December 31, 2020 and for the period from April 8, 2019 to December 31, 2019 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, RTPY and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RTPY’s annual report to shareholders and RTPY’s proxy statement. Upon written or oral request, RTPY will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that RTPY deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that RTPY deliver single copies of such documents in the future. Shareholders may notify RTPY of their requests by writing to RTPY at its principal executive offices at 215 Park Avenue, Floor 11 New York, New York 10003 or calling RTPY at (212) 457-1272.

ENFORCEABILITY OF CIVIL LIABILITY

RTPY is a Cayman Islands exempted company. If RTPY does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon RTPY. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against RTPY in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, RTPY may be served with process in the United States with respect to actions against RTPY arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of RTPY’s securities by serving RTPY’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

RTPY has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

RTPY files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RTPY at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RTPY’s corporate website under the heading “SEC Filings,” at https://y.reinventtechnologypartners.com. RTPY’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to RTPY has been supplied by RTPY, and all such information relating to Aurora has been supplied by Aurora, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: RTPY.info@investor.morrowsodali.com

If you are a stockholder of RTPY and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

REINVENT TECHNOLOGY PARTNERS Y

AURORA

APPARATE

Report of Independent Registered Public Accounting Firm

To the Shareholders and Director

Reinvent Technology Partners Y

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Reinvent Technology Partners Y (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 2, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from October 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 12, 2021

REINVENT TECHNOLOGY PARTNERS Y

BALANCE SHEET

December 31, 2020

Assets:
Current assets:
Prepaid expenses	$6,380

Total current assets	6,380
Deferred offering costs associated with proposed public offering	56,483

Total Assets	$62,863

Liabilities and Shareholder’s Equity:
Current liabilities:
Accounts payable	$23,450
Accrued expenses	33,033

Total current liabilities	$56,483

Commitments and Contingencies
Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 24,437,500 shares issued and outstanding(1)(2)	2,444
Additional paid-in capital	22,556
Accumulated deficit	(18,620)

Total shareholder’s equity	6,380

Total Liabilities and Shareholder’s Equity	$62,863

(1)	This number includes up to 3,187,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

REINVENT TECHNOLOGY PARTNERS Y

STATEMENT OF OPERATIONS

For the period from October 2, 2020 (inception) through December 31, 2020

General and administrative expenses	$18,620

Net loss	$(18,620)

Weighted average ordinary shares outstanding, basic and diluted(1)(2)	21,250,000

Basic and diluted net loss per ordinary share	$(0.00)

(1)	This number excludes an aggregate of up to 3,187,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

REINVENT TECHNOLOGY PARTNERS Y

STATEMENT OF CHANGE IN SHAREHOLDER'S EQUITY

For the period from October 2, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder's Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—October 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	24,437,500	2,444	22,556	—	25,000
Net loss	—	—	—	—	—	(18,620)	(18,620)

Balance—December 31, 2020	—	$—	24,437,500	$2,444	$22,556	$(18,620)	$6,380

(1)	This number includes up to 3,187,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

REINVENT TECHNOLOGY PARTNERS Y

STATEMENT OF CASH FLOWS

For the period from October 2, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(18,620)
Changes in operating assets and liabilities:
Prepaid expenses	18,620

Net cash used in operating activities	—

Net increase in cash	—
Cash—beginning of the period	—

Cash—ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred offering costs included in accrued expenses	$33,033
Deferred offering costs included in accounts payable	$23,450

The accompanying notes are an integral part of these financial statements.

REINVENT TECHNOLOGY PARTNERS Y

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization, Business Operations and Basis of Presentation

Reinvent Technology Partners Y, formerly known as Reinvent Technology Partners C (the “Company”), is a blank check company incorporated as a Cayman Islands exempted company on October 2, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from October 2, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Proposed Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 85,000,000 units at $10.00 per unit (or 97,750,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in such Units, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 7,880,000 warrants (or 8,900,000 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $2.50 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (“Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses with an aggregate fair market value equal to at least 80% of the value of the Trust Account (as defined below) (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the

Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering, or 27 months from the closing of the Proposed Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Proposed Public Offering (as such period may be extended, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $701,250, and/or to pay our taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or a minimum one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred Offering Costs

Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 3,187,500 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3. Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 85,000,000 Units (or 97,750,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4. Private Placement

The Sponsor agreed to purchase an aggregate of 7,880,000 Private Placement Warrants (or 8,900,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $2.50 per Private Placement Warrant ($19.7 million in the aggregate, or approximately $22.3 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis, except as described in Note 7, so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5. Related Party Transactions

Founder Shares

On October 7, 2020, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 2,875,000 ordinary shares (the “Founder Shares”). On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Founder Shares outstanding. All shares and the associated amounts in the accompanying financial statements and notes thereto have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to an aggregate of 3,187,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the Proposed Public Offering, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B ordinary shares prior to the consummation of the Proposed Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the Proposed Public Offering. Subsequent to the share capitalization, on February 10, 2021, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent director nominees.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On October 7, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2021 and the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants not being placed in the Trust Account. As of December 31, 2020, the Company has not borrowed any amount under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Support Services Agreement

The Company will enter into a support services agreement (the “Support Services Agreement”) that will provide that, commencing on the date that the Company’s securities are first listed on Nasdaq through the earlier of consummation of the initial Business Combination and its liquidation, the Company will pay $1,875,000 Support Services Fees to Reinvent Capital LLC per year for support and administrative services.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account, including funds released from the Trust Account to pay for working capital, subject to an annual limit of $701,250.

Note 6. Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 12,750,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $17.0 million in the aggregate (or approximately $19.6 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or approximately $29.8 million in the aggregate (or approximately $34.2 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7. Shareholder’s Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 2,875,000 Class B ordinary shares issued and outstanding. On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. All shares and the associated amounts in the accompanying financial statements and notes thereto have been retroactively restated to reflect the share capitalization. Of the 24,437,500 Class B ordinary shares outstanding, up to 3,187,500 Class B ordinary shares are subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable, except as described below, so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the volume-weighted average price of Class A ordinary shares for the 10 trading days following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8. Subsequent Events

On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. All shares and the associated amounts in the accompanying financial statements and notes thereto have been retroactively restated to reflect the share capitalization. Subsequent to the share capitalization, on February 10, 2021, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent director nominees. In addition, subsequent to December 31, 2020, the Company borrowed approximately $122,000 under the Note.

The Company has evaluated subsequent events to determine if events or transactions occurring after the balance sheet date through February 12, 2021, the date the financial statements were available to be issued, require potential adjustment to or disclosure in the financial statements and has concluded that, there were no such events that would require recognition or disclosure other than disclosed above.

REINVENT TECHNOLOGY PARTNERS Y

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
Assets:	(unaudited)
Current assets:
Cash	$501,493	$—
Prepaid expenses	1,324,605	6,380

Total current assets	1,826,098	6,380
Deferred offering costs associated with proposed public offering	—	56,483
Investment held in Trust Account	977,543,775	—

Total Assets	$979,369,873	$62,863

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$27,964	$23,450
Accrued expenses	323,245	33,033
Due to related party	497,675	—

Total current liabilities	848,884	56,483
Deferred legal fees	18,182	—
Deferred underwriting commissions	34,212,500	—
Derivative warrant liabilities	38,914,670	—

Total liabilities	73,994,236	56,483

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 90,037,563 and 0 shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	900,375,630	—

Shareholders’ Equity:

Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—

Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 7,712,437 and 0 shares issued and outstanding (excluding 90,037,563 and 0 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	771	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 24,437,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	2,444	2,444
Additional paid-in capital	10,845,128	22,556
Accumulated deficit	(5,848,336)	(18,620)

Total shareholders’ equity	5,000,007	6,380

Total Liabilities and Shareholders’ Equity	$979,369,873	$62,863

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REINVENT TECHNOLOGY PARTNERS Y

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For the three months ended June 30, 2021	For the six months ended June 30, 2021
General and administrative expenses	$799,535	$1,008,041

Loss from operations	(799,535)	(1,008,041)
Other income (expense)
Change in fair value of derivative warrant liabilities	(2,841,130)	(3,753,970)
Financing costs - derivative warrant liabilities	—	(1,111,480)
Unrealized gain on investments held in Trust Account	34,940	43,775

Total other income (expense)	(2,806,190)	(4,821,675)

Net loss	$(3,605,725)	$(5,829,716)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	97,746,081	97,746,566

Basic and diluted net loss per ordinary share	$—	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	24,437,500	23,099,102

Basic and diluted net loss per ordinary share	$(0.16)	$(0.25)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REINVENT TECHNOLOGY PARTNERS Y

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	24,437,500	$2,444	$22,556	$(18,620)	$6,380
Sale of units in initial public offering, less allocation to derivative warrant liabilities	97,750,000	9,775	—	—	957,721,115	—	957,730,890
Offering costs	—	—	—	—	(53,390,327)	—	(53,390,327)
Excess of cash receipts over the fair value of the private warrants sold to Sponsor	—	—	—	—	6,858,410	—	6,858,410
Shares subject to possible redemption	(90,398,136)	(9,040)	—	—	(903,972,320)	—	(903,981,360)
Net loss	—	—	—	—	—	(2,223,991)	(2,223,991)

Balance - March 31, 2021 (unaudited)	7,351,864	$735	24,437,500	$2,444	$7,239,434	$(2,242,611)	$5,000,002
Shares subject to possible redemption	360,573	36	—	—	3,605,694	—	3,605,730
Net loss	—	—	—	—	—	(3,605,725)	(3,605,725)

Balance - June 30, 2021 (unaudited)	7,712,437	$771	24,437,500	$2,444	$10,845,128	$(5,848,336)	$5,000,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REINVENT TECHNOLOGY PARTNERS Y

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(5,829,716)
Change in fair value of derivative warrant liabilities	3,753,970
Financing costs - derivative warrant liabilities	1,111,480
Unrealized gain on investments held in Trust Account	(43,775)
Changes in operating assets and liabilities:
Prepaid expenses	(1,318,225)
Accounts payable	27,964
Accrued expenses	53,396
Due to related party	497,675

Net cash used in operating activities	(1,747,231)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(977,500,000)

Net cash used in investing activities	(977,500,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(295,179)
Proceeds received from initial public offering, gross	977,500,000
Proceeds received from private placement	22,250,000
Offering costs paid	(19,706,097)

Net cash provided by financing activities	979,748,724

Net increase in cash	501,493

Cash - beginning of the period	—

Cash - end of the period	$501,493

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$236,816
Offering costs paid by related party under promissory note	$295,179
Deferred legal fees	$18,182
Deferred underwriting commissions	$34,212,500
Initial value of Class A ordinary shares subject to possible redemption	$905,037,840
Change in value of Class A ordinary shares subject to possible redemption	$(1,056,480)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REINVENT TECHNOLOGY PARTNERS Y

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Reinvent Technology Partners Y, formerly known as Reinvent Technology Partners C (the “Company”), is a blank check company incorporated as a Cayman Islands exempted company on October 2, 2020. On June 21, 2021, RTPY Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of the Company, was formed. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

All activity for the period from October 2, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, the search for a target company for a Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Initial Public Offering and Private Placement (defined below).

The Company’s sponsor is Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 97,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including 12,750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $977.5 million, and incurring offering costs of approximately $54.5 million, of which approximately $34.2 million and approximately $18,000 was for deferred underwriting commissions and deferred legal fees, respectively (see Note 6).

Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 8,900,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $2.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $22.3 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $977.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in Trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon and following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s executive officers and directors have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering (as such period may be extended, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably

F-22

possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $701,250, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the

F-23

fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or for any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $501,500 in its operating bank account and working capital of approximately $977,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of $295,000 from the Sponsor pursuant to the Note (as defined in Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full in March 2021 with proceeds from the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination and one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable,

F-24

identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of June 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one

F-25

or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed consolidated balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period for so long as they are outstanding. The initial fair value of the Public Warrants issued in connection with the Public Offering and the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model and

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subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of the Public Warrants have subsequently been measured based on the listed market price of such warrants. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed consolidated statement of operations. Approximately $1.1 million was expensed for the six months ended June 30, 2021. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 90,037,563 and 0, respectively, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

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Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 21,118,750, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed consolidated statements of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the unrealized gain earned on investments held in the Trust Account, net of applicable taxes and interest to fund working capital requirements, subject to an annual limit of $701,250, available to be withdrawn from the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net income (loss) per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income (loss), less net income (loss) attributable to Class A ordinary shares by the weighted average number of Class B ordinary shares outstanding for the period. The basic and diluted income per common share is calculated as follows:

	For the three months ended June 30, 2021	For the six months ended June 30, 2021
Class A ordinary shares
Numerator: Earnings allocable to Class A ordinary shares
Unrealized gain on investments held in Trust Account	$34,940	$43,775
Less: Company’s portion available to be withdrawn to pay taxes	$(34,940)	$(43,775)

Net income attributable to Class A ordinary shares	$—	$—

Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding	97,746,081	97,746,566

Basic and diluted net income per share	$—	$—

Class B ordinary shares
Numerator: Net Loss minus Net Earnings allocable to Class A ordinary shares
Net loss	$(3,605,725)	$(5,829,716)
Net income allocable to Class A ordinary shares	—	—

Net loss allocable to Class B ordinary shares	$(3,605,725)	$(5,829,716)

Denominator: weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	24,437,500	23,099,102

Basic and diluted net loss per share, Class B ordinary shares	$(0.16)	$(0.25)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own

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Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3—Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 97,750,000 Units, including 12,750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $977.5 million, and incurring offering costs of approximately $54.5 million, of which approximately $34.2 million and approximately $18,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement

Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,900,000 Private Placement Warrants, at a price of $2.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $22.3 million.

Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis, except as described in Note 7, so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On October 7, 2020, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 2,875,000 Class B ordinary shares (the “Founder Shares”). On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Founder Shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 3,187,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase Over-Allotment Units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. Subsequent to the share capitalization, on February 10, 2021, the Sponsor

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transferred 30,000 Founder Shares to each of the Company’s independent director nominees. The underwriters fully exercised their over-allotment option on March 16, 2021; thus, those Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On October 7, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the earlier of December 31, 2021 and the closing of the Initial Public Offering. The Company borrowed $295,000 under the Note. The Company partially repaid the Note in full in March 2021 with proceeds from the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.

Support Services Agreement

The Company entered into a support services agreement (the “Support Services Agreement”) that provides that, commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay $1,875,000 Support Services Fees to Reinvent Capital LLC (“Reinvent Capital”) per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. As of June 30, 2021, the Company recognized approximately $390,600 and $468,800 in the condensed consolidated statement of operations for the three and six months ended June 30, 2021, the balance of approximately $468,800 is included in Due to related party on the unaudited condensed consolidated balance sheet at June 30, 2021.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying

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potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account, including funds released from the Trust Account to pay for working capital, subject to an annual limit of $701,250. For the three and six months ended June 30, 2021, the Company incurred approximately $83,200 and $94,300 in reimbursable expenses paid by the Sponsor, which was recognized in the unaudited condensed consolidated statement of operations and $28,900 included in Due to Related Party on the unaudited condensed consolidated balance sheet at June 30, 2021.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus related to the Initial Public Offering to purchase up to 12,750,000 Over-Allotment Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on March 16, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $19.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $34.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer certain of their fees until the consummation of the initial Business Combination. As of June 30, 2021, the Company recorded deferred legal fees of approximately $18,000 in connection with such services on the accompanying condensed consolidated balance sheet.

Merger Agreement

On July 14, 2021, the Company entered into the Merger Agreement (as defined in Note 10) with Aurora (as defined in Note 10) and Merger Sub. The transactions contemplated by the Merger Agreement are described in more detail in Note 10.

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Note 7—Shareholders’ Equity

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 7,712,437 and 0 Class A ordinary shares issued and outstanding, excluding 90,037,563 and 0 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On October 7, 2020, the Company issued 2,875,000 Class B ordinary shares. On February 10, 2021, the Company effected a share capitalization resulting in an aggregate of 24,437,500 Class B ordinary shares outstanding. Of the 24,437,500 Class B ordinary shares outstanding, up to 3,187,500 Class B ordinary shares were subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on March 16, 2021; thus, those Founder Shares were no longer subject to forfeiture. At June 30, 2021 and December 31, 2020, 24,437,500 Class B ordinary shares were issued and outstanding.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 8—Derivative Warrant Liabilities

As of June 30, 2021 and December 31, 2020, the Company had 12,218,750 Public Warrants and 8,900,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become

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exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement governing the Warrants (the “Warrant Agreement”)). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement related to the Initial Public Offering or a new registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable, except as described below, so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

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Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the volume-weighted average price of Class A ordinary shares for the 10 trading days following the date on which the notice of redemption is sent to the holders of Warrants. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per Warrant (subject to adjustment).

In no event will the Company be required to net cash settle any Warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

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Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	$977,543,775	$—	$—
Liabilities:
Derivative warrant liabilities – public warrants	$22,008,700	$—	$—
Derivative warrant liabilities – private warrants	$—	$—	$16,905,970

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in May 2021, when the Public Warrants were separately listed and traded.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields and quoted market prices from dealers or brokers.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently and the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each subsequent measurement date. For the three and six months ended June 30, 2021, the Company recognized a charge to the condensed consolidated statement of operations resulting from an increase in the fair value of liabilities of approximately $2.8 million and $3.8 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying condensed consolidated statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

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The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of June 30, 2021
Stock price	$9.89
Volatility	22.8%
Expected life of the options to convert	6.21
Risk-free rate	1.07%
Dividend yield	—

The change in the fair value of the Level 3 derivative warrant liabilities for three months ended June 30, 2021 is summarized as follows:

	Public Warrants	Private Warrants	Total
Derivative warrant liabilities at December 31, 2020	$—	$—	$—
Issuance of derivative warrant liabilities	19,769,110	15,391,590	35,160,700
Transfer of Public Warrants to Level 1	(22,008,700)	—	(22,008,700)
Change in fair value of derivative warrant liabilities	2,239,590	1,514,380	3,753,970

Derivative warrant liabilities at June 30, 2021	$—	$16,905,970	$16,905,970

Note 10—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date these condensed consolidated financial statements were issued, require potential adjustment to or disclosure in these condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed, including the following items.

Aurora Business Combination

On July 14, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aurora Innovation, Inc., a Delaware corporation (“Aurora”), and Merger Sub.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Aurora Business Combination”):

•

at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will merge with and into Aurora, the separate corporate existence of Merger Sub will cease and Aurora will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”);

•

upon the effective time of the Domestication (defined below), the Company will immediately be renamed “Aurora Innovation, Inc.” (after the Domestication, the Company is referred to as “Aurora Innovation”);

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•

as a result of the Merger, among other things, all outstanding shares of Aurora capital stock will be cancelled in exchange for the right to receive shares of Aurora Innovation Class A common stock (at a deemed value of $10.00 per share) and shares of Aurora Innovation Class B common stock (at a deemed value of $10.00 per share) representing a pre-transaction equity value of Aurora of $11.0 billion; the Aurora Innovation Class B common stock will have the same economic terms as the Aurora Innovation Class A common stock, but the Aurora Innovation Class B common stock will carry ten votes per share while the Aurora Innovation Class A common stock will carry one vote per share; and

•

as a result of the Merger, all outstanding Aurora equity awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on Aurora Innovation Class A common stock.

Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Act (as revised) (the “CICA”) and the Company’s Amended and Restated Memorandum and Articles of Association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).

In connection with the Domestication, (i) each of the then issued and outstanding Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Aurora Innovation Class A common stock, (ii) each of the then issued and outstanding Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Aurora Innovation Class A common stock, (iii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of Aurora Innovation Class A common stock, pursuant to the Warrant Agreement, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each then issued and outstanding Unit will separate automatically into a share of Aurora Innovation Class A common stock, on a one-for-one basis, and one-eighth of one Aurora Innovation Class A common stock.

On July 14, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors, pursuant to, and on the terms and subject to the conditions of which, such investors have collectively subscribed for 100 million shares of Aurora Innovation Class A common stock for an aggregate purchase price equal to $1 billion (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.

On July 14, 2021, the Company entered into the Sponsor Agreement (the “Sponsor Agreement”) with the Sponsor and Aurora, pursuant to which the parties thereto agreed, among other things, that (i) in the event that more than 22.5% of the outstanding Class A ordinary shares are redeemed, and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor has not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, the Sponsor will forfeit a number of Class B ordinary shares then owned by the Sponsor immediately before the Domestication, with such number of forfeited Class B ordinary shares calculated on a sliding scale tied to the unreplaced redemptions, (ii) subject to the forfeiture (if any) described in the immediately preceding clause, shares of Aurora Innovation Class A common stock held by the Sponsor as of the Domestication will be subject to certain vesting and lock-up terms, (iii) the Sponsor will exercise all of its Aurora Innovation Class Warrants acquired by the Sponsor in the Private Placement for cash or on a “cashless basis” on or prior to the date upon which Aurora Innovation elects to redeem the public Aurora Innovation Class A Warrants in accordance with the Warrant Agreement, if the last reported sales price of the Aurora Innovation Class A common stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to

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certain adjustments), and (iv) our Sponsor will have the right to designate a Class III director to Aurora Innovation’s Board of Directors for the first and second terms of the Class III directors.

The consummation of the proposed Aurora Business Combination is subject to certain conditions as further described in the Merger Agreement.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors

Aurora Innovation, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aurora Innovation, Inc. (the Company) as of

December 31, 2020 and 2019, the related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2018.

Santa Clara, California

July 15, 2021

AURORA INNOVATION, INC.

Balance Sheets

December 31, 2020 and 2019

(in thousands, except per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$387,346	$246,490
Restricted cash	182	182
Short-term investments	—	349,958
Prepaid expenses and other current assets	18,918	7,810

Total current assets	406,446	604,440
Property and equipment, net	10,897	5,934
Operating lease right-of-use assets	90,864	16,734
Restricted cash, long term	12,300	300
Other assets	15,631	1,303
Acquisition related intangible assets	52,700	52,804
Goodwill	30,047	30,047

Total assets	$618,885	$711,562

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$6,502	$3,026
Accrued expenses and other liabilities	18,768	5,415
Operating lease liabilities, current	6,681	4,750

Total current liabilities	31,951	13,191
Operating lease liabilities, long-term	97,153	12,954
Deferred tax liability	3,052	3,052
Other long-term liabilities	25	775

Total liabilities	$132,181	$29,972

Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.0001 par value; 140,425,920 shares authorized, 133,727,268 shares issued and outstanding	763,283	763,815
Stockholders’ deficit
Common stock, $0.0001 par value, 333,000,000 shares authorized, 128,434,407 issued and outstanding	13	12
Additional paid-in capital	59,171	38,952
Accumulated other comprehensive income	—	125
Accumulated deficit	(335,763)	(121,314)

Total stockholders’ deficit	(276,579)	(82,225)

Total liabilities redeemable convertible preferred stock, and stockholder’s deficit	$618,885	$711,562

AURORA INNOVATION, INC.

Statements of Operations

Years ended December 31, 2020 and 2019

(in thousands)

	Years Ended December 31,
	2020	2019
Development services revenue	$—	$19,601
Operating expenses:
Cost of revenue	—	160
Research and development	179,426	107,368
Selling general and administrative	38,693	25,591

Total operating expenses	218,119	133,119

Loss from operations	(218,119)	(113,518)
Other income (expense):
Interest income	3,717	11,701
Other expense	(45)	(31)

Loss before income taxes	(214,447)	(101,848)
Income tax expense (benefit)	2	(7,771)

Net loss	$(214,449)	$(94,077)

Basic and diluted net loss per share	(1.72)	(0.80)

Basic and diluted weighted-average shares outstanding	$124,743,865	$117,188,874

AURORA INNOVATION, INC.

Statements of Comprehensive Loss

Years ended December 31, 2020 and 2019

(in thousands)

	Twelve Months Ended December 31,
	2020	2019
Net Loss	$(214,449)	$(94,077)
Other comprehensive Income:
Available-for sale investments
Net unrealized gain (loss)	(125)	125

Net Change	(125)	125

Other Comprehensive Income (loss)	(125)	125

Comprehensive Loss	$(214,574)	$(93,952)

AURORA INNOVATION, INC.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

12 Months Ended December 31, 2020 and 2019

(in thousands, except per share data)

	Redeemable Convertible Preferred stock		Common stock		Additional Paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	59,780,210	$89,639	112,740,624	$11	$2,966	$—	$(27,237)	$(24,260)

Issuance of Series B redeemable convertible preferred stock at $9.2403 per share net of issuance costs of $4,969	69,146,470	633,966	—	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock at $9.2403 per share in relation to acquisition	2,300,690	21,259	—	—	—	—	—	—
Issuance of Series B-1 redeemable convertible preferred stock at $7.410 per share in relation to acquisition	2,557,518	18,951	—	—	—	—	—	—
Issuance of common stock in relation to acquisition	—	—	1,835,678	—	6,933	—	—	6,933
Issuance of common stock upon exercise of stock options	—	—	676,884	—	318	—	—	318
Vesting of early exercised stock options	—	—	1,557,604	—	603	—	—	603
Vesting of restricted stock	—	—	4,854,049	1	(1)	—	—
Cancellation of restricted stock	—	—	(250,000)	—	—	—	—
Stock-based compensation	—	—	—	—	28,133	—	—	28,133
Unrealized gain on held for sale investments	—	—	—	—	—	125	—	125
Net Loss	—	—	—	—	—	—	(94,077)	(94,077)

Balance as of December 31, 2019	133,784,888	$763,815	121,414,839	$12	$38,952	$125	$(121,314)	$(82,225)

Issuance of common stock upon exercise of stock options	—	—	1,581,669	—	2,952	—	—	2,952
Vesting of early exercised stock options	—	—	1,042,290	—	388	—	—	388
Vesting of restricted stock	—	—	4,395,609	1	(1)	—	—	—
Repurchase of series B redeemable convertible preferred stock at $9.2403	(57,620)	(532)	—	—	—	—	—
Stock-based compensation	—	—	—	—	16,880	—	—	16,880
Unrealized loss on held for sale investments	—	—	—	—	—	(125)	—	(125)
Net loss	—	—	—	—	—	—	(214,449)	(214,449)

Balance as of December 31, 2020	133,727,268	$763,283	128,434,407	$13	$59,171	$—	$(335,763)	$(276,579)

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AURORA INNOVATION, INC.

Statement of Cash Flows

Years ended December 31

(in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(214,449)	$(94,077)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,117	1,837
Reduction in the carrying amount of ROU assets	14,109	4,299
Accretion of discount on short-term investments	(143)	(4,267)
Loss on disposal of equipment	—	127
Stock based compensation	16,880	28,133
Change in deferred tax asset valuation allowance	—	(7,778)
Changes in operating assets and liabilities:
Accounts receivable	—	3,316
Prepaid expenses and other current assets	(11,692)	(6,249)
Other assets	(14,038)	(506)
Accounts payable	2,189	(852)
Accrued expenses and other current and non-current liabilities	13,674	1,367
Operating lease liability	(1,526)	(3,475)
Deferred revenue	—	(16,601)

Net cash used in operating activities	(191,879)	(94,726)

Cash flows from investing activities:
Purchases of property and equipment	(6,689)	(3,826)
Proceeds from sale of property and equipment	—	2
Purchase of business, net of cash acquired	—	(23,144)
Purchase of short-term investments	(120,022)	(745,566)
Maturities of short-term investments	470,000	400,000

Net cash provided (used) by investing activities	343,289	(372,534)

Cash flows from financing activities:
Proceeds from early exercised stock options	79	435
Payments to repurchase unvested early exercised stock options	(763)	(17)
Payments to repurchase (proceeds from issuance of) series B preferred stock, net	(532)	633,966
Proceeds from issuance of common stock	2,662	318

Net cash provided by financing activities	1,446	634,702

Net increase in cash, cash equivalents, and restricted cash	$152,856	$167,442

Cash, cash equivalents, and restricted cash at beginning of the period	246,972	79,530

Cash, cash equivalents, and restricted cash at end of the period	$399,828	$246,972

AURORA INNOVATION, INC.

Notes to Financial Statements

Years ended December 31, 2020 and 2019

(in thousands, except share data)

(1)	Overview and Organization

Aurora Innovation, Inc. (the Company) was initially formed as a Delaware limited liability company in October 2016, then converted to a Delaware corporation in March 2017. The Company has offices in six cities: Palo Alto, Mountain View, and San Francisco, California; Pittsburgh, Pennsylvania; Bozeman, Montana; and Coppell, Texas. The Company designs and develops the Aurora Driver, which is the hardware, software, and data services that allow vehicles to drive themselves.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment; valuation allowance for deferred income tax assets, valuation of intangible assets, fair value of options granted under the Company’s stock-based compensation plans, present value of the lease liability, and the assumptions used in determining the recognition of revenue.

(b)	Forward Stock Split

On May 7, 2019, the Company effected a 10-for-1 forward stock split of its outstanding common stock, preferred stock and stock options. All share and per share amounts for all periods presented in the financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect this forward stock split.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity, when purchased, of 90 days or less to be cash equivalents. The recorded carrying value of cash equivalents approximates their fair value.

(d)	Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to the signing of the Company’s operating lease agreements. The Company has presented restricted cash separately from cash and cash equivalents on the balance sheet.

(e)	Short-term Investments

The company typically invests in U.S. Treasury securities and classifies its short-term investments as available-for-sale. In general, these investments are free of trading restrictions. The Company carries these at fair value, based on quoted market prices or other readily available market information. Unrealized gains and losses, net of taxes are included in accumulated other comprehensive loss, which is reflected as a separate component of stockholders’ equity in the Company’s balance sheets. Gains and losses are recognized when realized in the Company’s statements of operations. When the Company has determined that an other-than-temporary decline in fair value has occurred, the amount of the decline that is related to a credit loss is recognized in income. Gains and losses are determined using the specific identification method.

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The Company may sell its short-term investments at any time, without significant penalty, for use in current operations or for other purposes, even if they have not yet reached maturity. As a result, the Company has classified its investments as current assets in the accompanying balance sheets. Securities with original or remaining maturities of 90 days or less on the purchase date are considered to be cash equivalents and are reflected in cash and cash equivalents in the accompanying balance sheets.

(f)	Revenue Recognition

The Company generated revenue primarily from nonrecurring development service agreements and determines revenue recognition in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, through the following steps:

Identification of the contract, or contracts, with a customer – A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for services that are transferred are probable based on the customer’s intent and ability to pay the promised consideration when it is due. The Company’s contracts with customers are evidenced by a development services agreement, which establishes the terms and conditions of the arrangement and related statements of work, which identify performance obligations and pricing in the contracts.

Identification of the performance obligations in the contract – Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct within the context of the contract, whereby the transfer of the services is separately identifiable from the other promises in the contract. To the extent that the contract includes multiple promised services, the Company applies judgement to determine whether promised services are capable of being distinct and distinct within the context of the contract. If these criteria are not met, the promised services are accounted for as a combined performance obligation.

Determination of the transaction price – The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract and to the extent that the Company identifies variable consideration, it estimates the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sales, value-add, and other taxes the Company collects from customers concurrent with revenue-producing activities are excluded from revenue. None of the Company’s contracts contain a significant financing component.

Allocation of the transaction price to the performance obligations in the contract – If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative stand-alone selling price basis. The Company determines stand-alone selling price based on the price at which the performance obligation is sold separately. If the stand-alone selling price is not observable through past transactions, the Company estimates the stand-alone selling price taking into account available information, such as market conditions and the costs to provide the related performance obligations.

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Recognition of revenue when, or as, performance obligations are satisfied – For each performance obligation identified, the Company determines at contract inception whether it satisfies the performance obligation over time or at a point in time. For performance obligations that are satisfied at a point in time the Company recognizes revenue at the time that control is transferred and for performance obligations satisfied over time the Company recognizes revenue as services are provided.

(g)	Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (three to five years). Leasehold improvements are amortized over the lesser of the asset’s useful life (seven years) or the remaining lease term.

(h)	Other Current Assets

Other current assets consist of prepaid expenses, interest receivable, and security deposits.

(i)	Leases

The Company determines if an arrangement is a lease at inception. All leases are assessed for classification as an operating lease or a finance lease. Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date. The interest rate used to determine the present value of future payments is the Company’s incremental borrowing rate because the rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate, calculated based on available information at the lease commencement date, is a hypothetical rate for collateralized borrowings in economic environments where the leased asset is located based on credit rating factors. The Company’s right of use (ROU) assets are also recorded at the applicable lease commencement date. The ROU assets equals the amount of the related lease liability, adjusted for prepaid lease payments made prior to the lease commencement date, lease incentives and initial direct costs.

Certain lease contracts include obligations to pay for other services, such as operations and maintenance. The Company elected the practical expedient whereby the Company records all lease components and the related minimum non-lease components as a single lease component. Cash payments made for variable lease costs, such as maintenance and tenant improvements, are not included in the measurement of the Company’s operating lease assets and liabilities as of the lease commencement date. The Company does not include variable payments in the calculation of the ROU asset at the commencement of the lease, however if the variable payments are based on a contingent event, and that contingent event is ultimately resolved, the ROU asset is re-measured and all such variable payments are then included. Many of the Company’s lease terms include one or more options to renew. The Company does not assume renewals in the determination of the lease term unless it is reasonably certain that the Company will exercise that option. Lease costs for minimum lease payments for operating leases is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any residual value guarantees.

The Company has elected to not recognize a lease liability or right-of-use (ROU) asset for short-term leases, which are defined as leases with a term of twelve months or less that do not include an option to purchase the underlying asset.

(j)	Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of

F-47

the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, estimated replacement cost, profit margin, opportunity cost, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

(k)	Goodwill, Acquired Intangible Assets, and Impairment of Long-Lived Assets

(i)	Goodwill

Goodwill represents the excess purchase consideration of acquired businesses over the estimated fair value of the net assets acquired and is not amortized. Goodwill is evaluated for impairment annually on December 31, or whenever events or circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill. The Company did not record any impairment to goodwill in any of the periods presented.

(ii)	Acquired Intangible Assets

Acquired Intangible Assets consist of in-process research and development (IPR&D) from the Company’s acquisition of Blackmore Sensors and Analytics. The IPR&D has an indefinite useful life and is tested for impairment annually until completion. As of December 31, 2020 the Company notes the IPR&D has not been completed.

(iii)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. No impairment losses were recognized in the years ended December 31, 2020 and 2019.

(l)	Cost of Development Services Revenue

Costs of development services revenue is comprised primarily of the costs associated to deliver custom hardware design and development services for operating a customer’s vehicle platform with the Aurora Driver. These costs consist primarily of payroll, payroll related expense, stock-based compensation and allocated overhead that are incurred as the Company performs the underlying services related to satisfying the performance obligations under the development services agreements.

(m)	Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll, hardware and electrical engineering prototyping, cloud computing, data labeling,

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and third-party development services and are included in research and development in the accompanying statement of operations.

(n)	Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general, and administrative in the accompanying statement of operations. There were no advertising costs incurred in 2020 and 2019.

(o)	Software Development Costs

The Company follows the provisions of ASC 985-20, Software – Costs of Software to be Sold, Leased, or Marketed (“ASC 985-20”). Costs have not yet met the criteria for capitalization as technological feasibility has not been established as defined by ASC 985-20.

(p)	Income Taxes

The Company accounts for income taxes using the asset-and-liability method. ASC 740, Accounting for Income Taxes, requires the recognition of deferred tax assets and liabilities based upon the temporary differences between the financial reporting and tax bases of assets and liabilities and using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce the deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company records uncertain tax positions on the basis of a two-step process in which: (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of technical merits of the position, and (2) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the tax benefit as the largest amount that is cumulatively more than 50% likely to be realized upon ultimate settlement with the related tax authority.

(q)	Stock-based Compensation

The Company recognizes share-based compensation cost using the fair value method of accounting. The fair value of the Company’s stock options are measured based on the grant-date fair value which is calculated using a Black-Scholes option pricing model. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. The Company recognizes the effect of forfeitures in the period they occur.

(r)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(s)	Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company’s principal operations are the research, design, and implementation of the Aurora Driver. The Company is currently researching and developing its proprietary technology with the goal of

F-49

commercializing the Aurora Driver. The Company expects that it will need to raise additional capital to support its development and commercialization activities. Significant risks and uncertainties to the Company’s operations include failing to secure additional funding and the threat of other companies developing and bringing to market similar technology at an earlier time than the Company.

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at U.S. commercial banks. Cash and cash equivalents deposited with domestic commercial banks generally exceed the Federal Deposit Insurance Corporation insurable limit. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company typically invests in U.S. Treasury securities and classifies its short-term investments as available-for-sale. In general, these investments are free of trading restrictions. The Company carries these at fair value, based on quoted market prices or other readily available market information and recognizes gains and losses when realized.

In 2019, the Company reported $19,601 in revenue from automotive original equipment manufacturers (OEM), three of which (Customer A, B, and C) qualified as major customers. Major customers are defined as those generating revenue which exceeds 10% of the Company’s annual revenue. Revenue from Customer A, B, and C accounted for 67%, 18% and 15% of revenue in 2019, respectively. Each commercial relationship with an OEM customer was governed by a master services agreement (sometimes called a development or partnership agreement or similar), with periodic statements of work that specify the work that was to occur and payments that were to be made during the term of the statement of work. The revenue arrangements were nonrecurring, and, as of December 31, 2020, the Company does not have any long-term contracts with customers that are expected to provide revenue streams in the short term. However, given the amount of cash, cash equivalents, and restricted cash the Company has it believes its capital resources are sufficient to meet its working capital and capital expenditure needs for at least twelve months following the issuance date of the accompanying financial statements.

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus, COVID-19, a global pandemic and recommended containment and mitigation measures worldwide. As of the date of these financial statements, the Company has not experienced a negative impact to its financial position, results of operations, and operating cash flows. The Company cannot accurately predict the length or severity of this pandemic and the impact it might have on the world and domestic economies. However, the Company believes that for the foreseeable future, based on its current capital resources and its operations and cash flows, it will not be materially nor negatively affected.

(t)	Segment Information

The Company has one reportable segment. The Company’s chief operating decision maker (the “CODM”) manages the operations of the Company on a consolidated basis when allocating resources and all significant operating decisions are based on analysis of the Company as a single business.

(u)	Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

(v)	Recently Issued Accounting Standards – Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that replaces the incurred loss impairment

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methodology in current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. The standard will be effective for the Company on January 1, 2021. The Company is currently evaluating the impact of the new guidance.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard requires capitalized costs to be amortized on a straight-line basis generally over the term of the arrangement, and the financial statement presentation for these capitalized costs would be the same as that of the fees related to the hosting arrangements. The standard will be effective for the Company on January 1, 2021 and will be applied prospectively. The adoption is not expected to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies accounting for income taxes by revising or clarifying existing guidance in ASC 740, Income Taxes, as well as removing certain exceptions within ASC 740. The new standard is effective for annual periods beginning after December 15, 2021 and earlier adoption permitted. The Company is evaluating the timing and impact of its pending adoption of this standard on the financial statements.

(w)	Recently Issued Accounting Standards – Adopted in Fiscal 2020

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. The standard no longer requires disclosure of the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies will be required to disclose the range and weighted-average used to develop significant unobservable inputs for Level 3 fair value measurements. The Company adopted the standard effective January 1, 2020. The adoption did not have a material impact on the financial statements.

(3)	Balance Sheet Detail

(a)	Short-term Investments

All short-term investments as of December 31, 2019 matured in 2020 and funds were reinvested in highly liquid investments classified as cash equivalents. During fiscal 2020 and 2019, there were no realized gains or losses from sales of marketable securities and there were no reclassifications out of accumulated other comprehensive income into investment income.

The amortized costs, unrealized gains and estimated fair values of the Company’s short-term investments as of December 31, 2019 were as follows

	Amortized Cost	Gross Unrealized Gains	Fair Value
U.S. government securities	$349,835	$123	$349,958

Total short-term investments	$349,835	$123	$349,958

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All securities had stated effective maturities of one year or less.

(b)	Fair Value of Financial Instruments

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Inputs to the valuation methodology, which are significant to the fair value measurement, are unobservable.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table summarizes the Company’s fair value hierarchy for its financial assets measured at fair value on a recurring bases as of December 31, 2020 and 2019:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$387,464	$—	$—	$387,464
U.S. government securities	—	—	—	—

Total cash equivalents	$387,464	$—	$—	$387,464

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$196,519	$—	$—	$196,519
U.S. government securities	—	50,002	—	50,002

Total cash equivalents	$196,519	$50,002	$—	$246,521

Short-term investments:
U.S. government securities	—	349,958	—	349,958

Total short-term investments	$—	$349,958	$—	$349,958

The Company’s marketable security investments are carried at fair value under the Level 1 and 2 valuation hierarchy based on quoted prices in an active market.

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(c)	Property and Equipment

Property and equipment consist of the following at December 31:

	2020	2019
Furniture and fixtures	$4,209	$2,029
Test and lab equipment	3,787	1,726
Leasehold improvements	3,609	1,683
Computers and equipment	2,121	1,566
Computer software	1,941	1,177
Automobile	520	31

	16,187	8,212
Less accumulated depreciation and amortization	(5,290)	(2,278)

Total property and equipment, net	$10,897	$5,934

(d)	Other Assets

Other assets consist of the following at December 31:

	2020	2019
Long-term prepaid expenses and other assets	$15,506	$966
Security deposits	124	337

Total other assets	$15,630	$1,303

(e)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2020	2019
Accrued expenses	$3,412	$1,711
Accrued compensation	13,938	1,965
Other	1,415	1,739

Total accrued expenses and other current liabilities	$18,765	$5,415

(4)	Development Services Revenue

The Company derived its revenue from nonrecurring development service agreements to research, design, and implement the Aurora Driver. The agreements are negotiated with billing schedules that align with the delivery of performance obligations, and customers are invoiced with net 30-to 60-day payment terms. The Company’s customer agreements include multiple performance obligations, which include customer hardware design and development services, and other services.

Custom hardware design and development services often involve supplying a hardware reference design to the customer, which provides for various technical specifications for operating a customer’s vehicle platform with the Aurora Driver. Development services are recognized over time as the Company performs the underlying services and satisfies the performance obligations. Revenue allocable to hardware design and development services are recognized over time based on the hours incurred.

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(a)	Significant Judgments

In the Company’s contract with Customer A, the Company provided a commercialization credit, which provided the customer with the option to receive a credit of a certain amount under the contract, when and if the customer launches vehicles integrated with the Company’s Aurora Driver. The Company had accounted for the commercialization credit as a material right, and significant judgment was required to determine the stand-alone selling price of the performance obligation. The Company performed a valuation of the stand-alone selling price, using a Black-Scholes-Merton option pricing model, which estimated the likelihood that the customer would exercise its option. In 2019 the option to receive the credit under the contract expired and as such the resulting credit was recognized in 2019.

(b)	Contract Assets

Contract assets relate to the Company’s right to consideration for performance obligations satisfied but not billed at the reporting date. As of December 31, 2020 and 2019, the Company did not have any contract assets.

(c)	Deferred Revenue

Deferred revenue consists primarily of amounts that have been invoiced, and for which the Company has the right to bill, in advance of performance obligations being satisfied and revenue being recognized under contracts with customers. Deferred revenue associated with performance obligations that are anticipated to be satisfied during the succeeding 12 months is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent deferred revenue in the Company’s balance sheet. The Company had no deferred revenue as of December 31, 2020 and 2019.

(d)	Costs to Obtain and Fulfill a Contract

The Company did not incur any costs of obtaining a contract or costs to fulfill contracts for the years ended December 31, 2020 and 2019.

(5)	Acquisitions

Blackmore Sensors and Analytics, Inc.

On August 26, 2019, the Company acquired 100% of the voting interests in Blackmore Sensors and Analytics, Inc. (“Blackmore”) which was developing light detection and ranging radar. The Company has included the financial results of Blackmore in the consolidated financial statements prospectively from the date of acquisition. The transaction costs associated with the acquisition were approximately $1,676 and were recorded in general and administrative expense in 2019. The acquisition date fair value of the consideration transferred for Blackmore was approximately $74,712, which consisted of the following:

Fair Value
Cash	$25,569
Stock Consideration	47,143
Assumed liabilities related to third-party expenses	2,000

Total	$74,712

As part of the acquisition, the Company assumed certain Blackmore compensation agreements, including the conversion of certain shares of Blackmore restricted stock into rights to receive the Company’s restricted stock, and assuming certain stock options with an estimated fair value of $1,537. For the stock

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options assumed, based on the service period related to the period prior to the acquisition date, $692 was allocated to the purchase price, and $845 relating to post-acquisition services which will be recorded as operating expenses over the remaining requisite service periods. The stock consideration transferred comprised 2,300,690 shares of the Company’s Series B preferred stock, 2,557,518 shares of the Company’s Series B-1 preferred stock, and 1,835,678 shares of the Company’s common stock. The preferred stock and restricted stock awards (RSAs) were valued based on the August 26, 2019 fair value, as determined by a third party valuation expert using an Option Pricing Method model, and the estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The RSAs vest monthly over a 4-year period starting on the vesting commencement date and expire once the holder ceases to be a service provider of the Company. The weighted average vesting term for these RSAs was 1.1 years.

The Company has accounted for this acquisition as a business combination, and therefore the assets acquired and liabilities assumed were recognized at their fair values on the date of acquisition. The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition:

Fair Value
Cash and cash equivalents	$2,649
Prepaid expenses and other current assets	268
Goodwill	30,047
Intangible assets	52,700
Fixed assets, net	623
Right-of-use assets	2,479
Accrued payroll and related liabilities	(332)
Accounts payable and accrued liabilities	(413)
Deferred tax liability	(10,830)
Operating lease liabilities	(2,479)

Total	$74,712

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce, and is not deductible for tax purposes. The fair values assigned to tangible assets acquired and liabilities assumed are based on management’s estimates and assumptions.

The sole identifiable intangible asset acquired in the Blackmore acquisition was in-process research and development (IPR&D) and has an indefinite useful life as of the date of the acquisition. The fair value of the IPR&D intangible asset was determined through a replacement cost approach, which identifies the costs that would be necessary to recreate the asset if the Company were to internally develop the acquired technology.

The asset has not been placed into service and there have been no impairment charges related to the intangible asset as of December 31, 2020.

(6)	Capital Stock

(a)	Common Stock

The Company is authorized to issue 333,000,000 shares, par value of $0.0001 per share, of common stock. At December 31, 2020 and 2019, the Company had 128,434,407 and 121,414,834 shares of common stock issued and outstanding. The holders of common stock have voting rights equal to one vote per share of common stock held.

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(b)	Redeemable Convertible Preferred Stock

The Company is authorized to issue 140,425,920 shares, par value of $0.0001 per share, of redeemable convertible preferred stock. The board of directors designated 20,177,530 shares as Seed 1, 9,653,930 shares as Seed 2, 29,948,750 shares as Series A, 78,065,640 shares as Series B, and 2,580,070 shares as Series B-1.

At December 31, 2020, the Company had 20,177,530 shares of Seed 1, 9,653,930 shares of Seed 2, 29,948,750 shares of Series A, 71,389,540 shares of Series B, and 2,557,518 shares of Series B-1 issued and outstanding.

(i)	Dividends

The holders of Seed 1, Seed 2, Series A, and Series B (collectively, the “Senior Preferred Stock”) are entitled to receive dividends, when, as and if declared by the board of directors of the Company, out of any available assets of the Company. The annual dividend rate is $0.014 per share per annum for Seed 1, $0.026 per share per annum for Seed 2, $0.222 per share per annum for Series A, and $0.739 per share per annum for Series B (subject to adjustment from time to time for recapitalization with respect to each such series of preferred stock). The right to receive dividends on shares of Senior Preferred Stock is not cumulative, and payment of any dividends to the holders of Senior Preferred Stock is on a pro rata pari passu basis in proportion to the dividend rates for each series of Senior Preferred Stock.

Subject to the prior dividend rights of the Senior Preferred Stock, the holders of outstanding shares of Series B-1 shall be entitled to receive dividends, when, as and if declared by the board of directors of the Company, out of any available assets of the Company. The annual dividend rate is $0.739 per share per annum for Series B-1 (subject to adjustment from time to time for recapitalization with respect to each such series of redeemable convertible preferred stock). The right to receive dividends on shares of Series B-1 shall not be cumulative and payment of any dividends to the holders of Series B-1 shall be on a pro rata pari passu basis in proportion to the dividend rates for Series B-1.

After dividends in the full preferential amounts specified for the preferred stock have been paid or set aside, any additional dividends shall be paid among the holders of the redeemable convertible preferred stock and common stock in proportion to the greatest whole number of shares of common stock, which would be held by each holder if all shares of redeemable convertible preferred stock were converted at the then effective conversion rate. The Company has not declared any dividends as of December 31, 2020 and 2019.

(ii)	Conversion

At the option of the holder, each share of redeemable convertible preferred stock shall be convertible, at any time after the date of issuance of such share, into the number of shares of common stock determined by dividing the original issue price for the redeemable convertible preferred stock by the applicable conversion price, determined at the time of conversion. The original issue price and the conversion price will be adjusted for any stock dividends, stock splits, combination of shares, reorganizations, recapitalizations, reclassifications, or other similar events. The conversion price of each series of redeemable convertible preferred stock is also subject to broad-based weighted average anti-dilution adjustments in the event that the Company issues certain securities at a price per share less than the then applicable conversion price of such series of redeemable convertible preferred stock.

Each share of redeemable convertible preferred stock will automatically be converted into common stock at the then effective conversion rate (i) immediately prior to the closing of a firm commitment underwritten initial public offering of common stock under the Securities Act of

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1933, as amended, provided that the aggregate gross proceeds to the Company are not less than $100,000 or (ii) upon the written consent for such conversion from (A) the holders of a majority of the outstanding redeemable convertible preferred stock (voting together as a single class and on an as-converted basis) outstanding and (B) the holders of a majority off outstanding of Series B (voting as a separate class) outstanding.

(iii)	Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the holders of then outstanding Senior Preferred Stock are entitled to be paid on a pari passu basis, and prior and in preference to any distribution on any share of Series B-1 and common stock, an amount per share equal to (1) the greater of (a) the sum of (i) the liquidation preference specified for such share of Senior Preferred Stock ($0.175 for Seed 1, $0.322 for Seed 2, $2.776 for Series A, and $9.240 for series B) and (ii) all declared but unpaid dividends on such share of Senior Preferred Stock or (b) the amount that would have been payable if such share of Senior Preferred Stock had converted to common stock immediately prior to such liquidation, dissolution or winding up, or (2) with respect to a particular series of Senior Preferred Stock, such lesser amount as may be approved by the holders of a majority of the outstanding shares of such series, voting as a separate series.

Subject to the prior liquidation rights of the Senior Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Company, the holders of the then outstanding Series B-1, are entitled to be paid on a pari passu basis, and prior and in preference to any distribution on any share of common stock, an amount per share equal to (1) the greater of (a) the sum of (i) the liquidation preference specified for such share of Series B-1 (currently $9.240) and (ii) all declared but unpaid dividends on such share of Series B-1 or (b) the amount that would have been if such shares of series B-1 had converted to common stock immediately prior to such liquidation, dissolution or winding up, or (2) such lesser amount as may be approved by the holders of a majority of the outstanding shares of Series B-1, voting as a separate series.

After the payment of the full liquidation preference to the holders of preferred stock described above, the assets of the Company legally available for distribution, if any, shall be distributed pro rata to holders of the common stock of the Company in proportion to the number of shares of common stock held by them.

The liquidation preferences are deemed to be contingent redemption features exercisable on certain deemed liquidation events which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The deemed liquidation event would constitute a redemption event not solely within the control of the Company. Redeemable convertible preferred stock is presented outside of permanent equity in mezzanine equity on the balance sheets. It is not probable that the Preferred Stock will become redeemable as of December 31, 2020.

(iv)	Voting

The holders of shares of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares are then convertible. As long as any shares of Seed 1 remain outstanding, the holders of Seed 1, voting as a separate class, are entitled to elect one member of the board of directors (the Series Seed Director). As long as any shares of Series B preferred stock remain outstanding, the holders of Series B preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock, voting as a separate class, are entitled to elect five members of the board of directors. Any additional members of the board of directors shall be elected by the holders of common stock and redeemable convertible preferred stock.

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So long as the holders of Seed 1 are entitled to elect a director, the Series Seed Director shall be entitled to cast two votes on all matters that come before the board of directors. All remaining directors shall be entitled to cast one vote on all matters.

(v)	Protective Provision

As long as any shares of redeemable convertible preferred stock are issued and outstanding, the holders of a majority of outstanding shares of redeemable convertible preferred stock, voting together as a single class on an as-converted basis, must approve certain transactions. Such actions include adversely amending the rights, preferences, privileges, or restrictions of preferred stock; purchasing, redeeming, paying, or declaring any dividend or making any distribution on any shares of capital stock (subject to limited exceptions); and creating or authorizing the issuance of any debt security or other indebtedness for borrowed money in excess of $250,000 (subject to limited exceptions); and creating or holding capital stock in a subsidiary that is not wholly owned.

(7)	Stock Option Plan

2017 Equity Incentive Plan

In 2017, the Company adopted the 2017 Equity Incentive Plan (the Plan). Under the Plan, restricted stock awards, incentive stock options, and nonqualified stock options for the purchase of 50,495,331 shares of common stock may be granted to employees, officers, directors, consultants, and others.

Stock options under the Plan may be outstanding for periods of up to 10 years following the grant date. The exercise price of stock options for the purchase of shares of common stock under the Plan may not be less than 100% of the fair value of the Company’s common stock on the date of the grant, as determined by the board of directors. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting shares, the price of each share will be at least 110% of the fair value on the date of grant. Stock options generally vest over 4 years starting on the vesting commencement date (with a one-year cliff) and expire, if not exercised, 10 years from the date of grant or, if earlier, 3 months after the option holder ceases to be a service provider of the Company. Stock options granted to a stockholder that owns greater than 10% of the company expire, if not exercised, 5 years from the date of grant.

The Company allows certain option holders to exercise unvested options. Exercises of unvested options do not affect the equity classification of the Plan. Shares issued pursuant to such early exercises are subject to a right of repurchase at the original issuance price. The Company’s repurchase right with respect to those shares lapses over the vesting period. As of December 31, 2020 and 2019, the Company recorded $619 and $1,279 in early exercise liability.

The fair value of each award granted to employees in 2020 and 2019 has been estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions: expected life of 5.93 years and 6.08 years, risk-free interest rate of 0.87% and 2.02%; expected volatility of 55.00% and 55.00%; and no dividends during the expected life. Expected volatility is based on the Company’s review of historical volatilities of comparable public companies and an expected future volatility based upon this evidence over the expected term of the award. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms, employees’ historical exercise, and post vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company records forfeitures on the date occurred.

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Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements and no stock-based compensation has been capitalized as of December 31, 2020 and 2019. Stock-based compensation related to options granted to employees was $16,569 and $10,764 in 2020 and 2019, respectively. The unrecognized deferred compensation expense for future years’ compensation expense related to unvested options was approximately $33,303 and $43,437, respectively, at December 31, 2020 and 2019. Unrecognized deferred compensation will be recognized over an estimated weighted average amortization period of approximately 2.51 years.

In April 2019 the Company facilitated a third-party tender offer (the (“Secondary Transaction”) to provide certain existing investors (the “Participating Investors”) with an opportunity to purchase additional shares of common stock from certain employees of the Company at an agreed upon purchase price. Eligible employees were given the option to sell 10% of their vested shares (whether such shares were held by the employees prior to the tender offer or purchased pursuant to option exercises in connection with the tender offer). A total of 3,607,380 shares were sold to the Participating Investors in the Secondary Transaction, 121,610 of which were tendered pursuant to the exercise of vested stock options. The Company recognized $17,257 in stock-based compensation in relation to the Secondary Transaction.

Stock option activity under the Plan is as follows:

		Options outstanding
	Options available	Number of shares	Weighted average exercise price
Balance, December 31, 2018	11,570,290	18,099,300	$0.49
Authorized	11,924,831	—	—
Granted	(17,354,941)	17,354,941	3.05
Exercised	—	(814,695)	0.92
Early exercise repurchase	147,917	—	0.12
Forfeited	1,983,420	(1,983,420)	2.15

Balance, December 31, 2019	8,271,517	32,656,126	$1.74

Authorized	—	—	—
Granted	(6,446,750)	6,446,750	3.11
Exercised	—	(1,528,215)	1.95
Early exercise repurchase	890,960	—	0.86
Forfeited	2,990,329	(2,990,329)	2.65

Balance, December 31, 2020	5,706,056	34,584,332	$1.90

The Company uses the fair value method to value options granted to nonemployees. There was no stock-based compensation in connection with grants of options to nonemployees in 2020 and 2019. As of December 31, 2020 and 2019, there is no future stock-based compensation for unvested non employee options granted and outstanding.

2016 Blackmore Sensors & Analytics, Inc. Equity Incentive Plan

As part of the acquisition of Blackmore, the Company assumed stock options (the Assumed Options) under Blackmore’s 2016 Equity Incentive Plan (the Blackmore Plan) to the extent such securities were held by people who continued as employees of the Company. As of the acquisition date, up to 581,730 shares of the Company’s common stock could have been issued pursuant to the exercise of Assumed Options. The Company may not grant any new awards under the Blackmore Plan. Forfeited options are not returned to the plan.

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The Assumed Options may be outstanding for periods of up to 10 years following the original Blackmore grant date. The Assumed Options generally vest over 4 years from the original vesting commencement date (with a one-year cliff) and expire, if not exercised, 10 years from the date of grant or, if earlier, 3 months after the option holder ceases to be a service provider of the Company.

The fair value of each award granted to employees was estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions: expected life of 2.39 years, risk-free interest rate of 1.54%; expected volatility of 55.00%; and no dividends during the expected life. Expected volatility was based on the Company’s review of historical volatilities of comparable public companies and an expected future volatility based upon this evidence over the expected term of the award. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms, employees’ historical exercise, and post vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company records forfeitures on the date occurred.

Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements. Stock-based compensation related to options granted to employees was $311 and $122 in 2020 and 2019, respectively. The unrecognized deferred compensation expense for future years’ compensation expense related to unvested options was approximately $327 at December 31, 2020. Unrecognized deferred compensation will be recognized over an estimated weighted average amortization period of approximately 1.14 years.

		Options outstanding
	Options available	Number of shares	Weighted average exercise price
Balance, August 26, 2019	—	581,730	$0.84
Authorized	—	—	—
Granted	—	—	—
Exercised	—	(5,189)	0.15
Forfeited	—	(37,924)	1.09

Balance, December 31, 2019	—	538,617	$0.83

Authorized	—	—
Granted	—	—
Exercised	—	(78,454)	0.60
Forfeited	—	(4,064)	1.11

Balance, December 31, 2020	—	456,099	$0.88

(8)	Income Taxes

The Company only has operations in the United States. Loss from operations before income taxes is categorized geographically as follows:

	2020	2019
United States	$(214,447)	$(101,848)

Total loss from operations before income taxes	$(214,447)	$(101,848)

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The federal and state income tax provision is summarized as follows:

	2020	2019
Current income tax expense:
Federal	$—	$—
State	2	7

Total current income tax expense	2	7

Deferred income tax benefit:
Federal	—	(5,012)
State	—	(2,766)

Total deferred income tax benefit	—	(7,778)

Total tax benefit (expense)	$2	$(7,771)

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate as follows:

	2020	2019
Tax at federal statutory rate	21.0%	21.0%
State income tax, net of federal tax benefit	—	2.7
Stock-based compensation	(1.5)	(5.6)
Research and development credits	3.5	3.5
Other	0.2	(0.2)
Change in valuation allowance	(23.2)	(13.8)

Total provision for income taxes	—%	7.6%

The tax effects of significant items comprising the Company’s deferred taxes are as follows:

	2020	2019
Deferred tax assets:
Net operating losses	$70,125	$31,850
Tax credits	21,461	9,781
Stock-based compensation	324	—
Accrued compensation and related expenses	2,293	425
Lease liability	24,521	4,930
Other	236	223

Total deferred tax assets	118,960	47,209
Valuation allowance	(87,241)	(30,525)

Total deferred tax assets, net of valuation allowance	31,719	16,684
Deferred tax liabilities:
Depreciation and amortization	(11,040)	(14,630)
Right of use asset	(23,253)	(4,658)
Other	(478)	(448)

Total deferred tax liabilities	(34,771)	(19,736)

Total net deferred tax assets	$(3,052)	$(3,052)

F-61

As of December 31, 2020, the Company had federal and state net operating losses of $298,616 and $105,029, respectively. If not utilized, the federal and state net operating loss carryforwards will both begin to expire starting in 2037.

As of December 31, 2020, the Company had federal research and development credits of $17,760, which will begin to expire in 2037 and state research and development credits of $9,028, which will begin to expire in 2032.

Assessing the realizability of the Company’s deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. The Company has evaluated the criteria for realization of deferred tax assets and, as a result, has determined that certain deferred tax assets are not realizable on a more likely than not basis. Accordingly, the Company recorded a valuation allowance of $87,241 and $30,525 respectively, as of December 31, 2020 and 2019.

Internal Revenue Code Section 382 and similar state provisions limit the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change of ownership, utilization of net operating losses and tax credit carryforwards may be limited. Certain acquired net operating losses and tax credits are subject to limitations.

The Company recorded cumulative unrecognized tax benefits pursuant to ASC Subtopic 740-30 in the amount of $5,256 and $2,360, respectively, during the years ended December 31, 2020 and 2019.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes. Amounts accrued for interest and penalties were not significant during the years ended December 31, 2020 and 2019.

Changes in balances during 2020 and 2019 and ending balances as of December 31, 2020 and 2019 in gross unrecognized tax benefits were as follows:

	2020	2019
Beginning balance	$2,360	$982
Increases related to tax positions taken during a prior year	202	24
Increases related to tax positions taken during the current year	2,772	1,553
Decreases related to tax positions taken during a prior year	(78)	(199)
Decreases related to tax settlements with taxing authorities	—	—

Ending balance	$5,256	$2,360

The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. None of the unrecognized tax benefits, if recognized, would have a material effect on the effective tax rate.

F-62

(9)	Leases

The Company leases its office facilities in Palo Alto, California; Mountain View, California; San Francisco, California; Pittsburgh, Pennsylvania; Bozeman, Montana; and Coppell, Texas, under non cancelable operating lease agreements that expire between 2021 through 2030.

As of December 31, 2020, the Company’s operating leases had a weighted average remaining lease term of 9.2 years and a weighted average discount rate of 6.85%. One of the Company’s leases contained an early termination agreement that allowed the Company to early terminate the lease by providing to the landlord a cancellation notice and termination fee. The Company elected to exercise the early termination option in 2020 and included the termination fee in the calculation of the lease’s ROU asset and lease liability. Future minimum payments under non cancelable operating leases (with initial or remaining lease terms in excess of one year) and other contractual commitments as of December 31, 2020 were as follows:

Operating leases
Year ending December 31,
2021	$14,019
2022	15,120
2023	14,611
2024	14,425
2025	14,585
Thereafter	68,148

Total	$140,908

Rent expense under operating leases was $14,109 and $4,487, respectively, in 2020 and 2019.

As of December 31, 2020, the Company recorded $15,312 in other current assets related to variable payments to construct landlord owned assets. These payments are treated as variable payments as the total amount to be paid for these assets was unknown at the lease commencement date and are expected to be known once the project is completed in 2021.

(10)	Commitments and Contingencies

From time to time the Company may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses the need to record a liability for litigation and loss contingencies. Reserve estimates are recorded when and if it is determined that a loss related to certain matters is both probable and reasonably estimable. No material losses were recorded for 2020 and 2019.

Future minimum payments for contractual commitments related to purchase obligations as of December 31, 2020 were as follows:

Purchase obligation
Year ending December 31,
2021	$16,542
2022	26,606
2023	813
2024	—
2025	—
Thereafter	—

Total	$43,961

F-63

(11)	Employee Benefit Plan

The Company sponsors the Aurora 401(k) plan. All employees are eligible to participate in the plans after meeting eligibility requirements. Participants may elect to have a portion of their salary deferred and contributed to the plan up to the limit allowed by applicable income tax regulations. The Company may make a matching contribution at the discretion of the board of directors. The Company recognized $0 and $100 in 2020 and 2019, respectively, in matching contributions.

(12)	Supplemental Cash Flow Information

Cash paid for income taxes was $7 and $2 in 2020 and 2019, respectively. Cash paid for interest and noncash investing and financing activities were as follows:

	2020	2019
Noncash investing and financing activities:
Property and equipment included in accounts payable	$1,454	$168
Vesting of early exercised stock options	388	602
Non-cash acquisition	—	(29,905)
Cash, cash equivalents, and restricted cash at end of year:
Cash and cash equivalents	$387,346	$79,048
Restricted cash	12,482	482

Total cash, cash equivalents, and restricted cash	$399,828	$79,530

(13)	Earnings Per Share

Series Seed 1 preferred stock, Series Seed 2 preferred stock, Series A preferred stock, Series B preferred stock, Series B-1 preferred stock, unvested Restricted Stock Awards (“RSA”), and unvested early exercised stock options are participating securities in periods of income as the securities participate in undistributed earnings. The securities do not share in losses.

The Company computes earnings per share of common stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss.

Basic earnings per share is computed using the two-class method required for participating securities but is not applied in fiscal periods with a net loss. The computation of basic and diluted earnings per share is the same as the inclusion of all potential common stock would have been anti-dilutive in a period of net loss.

	2020	2019
Numerator:
Net Loss	$(214,449)	$(94,078)
Net loss per share:
Basic	$(1.72)	$(0.89)
Diluted	$(1.72)	$(0.89)
Denominator:
Weighted average common shares outstanding - Basic	124,743,865	117,188,874
Weighted average common shares outstanding - Diluted	124,743,865	117,188,874

F-64

The following table presents the potential common stock outstanding excluded from the computation of diluted loss per share because including them would have had an antidilutive effect:

	2020	2019
Seed 1 Convertible Preferred Stock	20,177,530	20,177,530
Seed 2 Convertible Preferred Stock	9,653,930	9,653,930
Series A Convertible Preferred Stock	29,948,750	29,948,750
Series B Convertible Preferred Stock	71,389,540	71,447,160
Series B-1 Convertible Preferred Stock	2,557,518	2,557,518
Options	40,746,487	41,466,260
Restricted Stock	1,097,717	5,371,706

Total	175,571,472	180,622,854

(14)	Subsequent Events

On January 19, 2021, the Company was renamed Aurora Innovation OpCo, Inc. and became a fully owned subsidiary of a newly formed Delaware corporation that was renamed Aurora Innovation, Inc. This entity acquired 100% of the voting interests of Apparate USA LLC (“Uber Advanced Technologies Group” or “ATG”) which was a company developing self-driving technology. Aurora Innovation, Inc., issued 50,873,075 shares of Series U-1 preferred stock to the preferred stockholders of Apparate USA LLC and 116,173,646 shares of common stock to the common stockholders as part of the acquisition. The Company was also contractually obligated to grant 16,096,348 Restricted Stock Units (RSUs) to former employees of ATG subsequent to the close or, if not granted within 12 months following the closing, to issue an equivalent number of reserved and ungranted shares of Common Stock to Neben Holdings, LLC (“Uber”). The initial purchase accounting for this transaction has not yet been completed due to the timing of the transaction.

On January 19, 2021, Uber purchased 20,349,230 shares of Aurora Innovation, Inc. Series U-2 Preferred Stock for $19.66 per share.

In January 2021, the Company paid $10,000 relating to financial advisory fees with a related party for a contract that was entered into by the Company in December 2020. No amounts were due as of December 31, 2020.

On February 1, 2021, the Board of Directors authorized a 26,394,061 increase in the number of shares of common stock reserved for issuance under the Company’s 2017 Equity Incentive Plan. The Board also approved the form of the Restricted Stock Unit Award Agreement. The vesting of the RSUs under this agreement is based on the satisfaction of 2 separate vesting requirements on or before the expiration date: (1) a time-based vesting requirement, and (2) a liquidity event.

On February 1, 2021, the Company granted 8,574,900 stock options and 14,716,686 RSUs under the 2017 Equity Incentive Plan.

On March 5, 2021, the Company acquired 100% of the voting interests in OURS Technology Inc (“OURS”), a lidar-on-a-chip company that develops Frequency-Modulated Continuous-Wave (FMCW) lidar. The purchase consideration includes $17,750 in cash subject to adjustments and 2,793,699 shares of common stock at a $19.66 per share price. 545,627 options were issued in the Company’s assumption of outstanding equity awards of OURS employees. The initial purchase accounting for this transaction has not yet been completed due to the timing of the transaction.

On April 8, 2021, Aurora Innovation OpCo, Inc. was renamed Aurora Operations, Inc.

F-65

AURORA INNOVATION, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$784,813	$387,346
Restricted cash	182	182
Prepaid expenses and other current assets	23,159	18,918

Total current assets	808,154	406,446
Property and equipment, net	80,112	10,897
Operating lease right-of-use assets	146,593	90,864
Restricted cash, long-term	13,300	12,300
Other assets	19,777	15,631
Acquisition related intangible assets	617,200	52,700
Goodwill	1,111,197	30,047

Total assets	$2,796,333	$618,885

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$6,541	$6,502
Related party payable	1,422	—
Accrued expenses and other current liabilities	53,595	18,768
Operating lease liabilities, current	10,816	6,681

Total current liabilities	72,374	31,951
Operating lease liabilities, long-term	127,715	97,153
Deferred tax liability	3,203	3,052
Deposit liability	50,000	—
Other long-term liabilities	434	25

Total liabilities	253,726	132,181

Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.0001 par value; 214,425,920 shares authorized, 204,949,573 shares issued and outstanding	2,161,145	763,283
Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 535,000,000 shares authorized, 249,724,461 issued and outstanding	25	13
Additional paid-in capital	1,087,631	59,171
Accumulated deficit	(706,194)	(335,763)

Total stockholders’ equity (deficit)	381,462	(276,579)

Total liabilities, redeemable convertible preferred stock, and stockholder’s equity (deficit)	$2,796,333	$618,885

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating expenses:
Research and development	$318,921	$75,580
Selling, general and administrative	54,326	14,702

Total operating expenses	373,247	90,282

Loss from operations	(373,247)	(90,282)
Other income (expense):
Interest and other income	261	3,217
Other expense	(88)	(4)

Loss before income taxes	(373,074)	(87,069)
Income tax benefit	(2,643)	—

Net loss	$(370,431)	$(87,069)

Basic and diluted net loss per share	(1.57)	(0.71)

Basic and diluted weighted-average shares outstanding	236,133,823	123,200,467

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Net Loss	$(370,431)	$(87,069)
Other comprehensive Income:
Available-for sale investments
Net unrealized gain	—	289

Net Change	—	289

Other Comprehensive Income (loss)	—	289

Comprehensive Loss	$(370,431)	$(86,780)

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, except share and per share data)

(Unaudited)

	Redeemable Convertible Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	133,727,268	$763,283	128,434,407	$13	$59,171	$—	$(335,763)	$(276,579)

Issuance of Series U-1 redeemable convertible preferred stock at $19.66 per share in relation to acquisition	50,873,075	1,000,000	—	—	—	—	—	—
Issuance of Series U-2 redeemable convertible preferred stock at $19.66 per share, net of issuance costs of $2,138	20,349,230	397,862	—	—	—	—	—	—
Issuance of common stock in relation to acquisitions	—	—	118,784,896	12	937,657	—	—	937,669
Purchase consideration allocated to non-cash compensation expense	—	—	—	—	7,873	—	—	7,873
Issuance of common stock upon exercise of stock options	—	—	1,362,086	—	2,204	—	—	2,204
Vesting of ear1y exercised stock options	—	—	420,834	—	143	—	—	143
Vesting of restricted stock	—	—	722,238	—	—	—	—	—
Stock-based compensation	—	—	—	—	80,583	—	—	80,583
Net loss	—	—	—	—	—	—	(370,431)	(370,431)

Balance as of June 30, 2021	204,949,573	$2,161,145	249,724,461	$25	$1,087,631	$—	$(706,194)	$381,462

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, except share and per share data)

(Unaudited)

	Redeemable Convertible Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	133,784,888	$763,815	121,414,839	$12	$38,952	$125	$(121,314)	$(82,225)

Issuance of common stock upon exercise of stock options	—	—	384,689	—	557	—	—	557
Vesting of ear1y exercised stock options	—	—	680,710	—	315	—	—	315
Vesting of restricted stock	—	—	2,106,976	1	(1)	—	—	—
Stock-based compensation	—	—	—	—	8,763	—	—	8,763
Unrealized gain on held for sale investments	—	—	—	—	—	289	—	289
Net loss	—	—	—	—	—	—	(87,070)	(87,070)

Balance as of June 30, 2020	133,784,888	$763,815	124,587,214	$13	$48,586	$414	$(208,384)	$(159,371)

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(370,431)	$(87,069)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and other	9,252	1,442
Reduction in the carrying amount of ROU assets	12,012	5,896
Accretion of discount on short-term investments	—	(220)
Stock based compensation	78,438	8,763
Non-cash compensation	7,873	—
Change in deferred tax asset valuation allowance	(2,638)	—

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,847	(1,597)
Other assets	(2,872)	(8,333)
Accounts payable	(3,389)	3,729
Accrued expenses and other current and non-current liabilities	(48,491)	5,159
Operating lease liability	(14,553)	(3,413)
Deposit liability	50,000	—

Net cash used in operating activities	(282,952)	(75,643)

Cash flows from investing activities:
Purchases of property and equipment	(13,128)	(1,211)
Net cash acquired in acquisitions	294,439	—
Purchase of short-term investments	—	(120,110)
Maturities of short-term investments	—	300,000

Net cash provided by investing activities	281,311	178,679

Cash flows from financing activities:
Proceeds from issuance of Series U-2 preferred stock, net	397,862	—
Proceeds from issuance of common stock	2,246	557

Net cash provided by financing activities	400,108	557

Net increase (decrease) in cash, cash equivalents and restricted cash	$398,467	$103,593
Cash, cash equivalents, and restricted cash at beginning of the period	399,828	246,972

Cash, cash equivalents, and restricted cash at end of the period	$798,295	$350,565

See accompanying notes to unaudited condensed consolidated financial statements

AURORA INNOVATION, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2021

(in thousands, except share and per share data)

(1)	Overview and Organization and Basis of Presentation

Overview of the Organization

Aurora Innovation, Inc. (the Company) was initially formed as a Delaware limited liability company in October 2016, then converted to a Delaware corporation in March 2017. The Company has offices in seven cities: Palo Alto, Mountain View, San Francisco, California; Pittsburgh, Pennsylvania; Bozeman, Montana; Coppell, Texas; Wixom, Michigan; and Seattle, Washington. The Company designs and develops the Aurora Driver, which is the hardware, software, and data services that allow vehicles to drive themselves.

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the Company and wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to rule and regulations of the Securities and Exchange Commission (“SEC”).

The information included herein should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019. The condensed consolidated balance sheet as of December 31, 2020 included in the condensed consolidated financial statements was derived from the audited financial statements as of that date.

The condensed consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature necessary to fairly present our balance sheet, results of operations, and cash flows for six month period but are not necessarily indicative of the expected results for the full fiscal year or any future year.

(2)	Significant Accounting Policies

No changes have been made to the significant accounting policies described in the audited financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019 that have a material impact on the condensed consolidated financial statements and accompanying notes.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment; valuation allowance for deferred income tax assets, valuation of acquired intangible assets, fair value of options granted under the Company’s stock-based compensation plans, present value of the lease liability, and the assumptions used in determining the recognition of revenue.

Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company’s principal operations are the research, design, and implementation of the Aurora Driver. The Company is currently researching and developing its proprietary technology with the goal of commercializing the Aurora Driver. The Company expects that it will need to raise additional capital to support its development and commercialization activities. Significant risks and uncertainties to the Company’s operations include failing to secure additional funding and the threat of other companies developing and bringing to market similar technology at an earlier time than the Company.

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at U.S. commercial banks. Cash and cash equivalents deposited with domestic commercial banks generally exceed the Federal Deposit Insurance Corporation insurable limit. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus, COVID-19, a global pandemic and recommended containment and mitigation measures worldwide. As of the date of these financial statements, the Company has not experienced a negative impact to its financial position, results of operations, and operating cash flows. The Company cannot accurately predict the length or severity of this pandemic and the impact it might have on the world and domestic economies. However, the Company believes that for the foreseeable future, based on its current capital resources and its operations and cash flows, it will not be materially nor negatively affected.

Recently Issued Accounting Standards – Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies accounting for income taxes by revising or clarifying existing guidance in ASC 740, Income Taxes, as well as removing certain exceptions within ASC 740. The new standard is effective for annual periods beginning after December 15, 2021 and earlier adoption permitted. The standard will be effective for the Company on January 1, 2022. The Company is currently evaluating the impact of this guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that replaces the incurred loss impairment methodology in current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. The Company is currently evaluating the impact of this guidance and the timing of adoption.

Recently Issued Accounting Standards – Adopted in Fiscal 2021

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard requires capitalized costs to be amortized on a straight-line basis generally over the term of the arrangement, and the financial statement presentation for these capitalized costs would be the same as that of the fees related to the hosting arrangements. The standard was effective for the Company on January 1, 2021 and applied prospectively. The adoption did not have a material impact.

(3)	Fair Value Measurements

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Inputs to the valuation methodology, which are significant to the fair value measurement, are unobservable.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table summarizes the Company’s fair value hierarchy for its financial assets measured at fair value on a recurring bases as of June 30, 2021 and December 31, 2020:

	As of June 30, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$783,108	$—	$—	$783,108

Total cash equivalents	$783,108	$—	$—	$783,108

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$387,464	$—	$—	$387,464

Total cash equivalents	$387,464	$—	$—	$387,464

(4)	Acquisitions

Apparate USA LLC

On January 19, 2021, the Company acquired 100% of the voting interests of Apparate USA LLC (“Uber Advanced Technologies Group” or “ATG”) which was a company developing self-driving technology.

The ATG acquisition date fair value of the consideration transferred for ATG was approximately $1,915,708 which consisted of stock consideration. The stock consideration transferred comprised 50,873,075 shares of the Company’s Series U-1 preferred stock and 116,173,646 shares of the Company’s common stock. The preferred stock was valued referencing a subsequent purchase of the Company’s Series U-2 redeemable convertible preferred stock. The common stock was valued based on the fair value as of January 19, 2021, as determined by a third-party valuation expert using an Option Pricing Method model.

The transaction costs associated with the acquisition were approximately $15,113 and were recorded in general and administrative expense in the six months ended June 30, 2021.

The Company has accounted for the ATG acquisition as a business combination, and therefore the assets acquired and liabilities assumed were recognized at their fair values on the date of the ATG acquisition. Information which existed as of the acquisition date but is yet unknown to us may result in adjustments during the remainder of the measurement period which will not exceed 12 months from the closing date. The area not finalized relates to the valuation of acquired tangible and intangible assets and accrued expenses.

We recorded a measurement period adjustment to the preliminary purchase price allocation which included an $21,652 decrease in property and equipment, net and an $21,652 increase in goodwill. The adjustment resulted in $1,676 reduction in accumulated depreciation for expense previously recorded for the three months ended March 31, 2021. This measurement period adjustment was made to reflect facts and circumstances that existed as of the acquisition date.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of the ATG acquisition:

Cash and cash equivalents	$310,540
Prepaid expenses and other current assets	6,229
Property and equipment, net	63,395
Operating lease right-of-use assets	41,915
Other assets	18,351
Acquisition related intangible assets	545,500
Goodwill	1,056,817
Accounts payable	(1,860)
Related party payable	(46,970)
Accrued expenses and other current liabilities	(37,796)
Operating lease liabilities	(40,413)

Total	$1,915,708

The sole identifiable intangible asset acquired in the ATG acquisition was in-process research and development (IPR&D) and has an indefinite useful life as of the date of the acquisition. The fair value of the IPR&D intangible asset was determined through a replacement cost approach, which identifies the costs that would be necessary to recreate the asset if the Company were to internally develop the acquired technology. Significant unobservable inputs include overhead costs, profit margin, opportunity cost, and obsolescence. Our estimate of the fair value is preliminary and subject to change.

The asset has not been placed into service and there have been no impairment charges related to the intangible asset as of June 30, 2021.

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce, and is not deductible for tax purposes.

Separately, the Company recognized $7,873 in non-cash compensation expense for severance payments by the former parent of ATG. This amount was allocated from total equity consideration transferred.

The following supplemental pro forma information combines the historical results of Aurora and ATG as if the ATG acquisition had occurred on January 1, 2020, the beginning of the earliest period presented and includes pro forma adjustments related to depreciation and amortization of acquired property, plant and equipment, share-based compensation expense, and severance expense.

	Six months ended June 30,
	2021	2022
Revenue	$—	$—
Net loss	$(305,345)	$(639,699)

The pro forma combined financial statements do not necessarily reflect what the Company’s results of operations would have been had the ATG acquisition occurred on the date indicated.

OURS Technology, Inc.

On March 5, 2021, the Company acquired 100% of the voting interests in OURS Technology, Inc. (“OURS”), a silicon photonics company. The Company has included the financial results of OURS in the condensed consolidated financial statements prospectively from the date of acquisition. The OURS acquisition date fair value of the consideration transferred for OURS was approximately $40,821, which consisted of the following

Fair Value
Cash	$16,107
Stock Consideration	24,105
Assumed liabilities related to third-party expenses	609

Total	$40,821

As part of the OURS acquisition, the Company assumed certain OURS compensation agreements, including the conversion of certain shares of OURS restricted stock into rights to receive the Company’s restricted stock, and assuming certain stock options with an estimated fair value of $3,789. For the stock options assumed, based on the service period related to the period prior to the OURS acquisition date, $2,145 was allocated to the purchase price, and $1,644 relating to post-acquisition services which will be recorded as operating expenses over the remaining requisite service periods.

The stock consideration transferred comprised 2,793,699 shares of the Company’s common stock including 182,449 shares of restricted stock granted. The restricted stock awards (RSAs) were valued based on the March 5, 2021 fair value, as determined by a third party valuation expert using an Option Pricing Method model, and the estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The RSAs vest monthly over a 2-year period starting on the vesting commencement date and expire once the holder ceases to be a service provider of the Company.

The transaction costs associated with the OURS acquisition were approximately $262 and were recorded in general and administrative expense in the six months ended June 30, 2021.

The Company has accounted for the OURS acquisition as a business combination, and therefore the assets acquired and liabilities assumed were recognized at their fair values on the date of the OURS acquisition. Information which existed as of the acquisition date but is yet unknown to us may result in adjustments during the remainder of the measurement period which will not exceed 12 months from the closing date. The area not finalized is the valuation of acquired intangible assets.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of the OURS acquisition:

Fair Value
Cash and cash equivalents	$153
Prepaid expenses and other current assets	23
Property and equipment, net	218
Other assets	9
Acquisition related intangible assets	19,000
Goodwill	24,251
Accounts payable	(46)
Deferred tax liability	(2,787)

Total	$40,821

The sole identifiable intangible asset acquired in the OURS acquisition was in-process research and development (IPR&D) and has an indefinite useful life as of the date of the acquisition. The fair value of the IPR&D intangible asset was determined through a replacement cost approach, which identifies the costs that would be necessary to recreate the asset if the Company were to internally develop the acquired technology. Significant unobservable inputs include profit margin and opportunity cost. Our estimate of the fair value is preliminary and subject to change.

The asset has not been placed into service and there have been no impairment charges related to the intangible asset as of June 30, 2021.

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce, and is not deductible for tax purposes.

Pro forma results for the OURS acquisition are not presented as the financial impact is immaterial.

(5)	Balance sheet details

Deposit liability

In January 2021, we entered into a collaboration framework agreement with Toyota with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan. In April 2021, we received a $50,000 payment from Toyota as a part of this collaboration agreement and it is recorded as a deposit liability pending finalization of the project plan.

Property and Equipment

Property and equipment consist of the following as of June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
Land	$13,220	$—
Building	490	—
Furniture and fixtures	8,167	4,209
Test and lab equipment	8,782	3,787
Leasehold improvements	45,152	3,609
Computer and equipment	12,563	2,121
Computer software	2,381	1,941
Automobile	1,712	520

	92,467	16,187
Less accumulated depreciation and amortization	(12,355)	(5,290)

Total property and equipment	$80,112	$10,897

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following as of June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
Accrued expenses	$23,575	$3,412
Accrued compensation	28,465	13,938
Other	1,555	1,415

Total accrued expenses and other current liabilities	$53,595	$18,765

(6)	Capital Stock

(a)	Common Stock

The Company is authorized to issue 535,000,000 shares, par value of $0.0001 per share, of common stock. At June 30, 2021 and December 31, 2020, the Company had 249,724,461 and 128,434,407 shares of common stock issued and outstanding, respectively. The holders of common stock have voting rights equal to one vote per share of common stock held.

(b)	Redeemable Convertible Preferred Stock

The Company is authorized to issue 214,425,920 shares, par value of $0.0001 per share, of redeemable convertible preferred stock. The board of directors designated 20,177,530 shares as Seed 1, 9,653,930 shares as Seed 2, 29,948,750 shares as Series A, 78,065,640 shares as Series B, 2,580,070 shares as Series B-1, 53,000,000 shares as Series U-1 and 21,000,000 shares as Series U-2.

At June 30, 2021, the Company had 20,177,530 shares of Seed 1, 9,653,930 shares of Seed 2, 29,948,750 shares of Series A, 71,389,540 shares of Series B, 2,557,518 shares of Series B-1, 50,873,075 shares of Series U-1 and 20,349,230 shares of Series U-2 issued and outstanding.

(i)	Dividends

The holders of Seed 1, Seed 2, Series A, Series B, Series U-1, and Series U-2 (collectively, the “Senior Preferred Stock”) are entitled to receive dividends, when, as and if declared by the board of directors of the Company, out of any available assets of the Company. The annual dividend rate is $0.014 per share per annum for Seed 1, $0.026 per share per annum for Seed 2, $0.222 per share per annum for Series A, $0.739 per share per annum for Series B, $1.5730 per share per annum for Series U-1, and $1.5730 per share per annum for Series U-2 (subject to adjustment from time to time for recapitalization with respect to each such series of preferred stock). The right to receive dividends on shares of Senior Preferred Stock is not cumulative, and payment of any dividends to the holders of Senior Preferred Stock is on a pro rata pari passu basis in proportion to the dividend rates for each series of Senior Preferred Stock.

Subject to the prior dividend rights of the Senior Preferred Stock, the holders of outstanding shares of Series B-1 shall be entitled to receive dividends, when, as and if declared by the board of directors of the Company, out of any available assets of the Company. The annual dividend rate is $0.739 per share per annum for Series B-1 (subject to adjustment from time to time for recapitalization with respect to each such series of redeemable convertible preferred stock). The right to receive dividends on shares of Series B-1 shall not be cumulative and payment of any dividends to the holders of Series B-1 shall be on a pro rata pari passu basis in proportion to the dividend rates for Series B-1.

After dividends in the full preferential amounts specified for the preferred stock have been paid or set aside, any additional dividends shall be paid among the holders of the redeemable convertible preferred stock and common stock in proportion to the greatest whole number of shares of common stock, which would be held by each holder if all shares of redeemable convertible preferred stock were converted at the then effective conversion rate. The Company has not declared any dividends as of June 30, 2021.

(ii)	Conversion

At the option of the holder, each share of redeemable convertible preferred stock shall be convertible, at any time after the date of issuance of such share, into the number of shares of common stock determined by dividing the original issue price for the redeemable convertible preferred stock by the applicable conversion price, determined at the time of conversion. The original issue price and the conversion price will be adjusted for any stock dividends, stock splits, combination of shares, reorganizations, recapitalizations, reclassifications, or other similar events.

The conversion price of each series of redeemable convertible preferred stock is also subject to broad-based weighted average anti-dilution adjustments in the event that the Company issues certain securities at a price per share less than the then applicable conversion price of such series of redeemable convertible preferred stock.

Each share of redeemable convertible preferred stock will automatically be converted into common stock at the then effective conversion rate (i) immediately prior to (x) the initial listing of the capital stock on an internationally recognized securities exchange approved by means of an effective registration statement filed with the Securities and Exchange Commission or (y) completion by the Company of transaction(s) by merger, consolidation, share exchange, or otherwise with a publicly traded “special purpose acquisition company” in which the share capital of such entity is listed on an internationally recognized securities exchange approved by the Company’s board of directors, provided that the aggregate gross proceeds to the Company are not less than $100,000 or (ii) upon the written consent for such conversion from each of (A) the holders of a majority of the outstanding redeemable convertible preferred stock other than the Series U-1 (voting together as a single class and on an as-converted basis) and (B) the holders of a majority of outstanding of Series B (voting as a separate class) provided that in the case of a conversion pursuant to the preceding clause (ii) in connection with a liquidation, dissolution or winding up of the Company in which Company’s holders of capital stock receive consideration pursuant to a distribution or repurchase of capital stock, the Series U-2 shall not be converted unless approved by the holders of a majority of the Series U-2 redeemable convertible preferred stock.

(iii)	Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the holders of then outstanding Senior Preferred Stock are entitled to be paid on a pari passu basis, and prior and in preference to any distribution on any share of Series B-1 and common stock, an amount per share equal to (1) the greater of (a) the sum of (i) the liquidation preference specified for such share of Senior Preferred Stock ($0.175 for Seed 1, $0.322 for Seed 2, $2.776 for Series A, $9.240 for Series B, $19.657 for Series U-1, and $19.657 for Series U-2) and (ii) all declared but unpaid dividends on such share of Senior Preferred Stock or (b) the amount that would have been payable if such share of Senior Preferred Stock had converted to common stock immediately prior to such liquidation, dissolution or winding up, or (2) with respect to a particular series of Senior Preferred Stock, such lesser amount as may be approved by the holders of a majority (or at least 75%, in the case of Series U-1) of the outstanding shares of such series, voting as a separate series.

Subject to the prior liquidation rights of the Senior Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Company, the holders of the then outstanding Series B-1, are entitled to be paid on a pari passu basis, and prior and in preference to any distribution on any share of common stock, an amount per share equal to (1) the greater of (a) the sum of (i) the liquidation preference specified for such share of Series B-1 (currently $9.240) and (ii) all declared but unpaid dividends on such share of Series B-1 or (b) the amount that would have been payable if such shares of series B-1 had converted to common stock immediately prior to such liquidation, dissolution or winding up, or (2) such lesser amount as may be approved by the holders of a majority of the outstanding shares of Series B-1, voting as a separate series.

After the payment of the full liquidation preference to the holders of preferred stock described above, the assets of the Company legally available for distribution, if any, shall be distributed pro rata to holders of the common stock of the Company in proportion to the number of shares of common stock held by them.

The liquidation preferences are deemed to be contingent redemption features exercisable on certain deemed liquidation events which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The deemed liquidation event would constitute a redemption event not solely within the control of the Company. Redeemable convertible preferred stock is presented outside of permanent equity in mezzanine equity on the balance sheets. It is not probable that the Preferred Stock will become redeemable as of June 30, 2021.

(iv)	Voting

The holders of shares of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares are then convertible. As long as any shares of Seed 1 remain outstanding, the holders of Seed 1, voting as a separate class, are entitled to elect one member of the board of directors (the Series Seed Director). As long as any shares of Series B remain outstanding, the holders of Series B preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. As long as any shares of Series U-2 remaining outstanding, the holders of Series U-2, voting as a separate class, are entitled to elect two members of the board of directors. The holders of common stock, Seed 2, Series A and Series B-1, voting together as a single class on an as converted basis, are entitled to elect five members of the board of directors. Any additional members of the board of directors shall be elected by the holders of common stock and redeemable convertible preferred stock.

So long as the holders of Seed 1 are entitled to elect a director, the Series Seed Director shall be entitled to cast two votes on all matters that come before the board of directors. All remaining directors shall be entitled to cast one vote on all matters.

(v)	Protective Provision

As long as any shares of redeemable convertible preferred stock are issued and outstanding, the approval of holders of a majority of outstanding shares of redeemable convertible preferred stock, voting together as a single class on an as-converted basis, is required in order for the Company to take certain actions. Such actions include adversely amending the rights, preferences, privileges, or restrictions provided for the benefit of preferred stock; purchasing, redeeming, paying, or declaring any dividend or making any distribution on any shares of capital stock (subject to limited exceptions); and creating or authorizing the issuance of any debt security or other indebtedness for borrowed money in excess of $250,000 (subject to limited exceptions); and creating or holding capital stock in a subsidiary that is not wholly owned.

(7)	Stock Option Plan

We maintain three equity compensation plans: the 2017 Equity Incentive Plan (the Plan), the 2016 Blackmore Sensors & Analytics, Inc. Equity Incentive Plan (the Blackmore Plan), and the OURS Technologies Inc Equity Incentive Plan (the OURS Plan). The Company assumed stock options under the Blackmore Plan in 2019 and the OURS Plan in 2021 to the extent such employees continued as employees of the Company.

2017 Equity Incentive Plan

In 2017, the Company adopted the Plan. Under the Plan, equity-based compensation in the form of restricted stock units (RSUs), restricted stock awards, incentive stock options, and nonqualified stock options may be granted to employees, officers, directors, consultants, and others. 77,502,791 shares are authorized and 9,175,894 are available to grant as of June 30, 2021.

Stock Options

Stock options under the Plan may be outstanding for periods of up to 10 years following the grant date. The exercise price of stock options for the purchase of shares of common stock under the Plan may not be less than 100% of the fair value of the Company’s common stock on the date of the grant, as determined by the board of directors. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting shares, the price of each share will be at least 110% of the fair value on the date of grant. Stock options generally vest over four years starting on the vesting commencement date (with a one-year cliff) and expire, if not exercised, 10 years from the date of grant or, if earlier, three months after the option holder ceases to be a service provider of the Company. Stock options granted to a stockholder that owns greater than 10% of the company expire, if not exercised, five years from the date of grant.

The fair value of each award granted to employees in the six months ended June 30, 2021 has been estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions: expected life of 5.93 years, risk-free interest rate of 0.59%; expected volatility of 55.00%; and no dividends during the expected life. Expected volatility is based on the Company’s review of historical volatilities of comparable public companies and an expected future volatility based upon this evidence over the expected term of the award. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms, employees’ historical exercise, and post vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company records forfeitures on the date occurred.

Stock option activity under the Plan in the six months ended June 30, 2021 is as follows:

	Options outstanding
	Number of Shares	Weighted average exercise price
Balance, December 31, 2020	34,584,332	$1.90
Granted	8,973,700	7.95
Exercised	(1,332,592)	1.61
Forfeited	(1,849,170)	4.88

Balance, June 30, 2021	40,376,270	$3.12

The compensation expense recognized for options for the six months ended June 30, 2021 and June 30, 2020 was $12,458 and $7,385, respectively. The unrecognized deferred compensation expense for future years’ compensation expense was $50,981 as of June 30, 2021. Unrecognized deferred compensation will be recognized over an estimated weighted average amortization period of approximately 2.76 years.

Restricted Stock Units

The vesting of the RSUs is based on the satisfaction of 2 separate vesting requirements on or before the expiration date: (1) a time-based vesting requirement, and (2) a liquidity event. The liquidity event is the earlier of a (i) an initial public offering through a registration statement filed by the Company declared effective or the closing of a transaction with a special purpose acquisition company, or (ii) a change in control. Generally, the time-based vesting requirement is four years starting on the vesting commencement date (with a one-year cliff). RSU activity under the Plan is as follows:

	Unvested RSUs outstanding
	Number of shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2020	—
Granted	17,935,680	$8.70
Forfeited	(1,522,588)	8.38

Balance, June 30, 2021	16,413,092	$8.47

As of June 30, 2021, no stock-based compensation has been recognized for the RSUs. The liquidity event is a performance condition where the condition was not deemed probable as of June 30, 2021. No compensation expense was recognized during the period and the unrecognized deferred compensation expense was $143,514 as of June 30, 2021. $32,805 of this amount relates to awards where the time-based vesting requirements was satisfied.

Stock-based payments awarded by a related party

Prior to the ATG acquisition, employees of ATG received grants of RSUs in the former ultimate parent company of ATG, a related party after the closing of the transaction. These awards were modified after the transaction to allow the awards to continue to vest for the first year subsequent to the closing of the acquisition as long as personnel remain employees of the Company. These awards are compensation for services provided to the Company and accounted for as stock-based compensation.

Awards representing 2,928,854 shares were modified on the acquisition date. 284,841 shares were forfeited as of June 30, 2021. The fair value of these awards is equal to the market value of the related party’s common stock on the date of modification. $64,994 in stock-based compensation expense was recognized in the six months ended June 30, 2021.

The unrecognized deferred compensation expense for future years’ compensation expense is $81,949 as of June 30, 2021. Unrecognized deferred compensation will be recognized over an estimated weighted average amortization period of approximately 0.56 years.

Stock-based Compensation Expense

Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements and no stock-based compensation has been capitalized as of June 30, 2021.

Total stock-based compensation expense by function was as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Research and Development	$74,314	$7,469
Selling, general, and administrative	4,124	1,293

Total	$78,438	$8,763

(8)	Income Taxes

The income tax benefit recognized differs from our statutory tax rate of 21% primarily due to valuation allowance movements.

(9)	Leases

The Company leases its office facilities, data centers, and warehouses in Palo Alto, California; Mountain View, California; Pittsburgh, Pennsylvania; Bozeman, Montana; Coppell, Texas; Wixom, Michigan; Seattle, Washington; and Ashburn, Virginia, under non cancelable operating lease agreements that expire between 2021 through 2035. One acquired lease in Pittsburgh has renewal options the Company is reasonably certain to exercise which result in a lease term to 2042.

As of June 30, 2021, the Company’s operating leases had a weighted average remaining lease term of 10.3 years and a weighted average discount rate of 6.39%. Future minimum payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and other contractual commitments as of June 30, 2021 were as follows:

Operating leases
Year ending December 31,
2021	$10,599
2022	21,867
2023	20,194
2024	19,648
2025	17,888
Thereafter	76,779

Total	$166,975

Rent expense under operating leases was $12,012 in the six months ended June 30, 2021. Rent expense was $5,896 in the six months ended June 30, 2020.

In March 2021, the Company remeasured the right of use asset for the Mountain View headquarters which included reclassifying $16,998 from other current assets related to variable payments to construct landlord owned assets. These payments were treated as variable payments as the total amount to be paid for these assets was unknown at the lease commencement date. As the project was completed in March 2021 and the total amounts to be paid by the Company were known, the right of use asset was remeasured and the adjustment was recorded during the period ended March 31, 2021.

(10)	Commitments and Contingencies

From time to time the Company may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses the need to record a liability for litigation and loss contingencies. Reserve estimates are recorded when and if it is determined that a loss related to certain matters is both probable and reasonably estimable. No material losses were recorded in the six months ended June 30, 2021 and 2020.

Future minimum payments for contractual commitments related to purchase obligations as of June 30, 2021 were as follows:

Purchase obligation
Year ending December 31,
2021	$8,228
2022	27,798
2023	2,259
2024	491
2025	—
Thereafter	—

Total	$38,776

(11)	Employee Benefit Plan

The Company sponsors the Aurora 401(k) plan. All employees are eligible to participate in the plans after meeting eligibility requirements. Participants may elect to have a portion of their salary deferred and contributed to the plan up to the limit allowed by applicable income tax regulations. The Company may make a matching contribution at the discretion of the board of directors. The Company recognized $0 for matching contributions in the six months ended June 30, 2021 and 2020, respectively.

(12)	Supplemental Cash Flow Information

Cash paid for income taxes was $0 in the six months ended June 30, 2021 and 2020, respectively. Cash paid for interest and noncash investing and financing activities were as follows:

	June 30, 2021	June 30, 2020
Noncash investing and financing activities:
Property and equipment included in accounts payable	$3,023	$329
Vesting of early exercised stock options	143	316
Non-cash acquisition	1,939,804	—
Cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$784,813	$350,083
Restricted cash	13,482	482

Total cash, cash equivalents, and restricted cash	$798,295	$350,565

(13)	Earnings Per Share

Series Seed 1 preferred stock, Series Seed 2 preferred stock, Series A preferred stock, Series B preferred stock, Series B-1 preferred stock, Series U-1, Series U-2, unvested Restricted Stock Awards (“RSA”), unvested early exercised stock options, and unvested RSUs are participating securities in periods of income as the securities participate in undistributed earnings. The securities do not share in losses.

The Company computes earnings per share of common stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss.

Basic earnings per share is computed using the two-class method required for participating securities but is not applied in fiscal periods with a net loss. The computation of basic and diluted earnings per share is the same as the inclusion of all potential common stock would have been anti-dilutive in a period of net loss.

	Six months ended June 30,
	2021	2020
Numerator:
Net Loss	$(370,431)	$(87,069)
Net loss per share:
Basic	$(1.57)	$(0.71)
Diluted	$(1.57)	$(0.71)
Denominator:
Weighted average common shares outstanding - Basic	236,133,823	123,200,467
Weighted average common shares outstanding - Diluted	236,133,823	123,200,467

The following table presents the potential common stock outstanding excluded from the computation of diluted loss per share because including them would have had an antidilutive effect:

	June 30,
	2021	2020
Series Seed 1 Preferred Stock	20,177,530	20,177,530
Series Seed 2 Preferred Stock	9,653,930	9,653,930
Series A Preferred Stock	29,948,750	29,948,750
Series B Preferred Stock	71,389,540	71,447,160
Series B-1 Preferred Stock	2,557,518	2,557,518
Series U-1 Preferred Stock	50,873,075	—
Series U-2 Preferred Stock	20,349,230	—
Stock Options	41,445,927	38,646,734
Restricted Stock Awards	549,621	3,248,070
Restricted Stock Units	16,413,092	—
Grants available under the 2017 Equity Incentive Plan	9,175,894	4,323,502

Total	272,534,107	180,003,194

(14)	Related Parties

In January 2021, the Company paid $10,000 relating to financial advisory fees with a related party for a contract that was entered into by the Company in December 2020. $8,250 was recognized in selling, general and administrative expenses and $1,750 was recognized as a reduction to redeemable convertible preferred stock for issuance costs in the six months ended June 30, 2021. No amounts were due as of June 30, 2021.

The Company assumed a net liability of $46,970 from the ATG acquisition for an obligation due to the former owner of ATG who is a related party of the Company subsequent to the acquisition. The net obligation was a $54,777 related party payable offset by a $7,808 related party receivable for certain services performed by the former owner of ATG on behalf of ATG, and vice versa, prior to the closing of the acquisition. The services include administering an employee equity incentive plan, shared personnel, and other centralized services. No amounts were due as of June 30, 2021.

In January 2021, the former owner of ATG made payment of $7,873 in severance to former employees of ATG which will be reimbursed by the Company. Expense of $6,320 was recognized in research and development expenses and $1,552 was recognized in selling, general, and administrative expenses in the six months ended June 30, 2021. No amounts were due as of June 30, 2021.

We recognized $3,087 in the six months ended June 30, 2021 in selling, general, and administrative expenses for the transition service agreement with the former owner of ATG. As of June 30, 2021, $1,422 of related party payables was recorded on the consolidated balance sheet.

(15)	Subsequent Events

On July 14, 2021, the Company entered into a merger agreement with Reinvent Technology Partners Y (“RTPY”), a special purpose acquisition company and related party. At the effective time of the merger, the Company becomes a wholly owned subsidiary of RTPY which changes its name to Aurora Innovation, Inc. (“Aurora Innovation”). All outstanding shares of the Company’s capital stock, together with shares of common stock reserved in respect of awards outstanding, are cancelled in exchange for the right to receive shares of Aurora Innovation.

In August 2021, the Company entered into a $300,000 cloud computing contract to support the Company’s computing and storage needs. The contract commences in August 2021 and has a term of approximately five years.

In August 2021, the Toyota collaboration project plan was agreed and signed which includes $100,000 in fees expected to be collected by May 2022 in addition to the $50,000 received in April 2021.

Apparate USA LLC

Consolidated Financial Statements

December 31, 2019 and 2020

Report of Independent Auditors

To the Management of Apparate USA LLC

We have audited the accompanying consolidated financial statements of Apparate USA LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations, of member equity and of cash flows for the year ended December 31, 2020 and for the period from April 8, 2019 to December 31, 2019.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apparate USA LLC and its subsidiaries as of December 31, 2020 and December 31, 2019, and the results of their operations and their cash flows for the year ended December 31, 2020 and for the period from April 8, 2019 to December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 11 to the consolidated financial statements, Uber Technologies Inc. completed the sale of the Company to Aurora Innovation Inc. on January 19, 2021.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

July 8, 2021

Apparate USA LLC

Consolidated Balance Sheets

	As of December 31,	As of December 31,
(in thousands)	2019	2020
Assets
Cash and cash equivalents	$787,894	$353,040
Prepaid expenses and other current assets	3,331	1,735
Related party receivables	28	—

Total current assets	791,253	354,775
Property and equipment, net	107,499	85,204
Operating lease right-of-use assets	69,051	29,986
Other assets	8,406	3,757
Intangible assets, net	32,112	31,046
Goodwill	28,417	28,417

Total assets	$1,036,738	$533,185

Liabilities and Members’ equity
Accounts payable	$10,456	$9,397
Operating lease liabilities, current	11,902	5,646
Accrued and other current liabilities	64,126	67,675
Related party payables	9,853	31,568

Total current liabilities	96,337	114,286
Operating lease liabilities, non-current	58,279	22,907

Total liabilities	154,616	137,193

Commitments and contingencies (Note 9)
Members’ Equity
Common Units	(143,566)	(661,112)
Convertible Class A Preferred Units	1,025,688	1,057,104

Total members’ equity	882,122	395,992

Total liabilities and members’ equity	$1,036,738	$533,185

The accompanying notes are an integral part of these financial statements.

Apparate USA LLC

Consolidated Statements of Operations

(in thousands)	For the Period from April 8, 2019 (Inception) Through December 31, 2019	Year Ended December 31, 2020
Revenue	$42,328	$100,000

Costs and expenses
Sales and marketing	4,672	2,100
Research and development	326,497	636,588
General and administrative	55,718	140,078
Depreciation and amortization	28,661	20,918

Total costs and expenses	415,548	799,684

Loss from operations	(373,220)	(699,684)
Other income	8,193	2,409

Loss before income taxes	(365,027)	(697,275)
Income tax expense	(116)	1,510

Net loss	$(365,143)	$(695,765)

The accompanying notes are an integral part of these financial statements.

Apparate USA LLC

Consolidated Statements of Members’ Equity

	Convertible Class A Preferred Units						Common Units
(in thousands, except share amounts)	Units	SoftBank	Units	Toyota	Units	DENSO	Units	Neben	Total Members’ Equity
Balance as of Inception - April 8, 2019	—	$—	—	$—	—	$—	—	$—	$—
Issuance of Common Units	—	—	—	—	—	—	6,267,953	162,026	162,026
Proceeds from sale of Preferred Units	333,000	333,000	400,000	400,000	267,000	267,000	—	—	1,000,000
Net loss	—	—	—	—	—	—	—	(365,143)	(365,143)
Capital contribution from parent stock plan	—	—	—	—	—	—	—	85,239	85,239
Preferred returns paid in kind, including Gross Up Distribution and Incremental Distribution	—	10,322	—	9,217	—	6,149	—	(25,688)	—

Balance as of December 31, 2019	333,000	$343,322	400,000	$409,217	267,000	$273,149	6,267,953	$(143,566)	$882,122

Issuance of Common Units	—	—	—	—	—	—	190,932	—	—
Tax Distribution paid in cash	—	(8,926)	—	(7,843)	—	(5,234)	—	—	(22,003)
Net loss	—	—	—	—	—	—	—	(695,765)	(695,765)
Capital contribution from transfer of lease liability to UTI	—	—	—	—	—	—	—	24,010	24,010
Capital contribution from parent stock plan	—	—	—	—	—	—	—	207,628	207,628
Preferred returns paid in kind, including Gross Up Distribution and Incremental Distribution	—	21,596	—	19,086	—	12,737	—	(53,419)	—

Balance as of December 31, 2020	333,000	$355,992	400,000	$420,460	267,000	$280,652	6,458,885	$(661,112)	$395,992

The accompanying notes are an integral part of these financial statements.

Apparate USA LLC

Consolidated Statements of Cash Flows

(in thousands)	For the Period from April 8, 2019 (Inception) Through December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities
Net Loss	$(365,143)	$(695,765)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28,661	20,918
Stock-based compensation generated from Uber (parent) stock plan	88,012	113,403
UTI service fees settled in equity	—	94,225
Impairments of long-lived assets	—	47,880
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(130)	5,833
Operating lease right-of-use assets	5,394	10,625
Related party receivables	3,172	28
Accounts payable	6,540	(1,059)
Accrued expenses and other liabilities	45,254	3,549
Operating lease liabilities	(3,783)	(13,095)
Related party payables	7,080	21,715

Net cash used in operating activities	(184,943)	(391,743)

Cash flows from investing activities
Purchase of property and equipment	(28,109)	(21,108)

Net cash used in investing activities	(28,109)	(21,108)

Cash flows from financing activities
Initial contribution of cash for common units	946	—
Proceeds from issuance of preferred stock units	1,000,000	—
Tax Distribution paid in cash	—	(22,003)

Net cash provided by (used in) financing activities	1,000,946	(22,003)

Net increase (decrease) in cash, cash equivalents and restricted cash, cash equivalents	787,894	(434,854)
Cash, cash equivalents and restricted cash, cash equivalents
Beginning of period	—	787,894

End of period	$787,894	$353,040

Supplemental disclosure of non-cash financing activity:
Preferred returns paid in kind, including Gross Up Distribution and Incremental Distribution	$25,688	$53,419

The accompanying notes are an integral part of these financial statements.

Apparate USA LLC

Notes to the Financial Statements

December 31, 2019 and 2020

Note 1 - Description of Business

Apparate USA LLC (the “Company”) is a majority-owned direct subsidiary of Neben Holdings LLC (“Neben”), which is a wholly-owned indirect subsidiary of Uber Technologies Inc. (“Uber” or “UTI”). The Company was formed under a Limited Liability Agreement in Delaware on April 8, 2019 (“Inception”), which was subsequently amended on July 2, 2019 (“Contribution”). There were no operations or cash flow activities between Inception and Contribution. Debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a Member of the Company. A Member’s liability (in its capacity as such) for Company obligations, liabilities and losses shall be limited to the Company’s assets; provided, that a Member shall be required to return to the Company any distribution made to it in clear and manifest accounting or similar error. Uber contributed all assets of its Advanced Technologies Group (“ATG”) to Neben, which in turn contributed all assets of ATG to the Company in exchange for common units of ownership in the Company. On December 7, 2020, Uber announced the sale of the Company to Aurora Innovation, Inc. (“Aurora”). On January 19, 2021, the sale to Aurora was completed. Refer to Note 11 - Subsequent Events for further information.

The Company’s primary operation is developing self-driving technology solutions. The Company is headquartered in Pittsburgh, Pennsylvania with teams in Pittsburgh, San Francisco, and Toronto.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include certain assets and liabilities that have historically been held at Uber, which were contributed on July 2, 2019 to the Company at carry over basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions, which affect the reported amounts in the financial statements and accompanying notes. Actual results could differ materially from the Company’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. The Company believes that changes in any of the following areas could have a negative effect on the Company’s future financial position, results of operations, or cash flows: the impact of the economic climate on its business;

changes in the United States automotive market; retention and recruiting of qualified employees and key personnel; concentration of vendors; exposure to legal risks; access to capital; regulatory risks; and competition in the markets in which the Company operates.

Cash and Cash Equivalents

The Company maintains its funds in bank deposit accounts at reputable financial institutions with high credit quality and therefore are considered to bear limited credit risk. Deposit accounts are insured up to $250 thousand per account holder by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk related to cash. Cash and cash equivalents as of December 31, 2019 and 2020 consisted of cash held in checking accounts.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Property and Equipment	Estimated Useful Life
Land	Indefinite
Buildings	30 years
Site improvements	5-15 years
Computer equipment	3-5 years
Furniture and fixtures	3-5 years
Leasehold improvements	Shorter of estimated useful life or lease term

When assets are retired or otherwise disposed of, the cost, accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the statements of operations in the period realized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred.

Software Development Costs

The Company follows the provisions of ASC 350-40, Internal Use Software (“ASC 350-40”) as the Company’s current business plan is to develop autonomous vehicles (“AV”) to drive paying customers, rather than to sell or license the underlying technology externally. AV software development costs have not yet met the criteria for capitalization given that it is not yet probable that the project will be completed and the software will be used to perform the function intended. As a result, software development costs are expensed as incurred.

Leases

The Company determines if a contract contains a lease at inception of the arrangement based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset and whether it has the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which the Company does not own. Right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized as the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Company’s leases is not readily determinable. The IBR is a hypothetical rate based on the Company’s understanding of what its credit rating would be to borrow

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and resulting interest the Company would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation. Variable lease payments may include costs such as common area maintenance, utilities, real estate taxes or other costs. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred. Operating lease expense is recognized on a straight-line basis in operations over the lease term.

The Company’s leases primarily include corporate offices and data centers. The lease term of operating leases vary from less than a year to 16 years. The Company has leases that include one or more options to extend the lease term for up to 4 periods of 5 years each, as well as options to terminate the lease no earlier than the 3rd anniversary of the commencement date. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill balances generated from prior acquisitions were contributed to the Company by Uber on July 2, 2019. The Company is expected to benefit from the synergies of the business combination, including the ability to gain efficiencies with developing self-driving technology solutions.

The Company tests goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. In testing for goodwill impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimated fair value to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill.

The results of the Company’s annual goodwill impairment tests for the period from Inception through December 31, 2019 and the fiscal year ending December 31, 2020 indicated that no goodwill impairment existed as of the test date.

Intangible Assets, Net

Finite-lived intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from one to eight years. The Company reviews finite-lived intangible assets for impairment under the long-lived asset model described in the Evaluation of Long-Lived Assets for Impairment section. The Company has in-process research and development (“IPR&D”) intangible assets used in the development of AV technology that was contributed at carry over basis and classified as indefinite-lived intangible assets. Both finite-lived and indefinite-lived intangibles assets are part of intangible assets, net on the Company’s balance sheets. There have been no impairment charges related to intangible assets recorded in the period presented in the accompanying consolidated financial statements. Refer to Note 5 - Intangible Assets for further information.

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its held-and-used long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may

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not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the Company considers the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value.

The Company performs a qualitative assessment on the held-and-used indefinite-lived intangible assets in the fourth quarter of each year, or more frequently if indicators of potential impairment exist. An impairment loss is recognized when the carrying value of an indefinite-lived intangible asset exceeds its fair value. Based on the qualitative assessment, there have been no events or changes in circumstances which indicate the Company’s indefinite-lived intangible assets are impaired as of December 31, 2019 and 2020.

Collaboration Revenue

The Company entered into a three-year joint collaboration agreement (the “Collaboration Agreement”) among the Company, Toyota Motor North America, Inc. (“Toyota”), and DENSO International America, Inc. (“DENSO”) to develop next-generation self-driving hardware and self-driving vehicles leveraging technology and expertise from each of the parties. The Collaboration Agreement became effective on July 2, 2019. The Company will receive cash consideration over the three-year term in six semi-annual increments of $50.0 million for a total $300.0 million over the course of the collaboration.

The Company applied ASC 808, Collaborative Arrangements, for recognition and presentation of the consideration received as collaboration revenue. The development activities are considered ongoing and central to the activities of the Company. As a result, the amounts received from Toyota are recognized as collaboration revenue ratably over the respective six-month service period to which each payment relates, as the related development activities are performed. From Inception through December 31, 2019 and for the fiscal year ending December 31, 2020, we recognized $41.7 million and $100 million, respectively, as revenue under the Collaboration Agreement. We have recorded a contract liability of $8.3 million as of December 31, 2019 and 2020, which is included in accrued and other current liabilities on the consolidated balance sheets.

In December 2020, Uber announced the sale of the Company to Aurora. As a result of the sale, the Collaboration Agreement was terminated. Refer to Note 11 - Subsequent Events for further information.

Expenses

Set forth below is a brief description of the components of the Company’s expenses:

Research and development expenses consist primarily of compensation expenses for engineering, product development, and design employees, including expenses associated with ongoing improvements to, and maintenance of, existing products, as well as allocated overhead. The Company expenses substantially all research and development expenses as incurred. In accordance with ASC 350-40 and ASC 730, Research and development, the Company assessed the Company’s accounting policy of expensing AV software and hardware costs, and concluded the Company will continue to expense AV software development and hardware costs without an alternative future use as incurred.

General and administrative expenses consist primarily of compensation costs for executive management and administrative employees, as well as facilities, legal services and insurance costs. Allocations of intercompany management fees consist of certain corporate costs from Uber, amounted to $12.9 million from inception through December 31, 2019 and $49.1 million for the fiscal year ending December 31, 2020.

Depreciation and amortization expenses consist primarily of depreciation on buildings, site improvements, computer equipment, leasehold improvements, and amortization of intangible assets.

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Restructuring and Related Charges consist of costs associated with management-approved restructuring activities, including reductions in headcount, exiting a market or consolidation of facilities are recognized when they are incurred and may include employee termination benefits, impairment of long-lived assets (including impairment of operating lease right-of-use assets), contract termination costs and accelerated lease cost for right-of-use assets that ceased to be used. We record a liability for employee termination benefits either when it is probable that an employee is entitled to them and the amount of the benefits can be reasonably estimated or when management has communicated the termination plan to employees and all of the following conditions have been met: management, having the authority to approve the action, commits to a plan of termination; the plan identifies the number of employees to be terminated, their job classifications and their locations, and the expected completion date; the plan establishes the terms of the benefit arrangement in sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are involuntarily terminated; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We accrue for costs to terminate contracts other than a lease when we terminate the contract in accordance with the contract terms. Costs that will continue to be incurred for the remaining term of a contract that is not a lease, and provide no economic benefits to us are recognized at the cease-use date. Costs associated with lease contracts are accounted for under the leasing accounting guidance or under the long-lived assets accounting guidance.

Restructuring and related charges are recognized as an operating expense within the consolidated statements of operations and are classified based on our classification policy for each category of operating expense. Personnel costs are classified based on each employee’s classification, lease costs (including impairments of right-of-use assets) are classified in the same expense line item where each lease’s rent expense was recognized and impairment of other long-lived assets are recorded within general and administrative expenses.

Income Taxes

The Company is organized as a limited liability company (“LLC”) and has elected to be treated as a partnership for federal and state income tax purposes. Therefore, no provision has been made for federal and state income taxes since these taxes are the personal responsibility of the unit holders.

The Company’s wholly owned subsidiaries, Apparate Canada Inc. and Uber Apparate B.V. are taxed as corporations. Therefore, current and deferred tax expense is recorded based upon their operating results. Deferred income tax assets and liabilities are recognized at current income tax rates for the expected future income tax consequences of temporary differences between the carrying amounts and the income tax bases of assets and liabilities. Deferred income tax assets are recognized, net of any valuation allowance, for the estimated future income tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred income taxes are not material from Inception through December 31, 2020.

Although the Company’s income or loss is taxed directly to the unit holders, the effects of an uncertain tax position, if any, may have an impact on the tax return of the unit holder. Therefore, GAAP requires that any such effects be recognized based on the outcome that is more likely than not to occur. Under this criterion the most likely resolution of the uncertain tax position should be analyzed based on technical merits and on the outcome that will likely be sustained under examination. The Company, pursuant to its operating agreement with its members, will elect to pass any audit adjustments to its members who will report the adjustments under the applicable procedural guidance issued by the IRS. Any uncertain tax positions with regard to the Company’s wholly-owned subsidiaries will be reported in the financial statements. The Company has determined that it has no uncertain tax positions that require either recognition or disclosure in the financial.

The Company’s income tax returns for 2019 and 2020 are subject to examination by the taxing authorities.

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Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” to require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The standard also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASC 326 was subsequently amended by ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” We adopted the standard and related amendments effective January 1, 2020 on a modified retrospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement,” which modifies the disclosure requirements in ASC 820, “Fair Value Measurement” (“ASC 820”). We adopted the new standard effective January 1, 2020 on a prospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. We adopted the new standard effective January 1, 2020 on a prospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): “Simplifying the Accounting for Income Taxes,” which removes certain exceptions for performing intraperiod allocation, recognizing deferred taxes for investments, and calculating income taxes in interim periods. The guidance reduces complexity in certain areas, including franchise taxes that are partially based on income and accounting for tax law changes in interim periods. We early adopted the new standard effective January 1, 2020 on a prospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In January 2020, the FASB issued ASU 2020-01, “Investments-Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815,” which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. This accounting standard update will not have a material impact on our consolidated financial statements.

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Note 3 - Property and Equipment, Net

The components of property and equipment, net as of December 31, 2019 and December 31, 2020 were as follows:

	As of December 31,	As of December 31,
(in thousands)	2019	2020
Land	$9,986	$9,986
Building and site improvements	37,810	37,810
Leasehold improvements	79,954	66,947
Computer equipment	161,723	179,546
Furniture and fixtures	5,388	4,908
Construction in progress	13,813	309

Total	308,674	299,506
Less: Accumulated depreciation and amortization	(201,175)	(214,302)

Property and equipment, net	$107,499	$85,204

Depreciation expense relating to property and equipment was $27.9 million and $18.9 million for the period from Inception through December 31, 2019 and for the fiscal year ending December 31, 2020, respectively.

In response to the COVID-19 pandemic, the Company performed certain restructuring activities during the second quarter of 2020. As part of the restructuring, the Company incurred a $23.5 million property and equipment impairment loss related to the abandonment decision of the Pier 70 office space in San Francisco for the fiscal year ending December 31, 2020.

Note 4 - Leases

Our leases primarily include corporate offices, data centers and servers.

In the second quarter of 2020, we exited the Pier 70 leased offices, primarily due to the City of San Francisco’s extended shelter-in-place orders and our restructuring activities, resulting in an impairment loss of $23.9 million with no change in the remaining operating lease liability.

In the fourth quarter of 2020, the remaining operating right-of-use asset and lease liability associated with the Pier 70 leased offices were assigned and transferred to the Uber parent entity, which resulted in a $24.0 million capital contribution from Neben in members’ equity for the fiscal year ending December 31, 2020.

The components of lease expense were as follows:

(in thousands)	For the Period from April 8, 2019 (Inception) Through December 31, 2019	Year Ended December 31, 2020
Operating lease cost	$8,456	$14,348
Short-term lease cost	45	—
Variable lease cost	2,466	8,477
Sublease income	(52)	(781)

Total lease cost	$10,915	$22,044

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Supplemental cash flow information related to leases was as follows:

(in thousands)	For the Period from April 8, 2019 (Inception) Through December 31, 2019	Year Ended December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,850	$16,295
Right-of-use assets obtained in exchange for lease obligations:
Operating lease liabilities	$1,839	$9,270

Supplemental balance sheet information related to leases was as follows:

	As of December 31,	As of December 31,
	2019	2020
Weighted-average remaining lease term
Operating leases	8 years	6 years
Weighted-average discount rate
Operating leases	8.2%	4.5%

Maturities of operating lease liabilities were as follows:

As of December 31,
(in thousands)	2020
2021	$6,823
2022	6,709
2023	5,039
2024	5,003
2025	3,472
Thereafter	10,362

Total undiscounted lease payments	37,408

Less: imputed interest	(8,854)

Total operating lease liabilities	$28,554

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Note 5 - Intangible Assets

The components of intangible assets, net as of December 31, 2019 and 2020 were as follows:

(in thousands, except years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life - Years
December 31, 2019
Developed technology (1)	$37,930	$(6,396)	$31,534	1 year
Patents	806	(228)	578	8 years

Intangible Assets	$38,736	$(6,624)	$32,112

(in thousands, except years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life - Years
December 31, 2020
Developed technology	$37,930	$(7,380)	$30,550
Patents	806	(310)	496	7 years

Intangible Assets	$38,736	$(7,690)	$31,046

(1)	Developed technology intangible assets include IPR&D, which is not subject to amortization, of $30.5 million as of December 31, 2019 and 2020.

Amortization expense for intangible assets subject to amortization was $0.8 million from inception through December 31, 2019 and $1.1 million for the fiscal year ending December 31, 2020.

The estimated aggregate future amortization expense for intangible assets subject to amortization as of December 31, 2020 is summarized below:

(in thousands)	Estimated Future Amortization Expense
Year Ending December 31,
2021	$(82)
2022	(77)
2023	(77)
2024	(62)
2025	(41)
Thereafter	(149)

Total	$(488)

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Note 6 - Accrued and Other Current Liabilities

Accrued and other current liabilities as of December 31, 2019 and 2020, consist of the following:

	As of December 31,	As of December 31,
(in thousands)	2019	2020
Accrued compensation and employee benefits	$28,645	$24,056
Accrued research and development	12,423	30,229
Accrued travel and expense	5,155	51
Accrued professional and contractor services	3,087	1,786
Accrued marketing	2,277	—
Other accrued expenses	4,206	3,220
Short-term deferred revenue	8,333	8,333

Accrued and other current liabilities	$64,126	$67,675

Note 7 - Members’ Equity

Common Units

From Inception through December 31, 2020, Neben is the only holder of Common Units of the Company. Holders of common units are entitled to dividends when and if declared by the Board of Members, subject to the rights of the holders of all classes of units outstanding having priority rights to dividends. As of December 31, 2019 and 2020, no dividends have been declared for common shareholders. As of December 31, 2019 and 2020, there were 6,267,953 and 6,458,885 shares of common units issued and outstanding which represents 86.2% and 86.6% ownership of the Company, respectively.

The consolidated financial statements include certain assets and liabilities that have historically been held at Uber, which were contributed on July 2, 2019 to the Company at carry over basis. The following table summarizes the assets and liabilities contributed as of July 2, 2019:

(in thousands)	As of July 2, 2019
Cash	$946
Current assets	12,825
Property and equipment, net	107,268
Operating lease right-of-use assets, net	74,888
Other long-term assets	63,294

Total assets	$259,221

Current liabilities	33,420
Non-current liabilities	63,775

Total liabilities	$97,195

Convertible Class A Preferred Units

On July 2, 2019 (“the Close Date”), the Company amended its Limited Liability Agreement and entered into a Preferred Unit Purchase Agreement with SVF Yellow USA Corporation (“SoftBank”), Toyota, and DENSO (collectively “the Investors”) for the purchase by the Investors of Convertible Class A Preferred Units (“Preferred Units”) in the Company. On the Close Date, the Company issued 1.0 million Preferred Units at $1,000 per unit to the Investors for aggregate consideration of $1.0 billion ($400.0 million from Toyota, $333.0 million from SoftBank, and $267.0 million from DENSO).

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Voting

Preferred units do not have general voting rights.

Conversion Rights

At the option of the Investors, Preferred Units are convertible into common units of the Company at any time, initially on a one-for-one basis but subject to potential adjustment, as defined by the Preferred Unit Purchase Agreement. As of December 31, 2019 and 2020, the Preferred Units represent an aggregate 13.8% and 13.4% ownership interest in the Company based on issued and outstanding units of ownership on an as-converted basis, respectively.

Dividends and distributions

The Preferred Units are entitled to certain distributions, including, primarily dividends, which are payable in cash or in-kind (at the Company’s discretion). Dividends accrue quarterly compounded on the last day of each quarter at a 4.5% annual rate. From Inception through December 31, 2019 and for the fiscal year ending December 31, 2020, $25.7 million and $53.4 million of dividends were paid-in-kind on Preferred Units, respectively.

Liquidation Preference

The Preferred Units are entitled to distributions upon the occurrence of a sale or liquidation of the Company representing an amount that is equal to the greater of (i) the original investment plus any accrued but unpaid amounts, and (ii) their share of distributions assuming conversion to common units of the Company immediately prior to the sale or liquidation event. The quarterly dividend, along with any attributed prorated share of the Company’s net income (if applicable), are included as an adjustment to the Preferred Units in the Company’s members’ equity. The Preferred Units do not participate in net losses due to a liquidation preference.

SoftBank’s Put Right and Uber’s Call Right

Beginning on July 2, 2026, SoftBank has the option to sell to Uber all, but not less than all, of SoftBank’s Preferred Units (“SoftBank’s Preferred Units”) at a price equal to the number of SoftBank’s Preferred Units multiplied by the greater of (i) the original investment plus any accrued but unpaid amounts per unit and (ii) the fair value of the Preferred Units at the time of exercise (the “Put/Call Price”). Beginning on July 2, 2026, Uber can call all, but not less than all, of SoftBank’s Preferred Units at the Put/Call Price. Uber has the option to settle all or a portion of the Put/Call Price with Uber’s common stock and any remainder will be satisfied with Uber’s cash. The put and call were determined to be embedded features within the SoftBank Preferred Units since they are not separately exercisable or legally detachable from the SoftBank Preferred Units.

Uber Parent Stock Plan Details of Grants to Apparate Employees

Uber grants stock-based awards as compensation to Apparate employees under the Uber Parent stock plan. Uber administers the plan and the Company reimburses Uber under a Support Services Agreement as described in Note 8 - Related Party Transactions.

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RSU Activity

The following table summarizes the activity related to Uber’s restricted stock units (“RSUs”) granted to the Company’s employees from inception of the Uber parent stock plan through December 31, 2020. For purposes of this table, vested RSUs represent the shares for which the service condition had been fulfilled as of December 31, 2019 and 2020 (in thousands, except per share amounts):

	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Unvested and outstanding as of July 2, 2019	9,712	$42.97
Granted	2,976	$36.51
Vested	(2,011)	$38.57
Canceled and forfeited	(731)	$40.92

Unvested and outstanding as of December 31, 2019	9,946	$39.59

Granted	7,080	$26.76
Vested	(4,979)	$35.89
Canceled and forfeited	(2,618)	$35.41

Unvested and outstanding as of December 31, 2020	9,429	$34.41

The total fair value of RSUs vested from Contribution through December 31, 2019 and for the fiscal year ending December 31, 2020 was $77.6 million and $178.7 million, respectively.

Stock-Based Compensation Expense on RSUs

Stock-based compensation expense is allocated based on the cost center to which the award holder belongs. The following table summarizes total stock-based compensation expense by function from inception through December 31, 2019 and for the fiscal year ending December 31, 2020:

(in thousands)	For the Period from April 8, 2019 (Inception) Through December 31, 2019	Year Ended December 31, 2020
Research and development	$77,187	$103,452
General and administrative	10,825	9,952

Total	$88,012	$113,404

As of December 31, 2020, there was $246.1 million of unamortized compensation costs related to all unvested awards. The unamortized compensation costs are expected to be recognized over a weighted-average period of approximately 2.75 years. The tax benefits recognized in the consolidated statements of operations for stock-based compensation arrangements were not material from inception through December 31, 2019 and for the fiscal year ending December 31, 2020 .

Stock-Based Compensation Expense on Incentive Stock Options and Non-Qualified Stock Options

The Uber parent stock plan provides for the grant of stock options, including incentive stock options and non-qualified stock options to purchase Uber parent common stock. Certain awards include performance based

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vesting criteria. The total grant date fair value of outstanding stock options with performance based vesting criteria issued to employees of the Company is approximately $3.3 million, or $16.72 per award. Performance based awards are granted at the money, and the fair value of performance based awards was determined at the grant date using the Black-Scholes option pricing model. Key inputs to the Black-Scholes option pricing model include: a term of 7 years, volatility of 33.8%, a risk free rate of 2.85%, a dividend rate of 0.0%, and a common stock price of $40.60. The performance condition is not probable as of Contribution or December 31, 2020, and therefore no compensation has been recorded to date.

The performance conditions were waived and the awards will vest upon the close of the sale to Aurora. The outstanding stock options were revalued at the sale closing date. The fair value is approximately $4.7 million, or $23.25 per award.

Aside from these performance based awards, no other incentive stock options or non-qualified stock options issued under the Uber parent stock plan to employees of the Company have remaining unrecorded stock-based compensation as of Contribution or December 31, 2020.

Note 8 - Related Party Transactions

Collaboration Agreement with Toyota and DENSO

In conjunction with the Preferred Unit Purchase Agreement discussed above, the Company entered into the Collaboration Agreement with Toyota and DENSO to develop next-generation self-driving technology. Pursuant to the Collaboration Agreement, Toyota will make cash payments to the Company up to an aggregate of $300.0 million, payable in six semi-annual installments during the three-year term of the Collaboration Agreement. The Company had no outstanding receivable balance from Toyota and DENSO as of December 31, 2019 and 2020.

The Collaboration Agreement was terminated upon the sale of the Company to Aurora. Refer to Note 11 - Subsequent Events.

Support Services Agreement

On July 2, 2019, the Company entered into an arrangement with Uber, as Uber and its subsidiaries perform certain activities on behalf of the Company including administering an employee equity incentive plan, providing certain overhead and services. Related party payables are recorded for the amounts subject to reimbursement in cash to Uber or wholly-owned subsidiaries of Uber. As of December 31, 2019 and 2020, $9.9 million and $31.6 million of related party payables was recorded on the consolidated balance sheets, respectively. In addition, $85.2 million and $207.6 million of members’ equity was attributed to Neben for reimbursement to Uber of Apparate employees vesting in stock-based awards issued under Uber Parent stock plan which vested from Contribution to December 31, 2019 and for the fiscal year ending December 31, 2020, respectively. The Uber parent stock plan activity is treated as contribution of members’ equity as it will be settled in additional Common Units of the Company.

Note 9 - Contingencies

From time to time, the Company may be a party to various claims and litigation or subject to regulatory fines in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses the need to record a liability for litigation and contingencies. Liabilities are recorded when and if it is determined that a loss-related matter is both probable and reasonably estimable.

As of December 31, 2020, the Company did not deem outstanding contingencies probable and reasonably estimable, and therefore has not recorded liabilities related to legal matters that were contingencies as of that date. While it is not

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feasible to predict or determine the final outcome of these proceedings, the Company believes that the disposition of these proceedings will not have a material effect on the Company’s financial statements.

Note 10 - Restructuring and Related Charges

During the second quarter of 2020, we initiated and completed certain restructuring activities in order to reduce our overall cost structure in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business. We incurred costs related to site closures, asset impairments and write-offs.

The following table presents the total restructuring and related charges by function:

(in thousands)	Year Ended December 31, 2020
Research and development	$34,110
General and administrative	24,600
Sales and marketing	151

Total	$58,861

The following table provides the components of and changes in our restructuring and related charges accrual during the year ended December 31, 2020:

(in thousands)	Severance and Other Termination Benefits	Site Closure Costs	Total
Balance as of December 31, 2019	$—	$—	$—
Charges[1]	11,147	47,714	58,861
Cash payments	(10,144)	—	(10,144)
Non-cash adjustments	—	(47,714)	(47,714)

Balance as of December 31, 2020	$1,003	$—	$1,003

Note 11 - Subsequent Events

Sale to Aurora

On December 7, 2020, Uber announced the sale of the Company to Aurora. On January 19, 2021, the sale to Aurora was completed. As a result of the sale, Uber holds equity interests in Aurora and the Collaboration Agreement with Toyota and DENSO was terminated.

As part of the sale transaction, Uber allowed unvested RSUs for Uber stock held by employees of Apparate that transferred to Aurora to continue to vest over the next 12 months contingent upon the employee remaining at Aurora.

The Company evaluated subsequent events through May 19, 2021, the date the consolidated financial statements were available for issuance and determined that no other subsequent events occurred that would require recognition in the consolidated financial statements or disclosure in the notes thereto.

[1]

Site closure costs primarily include $23.9 million related to the impairment of operating lease right-of-use assets and $23.5 million related to the impairment of fixed assets associated with the Pier 70 lease.

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Annex A

AGREEMENT AND PLAN OF MERGER

by and among

REINVENT TECHNOLOGY PARTNERS Y,

RTPY MERGER SUB INC.,

and

AURORA INNOVATION, INC.

dated as of July 14, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

Exhibits
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lockup Agreement
Exhibit E	Form of Incentive Award Plan
Exhibit F	Form of Restricted Stock Unit Agreement
Exhibit G	Form of Option Award Agreement
Exhibit H	Form of A&R Company Charter
Exhibit I	Form of Certificate of Incorporation of Surviving Corporation
Exhibit J	Form of Bylaws of Surviving Corporation

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 14, 2021 (this “Agreement”), is made and entered into by and among Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Aurora Innovation, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) each then issued and outstanding Cayman Acquiror Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement (as defined below); and (d) each then issued and outstanding Cayman Acquiror Unit (as defined below) shall separate automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-eighth of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “Aurora Innovation, Inc.”;

WHEREAS, effective prior to the Effective Time, each share of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series U-1 Preferred Stock, Series U-2 Preferred Stock or Series B-1 Preferred Stock shall automatically be converted into one share of Company Common Stock pursuant to the terms of the Company’s Governing Documents in effect as of the date hereof (the “Preferred Stock Conversion”);

WHEREAS, effective prior to the Effective Time, the Company will adopt an amended and restated certificate of incorporation in the form attached hereto as Exhibit H (the “A&R Company Charter”) to implement the Pre-Closing Restructuring (as defined below);

WHEREAS, the Company intends that, for United States federal income tax purposes, the Pre-Closing Restructuring will qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the United States

Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations, and this Agreement, along with the Company’s Governing Documents and any other documents used to effect the Pre-Closing Restructuring, will constitute a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, upon the Effective Time, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to the conditions as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company RSU Award (as defined below) that is then outstanding will be converted into the right to receive an Acquiror RSU Award (as defined below), subject to the conditions as set forth in this Agreement;

WHEREAS, each of the parties to this Agreement intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations, to which each of Acquiror and the Company will be a party under Section 368(b) of the Code, and this Agreement will constitute a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company has (a) determined that it is advisable for and in the best interests of the Company to enter into this Agreement and the other documents to which the Company is a party contemplated hereby, (b) approved the execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby by the Company’s equityholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Restructuring Requisite Company Equityholders (as defined below) have each executed and delivered to the Company an irrevocable written consent, pursuant to which, among other things, the Restructuring Requisite Company Equityholders have adopted and approved the Pre-Closing Restructuring, the A&R Company Charter and certain other documents related thereto to which the Company is a party (the “Restructuring Written Consent”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Equityholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Equityholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective, of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is advisable for and in the best interests of Acquiror and Merger Sub, as applicable, to enter into this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby, (b) approved the execution and delivery of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has irrevocably approved and adopted this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby, effective immediately following such time as the parties to this Agreement have executed and delivered the Agreement;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the PIPE Investors, the aggregate number of shares of Domesticated Acquiror Class A Common Stock provided in the Subscription Agreements prior to or substantially concurrently with the Closing (the purchase and issuance of Domesticated Acquiror Class A Common Stock to PIPE Investors at or prior to the Closing, the “PIPE Investment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into a Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”); and

WHEREAS, at the Closing, Acquiror, the Acquiror Class B Holders, the Restructuring Requisite Company Equityholders and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror and the Major Company Equityholders (as defined below) shall enter into a Lockup Agreement (the “Lockup Agreement”) in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“A&R Company Charter” has the meaning specified in the Recitals hereto.

“Acquired Vehicles” means all vehicles operating autonomously and used exclusively in the operation of the business of the Company and its Subsidiaries.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Ordinary Share” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Holders” means holders of Acquiror Class B Ordinary Shares prior to the Domestication.

“Acquiror Class B Ordinary Share” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” means (i) the audited balance sheet as of December 31, 2020, and the related audited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the period from October 2, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon, and (ii) the unaudited balance sheet as of March 31, 2021, and the related unaudited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the three months ended March 31, 2021.

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror RSU” means a restricted stock unit constituting the right to be issued a share of Domesticated Acquiror Class A Common Stock upon vesting.

“Acquiror RSU Award” means an award of Acquiror RSUs.

“Acquiror SEC Filings” has the meaning specified in Section 5.6.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by a Special Resolution (as defined in Acquiror’s Governing Documents, being a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given) and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, by an Ordinary Resolution (as defined in Acquiror’s Governing Documents, being a resolution passed by a simple majority of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby or Acquiror’s initial public offering: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions); (b) the filing fees in connection with making any filings under Section 8.1; (c) the fees and expenses in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq under Section 7.3; (d) repayment of any Working Capital Loans; and (e) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (e), solely to the extent such fees and expenses are incurred by Acquiror and unpaid as of the Closing. Acquiror Transaction Expenses shall not include any fees and expenses of Acquiror’s stockholders (other than Working Capital Loans).

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of March 15, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Pre-Closing Restructuring, (ii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) subject to Company RSU Awards (whether or not then vested) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of the Company Options described in clause (ii) above divided by (B) the Per Share Merger Consideration.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including, as applicable, the United Kingdom Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the U.S. criminal money laundering statutes 14 U.S.C. §§ 1956 and 1957, and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Aurora Group” has the meaning specified in Section 11.18(b).

“Aurora Privileged Communications” has the meaning specified in Section 11.18(b).

“Available Acquiror Cash” has the meaning specified in Section 9.3(d).

“Base Purchase Price” means $11,000,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(m).

“Cayman Acquiror Unit” means a unit of Acquiror, consisting of one Acquiror Class A Ordinary share and one-eighth of one Acquiror Public Warrant.

“Cayman Acquiror Warrant” means the Acquiror Public Warrant and the Acquiror Private Placement Warrant.

“Cayman Registrar” means the Registrar of Companies in Cayman Islands.

“CCC” has the meaning specified in Section 3.5.

“Closing” has the meaning specified in Section 2.5(a).

“Closing Date” has the meaning specified in Section 2.5(a).

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Company RSU Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the Company Stock and the Company Preferred Stock.

“Company Class B Stock” means the Class B Stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equityholder Approval” means the approval of this Agreement, the transactions contemplated hereby (including the Merger), and certain other documents related thereto to which the Company is a party, by the affirmative vote or written consent of the holders of at least (i) a majority of all of the outstanding shares of Company Capital Stock, voting together as a single class and (ii) a majority of all of the outstanding shares of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series U-2 Preferred Stock of the Company, voting together as a single class on an as-converted basis.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), the first sentence of each of Sections 4.6(a) and (b) (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Acquiror, the Company and each of the Requisite Company Equityholders, as amended or modified from time to time.

“Company Incentive Plans” means the Company’s 2017 Equity Incentive Plan, the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan, and the OURS Technology Inc. 2017 Stock Incentive Plan, in each case, as amended.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), public health emergencies (including, but not limited to epidemics, disease outbreaks or other national or global pandemics) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any crash, accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by the Company, any of its Affiliates or at the direction of the Company or any of its Affiliates, (viii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financials condition of the Company and its Subsidiaries, taken as a whole, or (x) any action taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under a Company Incentive Plan.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Preferred Stock” means the Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series U-1 Preferred Stock and Series U-2 Preferred Stock of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock” has the meaning specified in Section 4.6(a).

“Company RSU” means a restricted stock unit constituting the right to be issued a share of Company Common Stock upon vesting.

“Company RSU Award” means an award of Company RSUs granted under a Company Incentive Plan.

“Company Stock” means (a) prior to the Conversion Amendment, the Company Common Stock, and (b) from and following the Conversion Amendment, the Company Common Stock and the Company Class B Stock.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) the filing fees in connection with making any filings under Section 8.1; (c) the fees and expenses in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq under Section 7.3; (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; and (f) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred by the Company or its Subsidiaries and unpaid as of the Closing. Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.3(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Conversion Amendment” has the meaning specified in Section 2.2(a).

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that such Open Source Materials, or other Software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that are subject to Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Deferred Discount” has the meaning specified in the Underwriting Agreement.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Class B Common Stock” means the shares of the Class B common stock, par value $0.0001 per share, of Acquiror (after the Domestication), which will carry additional voting rights in the form of 10 votes per share.

“Domesticated Acquiror Common Stock” means the Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.5(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Domesticated Acquiror Class A Common Stock constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Founder(s)” means Chris Urmson, Sterling Anderson and Drew Bagnell.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world under statute or common law, whether United States or foreign, including those arising under or associated with: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing (“Trademarks”); (iii) copyrights and rights in copyrightable subject matter, including such corresponding rights in Software and other works of authorship; (iv) rights in algorithms, databases and compilations of data; (v) rights in trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity, (vii) moral rights and rights of attribution and integrity, (viii) social media addresses and accounts and usernames, account names and identifiers; and (ix) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including, but not limited to, the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries in excess of 30,000 rentable square feet (but not including non-exclusive licenses or similar shared use and/or occupancy arrangements).

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Liquidity Event Vesting Company RSUs” means the portion of each Company RSU Award that shall vest at the Effective Time solely due to the Merger satisfying the “Liquidity Event Requirement” as defined in the form of restricted stock unit award agreement under the Company’s 2017 Equity Incentive Plan.

“Lockup Agreement” has the meaning specified in the Recitals hereto.

“Major Company Equityholders” means each of the holders of Company Capital Stock set forth on Section 1.1(a) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.3(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minority Interests” has the meaning specified in Section 4.7(c).

“Minority-Owned Entities” has the meaning specified in Section 4.7(c).

“Modification in Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.7(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value of, or materially interfere with the present use of, the Realty, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially impair the value of, or materially interfere with the present use of, the Realty, (vi) non-exclusive licenses of Intellectual Property, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising or incurred in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Permitted Transaction” has the meaning specified in Section 6.1(i).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“Pre-Closing Restructuring” has the meaning specified in Section 2.2(b).

“Preferred Stock Conversion” has the meaning specified in the Recitals hereto.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Pubco Bylaws” means the bylaws of Acquiror to be adopted upon the Domestication, in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company).

“Pubco Charter” has the meaning specified in Section 2.1.

“Q1 2021 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Q2 2021 Financial Statements” has the meaning specified in Section 6.3(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Realty” means collectively, the Owned Real Property and the Leased Real Property.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Reinvent Group” has the meaning specified in Section 11.18(a).

“Reinvent Privileged Communications” has the meaning specified in Section 11.18(a).

“Requisite Company Equityholders” means each of the holders of Company Capital Stock set forth on Section 1.1(b)(i) of the Company Disclosure Letter.

“Restructuring Company Equityholder Approval” means the approval of the Pre-Closing Restructuring, the A&R Company Charter and certain other documents related thereto to which the Company is a party, by the affirmative vote or written consent of the holders of at least (i) a majority of all of the outstanding shares of Company Capital Stock, voting together as a single class, (ii) a majority of all of the outstanding shares of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series U-2 Preferred Stock of the Company, voting together as a single class on an as-converted basis, (iii) a majority of all of the outstanding shares of Series A Preferred Stock, voting as a separate class, and (iv) a majority of all of the outstanding shares of Series B Preferred Stock, voting as a separate class.

“Restructuring Requisite Company Equityholders” means each of the holders of Company Capital Stock set forth on Section 1.1(b)(ii) of the Company Disclosure Letter.

“Restructuring Written Consent” has the meaning specified in the Recitals hereto.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed 1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed 2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series U-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series U-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Shareholder Litigation” has the meaning specified in Section 7.10.

“Skadden” has the meaning specified in Section 11.18(a).

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form of software.

“Sponsor” means Reinvent Sponsor Y LLC, a Cayman Islands limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Acquiror, the Company, the Sponsor and certain directors and officers of Acquiror, as amended or modified from time to time.

“Standard Contracts” has the meaning specified in Section 4.12(a)(xi).

“Stockholder Notice” has the meaning specified in Section 8.2(c)(ii).

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Super 8-K” has the meaning specified in Section 8.2(a)(i).

“Surviving Corporation” has the meaning specified in Section 2.3(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Shares” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Underwriting Agreement” means the Underwriting Agreement, dated as of March 15, 2021, by and among Acquiror and the several underwriters named in Schedule I thereto (the “Underwriters”).

“willful breach” means any breach of any covenant in this Agreement that the breaching party intentionally takes (or fails to take) and at the time such breach occurs actually knows would be or cause a breach of this Agreement (other than an immaterial breach).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c)(i).

“WSGR” has the meaning specified in Section 11.18(b).

Section 1.2.    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3.    Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

DOMESTICATION; PRE-CLOSING RESTRUCTURING; THE MERGER; CLOSING

Section 2.1.    Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall take all actions necessary to effect the Domestication as described in the Recitals hereto, including by (a) filing with the Secretary of State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (the “Pubco Charter”), in each case, in accordance with the provisions thereof and applicable Law, (b) causing the incorporator of Acquiror to appoint an initial board of directors of Acquiror and such board of directors shall have adopted the Pubco Bylaws and designated the initial officers of Acquiror, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) obtaining a certificate of de-registration from the Cayman Registrar. Acquiror shall provide the Company with reasonable prior access and opportunity to review and comment on any and all documents related to the Domestication, including any filing, resolutions or consents, actions of the incorporator, board or stockholders of any applicable entity.

Section 2.2.    Pre-Closing Restructuring.

(a)    Prior to the Effective Time, the Company will adopt the A&R Company Charter to implement a dual class structure, pursuant to which (i) the Company shall authorize the Company Class B Stock and (ii) each existing share of Series A Preferred Stock or Series B Preferred Stock issued and outstanding as of immediately prior to the Conversion Amendment shall be provided the right to convert each such share, from and following the Conversion Amendment, into one share of Company Class B Stock (together, (i) and (ii) the “Conversion Amendment”). For the avoidance of doubt, all rights, preferences, privileges and powers of, and restrictions provided for the benefit of the Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series U-1 Preferred Stock, Series U-2 Preferred Stock and Series B-1 Preferred Stock shall remain unchanged. The Company shall file the A&R Company Charter with the Secretary of State of Delaware, in accordance with the provisions thereof and applicable Law.

(b)    Prior to the Effective Time, but immediately subsequent to the Conversion Amendment and pursuant to certain contractual exchange agreements with the Company, each share of Company Capital Stock held by the Persons described in Section 2.2(b) of the Company Disclosure Letter is anticipated to be and will be permitted to be exchanged for one share of Company Class B Stock (the “Exchange” and, together with the Conversion Amendment and the Preferred Stock Conversion, the “Pre-Closing Restructuring”).

(c)    The Company shall provide Acquiror with reasonable prior access and opportunity to review and comment on any and all documents related to the Pre-Closing Restructuring, including any filing, resolutions or consents, actions of the incorporator, board or stockholders of any applicable entity.

Section 2.3.    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)    Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.4.    Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent

Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.5.    Closing; Effective Time.

(a)    In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)    Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c)    For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.6.    Closing Deliverables.

(a)    At the Closing, the Company will deliver or cause to be delivered:

(i)    to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)    to Acquiror, the written resignations of all of the directors and officers of the Company (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation after the Effective Time, in accordance with the provisions of Section 2.8 and Section 7.6), effective as of the Effective Time;

(iii)    to Acquiror, the Lockup Agreement, duly executed by the Major Company Equityholders;

(iv)    to Acquiror, evidence that all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and

(v)    to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)    At the Closing, Acquiror will deliver or cause to be delivered:

(i)    to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s equityholders pursuant to Section 3.2;

(ii)    to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)    to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Acquiror Class B Holders; and

(iv)    to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.8 and Section 7.6), effective as of the Effective Time.

(c)    As soon as practicable after Closing, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.7.    Governing Documents.

(a)    The Pubco Charter and the Pubco Bylaws shall be the certificate of incorporation and bylaws of Acquiror from and after the Domestication, until thereafter amended as provided therein and under the DGCL.

(b)    The Company shall take all actions necessary to amend and restate the A&R Company Charter (as in effect immediately prior to the Effective Time) such that it shall read in its entirety as set forth in Exhibit I hereto and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(c)    The Company shall take all actions necessary to amend and restate the bylaws of the Company (as in effect immediately prior to the Effective Time) such that they shall read in their entirety as set forth in Exhibit J hereto and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.8.    Directors and Officers.

(a)    (i) The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)    The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.8(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.9.    Tax Free Reorganization Matters. The parties to this Agreement intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations, to which each of Acquiror and the Company will be a party under Section 368(b) of the Code and applicable Treasury Regulations, and this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3. None of the parties to this Agreement knows of any fact or circumstance (without conducting an independent inquiry or any diligence of the other relevant party), or has taken or will take any action, that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and applicable Treasury Regulations. Each of the parties to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take any action which could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. The Merger shall be reported by the parties to this Agreement for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code by taking the actions described on Schedule 2.9 of the Company Disclosure Letter.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.    Conversion of Securities.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Stock that is issued and outstanding (after giving effect to the Pre-Closing Restructuring) immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3, except as otherwise provided herein), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder (the “Treasury Shares”), and (iii) any Dissenting Shares), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c)    Each holder of shares of Company Stock (after giving effect to the Pre-Closing Restructuring) as of immediately prior to the Effective Time (other than in respect of (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3, except as otherwise provided therein), (ii) any Treasury Shares, and (iii) any Dissenting Shares) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Stock held by such holder as of immediately prior to the Effective Time and the number of vested shares of Company Common Stock subject to the Liquidity Event Vesting Company RSUs held by such holder at the Effective Time, with fractional shares rounded down to the nearest whole share; provided, that such consideration to be paid (1) in exchange for each share of Company Common Stock, shall be paid in shares of Domesticated Acquiror Class A Common Stock, and (2) in exchange for each share of Company Class B Stock, shall be paid in shares of Domesticated Acquiror Class B Common Stock; provided, further, that any such Aggregate Merger Consideration issued in respect of Company Restricted Stock shall be subject to a right of repurchase in favor of Acquiror on the same terms and at the same repurchase price as the related Company Restricted Stock, adjusted proportionately to reflect the exchange contemplated hereby.

(d)    Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock shall be issued in the Merger and any fractional shares shall be rounded down to the nearest whole share.

Section 3.2.    Exchange Procedures

(a)    Prior to the Closing, and in any event no later than five (5) Business Days prior to the Closing Date, Acquiror shall appoint Continental Stock Transfer & Trust Company or such other exchange agent as the Acquiror and the Company may mutually agree (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s equityholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of (i) Domesticated Acquiror Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Domesticated Acquiror Class A Common Stock and (ii) Domesticated Acquiror Class B Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Domesticated Acquiror Class B Common Stock.

(b)    Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock (after giving effect to the Pre-Closing Restructuring) as of immediately prior to the Effective Time, whose shares of Company Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)    Each holder of shares of Company Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)    Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.    Treatment of Company Awards.

(a)    As of the Effective Time, each Company Option that is then outstanding shall be converted into an option to purchase shares of Domesticated Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall provide the right to purchase that whole number of shares of Domesticated Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b)    As of the Effective Time, each Company RSU Award that is outstanding and unvested immediately prior to the Effective Time shall be converted into an Acquiror RSU Award with substantially the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Acquiror RSU Award shall be comprised of that number of Acquiror RSUs as is equal to the product of (i) the number of Company RSUs subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole restricted stock unit. As of the Effective Time, the Liquidity Event Vesting Company RSUs will be simultaneously settled, canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration for each share of Company Common Stock as set forth in Section 3.1(c), subject to applicable Tax withholding.

(c)    The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to this Section 3.3 in accordance with the Company Incentive Plans and the applicable award agreements and Acquiror shall ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plans.

Section 3.4.    Withholding. Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, Merger Sub, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall use its reasonable best efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will use its reasonable best efforts to cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5.    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and Section 1301 of the California Corporations Code (the “CCC”) (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and Section 1301 of the CCC; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL and Section 1301 of the CCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL and Section 1301 of the CCC, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1.    Company Organization. The Company has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2.    Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation, formation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3.    Due Authorization.

(a)    The Company has all requisite corporate power and, subject to obtaining the Company Equityholder Approval, authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger and the Pre-Closing Restructuring). The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and, other than the Company Equityholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Restructuring) are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Restructuring). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the other documents to which the Company is a party contemplated hereby or to approve the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Restructuring) other than the Company Equityholder Approval, including pursuant to the Governing Documents of the Company and applicable Law (including the DGCL). The Restructuring Company Equityholder Approval has been duly and validly obtained in accordance with applicable Law (including the DGCL) and the Governing Documents of the Company upon the execution and delivery of the Restructuring Written Consent, and the Restructuring Written Consent constitutes the irrevocable Restructuring Company Equityholder Approval. Upon the execution and delivery of the Written Consent as contemplated by the Company Holders Support Agreement, the Company Equityholder Approval will be duly and validly obtained in accordance with applicable Law (including the DGCL) and the Governing Documents of the Company, and, when delivered, the Written Consent will constitute the irrevocable Company Equityholder Approval.

Section 4.4.    No Conflict. Subject to the receipt of the Governmental Authorizations set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, License or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract required to be set forth in Section 4.12(a) of the Company Disclosure Letter to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b)

through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5.    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act; (b) any Governmental Authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6.    Capitalization of the Company.

(a)    As of July 9, 2021, and without giving effect to the Pre-Closing Restructuring but assuming settlement of all pending option exercises initiated prior to such date, the authorized equity interests of the Company that are issued and outstanding equity interests of the Company consist of (i) 250,550,971 shares of Company Common Stock, of which 1,457,038 shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) (“Company Restricted Stock”), (ii) 20,177,530 shares of Series Seed 1 Preferred Stock of the Company (the “Series Seed 1 Preferred Stock”), (iii) 9,653,930 shares of Series Seed 2 Preferred Stock of the Company (the “Series Seed 2 Preferred Stock”), (iv) 29,948,750 shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), (v) 71,389,540 shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock”), (vi) 2,557,518 shares of Series B-1 Preferred Stock of the Company (the “Series B-1 Preferred Stock”), (vii) 50,873,075 shares of Series U-1 Preferred Stock of the Company (the “Series U-1 Preferred Stock”) and (viii) 20,349,230 shares of Series U-2 Preferred Stock of the Company (the “Series U-2 Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. Based on the issued and outstanding shares of capital stock of the Company as of July 9, 2021, but after giving effect to the Pre-Closing Restructuring (as if it were consummated on the date hereof and as currently anticipated to be effected, and after taking into account the occurrence of the “Automatic Conversion Event” as defined in the A&R Company Charter that will occur immediately prior to the Effective Time and assuming the exchange of all shares of Company Capital Stock held by the Persons described in Section 2.2(b) of the Company Disclosure Letter for Company Class B Stock pursuant to the Exchange), the authorized capital stock of the Company would consist of 535,000,000 shares of Company Common Stock, of which 289,390,090 shares would be issued and outstanding, 224,000,000 shares of Company Class B Stock, of which 223,753,382 shares would be issued and outstanding, and no outstanding shares of any preferred stock. The Company Class B Stock shall generally have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to the Company Common Stock, as described in the A&R Company Charter. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b)    As of July 9, 2021 but assuming settlement of all pending option exercises initiated prior to such date, (i) Company Options to purchase 40,964,278 shares of Company Common Stock are outstanding,

(ii) 16,331,825 Company RSUs are outstanding, including 145,625 Company RSUs that have satisfied the time-vesting requirement as of July 9, 2021, and (iii) no shares of Company Common Stock are subject to outstanding warrants to purchase Company Common Stock. The Company has provided to Acquiror or its counsel, prior to the date of this Agreement, true and complete lists that collectively detail the following information regarding all Company Awards and other equity and equity-based awards granted under the Company Incentive Plans that are outstanding as of July 9, 2021: the name of the grantee and whether the grantee is a current or former employee, consultant, or director of the Company or any of its Subsidiaries, the type of Company Award (non-qualified stock option, incentive stock option, or restricted stock units), the name of the Company Incentive Plan under which it was granted, the number of shares of Company Common Stock subject thereto, grant date, expiration date, vesting schedule and, if applicable, the exercise price thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms, subject in each case, to variations in vesting and acceleration terms that are reflected in documentation provided to Acquiror prior to the date of this Agreement. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c)    Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to shares of Company Capital Stock or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company or vote any equity interests of the Company in any manner.

Section 4.7.    Capitalization of Subsidiaries.

(a)    The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b)    The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)    Section 4.7(c) of the Company Disclosure Letter sets forth the class and number of equity interests of each entity (collectively, the “Minority-Owned Entities”) in which the Company, directly or indirectly, has a minority interest (collectively, “Minority Interests”). To the knowledge of the Company, the Minority Interests (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the applicable Minority-Owned Entities and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the

Governing Documents of the applicable Minority-Owned Entities or any Contract to which any such Minority-Owned Entity is a party or otherwise bound; and (iv) are free and clear of any Liens.

(d)    Except as set forth on Section 4.7(d) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests or vote its equity interests in any manner.

Section 4.8.    Financial Statements.

(a)    Attached as Section 4.8(a) of the Company Disclosure Letter are:

(i)    true and complete copies of the audited balance sheets as of December 31, 2020 and December 31, 2019 and the related audited statements of operation, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years ended December 31, 2020 and December 31, 2019 of the Company and its Subsidiaries, together with the auditor’s reports thereon, in each case subject to any waivers of the requirements by the SEC (the “Audited Financial Statements”); and

(ii)    true and complete copies of the unaudited balance sheet as of March 31, 2021 and the related unaudited statements of operation, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the three-month period ended March 31, 2021 of the Company and its Subsidiaries (the “Q1 2021 Financial Statements” and, together with the Audited Financial Statements and, when delivered pursuant to Section 6.3, the Q2 2021 Financial Statements (as defined below), the “Financial Statements”).

(b)    Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 2021 Financial Statements and the Q2 2021 Financial Statements (if applicable), to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 2021 Financial Statements and the Q2 2021 Financial Statements (if applicable), the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)    Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9.    Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10.    Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the knowledge of the Company, threatened (in writing), lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of its Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11.    Legal Compliance.

(a)    Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b)    The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed, for a company of the Company’s stage of development, and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c)    For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12.    Contracts; No Defaults.

(a)    Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries has any current or future rights, responsibilities, obligations or liabilities and to which the Company or any of the Company’s Subsidiaries is a party, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)    Each Contract, excluding leases, subleases or other occupancy agreements related to real property, pursuant to which Company or any of the Company’s Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12) month period following the date hereof;

(ii)    Any Contract with any of the Top Vendors (other than Standard Contracts);

(iii)    Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement (other than equity financings) or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iv)    Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v)    Each Real Property Lease;

(vi)    Each Contract involving the formation of a (A) joint venture, (B) legal partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vii)    Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, independent contractor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii)    Management or advisory services Contracts (excluding Contracts for employment) involving the Company or its Subsidiaries, in each case exceeding $1,000,000 individually;

(ix)     Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x)    Any Collective Bargaining Agreement;

(xi)    Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) that involved aggregate payments by or to the Company or any of the Company’s Subsidiaries in excess of $500,000 in the year ended December 31, 2020, pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person any material rights with respect to any Company Owned IP or (ii) is granted by a third Person any material rights with respect to Intellectual Property (in each case for subclauses (i) and (ii), other than (A) Contracts granting nonexclusive rights to technology, Software, works, or Intellectual Property that are generally available on commercial terms and/or that are made in the ordinary course of business on market, reasonable and industry-standard terms, (B) Open Source Licenses, (C) non-disclosure agreements entered into in the ordinary course of business, (D) Contracts with employees, independent contractors, and consultants, assigning inventions developed in the provision of services for the Company that are entered into in the ordinary course of business, (E) incidental Trademark licenses in Contracts for marketing or advertising, and (F) Contracts concerning an allocation of ownership rights in immaterial foreground or developed Intellectual Property) (collectively (A)-(F) “Standard Contracts”);

(xii)    Each Contract, excluding Real Property Leases, requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the twelve (12) month period following the date hereof;

(xiii)    Any Contract that grants to any third Person any “most favored nation rights”;

(xiv)    Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv)    Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b)    Except for any Contract that will terminate or will have terminated upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed in Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.    Company Benefit Plans.

(a)    Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual offer letters, equity award agreements or similar agreements on the forms set forth on Section 4.13(a) of the Company Disclosure Letter that do not contain material individualized terms). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all related plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (C) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three (3) years.

(b)    Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; and (iv) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits in the ordinary course) by, and on behalf of or against any of the Company Benefit Plans.

(c)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)    No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)    Except as set forth on Section 4.13(e) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(f)    All Company Awards have been granted in accordance with the terms of the applicable Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans, and (iii) copies of any award agreements that materially deviate from such forms, other than award agreements for which the sole material deviations are with respect to vesting or acceleration terms. The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.

(g)    Each “nonqualified deferred compensation plan” subject to Section 409A of the Code, if any, is maintained in all material respects in documentary and operational compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder.

(h)    There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.14.    Labor Relations; Employees.

(a)    (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(b)    Except as would not be material, since April 8, 2019, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c)    Each of the Company and its Subsidiaries are, and have been for the past two (2) years, in compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(d)    Except as set forth on Section 4.14(d) of the Company Disclosure Letter, in the past two (2) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case as would result in material liability to the Company and its Subsidiaries.

(e)    The Company and its Subsidiaries are not currently (i) a government contractor or subcontractor (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan; and, within the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, any violation of any requirement to maintain an affirmative action plan.

(f)    To the knowledge of the Company, no current employee, worker or independent contractor of the Company or any of its Subsidiaries is in material violation of any material term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(g)    Neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by an officer of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against an officer of the Company or any of its Subsidiaries.

(h)    In the past three (3) years, the Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law relating to plant closings and layoffs. Except as set forth on Section 4.14(h) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15.    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)    The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)    There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)    There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)    Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)    Neither the Company nor any of its Subsidiaries (i) is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    No written claim has been made by any Governmental Authority in the thirty-six (36) months prior to the date of this Agreement where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)    Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)    Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(m)    Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(n)    The Company is not treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)    The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations.

Section 4.16.    Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.    Insurance.

(a)    Section 4.17(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror.

(b)    Except as disclosed on Section 4.17(b) of the Company Disclosure Letter: (i) all the policies set forth on Section 4.17(a) of the Company Disclosure Letter are in full force and effect; (ii) all premiums due thereon have been paid in full; (iii) the limits of each such policy remain fully available, without any exhaustion or erosion; (iv) the Company and its Subsidiaries have complied in all material respects with all of their respective obligations under each of the policies; (v) there are no material claims, accidents, exposures, occurrences, acts, omissions, circumstances, or disputes relating to the Company and its Subsidiaries and potentially covered by any policy that the Company and its Subsidiaries have failed to properly and timely notice, report, or tender for coverage under any such policy; (vi) no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy; and (vii) no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12)  months.

Section 4.18.    Licenses, Regulatory Compliance and Vehicle Liability.

(a)    The Company and its Subsidiaries obtained, and as applicable maintain, all of the material Licenses necessary to acquire, own, operate, or maintain their assets or to conduct the business of the Company and its Subsidiaries, including autonomous testing in any place where such test driving is are conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years (or, if the License was granted less than three (3) years ago, since the date of grant) valid, binding and in full force and effect and is not and has not been for the past three (3) years (or, if the License was granted less than three (3) years ago, since the date of grant) subject to any condition except for those conditions appearing on the face of such License and conditions applicable to such licenses generally, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been during the past three (3) years in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or threatened (in writing) Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. The Company and its Subsidiaries have fulfilled and performed (and continue to fulfill and perform) their obligations in all material respects under each License.

(b)    All material reports, certifications, declarations, or other technical or regulatory documentation required to be filed, maintained or furnished by the Company and its Subsidiaries to any Governmental Authority in respect of Licenses exclusively used in or exclusively related to the business of the Company and its Subsidiaries have been so filed, maintained or furnished in material compliance with applicable Law.

(c)    All Acquired Vehicles developed or tested by or on behalf of the Company and its Subsidiaries have been and are being developed and tested in compliance with applicable Law in all material respects.

(d)    The Company and its Subsidiaries have made all material notifications, submissions and reports to Governmental Authorities required under applicable Law and all Licenses applicable to the conduct and operation of the business of the Company and its Subsidiaries, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the applicable Governmental Authority (or were corrected or supplemented by a subsequent notification, submission or report). Neither the Company nor any of its Subsidiaries have received written notification of any pending, or to the knowledge of the Company, threatened, investigation by any Governmental Authority alleging that any operation or activity of the business of the Company and its Subsidiaries is in violation of applicable Law or a License otherwise applicable to the conduct or operation of the business of the Company and its Subsidiaries.

(e)    The Acquired Vehicles comply in all material respects with all applicable requirements and provisions of State and Federal motor vehicle regulations, including but not limited to 49 U.S.C. Chapter 301 and implementing regulations and the California, Texas and Pennsylvania Vehicle Codes and implementing regulations, except where the failure to comply with such requirements and provisions would not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries.

(f)    The Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not, as of the date of this Agreement, received any written notices of violation with respect to any State or Federal motor vehicle laws or regulations, including but not limited to 49 U.S.C. Chapter 301 and implementing regulations and the California, Texas and Pennsylvania Vehicle Codes and implementing regulations, with respect to the ownership or operation of the business of the Company and its Subsidiaries.

(g)    Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries have received any claims or, to the knowledge of the Company, threats in writing of claims alleging any liability, injury, harm, risk, damage, cost or expense of any kind or nature, relating to the operation or testing of the Acquired Vehicles. Neither the Company nor any of its Subsidiaries have been required to temporarily cease or permanently cease the operation or testing of any of the Acquired Vehicles.

Section 4.19.    Equipment and Other Tangible Property. Except as would not otherwise be material, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. The foregoing in this Section shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.20.    Real Property.

(a)    Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)    The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)    The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).

(iii)    To the knowledge of the Company, there are no uncured default of a material nature on the part of the Company or any of its Subsidiaries or the landlord thereunder with respect to such Real Property Leases.

(b)    Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Owned Real Property by the Company and its Subsidiaries. The Company and its Subsidiaries own good and valid title in fee simple to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, fixtures and building systems included in the Owned Real Property, if any, are in operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its Subsidiaries.

(c)    Except as set forth on Section 4.20(c) of the Company Disclosure Letter, with respect to each parcel of Realty:

(i)    To the knowledge of the Company and its Subsidiaries, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Owned Real Property, and neither the Company nor any of its Subsidiaries has received any written notice alleging any current material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters.

(ii)    Other than as set forth on Section 4.20(c)(ii) of the Company Disclosure Letter, as of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Realty or any portion thereof.

(iii)    Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Realty.

Section 4.21.    Intellectual Property.

(a)    Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar as of the date of this Agreement and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting (other than patents in deferred examination under 37 CFR 1.103(d)) and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business is being operated, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c)    The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person; provided, however, with respect to patents this representation and warranty is made to the knowledge of the Company. There is no Action pending to which the Company or such Subsidiary of the Company is a named party, or threatened in writing, (i) alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or (ii) challenging the scope, validity, or enforceability of any Company Owned IP (other than interactions, responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the three (3) years preceding the date of this Agreement, any such Action brought or threatened in writing.

(d)    To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging material infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person. To the knowledge of the Company, no third party has used any Trademarks in any manner that is likely to cause confusion with or dilution of the Trademarks used in the current operation of the business of the Company or its Subsidiaries.

(e)    The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Company Owned IP and all other confidential information that is material to the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets or material confidential information to or by any Person in a manner that has resulted or may result in the loss of Trade Secret protection or other rights in and to such information.

(f)    No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Owned IP.

(g)    To knowledge of the Company, with respect to the Software used or held for use in the business of the Company and its Subsidiaries, no such Software that is Company Owned IP, and no such Software owned by any third Person, contains any undisclosed or hidden device or feature that disrupts, disables, or otherwise impairs the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries, in each case of the foregoing that would be material to the business of the Company and its Subsidiaries, taken as a whole.

(h)    To the Company’s Knowledge, the Company’s and its Subsidiaries’ use and distribution of (i) Software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any material Software included in the Company Owned IP to be subject to Copyleft Terms.

(i)    Neither Company nor any Subsidiary has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any material Software owned by the Company to any escrow agent or other Person who is not an employee, consultant or other Person acting on behalf of Company or a Subsidiary.

Section 4.22.     Privacy and Cybersecurity.

(a)    The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws governing privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years, any Actions by any Person or, to the knowledge of the Company, by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b)    During the past three (3) years, there have been no material breaches of the security of any Company IT Systems owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, those controlled by any third Person. The Company and its Subsidiaries have implemented and maintained commercially reasonable cybersecurity practices (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment to identify any cybersecurity threats) and have remediated any and all material vulnerabilities identified in such tests and assessments.

(c)    The Company and its Subsidiaries have taken appropriate actions (including implementing commercially reasonable technical, physical or administrative safeguards) to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have taken commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, material confidential information, and sensitive or personally identifiable information in their possession or under their control against any unauthorized use, access, modification, disclosure or other misuse, including when such personal information is provided or made available to third Persons, through policies or procedures and organizational, contractual, administrative, technical or physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security. Neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(d)    To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect by the Company or its Subsidiaries of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used by the Company or its Subsidiaries.

Section 4.23.    Environmental Matters.

(a)    The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been for the past three (3) years in compliance in all material respects with all Environmental Laws.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Realty or in connection with the Company’s and its Subsidiaries’ operations off-site of the Realty or (ii) to the knowledge of the Company, at, in, on or under any former Realty during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)    Except as would not reasonably be expected to result in any material liability, neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)    No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts, conditions or circumstances that could reasonably be expected to form the basis of such a material Legal Proceeding.

(e)    The Company has made available to Acquiror all material environmental assessment, reports, audits and any material communications or notices in the Company’s possession from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or material liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.    Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25.    Anti-Corruption Compliance.

(a)    For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case, in violation of the Anti-Bribery Laws.

(b)    Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)    To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.    Anti-Money Laundering, Sanctions, International Trade and National Security Compliance.

(a)    The Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws. To the knowledge of the Company, the Company, its Subsidiaries and all of its and their respective directors and officers, and their employees and agents when acting on the Company’s behalf, are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws, and have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) to the extent it would result in a violation of International Trade Laws or Sanctions Laws, has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country when acting on the Company’s behalf.

Section 4.27.    Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.    Vendors.

(a)    Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b)    Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has, as of the date of this Agreement, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29.    Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30.    No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the Company and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror, Merger Sub and their respective Subsidiaries and that neither Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives or otherwise. Except for the representations and warranties expressly made by Acquiror in Article V, neither the Company nor any of its Affiliates relied on any representation or warranty, or the accuracy of completeness thereof, or any other information, or the accuracy or completeness thereof, provided by Acquiror or its Subsidiaries. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.31.    No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article  V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.     Company Incorporation and Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.    Due Authorization.

(a)    Each of Acquiror and Merger Sub has all requisite corporate or company power and, subject to obtaining the Acquiror Shareholder Approval, authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to and in the best interests of Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other corporate or company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties thereto, and at or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)    each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii)    each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c)    The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)    At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.    No Conflict. Subject to the Acquiror Shareholder Approval and the receipt of the Governmental Authorizations set forth in Section 5.4, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents to which Acquiror or Merger Sub is a party contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement or (ii)  be material to Acquiror.

Section 5.4.    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, securities Laws or stock exchange rules, and (b) in connection with the Domestication, the applicable requirements and required approval of or filings with the Cayman Registrar and the Secretary of State of Delaware.

Section 5.5.    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.6.    SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 18, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such amendment or superseding filing), complied in all respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such amendment or superseding filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the

Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.    Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 18, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b)    Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Since March 18, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Stock Market LLC (“Nasdaq”), except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq.

(d)    Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, except, with respect to each of clauses (i), (ii) and (iii), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. The books and records of Acquiror have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(e)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)    Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (ii)  any claim or allegation regarding any of the foregoing.

Section 5.8.    Trust Account. As of the date of this Agreement, Acquiror has at least $977,500,000 in the Trust Account (including, if applicable, an aggregate of approximately $34,212,500 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 15, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9.    Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.    Absence of Changes. Since March 18, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.    No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement or as would result in material liabilities to the Acquiror and its Subsidiaries, including the Company, following the Effective Time. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.12.    Capitalization of Acquiror.

(a)    As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 Acquiror Class A Ordinary Shares, of which 97,750,000 shares are issued and outstanding (including those underlying the Cayman Acquiror Units), (ii) 50,000,000 Acquiror Class B Ordinary Shares, of which 24,437,500 shares are issued and outstanding, and (iii) 5,000,000 preferred shares, par value $0.0001 per share, none of which are issued and outstanding (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)    Subject to the terms of conditions of the Acquiror Warrant Agreement, after giving effect to the Domestication and the Merger, the Domesticated Acquiror Warrants will be exercisable for one share of Domesticated Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 12,218,750 Acquiror Public Warrants (including those underlying the Cayman Acquiror Units) and 8,900,000 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Cayman Acquiror Warrants (i) have been duly authorized and validly issued and constitute legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)    Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)    The Aggregate Merger Consideration and the shares of Domesticated Acquiror Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)    On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with the PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors have agreed, in connection with the transactions contemplated hereby, to consummate the PIPE Investment. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f)    Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.    Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 5.13 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14.    Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness other than Working Capital Loans.

Section 5.15.    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)    Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)    There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)    There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f)    Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and Merger Sub and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of Acquiror).

(g)    Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)    Neither Acquiror nor Merger Sub is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(i)    Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror and Merger Sub, the IRS has not proposed any such adjustment or change in accounting method.

(k)    Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror or Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations.

Section 5.16.    Business Activities.

(a)    Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)    Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)    Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)    As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.17.    Stock Market Quotation. As of the date hereof, the Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “RTPY”. As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RTPY WS.” As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Class A Common Stock and the Acquiror Public Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Public Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Public Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18.    Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, is first mailed to the holder of Acquiror Ordinary Shares and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement or the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement/Registration Statement or the Proxy Statement, as applicable.

Section 5.19.    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries and, except for the representations and warranties expressly made by the Company in Article IV, neither Acquiror nor Merger Sub nor any of their respective Affiliates relied on any representation or warranty, or the accuracy of completeness thereof, or any other information, or the accuracy or completeness thereof, provided by the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article  IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20.     No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1.    Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 6.1 of the Company Disclosure Letter, use reasonable best efforts to (x) operate the business of the Company in the ordinary course of business consistent with past practice (which shall include actions (or inactions) required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or similar Law, order, directive or guidelines promulgated by any Governmental Authority in connection with or in response to COVID-19) and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law, as consented to by

Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 6.1 of the Company Disclosure Letter, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)    change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company (other than the formation of a wholly owned Subsidiary of the Company or an entity name change in connection with a Permitted Transaction or the transactions contemplated by this Agreement);

(b)    make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any shares of the Company Capital Stock or the equity interests of the Company or any of its Subsidiaries;

(c)    split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Awards outstanding as of the date hereof in accordance with the terms of such Company Awards, or (iv) purchases or redemptions of any Company Restricted Stock issued and outstanding as of the date hereof in accordance with the terms thereof; or (v) grants of Company Awards to the extent provided for in a written agreement with an employee, director, advisor or consultant dated as of prior to the date of this Agreement or (vi) grants of Company Awards to an employee, director, advisor or consultant that are in the ordinary course of business; provided that in no event shall any grant be made to any officer of the Company pursuant to the preceding clauses (v) and (vi) in a value exceeding $10,000,000 with respect to such officer;

(e)    enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business or as required by Law;

(f)    sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (except for a Permitted Lien) on, any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or not-material equipment (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice and (iv) any sale, transfer, lease or sublease of real property other than real property leases that would be required to be disclosed as Leased Real Property under this Agreement;

(g)    acquire any ownership interest in any real property;

(h)    except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below $400,000 in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer or employee at the level of Vice President or above, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except as permitted by another clause of this Section 6.1(h), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries to any employee of the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger that (i) would not require the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities Laws or otherwise delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or the filing of the Super 8-K or a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the Closing and (ii) would not require any waiting period under applicable Law or approval of any Governmental Authority or otherwise delay the Closing (such acquisition or merger, a “Permitted Transaction”); provided, that the Company shall consult with Acquiror with respect to any Permitted Transaction);

(j)    (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in the ordinary course of business consistent with past practice;

(k)    except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations;

(m)    (i) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Options or upon settlement of Company RSUs pursuant to their terms in the ordinary course of business under the Company Incentive Plans and the applicable award agreements, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (2) as consideration in a Permitted Transaction, or (ii) grant any additional Company Awards or other equity or equity-based compensation, except to the extent permitted by Section 6.1(d)(v);

(n)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Pre-Closing Restructuring, the Merger or, with respect to a Subsidiary, in connection with a Permitted Transaction);

(o)    waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(p)    grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than where the scope of the grant is consistent with past grants of rights the Company has made), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to immaterial Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s or any of its Subsidiary’s business judgement, would outweigh any benefit to the Company of prosecuting or maintaining such item;

(q)    disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret of the Company or any of its Subsidiaries, other than (i) in connection with the filing of a patent, (ii) to service providers and development partners on a need-to-know basis in the ordinary course of business, (iii) contributions to the NVIDIA AI IOT GitHub repository (available at https://github.com/NVIDIA-AI-IOT/torch2trt) that are substantially similar to previous contributions made by the Company or any of its Subsidiaries to such repository, or (iv) the PIT30 research data set and associated source code under any Open Source License;

(r)    make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s)    manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice

(t)    enter into, modify, amend, renew or extend any Collective Bargaining Agreement, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u)    terminate without replacement or fail to use reasonable best efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v)    waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(w)    (i) explicitly limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case of (i) and (ii) in a way that is material to the business of Company and its Subsidiaries, taken as a whole;

(x)    terminate or amend, each in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(y)    amend in a manner materially detrimental to the Company or any of its Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Authorization or material License required for the business of the Company or any of its Subsidiaries to be conducted in all material respects as conducted on the date hereof; or

(z)    enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2.    Inspection. Subject to Section 6.2 of the Company Disclosure Letter and confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all appropriate financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3.    Preparation and Delivery of Additional Company Financial Statements.

(a)    If the Effective Time has not occurred prior to August 12, 2021, the Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following August 12, 2021, the unaudited balance sheet as of June 30, 2021 and the related unaudited statements of operation, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the three-month period ended June 30, 2021 of the Company and its Subsidiaries (the “Q2 2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 2021 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)    The Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement).

(c)    The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 6.3 in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.4.    Affiliate Agreements. At or prior to the Closing, the Company shall use reasonable best efforts to terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 6.5.    Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1.    Employee Matters.

(a)    Incentive Award Plan. Prior to and in connection with the Closing, Acquiror shall approve and adopt (x) an incentive award plan in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Award Plan”) and (y) the form Restricted Stock Unit Agreement attached hereto as Exhibit F, and the form Option Award Agreement attached hereto as Exhibit G (with such changes that may be agreed in writing by Acquiror and the Company). As soon as reasonably practicable following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Class A Common Stock issuable under the Incentive Award Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan remain outstanding.

(b)    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.    Trust Account Proceeds and Related Available Equity.

(a)    The parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of the Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Domesticated Acquiror Common Stock within the six (6)-month period after the Closing.

(b)    Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.    Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Class A Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Domesticated Acquiror Class A Common Stock, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.    No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5.    Acquiror Conduct of Business.

(a)    During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements or in connection with the PIPE Investment or Domestication) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice (which shall include actions (or inactions) required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or similar Law, order, directive or guidelines promulgated by any Governmental Authority in connection with or in response to COVID-19). Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements or in connection with the PIPE Investment or Domestication) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i)    seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)    except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(iii)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(iv)    other than as expressly required by the Sponsor Support Agreement, enter into, renew, amend or terminate in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)    make or change any material election in respect of material Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(vi)    issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or otherwise incur or assume any Indebtedness, or guarantee any Indebtedness of another Person, other than (A) subject to Section 8.4(c) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business), (B) any Indebtedness for borrowed money or guarantee in an aggregate amount not to exceed $100,000, in the ordinary course of business and on commercially reasonable terms, and (C) any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub;

(vii)    (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in respect of the PIPE Investment, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Public Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)    (A) fail to maintain its existence or (B) adopt or enter into a plan of complete or partial liquidation or dissolution;

(ix)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in (or pronouncement by a competent authority with respect to) GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the SEC or its staff, the Financial Accounting Standards Board or any similar organization;

(x)    engage in any new line of business; or

(xi)    enter into any agreement to do any action prohibited under this Section 7.5.

(b)    During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6.    Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such actions within its power as may be necessary or appropriate such that immediately following the Effective Time (a) the Board of Directors of Acquiror shall be as set forth in Section 7.6 of the Company Disclosure Letter and (b) the initial officers of Acquiror shall be as set forth on Section 2.8(b) of the Company Disclosure Letter. The parties agree that the Board of Directors of Acquiror shall (A) include one director to be designated by the Sponsor and consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) have a majority of “independent” directors for the purposes of Nasdaq.

Section 7.7.    Indemnification and Insurance.

(a)    From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b)    Acquiror shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a related six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims for acts, omissions, facts or events existing or occurring at or prior to the Effective Time.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d)    On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8.    Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all respects with its reporting obligations under applicable Laws, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquiror to consummate the transactions contemplated by this Agreement or otherwise would or would reasonably be expected to result in material liability to the Acquiror or its Subsidiaries, including the Company, following the Effective Time.

Section 7.9.    PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any

Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Class A Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. The parties also acknowledge that Acquiror and the Company may mutually agree, following the execution of this Agreement and prior to the Closing, that Acquiror should execute subscription agreements substantially in the form of the Subscription Agreement with certain other potential counterparties, but that no such actions, or any negotiations with potential counterparties respect thereto, shall be undertaken without such mutual agreement.

Section 7.10.    Shareholder and Other Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing (any such litigation, “Shareholder Litigation”), Acquiror shall promptly notify the Company of any Shareholder Litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement) the defense of any Shareholder Litigation, shall reasonably consider the Company’s advice with respect to such litigation. During the Interim Period, Acquiror shall not settle any Shareholder Litigation or other litigation brought against Acquiror or its Subsidiaries if and to the extent all such settlement payments exceed $1,000,000 in the aggregate (provided that any settlement permitted shall not impose any obligations on the Company or the Acquiror other than the payment of monetary damages and shall not include any admission of fault) without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

JOINT COVENANTS

Section 8.1.    HSR Act; Other Filings.

(a)    In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)    Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (to the extent early termination is made available by the relevant Antitrust Authorities) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)    Each of the Company and Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)    With respect to each of the above filings and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Authorization process, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2.    Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)    Registration Statement and Prospectus.

(i)    As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the holders of Acquiror Ordinary Shares relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Class A Common

Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares, Cayman Acquiror Warrants and Cayman Acquiror Units comprising such in the Domestication, (B) the shares of Domesticated Acquiror Class A Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company (other than certain equity securities issuable under the Incentive Award Plan that are based on Domesticated Acquiror Class A Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Acquiror pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a)) and (C) the shares of Domesticated Acquiror Class A Common Stock issuable upon the exercise of the Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Cayman Acquiror Warrants (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (the “Super 8-K”), or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)    To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)    Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or

(B) the Proxy Statement will, at the date it is first mailed to the holders of Acquiror Ordinary Shares and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)    If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)    Acquiror Shareholder Approval.

(i)    Acquiror shall (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to the holders of Acquiror Ordinary Shares in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a general meeting (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 5620 of the Nasdaq listing rules, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Transaction Proposals, and (y) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)    Acquiror shall, through its Board of Directors, (x) recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Aurora Innovation, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement and the Merger in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class B Common Stock and Domesticated Acquiror Warrants in connection with the Domestication, Merger and PIPE Investment, (F) approval of the adoption by Acquiror of the Incentive Award Plan and associated forms of award agreements described in Section 7.1, (G) election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and (y) include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”).

(iii)    To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)    Company Equityholder Approval.

(i)    Upon the terms set forth in this Agreement, the Company shall (A) use its reasonable best efforts to solicit and obtain the Company Equityholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Equityholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act, or (B) in the event the Company is not able to obtain the Written Consent, duly convene a meeting of the equityholders of the Company for the purpose of voting solely upon the matters covered by the Company Equityholder Approval, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall use its reasonable best efforts to obtain the Company Equityholder Approval at such meeting of the equityholders of the Company and shall use its reasonable best efforts to take all other action necessary or advisable to secure the Company Equityholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

(ii)    As promptly as practicable following the execution and delivery of the Written Consent, the Company shall prepare and distribute to the equityholders of the Company who has not executed and delivered the Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL and Section 1301 of the CCC, as well as any additional information required by applicable Law or the Governing Documents of the Company (the “Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Stockholder Notice and shall cooperate with the Company in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.

Section 8.3.    Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions to the obligations of the other parties set forth in Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4.    Cooperation; Consultation.

(a)    Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment or any other financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required (x) if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and (y) for a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the Closing), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)    From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror and the Company shall use their reasonable best efforts to, and shall instruct their respective financial advisors to, keep each other and each other’s financial advisors reasonably informed with respect to the PIPE Investment and any transfer of the Acquiror Ordinary Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, each other and each other’s financial advisors with respect to such matters.

(c)    Each of Acquiror and Company shall use their reasonable best efforts to cause (A) the total fees of the financial advisors of Acquiror in connection with the transactions contemplated hereby (including the consummation of the Merger and the PIPE Investment) for their professional services to Acquiror, inclusive of the Deferred Discount payable to the Underwriters, not to exceed $34,212,500, and (B) the total fees of the financial advisor of the Company in connection with the transactions contemplated hereby for its professional services to the Company not to exceed $34,212,500.

Section 8.5.    Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of shares of the Company Capital Stock or Acquiror Ordinary Shares or shares of Domesticated Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1.    Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    The Acquiror Shareholder Approval shall have been obtained;

(b)    The Company Equityholder Approval shall have been obtained;

(c)    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)    The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)    There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)    Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g)    The shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2.    Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)    (i) Each of the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)    Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)    There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing; and

(d)    The Pre-Closing Restructuring shall have been completed as provided in Section 2.2 and a copy of the A&R Company Charter, duly approved and adopted by the Board of Directors of the Company and its equityholders and filed with the Secretary of State of Delaware, shall have been delivered to Acquiror.

Section 9.3.    Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    (i) Each of the representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)    Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)    The Domestication shall have been completed as provided in Section 2.1 and each of (i) time-stamped copies of the certificate of domestication related to the Domestication and the Pubco Charter, each filed with the Secretary of State of Delaware and (ii) a certificate of de-registration from the Cayman Registrar in relation thereto shall have been delivered to the Company;

(d)     (i) The amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting (after deducting the amount required to satisfy the Acquiror Share Redemption Amount and payment of (x) any deferred underwriting commissions being held in the Trust Account and (y) any Company Transaction Expenses or Acquiror Transaction Expenses, as contemplated by Section 11.6) plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $1,500,000,000; and

(e)    The aggregate dollar value of Acquiror Class A Ordinary Shares that (i) are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement and (ii) Acquiror is obligated to redeem pursuant to its Governing Documents, shall not have exceeded $500,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by mutual written consent of the Company and Acquiror;

(b)    by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited;

(c)    by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)    by the Company if there has been a Modification in Recommendation;

(e)    by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is one hundred and eighty (180) days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, that if, as of the Agreement End Date, all other conditions to Closing set forth in Article IX, other than any or all of the conditions to Closing set forth in Section 9.1(a), Section 9.1(d) or Section 9.1(g) are satisfied (and other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Agreement End Date will be deemed automatically extended without any further action by any party until the ninetieth (90th) day following the Agreement End Date;

(f)    by Acquiror if the Company Equityholder Approval shall not have been obtained five (5) Business Days after the Registration Statement has been declared effective by the SEC; provided, however, that the termination rights under this paragraph shall expire and Acquiror shall not be entitled to terminate this Agreement pursuant to this paragraph following such time as the Company Equityholder Approval has been obtained and delivered to Acquiror; or

(g)    by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement; provided that nothing shall relieve any party hereto of any liability of such party, as the case may be, for fraud or any willful breach of this Agreement committed by such party occurring prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1.    Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 15, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Ordinary Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:        Secretary

Email:              contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

Email:              howard.ellin@skadden.com

                          christopher.barlow@skadden.com

(b)    If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Aurora Innovation, Inc.

280 N. Bernardo Ave.

Mountain View, CA 94043

Attention:         Legal

Email:               legal#@aurora.tech

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:    Damien Weiss

                    Ethan Lutske

Email:     dweiss@wsgr.com

                elutske@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5.    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and my enforce, Section 7.7, and (b) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6.    Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Company Transaction Expenses, and (b) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 2.6(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.    Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.    Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Company Holders Support Agreement, (d) the Confidentiality Agreement, dated as of March 18, 2021, between Acquiror and the Company (the “Confidentiality Agreement”), (e) the Sponsor Agreement and (f) when entered into at the Closing, the Registration Rights Agreement (clauses (b) through (f), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.    Publicity.

(a)    All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)    The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section  11.12.

Section 11.13.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud or willful breach:

(a)    Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)    except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement.

Section 11.17.    Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.    Conflicts and Privilege.

(a)    Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute between any of the parties with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or of the Sponsor, any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation), and/or any of the directors, board observers or members of management of Acquiror prior to the Closing (collectively, the “Reinvent Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Aurora Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Reinvent Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Reinvent Group, on the one hand, and any of their legal advisors, including Skadden, on the other hand (the “Reinvent Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Reinvent Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Subject to the items set forth on Section 11.18 of the Company Disclosure Schedules, Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person other than a member of the Reinvent Group may use or rely on any of the Reinvent Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action involving any of the parties in opposition to each other after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Reinvent Privileged Communications, by virtue of the Merger.

(b)    Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute between any of the parties with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Aurora Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Reinvent Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati (“WSGR”) that represented the Company prior to the Closing may represent any member of the Aurora Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Aurora Group, on the one hand, and any of their legal advsiors, including WSGR, on the other hand (the “Aurora Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Aurora Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person other than a member of the Aurora Group may use or rely on any of the Aurora Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action involving any of the parties in opposition to each other after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Aurora Privileged Communications, by virtue of the Merger.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

REINVENT TECHNOLOGY PARTNERS Y

By:	/s/ Michael Thompson
Name:	Michael Thompson
Title:	Chief Executive Officer, Chief Financial Officer and Director

RTPY MERGER SUB INC.

By:	/s/ Michael Thompson
Name:	Michael Thompson
Title:	Chief Executive Officer

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name:	Chris Urmson
Title:	Chief Executive Officer

Annex B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of July 14, 2021, by and among Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with Sponsor Holdco, the “Sponsor Parties”), the Persons set forth on Schedule II hereto (each, a “Sponsor Independent Director”), Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing ) (“Acquiror”), and Aurora Innovation, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, (i) the Sponsor Parties and the Sponsor Independent Directors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 24,407,500 Acquiror Ordinary Shares and 8,900,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I and Schedule II attached hereto, (ii) such shares and warrants are the only equity of the Company held by the Sponsor Parties and the Sponsor Independent Directors and (iii) the Sponsor Parties and the Sponsor Independent Directors are the only holders of Acquiror Class B Ordinary Shares and Acquiror Private Placement Warrants other than those 30,000 Acquiror Class B Ordinary Share held by a non-party to this Agreement member of the Board of Directors of Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Merger Agreement. Each Sponsor Party and each Sponsor Independent Director, as applicable, hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party and each Sponsor Independent Director, as applicable, shall be bound by and comply with Sections 7.4 (No Solicitation by

Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor Party or Sponsor Independent Director, as applicable, was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2    No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor Party and each Sponsor Independent Director, as applicable, shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable,, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3    New Shares. In the event that (a) any Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror are issued to a Sponsor Party or Sponsor Independent Director after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Private Placement Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable or otherwise, (b) a Sponsor Party or Sponsor Independent Director purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) a Sponsor Party or Sponsor Independent Director acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party or Sponsor Independent Director, as applicable shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable as of the date hereof.

Section 1.4    Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain former stockholders of the Company, the Director Holders (as defined therein) and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5    Certain Agreements of Sponsor Parties and the Sponsor Independent Directors.

(a)    At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor Party and each Sponsor Independent Director shall (i) appear at each such meeting or otherwise cause all of its Acquiror Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Ordinary Shares:

(i)    in favor of each Transaction Proposal;

(ii)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)    against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)    against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor Party and each Sponsor Independent Director hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)    Each Sponsor Party and each Sponsor Independent Director shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of March 15, 2021, by and among the Sponsor Parties, the Sponsor Independent Directors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsor Parties and the Sponsor Independent Directors pursuant to Section 1 therein to not redeem any Acquiror Ordinary Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)    During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor Party and each Sponsor Independent Director shall not modify or amend any Contract between or among such Sponsor Party or Sponsor Independent Director, as applicable, anyone related by blood, marriage or adoption to such Sponsor Party or Sponsor Independent Director, as applicable, or any Affiliate of such Sponsor Party or Sponsor Independent Director, as applicable (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6    Further Assurances. Each Sponsor Party and each Sponsor Independent Director shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7    No Inconsistent Agreement. Each Sponsor Party and each Sponsor Independent Director hereby represents and covenants that such Sponsor Party or Sponsor Independent Director, as applicable, has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, obligations hereunder.

Section 1.8    Waiver of Anti-Dilution Provision. Each Sponsor Party and each Sponsor Independent Director hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns and any other holder of Acquiror Class B Ordinary Shares), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Ordinary Shares convert to Acquiror Class A Ordinary Shares at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Ordinary

Shares. The waiver specified in this Section 1.8 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any Acquiror Class A Ordinary Shares or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Sponsor Parties and the Sponsor Independent Directors. Each Sponsor Party and each Sponsor Independent Director represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party or Sponsor Independent Director) as follows:

(a)    Organization; Due Authorization. If such Sponsor Party or Sponsor Independent Director, as applicable, is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s or Sponsor Independent Director’s, as applicable, corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party or Sponsor Independent Director, as applicable,. If such Sponsor Party or Sponsor Independent Director, as applicable, is an individual, such Sponsor Party or Sponsor Independent Director, as applicable, has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party or Sponsor Independent Director, as applicable, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party or Sponsor Independent Director, as applicable, enforceable against such Sponsor Party or Sponsor Independent Director, as applicable, in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Sponsor Party or Sponsor Independent Director, as applicable.

(b)    Ownership. Such Sponsor Party or Sponsor Independent Director, as applicable, is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares and Acquiror Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Ordinary Shares or Acquiror Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Ordinary Shares or Acquiror Private Placement Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares and Acquiror Private Placement Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor Party or Sponsor Independent Director, as applicable, on the date of this Agreement, and none of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares or Acquiror Private Placement Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Ordinary Shares or Acquiror Private Placement Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Private Placement Warrants, such Sponsor Party or Sponsor Independent Director, as applicable, does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)    No Conflicts. The execution and delivery of this Agreement by such Sponsor Party or Sponsor Independent Director, as applicable, does not, and the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of his, her or its obligations hereunder will not, (i) if such Sponsor Party or Sponsor Independent Director, as applicable, is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or Sponsor Independent Director, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or Sponsor Independent Director, as applicable, or such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares or Acquiror Private Placement Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of its, his or her obligations under this Agreement.

(d)    Litigation. There are no Actions pending against such Sponsor Party or Sponsor Independent Director, as applicable, or to the knowledge of such Sponsor Party or Sponsor Independent Director, as applicable, threatened against such Sponsor Party or Sponsor Independent Director, as applicable, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of its, his or her obligations under this Agreement.

(e)    Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party or Sponsor Independent Director, as applicable, for which Acquiror or any of its Affiliates may become liable.

(f)    Affiliate Arrangements. Except as set forth on Schedule III attached hereto, neither such Sponsor Party or Sponsor Independent Director, as applicable, nor any anyone related by blood, marriage or adoption to such Sponsor Party or Sponsor Independent Director, as applicable, or, to the knowledge of such Sponsor Party or Sponsor Independent Director, as applicable, any Person in which such Sponsor Party or Sponsor Independent Director, as applicable, has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)    Acknowledgment. Such Sponsor Party or Sponsor Independent Director, as applicable, understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s or Sponsor Independent Director’s, as applicable, execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of Sponsor Holdco, Acquiror, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5    Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8    Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:        Secretary

Email:              contact@reinventtechnologypartners.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

Christopher M. Barlow

Email:              howard.ellin@skadden.com

christopher.barlow@skadden.com

If to the Company:

Aurora Innovation, Inc.

280 N. Bernardo Ave.

Mountain View, CA 94043

Attention:        Legal

Email:              legal#@aurora.tech

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:        Damien Weiss

Ethan Lutske

Email:              dweiss@wsgr.com

elutske@wsgr.com

If to a Sponsor Party or Sponsor Independent Director:

To such Sponsor Party’s or Sponsor Independent Director’s, as applicable,

address set forth in Schedule I or Schedule II

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

Christopher M. Barlow

Email:              howard.ellin@skadden.com

christopher.barlow@skadden.com

Section 3.9    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor Parties, the Sponsor Independent Directors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

REINVENT SPONSOR Y LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: Manager

/s/ Reid Hoffman
Name:	Reid Hoffman

/s/ Mark Pincus
Name:	Mark Pincus

/s/ Michael Thompson
Name:	Michael Thompson

/s/ David Cohen
Name:	David Cohen

[Signature Page to Sponsor Support Agreement]

SPONSOR INDEPENDENT DIRECTORS:

/s/ Katharina Borchert
Name:	Katharina Borchert

/s/ Colleen McCreary
Name:	Colleen McCreary

/s/ Anne-Marie Slaughter
Name:	Anne-Marie Slaughter

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

REINVENT TECHNOLOGY PARTNERS Y

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party	Acquiror Class A Ordinary Shares	Acquiror Class B Ordinary Shares	Acquiror Private Placement Warrants
Reinvent Sponsor Y LLC c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	24,317,500	8,900,000
Reid Hoffman c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	— (1)	— (1)
Mark Pincus c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	— (1)	— (1)
Michael Thompson c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	—	—
David Cohen c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	—	—

(1)    Messrs. Hoffman and Pincus may be deemed to beneficially own securities held by Reinvent Sponsor Y LLC by virtue of their shared control over Reinvent Sponsor Y LLC. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of securities held by Reinvent Sponsor Y LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Sponsor Independent Director	Acquiror Class A Ordinary Shares	Acquiror Class B Ordinary Shares	Acquiror Private Placement Warrants
Katharina Borchert c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—
Colleen McCreary c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—
Anne-Marie Slaughter c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—

[Schedule II to Sponsor Support Agreement]

Schedule III

Affiliate Agreements

1.	Letter Agreement, dated March 15, 2021 among Acquiror, Reinvent Sponsor Y LLC and each of the other parties thereto
2.	Registration Rights Agreement, dated March 15, 2021, between Acquiror, Reinvent Sponsor Y LLC and certain other security holders named therein
3.	Support Services Agreement, dated March 15, 2021, between Acquiror and Reinvent Capital LLC
4.	Sponsor Warrants Purchase Agreement, dated March 15, 2021, between Acquiror and Reinvent Sponsor Y LLC
5.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Reid Hoffman
6.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Mark Pincus
7.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Michael Thompson
8.	Indemnity Agreement, dated December 14, 2020, between Acquiror and David Cohen
9.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Anne-Marie Slaughter
10.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Colleen McCreary
11.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Katharina Borchert

[Schedule III to Sponsor Support Agreement]

Annex C

CERTIFICATE OF INCORPORATION

OF

AURORA INNOVATION, INC.

a Delaware corporation

ARTICLE I

The name of the corporation is Aurora Innovation, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock authorized to be issued is 51,000,000,000, 50,000,000,000 shares of which are designated Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”) and 1,000,000,000 shares of which are designated Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 1,000,000,000 shares, par value $0.00001 per share.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.3 “Base Class B Shares” means the number of shares of Class B Common Stock held collectively by the Founders and their Permitted Entities as of 11:59 p.m. Eastern Time on the Effective Date.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Certificate of Incorporation” means this Certificate of Incorporation of the Corporation, as may be further amended and restated from time to time.

1.6 “Disability” or “Disabled” means, with respect to a Founder, the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then such Founder’s spouse shall make the selection on behalf of such Founder, or in the absence or incapacity of such Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or in the absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder.

1.7 “Effective Date” means the date that this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware and becomes effective.

1.8 “Final Conversion Date” means:

(a) the date, time, or occurrence of an event specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B Common Stock;

(b) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of Class B Common Stock held by the Founders and their Permitted Entities and Permitted Transferees represents less than 20% of the Base Class B Shares; or

(c) the date that is nine months after the death or Disability of the last to die or become Disabled of the Founders, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from the last applicable death or Disability to a date approved by a majority of the Independent Directors then in office.

1.9 “Founder” means each of Chris Urmson, Sterling Anderson and James Andrew Bagnell.

1.10 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.13 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.14 “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Section V.1.16(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Section V.1.16 applicable to such Permitted Entity.

1.15 “Permitted Transfer” means

(a) with respect to any Founder, a Transfer from such Founder, from such Founder’s Permitted Entities or from such Founder’s Permitted Transferees, to such Founder’s estate as a result of such Founder’s death, to any Founder, to any Founder’s Permitted Entities or to any Founder’s Permitted Transferees; and

(b) any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:

(i) a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder and/or a spouse of a Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder and/or a spouse of a Founder, if applicable, no longer collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder and/or a spouse of a Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder and/or a spouse of a Founder, if applicable, no longer collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under

Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership or limited liability company interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii) any charitable organization, foundation or similar entity established by a Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder and/or a spouse of a Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder and/or a spouse of a Founder, if applicable, collectively, no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i) or (ii) above, as the case may be, are otherwise satisfied.

1.16 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.17 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date; (b) a Permitted Transferee; and (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Date in compliance with this Certificate of Incorporation.

1.18 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges.

1.19 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Effective Date, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder if after 11:59 p.m. Eastern Time on the Effective Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) granting a revocable proxy to officers or directors of the Corporation (or the exercise of such proxy by such officers or directors) at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(c) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(d) granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to any other Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, and the exercise of such proxy by such other Founder;

(e) granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to a person designated by such Founder and approved by a majority of the Independent

Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of such Founder or (ii) during any Disability of such Founder, including the exercise of such proxy by such person;

(f) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(g) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a “Permitted Transfer”; and

(h) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other proposal or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event or other proposal, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event or other proposal was approved by the Board.

1.20 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

1.21 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 2.2, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

2.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B

Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

2.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock and Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

3.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes.

3.3 Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section V.8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, and (ii) from and after the Final Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

4. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis (based on the number of shares of Common Stock held by each) to the holders of Common Stock, unless different treatment of the shares of each such class or series of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section V.4; provided, further, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

5.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

5.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) on the affirmative written election of such holder or, if later, at the time or upon the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date or time on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(b) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer;

(c) with respect to Class B Common Stock held by a holder who is a natural person, or a Permitted Transferee or Permitted Entity of such natural person, upon the death of such natural person, provided that, solely with respect to each share of Class B Common Stock held of record by a Founder, such Founder’s Permitted Entities or by such Founder’s Permitted Transferees, upon the death or Disability of such Founder; provided, however, that, with respect to the shares of Class B Common Stock held of record by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, each share of Class B Common Stock held of record by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is nine (9) months after the date of death or Disability of such Founder or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of such Founder as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over such Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Section V.1.20 of this Certificate of Incorporation or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Founder and approved by the Board may exercise Voting Control over the Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees); provided, further, that, if all of the Founders die and/or become Disabled simultaneously or each of the remaining Founders dies or becomes Disabled following the death or Disability of the first Founder, but prior to the conversion pursuant to this Section V.5.2(c) of the shares of Class B Common Stock held of record by such first Founder to die or become Disabled, such first Founder’s Permitted Entities or such first Founder’s Permitted Transferees, a person (including a person serving as trustee) previously designated by the Founders and approved by the Board may exercise Voting Control over the Founders’ shares of Class B Common Stock (including shares of Class B Common Stock held of record by each Founder’s Permitted Entities and Permitted Transferees) and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (and the Final Conversion Date shall occur) upon that date which is nine (9) months after the death or Disability of the last to die or become Disabled of the Founders, or such later date not to exceed a total period of eighteen (18) months after the last applicable death or Disability as may be approved by a majority of the Independent Directors then in office. Notwithstanding anything to the contrary contained herein, to the extent shares of Class B Common Stock are held by a Permitted Entity or Permitted Transferee of a Founder and another Founder has or shares sole and exclusive Voting Control over such shares, the shares of Class B Common Stock held by such Permitted Entity or Permitted Transferee shall be treated as held of record by the Founder that has or shares sole and exclusive Voting Control over such shares for purposes of this Section V.5.2(c) and shall not be converted into shares of Class A Common Stock as a result of the death or Disability of the Founder who does not have Voting Control over such shares; or

(d) with respect to Class B Common Stock over which the spouse of a Founder has Voting Control, upon the earlier of (i) the legal dissolution or termination of the marriage, or (ii) the effectiveness of a marital settlement agreement, in either case of clause (i) or (ii) if and only if such Founder’s spouse receives or retains sole and exclusive Voting Control of such shares of Class B Common Stock.

6. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

7. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section V.5, such conversion shall be deemed to have been made, as applicable, at the time that the Transfer of shares, death or Disability, as applicable, occurred, or immediately upon the Final Conversion Date, or in the case of a conversion pursuant to Section V.5.2(a) the date described therein, subject in all cases to any transition periods specifically provided for in this Certificate of Incorporation. Upon any conversion of Class B Common Stock into Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

9. No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

11. Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation:

11.1 directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

11.2 reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote for each share thereof;

11.3 issue any shares of Class B Common Stock, including, for the avoidance of doubt, by dividend, distribution or otherwise; or

11.4 authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed solely by resolution of the Board, acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2. Board Structure. The directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The incorporator shall have the power to assign directors to specific classes. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. Except as otherwise expressly provided by the Delaware General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may not be amended, altered or repealed by stockholders of the Corporation except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.

5. No Stockholder Action by Written Consent. Subject to the rights of the holders of the Class B Common Stock as specifically set forth in this Certificate of Incorporation and the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter may be amended. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Article V, Article VII, Article VIII or this Article X.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Michael Thompson

215 Park Avenue, Floor 11

New York, New York 10003

*        *        *

This certificate of incorporation shall be effective at     :         .m. Eastern Time on                          , 20    .

I, the undersigned, as the sole incorporator of the Corporation, have signed this Certificate of Incorporation on this      day of                      20    .

By:
Name:
Sole Incorporator

Annex D

BYLAWS OF

AURORA INNOVATION, INC.

(Adopted on                     )

D-i

D-ii

BYLAWS OF AURORA INNOVATION, INC.

ARTICLE I—CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Aurora Innovation, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The Corporation may at any time establish other offices at any place or places.

ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”) or any successor legislation. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware, as the Board shall designate from time to time and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board, acting pursuant to a resolution adopted by a majority of the Whole Board or the chairperson of the meeting, may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or unfilled seats in previously authorized directorships (provided for the avoidance of doubt that voting power shall be attributed to any such vacancies or unfilled seats).

2.3 SPECIAL MEETING

(i) A special meeting of the stockholders, other than as required by statute, may be called at any time by the Board, acting pursuant to a resolution adopted by a majority of the Whole Board, the chairperson of the Board, the chief executive officer or the president, but a special meeting may not be called by any other person or persons, and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board or the chairperson of the meeting may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board, chairperson of the Board, chief executive officer or president. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES

(i) Annual Meetings of Stockholders.

(a) Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(i)(b); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(i).

(b) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(i)(a), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(i)(b) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(c) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

a) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

b) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Corporation if elected;

c) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

d) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

a) a brief description of the business desired to be brought before the annual meeting;

b) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

c) the reasons for conducting such business at the annual meeting;

d) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

e) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

a) the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

b) for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

c) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

d) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

e) any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

f) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

g) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

h) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

i) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

j) a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

k) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

l) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

m) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(d) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(ii) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(i), special meetings of stockholders may be called only in accordance with the Corporation’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(ii); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(ii). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(ii), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(i)(c).

(iii) Other Requirements.

(e) To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(i)(b) or Section 2.4(ii):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board.

(f) At the request of the Board, any person nominated by the Board for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(g) No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(h) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(i) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(j) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(i)(a) and with Section 2.4(ii) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(iii)(k)).

(k) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the chairperson of the Board, if any, or the chief executive officer (in the absence of the chairperson of the Board), or the president (in the absence of the chairperson of the Board and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock and except as provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however; that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however; if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Such inspectors shall take all actions as contemplated under Section 231 of the DGCL or any successor provision thereto.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution adopted by a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Corporation shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until their successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the Whole Board, provided, that the person(s) authorized to call special meetings of the Board may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile;

(iv) sent by electronic mail; or

(v) otherwise given by electronic transmission, directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the DGCL.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV—COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 3.9 (action without a meeting); and

(vi) Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board and its members. However:

(i) the time and place of regular meetings of committees or subcommittees may be determined either by the Board or by the committee or subcommittee;

(ii) special meetings of committees or subcommittees may also be called by the Board, committee or subcommittee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

5.1 OFFICERS

The officers of the Corporation shall be a chief executive officer, president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has conferred such power of removal.

Any officer may resign at any time by giving notice to the Corporation, in writing or by electronic transmission. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the chief executive officer, the president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Corporation shall have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board.

ARTICLE VI—STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDER

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(i) Subject to Section 6.8(ii), the holders (the “Current Lock-up Holders”) of any shares of Class A common stock, par value $0.0001 per share, of the Corporation, or Class B common stock, par value $0.0001 per share, of the Corporation (the “Corporation Common Stock”) issued (a) as the Aggregate Merger Consideration pursuant to the Merger (each, as defined in the Agreement and Plan of Merger, entered into by and among the Corporation (formerly known as Reinvent Technology Partners Y), RTPY Merger Sub Inc. and Aurora Innovation, Inc., dated as of July 14, 2021, as amended from time to time (the “Merger Agreement”)) or (b) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the Merger (as defined in the Merger Agreement) in respect of awards of a subsidiary of the Corporation formerly known as Aurora Innovation, Inc. outstanding immediately prior to the closing of the Merger (such shares referred to in this Section 6.8(i)(b), the “Existing Equity Award Shares”), which holders include, for the avoidance of doubt, the Current Lock-up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-up Holders”, and together with the Current Lock-up Holders, the “Lock-up Holders”) may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 6.8(i), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Lock-up Holder; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (e) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (I) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (II) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (f) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (g) to the Corporation’s officers, directors or their affiliates; (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (a) through (g) of this Section 6.8(ii); (i) as a pledge of shares of Corporation Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; (j) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Corporation; (k) to the Corporation in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (l) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Corporation Common Stock or the vesting of Corporation stock-based awards; or (m) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Corporation Common Stock. Notwithstanding the provisions set forth in Section 6.8(i), the Lock-up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act during the Lock-up Period; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-up Period.

(iii) Notwithstanding the other provisions set forth in this Section 6.8 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 6.8, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(iii), shall require the unanimous approval of the directors present at any meeting at which a quorum is present or approval of the Board by unanimous written consent.

(iv) For purpose of this Section 6.8:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the earliest of (I) the date that is 180 days after the closing date of the Merger and (II) the date on which the Corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Corporation Common Stock for cash, securities or other property;

(b) the term “Lock-up Shares” means the shares of Corporation Common Stock held by the Lock-up Holders immediately following the closing of the Merger (other than shares of Corporation Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Corporation Common Stock occurs on or after the closing of the Merger) and the Existing Equity Award Shares; provided, that, for clarity, shares of Corporation Common Stock issued in connection with the PIPE Investment (as referenced in the Merger Agreement) shall not constitute Lock-up Shares;

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of Corporation Common Stock prior to the expiration of the Lock-up Period pursuant to Section 6.8(ii); and

(d) the term “Transfer” means, with respect to a Lock-up Share, to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of such share, whether or not for value, either voluntarily or involuntarily or by operation of law, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any right or interest owned by a person or any right or interest (including a beneficial interest) in, or the ownership, control or possession of, such Lock-up Shares.

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCE PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another Corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of their entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

9.3 SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however; that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities of the corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of these bylaws. The Board shall also have the power to adopt, amend or repeal bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

ARTICLE XI—EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. This provision shall be enforceable by any party to a complaint covered by the provisions of this Article XI. For the avoidance of doubt, nothing contained in this Article XI shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

Annex E

AURORA INNOVATION, INC.

2021 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection 2(f)(iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretive authority issued thereunder.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the Class A common stock of the Company.

(j) “Company” means Reinvent Technology Partners Y, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Effective Date” means the date of the consummation of the merger by and between the Company, Aurora Innovation, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated July 14, 2021 (such merger, the “Merger”).

(o) “Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this Aurora Innovation, Inc. 2021 Equity Incentive Plan.

(ee) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and U.S. Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) [●]1 Shares, plus (ii) any Shares subject to stock options, restricted stock units or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Effective Date, expire or otherwise terminate without having been exercised or issued in full and any Assumed Awards, on or after the Effective Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to [●]2 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending with the 2031 Fiscal Year, in an amount equal to the least of (i) [●]3 Shares, (ii) five percent (5%) of the outstanding shares of all classes of the Company’s common stock (for the avoidance of doubt, not diluted) on the last day of the immediately preceding Fiscal Year, or (iii) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock are repurchased by the Company, or Awards of Restricted Stock Units, Performance Shares or Performance Units are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

[1]	To be 10% of post-transaction outstanding shares (for the avoidance of doubt, not diluted) of all classes of common stock, as of immediately after the closing of the transaction.
[2]	To be the number of shares covered by awards assumed in transaction.
[3]	To be set to the same 10% of post-transaction outstanding shares (for the avoidance of doubt, not diluted) of all classes of common stock as of immediately after the closing of the transaction.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine);

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with foreign laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S., in each case as the Administrator may deem necessary or advisable;

(ix) to modify or amend each Award (subject to Section 15(c) and Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options and Section 15(c) of the Plan);

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock

Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30)-day period after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. Except as otherwise provided in this Section 7(g), during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in cash, they shall not be paid unless and until the Period of Restriction has been satisfied for the Shares with respect to which they are paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Stock Appreciation Rights. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit or Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit or Performance Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Limitations. No Outside Director may be paid, issued, or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) that, in the aggregate, exceed $750,000, increased to $1,000,000 in connection with his or her initial service. Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11.

12. Leaves of Absence/Transfer Between Locations. The vesting of Awards during a leave of absence will be treated in accordance with the Company’s then-current leave of absence policy in effect at the time of grant, or as agreed upon by the Participant as a condition for the Company’s approval of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will proportionately adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 11 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such dissolution or liquidation. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control (including the termination of unvested Awards without consideration); (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 14(c), the Administrator will not be obligated to treat all Awards or Participants, all Awards held by a Participant, or all Awards of the same type, similarly in the transaction.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

(d) Outside Director Awards. In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) any combination of the foregoing methods of payment. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan will be construed and interpreted in accordance with such foregoing intent. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. In no event will the Company or any of its Parent or Subsidiaries have (A) any obligation under the terms of this Plan to reimburse, indemnify, or hold harmless a Participant for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A or (B) have liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(i) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board, (ii) approval by the Company’s stockholders or (iii) the Effective Date. It will continue in effect until terminated earlier under Section 19 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Plan is adopted by the Board and Section 3(b) will operate only until the earlier of (i) the 10th anniversary of the date the Plan is adopted by the Board and (ii) the date set forth in Section 3(b).

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Forfeiture Events.

(a) All Awards under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 22 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

*            *             *

AURORA INNOVATION, INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement includes the Notice of Stock Option Grant, the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, and all appendices and exhibits attached thereto (all together, the “Option Agreement”). Capitalized terms not otherwise defined in the Option Agreement shall have the meaning ascribed to such terms in the Aurora Innovation, Inc. 2021 Equity Incentive Plan (the “Plan”).

NOTICE OF STOCK OPTION GRANT

Participant:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of Aurora Innovation, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Shares Granted:

Exercise Price per Share:	$

Total Exercise Price:	$

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

Subject to any accelerated vesting as set forth below or in the Plan, this Option will be scheduled to vest in accordance with the following schedule:

[Twenty-five percent (25%) of the Shares subject to the Option will be scheduled to vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option will be scheduled to vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

Notwithstanding the foregoing, the vesting of the Option shall be subject to any vesting acceleration provisions applicable to the Option contained in any employment or service agreement, offer letter, change in control severance agreement, change of control severance policy, or any other agreement that, prior to and effective as of the date of this Option Agreement, has been entered into between Participant and the Company or any parent or subsidiary corporation of the Company (such agreement, a “Separate Agreement”) to the extent not otherwise duplicative of the vesting terms described above.

Termination Period:

In the event of cessation of Participant’s status as a Service Provider, this Option will be exercisable, to the extent vested, for a period of three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable, to the extent vested, for a period of twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan and this Option Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	AURORA INNOVATION, INC.

Signature	Signature

Print Name	Print Name

Title
Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option.

(a) The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail.

(b) For U.S. taxpayers, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). If designated in the Notice of Grant as an ISO, this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as an NSO. Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

(c) For non-U.S. taxpayers, the Option will be designated as an NSO.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless Participant has been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant and to the extent the Option is vested in accordance with the Vesting Schedule set out in the Notice of Option Grant. This Option may only be exercised as permitted by the Plan and the terms of this Option Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit B to the Notice of Grant or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and of any Tax Obligations (as defined in Section 6(a)). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable Tax Obligations.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation and income taxes) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. When the Option is exercised, Participant may recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Administrator in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such amounts are not delivered at the time of exercise.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant immediately will notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d) Section 409A. Under Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” also may result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. Adjustments. The Participant acknowledges that the Options are subject to adjustment, modification and termination in certain events as provided in Section 14 of the Plan.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT

THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards, even if equity awards have been granted in the past;

(b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Administrator;

(c) Participant is voluntarily participating in the Plan;

(d) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(e) the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted;

(g) if the underlying Shares do not increase in value, the Option will have no value;

(h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) for purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s status as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of

Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(j) unless otherwise provided in the Plan or by the Administrator in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) the following provisions apply only if Participant is providing services outside the United States:

(i) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Employer will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Aurora Innovation, Inc., 1880 Embarcadero Road, Palo Alto, California 94303, or at such other address as the Company may hereafter designate in writing.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

16. Option Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

17. No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

18. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

19. Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Option Agreement may be assigned only with the prior written consent of the Company.

20. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the exercise of the Options or the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such exercise, purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

21. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Option Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Options and this Option Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Option Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

22. Language. If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23. Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Option Agreement.

24. Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

25. Modifications to the Option Agreement. This Option Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with the Option.

26. Governing Law and Venue. This Option Agreement and the Option will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the U.S. federal courts for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

27. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Option Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

28. Country Addendum. Notwithstanding any provisions in this Option Agreement, this Option shall be subject to any special terms and conditions set forth in an appendix (if any) to this Option Agreement for any country whose laws are applicable to Participant and this Option (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Option Agreement.

29. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

*                *                 *

EXHIBIT B

AURORA INNOVATION, INC.

2021 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Aurora Innovation, Inc.

1880 Embarcadero Road

Palo Alto, California 94303

1. Exercise of Option. Effective as of today,                     ,         , the undersigned (“Purchaser”) hereby elects to purchase                          shares (the “Shares”) of the Common Stock of Aurora Innovation, Inc. (the “Company”) under and pursuant to the 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, dated                      and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, and exhibits attached thereto (the “Option Agreement”). The purchase price for the Shares will be $                        , as required by the Option Agreement. Unless otherwise defined herein, capitalized terms used in this Exercise Notice shall be ascribed the same defined meanings as set forth in the Option Agreement (or, as applicable, the Plan or other written agreement or arrangement as specified in the Option Agreement).

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER	AURORA INNOVATION, INC.

Signature	Signature

Print Name	Print Name

Address:
Title

Date Received

AURORA INNOVATION, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement includes the Notice of Restricted Stock Unit Grant, the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all exhibits attached thereto (all together, the “RSU Agreement”). Capitalized terms not otherwise defined in the RSU Agreement shall have the meaning ascribed to such terms in the Aurora Innovation, Inc. 2021 Equity Incentive Plan (the “Plan”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant:

Address:

The undersigned Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this RSU Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Restricted Stock Units:

Each vested Restricted Stock Unit represents the right to receive one Share.

Vesting Schedule:

Subject to any accelerated vesting as set forth below or in the Plan, the Restricted Stock Units will be scheduled to vest in accordance with the following schedule:

[Twenty-five percent (25%) of the Restricted Stock Units will be scheduled to vest on the first Quarterly Vesting Date following the one (1) year anniversary of the Vesting Commencement Date, and six and one-quarter percent (6.25%) of the Restricted Stock Units will be scheduled to vest on each of the twelve Quarterly Vesting Dates thereafter, subject to Participant continuing to be a Service Provider through each such date and rounding down to the nearest whole Share. A “Quarterly Vesting Date” is the first trading day on or after each of February 20, May 20, August 20 and November 20.]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the representative of Aurora Innovation, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this RSU Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this RSU Agreement, and fully understands all provisions of the Plan and this RSU Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the RSU Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	AURORA INNOVATION, INC.

Signature	Signature

Print Name	Print Name

Title

Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Grant of Restricted Stock Units of this RSU Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this RSU Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this RSU Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this RSU Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless Participant has been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Payment after Vesting.

(a) General Rule. Subject to Section 7, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units will be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this RSU Agreement.

(b) Acceleration.

(i) Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this RSU Agreement only by direct and specific reference to such sentence.

(ii) Notwithstanding anything in the Plan or this RSU Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the cessation of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service

Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(c) Section 409A. It is the intent of this RSU Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this RSU Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this RSU Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(d) Adjustments. The Participant acknowledges that the Restricted Stock Units are subject to adjustment, modification and termination in certain events as provided in Section 14 of the Plan.

5. Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this RSU Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this RSU Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

6. Death of Participant. Any distribution or delivery to be made to Participant under this RSU Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Tax Obligations

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation and income taxes) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required

Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are met. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. Participant acknowledges and agrees that in no event will the Company issue or deliver the Shares to Participant unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Obligations.

(c) No Representations. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this RSU Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this RSU Agreement.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS RSU AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE

PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards, even if equity awards have been granted in the past;

(b) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;

(c) Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted;

(g) for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this RSU Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(h) unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this RSU Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(i) the following provisions apply only if Participant is providing services outside the United States:

(i) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent, any Subsidiary or the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this RSU Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Employer will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. Address for Notices. Any notice to be given to the Company under the terms of this RSU Agreement will be addressed to the Company at Aurora Innovation, Inc., 1880 Embarcadero Road Palo Alto, California 94303, or at such other address as the Company may hereafter designate in writing.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this RSU Agreement.

16. RSU Agreement Severable. In the event that any provision in this RSU Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this RSU Agreement.

17. No Waiver. Either party’s failure to enforce any provision or provisions of this RSU Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this RSU Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

18. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

19. Successors and Assigns. The Company may assign any of its rights under this RSU Agreement to single or multiple assignees, and this RSU Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this RSU Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this RSU Agreement may be assigned only with the prior written consent of the Company.

20. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the RSU Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

21. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this RSU Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Restricted Stock Units and this RSU Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this RSU Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

22. Language. If Participant has received this RSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23. Interpretation. The Administrator will have the power to interpret the Plan and this RSU Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this RSU Agreement.

24. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

25. Modifications to the RSU Agreement. This RSU Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this RSU Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this RSU Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this RSU Agreement, the Company reserves the right to revise this RSU Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.

26. Governing Law; Venue. This RSU Agreement and the Restricted Stock Units will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under these Restricted Stock Units or this RSU Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, or the U.S. federal courts for the Northern District of California, and no other courts, where this Award is made and/or to be performed.

27. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this RSU Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

28. Country Addendum. Notwithstanding any provisions in this RSU Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this RSU Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this RSU Agreement.

29. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this RSU Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this RSU Agreement.

*                *                 *

Annex F

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of July 14, 2021, is made by and among Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor”), Reinvent Technology Partners Y, a Cayman Islands exempted company (the “Company”), and Aurora Innovation, Inc., a Delaware corporation (“Aurora”). The Sponsor, the Company and Aurora are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date hereof, (i) the Sponsor holds 24,317,500 Acquiror Class B Ordinary Shares and 8,900,000 Acquiror Private Placement Warrants, and (ii) such shares and warrants are the only equity of the Company held by the Sponsor;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Aurora, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into Aurora, with Aurora continuing on as the surviving entity and a wholly owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, the Company will migrate to and domesticate as a Delaware corporation prior to the Closing; and

WHEREAS, in connection with the Domestication, all of the Acquiror Class B Ordinary Shares then held by the Sponsor (after giving effect to the Forfeiture (as defined below) (if any)) will be converted into shares of Domesticated Acquiror Class A Common Stock (such conversion, the “Sponsor Share Conversion” and such shares as of the Sponsor Share Conversion, the “Sponsor Shares”) and all of the Acquiror Private Placement Warrants then held by the Sponsor will be converted into Domesticated Acquiror Warrants (such conversion, the “Sponsor Warrant Conversion” and such warrants as of the Sponsor Warrant Conversion, the “Sponsor Warrants”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Board” means the Board of Directors of the Company.

“Bylaws” means the by-laws of the Company, as amended or modified from time to time.

“Change of Control” means any transaction or series of transactions (i) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (ii) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (A) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (B) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to

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such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (iii) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Charter” means the Certificate of Incorporation of the Company, as amended or modified from time to time.

“Exercise Period” has the meaning set forth in the Warrant Agreement.

“Lock-up Agreement” means that certain Lockup Agreement to be entered into between the Company and certain Stockholder Parties thereto prior to, on or about the Closing Date.

“Lock-up Parties” or each a “Lock-up Party” means certain Stockholder Parties to the Lock-up Agreement (as defined therein).

“Lock-up Period” means:

(i)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date (the “First Lock-up Period”);

(ii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date (the “Second Lock-up Period”);

(iii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Third Lock-up Period”); and

(iv)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date (the “Fourth Lock-up Period”).

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Sponsor Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Sponsor Shares shall be subject to Lock-up from and after the date that is four years after the Closing Date.

“Necessary Actions” means, with respect to the election or appointment of a Person as a director of the Company or the Surviving Corporation, all actions by the Company or the Surviving Corporation necessary, appropriate or desirable to cause such Person to be elected or appointed as a director of the Company or the Surviving Corporation (to the fullest extent permitted by Law), including, without limitation, (i) nominating such Person for election as a director of the Company at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, (ii) including such Person in the slate of nominees recommended by the Board for election as directors at any such meeting, (iii) recommending that the Company’s stockholders vote in favor of the election of such Person as a director of the Company, (iv) soliciting proxies for such Person to the same extent as the Company does for any other nominees recommended by the Board, and causing the applicable proxies to vote in accordance with the foregoing, and (v) executing, or causing to be executed, any agreements and instruments, and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar documents that are required to achieve the foregoing.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor or any other Permitted Transferee transfers its Sponsor Shares pursuant to Section 5(b).

“Public Warrants” has the meaning set forth in the Warrant Agreement.

“Redemption Date” has the meaning set forth in the Warrant Agreement.

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“Reference Value” has the meaning set forth in the Warrant Agreement.

“Sponsor Designee” means a Person designated by the Sponsor to serve as a member of the Board and consented to by Aurora (such consent not to be unreasonably withheld or delayed).

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include (i) any shares purchased as part of the Backstop Financing (if any), (ii) any shares purchased pursuant to any Subscription Agreement entered into by any Reinvent PIPE Investor or (iii) any shares obtained from the exercise of the Sponsor Warrants.

“Trading Day” means any day on which shares of Domesticated Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Acquiror Class A Common Stock are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board.

“Warrant Agreement” means the Warrant Agreement, dated as of March 15, 2021, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as amended or modified from time to time.

2.    Forfeiture.

(a)    In the event that (i) more than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement (such number of shares to be redeemed, the “Redemption Shares”), (ii) the Company is obligated to redeem the Redemption Shares pursuant to its Governing Documents (the aggregate dollar amount to be distributed from the Company’s Trust Account in respect of the Redemption Shares pursuant to the Company’s Governing Documents, the “Redemption Amount” (and the difference between the Redemption Amount and an amount equal to the product of (x) 22.5% of the outstanding Acquiror Class A Ordinary Shares multiplied by (y) the redemption price per share, shall be referred to herein as the

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“Backstop Amount”), and (iii) the Sponsor, any Affiliate of the Sponsor or any other Person arranged by the Sponsor has not provided backstop or alternative financing in an amount equal to or exceeding the Backstop Amount, such financing to be implemented in a manner reasonably acceptable to the Company and in accordance with the Merger Agreement, including, without limitation, Section 7.5 (which may include such Persons acquiring newly issued Acquiror Ordinary Shares at a per share price equal to the redemption price per share) (such financing, “Backstop Financing”) (and the difference between the Redemption Amount and the amount of Backstop Financing, shall be referred to herein as the “Shortfall Amount”), then immediately prior to the Sponsor Share Conversion (but subject to the Closing), the number of Sponsor Shares equal to the product of (x) 24,317,500 multiplied by (y) the Forfeited Share Percentage shall be forfeited and cancelled for no consideration and with no further action from the Sponsor or the Acquiror (the “Forfeiture”). The “Forfeited Share Percentage” means a fraction, the numerator of which is the Shortfall Amount, and the denominator of which is the sum of (i) the aggregate dollar amount of the subscriptions pursuant to Subscription Agreements entered into on or prior to the date of the Merger Agreement by the PIPE Investors listed on Schedule A hereto plus (ii) $977,500,000.

(b)    In the event that (i) more than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement, (ii) the Company is obligated to redeem the Redemption Shares pursuant to its Governing Documents, and (iii) the Sponsor, any Affiliate of the Sponsor or any other Person arranged by the Sponsor has provided Backstop Financing in an amount equal to or exceeding the Backstop Amount, such Backstop Financing to be implemented in a manner reasonably acceptable to the Company (which may include such Persons acquiring newly issued Acquiror Ordinary Shares at a per share price equal to the redemption price per share), the Sponsor shall not be required to forfeit any Acquiror Class B Ordinary Shares.

(c)    In the event that 22.5% or less than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement, the Sponsor shall not be required to forfeit any Acquiror Class B Ordinary Shares.

3.    Vesting. Subject to the Closing, upon the Sponsor Share Conversion, 75% of the Sponsor Shares (the “Subject Shares”) shall be subject to the vesting provisions set forth in this Section 3 (such vesting pursuant to Section 3(a), Section 3(b), Section 3(c) or Section 3(d), a “Vesting Event”). The remaining 25% of the Sponsor Shares shall not be subject to vesting, but shall be subject to the First Lock-up Period. Any shares of Domesticated Acquiror Common Stock beneficially owned by any Person other than the Subject Shares shall not be subject to vesting. The Sponsor agrees that it shall not Transfer any unvested Subject Shares prior to the date such Subject Shares become vested pursuant to this Section 3. In the event that a Vesting Event has not occurred on or prior to the expiration of the Measurement Period, the Subject Shares that have not been vested upon a Vesting Event shall be automatically forfeited and cancelled with no further action from the Sponsor or Acquiror.

(a)    If, at any time during the ten (10) years following the Closing (the “Measurement Period”), the VWAP of Domesticated Acquiror Class A Common Stock is greater than $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date. Such Subject Shares shall remain subject to the Second Lock-up Period regardless of vesting.

(b)    If, at any time during the Measurement Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date. Such Subject Shares shall remain subject to the Third Lock-up Period regardless of vesting.

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(c)    If, at any time during the Measurement Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date. Such Subject Shares shall remain subject to the Fourth Lock-up Period regardless of vesting.

(d)    Notwithstanding the foregoing, in the event that a Change of Control is consummated after the Closing, all of the unvested Subject Shares as of the Sponsor Share Conversion shall vest immediately prior to such Change of Control, and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Domesticated Acquiror Class A Common Stock participating in such Change of Control.

(e)    The Domesticated Acquiror Class A Common Stock price targets set forth in Section 2(a), Section 2(b) and Section 2(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Domesticated Acquiror Class A Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

4.    Tax Treatment. The Parties intend that the Sponsor Share Conversion and Sponsor Warrant Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

5.    Lock-Up.

(a)    Subject to the exclusions in Section 5(b), each holder of Sponsor Shares agrees not to Transfer any Sponsor Shares until the end of the Lock-up Period (the “Lock-up”).

(b)    Notwithstanding the provisions set forth in Section 5(a), the Sponsor or any Permitted Transferee thereof may Transfer any Sponsor Shares (other than unvested Subject Shares) it holds during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Person or any other Person with whom such Person has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of such Person; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Person is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with such Person, or (B) to partners, limited liability company members or stockholders of such Person, including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Person is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to the Company’s officers, directors or their affiliates; (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (viii) of this Section 5(b); or (ix) as a pledge of shares of Domesticated Acquiror Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Person; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers.

(c)    Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of its Sponsor Shares in contravention of this Section 5 are effected prior to the expiration of the applicable Lock-up Period.

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(d)    Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Sponsor Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e)    Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any Sponsor Shares (other than unvested Subject Shares) during the Lock-up Period, including the right to vote any Sponsor Shares (other than unvested Subject Shares).

(f)    Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to Article II of the Lock-up Agreement occurs which improves the terms of the lock-up set forth therein for any Lock-up Party, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in Article II of the Lock-up Agreement as to any Lock-up Party (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of the Sponsor Shares hereunder and the provisions of this Section 5 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of this Section 5 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Sponsor Shares; provided, however, that in any such circumstances the holders of Sponsor Shares shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Release, the Company will provide reasonable advance written notice (in no case less than five (5) Business Days) to each holder of Sponsor Shares, indicating that the Company plans to take a specified action with respect to any such Release and setting forth the terms of any such Release.

(g)    For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in Section 6.8 of the Bylaws, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Sponsor.

(h)    The obligations of holders of Sponsor Shares under this Section 5 are conditioned on the Company entering into the Lock-up Agreement.

(i)    Subject to Section 5(h), effective as of the Closing, the Lock-up provisions in this Section 5 shall supersede the lock-up provisions applicable to the Sponsor Shares in Section 7 of that certain letter agreement, dated as of March 15, 2020 (the “Insider Letter”), entered into by the Company, the Sponsor, and certain other parties thereto. Subject to Section 5(h), the Company and the Sponsor agree that effective as of the Closing, the lock-up provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the Sponsor Shares.

6.    Exercise of Sponsor Warrants. If, at any time during the Exercise Period, the Reference Value exceeds $18.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement), and the Company elects to redeem the Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and notifies holder(s) of Sponsor Warrants of such election and the Redemption Date on or prior to the date that the Company mails a notice of redemption to holders of the Public Warrants, each holder of Sponsor Warrants agrees to exercise all of its Sponsor Warrants for cash or on a “cashless basis” (at such holder’s option) on or prior to the Redemption Date; provided that there is an effective registration statement covering the issuance of shares of Common Stock issuable upon exercise of the Sponsor Warrants, and a current prospectus relating thereto, available at the time of such exercise.

7.    Board Representation.

(a)    From the date of this Agreement, the Company and, after the Effective Time, the Surviving Corporation, shall take all Necessary Actions such that:

(i)    Immediately following the Effective Time, the Sponsor Designee shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the third annual

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meeting of stockholders of the Company following the Effective Time (the “First Term”); provided that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that the Sponsor Designee shall serve as a director of the Company until the end of the First Term.

(ii)    So long as the Sponsor and its Permitted Transferees collectively hold at least 50% of the Sponsor Shares, the Sponsor Designee shall be re-nominated for election as a Class III director of the Company at the third annual meeting of stockholders of the Company following the Effective Time and shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the sixth annual meeting of stockholders of the Company following the Effective Time (the “Second Term”); provided, that if the Sponsor Designee is not elected to serve as a Class III director of the Company, the Company shall take all Necessary Actions to appoint the Sponsor Designee as a Class III director of the Company, including increasing the size of the Board and appointing the Sponsor Designee to fill the vacancy created by such increase; provided, further, that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that the Sponsor Designee shall serve as a director of the Company until the end of the Second Term.

(b)    The Company agrees not to take, directly or indirectly, any actions that would frustrate, obstruct or otherwise affect the provisions of this Section 7.

(c)    The Company agrees that any director serving on the Board pursuant to this Section 7 shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of such director and provide such director with directors’ and officers’ liability insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, the Bylaws or other organizational documents of the Company, any indemnification agreement with such director, applicable Law or otherwise; provided, that upon removal or resignation of such director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

8.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of the termination of the Merger Agreement in accordance with its terms and the liquidation of the Company. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

9.    Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares or Sponsor Warrants after the Effective Time, to:

c/o Reinvent Sponsor Y LLC

215 Park Avenue, Floor 11

New York, NY 10003

Email:             contact@reinventcap.com

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with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

Email:              howard.ellin@skadden.com

                         christopher.barlow@skadden.com

(b)    If to the Company prior to the Closing, or to the Company after the Effective Time, to:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:        Secretary

Email:              contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

Email:              howard.ellin@skadden.com

                         christopher.barlow@skadden.com

(c)    If to Aurora prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Aurora Innovation, Inc.

280 North Bernardo Avenue

Mountain View, CA 94043

Attention:         Legal

Email:               legal#@aurora.tech

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:        Damien Weiss

                         Ethan Lutske

Email:              dweiss@wsgr.com

                         elutske@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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10.    Assignment.

(a)    Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b)    This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares or Sponsor Warrants, including with respect to any of such Person’s Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

11.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

15.    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

16.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17.    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action,

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(ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 17.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

18.    Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

19.    Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

REINVENT SPONSOR Y LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: Manager

REINVENT TECHNOLOGY PARTNERS Y

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer

[Signature Page to Sponsor Agreement]

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SCHEDULE A

1.	Reinvent Technology SPV II LLC
2.	Alyeska and/or its affiliates who hold Acquiror Ordinary Shares
3.

Such PIPE investors that both (a) subscribe for shares of Domesticated Acquiror Class A Common Stock after the date of this Agreement and fund such amounts on or prior to the Closing and (b) the Company and Aurora mutually agree in writing should be added to this Schedule A.

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Annex G

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on July 13, 2021, by and between Reinvent Technology Partners Y, a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Issuer (“Merger Sub”), and Aurora Innovation, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Issuer, and Issuer will change its name to “Aurora Innovation, Inc.”, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Act (as Revised) (the “Domestication”);

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, following the Domestication and prior to or substantially concurrently with the closing of the Transaction, shares of Issuer’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer is entering into: (a) a separate subscription agreement with Reinvent Technology SPV II LLC (the “Insider PIPE Investor” and, such investment, the “Insider PIPE Investment”); and (b) separate subscription agreements with certain investors (other than the Insider PIPE Investor, the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) with an aggregate purchase price of $1.0 billion (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer, and Issuer hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur following the Domestication on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and the Closing shall be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and containing the wire instructions for delivery of the Subscription Amount to the Issuer, the Investor shall deliver the Subscription Amount two (2) business days prior to the expected Closing Date by wire transfer of U.S. dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date, Issuer shall issue the Shares to the Investor, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and subsequently cause the Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) on Issuer’s share register and, upon the Investor’s request, will provide to the Investor following the Closing, evidence of such issuance from Issuer’s transfer agent. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, the Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, the Subscription Amount will promptly (but not later than two (2) business days thereafter) be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement and the Investor shall remain obligated (i) to redeliver funds to Issuer following Issuer’s delivery to the Investor of a new Closing Notice in accordance with the provisions of the second sentence of this Section 2, and (ii) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction.

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(a) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(b) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived by the party who is the beneficiary of such condition(s) in the Transaction Agreement (for the avoidance of doubt, a waiver of the following conditions precedent in the Transaction Agreement shall not be a condition to the Investors obligations hereunder (A) those conditions that by their nature may only be satisfied at the closing of the Transaction, but subject to the satisfaction of such conditions as of the closing of the Transaction and (B) the conditions pursuant to Section 9.3(d) and Section 9.3(e) of the Transaction Agreement); and

(c) solely with respect to Issuer’s obligation to close:

(i) the representations and warranties made by the Investor in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect; and

(ii) Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(d) solely with respect to the Investor’s obligation to close:

(i) the representations and warranties made by Issuer in this Subscription Agreement shall: (i) in the case of the representations and warranties in Section 5(b) and Section 5(c) be true and correct in all material respects as of the Closing Date and (ii) in the case of all other representations and warranties be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except in the case of this clause (ii) for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer Material Adverse Effect;

(ii) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction by the Nasdaq Stock Market LLC (“Nasdaq”) or the United States Securities and Exchange Commission (the “SEC”) shall have occurred, and no initiation or threatening of any proceedings by Nasdaq for any of such purposes shall have occurred, and the Shares subscribed for hereunder shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

(iv) except to the extent consented to in writing by Investor, the terms of the Transaction Agreement (as the same exists as of the date of this Subscription Agreement) (other the conditions pursuant to Section 9.3(d) and Section 9.3(e) of the Transaction Agreement) shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Issuer Representations and Warranties. Issuer represents and warrants to the Investor that:

(a) As of the date hereof and prior to the Domestication, Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid, free and clear of all liens or other encumbrances (other than those arising under applicable securities laws) and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or the laws of the Cayman Islands, if applicable.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the Investor’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement, including the issuance and sale by Issuer of the Shares pursuant to this Subscription Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Issuer and its subsidiaries, taken as a whole (an “Issuer Material Adverse Effect”) or a material effect on the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

(e) As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports filed by Issuer with the SEC (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder as of the date of such filing (as amended, as applicable). None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by the Issuer with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. There are no material outstanding or unresolved comments in comment letters received by Issuer from the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 or any subsequent guidance, statements or interpretations issued by the SEC or the Staff (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of Issuer’s financial statements due to the SEC Statement or to other accounting matters related to initial public offering securities or expenses, nor any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Issuer.

(f) Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) in connection with or as a result of the SEC Statement, (iii) filings required by applicable state securities laws, (iv) the filings required in accordance with Section 13 of this Subscription Agreement; (v) those required by the New York Stock Exchange or Nasdaq, as applicable, including with respect to obtaining approval of Issuer’s stockholders, and (vi) the failure of which would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(g) As of the date hereof, the authorized share capital of Issuer consists of 500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), and 5,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 97,750,000 Class A Shares (including those underlying Issuer’s units), 24,437,500 Class B Shares and no Preferred Shares were issued and outstanding; and (ii) 21,118,750 warrants, each exercisable to purchase one (1) Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 12,218,750 public warrants (including those underlying Issuer’s units) and 8,900,000 private placement warrants. No Warrants are exercisable on or prior to the Closing.

(h) There are no securities or instruments issued by or to which Issuer is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by (i) the issuance of the Shares pursuant to this Subscription Agreement, (ii) the issuance of the Shares to be issued pursuant to any Other Subscription Agreement and (iii) the consummation of the Transaction.

(i) Except for such matters as have not had an Issuer Material Adverse Effect, the Issuer is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, Issuer has not received any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters or communications arise from or relate to the SEC Statement and, in such case, such matters or communications shall not constitute a breach of any representation or warranty by Issuer.

(j) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by Issuer to the Investor.

(k) Neither Issuer nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(l) As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq or such other applicable stock exchange on which Issuer’s or its successor’s common stock is then listed. There is no suit, action, proceeding or investigation pending or, to the knowledge of Issuer, threatened against Issuer by Nasdaq or such other applicable stock exchange on which Issuer’s or its successor’s common stock is then listed or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on Nasdaq or such other applicable stock exchange on which Issuer’s or its successor’s common stock is then listed, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq or such other applicable stock exchange on which Issuer’s or its successor’s common stock is then listed in connection with the Transaction, Issuer has taken no action that is designed to terminate the registration of the Shares under the Exchange Act prior to the Closing.

(m) Except for such matters as have not had and would not reasonably be expected to have an Issuer Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of Issuer, threatened in writing against Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against Issuer. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Statement and, in such case, such matters shall not constitute a breach of any representation or warranty by Issuer.

(n) Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to Goldman Sachs & Co. LLC, any of its affiliates or any of its or their control persons, officers, directors, employees, agents or representatives (collectively, the “Placement Agent”). Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person (including the Placement Agent) to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.

(o) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are not materially more favorable to the investors thereunder than the terms of this Subscription Agreement, other than representations, warranties and terms particular to the regulatory requirements of such investor or its affiliates or related funds. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement. For the avoidance of doubt, this Section 5(o) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of Shares being acquired by the Investor hereunder and at the same Per Share Subscription Price.

(p) Issuer is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. Investor Representations and Warranties. The Investor represents and warrants to Issuer that:

(a) The Investor (i) is (a) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (b) an “Institutional Account” as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction, (ii) is acquiring all of the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one (1) or more investment accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Shares for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the laws of any jurisdiction (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Issuer is not required to register the Shares except as set forth in Section 8 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to Rule 144 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) under the Securities Act will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) Assuming the accuracy of Issuer’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Investor and its subsidiaries, taken as a whole, or on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect.

(d) The Investor acknowledges and agrees that the book-entry position representing the Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with Section 8(f) hereof):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(e) The Investor acknowledges and agrees that the Investor is purchasing the Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement.

(f) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction and such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, such information regarding the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed Issuer’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers from the Company directly and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor has conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as such Investor has deemed appropriate and without reliance upon the Placement Agent, such Investor has independently made its own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of Issuer expressly set forth in the Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(g) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Issuer’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and, without limiting the representations and warranties of the Issuer in Section 5, the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(i) Alone, based on its own independent review or with such professional advice as it deems appropriate, the Investor has adequately analyzed and considered the risks of an investment in the Shares and determined that the Shares (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, and (iii) are a suitable investment for it. The Investor is able to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

(j) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigations made by the Investor and the representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of Issuer (other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement), the Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(k) The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(l) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(m) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(n) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is, or for the past five (5) years has been, (i) a person, government, or governmental entity that is the target of economic or financial sanctions requirements, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person listed on any list of sanctioned persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable; (B) a person organized, incorporated, established, located, or resident in Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to comprehensive Sanctions; (C) any person directly or indirectly owned or controlled by any person or persons described in the foregoing clauses (A) and (B); (ii) a Designated National, as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (together with (i) and (ii), a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions, and that for the past five years, the Investor has been in compliance with applicable Sanctions and the BSA/PATRIOT Act, as applicable. The Investor further represents that it has no knowledge or reason to know that the funds held by the Investor and used to purchase the Shares were illegally derived or obtained, directly or indirectly, from a Prohibited Investor, in violation of Sanctions or the BSA/PATRIOT Act. The Investor further represents that for the past five years, the Investor has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to the Investor’s knowledge, threatened) civil, criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.

(o) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on Issuer or any of its affiliates for investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(p) No disclosure or offering document has been prepared by the Placement Agent or any of its affiliates in connection with the offer and sale of the Shares.

(q) The Placement Agent has not made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer.

(r) The Investor hereby acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent is acting solely as the Issuer’s placement agent and the Placement Agent has not acted and is not acting as an underwriter or in any other capacity and is not and shall not be construed as advisor or fiduciary for the Investor or any other person or entity in connection with the Transaction. The Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, and the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction.

(s) The Investor has or has commitments to have and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(t) The Investor acknowledges that Issuer continues to review the SEC Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review, any subsequent related agreements or other guidance from the Staff of the SEC with respect to the SEC Statement shall be deemed not material for purposes of this Agreement.

(u) The Investor acknowledges that Issuer has informed the Investor that Reid Hoffman is (1) a co-founder of Issuer, a board observer of Issuer, and a holder of Issuer shares and warrants, (2) a member of the Company’s board of directors and (3) an investor in the Company through (i) a personal ownership position, (ii) his position as a partner at Greylock Partners (including, without limitation, as a sponsoring partner of Greylock Partners’ investment in the Company) and (iii) through indirect interests in the Company held by a charitable foundation controlled by Reid Hoffman. The Investor also acknowledges that Issuer has informed the Investor that Karen Francis, a member of Issuer’s board of directors, is also a member of the board of directors of

TuSimple Holdings Inc., a competitor of the Company. The Investor further acknowledges that Issuer has informed the Investor that certain directors and members of Issuer’s management team (including without limitation, Reid Hoffman, Mark Pincus, Michael Thompson, and David Cohen) are affiliated with Reinvent Sponsor Y LLC (the “Sponsor”), the sponsor of Issuer, and with other entities affiliated with the Sponsor that hold interests in the Company. The Investor further acknowledges that Issuer has informed the Investor that certain entities affiliated with the Issuer, the Sponsor, and/or any of the individuals mentioned in this Section 6(u) may subscribe to purchase Shares in the PIPE Investment or may provide support services to Issuer prior to the closing of the Transaction.

7. No Hedging. The Investor hereby agrees that neither it, its controlled affiliates, nor any person or entity acting on its or its controlled affiliates’ behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Nothing in this Section 7 shall prohibit (x) any other investment portfolios or departments or groups of Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in this transaction and have not been informed by the Investor of the Transaction (including Investor’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions or (y) any portfolio company or third party investment manager engaged by Investor that may engage in any short sales or hedging transactions on Investor’s behalf, if such portfolio company or third party investment manager has not been directed or instructed to engage in short sales or hedging transactions with respect to the Shares by the Investor or any of the persons that are subject to the foregoing.

8. Registration Rights.

(a) Issuer agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof (or 90th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to Issuer such information regarding the Investor or its permitted assigns, the securities of Issuer held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 8 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders.

In the event Issuer amends the Registration Statement in accordance with the foregoing, Issuer will use its commercially reasonable efforts to promptly file with the SEC one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. For as long as the Investor holds Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 under the Securities Act (in each case, when Rule 144 under the Securities Act becomes available to the Investor). Any failure by Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 8. In the case of the registration, qualification, exemption or compliance effected by Issuer pursuant to this Subscription Agreement, Issuer shall, upon reasonable request, respond to the Investor as to the status of such registration, qualification, exemption and compliance. For purposes of this Section 8, “Registrable Shares” shall include, as of the date of determination, the subscribed Shares and any other equity security issued or issuable with respect to the subscribed Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the Investor to which the rights under this Section 8 have been duly assigned pursuant to this Subscription Agreement.

(b) At its expense Issuer shall:

(i) except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the date the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144 under the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 under the Securities Act and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act, and (C) three (3) years from the date of effectiveness of the Registration Statement. The period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise the Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 8(b)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the Shares have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines (i) that in order for the Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or (y) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (ii) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Statement or other accounting matters, or any related disclosure or other matters (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 under the Securities Act) until the Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, the Investor will deliver to Issuer or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary set forth herein, Issuer shall not, when advising the Investor of a Suspension Event, provide the Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to the Investor of the occurrence of a Suspension Event constitutes material, nonpublic information regarding Issuer.

The Investor may deliver written notice (an “Opt-Out Notice”) to Issuer requesting that the Investor not receive notices from Issuer otherwise required by this Section 8(c); provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) Issuer shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8(c)) and the related suspension period remains in effect, Issuer will so notify the Investor, within one (1) business day of the Investor’s notification to Issuer, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

(d) Indemnification.

(i) Issuer agrees to indemnify, to the extent permitted by law, the Investor (to the extent the Investor is a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, agents, advisors, and each person or entity who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of the Investor expressly for use therein.

(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to Issuer in writing such information as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, the Investor shall, severally and not jointly with any Other Investor, indemnify Issuer, its directors, officers, partners, managers, members, stockholders, agents, advisors, and each person or entity who controls Issuer (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a

Prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other investor and, when combined with any amounts contributed by Investor pursuant to Section 8(d)(v) below, shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 8(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor, together with any amounts under Section 8(d)(ii), shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably and actually incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of Issuer, permit the Investor to sell Shares to the public without registration, for so long as Investor holds subscribed Shares, Issuer agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii) file with the SEC in a timely manner all reports and other documents required of Issuer under the Securities Act and the Exchange Act so long as Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

(f) If the Shares acquired hereunder are either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without restriction under, and without Issuer being in compliance with the current public information requirements of Rule 144 under the Securities Act, then at the Investor’s request, and subject to the Investor’s execution of customary representation letters, Issuer will, (A) within three (3) trading days, provide all documentation and instruction required for the transfer agent for the Shares (the “Transfer Agent”), and (B) reasonably cooperate with the Transfer Agent (including, if required by the Transfer Agent, delivering an opinion of Issuer’s counsel in a form reasonably acceptable to the Transfer Agent), to remove any remaining restrictive legend set forth on such Shares. The Issuer shall be responsible for the fees of its legal counsel, the Transfer Agent, and all DTC fees associated with such legend removal and transfers.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof: (x) upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, and (iii) January 9, 2022, if the Closing has not occurred by such date, or (y) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Issuer shall notify Investor of the termination of the Transaction Agreement reasonably promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to Issuer in connection herewith shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one (1) or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s final prospectus relating to its initial public offering (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter(s) of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the

Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Shares of Issuer acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Without the prior written consent of Issuer, neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than, upon written notice to Issuer and the Company, to a wholly-owned subsidiary of Investor or an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof or investment adviser that manages the Investor or an affiliate thereof that controls, is controlled by or under common control with such Investor or such investment manager or investment adviser), subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to Issuer hereunder or any of Issuer’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) Issuer may reasonably request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Issuer agrees to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c) The Investor acknowledges that (i) Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agent will rely on, and is a third party beneficiary of, the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 5, Section 6, Section 11, and Section 12 of this Subscription Agreement (on their own behalf and not, for the avoidance of doubt, on behalf of Issuer or the Company). Prior to the Closing, each party agrees to promptly notify the other party and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties of such party set forth herein are, to their knowledge, no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d) Issuer, the Placement Agent and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f) This Subscription Agreement (including Schedule A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(d), Section 11(c) and Section 11(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf or by DocuSign or similar electronic signature) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(k) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS

WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

(n) The obligations of the Investor and each Other Investor in connection with the PIPE Investment are several and not joint, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor in connection with the PIPE Investment. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or any Other Investor pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, the Placement Agent or the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor under any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, (iii) any party to the Transaction Agreement (other than Issuer), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Issuer, the Company or any other party to the Transaction Agreement shall be liable (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, or have any liability or obligation, to the Investor or any person claiming through the Investor, related to the private placement of the Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

13. Press Releases. Issuer shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that Issuer has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of Issuer, the Investor shall not be in possession of any material, non-public information received from Issuer or any of its officers, directors or employees, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated hereby. All Disclosure Documents, press releases or other public communications relating to the transactions contemplated by this Subscription Agreement, and the method of the release for publication thereof, shall be subject to the prior written approval of (i) Issuer, and (ii) to the extent such Disclosure Documents, press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance of such disclosure as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer, to:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:           Secretary

Email:                 contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:           Howard L. Ellin

           Christopher M. Barlow

                   Shana Elberg

Email:                 howard.ellin@skadden.com

                            christopher.barlow@skadden.com

                    shana.elberg@skadden.com

and

Aurora Innovation, Inc.

280 N. Bernardo Ave.

Mountain View, CA 94043

Attention:          Legal

Email:                legal#@aurora.tech

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:          Damien Weiss

                  Ethan Lutske

Email:                dweiss@wsgr.com

                  elutske@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

15. Massachusetts Business Trust. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Entity Type (e.g., corporation, partnership, trust, etc.):

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Per Share Subscription Price: $10.00

You must pay the Subscription Amount by wire transfer of U.S. dollars in immediately available funds to the account specified by Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

Reinvent Technology Partners Y

By:
Name:
Title:

Date:                 , 2021

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

INSTITUTIONAL ACCREDITED INVESTOR STATUS

            (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. You have indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to you and under which you accordingly qualify as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement

[Schedule A to Subscription Agreement]

Annex H

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Aurora Innovation, Inc., a Delaware corporation (the “Company”) (formerly known as Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation (prior to the Merger (as defined below)), Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former stockholders, prior to the Merger, of Aurora Innovation Holdings, Inc. (formerly known as Aurora Innovation, Inc.), a Delaware corporation (the “Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), Katharina Borchert, Karen Francis, Colleen McCreary and Anne-Marie Slaughter (collectively, the “Director Holders”), Chris Urmson, Sterling Anderson and Drew Bagnell (collectively, the “Target Founders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Director Holders, the Target Founders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of March 15, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of July 14, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, RTPY Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which, on the date hereof, Merger Sub merged with and into the Target, with the Target continuing on as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and shares of the Company’s Class B Common stock, par value $0.0001 per share (“Class B Common Stock” and, collectively, the “Common Stock”);

WHEREAS, on the date hereof, certain of the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of July 13, 2021, entered into by and between the Company and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions . The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, the Chief Financial Officer or any other principal executive officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Bylaws” shall have the meaning given in Section 5.7.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founders” shall mean Chris Urmson, Sterling Anderson and Drew Bagnell.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto. For the avoidance of doubt, the Registrable Securities held by an Investor Stockholder for the purposes of this Agreement shall include all of such Investor Stockholder’s holdings of Registrable Securities, whether held directly or indirectly.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders that were purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, amalgamation, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Release” shall have the meaning given in Section 5.6.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto. For the avoidance of doubt, the Registrable Securities held by Sponsor for the purposes of this Agreement shall include, whether held directly or indirectly, all Registrable Securities held by the Sponsor or the Sponsor Members.

“Sponsor Agreement” shall have the meaning given in the Merger Agreement.

“Sponsor Managers” shall mean (i) prior to the dissolution of the Sponsor, the managers of the Sponsor and (ii) after the dissolution of the Sponsor, the managers of the Sponsor immediately prior to such dissolution.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor. For the avoidance of doubt, the Registrable Securities held by a Sponsor Member for the purposes of this Agreement shall include, whether held directly or indirectly, all Registrable Securities held by such Sponsor Member.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Founders” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 60th calendar day following the filing date thereof (or the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf

Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Target Holders, the Investor Stockholders, the Director Holders and the Target Founders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) the Sponsor, (b) an Investor Stockholder, (c) two out of any three Target Founders, for so long as such Target Founder remains a director or officer of the Company, and if there are less than three Target Founders, the Target Founders holding a majority of the Registrable Securities held by all Target Founders, or (d) the Target Holders holding a majority of the Registrable Securities held by all Target Holders (any of the demanding parties set forth in (a)-(d), a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Each of the (i) Sponsor, (ii) the Investor Stockholders, (iii) two out of any three Target Founders, for so long as such Target Founder remains a director or officer of the Company, and if there are less than three Target Founders, the Target Founders holding a majority of the Registrable Securities held by all Target Founders and (iv) the Target Holders holding a majority of the Registrable Securities held by all Target Holders, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than eight (8) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the

Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder, the Target Founders or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Target Founders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder, the Target Founders, or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder, the Target Founders, or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable

Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). The provisions of this Section 2.3 shall only be applicable to a Holder if all officers, directors and greater than five percent stockholders of the Company enter into similar agreements. If any provision in this Section 2.3 is waived or terminated with respect to any of the securities of any such officer, director or greater than five percent stockholder (in any such case of waiver or termination, such securities being the “Released Securities”), the restrictive provisions contemplated by this Section 2.3 shall be waived or terminated, as applicable, to the same extent with respect to the same percentage of securities of each Holder as the percentage the Released Securities represent with respect to the securities held by the applicable officer, director or greater than five percent stockholder.

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), with a total offering price reasonably expected to exceed $50 million in the aggregate , then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that, together with such Holder’s Permitted Transferees, holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement, the Sponsor (or the Sponsor Members as applicable) or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty

(120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Aurora Innovation, Inc., 280 North Bernardo Avenue, Mountain View, CA 94043, Attention: General Counsel or by email: legal#@aurora.tech, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders, the Director Holders, the Target Founders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees), (iii) each of the Target Founders shall be permitted to transfer its rights hereunder as the Target Founders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Founder (it being understood that no such transfer shall reduce or multiply any rights of such Target Founder or such transferees) (iv) each of the Director Holders shall be permitted to transfer its rights hereunder as the Director Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Director Holder (it being understood that no such transfer shall reduce or multiply any rights of such Director Holder or such transferees) and (v) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Notwithstanding anything to the contrary herein, upon a transfer by the Sponsor pursuant to subsection (v) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the (i) the Sponsor, or (ii) following any dissolution of the Sponsor and assignment of rights to the Sponsor Members pursuant to Section 5.2, the Sponsor Managers, so long as the

Sponsor Members hold, in the aggregate and together with their respective affiliates, at least one percent (1%) of the outstanding shares of Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Director Holder so long as such Director Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of March 15, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) (x) the Sponsor, or (y) following any dissolution of the Sponsor and assignment of rights to the Sponsor Members pursuant to Section 5.2, the Sponsor Managers, so long as the Sponsor Members hold, in the aggregate and together with their respective affiliates, at least one percent (1%) of the outstanding shares of Common Stock, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock, (iii) a Director Holder, for so long as such Director Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock, (iv) a Target Founder, for so long as such Target Founder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock and (v) a Target Holder, for so long as such Target Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of (i) each of (x) the Sponsor, or (y) following any dissolution of the Sponsor and assignment of rights to the Sponsor Members pursuant to Section 5.2, the Sponsor Managers (so long as the Sponsor Members, together with their affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock), (ii) each Investor Stockholder, (iii) each Director Holder (in the case of an Investor Stockholder or a Director Holder, so long as such Holder(s) and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock), (iv) each Target Founder and (v) each Target Holder (in the case of a Target Founder or a Target Holder, so long as such Holder(s) and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Aurora Innovation, Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Reinvent Sponsor Y LLC
a Delaware limited liability company

By:
Name:
Title:

[Entity Target Holders]
a [●]

By:
Name:
Title:

[Individual Target Holders]

Chris Urmson

Sterling Anderson

Drew Bagnell

Katharina Borchert

Karen Francis

Colleen McCreary

Anne-Marie Slaughter

[Entity Investor Stockholder]
a [●]

By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

[TO COME]

Schedule 2

Investor Stockholders

[TO COME]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [NEWCO] a [Delaware corporation] (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the             day of             , 20        .

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as of

                , 20

[NEWCO]

By:
Name:
Its:

Annex I

LOCKUP AGREEMENT

This Lockup Agreement is dated as of [●], 2021 and is between Aurora Innovation, Inc., a Delaware corporation (the “Company”) (f/k/a Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Aurora Innovation Holdings, Inc. (f/k/a Aurora Innovation, Inc.), a Delaware corporation (“Aurora”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of July 14, 2021, pursuant to which, among other transactions, Merger Sub merged with and into Aurora, with Aurora continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.7.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bylaws” has the meaning set forth in Section 2.1(g).

“Change of Control” means any transaction or series of transactions (i) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (ii) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (A) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (B) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (iii) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Lock-up Period” means

(i)	for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date;

(ii)	for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date;

(iii)	for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date; and

(iv)	for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date.

Notwithstanding the foregoing, (i) each of the Founders shall have the ability to sell Lock-Up Shares following the initial six-months after the Closing Date up to an amount of $25 million per Founder and (ii) the Lock-up Period for any Lock-up Shares shall automatically terminate effective as of immediately prior to the occurrence of a Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is four years after the Closing Date.

“Lock-up Shares” means, with respect to each of the Stockholder Parties and their Permitted Transferees, (a) the shares of Domesticated Acquiror Common Stock held by such holder immediately following the closing of the Merger other than any shares purchased pursuant to a Subscription Agreement and (b) the shares of Domesticated Acquiror Common Stock issuable to such person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Aurora outstanding immediately prior to the closing of the Merger, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised.

“Permitted Transferees” means, with respect to a Stockholder Party, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such Person’s shares of Domesticated Acquiror Common Stock pursuant to Section 2.1(b).

“Sponsor Agreement” means the Sponsor Agreement entered into among the Company, Reinvent Sponsor Y LLC (the “Sponsor”) and Aurora on July 14, 2021 in substantially the form attached as Exhibit C hereto.

“Subscription Agreement” means a Subscription Agreement, dated as of July 13, 2021, by and between a Stockholder Party and the Company.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

LOCK-UP

2.1 Lock-up.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions in Section 2.1(a), each Stockholder Party or any Permitted Transferee thereof may Transfer its Lock-up Shares during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Stockholder Party or any other person with whom such Stockholder Party has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Stockholder Party; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Stockholder Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Stockholder Party, or (B) to partners, limited liability company members or stockholders of the Stockholder Party, including, for the avoidance of doubt, where the Stockholder Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Stockholder Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to the Company’s officers, directors or their affiliates; (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (viii) of this Section 2.1(b); (ix) as a pledge of shares of Domesticated Acquiror Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Stockholder Party; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; (x) to the Company in connection with the repurchase of such Stockholder Party’s shares in connection with the termination of the Stockholder Party’s employment with the Company pursuant to contractual agreements with the Company; (xi) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Domesticated Acquiror Common Stock or the vesting of Company stock-based awards; or (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Domesticated Acquiror Common Stock.

(c) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Domesticated Acquiror Common Stock in contravention of this Article II are effected prior to the expiration of the applicable Lock-up Period.

(d) Each Stockholder Party agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(e) Each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

(f) Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to the Sponsor Agreement occurs which improves the terms of the lock-up set forth therein for the Sponsor, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Article II as to any Stockholder Party(ies) (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Stockholder Party’s Lock-up Shares hereunder and the provisions of this Article II shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of this Article II shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Lock-up Shares hereunder; provided, however, that in any such circumstances the holders of Lock-up Shares hereunder shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Release, the Company will provide reasonable advance written notice (in no case less than five (5) Business Days) to each holder of the Lock-up Shares, indicating that the Company plans to take a specified action with respect to any such Release and setting forth the terms of any such Release.

(g) For the avoidance of doubt, each Stockholder Party is subject to the provisions set forth in this Article II in addition to the provisions set forth in Section 6.8 of the Company’s bylaws, as amended, in substantially the form attached as Exhibit B to the Merger Agreement, as previously approved by the stockholders of the Company (the “Bylaws”). Notwithstanding anything to the contrary in the Bylaws, each Stockholder Party agrees not to exercise any right it may be entitled to under Section 6.8 of the Bylaws and agrees not to Transfer any Lock-up Shares in violation of this Agreement.

(h) For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in Section 6.8 of the Bylaws, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Stockholder Parties holding a majority of the Lock-Up Shares then subject to the restrictions set forth hereunder.

(i) The obligations of the Stockholder Parties hereunder are conditioned on the Company entering into the Sponsor Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

Aurora Innovation, Inc.

280 North Bernardo Avenue

Mountain View, CA 94043

Attention:	Legal
Email:	legal#@aurora.tech

with a copy (not constituting notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:	Damien Weiss
Ethan Lutske
Megan Baier
Email:	dweiss@wsgr.com
elutske@wsgr.com
mbaier@wsgr.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, to the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, to the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the Lock-up and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the Lock-up. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Lock-up exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

AURORA INNOVATION, INC.

By:
Name:
Title:

[STOCKHOLDER PARTY]

By:

Exhibit A

[Attached]

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[                ], 20

Reference is made to the Lockup Agreement, dated as of [●], 2021, by and among Aurora Innovation, Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title:

AURORA INNOVATION, INC.

By:
Name:
Title:

Exhibit C

Form of Sponsor Agreement

Annex J

Execution Version

CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 14, 2021, is entered into by and among Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the stockholder party hereto (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on July 14, 2021, Acquiror, Merger Sub and Aurora Innovation, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock or Company Preferred Stock (collectively, “Company Stock”) as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Shares” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) (x) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, or (y) which the Stockholder acquires the right to vote or shares in the voting of after the date of this Agreement, collectively, the “Covered Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Acquiror, Merger Sub and the Stockholder hereby agrees as follows:

1. Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Stockholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement also referred to the Stockholder.

2. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall validly execute and deliver to the Company, on (or effective as of) the third (3rd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in substantially the form attached hereto as Exhibit A (with such modifications as may be mutually agreed by the Company and Acquiror and of which the Stockholder has been notified, provided such modifications are not materially adverse to the Stockholder) approving the Merger Agreement, the Merger, the Pre-Closing Restructuring and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Shares. In addition, prior to the Termination Date (as defined below), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger, the Pre-Closing Restructuring, the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to (i) impede, frustrate, prevent, interfere with, nullify, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (iv) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Stockholder Agreements (as defined below) or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares in favor thereof.

3. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Closing Date Deliverables. On the Closing Date, the Stockholder shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement in substantially the form attached as Exhibit C to the Merger Agreement and a duly executed copy of that certain Lockup Agreement in substantially the form attached as Exhibit D to the Merger Agreement.

5. Termination.

(a) This Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror, Merger Sub and the Stockholder and (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent of such Stockholder that materially reduces the consideration payable to such Stockholder pursuant to the Merger Agreement, changes the form of consideration payable to such Stockholder pursuant to the Merger Agreement or materially extends the time following the Effective Time in which payment of the consideration to such Stockholder is payable pursuant to the Merger Agreement (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Sections 14 to 24 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach (as defined in the Merger Agreement) of this Agreement prior to such termination.

(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as to itself as follows:

(a) The Stockholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Governing Documents; and (iv) the Stockholder Agreements (as defined below). As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder, except as provided in this Agreement or in the Stockholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) If an entity, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority, and has taken all corporate or other action necessary in order, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Stockholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Ancillary Agreement) on any of the Owned Shares, any Contract to which the Stockholder is a party or by which the Stockholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(d), under any applicable Law to which the Stockholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (i), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) The Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Stockholder are irrevocable.

(h) The Stockholder understands and acknowledges that Acquiror (i) entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

7. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) Other than as contemplated by the Merger Agreement or the other Ancillary Agreements, the Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Covered Shares, or (ii) take any action that would have the effect of preventing the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) to an Affiliate of the Stockholder or, if the Stockholder is an individual, to any member of the Stockholder’s immediate family or to a trust, partnership, limited liability company, or other similar estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, (ii) by will, by the laws of intestacy or by other similar operation of law, (iii) to any other Company stockholder and (iv) to a charity or not-for-profit organization (a “Permitted Transfer”); provided, further, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 7(a) with respect to the Covered Shares shall be null and void.

(b) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. Company Related Parties. Notwithstanding anything in this Agreement to the contrary: (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”); and (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties.

9. Termination of Certain Agreements. The Company and the Stockholder hereby acknowledge and agree that each of the agreements listed on Schedule B attached hereto (collectively, the “Stockholder Agreements”), shall, contingent upon the approval of the requisite stockholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each Stockholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

10. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Merger Consideration) or the consummation of the transactions contemplated hereby and thereby.

11. Disclosure. Each Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith. The Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

12. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all the stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13. Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

14. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

15. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to a Stockholder, to the address or addresses listed on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

139 Townsend Street, Suite 150

San Francisco, CA 94107

Attention:	Damien Weiss
E-mail:	dweiss@wsgr.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:	Ethan Lutske
E-mail:	elutske@wsgr.com

if to Acquiror or Merger Sub:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:	Secretary
Email:	contact@reinventtechnologypartners.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Howard L. Ellin
Christopher M. Barlow
Email:	howard.ellin@skadden.com
christopher.barlow@skadden.com

16. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain fully vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

18. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Sections 7 to 8.

19. Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 19.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

21. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

23. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Interpretation and Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

25. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate, employee or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

REINVENT TECHNOLOGY PARTNERS Y

By:
Name:
Title:

RTPY MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[STOCKHOLDER]

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder Information

Stockholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock	Number of Shares

Schedule B

Stockholder Agreements

1. Amended and Restated Voting Agreement, dated as of January 19, 2021, as amended, by and among the Company and other parties thereto.

2. Amended and Restated Investors’ Rights Agreement, dated as of January 19, 2021, as amended, by and among the Company and the other parties thereto.

3. Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 19, 2021, as amended, by and among the Company and other parties thereto.

Exhibit A

Form of Written Consent

Annex K

July 14, 2021

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attn: Transaction Committee of the Board of Directors

Dear Members of the Transaction Committee:

We understand that Reinvent Technology Partners Y (“Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Acquiror, RTPY Merger Sub Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”), and Aurora Innovation, Inc. (the “Company”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Acquiror, and (iii) each share of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company and each share of Class B stock, par value $0.0001 per share (“Company Class B Stock”), of the Company (after giving effect to the Conversion and the Pre-Closing Restructuring, each defined below) will be converted into the right to receive, in the aggregate, 1,100,000,000 shares (the “Aggregate Merger Consideration”) of Domesticated Acquiror Common Stock (as defined below), with the applicable portion thereof to be issued (i) in exchange for shares of Company Common Stock, being issued in shares of Class A common stock, par value $0.0001 per share (“Domesticated Acquiror Class A Common Stock”), of Acquiror, and (ii) in exchange for shares of Company Class B Stock, being issued in shares of Class B common stock, par value $0.0001 per share (“Domesticated Acquiror Class B Common Stock” and, together with the Domesticated Acquiror Class A Common Stock, the “Domesticated Acquiror Common Stock”), of Acquiror.

We in addition understand that prior to the Merger, (i) Acquiror will migrate to and domesticate as a Delaware corporation (the “Domestication”) pursuant to which, among other things, each outstanding Class A ordinary share, par value $0.0001 per share (“Acquiror Class A Ordinary Share”), of Acquiror and each outstanding Class B ordinary share, par value $0.0001 per share (“Acquiror Class B Ordinary Share”), of Acquiror will convert into a share of Domesticated Acquiror Class A Common Stock, (ii) the Company will implement a dual class structure (the “Pre-Closing Restructuring”), pursuant to which (a) the Company will authorize the Class B Stock, (b) each share of Series A Preferred Stock and Series B Preferred Stock of the Company outstanding will be provided the right to convert each such share into one share of Company Class B Stock, and (c) immediately thereafter, certain stockholders of the Company (the “Founder Group”) will be permitted to exchange each share of capital stock of the Company held by such stockholders for one share of Company Class B Stock, and (iii) each share of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series U-1 Preferred Stock, Series U-2 Preferred Stock and Series B-1 Preferred Stock of the Company outstanding will be converted (the “Conversion”) into one share of Company Common Stock. In addition, we understand that on or prior to the entry into the Agreement, Acquiror will enter into subscription agreements (collectively, the “Subscription Agreements”) with certain investors pursuant to which such investors will subscribe for and purchase shares of Domesticated Acquiror Class A Common Stock prior to or substantially concurrently with the Merger (the “PIPE Investment” and, collectively with the Domestication, the Pre-Closing Restructuring and the Conversion, the “Related Transactions” and, together with the Merger, the “Transaction”).

The Transaction Committee (the “Committee”) of the Board of Directors (the “Board”) of Acquiror has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Aggregate Merger Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated July 11, 2021, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to Acquiror and the Company that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acquiror, including discussion materials prepared by the Company and reviewed by the Company and Acquiror with prospective investors in the PIPE Investment and financial projections prepared by the management of the Company relating to the Company (the “Projections”) and, in connection therewith, reviewed the financial and operating performance of companies with publicly traded equity securities that we deemed to be relevant;

4.

spoken with certain members of the managements of Acquiror and the Company and certain of their respective representatives and advisors regarding the businesses, operations, financial condition and prospects of the Company, the Transaction and related matters; and

5.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. In addition, for purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Acquiror or to derive valuation references ranges for any shares of Acquiror for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) have assumed that the value of each share of Acquiror capital stock (including, without limitation, each share of Domesticated Acquiror Class A Common Stock and each share of Domesticated Acquiror Class B Common Stock) is equal to $10.00 per share (with such $10.00 value being based on Acquiror’s initial public offering and Acquiror’s approximate cash per outstanding Acquiror Class A Ordinary Share (excluding, for the avoidance of doubt, the dilutive impact of outstanding Acquiror Class B Ordinary Shares or any warrants to purchase Acquiror Class A Ordinary Shares or Acquiror Class B Ordinary Shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) the Aggregate Merger Consideration has a value equal to $11,000,000,000). We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the

Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acquiror, or otherwise have an effect on the Transaction, the Company or Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

We have also relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of the Company. We have further relied upon, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and we have assumed that there will be no developments with respect to any such matters that in any respect would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acquiror, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acquiror or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acquiror or the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acquiror, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Committee, the Board, Acquiror or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Committee, the Board, Acquiror or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which the Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares, Domesticated Acquiror Class A Common Stock, Domesticated

Acquiror Class B Common Stock, Company Common Stock, Company Class B Stock or any other shares of preferred stock or common stock of the Company may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, Acquiror, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Acquiror Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Investment.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acquiror, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acquiror, the Company, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acquiror, the Company, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon the rendering of this Opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified herein), including, without limitation, the Sponsor Agreement to be entered into by Reinvent Sponsor Y LLC (the “Sponsor”), Acquiror and the Company; the Registration Rights Agreement to be entered into by Acquiror and certain equity holders of Acquiror and the Company; the Support Agreements to be entered into by Acquiror, the Company, the Sponsor and certain equity holders of the Company; the Subscription Agreements; or any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Acquiror, or to any other party (including, without limitation, the potential dilutive or other effects of the Aggregate Merger Consideration, the Acquiror Class B ordinary shares, the warrants to purchase Acquiror shares or any other portion or aspect of the Transaction on existing security holders of Acquiror); (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror’s or any other party’s security holders or other constituents vis-à -vis any other class or group of Acquiror’s or such other party’s security holders or other constituents

(including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Acquiror, whether Acquiror should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, (vii) the acquisition by the Founder Group, as a result of the receipt by the Founder Group of shares of Domesticated Acquiror Class B Common Stock in the Transaction, of a controlling interest in Acquiror, (viii) whether or not Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (ix) the solvency, creditworthiness or fair value of Acquiror, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, Acquiror, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acquiror, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex L

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS Y

(ADOPTED BY SPECIAL RESOLUTION DATED 15 MARCH 2021 AND EFFECTIVE ON 15 MARCH 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS Y

(ADOPTED BY SPECIAL RESOLUTION DATED 15 MARCH 2021 AND EFFECTIVE ON 15 MARCH 2021)

1	The name of the Company is Reinvent Technology Partners Y

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

REINVENT TECHNOLOGY PARTNERS Y

(ADOPTED BY SPECIAL RESOLUTION DATED 15 MARCH 2021 AND EFFECTIVE ON 15 MARCH 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on The Nasdaq Capital Market, must occur with one or more target businesses that have an aggregate fair market value equal to at least 80 per cent of the value of the Trust Account (excluding any deferred underwriting commission and taxes payable on interest earned on the Trust Account) at the time of signing the agreement to enter into the Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Reinvent Sponsor Y LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special

Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the

Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer, the secretary or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$701,250 and/or pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO (or within 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the consummation of the IPO but has not completed the Business Combination), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO (or 27 months as provided by Article 49.7); or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$701,250 and/or pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the Company’s securities are listed on The Nasdaq Capital Market, the Company must complete the Business Combination with one or more target businesses that have an aggregate fair market value equal to at least 80 per cent of the value of the Trust Account (excluding any deferred underwriting commission and taxes payable on interest earned on the Trust Account) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.